   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                     UBS AG
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            SWITZERLAND                             6021                              98-0186363
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                                                                    ROBERT C. DINERSTEIN, ESQ.
             BAHNHOFSTRASSE 45, ZURICH,                                       UBS AG
         SWITZERLAND, 011 41-1-234 11 11 AND                              299 PARK AVENUE
              AESCHENVORSTADT 1, BASEL,                              NEW YORK, NEW YORK 10171
          SWITZERLAND, 011 41-61-288 20 20                                (212) 821-3000
                                                         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                          NUMBER,
               INCLUDING AREA CODE, OF                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)
      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                                 COPIES TO:
                H. RODGIN COHEN, ESQ.                                  PETER S. WILSON, ESQ.
              REBECCA J. SIMMONS, ESQ.                                CRAVATH, SWAINE & MOORE
                 SULLIVAN & CROMWELL                                      WORLDWIDE PLAZA
                  125 BROAD STREET                                       825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10004                               NEW YORK, NEW YORK 10019
                   (212) 558-4000                                          212-474-1000

                            ------------------------

    Approximate Date of Commencement of Proposed Sale to the Public: As promptly as practicable after the effective date of this Registration Statement and after the conditions to the consummation of the offering described herein have been satisfied or waived.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
          TITLE OF EACH CLASS             AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
    OF SECURITIES TO BE REGISTERED       REGISTERED(1)          SHARE               PRICE(2)           FEE(3)
----------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value of CHF 10
  each.................................    45,232,592       Not Applicable     $6,345,710,809.25     $1,675,268
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Based on (i)(a) 148,630,453 shares of common stock, par value $1.00 per share, of Paine Webber Group Inc. ("PaineWebber") outstanding as of 18 September 2000, (b) 32,048,680 shares of PaineWebber common stock issuable upon exercise of stock options to purchase shares of PaineWebber common stock through the date the merger is expected to be consummated, and (c) 1,931,250 shares of PaineWebber common stock issuable upon conversion of outstanding PaineWebber convertible debt, (ii) an exchange ratio of 0.4954 of a UBS Ordinary Share for each share of PaineWebber common stock pursuant to the merger described herein and (iii) the exchange and cancelation of 50% of such outstanding shares of PaineWebber common stock, and all of such issuable shares of PaineWebber common stock, for UBS ordinary shares at such exchange ratio.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of PaineWebber common stock to be converted into the right to receive UBS Ordinary Shares in the merger (calculated as set forth in note (1) above) based upon a market value of $69.50 per share of PaineWebber common stock, the average of the high and low sale prices per share of PaineWebber common stock on the New York Stock Exchange Composite Tape on September 20, 2000.

(3) Calculated by multiplying the proposed maximum aggregate offering price for all securities by .000264.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Letterhead address

                                                         Letterhead company name

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear PaineWebber Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Paine Webber Group Inc. to be held at 10:00 a.m., on 23 October 2000, at the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087. At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement that sets forth the terms of a merger of PaineWebber and a subsidiary of UBS AG.

     Under the merger agreement, you will have the right to elect to receive either $73.50 in cash or 0.4954 of an ordinary share of UBS AG stock for each share of PaineWebber common stock that you hold. The UBS ordinary shares are traded on the New York Stock Exchange under the symbol "UBS.N," on the SWX Swiss Stock Exchange under the symbol "UBSNZn.S," and on the Tokyo Stock Exchange under the symbol "UBS.T." The percentage of shares of PaineWebber common stock that will be convertible into the right to receive UBS AG stock is fixed at 50%. Therefore, your election may be adjusted on a pro rata basis so that, in the aggregate, 50% of the shares of PaineWebber common stock is converted into the right to receive UBS AG stock, and 50% of the shares of PaineWebber common stock is converted into the right to receive cash. As a result, you may receive part stock and part cash, no matter which you elect.

     We said that the 1990s was the decade of the individual and that this decade is the decade of the global individual, as investors around the world increasingly seek quality advice about global investment opportunities. The boards of directors of UBS and PaineWebber believe that combining the two companies' businesses will result in an enterprise with a stronger global position and will create significant opportunities for growth. PaineWebber is proud of its century-long position as a household brand name in financial services in the U.S., and we are excited about the prospects of the combined company for the future.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF PAINEWEBBER AND ITS STOCKHOLDERS, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF PAINEWEBBER, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

     This event presents an important decision for you as a PaineWebber stockholder. We therefore encourage you to read carefully the accompanying document, which provides detailed information about the proposed merger and includes a copy of the merger agreement as an appendix.

     The merger cannot be completed unless we obtain the approval of a majority of PaineWebber's stockholders. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or vote your shares online or by telephone according to the instructions on the proxy card. Failure to vote, or to instruct your broker how to vote any shares held for you in your broker's name, will have the same effect as a vote against adoption of the merger agreement.

                                          Sincerely,

                                          Donald B Marron

                                          Donald B. Marron
                                          Chairman of the Board,
                                          Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE UBS AG ORDINARY SHARES TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For a discussion of significant risk factors that should be considered by you before voting at the special meeting, see "Risk Factors" beginning on page 19.

     This document is dated 21 September 2000, and is first being mailed to PaineWebber's stockholders on or about 22 September 2000.

Paine Webber Group Inc.
Notice of Special Meeting of Stockholders

                                                               21 September 2000

To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Paine Webber Group Inc. ("PaineWebber") will be held on 23 October 2000, at 10:00 a.m., at the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

     (1) A proposal to adopt the Agreement and Plan of Merger, dated as of 12 July 2000, by and among Paine Webber Group Inc., UBS AG and UBS Americas Inc., a wholly owned subsidiary of UBS AG, a copy of which is attached as Appendix A to the document that accompanies this notice.

     (2) The transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.

     Holders of PaineWebber common stock of record at the close of business on 14 September 2000 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

     After careful consideration, the PaineWebber board of directors has unanimously determined that the merger agreement is advisable and in the best interests of PaineWebber and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of PaineWebber, has unanimously approved the merger agreement and unanimously recommends that PaineWebber stockholders vote "FOR" the adoption of the merger agreement.

                                          By order of the Board of Directors,
                                          Theodore A. Levine
                                          Secretary

1285 Avenue of the Americas
New York, New York 10019

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE YOUR SHARES ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    5
RISK FACTORS................................................   19
THE SPECIAL MEETING.........................................   21
  General...................................................   21
  Record Date and Voting....................................   21
  Proxies; Revocation.......................................   21
  Required Vote.............................................   22
  Adjournments or Postponements.............................   22
THE MERGER..................................................   23
  Background of the Merger..................................   23
  PaineWebber's Reasons for the Merger......................   25
  Recommendation of PaineWebber's Board of Directors........   28
  Opinion of PaineWebber's Financial Advisors...............   28
  UBS's Reasons for the Merger..............................   34
  UBS Shareholders Meeting..................................   35
REQUIRED REGULATORY APPROVALS...............................   36
  Antitrust.................................................   36
  Insurance Regulations.....................................   36
  Banking Regulations.......................................   36
  Broker-Dealer Regulations.................................   37
  Other Applications and Notices............................   37
TAXATION....................................................   38
  The Merger -- Swiss Taxation..............................   38
  The Merger -- United States Federal Income Taxation.......   39
  Ownership of UBS Ordinary Shares -- Swiss Taxation........   40
  Ownership of UBS Ordinary Shares -- United States Federal
     Income Taxation........................................   41
  Additional United States Federal Income Tax
     Considerations.........................................   42
ACCOUNTING TREATMENT........................................   43
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   43
  Employment Agreements.....................................   44
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   49
THE MERGER AGREEMENT........................................   52
  The Merger................................................   52
  Effective Time of the Merger..............................   52
  UBS's Right to Revise the Structure of the Merger.........   52
  Consideration to be Received in the Merger................   52
  Exchange Procedures.......................................   53
  Representations and Warranties............................   54
  Conduct of Business Pending the Merger....................   55
  No Solicitation of Acquisition Proposals..................   56
  Stock Options and Other Employee Benefits.................   57
  Indemnification; Directors' and Officers' Insurance.......   59
  Additional Covenants......................................   59
  Conditions to Consummation of the Merger..................   60
  Termination and the Effects of Termination................   62
  Fee If the Merger Agreement is Terminated.................   63

  Expenses..................................................   63
  Amendment and Waiver......................................   63
  Stockholder Voting Agreements.............................   63
DISSENTERS' RIGHTS OF APPRAISAL.............................   65
DESCRIPTION OF UBS ORDINARY SHARES..........................   68
  Registration..............................................   68
  Dividends.................................................   68
  Voting Rights.............................................   68
  Liquidation Rights........................................   69
  Preemptive Rights.........................................   70
  Classification of the Board of Directors..................   70
  Shareholders' Meetings....................................   70
  Transfer of UBS Ordinary Shares...........................   70
  Certificates..............................................   71
  Notices...................................................   71
COMPARISON OF RIGHTS OF PAINEWEBBER STOCKHOLDERS AND UBS
  SHAREHOLDERS..............................................   72
  Voting Rights.............................................   72
  Shareholder Proposals and Shareholder Nominations of
     Directors..............................................   72
  Sources and Payment of Dividends..........................   73
  Rights of Purchase and Redemption.........................   73
  Appraisal Rights..........................................   74
  Preemptive Rights.........................................   74
  Amendment of Governing Instruments........................   75
  Preferred Stock...........................................   76
  Annual or General Meetings................................   76
  Special Meetings..........................................   76
  Notice....................................................   76
  Proxy Statements and Reports..............................   77
  Shareholders' Votes on Certain Transactions...............   77
  Rights of Inspection......................................   78
  Standard of Conduct for Directors.........................   78
  Classification of the Board of Directors..................   78
  Removal of Directors......................................   79
  Vacancies on the Board of Directors.......................   79
  Liability of Directors and Officers.......................   79
  Indemnification of Directors and Officers.................   80
  Shareholders' Suits.......................................   81
  Limitations on Enforceability of Civil Liabilities Under
     U.S. Federal Securities Laws...........................   81
  "Short Swing" Profits.....................................   81
  Certain Provisions Relating to Share Acquisitions.........   82
  Anti-Takeover Measures....................................   82
  Disclosure of Interests in Shares.........................   83
THE COMPANIES...............................................   84
  Paine Webber Group Inc....................................   84
     Description of Business................................   84
     Description of Property................................   84
     Further Information About PaineWebber..................   84

  UBS AG....................................................   84
     Description of Business................................   84
     Description of Property................................  116
     Legal Proceedings......................................  116
     Exchange Controls and Other Limitations Affecting
      Security Holders......................................  117
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................  122
     Quantitative and Qualitative Disclosure About Market
      Risk..................................................  191
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................  192
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION.......  215
EXPERTS.....................................................  216
VALIDITY OF UBS ORDINARY SHARES.............................  216
STOCKHOLDER PROPOSALS AND OTHER MATTERS.....................  216
TABLE OF CONTENTS TO FINANCIAL STATEMENTS OF UBS............  F-i

Appendix A:  Agreement and Plan of Merger, dated as of 12 July 2000, by and among Paine Webber Group Inc., UBS AG and Neptune Merger Subsidiary, Inc.

Appendix B:  Opinion of Goldman, Sachs & Co.

Appendix C:  Section 262 of the Delaware General Corporation Law

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PAINEWEBBER FROM DOCUMENTS FILED WITH THE SEC THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. PAINEWEBBER WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                            PAINE WEBBER GROUP INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                          ATTENTION: GERALDINE BANYAI
                        TELEPHONE NUMBER: (212) 713-3224

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE PAINEWEBBER SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN 13 OCTOBER 2000.

     IN ADDITION, IF YOU HAVE QUESTIONS ABOUT THE MERGER YOU MAY CONTACT:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                           TOLL FREE: (877) 750-9501

     SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 18.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE UBS AND PAINEWEBBER PROPOSING THE MERGER?

A: The merger will combine PaineWebber, one of the top U.S. private client securities firms, with UBS, a premier global financial services institution. The board of directors of PaineWebber believes that the merger will benefit you because the merger offers you an attractive premium over the trading price of PaineWebber common stock prior to the announcement of the merger. In addition, the boards of directors of UBS and PaineWebber believe that combining the two companies' businesses will result in an enterprise with a stronger global position and will create significant opportunities for growth.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will have an opportunity to make a choice about what you prefer to receive in the merger. You will have the right to elect to receive either:

     - 0.4954 of an ordinary share of UBS for each share of PaineWebber common stock; or

     - $73.50 in cash for each share of PaineWebber common stock.

You will not, however, be assured of receiving either all UBS ordinary shares or all cash notwithstanding your choice.

Q:  HOW DO I ELECT THE FORM OF PAYMENT I PREFER?

A: If your shares are held in registered form, you will receive in a separate mailing an election form and letter of transmittal, each of which you should read carefully. You must return your completed and executed election form, as described in the instructions contained in the election form and letter of transmittal, to elect the merger consideration that you will receive. DO NOT SEND YOUR ELECTION FORM OR YOUR STOCK CERTIFICATES WITH YOUR PROXY.

IN ORDER TO BE CONSIDERED VALID, YOUR ELECTION FORM MUST BE RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY THAT IS TWO TRADING DAYS PRIOR TO THE CLOSING DATE OF THE MERGER. UBS will publicly announce the election deadline as soon as practicable and, in any case, no less than five trading days prior to the closing date. If your shares are held in a brokerage or other custodial account, you will receive instructions from the entity where your shares are so held, advising you of the procedures for making your election and delivering your shares.

Q: CAN I MAKE ONE ELECTION FOR SOME OF MY SHARES AND ANOTHER ELECTION FOR THE REST?

A: No. You may not elect to receive a combination of cash and UBS ordinary shares. You may only do one of the following:

     - elect to receive UBS ordinary shares for all of the shares of PaineWebber common stock that you hold in an account;

     - elect to receive cash for all of the shares of PaineWebber common stock that you hold in an account; or

     - make no election for all of the PaineWebber common shares that you hold in an account.

If you make no election, your shares, and all other shares for which no election is made, will be converted in whatever manner is necessary to ensure that the amount of PaineWebber common stock converted into UBS ordinary shares equals, as nearly as practicable, 50% of the outstanding shares of PaineWebber common stock immediately before the time the merger becomes effective.

Q:  WILL I RECEIVE THE FORM OF PAYMENT THAT I CHOOSE?

A: Not necessarily. The merger agreement provides that the percentage of shares of PaineWebber common stock that will be converted into UBS ordinary shares is fixed at 50%. Therefore, all of the PaineWebber stockholders' elections, including yours, may be adjusted on a pro rata basis so that, in the aggregate, 50% of the PaineWebber common stock is converted into the right to receive UBS ordinary shares and 50% of the PaineWebber common stock is converted into the right to receive cash.

For example, if holders of 75% of the shares of PaineWebber common stock have chosen to receive UBS ordinary shares and holders of 25% of the shares of PaineWebber common stock have chosen to receive cash, then:

     - if you chose to receive UBS ordinary shares, you would receive UBS ordinary shares in exchange for 2/3 of your shares of PaineWebber common stock and cash in exchange for 1/3 of your shares of PaineWebber common stock; and

     - if you chose to receive cash, you would receive cash in exchange for all of your shares of PaineWebber common stock.

On the other hand, if holders of 75% of the shares of PaineWebber common stock have chosen to receive cash and holders of 25% of the shares of PaineWebber common stock have chosen to receive UBS ordinary shares, then:

     - if you chose to receive UBS ordinary shares, you would receive UBS ordinary shares in exchange for all of your shares of PaineWebber common stock; and

     - if you chose to receive cash, you would receive cash in exchange for 2/3 of your shares of PaineWebber common stock and UBS ordinary shares in exchange for 1/3 of your shares of PaineWebber common stock.

If holders of 100% of the shares of PaineWebber common stock have chosen to receive all cash or all UBS ordinary shares, then each holder would receive cash in exchange for 50% of that holder's shares of PaineWebber common stock and UBS ordinary shares in exchange for 50% of that holder's shares of PaineWebber common stock.

Q:  HOW SHOULD I SEND IN MY STOCK CERTIFICATES?

A: If your shares are held in registered form and you make an election of consideration by returning a completed election form, you must send in your PaineWebber common stock certificates with your completed election form and letter of transmittal to the exchange agent. If you do not make an election, then you must keep your stock certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificates for merger consideration. DO NOT SEND YOUR STOCK CERTIFICATES OR ELECTION FORM WITH YOUR PROXY CARD. If your shares are held in a brokerage or other custodial account, you will receive instructions from the entity where your shares are so held, advising you of the procedures for making your election and delivering your shares.

Q: WHAT PREMIUM TO THE PRICE OF PAINEWEBBER'S COMMON STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

A: Based on the closing price of the UBS ordinary shares on 11 July 2000, the merger consideration represented a premium of approximately 47% over the last closing price per share of PaineWebber common stock on 11 July 2000, the last trading day before the day on which the merger was publicly announced, and a premium of approximately 63.3% over the closing price of PaineWebber's shares as of 7 July 2000, the last trading day of the week prior to the announcement of the merger.

Q:  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We expect to complete the merger in the fourth quarter of 2000. Because the merger is subject to stockholder and governmental approvals, as well as other conditions, we cannot predict the exact timing of its completion.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PAINEWEBBER'S STOCKHOLDERS?

A: The merger will qualify as a "reorganization" under United States federal income tax laws. As a result, United States holders of PaineWebber common stock generally will not recognize any gain or loss under U.S. federal income tax laws with respect to UBS ordinary shares received in exchange for their shares of PaineWebber common stock and will recognize gain (but not loss) only to the extent of any cash received. However, a United States stockholder that receives only cash in the merger will recognize gain (or loss) to the extent that the cash received exceeds (or is less than) its tax basis in the surrendered shares of PaineWebber common stock. Cash received for fractional UBS ordinary shares is treated separately as though the United States stockholder had first received the fractional UBS ordinary share and then exchanged the deemed-received fractional UBS ordinary share for cash. For a more detailed description of the tax consequences of the merger please see "Taxation" beginning on page 38.

Q:  WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

A: You are receiving this document and proxy card because you own shares of PaineWebber common stock. This document describes a proposal to adopt the merger agreement on which PaineWebber would like you, as a stockholder, to vote. It also gives you information about PaineWebber and UBS and other background information so that you can make an informed decision.

When you cast your vote using the proxy card or by submitting your proxy online or by telephone, you also appoint Donald B. Marron, Regina A. Dolan and Theodore
A. Levine as your representatives, or proxies, at the meeting. They will vote your shares at the meeting as you have instructed them on the proxy card or when submitting your proxy online or by telephone. Accordingly, if you send in your proxy card or submit your proxy online or by telephone, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, it is a good idea to cast your vote in advance of the meeting in case your plans change.

The board of directors of PaineWebber knows of no other business to be presented at the meeting. If any matters other than the adoption of the merger agreement are properly presented for consideration at the meeting, Donald B. Marron, Regina A. Dolan and Theodore A. Levine, as your proxies, will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

Q:  WHO CAN VOTE?

A: Holders of PaineWebber common stock of record as of the close of business on the record date, which is 14 September 2000, are entitled to vote at the meeting. Beneficial owners as of the record date will receive instructions from their bank, broker, or other nominee describing how to vote their shares.

Q:  HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A: The PaineWebber board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: VOTING: After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting.

You may also vote your shares online or by telephone according to the instructions on the proxy card.

You should return your proxy card or vote online or by telephone whether or not you plan to attend the meeting. If you attend the meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

ELECTION: To make an election as to the form of consideration you would like to receive, you must send in your completed election form to the exchange agent by 5:00 p.m., New York City time, on the business day that is two trading days prior to the closing date of the merger. UBS will publicly announce the election deadline as soon as practicable and, in any case, no less than five trading days prior to the closing date.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted. To do so, send a later dated, signed proxy card to PaineWebber's Assistant Secretary at 1285 Avenue of the Americas, New York, New York 10019 or vote online or by telephone before the meeting, or attend the meeting in person and vote. For a description of voting procedures, see "The Special Meeting -- Proxies; Revocation" beginning on page 21.

Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or vote all your shares online or by telephone to ensure that all your shares are voted.

Q: WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR OR AGAINST ADOPTION OF THE MERGER AGREEMENT?

A: If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted "FOR" adoption of the merger agreement.

Q:  WHAT HAPPENS IF I DO NOT VOTE AT ALL?

A: If you do not submit your proxy or instruct your broker to vote your shares, and you do not vote in person at the stockholders' meeting, the effect will be the same as if you voted "AGAINST" the adoption of the merger agreement.

If your shares are held in street name, your broker will leave your shares unvoted unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the meeting.

An abstention, unreturned proxy or share not voted because your broker lacks the authority to vote that share will have the same effect as a vote "AGAINST" adoption of the merger agreement.

Q:  WHO SHOULD I CALL WITH QUESTIONS?

A:  If you have further questions, you may contact:

Richard Feder
Paine Webber Group Inc.
1285 Avenue of the Americas
New York, New York 10019
(212) 713-6142

You may also contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(877) 750-9501

                                    SUMMARY

     The following is only a summary of material information contained in this document. To understand this proposal fully, you must review all the information in this document, along with the appendices and the information incorporated by reference. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference into this document. You should refer to the merger agreement for a complete statement of the terms of the merger.

THE COMPANIES (PAGE 84)

Paine Webber Group Inc.
1285 Avenue of the Americas
New York, New York 10019
(212) 713-2000

     PaineWebber is one of the largest full-service securities and commodities firms in the United States. Founded in 1879, PaineWebber employs approximately 23,175 people in approximately 385 offices worldwide. PaineWebber offers a wide variety of products and services, consisting of those of a full service broker-dealer primarily to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products, asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services such as securities dealer activities and investment banking. Shares of PaineWebber common stock are listed and principally traded on the New York Stock Exchange under the symbol "PWJ." When we refer to "PaineWebber" in this document, we are referring to Paine Webber Group Inc. and its subsidiaries taken as a whole, unless the context requires otherwise.

UBS AG
Bahnhofstrasse 45    and  Aeschenvorstadt 1
Zurich, Switzerland       Basel, Switzerland
011 41-1-234 11 11        011 41-61-288 20 20

     UBS AG is a global, integrated investment services firm and the leading bank in Switzerland. UBS's business is managed through three main business groups and its Corporate Center. The business groups are: UBS Switzerland, UBS Warburg and UBS Asset Management. UBS's clients include international corporations, small-and medium-sized businesses in Switzerland, governments and other public bodies, financial institutions, market participants and individuals. UBS provides its clients with a broad range of products and services, including wealth management services, investment funds, corporate advisory and mergers and acquisitions services, equity and debt underwriting, securities and financial market research, securities and derivatives sales and trading, structured risk management, retail, commercial and transaction banking in Switzerland, asset management and private equity funds. UBS ordinary shares are listed on the New York Stock Exchange under the symbol "UBS.N," on the SWX Swiss Exchange under the symbol "UBSNZn.S" and on the Tokyo Stock Exchange under the symbol "UBS.T." When we refer to "UBS" or the "Group" in this document, we are referring to UBS AG and its subsidiaries taken as a whole, unless the context requires otherwise.

UBS Americas Inc.
Bahnhofstrasse 45
Zurich, Switzerland
011 41-1-234 11 11

     UBS Americas Inc. is a direct, wholly owned subsidiary of UBS AG formed by UBS AG to effect the merger. UBS Americas Inc. does not have any significant assets or liabilities and will not engage in any activities other than those related to completing the merger. When it was formed, and when it signed the merger agreement and all other agreements relating to the merger, UBS Americas Inc. was named Neptune Merger Subsidiary, Inc.

THE SPECIAL MEETING (PAGE 21)

General (page 21)

     PaineWebber will hold a special meeting of stockholders on 23 October 2000, at 10:00 a.m., at the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087. At the meeting, PaineWebber stockholders will be asked to adopt the merger agreement.

Record Date and Voting (page 21)

     Each share of PaineWebber common stock outstanding as of 14 September 2000 entitles the holder to one vote on any matter to be considered at the special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of PaineWebber common stock is required for a quorum for the transaction of business at the special meeting.

Proxies; Revocation (page 21)

     If you vote your shares of PaineWebber common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of PaineWebber common stock will be voted "FOR" adoption of the merger agreement. If you vote your shares of PaineWebber common stock through the internet or by telephone, your shares will be voted at the special meeting as you instruct. If your shares are held in street name, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. An abstention, unreturned proxy or share not voted because your broker lacks the authority to vote that share will have the same effect as a vote "AGAINST" adoption of the merger agreement.

     You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to the Secretary of PaineWebber at 1285 Avenue of the Americas, New York, New York 10019, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

Required Vote (page 22)

     The affirmative vote of the holders of a majority of the outstanding shares of PaineWebber common stock entitled to vote at the special meeting is necessary for the adoption of the merger agreement. UBS has entered into stockholder voting agreements with PaineWebber stockholders who together beneficially own and have voting control over approximately 30% of the shares of PaineWebber common stock. Under these agreements, these shareholders have agreed to vote all their shares of PaineWebber common stock in favor of the merger.

     As of 15 September 2000, the directors and executive officers of PaineWebber owned, in the aggregate, 6,716,515 shares of PaineWebber common stock, or less than 5% of the shares of PaineWebber common stock outstanding on that date.

THE MERGER (PAGE 23)

Structure and Consideration

     In the merger, PaineWebber will merge with and into UBS Americas Inc. Under the merger agreement, PaineWebber stockholders will have the right to elect to receive either $73.50 in cash or 0.4954 of a UBS ordinary share for each share of PaineWebber common stock that they hold. The percentage of shares of PaineWebber common stock that will be convertible into the right to receive UBS ordinary shares is fixed at 50%. Therefore, the elections of all the holders of PaineWebber common stock, including yours, may be adjusted on a pro rata basis so that, in the aggregate, 50% of the shares of PaineWebber common stock is converted into the right to receive UBS ordinary shares, and 50% of the shares of PaineWebber common stock is converted into the right to receive cash. In the merger, UBS will, in accordance with these procedures for election and proration:

     - issue to PaineWebber stockholders ordinary shares of UBS; these shares had a value of approximately $5.4 billion based on the closing price of a UBS ordinary share on the New York Stock Exchange Composite Tape on 11 July 2000, which was the last trading day before the public announcement of the merger, and approximately $5.0 billion based on the closing price of a UBS ordinary share on the New York Stock Exchange Composite Tape on 20 September 2000, the last trading day before the printing of this document; and

     - pay to PaineWebber stockholders approximately $5.4 billion in cash.

Recommendation of PaineWebber's Board of
Directors (page 28)

     After careful consideration, the PaineWebber board of directors has unanimously determined that the merger agreement is advisable and in the best interests of PaineWebber and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of PaineWebber, has unanimously approved the merger agreement and unanimously recommends that PaineWebber stockholders vote "FOR" the adoption of the merger agreement.

Opinion of PaineWebber's Financial Advisors (page 28)

     On 11 July 2000, at the meeting of PaineWebber's board of directors, Goldman, Sachs & Co. delivered to PaineWebber's board of directors its oral opinion, which was subsequently confirmed in a written opinion dated 12 July 2000, that, as of that date and based upon and subject to the matters set forth in the opinion and such other matters as Goldman Sachs considered relevant, the consideration to be received for the shares of PaineWebber common stock in the merger, in the aggregate, was fair, from a financial point of view, to the holders of PaineWebber common stock.

     A COPY OF THE GOLDMAN SACHS OPINION IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR INFORMATION ABOUT THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY GOLDMAN SACHS IN RENDERING ITS OPINION.

Completion of the Merger

     We expect to complete the merger in the fourth quarter of 2000. Because the merger is subject to stockholder and governmental approvals, as well as other conditions, we cannot predict the exact timing of its completion.

Conditions to Consummation of the Merger (page 60)

     UBS and PaineWebber are obligated to complete the merger only if several conditions are satisfied or waived. Some of these conditions include:

     - obtaining the approval of the stockholders of PaineWebber for the adoption of the merger agreement;

     - obtaining the approval of the shareholders of UBS for the authorization of the UBS ordinary shares to be issued in connection with the merger and pursuant to PaineWebber stock options and stock-based awards, which was obtained on 7 September 2000, satisfying this condition;

     - obtaining all approvals of, and making all filings with, and applications or notifications to, governmental authorities, other than those that would not, if they were not obtained, reasonably be expected to have a detrimental impact on relations with governmental authorities;

     - all applicable waiting periods having expired;

     - no governmental authority enacting or issuing any statute, rule, injunction or other order which restrains, enjoins or otherwise prohibits the consummation of the merger;

     - the registration statement on Form F-4, of which this document is a part, becoming effective, which has occurred, and remaining effective;

     - the SWX Swiss Exchange and the New York Stock Exchange authorizing the listing of the UBS ordinary shares to be issued in connection with the merger and pursuant to PaineWebber stock options and stock-based awards, subject to official notice of issuance by the New York Stock Exchange;

     - the representations and warranties of UBS and PaineWebber being true and correct as of the date of the merger agreement and as of the date of closing;

     - UBS and PaineWebber performing in all material respects all of their respective obligations required by the merger agreement at or prior to the closing date; and

     - UBS and PaineWebber having received a tax opinion from their respective legal advisors.

Termination of the Merger Agreement (page 62)

     The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger:

     - by the mutual consent of UBS, UBS Americas Inc. and PaineWebber;

     - by UBS and UBS Americas Inc., or by PaineWebber, in the event of an uncured breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, if the breach would cause the specified conditions to the merger not to be satisfied or would be reasonably likely to prevent, materially delay or materially impair the ability of any of the parties to consummate the merger;

     - by UBS or PaineWebber if UBS and PaineWebber do not complete the merger on or before 31 December 2000, unless either party elects to extend the termination date to 31 March 2001 if any banking or insurance regulatory approval still needs to be obtained;

     - by UBS or PaineWebber, if the approval of any governmental authority required for consummation of the merger is denied by final nonappealable action of a governmental authority;

     - by UBS or PaineWebber, if PaineWebber's stockholders fail to approve the merger or if UBS's shareholders had failed to authorize the increase in share capital to provide for the UBS ordinary shares to be issued by UBS in the merger;

     - by UBS, if, at any time before the special meeting, PaineWebber's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of UBS; or

     - by UBS, if PaineWebber or its board of directors recommends that the PaineWebber stockholders approve any acquisition proposal other than the merger.

Fee If the Merger Agreement is Terminated (page 63)

     PaineWebber must pay to UBS a cash termination fee of $370,000,000 if either company terminates the merger agreement:

     - because the merger has not occurred by 31 December 2000 or because the required vote of the PaineWebber stockholders is not obtained to adopt the merger agreement;

     - before the time of the termination or before the special meeting, an acquisition proposal other than the proposal contemplated in the merger agreement is made to PaineWebber or its stockholders or has been made publicly known; and

     - concurrently with the termination or within fifteen months after the termination, either

          - PaineWebber enters into an agreement to engage in another acquisition transaction or another acquisition transaction occurs; or

          - the board of directors of PaineWebber authorizes, recommends or approves another acquisition transaction or publicly announces an intention to authorize, recommend or approve another acquisition transaction.

     PaineWebber also must pay a cash termination fee of $370,000,000 if UBS terminates the merger agreement because PaineWebber recommends another acquisition proposal to its stockholders.

     If UBS terminates the merger agreement because PaineWebber's board of directors does not recommend that PaineWebber's stockholders adopt the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of UBS, then

     - PaineWebber must pay to UBS a cash termination fee of $125,000,000; and

     - if concurrently with such termination or within fifteen months after such termination PaineWebber or its board of directors acts on another acquisition transaction as described above, then PaineWebber must pay to UBS an additional $245,000,000.

     In no event will the termination fees payable under the merger agreement exceed $370,000,000 in the aggregate.

Interests of Certain Persons in the Merger (page 43)

     When you consider the recommendation of the PaineWebber board of directors that you vote in favor of adoption of the merger agreement, you should keep in mind that a number of executive officers and members of the board have interests in the merger that are in addition to your interests as a stockholder. Their additional interests arise primarily in connection with their continued employment following the consummation of the merger and the compensation they will receive in connection with that employment.

Required Regulatory Approvals (page 36)

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations, the merger may not be completed until applicable waiting-period requirements have been satisfied. UBS and PaineWebber each filed notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act on 28 July 2000. The waiting period under the Hart-Scott-Rodino Act was terminated on 10 August 2000, indicating that neither agency presently has significant antitrust concerns regarding the merger.

     The completion of the merger is also subject to the approvals of and/or notices to, and the expiration of applicable waiting periods required by, the insurance department of California and the banking regulators of New Jersey, Tennessee, Puerto Rico, Utah and the United Kingdom. UBS has filed applications for approval of the merger with these regulators. Notices and filings must also be made, and waiting periods must elapse, with a number of other insurance and banking regulators, state broker-dealer regulators, and securities and other exchanges and self-regulatory agencies.

     Although we believe that we will be able to obtain these regulatory approvals, we cannot be certain whether these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company, or at all.

Dissenters' Rights of Appraisal (page 65)

     Under Section 262 of the Delaware General Corporation Law, if you do not vote your outstanding shares of PaineWebber common stock in favor of adoption of the merger agreement, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

     If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $73.50 per share cash payment or the 0.4954 of a UBS ordinary share you would be entitled to elect to receive under the merger agreement if you did not seek appraisal of your shares.

Accounting Treatment (page 43)

     The merger will be accounted for by use of the purchase method of accounting, in accordance with International Accounting Standards. This means that UBS will record the excess of the purchase price of PaineWebber over the fair value of PaineWebber's identifiable assets, including intangible assets and liabilities, as goodwill.

Stockholder Voting Agreements (page 63)

     As a condition and inducement to UBS's entering into the merger agreement, on 12 July 2000, UBS entered into stockholder voting agreements with the following stockholders of PaineWebber:

     - General Electric Company and its subsidiaries that are stockholders of PaineWebber;

     - The Yasuda Mutual Life Insurance Company;

     - Donald B. Marron, the Chairman of the Board and Chief Executive Officer of Paine Webber Group Inc. and PaineWebber Incorporated; and

     - Joseph J. Grano, Jr., the President of PaineWebber Incorporated.

These stockholders, who together beneficially own and have voting control over approximately 30% of the shares of PaineWebber common stock, have agreed to vote for the adoption of the merger agreement at the PaineWebber special meeting.

Limitations on Enforcement of U.S. Laws Against UBS AG, its Management and
Others

     UBS AG is a Swiss bank. Many of UBS's directors and executive officers, including all of the persons who signed the registration statement on Form F-4, of which this document is a part, and some of the experts named in this document, are resident outside the United States, and a substantial portion of UBS's assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

     We have been advised by Baer & Karrer, Swiss counsel to UBS AG, that the United States and Switzerland do not currently have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. Therefore, the recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles laid out in the Swiss Federal Act on Private International Law. This statute provides that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if
(i) the foreign court had jurisdiction (pursuant to the Swiss Federal Act on Private International Law), (ii) the judgment of such foreign court has become final and non-appealable, (iii) the judgment of such foreign court does not contravene Swiss public policy, and (iv) the court procedures and the service of documents leading to the judgment was in compliance with the principles of due process of law.

COMPARATIVE MARKET PRICE DATA

     The table below presents the New York Stock Exchange closing market prices for UBS ordinary shares and shares of PaineWebber common stock as reported on DowJones Interactive. These prices are presented on two dates:

     - 11 July 2000, the last trading day before the public announcement of the signing of the merger agreement; and

     - 20 September 2000, the latest practicable date before the printing of this document.

     The table also presents implied equivalent per share values for shares of PaineWebber common stock by multiplying the price per UBS ordinary share as traded on the New York Stock Exchange on the two dates by the exchange ratio of 0.4954.

                                                  UBS        PAINEWEBBER     SHARE PRICE EQUIVALENT (UBS
                                               ORDINARY      COMMON STOCK    ORDINARY SHARE PER SHARE OF
                                              SHARE PRICE    SHARE PRICE      PAINEWEBBER COMMON STOCK)
                                              -----------    ------------    ----------------------------
11 July 2000................................    $148.75         $49.94                  $73.69
20 September 2000...........................    $137.00         $69.25                  $67.87

     PAINEWEBBER STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE UBS ORDINARY SHARES AND SHARES OF PAINEWEBBER COMMON STOCK BEFORE MAKING A DECISION WITH RESPECT TO THE MERGER AND BEFORE MAKING AN ELECTION.

COMPARATIVE PER SHARE DATA

     The following tables present unaudited historical and pro forma per share data that reflect the completion of the merger based upon the historical financial statements of UBS and PaineWebber. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the data presented below together with the historical consolidated financial statements, including the related notes, of UBS that are included elsewhere in this document and the historical consolidated financial statements, including the related notes, of PaineWebber that are incorporated by reference into this document.

     The first and second columns in the tables below present historical per share amounts for UBS and PaineWebber. The fifth column presents pro forma equivalent data based on the number of UBS ordinary shares to be issued in the merger. Solely for your convenience, the pro forma and pro forma equivalent amounts in the fourth and fifth columns have been translated into U.S. dollars at the noon buying rate on 15 September 2000.

                                                     SIX MONTHS ENDED 30 JUNE 2000
                               --------------------------------------------------------------------------
                                                                                           PRO FORMA
                                                                                          EQUIVALENT
                                                                                         PER SHARE OF
                                                                                          PAINEWEBBER
                                                                                         COMMON STOCK
                                                   PAINEWEBBER                          (UBS PRO FORMA
                                    UBS             HISTORICAL                         PER UBS ORDINARY
                                 HISTORICAL        PER SHARE OF     UBS PRO FORMA         SHARE DATA
                                  PER UBS          PAINEWEBBER         PER UBS           MULTIPLIED BY
                               ORDINARY SHARE      COMMON STOCK    ORDINARY SHARE           0.4954)
                               --------------      ------------    --------------      ----------------
                                    CHF                US$          CHF       US$             US$
Amounts under International
  Accounting Standards:
  Income
     Basic...................       10.91              2.00          9.15     5.14            2.55
     Diluted.................       10.79              1.90          9.03     5.07            2.51
  Dividends..................         N/A(1)           0.24          0.13     0.07            0.03
  Book value.................       81.44             21.47         94.73    53.19           26.35
Amounts under U.S. GAAP:
  Income
     Basic...................        5.19              2.09          4.04     2.27            1.12
     Diluted.................        5.13              1.98          3.99     2.24            1.11
  Dividends..................         N/A(1)           0.24          0.13     0.07            0.03
  Book value.................      130.15             21.74        138.82    77.95           38.62

---------------
(1) Dividends are declared and paid in the year subsequent to the reporting period.

CURRENCIES AND EXCHANGE RATES

     The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate for the Swiss franc, expressed in U.S. dollars per one Swiss franc. The "noon buying rate" is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

YEAR ENDED 31 DECEMBER                HIGH       LOW      AVERAGE RATE(1)    AT PERIOD END
----------------------               -------    ------    ---------------    -------------
                                                        (US$ PER 1 CHF)
1995...............................   0.8951    0.7616        0.8466            0.8666
1996...............................   0.8641    0.7399        0.8090            0.7468
1997...............................   0.7446    0.6510        0.6890            0.6845
1998...............................   0.7731    0.6485        0.6894            0.7281
1999...............................   0.7361    0.6244        0.6605            0.6277
2000 (through 15 September)........   0.6861    0.5596        0.6206            0.5615

---------------
(1) The average of the noon buying rates on the last business day of each full month during the relevant period.

SELECTED HISTORICAL FINANCIAL DATA

  UBS

     The selected consolidated financial data set forth below at 31 December 1999, 1998 and 1997 and for each of the years ended 31 December 1999, 1998 and 1997 have been derived from UBS's consolidated financial statements and the related notes. These consolidated financial statements have been audited by ATAG Ernst & Young, UBS's independent auditors. This financial data should be read together with the consolidated financial statements and related notes for each of the years ended 31 December 1999, 1998 and 1997 included elsewhere in this document.

     The selected consolidated financial data set forth below at 30 June 2000 and for the six months ended 30 June 2000 have been derived from UBS's unaudited consolidated financial statements and the related notes. These financial data should be read together with the unaudited consolidated financial statements and related notes for the six months ended 30 June 2000 included elsewhere in this document.

     UBS's consolidated results of operations are prepared in accordance with International Accounting Standards or "IAS," which differ in certain respects from U.S. GAAP. A reconciliation of the effects on shareholders' equity and net profit/(loss) to U.S. GAAP for the years ended 31 December 1999 and 1998 is included in Note 42 of UBS's consolidated financial statements.

                   SELECTED HISTORICAL FINANCIAL DATA FOR UBS

INTERNATIONAL ACCOUNTING STANDARDS DATA

                                         AS OF AND FOR THE    AS OF AND FOR THE YEAR ENDED 31 DECEMBER
                                         SIX MONTHS ENDED    -------------------------------------------
                                           30 JUNE 2000             1999             1998        1997
                                         -----------------   -------------------   --------   ----------
                                         US$(1)      CHF      US$(2)                  CHF
                                         -------   -------   --------   --------------------------------
                                         (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

OPERATING RESULTS
Net interest income....................    2,647     4,326     3,716      5,909      5,018        6,936
Credit loss (expense)/recovery.........       51        83      (601)      (956)      (951)      (1,278)
Net fee and commission income..........    4,795     7,835     7,929     12,607     12,626       12,234
Net trading income.....................    3,469     5,669     4,855      7,719      3,313        5,491
Total income...........................   11,357    18,557    17,877     28,425     22,247       24,880
Operating profit/(loss) before tax and
  minority interest....................    3,403     5,560     4,964      7,893      3,871         (756)
Net profit/(loss)......................    2,612     4,268     3,870      6,153      2,972         (667)

PER UBS ORDINARY SHARE
Basic earnings.........................     6.68     10.91      9.56      15.20       7.33        (1.59)
Diluted earnings.......................     6.60     10.79      9.48      15.07       7.20        (1.59)
Cash dividends declared(3).............      N/A       N/A       N/A       5.50       5.00          N/A
Cash dividends declared (US$)(3)(4)....      N/A       N/A      3.31       3.31       3.31          N/A

FINANCIAL CONDITION
Total assets...........................  579,135   946,307   565,338    898,888    861,282    1,086,414
Long-term debt.........................   32,430    52,990    35,429     56,332     50,783       54,284
Total shareholders' equity.............   19,508    31,876    19,250     30,608     28,794       30,927
Total capitalization...................   51,938    84,866    54,679     86,940     79,577       85,211

---------------
(1) 30 June 2000 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one U.S.$=CHF 1.634, the noon buying rate in New York City on 30 June 2000.

(2) 31 December 1999 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.59, the noon buying rate in New York City on 31 December 1999, except dividends as described in Note (4) below.

(3) Dividends are declared and paid in the year subsequent to the reporting period. Prior to the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation, each of these entities paid dividends in accordance with its own dividend policies. Dividends for 1997 and prior years, reflected at actual historical amounts, were paid by Union Bank of Switzerland on its bearer shares and registered shares and by Swiss Bank Corporation, as follows:

                                         UNION BANK OF SWITZERLAND                  SWISS BANK
                                    BEARER SHARES        REGISTERED SHARES      CORPORATION SHARES
                                  -----------------      -----------------      -------------------
                                   CHF       US$(4)       CHF       US$(4)       CHF        US$(4)
                                  -----      ------      -----      ------      ------      -------
1994............................  32.00      28.20        6.40       5.64        8.00        6.67
1995............................  32.00      26.25        6.40       5.25        8.00        6.29
1996............................  32.00      21.85        6.40       4.37       10.00        6.61
1997............................  50.00      33.65       10.00       6.73       12.00        8.01

(4) Dividend payment amounts have been translated to U.S. dollars at an exchange rate equal to the noon buying rate in New York City on the date of payment.

U.S. GAAP DATA

                                                                    AS OF AND FOR THE YEAR
                                           AS OF AND FOR THE           ENDED 31 DECEMBER
                                            SIX MONTHS ENDED     -----------------------------
                                              30 JUNE 2000              1999            1998
                                           ------------------    ------------------    -------
                                           US$(1)       CHF      US$(2)            CHF
                                           -------    -------    -------    ------------------
                                           (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Net interest income......................    2,601      4,250      3,613      5,744      3,363
Credit loss (expense)/recovery...........       51         83       (601)      (956)      (787)
Net fee and commission income............    4,795      7,835      7,929     12,607      8,925
Net trading income.......................    2,692      4,399      4,512      7,174        455
Total income.............................   10,548     17,236     17,453     27,751     12,681
Operating profit/(loss) before tax and
  minority interest......................    1,989      3,250      2,767      4,400     (5,008)
Net profit/(loss)........................    1,242      2,029      1,784      2,837     (3,665)

PER UBS ORDINARY SHARE
Basic earnings...........................     3.18       5.19       4.41       7.01      (8.84)
Diluted earnings.........................     3.14       5.13       4.37       6.95      (8.84)

FINANCIAL CONDITION
Total assets.............................  606,035    990,261    579,390    921,230    940,286
Long-term debt...........................   32,509     53,120     35,251     56,049     50,445
Total shareholder's equity...............   31,179     50,946     32,599     51,833     54,761
Total capitalization.....................   63,688    104,066     67,850    107,882    105,206

---------------
(1) 30 June 2000 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.634, the noon buying rate in New York City on 30 June 2000.

(2) 31 December 1999 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.59, the noon buying rate in New York City on 31 December 1999, except dividends as described in Note (4) above.

PAINEWEBBER

     The selected consolidated financial data set forth below at 31 December 1999, 1998, 1997, 1996 and 1995 and for each of the years ended 31 December 1999, 1998, 1997, 1996 and 1995 have been derived from PaineWebber's consolidated financial statements and the related notes. These consolidated financial statements have been audited by Ernst & Young LLP, PaineWebber's independent auditors. This financial data should be read together with the consolidated financial statements and related notes for each of the years ended 31 December 1999, 1998, 1997, 1996 and 1995.

     The selected consolidated financial data set forth below at 30 June 2000 and for the six months ended 30 June 2000 have been derived from PaineWebber's unaudited condensed consolidated financial statements and the related notes. These financial data should be read together with the unaudited condensed consolidated financial statements and related notes for the six months ended 30 June 2000, which are incorporated by reference in this document.

     PaineWebber's consolidated financial statements are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP.

               SELECTED HISTORICAL FINANCIAL DATA FOR PAINEWEBBER

                                           AS OF AND FOR THE       AS OF AND FOR THE YEAR ENDED 31 DECEMBER
                                           SIX MONTHS ENDED    ------------------------------------------------
                                            30 JUNE 2000(1)     1999       1998      1997      1996     1995(2)
                                           -----------------   -------    -------   -------   -------   -------
                                              (UNAUDITED)
                                                    (IN MILLIONS OF DOLLARS EXCEPT, PER SHARE AMOUNTS)
OPERATING RESULTS
Total revenues...........................       $ 4,722        $ 7,823    $ 7,250   $ 6,657   $ 5,706   $ 5,320
Net revenues (including net interest)....       $ 3,008        $ 5,290    $ 4,405   $ 4,112   $ 3,735   $ 3,350
Income before taxes and minority
  interest...............................       $   502        $ 1,035    $   715   $   673   $   560   $   103
Net income...............................       $   304        $   629    $   434   $   415   $   364   $    81

PER COMMON SHARE(3)
Basic earnings...........................       $  2.09        $  3.77(4) $  2.91   $  2.84   $  2.55   $  0.37
Diluted earnings.........................       $  1.98        $  3.56(4) $  2.72   $  2.56   $  2.24   $  0.35
Dividends declared.......................       $  0.24        $  0.44    $  0.44   $  0.41   $  0.32   $  0.32
Book value...............................       $ 21.74        $ 20.04    $ 16.76   $ 13.80   $ 12.19   $ 10.41

FINANCIAL CONDITION
Total assets.............................       $66,403        $61,612    $54,176   $57,065   $52,514   $45,671
Long-term borrowings and preferred
  securities.............................       $ 5,603        $ 5,618    $ 4,839   $ 3,980   $ 3,164   $ 2,623
Stockholders' equity.....................       $ 3,191        $ 2,917    $ 2,439   $ 1,931   $ 1,731   $ 1,552
Total capitalization.....................       $ 8,794        $ 8,535    $ 7,278   $ 5,911   $ 4,895   $ 4,175

---------------
(1) The results for the six months ended 30 June 2000 include J.C. Bradford merger-related costs of $30.0 million, $18.8 million after taxes.

(2) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from PaineWebber's sale of public proprietary limited partnerships.

(3) All per share data reflect a three-for-two PaineWebber common stock split in November 1997.

(4) Reflects the effect of the unamortized discount of $59.9 million charged to stockholders' equity resulting from the redemption of preferred stock by PaineWebber on 16 December 1999.

SELECTED PRO FORMA FINANCIAL DATA FOR UBS AND PAINEWEBBER

     The following pro forma consolidated balance sheet and income statement as of and for the six months ended 30 June 2000 is derived from the unaudited consolidated financial statements of UBS for the period then ended and PaineWebber's unaudited condensed consolidated financial statements for the same period, as adjusted to IAS and translated into Swiss francs, after giving effect to the pro forma adjustments described in the notes to the UBS and PaineWebber unaudited pro forma consolidated balance sheet and income statement. These adjustments have been determined as if the merger took place on 1 January 1999, the first day of the earliest period presented in the UBS and PaineWebber unaudited pro forma consolidated financial information. This information has been prepared from, and should be read together with, the unaudited consolidated financial statements and related notes of UBS, which are included in this document, and the unaudited consolidated financial statements and related notes of PaineWebber, which are incorporated by reference from PaineWebber's Quarterly Report on Form 10-Q for the quarter ended 30 June 2000 into this document. These statements have been prepared in accordance with IAS.

INTERNATIONAL ACCOUNTING STANDARDS DATA

                                                          30 JUNE 2000        31 DECEMBER 1999
                                                      --------------------    ----------------
                                                      US$(1)        CHF       US$(1)     CHF
                                                      -------    ---------    ------    ------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Net interest income.................................    2,796        4,569     3,720     6,079
Credit loss (expense)/recovery......................      (51)         (83)      585       956
Net fee and commission income.......................    6,850       11,194    10,788    17,631
Net trading income..................................    3,948        6,453     5,726     9,357
Total income........................................   14,120       23,077    21,731    35,514
Operating profit before tax and minority interest...    3,353        5,480     4,662     7,619
Net profit..........................................    2,430        3,972     3,312     5,412
PER UBS ORDINARY SHARE
Basic earnings......................................     5.60         9.15      7.40     12.10
Diluted earnings....................................     5.52         9.03      7.32     11.97
FINANCIAL CONDITION
Total assets........................................  653,854    1,068,588       N/A       N/A
Long-term debt......................................   37,839       61,840       N/A       N/A
Total shareholder's equity..........................   25,163       41,123       N/A       N/A
Total capitalization................................   63,002      102,963       N/A       N/A

---------------
(1) 30 June 2000 and 31 December 1999 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one U.S.$=CHF 1.634, the noon buying rate in New York City on 30 June 2000.

U.S. GAAP DATA

                                                          30 JUNE 2000        31 DECEMBER 1999
                                                      --------------------    ----------------
                                                      US$(1)        CHF       US$(1)     CHF
                                                      -------    ---------    ------    ------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Net interest income.................................    2,765        4,520     3,725     6,087
Credit loss expense (recovery)......................      (51)         (83)      585       956
Net fee and commission income.......................    6,918       11,306    10,857    17,744
Net trading income..................................    3,190        5,213     5,411     8,842
Total income........................................   13,417       21,925    21,512    35,156
Operating profit before tax and minority interest...    1,986        3,244     2,652     4,334
Net profit..........................................    1,073        1,754     1,373     2,244
PER UBS ORDINARY SHARE
Basic earnings per share............................     2.47         4.04      2.90      4.74
Diluted earnings per share..........................     2.44         3.99      2.87      4.69
FINANCIAL CONDITION DATA
Total assets........................................  681,553    1,113,861       N/A       N/A
Long-term debt......................................   37,524       61,326       N/A       N/A
Total shareholder's equity..........................   36,873       60,260       N/A       N/A
Total capitalization................................   74,397      121,586       N/A       N/A

---------------
(1) 30 June 2000 and 31 December 1999 Swiss franc amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.634, the noon buying rate in New York City on 30 June 2000.

WHERE YOU CAN FIND MORE INFORMATION

     UBS files periodic reports and other information with the Securities and Exchange Commission, and PaineWebber files periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document that either company files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. PaineWebber's SEC filings, and some of UBS's SEC filings, are also available to the public over the internet at the SEC's web site (www.sec.gov).

     PaineWebber "incorporates by reference" into this document the information in documents it files with the SEC, which means that PaineWebber can disclose important business and financial information about itself to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that PaineWebber files subsequently with the SEC will automatically update this document and may modify or supersede earlier information that is incorporated by reference. PaineWebber incorporates by reference the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of this document and before the meeting of PaineWebber's stockholders:

     - Annual Report on Form 10-K for the fiscal year ended 31 December 1999, including information incorporated by reference into that report from PaineWebber's 1999 Annual Report to Stockholders and portions of its definitive proxy statement for PaineWebber's 2000 Annual Meeting of Stockholders;

     - Quarterly Reports on Form 10-Q for the quarters ended 31 March 2000 and 30 June 2000; and

     - Current Reports on Form 8-K filed on 14 July 2000, 17 July 2000 and 30 August 2000, as amended by Current Report on Form 8-K/A filed on 14 September 2000.

     Each company supplied all information contained and/or incorporated by reference in this document relating to that company and its subsidiaries.

     You may request a copy of any of PaineWebber's SEC filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting PaineWebber orally or in writing at:

                                Paine Webber Group Inc.
                                1285 Avenue of the Americas
                                New York, New York 10019
                                Attention: Geraldine Banyai
                                (212) 713-3224

     In order to obtain timely delivery, you must request copies of PaineWebber's SEC filings no later than 13 October 2000.

     If you have questions about the merger, you may also contact:

                                Innisfree M&A Incorporated
                                501 Madison Avenue, 20th Floor
                                New York, New York 10022
                                Toll free: (877) 750-9501

     You should rely only on the information contained or incorporated by reference into this document to decide how to vote on the merger. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this document. This document is dated 21 September 2000. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date, and neither the mailing of this document nor the issuance of UBS ordinary shares in the merger will create any implication to the contrary.

                                  RISK FACTORS

     AN INVESTMENT IN UBS ORDINARY SHARES INVOLVES A NUMBER OF RISKS, SOME OF WHICH, INCLUDING MARKET, LIQUIDITY, CREDIT, OPERATIONAL, LEGAL AND REGULATORY RISKS, COULD BE SUBSTANTIAL AND ARE INHERENT IN UBS'S BUSINESSES. IN ADDITION, YOUR ELECTION IN THE MERGER ALSO INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS DOCUMENT, IN CONSIDERING THE PROPOSED MERGER BETWEEN UBS AND PAINEWEBBER AND YOUR ELECTION TO RECEIVE CASH OR UBS ORDINARY SHARES IN THE PROPOSED MERGER.

     UBS's businesses are affected by market fluctuations and economic conditions. As a global financial services firm, UBS's businesses are affected by the external environment in the markets in which it operates. In particular, the results of UBS's business in Switzerland, and notably the results of its credit-related activities, would be adversely affected by any deterioration in the state of the Swiss economy because of the impact this would have on UBS's customers' creditworthiness. More generally, economic and political conditions in other countries can also affect UBS's results of operations and financial position by affecting the demand for UBS's products and services, the credit quality of UBS's borrowers and counterparties and the values of UBS's assets and liabilities. Similarly, any prolonged weakness in international securities markets would affect UBS's business revenues through its effect on UBS's clients' investment decisions and the value of portfolios under management, which would in turn reduce UBS's revenues from its private banking and asset management businesses.

     UBS faces intense competition in all aspects of its business. UBS competes with asset management entities, retail and commercial banks, investment banking firms, merchant banks, broker-dealers and other investment services firms. In addition, the trend toward consolidation in the global financial services industry is enhancing the competitive position of some of UBS's competitors by broadening the range of their product and service offerings and increasing their access to capital. These competitive pressures could result in increased pricing pressure on a number of UBS's products and services, particularly as competitors seek to win market share.

     Fluctuations in currency exchange rates and interest rates may have an effect on UBS's earnings. Because UBS prepares its accounts in Swiss francs, changes in currency exchange rates, particularly between the Swiss franc and the U.S. dollar and the Swiss franc and the British pound, may have an effect on the earnings that it reports. UBS's approach to managing currency risk is explained below under "The Companies -- UBS AG -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability
Management -- Currency Management." In addition, changes in exchange rates can affect UBS's businesses earnings. For example, the establishment of the euro during 1999 has had an effect on the foreign exchange markets in Europe by reducing the extent of foreign exchange dealings among member countries and generating more harmonized financial products. Movements in interest rates can also affect UBS's results. As interest rates decline, UBS's interest rate margins generally come under pressure and mortgage borrowers may seek to repay their borrowings early, which can affect UBS's net interest income. Interest rate movements can also affect UBS's fixed income trading portfolio and the investment performance of its asset management businesses.

     Operational risks are present in UBS's businesses. UBS's businesses are dependent on their ability to process a large number of complex transactions across numerous and diverse markets in different currencies and subject to many different legal and regulatory regimes. UBS's systems and processes are designed to ensure that the risks associated with UBS's activities are appropriately controlled, but UBS recognizes that any weaknesses in these systems could have a negative impact on its results of operations during the affected period. A further discussion of UBS's risk management and control is included under "The Companies -- UBS AG -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management."

     The success of the PaineWebber merger is dependent upon UBS's ability to integrate PaineWebber into its businesses. Although UBS believes that the PaineWebber transaction will enhance the competitive position and business prospects of UBS, there can be no assurance that these benefits will be realized, or that the combination of UBS and PaineWebber will be more successful than both these companies would have been if they had remained independent.

     Holding shares of a foreign issuer such as UBS has certain tax and other implications. Transactions in shares of a foreign issuer have tax implications that do not exist when investing in shares of a domestic issuer. For example, dividends paid by UBS to a holder of UBS ordinary shares are subject to Swiss federal withholding tax at a rate of 35%. A U.S. holder that qualifies for relief under a tax treaty between the United States and Switzerland may apply for a return of the withholding tax in excess of a rate of 15%. In addition, a holder of UBS ordinary shares must comply with certain formalities in order to exercise the voting rights related to those shares. For more information regarding the tax and other implications of holding UBS ordinary shares, see "Taxation -- Ownership of UBS Ordinary Shares -- Swiss Taxation" and "Description of UBS Ordinary Shares."

     The changing trading price of the UBS ordinary shares makes the value of the merger consideration you will receive uncertain. Holders of PaineWebber common stock will have the right to elect to receive either $73.50 in cash or
0.4954 of a UBS ordinary share for each share of PaineWebber common stock that they hold. However, the percentage of shares of PaineWebber common stock that will be convertible into the right to receive UBS stock is fixed at 50%. Therefore, the elections of the holders, including yours, may be adjusted on a pro rata basis so that, in the aggregate, 50% of the shares of PaineWebber common stock is converted into the right to receive UBS ordinary shares and 50% of the PaineWebber common stock is converted into the right to receive cash. As a result, you may receive part stock and part cash, no matter which election you make. The value of the share consideration paid by UBS may be less than or greater than $73.50 per share of PaineWebber common stock depending on the market value of UBS ordinary shares at the time of payment. Thus, the value received by a PaineWebber stockholder in the merger may be less than or greater than $73.50 per share of PaineWebber common stock, even if the PaineWebber stockholder has elected to receive all cash. PaineWebber stockholders should carefully consider this proration in making their elections to receive cash or UBS ordinary shares.

                              THE SPECIAL MEETING

GENERAL

     This document is being furnished to PaineWebber stockholders as part of the solicitation of proxies by the PaineWebber board of directors for use at the special meeting to be held on 23 October 2000, starting at 10:00 a.m., at the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087. The purpose of the special meeting is for the holders of PaineWebber common stock to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of 12 July 2000, by and among Paine Webber Group Inc., UBS AG and UBS Americas Inc. (formerly Neptune Merger Subsidiary, Inc.) a wholly owned subsidiary of UBS AG. A copy of the merger agreement is attached to this document as Appendix A. This document and the enclosed form of proxy are first being mailed to PaineWebber stockholders on or about 22 September 2000.

RECORD DATE AND VOTING

     As of the close of business on 14 September 2000, there were outstanding 148,547,199 shares of PaineWebber common stock, par value $1.00 per share, excluding treasury shares. Each share of PaineWebber common stock outstanding as of the close of business on 14 September 2000 entitles the holder to one vote on any matter to be considered at the special meeting.

     The presence, in person or by proxy, of a majority of the outstanding shares of PaineWebber common stock is required for a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

     Any shares of PaineWebber common stock held in treasury by PaineWebber or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum.

PROXIES; REVOCATION

     If you vote your shares of PaineWebber common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of PaineWebber common stock will be voted "FOR" adoption of the merger agreement. If you vote your shares of PaineWebber common stock through the internet or by telephone, your shares will be voted at the special meeting as you instruct. If your shares are held in street name, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

     You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to the Secretary of PaineWebber at 1285 Avenue of the Americas, New York, New York 10019, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

     Your board of directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or there is a proposal for an adjournment or postponement of the special meeting, the individuals appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PaineWebber and PaineWebber's major operating subsidiaries, PaineWebber Incorporated and Mitchell Hutchins Asset Management Inc., acting without special compensation. PaineWebber also will request that persons and entities holding shares that are registered in their own names or in the names of their nominees but that are beneficially owned by others send proxy materials to, and obtain proxies from, those beneficial owners. All expenses involved in the solicitation of proxies by the PaineWebber board of directors will be paid by PaineWebber and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PaineWebber common stock. PaineWebber has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $75,000, plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of outstanding shares of PaineWebber common stock entitled to vote at the special meeting is necessary for the adoption of the merger agreement.

     As of 15 September 2000, the directors and executive officers of PaineWebber owned, in the aggregate, 6,716,515 shares of PaineWebber common stock, or less than 5% of the shares of PaineWebber common stock outstanding on that date. Donald B. Marron and Joseph J. Grano, Jr., along with PaineWebber's two largest stockholders, General Electric Company and its subsidiaries that hold PaineWebber common stock and The Yasuda Mutual Life Insurance Company, have entered into voting agreements with UBS AG, described under "The Merger Agreement -- Stockholder Voting Agreements," obligating themselves to vote "FOR" the adoption of the merger agreement. These stockholders together beneficially own and have voting control over approximately 30% of the shares of PaineWebber common stock.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares with respect to the approval of non-routine proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement.

ADJOURNMENTS OR POSTPONEMENTS

     Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the voting power represented by the outstanding shares of PaineWebber common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by PaineWebber will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow PaineWebber stockholders who have already sent in their proxies to revoke them at any time before they are used.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In late 1999, in light of the complementary nature of UBS's and PaineWebber's operations, executives at UBS began assessing the strategic rationale of a possible business combination. At that time, however, UBS was considering a number of different strategic alternatives and made no decision to pursue a business combination with PaineWebber.

     At a two day strategy seminar over 11 April to 12 April 2000, the UBS group executive board discussed the advantages and disadvantages of a wide range of potential strategic options for UBS. One of the decisions resulting from this seminar was the decision that UBS should initiate contact with PaineWebber to explore the possibility of a business combination.

     On 5 May and 12 May 2000, Mr. Arnold and other UBS executives had telephone conversations with UBS's financial advisors, Wasserstein Perella & Co., to discuss a possible transaction with PaineWebber. This was followed by a meeting among Marcel Ospel, the Chief Executive Officer of UBS, Mr. Arnold, Wasserstein Perella and UBS's legal advisors, Sullivan & Cromwell, in New York on 15 May 2000 to plan for a meeting with Donald B. Marron, the Chairman of the Board of Directors and Chief Executive Officer of PaineWebber.

     On 15 May 2000, Messrs. Marron and Ospel met in New York. The subject of closer business co-operation between UBS and PaineWebber was discussed, albeit on a conceptual basis. No firm agreements were discussed and both parties agreed to talk again.

     In the weeks following the 15 May meeting, Mr. Marron and Mr. Ospel spoke via telephone on several occasions. Mr. Ospel informed Mr. Marron during the course of these conversations that he was interested in moving forward the discussion of a possible business combination between UBS and PaineWebber. Mr. Ospel also suggested another meeting in New York between representatives of PaineWebber and Mr. Ospel and Markus Granziol, the Chief Executive Officer of UBS Warburg, at which UBS and PaineWebber would discuss their respective businesses.

     On 13 June 2000, Messrs. Ospel and Granziol met with Messrs. Marron and Grano, together with Regina A. Dolan, Senior Vice President and Chief Administrative Officer of PaineWebber, and Mark Vassallo, a Managing Director of PaineWebber Incorporated, at PaineWebber's offices in New York. The parties discussed various aspects of their respective companies. These discussions, although positive, were inconclusive and did not result in a combination proposal. Both sides agreed to perform more work internally to aid further discussions. That evening Mr. Marron had dinner with Mr. Ospel.

     Following the 13 June 2000 meetings, UBS executives, Wasserstein Perella and Sullivan & Cromwell participated in discussions and meetings with PaineWebber executives, PaineWebber's financial advisors, The Blackstone Group L.P., and PaineWebber's legal advisors, Cravath, Swaine & Moore.

     On 20 June 2000, at the request of Mr. Marron, Peter G. Peterson of Blackstone met with Mr. Ospel in Basel, Switzerland, at which meeting they discussed UBS's interest in PaineWebber. Mr. Marron met with Mr. Ospel in New York on 26 June 2000. At this meeting, Mr. Ospel disclosed that he was considering offering a price for PaineWebber in the range of $71 to $72 per share. The parties discussed the possible strategic benefits of combining the operations of PaineWebber and UBS Warburg. Key items were left unresolved, including the price per share to be offered, the form of consideration, an exchange ratio and issues concerning retention and incentive payments.

     Mr. Marron, Ms. Dolan and Mr. Vassallo met with Mr. Granziol the following morning, at the request of Mr. Granziol. There were further meetings on the afternoon of 27 June 2000 involving Mr. Marron, Ms. Dolan and Mr. Vassallo and Mr. Ospel, Mr. Granziol and Pierre de Weck, the head of UBS Capital. At this meeting, Mr. Ospel discussed a price for PaineWebber of up to $73 per share. After these meetings, Goldman, Sachs & Co. was retained as a financial advisor to PaineWebber and asked to develop a valuation and a list of strategic partners for PaineWebber for comparative purposes.

     On 28 June 2000, the UBS group executive board met to review the discussions held to date with PaineWebber and to agree on actions going forward. The UBS group executive board supported a request by UBS Warburg to continue exploratory discussions with PaineWebber and to enter into due diligence and further negotiations.

     On 30 June 2000, UBS and PaineWebber entered into a confidentiality agreement.

     On 3 July 2000, the UBS board of directors ratified the decision taken by the group executive board and gave approval to proceed to negotiations and, should they be successful, for an offer to be made to PaineWebber.

     Beginning on 5 July 2000 and continuing through 8 July 2000, a series of meetings and telephone conversations occurred among representatives of UBS and PaineWebber and their respective financial and legal advisors regarding the general terms of a business combination between UBS and PaineWebber and the process for completing such a transaction. On 9 July 2000, Sullivan & Cromwell delivered to Cravath a draft merger agreement. Representatives of UBS and PaineWebber and their respective legal advisors and accountants engaged in reciprocal due diligence starting on 9 July 2000 and continuing through the morning of 11 July 2000. There were a series of meetings and conference calls on 10 July and 11 July 2000 among representatives of UBS and PaineWebber and their respective financial and legal advisors regarding the terms of the proposed merger agreement, the voting agreements and related matters.

     On the evening of 11 July 2000, the PaineWebber board of directors met to consider the terms of the proposed merger agreement, the voting agreements and related matters. At this meeting, Mr. Marron described in detail the discussions leading to the proposed merger under consideration. Representatives of Cravath discussed with the directors their fiduciary duties under Delaware law in connection with consideration of the proposed merger agreement and stockholder voting agreements. Members of PaineWebber's management discussed with the directors the strategic rationale for the proposed transaction with UBS and the results of their due diligence investigation. PaineWebber's financial advisors made a joint presentation to the directors regarding their financial analysis of the proposed merger and their financial analysis of comparable and alternative transactions. Goldman Sachs provided its oral opinion to the PaineWebber board of directors to the effect that, as of 11 July 2000, subject to various considerations and exceptions, the consideration to be received by PaineWebber stockholders, under the terms of the proposed merger agreement, in the aggregate, was fair, from a financial point of view, to such stockholders. This opinion was subsequently confirmed in a written opinion dated 12 July 2000. The terms and conditions of the merger agreement, the stockholder voting agreements and related agreements were reviewed in detail for the PaineWebber board of directors by representatives of Cravath. Upon the conclusion of its deliberations based on the reasons and considerations listed below in "-- PaineWebber's Reasons for the Merger," the PaineWebber board of directors unanimously voted to approve the terms of the merger agreement, the stockholder voting agreements and the related agreements, the execution and delivery of the merger agreement and related agreements substantially on the terms described and the transactions contemplated by the merger agreement and the related agreements, determined that the merger is fair to, and in the best interests of, PaineWebber and its stockholders, and resolved to recommend that PaineWebber stockholders vote "FOR" the adoption of the merger agreement. Thereafter, the legal advisors to UBS and PaineWebber negotiated the final terms of the merger agreement, which was executed on 12 July 2000. Also on 12 July 2000, each of General Electric and its subsidiaries that hold PaineWebber common stock and The Yasuda Mutual Life Insurance Company, PaineWebber's two largest stockholders, and Messrs. Marron and Grano, which parties own in the aggregate approximately 30% of the outstanding shares of PaineWebber common stock, entered into stockholder voting agreements with UBS to vote in favor of adoption of the merger agreement. The execution of the merger agreement and the stockholder voting agreements was announced by UBS and PaineWebber in a joint press release on the morning of 12 July 2000.

PAINEWEBBER'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that PaineWebber's stockholders vote "FOR" adoption of the merger agreement, the PaineWebber board of directors consulted with senior management and PaineWebber's financial and legal advisors and considered a number of factors with respect to the merger.

     - Merger Consideration. The PaineWebber board of directors considered the relationship of the merger consideration to the historical market prices for shares of PaineWebber common stock, including the fact that recent market prices are at their highest level in over ten years and that the merger consideration represents a substantial premium over these recent market prices. In particular, the board noted that the $73.50 per common share cash consideration to be paid to PaineWebber stockholders electing to receive cash in exchange for their PaineWebber common stock, subject to the proration provisions of the merger agreement, represents a premium of approximately 47% over the closing price of the PaineWebber common stock on 11 July 2000, the last trading day prior to the announcement of the merger, and represents a premium of 63.3% over the closing price of the PaineWebber common stock on 7 July 2000, the last trading day of the week ending prior to the announcement of the merger.

     - Advice From PaineWebber's Financial Advisors. The PaineWebber board of directors considered the detailed financial and comparative analyses and presentations made by The Blackstone Group and Goldman Sachs, PaineWebber's financial advisors, with respect to the merger and the consideration offered to the holders of PaineWebber common stock in the merger, which are discussed further below under "-- Opinion of PaineWebber's Financial Advisors," and Goldman Sachs' oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, the merger consideration to be received by the holders of PaineWebber common stock, in the aggregate, was fair, from a financial point of view, to the holders of PaineWebber common stock. The full text of this opinion is attached to this document as Appendix B.

     - The Combined Company. The PaineWebber board of directors considered the current and prospective competitive environment for financial institutions generally and the trend toward globalization and consolidation in the financial institutions industry. The board believed that a combination of UBS, with its premium content and global reach, and PaineWebber, with its high net worth private client franchise in the U.S., would create an even stronger global competitor in the financial institutions industry and a global leader in asset accumulation, particularly in the high net worth segment. In addition, the board of directors believed that PaineWebber would better serve its private clients through affiliation with a global banking company, such as UBS, by providing such services as global equity research, direct access to public and private equity offerings across the world's securities markets, global trading capabilities and access to derivatives and structured products. The board of directors also considered that the merger presents an opportunity for synergies derived from both revenue enhancement and cost savings in connection with the integration of the two companies, noting, however, that widespread employee layoffs are not anticipated in connection with the merger.

     - Review of Prospects and Alternative of Remaining Independent. The PaineWebber board of directors considered PaineWebber's financial condition, results of operations and business and earnings prospects, including its prospects if it were to remain independent, and the increasing costs of competing effectively with major global financial institutions, including with respect to possible acquisitions.

     - Uncertain Availability of Alternative Transactions. The PaineWebber board of directors considered that, while PaineWebber has been contacted from time to time in the past by third parties expressing an interest in a possible transaction with PaineWebber, based on analyses and presentations by its financial advisors, any third party proposals would not likely offer consideration per share and other terms more favorable to PaineWebber's stockholders than those offered by UBS.

     - Certain Terms of the Merger Agreement Relating to Alternative Transactions. In evaluating the consideration that potential third party acquirers may be willing to pay for PaineWebber's common stock, the board of directors noted the fact that PaineWebber did not conduct an auction process. The board of directors also considered, however, the detrimental effects that an auction could have on PaineWebber, including disruption to its financial advisor network and possible organizational instability that could depress the value of the PaineWebber common stock or its value to any purchaser. In addition, the board of directors determined that the following terms of the merger agreement mitigate the possible negative effects of not conducting such an auction:

        - those that permit the board of directors to provide information to, and engage in discussions or negotiations with, a third party that makes an unsolicited proposal that has a reasonable probability of resulting in a superior proposal;

        - those that permit the board of directors to withdraw its recommendation that the stockholders vote in favor of adopting the merger agreement if, in its good faith judgment, such withdrawal is necessary to discharge the board's duties under applicable law; and

        - those that permit the board of directors to recommend a superior proposal to the stockholders.

       The PaineWebber board of directors also considered the following terms of the merger agreement:

        - those that permit UBS to terminate the merger agreement if the board of directors withdraws its recommendation or recommends a superior proposal;

        - those that permit UBS to amend the merger agreement, including to restructure the merger, in response to a competing offer; and

        - those that require that PaineWebber pay a termination fee to UBS if the merger agreement is terminated under some circumstances.

       The board of directors noted that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with PaineWebber. On balance, however, the board of directors determined that the amount of the fee that PaineWebber may be obligated to pay, and the circumstances under which it may be payable, are typical for transactions of this size and type, are not likely to discourage such proposals and were a necessary aspect of assuring UBS's entry into the merger agreement.

     - Voting Agreements.  The PaineWebber board of directors considered:

        - the stockholder voting agreements pursuant to which some of PaineWebber's stockholders, who own, in the aggregate, approximately 30% of the outstanding shares of PaineWebber common stock, have agreed to vote for the adoption of the merger agreement and to retain all shares of PaineWebber common stock held by them and not grant to any third party the right to vote those shares; and

        - the provisions of the merger agreement that require PaineWebber to hold a meeting at which PaineWebber stockholders will consider the adoption of the merger agreement even if PaineWebber's board of directors withdraws its recommendation or recommends a superior proposal.

       The board of directors noted that such voting agreements and provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with PaineWebber. However, the board of directors also noted that such voting agreements and provisions of the merger agreement were a necessary aspect of assuring UBS's entry into the merger agreement. After considering the advice of its advisors, including the advice of an independent proxy soliciting firm, the board of directors determined that such voting agreements and provisions of the merger agreement were not likely to preclude a superior alternative proposal for a business combination with PaineWebber.

     - Stockholders' Ability to Elect Stock Consideration. The board of directors considered the ability of PaineWebber's stockholders to elect to receive UBS ordinary shares in connection with the merger and, thereby, to participate in the potential future growth and profitability of the combined company. The board of directors also considered the fact that the merger agreement does not provide for adjustment of this consideration if the price of UBS ordinary shares changes and that, accordingly, the value of such consideration could fluctuate based on the performance of UBS ordinary shares prior to the closing. However, the board of directors believed that the risk that stockholders that elect to receive UBS ordinary shares will not be protected against declines in the price of these shares prior to closing would be offset by their ability to participate fully in any appreciation in the value of UBS ordinary shares during this time. The board of directors further noted that approximately 50% of the transaction value, based on the closing price of UBS ordinary shares on 11 July 2000, is represented by the $73.50 per share cash component of the merger consideration, which is fixed. In addition, the board of directors considered the expectation of the parties that the share component of the merger consideration will generally be tax-free for PaineWebber's stockholders.

     - Sales of UBS Ordinary Shares Following the Consummation of the
       Merger. The board of directors considered the limits, whether legal, contractual or otherwise, that may be placed on some stockholders with respect to the holding of shares in foreign private issuers, such as UBS, and the impact that these limits may have on the trading price of UBS ordinary shares following the closing. However, the board of directors also considered UBS's willingness to continue its share repurchase program, following the announcement of the merger, to provide liquidity and promote stability in the market for UBS ordinary shares. It should be noted, however, for legal reasons UBS will not carry out its repurchase program during the proxy solicitation and cash election periods relating to the merger.

     - Limited Closing Conditions. The board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents and requisite approvals of UBS's and PaineWebber's respective stockholders. In that regard, the board of directors considered the likelihood that the merger would be approved by requisite regulatory authorities.

     - Dissenters' Rights. The board of directors noted that dissenters' appraisal rights may be exercised pursuant to the terms of the merger agreement in accordance with relevant provisions of Delaware law.

     - Employee Compensation and Benefits. The board of directors considered the provisions of the merger agreement and other employment arrangements that protect the benefits, compensation, employment, severance and termination plans or other arrangements afforded to our employees, including our executive officers. The board also considered the terms of the employment arrangement with Mr. Marron, including the provisions regarding a private equity investment fund. See "Interests of Certain Persons in the Merger -- Employment Agreements -- The Private Equity Investment Fund." The board of directors also considered the agreement of PaineWebber and UBS that PaineWebber will offer to enter into a retention program with its employees, particularly financial advisors, providing for retention payments in an aggregate amount estimated at $875 million.

     The foregoing discussion of the information and factors considered by the PaineWebber board of directors in making its decision is not exhaustive, but includes all the material factors considered by the PaineWebber board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the PaineWebber board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF PAINEWEBBER'S BOARD OF DIRECTORS

     After careful consideration, the PaineWebber board of directors has unanimously determined that the merger agreement is advisable and in the best interests of PaineWebber and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of PaineWebber, has unanimously approved the merger agreement and unanimously recommends that PaineWebber stockholders vote "FOR" the adoption of the merger agreement.

OPINION OF PAINEWEBBER'S FINANCIAL ADVISORS

  OPINION OF GOLDMAN SACHS

     On 11 July 2000, at the meeting of PaineWebber's board of directors, Goldman Sachs delivered to PaineWebber's board of directors its oral opinion that, as of that date and based upon and subject to the matters set forth in the opinion and such other matters as Goldman Sachs considered relevant, the consideration to be received for the shares of PaineWebber common stock in the merger, in the aggregate, was fair, from a financial point of view, to the holders of PaineWebber common stock. The oral opinion of Goldman Sachs was subsequently confirmed in a written opinion dated 12 July 2000.

     A COPY OF THE GOLDMAN SACHS OPINION IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR INFORMATION ABOUT THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY GOLDMAN SACHS IN RENDERING ITS OPINION.

     You should consider the following when reading the discussion of the opinion of Goldman Sachs in this document:

     - Goldman Sachs' advisory services and opinion were provided to PaineWebber's board of directors for the information and assistance of PaineWebber's board of directors in connection with its consideration of the merger and was directed only to the fairness, from a financial point of view, to the holders of PaineWebber common stock of the consideration to be received for the shares of PaineWebber common stock in the merger; and

     - Goldman Sachs' opinion does not constitute a recommendation as to how holders of PaineWebber common stock should vote with respect to the merger or the form of consideration any holder should elect to receive in the merger.

     Although Goldman Sachs evaluated the fairness, from a financial point of view, to the holders of PaineWebber common stock of the consideration to be received for the shares of PaineWebber common stock in the merger, the consideration itself was determined by PaineWebber and UBS through arm's-length negotiations. PaineWebber did not provide specific instructions to, or place any limitations on, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or providing its opinion.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of PaineWebber and annual reports to shareholders of UBS for the five fiscal years ended 31 December 1999;

     - the registration statement on Form 20-F UBS filed on 9 May 2000;

     - certain interim reports to stockholders of PaineWebber and UBS and quarterly reports on Form 10-Q of PaineWebber; and

     - certain internal financial analyses and forecasts for PaineWebber and UBS prepared by their respective managements, including certain cost savings and operating synergies projected by the management of UBS to result from the merger.

     Goldman Sachs also held discussions with members of the managements of PaineWebber and UBS regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies.

     In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the shares of PaineWebber common stock and the UBS ordinary shares;

     - compared certain financial and stock market information for PaineWebber and UBS with similar information for certain other public companies;

     - reviewed the financial terms of certain recent business combinations in the broker-dealer industry specifically and in other industries generally; and

     - performed certain other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of PaineWebber or UBS or any of their respective subsidiaries, including any derivative or off balance sheet assets or liabilities of PaineWebber or UBS or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not expert in the valuation of loan portfolios for purposes of assessing the adequacy of the related allowances for losses and has assumed that these allowances for UBS are adequate to cover all such losses. In addition, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with PaineWebber. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on PaineWebber, on UBS or on the contemplated benefits of the merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses described below or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all the analyses described below and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the following analyses as a comparison is directly comparable to PaineWebber or UBS.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with PaineWebber, having provided certain investment banking services to PaineWebber from time to time, including having acted as PaineWebber's financial advisor in connection with PaineWebber's acquisition of J.C. Bradford & Co., LLC in June 2000, having acted as co-manager in PaineWebber's offering of $525 million of 6.38% Notes due 2004 in May 1999, having acted as co-manager in PWG Capital Trust II's $175 million offering of 8.30% Trust Preferred Securities in March 1997, having acted as co-manager in PWG Capital Trust I's $175 million offering of 8.08% Trust Preferred Securities in December 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to UBS from time to time and may provide investment banking services to UBS in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, does from time to time effect transactions in and hold securities, including derivative securities, of PaineWebber and/or UBS for its own account and for the accounts of customers.

  SUMMARY OF ANALYSES BY BLACKSTONE AND GOLDMAN SACHS

     At the meeting of PaineWebber's board of directors on 11 July 2000, Blackstone and Goldman Sachs made a joint presentation to the board of directors. The following is a summary of the material financial analyses in the joint presentation to PaineWebber's board of directors. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about 7 July 2000 and is not necessarily indicative of current market conditions. You should understand that the order of analyses and the results derived from these analyses described below do not represent the relative importance or weight given to these analyses by Blackstone and Goldman Sachs. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Blackstone and Goldman Sachs, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

     Historical Trading Values Analysis

     Blackstone and Goldman Sachs reviewed certain historical stock price and price-to-earnings multiple information for PaineWebber common stock. Blackstone and Goldman Sachs compared PaineWebber common stock and PaineWebber's price-to-earnings multiple on a weekly basis from 4 July 1997 through 7 July 2000 with the following:

     - the S&P 500 index;

     - a large and mid-size capitalization broker-dealer index; and

     - a small capitalization broker-dealer index.

     Selected Companies Analysis

     Blackstone and Goldman Sachs reviewed and compared certain financial information for PaineWebber to corresponding financial information, ratios and public market multiples for the following six large and mid-size capitalization, publicly traded broker-dealers:

     - Morgan Stanley Dean Witter & Co.;

     - Merrill Lynch & Co., Inc.;

     - Goldman, Sachs & Co.;

     - Lehman Brothers Holdings Inc.;

     - Bear, Stearns & Co. Incorporated; and

     - Donaldson, Lufkin & Jenrette Inc.

     Blackstone and Goldman Sachs also conducted this review and comparison with respect to nine small capitalization, publicly traded broker-dealers.

     The selected companies were chosen because they are publicly traded broker-dealer companies with operations that, for purposes of analysis, may be considered similar to PaineWebber. Blackstone and Goldman Sachs calculated and compared various financial information, multiples and ratios, including:

     - closing share price on 7 July 2000 as a percentage of 52-week high share price;

     - estimated 2000 and 2001 price to Institutional Brokers Estimate System estimated earnings ratios;

     - Institutional Brokers Estimate System five-year growth rate estimates;

     - ratio of 2001 estimated price to earnings ratio to Institutional Brokers Estimate System's five-year growth rate estimate;

     - ratio of share price to book value;

     - ratio of assets to equity;

     - ratio of compensation to pre-tax income and compensation;

     - return on average assets for latest 12 months; and

     - return on average equity for latest 12 months.

     The results of these analyses are summarized as follows:

                                            SELECTED LARGE AND MID-SIZE
                                                  CAPITALIZATION           SELECTED SMALL-CAPITALIZATION
                                              BROKER-DEALER COMPANIES             BROKER/DEALERS
                                           -----------------------------   -----------------------------
RATIO/MULTIPLE               PAINEWEBBER      RANGE      MEDIAN    MEAN       RANGE      MEDIAN    MEAN
--------------               -----------   -----------   -------   -----   -----------   -------   -----
7 July 2000 Stock Price as
  a Percentage of 52-Week
  High.....................       86%         64%-99%      N/A      N/A      41%-100%      N/A      N/A
Estimated 2000 Price/
  Earnings Ratio...........     11.0x       7.5x-18.1x    12.5x    12.7x    7.6x-43.4x     9.5x    14.3x
Estimated 2001 Price/
  Earnings Ratio...........      9.6x       6.7x-17.1x    11.9x    12.1x    6.9x-29.5x     9.3x    12.2x
Institutional Brokers
  Estimate System Estimated
  Five-Year Growth Rate....     10.5%      11.8%-13.5%    12.8%    12.7%   10.0%-25.0%    11.5%    12.8%
Estimated 2001 Price/
  Earnings Ratio to
  Estimated Five-Year
  Growth Rate..............      0.9x        0.5x-1.3x     0.9x     1.0x     0.5x-1.6x     0.9x     0.9x
Share Price/Book Ratio.....     2.15x      1.58x-5.99x    2.96x    3.24x   1.24x-4.46x    1.87x    2.04x
Assets/Equity Ratio........     20.8x      23.5x-42.3x    29.1x    30.8x    1.4x-14.5x     7.0x     7.1x
Compensation/Pre-Tax Income
  and Compensation.........     75.3%      52.7%-76.5%    69.9%    67.6%   74.0%-88.6%    80.6%    81.1%
Return on Average Assets
  for Last 12 Months.......     1.06%      0.42%-1.45%    0.82%    0.86%   0.93%-8.68%    2.78%    3.53%
Return on Average Equity
  for Last 12 Months.......     22.8%      18.4%-33.6%    24.7%    25.2%   12.5%-25.6%    18.2%    18.5%

     Discounted Cash Flow Analysis

     Blackstone and Goldman Sachs performed a discounted cash flow analysis of the projected distributable cash flows of PaineWebber for the period of 30 June 2000 through 2005 using the terminal value method. The following assumptions were used to generate the cash flow projections:

     - PaineWebber management projections for the last six months of 2000 and for the year 2001;

     - Institutional Brokers Estimate System estimated long-term growth rate of 10.5%; and

     - a constant capital structure with a 5.0% ratio of equity to assets.

     In calculating a range of implied equity value for PaineWebber on a per share basis, Blackstone and Goldman Sachs used two different terminal value methodologies: one based on multiples of estimated 2006 net income and one based on multiples of estimated year-end 2005 book value. In both cases, the discount rates ranged from 11.0% to 16.0%.

     The terminal value methodology based on net income used multiples that ranged from 9.0x to 17.0x. This analysis resulted in implied per share values for PaineWebber common stock that ranged from $40.09 to $78.24.

     The terminal value methodology based on book value used multiples that ranged from 2.0x to 3.5x. This analysis resulted in implied per share values for PaineWebber common stock that ranged from $39.91 to $73.18.

     Analysis of Transaction Price

     Blackstone and Goldman Sachs reviewed the premium and financial multiples and other information implied in the transaction price, on the assumption that each share of PaineWebber common stock will be exchanged for a consideration equivalent to $73.50. On this assumption, Blackstone and Goldman Sachs calculated an implied transaction premium of 63.3% over the closing price of PaineWebber common stock on 7 July 2000 and an aggregate fully diluted equity consideration in the merger of $12.399 billion.

     The ratios obtained through this analysis are as follows:

                                                              MULTIPLES
                                                              ---------
Aggregate Consideration as a Multiple of Net Revenues:
  Latest 12 Months Ending 31 March 2000.....................     2.0x
  First Half of 2000 Annualized.............................     2.1
  PaineWebber Management Projections for 2001...............     1.6
Aggregate Consideration as a Multiple of Net Income:
  Latest 12 Months Ending 31 March 2000.....................    22.3x
  PaineWebber Management Projections for 2000...............    20.3
  PaineWebber Management Projections for 2001...............    17.2
  Institutional Brokers Estimate System Estimates for
     2000...................................................    19.7
  Institutional Brokers Estimate System Estimates for
     2001...................................................    17.1
P/E Multiple/Growth Rate:
  PaineWebber Management Projection for 2001................     1.6x
  Institutional Brokers Estimate System Estimated Long-Term
     Growth Rate for 2001...................................     1.6
Aggregate Consideration as a Multiple of Equity (30 June
  2000 PaineWebber Management Estimate):
  U.S. GAAP Book Value......................................     3.9x
  Tangible Book Value.......................................     4.9
Premium to Net Revenues:
  Latest 12 Months Ending 31 March 2000.....................     1.6x
  First Half of 2000 Annualized.............................     1.6
  PaineWebber Management Projections for 2001...............     1.3

     Selected Transactions Analysis

     Blackstone and Goldman Sachs analyzed certain information relating to six transactions since 1997 involving the acquisition of broker-dealers where the acquirer was a non-commercial bank and eighteen transactions where the acquirer was a commercial bank.

     Blackstone's and Goldman Sachs' analyses of the selected transactions compared the following to the results for the proposed merger, both excluding and including as part of the total value of the merger retention program for key employees of PaineWebber, particularly financial advisors, providing for retention payments estimated at $875 million:

     - premium over market price five business days prior to announcement;

     - aggregate consideration as a multiple of latest twelve-months revenues;

     - aggregate consideration as a multiple of latest twelve-months net income;

     - aggregate consideration as a multiple of projected revenues and net income for the year following the year of announcement of the transaction, without synergies;

     - aggregate consideration as a multiple of projected revenues and net income for the year following the year of announcement of the transaction, with estimated synergies;

     - aggregate consideration as a multiple of the book value; and

     - estimated retention pool as a percentage of the latest twelve-months revenues.

     Other Factors and Analyses

     In its presentation to PaineWebber's board of directors, Blackstone and Goldman Sachs reviewed other factors and analyses, including:

     - published research analyst views and comments regarding UBS;

     - an analysis of the UBS ordinary share price compared to a composite of selected European banks on a weekly basis from 4 July 1997 through 7 July 2000;

     - an analysis of the one year forward Institutional Brokers Estimate System estimated price to earnings ratio of UBS compared to a composite of selected European banks on a daily basis from 7 July 1999 through 7 July 2000; and

     - an analysis of PaineWebber's stockholder base.

     Blackstone and Goldman Sachs prepared these analyses solely for the purposes of advising PaineWebber's board of directors, and they do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PaineWebber, UBS, Goldman Sachs or Blackstone assumes responsibility if future results are materially different from those forecasted. As described above, the opinion of Goldman Sachs to the PaineWebber board of directors was one of many factors taken into consideration by the PaineWebber board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Blackstone and Goldman Sachs.

     PaineWebber retained Blackstone because of its experience and expertise. Blackstone has an internationally recognized merger and acquisition advisory business. Blackstone, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Blackstone is familiar with PaineWebber, having provided certain investment banking services to PaineWebber from time to time and having acted as its financial advisor in connection with the merger.

     Pursuant to a letter agreement dated 11 July 2000, PaineWebber engaged Blackstone to act as its financial advisor with respect to a possible transaction involving a merger or sale of substantially all of the shares or assets of PaineWebber. Pursuant to the terms of the letter, PaineWebber has agreed to pay Blackstone a success fee of $20,000,000 payable upon the consummation of the merger. In addition, PaineWebber has agreed to reimburse Blackstone for its reasonable out-of-pocket expenses, including fees and disbursements of Blackstone's attorneys, and to indemnify Blackstone and certain related persons against certain liabilities that may arise out of its engagement.

     Pursuant to a letter agreement dated 11 July 2000, PaineWebber engaged Goldman Sachs to act as its exclusive financial advisor in connection with the possible sale of all or a majority of PaineWebber, except that PaineWebber has engaged Blackstone in connection with the transaction pursuant to the letter agreement described above. Pursuant to the terms of this letter agreement, if the merger is consummated, PaineWebber will pay Goldman Sachs a transaction fee of $20,000,000. In addition, PaineWebber has agreed to reimburse Goldman Sachs periodically, upon request, and upon consummation of the merger or upon termination of its services pursuant to the letter agreement, for its reasonable out-of-pocket expenses, including the fees and disbursements of Goldman Sachs' attorneys, plus any sales, use or similar taxes, including additions to those taxes, if any arising in connection with any matter referred to in the letter agreement. PaineWebber has also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

UBS'S REASONS FOR THE MERGER

     At its meeting on 3 July 2000, the UBS board of directors approved the merger and authorized UBS management to negotiate and enter into the merger agreement. In the course of making its decision to approve the merger, the UBS board of directors consulted with UBS's management, as well as its financial advisors, Wasserstein Perella and UBS Warburg, and outside legal counsel, and considered a number of factors. The material factors considered are summarized below.

     - The consistency of the merger with UBS's established strategic and financial goals.

        - The strategic goals included:

           - enhancing UBS's position as the world's leading provider of wealth management services in the United States; and

           - increasing UBS's market share of investment banking services by obtaining increased distribution.

        - The financial goals included:

           - achieving a 15-20% return on equity on a yearly basis;

           - maintaining continued double-digit growth of cash earnings per share on a yearly basis;

           - maintaining a low cost to income ratio; and

           - generating a net increase in assets under management.

     The UBS board of directors determined that the merger was fully consistent with these goals. In making this determination, the UBS board of directors also considered the following:

     - The U.S. is the biggest and fastest growing wealth management market in the world, and PaineWebber's 2.7 million U.S. affluent clients offer an opportunity to leverage UBS's premium content.

     - PaineWebber has targeted affluent clients successfully; it has the highest average account size of any major U.S. broker, almost 40% higher than the nearest competitor, and has increased its share of the U.S. affluent market over the last decade. Its market share of U.S. household liquid financial assets has more than doubled since 1990.

     - Over the last five years, PaineWebber has delivered consistent, strong growth in client assets, profits and market share, with record profits every year and an earnings per share compound annual growth rate of 32%.

     - The merger is expected to be accretive to cash earnings per share for UBS beginning in 2001.

     - The prices paid in recent comparable transactions.

     - Synergies resulting from the merger are estimated at $425 million per year pre-tax and are expected to be fully achieved by 2002; approximately 55% of the synergies are expected to be derived from revenue enhancements and 45% from cost savings.

     - Restructuring costs associated with the merger are expected to be $400 million, mainly relating to the integration of U.S. operations.

     - Senior management of PaineWebber will be retained following the merger, and employment contracts and an incentive plan comprised of stock and cash will be set aside for key PaineWebber professionals to be paid out over the next three years.

     - General Electric and several of its subsidiaries and The Yasuda Mutual Life Insurance Company, PaineWebber's two largest stockholders, which together own approximately 30% of the outstanding PaineWebber shares, would enter into agreements with UBS to vote in favor of adoption of the merger agreement.

     - The merger would require UBS's shareholders to approve the issuance of the UBS ordinary shares that will be issued in the merger (which was accomplished on 7 September 2000).

     - The merger will require approval by PaineWebber's stockholders and various regulatory bodies.

     In view of the wide variety of factors considered by the UBS board of directors in connection with its evaluation of the merger, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors described above, and individual members of the board of directors may have given different weights to different factors.

UBS SHAREHOLDERS MEETING

     On 7 September 2000, UBS convened an extraordinary general meeting of its shareholders at which the shareholders approved an increase in share capital to permit the issuance of UBS ordinary shares in exchange for shares of PaineWebber common stock in the merger and pursuant to PaineWebber stock options and stock based awards. The shareholders also approved the board of directors' proposal that on 5 October 2000 UBS shareholders of record as of 2 October 2000 be paid a partial dividend of CHF 4.50 for the first nine months of the year 2000.

                         REQUIRED REGULATORY APPROVALS

     The consummation of the merger is subject to a number of regulatory approvals that are described below. While UBS has no reason to believe that it will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, it cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all.

ANTITRUST

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations, the merger may not be completed until applicable waiting-period requirements have been satisfied. UBS and PaineWebber each filed notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act on 28 July 2000. The waiting period under the Hart-Scott-Rodino Act was terminated on 10 August 2000, indicating that neither agency presently has significant antitrust concerns regarding the merger.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of UBS or PaineWebber or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

INSURANCE REGULATIONS

     The insurance laws and regulations of U.S. jurisdictions generally require that, before a party acquires control of an insurance company doing business in such a jurisdiction by acquiring or merging with the holding company of the insurance company, the acquiror must obtain the prior approval of, or file a notice with, the jurisdiction. The acquiror generally must also satisfy waiting periods.

     Because PaineWebber operates a California insurance company, the completion of the merger is subject to the approval of the insurance department of California. An application for this approval has been submitted.

BANKING REGULATIONS

     PaineWebber operates a New Jersey trust company, a Tennessee trust company, a Puerto Rican trust company, and owns a dormant Utah industrial loan bank. Accordingly, the banking regulators of New Jersey, Tennessee, Puerto Rico and Utah must each approve the merger. Applications have been submitted to each of these regulators to obtain the required approvals.

     PaineWebber also currently operates an Article XII investment company, a limited-purpose banking organization in the State of New York. PaineWebber intends to liquidate this company before the merger is completed. On 1 September 2000, PaineWebber obtained a court order declaring the business of this company closed, directing this company to wind up its affairs and to take appropriate steps to complete its liquidation, and ordering publication of notice of its dissolution. Notice was published in the New York Times (National Edition) on 6 September 2000, requiring the submission of claims against this company on or before 1 October 2000. If PaineWebber does not complete the liquidation of this company before the merger, or otherwise dispose of its interest in this company, UBS would have to obtain the approval of the New York bank regulatory authorities before acquiring control of PaineWebber.

BROKER-DEALER REGULATIONS

     Because PaineWebber owns several registered broker-dealers, UBS and PaineWebber must make certain filings with, or give notifications to, a number of U.S. federal, state and foreign governmental and self-regulatory agencies, and securities and other exchanges, before the merger is completed.

OTHER APPLICATIONS AND NOTICES

     UBS and PaineWebber conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger, including the United Kingdom, in which PaineWebber currently operates a bank. UBS and PaineWebber are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. UBS and PaineWebber have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement, but they may not complete some of these filings or obtain some of these approvals, which may not, as a matter of practice, be required to be obtained prior to the effectiveness of a merger transaction, prior to the effective time of the merger.

                                    TAXATION

     The following discussion sets forth the material United States federal income and Swiss tax consequences of the merger and of the ownership of UBS ordinary shares by a holder that holds PaineWebber common stock, and will hold UBS ordinary shares, as capital assets. This discussion represents the views of Sullivan & Cromwell, counsel to UBS, and Cravath, Swaine & Moore, counsel to PaineWebber, insofar as it relates to the U.S. federal income tax consequences of the merger. This discussion also represents the views of Sullivan & Cromwell insofar as it relates to the U.S. federal income tax consequences associated with owning the UBS ordinary shares received in the merger. In addition, this discussion represents the views of Baer & Karrer, counsel to UBS, as to matters of Swiss tax law.

     This discussion does not address the tax consequences to holders of PaineWebber common stock or UBS ordinary shares in particular circumstances, such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark to market, holders liable for alternative minimum tax, holders that actually or constructively own 10% or more of the voting stock of UBS AG, holders that hold PaineWebber common stock or UBS ordinary shares as part of a straddle or a hedging or conversion transaction or holders whose functional currency is not the U.S. dollar. This discussion also does not apply to holders who acquired their PaineWebber common stock or UBS ordinary shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of Switzerland and the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this document, as well as the Convention Between the United States of America and Switzerland, which we call the "Treaty," all of which are subject to change or change in interpretation, possibly with retroactive effect.

     For purposes of this discussion, a "U.S. holder" is any beneficial owner of PaineWebber common stock or UBS ordinary shares that is

     - a citizen or resident of the United States,

     - a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision of the United States,

     - an estate the income of which is subject to United States federal income tax without regard to its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     For purposes of this discussion, an "eligible PaineWebber stockholder" is any beneficial owner of PaineWebber common stock that will not be a "five percent transferee stockholder" as defined in United States Treasury Regulation
Section 1.367(a)-3(c)(5)(ii) or who enters into a five-year gain recognition agreement in the form provided in United States Treasury Regulation Section 1.367(a)-8(b). A five percent transferee stockholder is a person that holds PaineWebber common stock and that will immediately after the merger hold at least five percent of the outstanding shares of UBS AG capital stock by vote or by value.

     The discussion does not generally address any aspects of United States taxation other than federal income taxation or any aspects of Swiss taxation other than income and capital taxation. Holders are urged to consult their tax advisors regarding the United States federal, state and local and the Swiss and other tax consequences of owning and disposing of PaineWebber common stock and UBS ordinary shares.

THE MERGER -- SWISS TAXATION

     There are no Swiss tax consequences as a result of the merger to holders of PaineWebber common stock that are not residents of Switzerland for Swiss income tax purposes or otherwise subject to a limited tax liability by virtue of maintaining a permanent establishment in Switzerland. Any Swiss stamp duties potentially becoming due in connection with the merger will be the obligation of, and borne by, UBS.

THE MERGER -- UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of Cravath, Swaine & Moore, counsel to PaineWebber, and Sullivan & Cromwell, counsel to UBS:

     - the merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code,

     - UBS, Neptune Merger Subsidiary and PaineWebber will each be a "party" to such reorganization under Section 368(b) of the Internal Revenue Code,

     - UBS will, as to each eligible PaineWebber stockholder, be treated as a corporation under Section 367(a) of the Internal Revenue Code, and

     - an eligible PaineWebber stockholder will not recognize gain or loss for United States federal income tax purposes in connection with the receipt of UBS ordinary shares exchanged for PaineWebber common stock pursuant to the merger, except with respect to cash received in lieu of fractional UBS ordinary shares.

     The following material United States federal income tax consequences result from the foregoing:

  U.S. HOLDERS

     Eligible PaineWebber Stockholders Who Receive Only UBS Ordinary Shares

     An eligible PaineWebber stockholder that receives only UBS ordinary shares in the merger will not recognize gain or loss with respect to the receipt of UBS ordinary shares, except in respect of cash received for fractional shares, as described below. The basis for United States federal income tax purposes in the UBS ordinary shares that an eligible PaineWebber stockholder receives in the merger will be the same as such stockholder's basis in the surrendered PaineWebber common stock. An eligible PaineWebber stockholder will include in its holding period of the UBS ordinary shares its holding period of the surrendered PaineWebber common stock.

     Eligible PaineWebber Stockholders Who Receive Only Cash

     An eligible PaineWebber stockholder that receives only cash in the merger generally will recognize capital gain to the extent the amount of cash received in the merger exceeds such stockholder's basis in PaineWebber common stock, or loss to the extent such stockholder's basis in PaineWebber common stock exceeds the amount of cash received in exchange for PaineWebber common stock.

     Eligible PaineWebber Stockholders Who Receive UBS Ordinary Shares and Cash

     An eligible PaineWebber stockholder that receives both UBS ordinary shares and cash in the merger, without regard to any cash received in lieu of fractional UBS ordinary shares, will recognize any gain (but not loss) realized but only to the extent of cash received in the merger. An eligible PaineWebber stockholder who owns different blocks of PaineWebber common stock, each with a different tax basis, must compute gain or loss separately for each block of such stock. Any loss realized on one block of PaineWebber common stock may not be netted against gain realized on another block of such stock. The basis for United States federal income tax purposes in the UBS ordinary shares that an eligible PaineWebber stockholder receives in the merger will be the same as such stockholder's basis in the surrendered PaineWebber common stock, decreased by the amount of cash received in the merger and increased by the amount of gain recognized in the merger. An eligible PaineWebber stockholder will include in its holding period of the UBS ordinary shares its holding period of the surrendered PaineWebber common stock. Cash received in lieu of fractional UBS ordinary shares is treated separately, as discussed below.

     Cash Received in Lieu of Fractional UBS Ordinary Shares

     An eligible PaineWebber stockholder that receives cash in lieu of a fractional UBS ordinary share will be treated as first having received a fractional UBS ordinary share and then having exchanged the fractional UBS ordinary share for cash. An eligible PaineWebber stockholder will recognize gain (or loss) to the extent the cash received in lieu of a fractional UBS ordinary share exceeds (or is less than) its basis in the deemed-received fractional UBS ordinary share, taking into account the adjustment in the basis, if any, resulting from the receipt of cash other than for fractional UBS ordinary shares as described above.

     Character of Gain or Loss

     Generally, gain or loss recognized with respect to PaineWebber common stock surrendered in the merger will be capital gain or loss. Capital gain of a noncorporate U.S. holder will generally be subject to a maximum rate of 20% where the PaineWebber common stock was held for more than one year, while the deduction of any capital loss is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. holders that own a significant amount of UBS AG capital stock after the merger (e.g., more than 1% of the outstanding capital stock of UBS AG) should consult their own tax advisors as to whether any gain recognized will be treated as capital gain or ordinary income.

  NON-U.S. HOLDERS

     A non-U.S. holder is not subject to United States federal income tax on gain or loss recognized with respect to the merger unless the gain is "effectively connected" with that non-U.S. holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to United States taxation on a net income basis, or that non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the merger and certain other conditions are met. In either of those cases the non-U.S. holder will be treated like a U.S. holder with respect to the recognition of gains or losses, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gains that are "effectively connected" with its conduct of a trade of business in the United States.

     Holders of PaineWebber common stock are subject to backup withholding and information reporting as described below under "-- Additional United States Federal Income Tax Considerations -- Information Reporting and Backup Withholding."

OWNERSHIP OF UBS ORDINARY SHARES -- SWISS TAXATION

  DIVIDENDS AND DISTRIBUTIONS

     Dividends paid and similar cash or in-kind distributions made by UBS to a holder of UBS ordinary shares (including dividends on liquidation proceeds and stock dividends) are subject to a Swiss federal withholding tax at a rate of 35%. The withholding tax must be withheld from the gross distribution, and be paid to the Swiss Federal Tax Administration.

     A U.S. holder that qualifies for Treaty benefits may apply for a refund of the withholding tax withheld in excess of the 15% Treaty rate. The claim for refund must be filed with the Swiss Federal Tax Administration, Eigerstrasse 65, 3003 Berne, Switzerland. The form used for obtaining a refund is Swiss Tax Form 82 (82C for companies; 82E for other entities; 82I for individuals), which may be obtained from any Swiss Consulate General in the United States or from the Swiss Federal Tax Administration at the address above. The form must be filled out in triplicate with each copy duly completed and signed before a notary public in the United States. The form must be accompanied by evidence of the deduction of withholding tax withheld at the source.

  TRANSFERS OF UBS ORDINARY SHARES

     The sale of UBS ordinary shares, whether by Swiss resident or non-resident holders (including U.S. holders), may be subject to a Swiss securities transfer stamp duty of up to 0.15% calculated on the sale proceeds if it occurs through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act. In addition to the stamp duty, the sale of UBS ordinary shares by or through a member of the SWX Swiss Exchange may be subject to a stock exchange levy.

     Capital gains realized by a U.S. holder upon the sale of UBS ordinary shares are not subject to Swiss income or gains taxes, unless such U.S. holder holds such shares as business assets of a Swiss business operation qualifying as a permanent establishment for the purposes of the Treaty. In the latter case, gains are taxed at ordinary Swiss individual or corporate income tax rates, as the case may be, and losses are deductible for purposes of Swiss income taxes.

OWNERSHIP OF UBS ORDINARY SHARES -- UNITED STATES FEDERAL INCOME TAXATION

  DIVIDENDS AND DISTRIBUTIONS

     U.S. Holders

     Subject to the passive foreign investment company rules discussed below, U.S. holders will include in gross income the gross amount of any dividend paid, before reduction for Swiss withholding taxes, by UBS out of its current or accumulated earnings and profits, as determined for United States federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder. Dividends will be income from sources outside the United States for foreign tax credit limitation purposes, but generally will be "passive income" or "financial services income," which are treated separately from other types of income for foreign tax credit limitation purposes. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution included in income of a U.S. holder will be the U.S. dollar value of the Swiss franc payments made, determined at the spot Swiss franc/U.S. dollar rate on the date such dividend distribution is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss. Such gain or loss will generally be income from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a return of capital to the extent of the U.S. holder's basis in its UBS ordinary shares and thereafter as capital gain.

     Subject to certain limitations, the Swiss tax withheld in accordance with the Treaty and paid over to Switzerland will be creditable against the U.S. holder's United States federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Switzerland or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder's United States federal income tax liability, whether or not the refund is actually obtained.

     Non-U.S. Holders

     A non-U.S. holder is not subject to United States federal income tax with respect to dividends paid on UBS ordinary shares unless the dividends are "effectively connected" with that non-U.S. holder's conduct of a trade or business in the United States, and attributable to a permanent establishment maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to United States taxation on a net income basis, or that non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the dividend distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S.

holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are "effectively connected" with its conduct of a trade or business in the United States.

  TRANSFERS OF UBS ORDINARY SHARES

     U.S. Holders

     Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of UBS ordinary shares generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the UBS ordinary shares. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 20% if the UBS ordinary shares were held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

     Non-U.S. Holders

     A non-U.S. holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of UBS ordinary shares unless the gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to United States taxation on a net income basis, or the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on "effectively connected" gains recognized.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  PASSIVE FOREIGN INVESTMENT COMPANY RULES

     UBS believes that UBS ordinary shares should not be treated as stock of a passive foreign investment company for United States federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, UBS will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held UBS ordinary shares, either at least 75% of the gross income of UBS for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of UBS's assets is attributable to assets that produce or are held for the production of passive income. If UBS were to be treated as a passive foreign investment company, then unless a U.S. holder makes a mark-to-market election, gain realized on the sale or other disposition of UBS ordinary shares would in general not be treated as capital gain. Instead, a U.S. holder would be treated as if the holder had realized such gain and certain "excess distributions" ratably over the holder's holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, gains with respect to cash received in the merger, and certain other payments as described below, will be subject to information reporting requirements and backup withholding tax at the rate of 31% for a non-corporate United States person that:

     - fails to provide an accurate taxpayer identification number,

     - is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

     - in certain circumstances, fails to comply with applicable certification requirements.

     Persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8.

     If a holder of UBS ordinary shares sells UBS ordinary shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the holder certifies that it is not a United States person, under penalties of perjury, or otherwise establishes an exemption. If a holder sells UBS ordinary shares outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to the holder outside the United States, then United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if UBS ordinary shares are sold through a non-U.S. office of a broker that:

     - is a United States person,

     - derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States,

     - is a "controlled foreign corporation" as to the United States, or

     - with respect to payments made after 31 December 2000, is a foreign partnership, if at any time during its tax year:

          - one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

          - at any time during its tax year the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that the selling holder of UBS ordinary shares is a non-U.S. person, and does not have actual knowledge that such seller is a U.S. person, or such seller otherwise establishes an exemption.

     A refund of any amounts withheld under the backup withholding rules that exceeds the income tax liability of a holder of PaineWebber common stock or of UBS ordinary shares, as applicable, may be obtained by filing a refund claim with the Internal Revenue Service.

                              ACCOUNTING TREATMENT

     The merger will be accounted for by use of the purchase method of accounting, in accordance with International Accounting Standards. This means that UBS will record the excess of the purchase price of PaineWebber over the fair value of PaineWebber's identifiable assets, including intangible assets, and liabilities, as goodwill.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you consider the recommendation of the PaineWebber board of directors that you vote in favor of adoption of the merger agreement, you should keep in mind that a number of executive officers and members of the PaineWebber board have interests in the merger that are in addition to your interests as a stockholder. Their additional interests arise primarily in connection with the arrangements relating to their continued employment following the consummation of the merger.

EMPLOYMENT AGREEMENTS

     As of 12 July 2000, UBS and PaineWebber entered into employment agreements with the following PaineWebber executives:

     - Donald B. Marron, Chairman of the Board and Chief Executive Officer of Paine Webber Group Inc. and PaineWebber Incorporated;

     - Joseph J. Grano, Jr., President of PaineWebber Incorporated;

     - Steven P. Baum, Executive Vice President, Director of Capital Markets of PaineWebber Incorporated;

     - Regina A. Dolan, Senior Vice President, Chief Administrative Officer of Paine Webber Group Inc. and Executive Vice President, Chief Administrative Officer of PaineWebber Incorporated;

     - Robert H. Silver, Executive Vice President of PaineWebber Incorporated;
       and

     - Mark B. Sutton, Executive Vice President and President, Private Client Group, of PaineWebber Incorporated.

     The employment agreements will generally become effective in substantial part upon the completion of the merger. Following the completion of the merger, each executive will hold the positions set forth opposite his or her name below:

EXECUTIVE                                                   POSITION(S)
---------                                                   -----------
Donald B. Marron.....................  Chairman of UBS America, Chairman of the Board of
                                       PaineWebber Incorporated, Chief Executive Officer of
                                       the Private Equity Group and Senior Advisor to the
                                       Chief Executive Officer of UBS AG
Joseph J. Grano, Jr..................  President and Chief Executive Officer of PaineWebber
                                       Incorporated and President and Chief Executive
                                       Officer of the Global Private Client Group
Steven P. Baum.......................  Director of Global Real Estate of UBS Warburg LLC
Regina A. Dolan......................  Executive Vice President of PaineWebber Incorporated,
                                       Chief Administrative Officer of the Global Private
                                       Client Group and Director of the Transaction Services
                                       Division
Robert H. Silver.....................  Executive Vice President and Director of Operations,
                                       Systems and Services of the Global Private Client
                                       Group
Mark B. Sutton.......................  Executive Vice President and President, U.S. Private
                                       Client Group of PaineWebber Incorporated

  COMPENSATION

     Each employment agreement provides that the executive will be employed, beginning from the completion of the merger, for a period of three years. During the terms of their respective employment agreements, each executive will receive an annual base salary, which will be subject to annual review for increase but not decrease, and a minimum bonus for each fiscal year during the term of employment as set forth below:

EXECUTIVE                                                    BASE SALARY    ANNUAL BONUS
---------                                                    -----------    ------------
Donald B. Marron...........................................  $2,000,000     $ 18,000,000(1)
Joseph J. Grano, Jr. ......................................  $  750,000     $  9,500,000(2)
Steven P. Baum.............................................  $  500,000     $  5,500,000(3)
Regina A. Dolan............................................  $  500,000     $  3,000,000(4)
Robert H. Silver...........................................  $  500,000     $  2,500,000(5)
Mark B. Sutton.............................................  $  500,000     $  5,500,000(6)

---------------
(1) Represents a minimum annual bonus, payable in cash. The Chief Executive Officer of UBS AG may, in his discretion, increase the amount of Mr. Marron's bonus.

(2) Represents a minimum annual bonus, payable 25% in restricted UBS ordinary shares and 75% in cash. The Chief Executive Officer of UBS Warburg may, in his discretion, increase Mr. Grano's bonus. Any bonus amount in excess of the minimum bonus will be awarded 50% in restricted UBS ordinary shares and 50% in cash. The restricted UBS ordinary shares will vest 1/3 on each of the first three anniversaries of the grant date.

(3) Represents a minimum annual bonus, payable 25% in restricted UBS ordinary shares and 75% in cash. Mr. Baum's target bonus is $7,000,000, and he may receive up to $8,500,000, or a larger amount, if the Director of Global Real Estate of UBS Warburg LLC in his discretion, so determines. Any bonus amount in excess of the minimum bonus will be awarded 50% in restricted UBS ordinary shares and 50% in cash. The restricted UBS ordinary shares will vest 1/3 on each of the first three anniversaries of the grant date.

(4) Represents a minimum annual bonus, payable 25% in restricted UBS ordinary shares and 75% in cash. Ms. Dolan's target bonus is $3,500,000, and she may receive up to $4,500,000, or a larger amount, if the President of the Global Private Client Group and the Chief Operating Officer of UBS Warburg North America, in their discretion, so determine. Any bonus amount in excess of the minimum bonus will be awarded 50% in restricted UBS ordinary shares and 50% in cash. The restricted UBS ordinary shares will vest 1/3 on each of the first three anniversaries of the grant date.

(5) Represents a minimum annual bonus, payable 25% in restricted UBS ordinary shares and 75% in cash. Mr. Silver's target bonus is $3,500,000, and he may receive up to $4,500,000, or a larger amount, if the President of PaineWebber Incorporated, in his discretion, so determines. Any bonus amount in excess of the minimum bonus will be awarded 50% in restricted UBS ordinary shares and 50% in cash. The restricted UBS ordinary shares will vest 1/3 on each of the first three anniversaries of the grant date.

(6) Represents a minimum annual bonus, payable 25% in restricted UBS ordinary shares and 75% in cash. Mr. Sutton's target bonus is $7,000,000, and he may receive up to $8,500,000, or a larger amount, if the President of PaineWebber Incorporated, in his discretion, so determines. Any bonus amount in excess of the minimum bonus will be awarded 50% in restricted UBS ordinary shares and 50% in cash. The restricted UBS ordinary shares will vest 1/3 on each of the first three anniversaries of the grant date.

     Each executive other than Mr. Marron will be awarded a retention award as set forth below:

EXECUTIVE                                                     RETENTION AWARD
---------                                                     ---------------
Joseph J. Grano, Jr. .......................................    $30,000,000(1)
Steven P. Baum..............................................    $13,000,000(1)
Regina A. Dolan.............................................    $10,000,000(2)
Robert H. Silver............................................    $ 9,000,000(1)
Mark B. Sutton..............................................    $13,000,000(1)

---------------
(1) This retention award will be awarded 50% in UBS ordinary shares and 50% in cash and will vest 1/3 on each of the first three anniversaries of the completion of the merger.

(2) This retention award will be awarded 50% in UBS ordinary shares and 50% in cash and will vest 50% on each of the first two anniversaries of the completion of the merger.

     In addition, upon termination of employment for any reason, Mr. Marron will receive a pension benefit in the form of an annuity for life with annual payments of $5,000,000. Upon Mr. Marron's death, his surviving spouse will be paid an annuity for her life with annual payments of $3,750,000. Mr. Marron may elect to receive the pension benefit in the form of a lump-sum payment. The pension benefit will be fully vested and the actuarial present value of such benefit will be transferred to a rabbi trust for the benefit of Mr. Marron on the completion of the merger. Mr. Marron will also have an ownership interest in a new investment fund in which UBS will invest no less than $500,000,000 and may control a management company that may be engaged to manage certain other assets. See "-- The Private Equity Investment Fund" and "-- Management Contract Option."

  BENEFITS

     The employment agreements provide that during their respective terms of employment, the executives will be eligible to participate in all executive compensation plans and arrangements in which senior executives of PaineWebber Incorporated or Paine Webber Group Inc. are eligible to participate and in all events will be entitled to participate in a leveraged employee partnership for calendar year 2000 consistent with past partnership investment opportunities at PaineWebber and in all other leveraged employee partnership and other employee investment opportunities made available to PaineWebber Incorporated or Paine Webber Group Inc. executives or salaried employees generally. The executives will also be entitled to participate in all employee benefit programs of PaineWebber Incorporated or Paine Webber Group Inc. made available to PaineWebber Incorporated or Paine Webber Group Inc. executives or salaried employees generally. In addition, the executives will be entitled to reimbursement of business expenses, including legal fees incurred in connection with the employment agreements, in accordance with policies and procedures established by UBS, PaineWebber Incorporated or Paine Webber Group Inc., as the case may be, and office space and secretarial, administrative and executive assistance and services and other executive benefits, in each case substantially in accordance with the terms and provisions of such arrangements that were in effect and applicable immediately prior to the merger.

  TERMINATION

     Each employment agreement provides that, upon termination of the executive for cause, as defined in the employment agreement, the executive will be entitled to receive accrued base salary and awarded but unpaid annual bonus amounts, any deferred salary and bonus amounts and reimbursement for business expenses, and such other rights to compensation and benefits as may be provided in applicable plans and programs of Paine Webber Group Inc. and PaineWebber Incorporated. In addition to these amounts, Mr. Marron will be entitled to receive a pro rata portion of his minimum annual bonus for the year of termination of employment and to receive the pension benefit.

     If the executive's employment is terminated without cause by PaineWebber Incorporated or for good reason, as defined in the employment agreement, by the executive, the executive will receive accrued base salary and awarded but unpaid annual bonus amounts, any deferred salary and bonus amounts and reimbursement for business expenses, and such other rights to compensation and benefits as may be provided in applicable plans and programs of Paine Webber Group Inc. and PaineWebber Incorporated. In addition, Ms. Dolan and Messrs. Baum, Silver and Sutton will receive a lump sum payment equal to their respective base salaries and minimum bonuses for the remainder of the term, but not less than two times such annual base salary and minimum bonus, a pro rata portion of their respective minimum bonuses for the year of termination of employment, full vesting and payment of their respective retention awards, immediate vesting of any previously granted but not yet vested incentives, including stock options that remain exercisable in accordance with their terms, reimbursement for business expenses and continuation of welfare benefits, including health, dental and life insurance, for two years. Messrs. Marron and Grano will receive a lump sum payment equal to three times their respective base salaries and minimum bonuses, a pro rata portion of their respective minimum bonuses for the year of termination of employment, immediate vesting of any previously granted but not yet vested incentives, including stock options that remain exercisable in accordance with their terms, reimbursement for business expenses and continuation of welfare benefits, including health, dental and life insurance, for three years. In addition, Mr. Marron will receive the pension benefit described above, and Mr. Grano will receive full vesting and payment of his retention award. Furthermore, if Mr. Marron leaves his position to enter full-time government service, he will receive the benefits that he would have received had he been terminated without cause or resigned for good reason, except that he will receive only 50% of the amount of both the lump sum severance payment and pro rata minimum bonus for the year of termination.

     In addition, upon the termination of Mr. Marron's employment, PaineWebber Incorporated shall provide, at its expense, certain benefits to Mr. Marron for a period of ten years, including the following. Upon termination for any reason other than death or cause, he shall be provided the use of a full-time car and driver, a suitable office in midtown Manhattan, and an executive assistant, with salary and benefits no less than those in effect from time to time for the comparable level position at PaineWebber Incorporated, in each case comparable to those provided to him immediately prior to the merger, and the use of corporate aircraft on a limited basis comparable to that made available immediately prior to termination of employment. Upon termination for any reason other than cause, Mr. Marron and his family shall be provided with continued coverage for ten years under the terms of the medical or disability plans and programs of PaineWebber Incorporated as applicable immediately prior to the merger, to be offset by any coverage otherwise required to be provided during a concurrent period of time as a result of a termination of his employment without cause or for good reason.

     The employment agreements further provide that if an excise tax under
Section 4999 of the Internal Revenue Code is imposed on any executive, the executive will receive an additional amount so that the executive will be placed in the same after-tax position he or she would have been in had no excise tax been imposed.

  NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISPARAGEMENT PROVISIONS

     Pursuant to the employment agreements, each executive has agreed that:

     - from the date that the merger is completed through the first anniversary of the executive's termination of employment, or the six-month anniversary in the case of a termination by the employer without cause or a termination by the executive for good reason (the "Restricted Term"), the executive will not become involved in the retail brokerage business, or, in the case of Mr. Baum, real estate business comparable to that in which he was involved during his employment, whether as an employee, consultant, director, partner, shareholder or otherwise, in any country in which UBS or any of its subsidiaries or affiliates is actively engaged in the retail brokerage business, or, in the case of Mr. Baum, the real estate business, on the date that the merger is completed;

     - during the Restricted Term, the executive will not solicit any customer of UBS or any of its subsidiaries or affiliates for any retail brokerage business, or, in the case of Mr. Baum, the real estate business, or solicit any person, other than any secretary or administrative or executive assistant who reported directly to the executive immediately before the merger, who is or was employed by UBS or any of its subsidiaries or affiliates within 180 days of the solicitation, to terminate his or her employment with, to accept employment with anyone other than, or to interfere with the business of, UBS or any of its affiliates or subsidiaries.

     In addition, each executive has agreed that, both during and after the Restricted Term, the executive will not:

        - subject to limited exceptions, disclose any confidential information relating to UBS or any of its subsidiaries or affiliates;

        - intentionally make any public statement or publicly release any information that disparages or defames UBS, any of its subsidiaries or affiliates or any of its directors or officers; or

        - intentionally cause or encourage any other person to make any disparaging or defamatory public statement, or publicly release any disparaging or defamatory information, in respect of UBS, any of its subsidiaries or affiliates or any of its directors or officers.

     Furthermore, UBS and its subsidiaries and affiliates have also agreed not to, and to use their best efforts to cause their respective directors and senior executives not to, intentionally make, or intentionally cause or encourage the making of, any public statement, or publicly release any information, that disparages or defames any of the executives' reputations.

  INDEMNIFICATION AND INSURANCE

     The employment agreements provide that each executive will be indemnified by UBS AG, Paine Webber Group Inc. and PaineWebber Incorporated to the fullest extent legally permitted by the organizational documents and board resolutions of each of the respective companies or, if greater, under Delaware law, in the case of Paine Webber Group Inc. and PaineWebber Incorporated, or under Swiss law, in the case of UBS AG, so long as such greater indemnification does not contravene the by-laws of the relevant companies. The employment agreements further provide that, during the executives' respective terms of employment and for six years thereafter, UBS, PaineWebber Incorporated and Paine Webber Group Inc. will maintain directors' and officers' liability insurance policies that provide coverage to the executives that is no less than the aggregate coverage provided immediately prior to the merger and the terms of which may not be altered or amended so as to be, in the aggregate, materially less favorable to the executives than those in effect under any policy maintained by PaineWebber Incorporated or Paine Webber Group Inc. providing coverage to the executive immediately before the merger.

  MANAGEMENT CONTRACT OPTION

     PaineWebber has a portfolio of private equity and other investments, including interests in employee partnerships. Among his responsibilities, Mr. Marron will manage the division overseeing the management and liquidation of these investments. At UBS's request, UBS has the option to transfer this division's activities, including all personnel and expenses, pursuant to a management contract, to an independent management company to be controlled by Mr. Marron. If the applicable employee limited partners do not approve the transfer of the management of some or all of the employee partnership assets to the management company, such assets will not be transferred.

     If UBS exercises this option, the assets to be transferred will be valued at fair market value. As of 30 April 2000, the investments, together with the assets of the employee partnerships, were valued at approximately $1.3 billion.

     The management company will be entitled to an annual management fee equal to 1% of the assets under management. In addition, with respect to certain of the investments, each time an asset is disposed of, the management company will be entitled to an incentive fee equal to 10% of the profits obtained from the asset disposition that remain after UBS has received an amount equal to the fair market value of that asset at the time of transfer to the management company, plus an 8% annualized return on that value, plus recovery of any losses or write-offs on prior asset dispositions. As of 30 April 2000, the investments to which the incentive fee would apply were valued at approximately $775 million. It is currently anticipated that these investments will be liquidated within five years.

  THE PRIVATE EQUITY INVESTMENT FUND

     Pursuant to a letter agreement entered into as of 12 July 2000, UBS and Mr. Marron have agreed to form an investment fund for the purpose of seeking capital appreciation through direct private equity and equity-related investments, including investments in leveraged acquisitions, build-ups, recapitalizations, restructurings, management buyouts, pre-public offering opportunities and growth equity transactions. The parties have agreed that this private equity investment fund will be structured on market terms that are standard for funds of this nature. The fund will be organized, pursuant to a limited partnership agreement, as a Delaware limited partnership. The sole general partner of the fund will be a Delaware limited partnership or limited liability company that initially will be controlled by Mr. Marron. The aggregate capital commitments to the fund will be at least $525 million, including a commitment by the general partner and its affiliates of 5% of the total commitments by others, up to a maximum of $30 million, and a commitment by UBS of $500 million.

     UBS has agreed that the fund will pay to the general partner or one of its affiliates an annual management fee as follows:

        - for the period ending five years after the initial closing of the sale of limited partnership interests in the fund, which is expected to occur in the fourth quarter of 2000, a fee equal to 1.5% of total capital commitments; and

        - thereafter, a fee equal to 0.75% of capital contributions that remain invested in portfolio companies.

     In general, the fund will distribute all amounts received by the partnership upon the sale, exchange or refinancing of an investment or portion of an investment for cash or marketable securities, and all income from investments, in each case net of specified partnership expenses and reserves for such expenses, to the limited partners and the general partner pro rata in proportion to each of their respective capital contributions with respect to that investment. However, each limited partner's share of these amounts will be distributed to the general partner if the limited partner has received:

        - distributions generated by the investment equal to the sum of the limited partner's capital contribution applied to that investment, plus specified unrecouped fees, expenses and losses or writedowns on other investments; and

        - cumulative distributions of income from investments and proceeds from investments that have been disposed of, minus total capital contributions with respect to those investments, certain writedowns and specified fees and expenses with respect to the limited partner, equal to an 8% per annum return on the limited partner's capital contributions applied to investments that have been disposed of.

     Under these circumstances, the general partner will receive a portion of the limited partner's share of amounts generated by investments that have been disposed of equal to 20% of specified profits of the fund. Thereafter, the limited partner will receive 80% of its share of these amounts, and the general partner will receive 20% of the limited partner's share of these amounts.

     The fund's term will expire 10 years from the initial closing of the sale of limited partnership interests in the fund, subject to certain extension rights on the part of the general partner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of 14 September 2000, which is the record date for the special meeting, PaineWebber held of record for approximately 14,848 of its customers, including officers and directors of PaineWebber, 15,101,122 shares of PaineWebber common stock, constituting approximately 10.2% of the then outstanding shares of PaineWebber common stock.

     The following table sets forth certain information regarding each person or group known to PaineWebber to own beneficially more than 5% of any class of PaineWebber's voting stock as of 15 September 2000.*

                     NAME AND ADDRESS OF         AMOUNT AND NATURE OF     PERCENT OF
TITLE OF CLASS        BENEFICIAL OWNER           BENEFICIAL OWNERSHIP       CLASS
--------------  -----------------------------    --------------------     ----------
Common Stock    General Electric Company              31,523,600(1)          21.2%
                260 Long Ridge Road
                Stamford, Connecticut 06927
                The Yasuda Mutual Life                11,258,022(2)           7.6%
                Insurance Company
                9-1, Nishishinjuku
                1-chome, Shinjuku-ku
                Tokyo 169-92 Japan

---------------
(1) As of 15 September 2000, General Electric Capital Corporation, an indirect subsidiary of General Electric Company, owned 8,273,600 shares of PaineWebber common stock and GECS Holdings, Inc., an indirect subsidiary of General Electric Company, owned 23,250,000 shares of PaineWebber common stock. An Amended and Restated Stockholder Agreement, dated 6 August 1997, contains certain limitations on the ability of General Electric Capital Corporation and GECS Holdings, Inc., to vote, sell or otherwise dispose of their shares. Pursuant to the stockholder voting agreement described under "The Merger Agreement -- Stockholder Voting Agreements," General Electric Capital Corporation and GECS Holdings, Inc. have agreed to vote all their shares of PaineWebber common stock "FOR" the adoption of the merger agreement. The stockholder voting agreement also contains limitations on the ability of General Electric Capital Corporation and GECS Holdings, Inc., to sell or otherwise dispose of their shares of PaineWebber common stock.

(2) An Amended Investment Agreement, dated as of 3 November 1992, contains certain limitations on the ability of The Yasuda Mutual Life Insurance Company to vote, sell or otherwise dispose of its shares of PaineWebber common stock. Pursuant to the stockholder voting agreement described under "The Merger Agreement -- Stockholder Voting Agreements," The Yasuda Mutual Life Insurance Company has agreed to vote all of its shares of PaineWebber common stock "FOR" the adoption of the merger agreement. The stockholder voting agreement also contains limitations on the ability of The Yasuda Mutual Life Insurance Company to sell or otherwise dispose of its shares of PaineWebber common stock.

---------------
*The table above does not include 10,527,077 shares of PaineWebber common stock
 (7.1% of the outstanding shares of PaineWebber common stock) held, as of 15 September 2000, by a trustee under PaineWebber's 401(k) Plus Plan for the benefit of PaineWebber's employees.

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of 15 September 2000, the amount of PaineWebber common stock beneficially owned by each of its directors, the executive officers of PaineWebber identified in PaineWebber's 4 May 2000 annual meeting proxy statement as the five most highly compensated executive officers of PaineWebber for 1999 and all present directors and executive officers of PaineWebber as a group:

                                                                       SHARES OF
                                                                      PAINEWEBBER
                                                                      COMMON STOCK
NAME                                                            OWNED BENEFICIALLY(1)(2)
----                                                            ------------------------
Steven P. Baum(3)(4)........................................             490,934
E. Garrett Bewkes, Jr.(3)...................................              60,716
Reto Braun(3)...............................................              47,704
Regina A. Dolan(3)(4).......................................             393,906
Frank P. Doyle(3)...........................................              49,567
Joseph J. Grano, Jr.(3)(4)(5)...............................             968,530
James W. Kinnear(3).........................................              42,565
Naoshi Kiyono...............................................               2,324
Robert M. Loeffler(3).......................................              32,581
Donald B. Marron(2)(3)(4)(5)................................           2,629,058
Edward Randall, III(2)(3)...................................             504,717
Henry Rosovsky(3)...........................................              22,336
Ken-ichi Sekiguchi..........................................               2,324
Mark B. Sutton(3)(4)........................................             576,817
John R. Torell III(3).......................................              30,420
Total.......................................................           5,854,499
All present directors and executive officers as a group (19
  persons)..................................................           6,716,515

---------------
(1) No director or executive officer directly owns 1% or more of PaineWebber common stock, except Mr. Marron who owns 1.8%. All present directors and executive officers as a group, 19 persons, beneficially own 4.5%.

(2) Shares shown for directors and named executive officers include an aggregate of 579,015 shares of PaineWebber common stock as to which direct beneficial ownership is disclaimed. Of such shares, members of Mr. Marron's family beneficially own 402,240 shares (400,000 of which are held by three trusts for the benefit of certain members of Mr. Marron's family, of which Mr. Marron is a co-trustee) and members of Mr. Randall's family beneficially own 176,775 shares.

(3) Shares shown for directors and named executive officers include an aggregate of 3,470,750 shares of PaineWebber common stock covered by options presently exercisable or becoming exercisable within sixty days. The number held by these individuals is as follows: Mr. Marron 1,443,750, Mr. Baum 414,750, Mr. Bewkes 22,500, Mr. Braun 22,500, Ms. Dolan 336,000, Mr. Doyle 22,500, Mr.
    Grano 711,000, Mr. Kinnear 22,500, Mr. Loeffler 15,000, Mr. Randall 22,500, Mr. Rosovsky 15,500, Mr. Sutton 399,750, and Mr. Torell 22,500.

(4) Shares shown for directors and named executive officers and the aggregate for all present directors and executive officers as a group include shares as to which they are vested held by a trust under PaineWebber's 401(k) Plus Plan, including the following directors and named executive officers: Mr. Marron 39,304, Mr. Baum 347, Ms. Dolan 2,082, Mr. Grano 1,389, and Mr. Sutton 347.

(5) Pursuant to the stockholder voting agreements described under "The Merger Agreement -- Stockholder Voting Agreements," Mr. Grano and Mr. Marron have agreed to vote their shares of PaineWebber common stock subject to such voting agreements "FOR" the adoption of the merger agreement. The stockholder voting agreements also contain limitations on the ability of Mr. Grano and Mr. Marron to sell or otherwise dispose of their shares of PaineWebber common stock.

                              THE MERGER AGREEMENT

     This section describes the material terms of the merger agreement. The following description of the merger agreement is not complete and you should read the merger agreement, and the other information that is incorporated by reference in this document, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this document as Appendix A and is incorporated by reference into this document.

THE MERGER

     PaineWebber will merge with and into UBS Americas Inc., a Delaware corporation and a direct, wholly owned subsidiary of UBS AG. UBS Americas Inc. was created solely for the purposes of the merger and has no assets or operations of its own. When it was formed, and when it signed the merger agreement and all other agreements relating to the merger, UBS Americas Inc. was named Neptune Merger Subsidiary, Inc.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when UBS and PaineWebber file a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the third business day after the conditions contained in the merger agreement have been satisfied or waived or on another date agreed upon by UBS and PaineWebber.

UBS'S RIGHT TO REVISE THE STRUCTURE OF THE MERGER

     UBS may elect to restructure the merger:

     - so that PaineWebber is merged into a wholly owned subsidiary of UBS other than UBS Americas Inc.; or

     - following the making of an acquisition proposal by a third party as discussed below, to provide for an exchange offer for PaineWebber common stock, which would be followed by an unconditional merger, if, among other things, the PaineWebber board of directors determines in good faith that this restructuring would not adversely affect PaineWebber or its stockholders in any way in which they would not have been adversely affected had the restructuring not been effected.

UBS may not restructure the merger as set forth above if the restructuring would:

     - change adversely the treatment of holders of PaineWebber options;

     - impede receipt of the governmental and regulatory consents required for consummation of the merger;

     - impede the consummation of the transactions contemplated by the merger agreement; or

     - adversely affect the ability of counsel for PaineWebber or UBS to provide the tax opinions required by the merger agreement.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective, the outstanding shares of PaineWebber common stock will be, subject to the adjustments and limitations described below, converted at the election of the holders of the PaineWebber common stock into:

     - $73.50 in cash for each share of PaineWebber common stock; or

     - 0.4954 of a UBS ordinary share for each share of PaineWebber common stock.

Holders of PaineWebber common stock will receive cash for any fractional interest in a UBS ordinary share.

     The merger has been structured, and adjustments to PaineWebber stockholder elections will be made, so that the number of shares of PaineWebber common stock to be converted into UBS ordinary shares will equal 50% of the outstanding shares of PaineWebber common stock immediately prior to the time the merger becomes effective.

     If holders of more than 50% of the outstanding shares of PaineWebber common stock elect to receive UBS ordinary shares, the exchange agent will allocate, pro rata to the holders making this election in accordance with the number of shares of PaineWebber common stock that they hold, a sufficient number of shares of PaineWebber common stock to be converted into $73.50 per share instead of UBS ordinary shares so that the number of shares of PaineWebber common stock that the holders initially elected to convert into UBS ordinary shares less the number of shares of PaineWebber common stock so designated to be converted instead into cash equals, as nearly as practicable, 50% of the outstanding shares of PaineWebber common stock immediately prior to the time the merger becomes effective.

     If holders of less than 50% of the outstanding shares of PaineWebber common stock elect to receive UBS ordinary shares, the exchange agent will allocate, pro rata to the holders making cash elections in accordance with the number of shares of PaineWebber common stock that they hold, a sufficient number of shares of PaineWebber common stock to be converted into UBS ordinary shares instead of cash so that the number of shares of PaineWebber common stock that the holders initially elected to convert into UBS ordinary shares plus the number of shares of PaineWebber common stock so designated to be converted instead into UBS ordinary shares equals, as nearly as practicable, 50% of the outstanding shares of PaineWebber common stock immediately prior to the time the merger becomes effective.

     Shares of PaineWebber common stock with respect to which the holders have not made an election will be converted in whatever manner is necessary to ensure that the amount of PaineWebber common stock converted into UBS ordinary shares equals, as nearly as practicable, 50% of the outstanding shares of PaineWebber common stock immediately prior to the time the merger becomes effective.

     UBS may, at its option, increase the fraction of a UBS ordinary share into which each share of PaineWebber common stock may be converted to the extent that such an increase is necessary to enable the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

EXCHANGE PROCEDURES

     UBS will mail to the PaineWebber stockholders whose shares of PaineWebber common stock are held in registered form an election form and letter of transmittal. In order to be effective, the election form must be properly completed, signed and received by the exchange agent not later than 5:00 p.m., New York City time, on the business day that is two trading days prior to the closing date on which the merger becomes effective. UBS will publicly announce the election deadline as soon as practicable and, in any case, no less than five trading days prior to the closing date. The election form must be accompanied by all PaineWebber common stock certificates as to which the election is made. Any shares of PaineWebber common stock for which the record holder has not properly submitted an election form as of the election deadline will be deemed to be shares as to which no election was made. PaineWebber stockholders whose shares are held in brokerage or other custodial accounts will receive instructions from the entity that holds their shares, advising them of the procedures for making an election and delivering shares.

     UBS will establish reasonable procedures for the delivery of shares of PaineWebber common stock that are held in book-entry form.

     Any election may be revoked by the stockholder only by written notice received by the exchange agent prior to the election deadline or, if required by law, at any time after the election deadline but prior to the closing date.

     UBS will instruct its exchange agent to deliver the merger consideration to PaineWebber stockholders after the effective time of the merger in accordance with procedures in the merger agreement. Holders that receive UBS ordinary shares in the merger will be entitled to dividends and other distributions on, and to vote, those UBS ordinary shares only when they become entitled, in accordance with the terms set forth above and in the merger agreement, to receive certificates representing UBS ordinary shares.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of customary representations and warranties made by UBS and PaineWebber with respect to themselves and their respective subsidiaries. PaineWebber has made representations and warranties regarding, among other things:

     - its due organization, good standing and qualification;

     - its capital structure;

     - its subsidiaries;

     - its corporate authority and action;

     - its governmental filings, reports, SEC documents and financials statements;

     - the absence of undisclosed liabilities;

     - the absence of certain changes or events;

     - litigation and regulatory action;

     - its compliance with laws and registrations with appropriate authorities;

     - its use of brokers or finders;

     - its compensation and benefit plans;

     - its labor relations;

     - its tax matters;

     - its proprietary rights;

     - its investment advisory activities;

     - the opinion of Goldman Sachs;

     - certain of its contracts; and

     - its derivatives.

     UBS has made representations and warranties regarding, among other things:

     - its due organization, good standing and authority;

     - its capital structure and the shares to be issued in the merger;

     - its corporate authority and action;

     - its governmental filings, reports, SEC documents and financial statements;

     - the absence of undisclosed liabilities;

     - the absence of certain changes or events;

     - litigation and regulatory action;

     - its compliance with laws;

     - matters under the Investment Company Act;

     - the availability of funds;

     - the interim operations of UBS Americas Inc.; and

     - tax matters.

CONDUCT OF BUSINESS PENDING THE MERGER

     During the period from the signing of the merger agreement until the merger becomes effective, PaineWebber has agreed, subject to the exceptions specified in the merger agreement and plans disclosed to UBS in connection with the merger agreement, that PaineWebber and each of its subsidiaries, among other things:

     - will carry on its business in the ordinary and usual course and, to the extent consistent with that obligation, will use reasonable efforts to preserve its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates;

     - will not, and will not enter into an agreement to, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of PaineWebber or any of its subsidiaries, nor will it permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights, other than pursuant to PaineWebber's Equity Plus Plan or with respect to employees other than officers and directors, in the ordinary course of business consistent with past practice;

     - will not declare, set aside for payment, or pay any dividend or other distribution on the capital stock of PaineWebber or any of its subsidiaries, other than dividends or distributions from wholly owned subsidiaries of PaineWebber to PaineWebber or another of its wholly owned subsidiaries, regular quarterly cash dividends on common stock at a rate not to exceed $0.12 per share per quarter, and dividends required under PaineWebber's preferred trust securities;

     - will not adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of PaineWebber capital stock;

     - will not enter into, amend, modify or renew any employment, consulting, severance or similar contract except as specified in the merger agreement;

     - will not increase the salary, wages or other benefits of employees except as specified in the merger agreement;

     - will not enter into, establish, adopt or amend in any material respect, except as otherwise required and contemplated by the merger agreement, any benefit plan in respect of any director, officer or employee of PaineWebber or any of its subsidiaries;

     - will not sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets businesses or properties having a value in excess of $15 million individually or $50 million in the aggregate, except in the ordinary course of business consistent with past practice;

     - will not acquire assets, business or properties valued in excess of $15 million individually or $50 million in the aggregate, except in the ordinary course of business consistent with past practice;

     - will not amend the corporate governance documents of Paine Webber Group Inc. or any of its subsidiaries;

     - will not implement or adopt any change in accounting principles or material accounting practices except as may be required by a change in U.S. GAAP;

     - will not enter into, amend or terminate certain material contracts (other than relating to employee matters) that would require a public filing with the SEC, except in the ordinary course of business consistent with past practice;

     - will not settle any material claim, except those involving solely money damages and meeting the other conditions set out in the merger agreement;

     - will not incur debt other than in the ordinary course of business consistent with past practice;

     - will not knowingly take any action that is reasonably likely to result in any of PaineWebber's representations or warranties being untrue such that a condition to the merger would not be satisfied;

     - will not knowingly engage in a new line of business or acquire assets not currently held by PaineWebber or its subsidiaries that would not be permissible for a United States financial holding company or would subject UBS or PaineWebber or any of their respective subsidiaries to regulation by a government entity that does not presently regulate them or whose regulation is materially different from regulations that are currently applicable to UBS;

     - will not take or fail to take any action that would reasonably prevent the merger agreement from qualifying for its anticipated tax treatment; and

     - will not agree, commit to or enter into any agreement to take any of the actions discussed above.

     In addition, during the period from the signing of the merger agreement until the merger becomes effective, UBS has agreed, subject to exceptions specified in the merger agreement and plans disclosed to PaineWebber in connection with the merger agreement, that UBS and each of its subsidiaries, among other things:

     - will carry on its business in the ordinary and usual course and, to the extent consistent with that obligation, will use its reasonable efforts to preserve intact its material business organizations and assets and maintain its material rights, franchises and material existing relations with clients, customers, suppliers, employees and business associates;

     - will not declare, set aside for payment, or pay any dividend or other distribution on, or in respect of, any UBS ordinary shares other than regular periodic cash dividends and distributions, except that UBS may in 2000 declare and pay a cash dividend for a nine-month period and, after the closing date, declare and pay a dividend with respect to the remaining three-month period;

     - will not amend the corporate governance documents of UBS or UBS Americas Inc. in a manner that would either impede or delay the merger or would adversely affect the rights of a holder of UBS ordinary shares;

     - will not enter into an agreement to acquire all or substantially all of the capital stock or assets of any other person or business if such transaction could reasonably be expected to materially delay or impede the consummation of the merger;

     - will not knowingly take any action reasonably likely to result in any of UBS's representations and warranties being untrue such that a condition to the merger would not be satisfied;

     - will not take or fail to take any action that would reasonably prevent the merger agreement from qualifying for its anticipated tax treatment; and

     - will not agree, commit to or enter into any agreement to take any of the actions discussed above.

NO SOLICITATION OF ACQUISITION PROPOSALS

     PaineWebber has agreed that neither it nor any of its officers, directors, agents, advisors or affiliates will solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. However, PaineWebber and its board of directors have the right to:

     - make any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure to do so would be inconsistent with its obligations under applicable law;

     - provide information to, or engage in such discussions or negotiations with, any person who has made a bona fide written acquisition proposal, received after 12 July 2000, that did not result from the breach of PaineWebber's obligations not to solicit or engage in discussions or negotiations with respect to an acquisition proposal except as contemplated in the merger agreement, if the acquisition proposal has a reasonable probability of resulting in a superior proposal or is a superior proposal and the board has determined in good faith that providing such information or engaging in such negotiations or discussions is required under Delaware law and PaineWebber has received a confidentiality agreement from the person making the proposal;

     - recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if the acquisition proposal is a superior proposal and the board has determined in good faith that making such a recommendation is required under Delaware law and PaineWebber has received a confidentiality agreement from the person making the superior proposal; and

     - withdraw its favorable recommendation to stockholders if such action is required for the board to discharge its obligations under applicable law.

     A superior proposal is an acquisition proposal by a third party on terms that PaineWebber's board of directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable to PaineWebber's stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of consummation of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law. The PaineWebber board must also notify UBS that, absent action on the part of UBS, it would consider the third-party acquisition proposal to be a superior proposal and must give UBS at least five business days to respond to the third-party acquisition proposal. The PaineWebber board must then consider any amendment or modification to the merger agreement proposed by UBS in response to this proposal in determining whether it is a superior proposal.

     PaineWebber has also agreed to:

     - terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date the merger agreement was signed; and

     - notify UBS promptly of receipt of any acquisition proposal and its material terms.

STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS

     UBS has agreed that following the merger it will assume various obligations under PaineWebber's stock plans and employee benefits plans.

  STOCK OPTIONS AND OTHER STOCK PLANS

     At the effective time of the merger, each then-outstanding option to acquire shares of PaineWebber common stock, whether vested or unvested, will be converted into the right to acquire a number of UBS ordinary shares equal to the product, rounded to the nearest whole share, of:

     - the number of shares of PaineWebber common stock subject to the option, and

     - the exchange ratio of 0.4954,
at a per share exercise price, rounded down to the nearest whole cent, equal to:

     - the aggregate exercise price for all the shares of PaineWebber common stock purchasable pursuant to the option, divided by

     - the number of UBS ordinary shares deemed purchasable under the option in accordance with the adjustment described above.

     At the effective time of the merger, each right to acquire or receive shares of PaineWebber common stock, or to receive benefits measured by the value of a number of shares of PaineWebber common stock, that may be held, payable or reserved for issuance under PaineWebber's stock plans and other compensation and benefit plans, other than options, will be deemed to be converted into a right to acquire or receive, or to receive benefits measured by, as the case may be, the number of UBS ordinary shares equal to the number of shares of PaineWebber common stock subject to such PaineWebber stock-based award immediately prior to the effective time of the merger, multiplied by the exchange ratio of 0.4954.

  OTHER EMPLOYEE BENEFITS

     PaineWebber and UBS have agreed that after completion of the merger:

     - UBS and UBS Americas Inc. will honor PaineWebber's compensation and benefit plans and all of PaineWebber's other employee benefit, compensation, employment, severance and termination plans, programs, policies and arrangements, including any rights or benefits arising as a result of the transactions contemplated by the merger agreement;

     - for at least one year, UBS will provide current and former PaineWebber employees with benefits under employee benefit plans, programs, policies or arrangements, other than stock options or other plans involving the issuance of securities of PaineWebber or UBS, that in the aggregate are no less favorable than those provided by PaineWebber to such employees or former employees immediately prior to the merger;

     - each employee will be credited, for all purposes, with his or her years of service with PaineWebber and its subsidiaries before the merger, to the same extent as the employee was entitled, before the merger, to credit for such service under any similar PaineWebber compensation and benefit plan, except for purposes of benefit accrual under defined benefit pension plans;

     - UBS will, and will cause its subsidiaries to, waive any pre-existing condition limitation under any welfare benefit plan maintained by UBS or any of its subsidiaries in which employees and their eligible dependents participate, except to the extent that such pre-existing condition limitation would have been applicable under the comparable PaineWebber welfare benefit plans immediately prior to the merger, and UBS will provide each employee with credit for any co-payments and deductibles incurred prior to the merger for the calendar year in which the merger occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the employees participate in after the merger; and

     - UBS and its subsidiaries will provide severance compensation benefits to employees who are involuntarily terminated during the six-month period following the merger in amounts determined in accordance with the merger agreement, and otherwise payable in accordance with UBS's severance plan as in effect as of the date of the merger agreement. Employees who are involuntarily terminated during the six-month period following the merger will be deemed to meet all eligibility requirements to receive severance benefits pursuant to the UBS severance plan.

     As soon as practicable following the date of the merger agreement, PaineWebber will offer to enter into a retention program with key employees of PaineWebber, particularly financial advisors, as determined and approved by UBS in consultation with PaineWebber. In no event will any amount be payable under any such agreement prior to the merger. UBS agreed that the aggregate amount of retention payments payable pursuant to this program, including retention payments to be paid consistent with the terms of the employment agreements to be entered into as contemplated by the merger agreement, will be $875 million.
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However, the actual amount paid pursuant to this program may be greater or less than $875 million, depending on the actual numbers of employees who remain with PaineWebber and UBS after the merger.

  YEAR 2000 BONUSES

     - Accrual. Until the merger, PaineWebber will be permitted to continue to accrue its annual bonuses for employees in respect of the portion of PaineWebber's 2000 fiscal year elapsed through the merger in accordance with past practice, and to allocate these bonuses to employees consistent with past practice. In addition, during the period from the time of the merger through 31 December 2000, UBS will accrue bonuses for these employees in respect of this stub period consistent with PaineWebber's past practice and allocate and communicate these bonuses to employees consistent with PaineWebber's past practice.

     - Payment. UBS will pay 2000 fiscal year bonuses in cash to employees no later than 9 February 2001. An employee must be employed with PaineWebber or its subsidiaries on the payment date to be eligible to receive his or her fiscal year 2000 bonus, except that any employee who is involuntarily terminated prior to the date on which he or she would have received the fiscal year 2000 bonus will receive his or her fiscal year 2000 bonus on the date that the fiscal year 2000 bonuses are paid. In addition, UBS will cause the stub period bonuses to be paid no later than 9 February 2001.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     After the merger, UBS will indemnify and hold harmless the individuals who prior to the merger were directors or officers of PaineWebber or any of its subsidiaries as follows:

     - UBS will indemnify against all costs arising from or relating to or otherwise in respect of any actual or threatened claim or action arising out of matters existing before or at the effective time of the merger to the fullest extent permitted under applicable law.

     - However, UBS will not be required to indemnify any individual who acted in bad faith and not in a manner that the individual believed to be in the best interests of PaineWebber.

     UBS will, for a period of six years after the merger becomes effective, provide directors' and officer's liability insurance that will reimburse present and former officers and directors of PaineWebber or its subsidiaries for claims against them arising from events that occurred before the effective time of the merger, in coverage and amounts that are no less than, and on terms that are no less advantageous in any material respect than, that provided by PaineWebber.

ADDITIONAL COVENANTS

     The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

  REASONABLE BEST EFFORTS

     Subject to the terms of the merger agreement, each of PaineWebber and UBS will use its reasonable best efforts in good faith, to take, or cause to take, all actions, and to do, or cause others to do, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable. Each will cooperate fully with the other to that end.

  STOCKHOLDER MEETINGS

     - PaineWebber will, as promptly as practicable after the registration statement on Form F-4, of which this document is a part, has been declared effective by the SEC, take all action necessary to convene a special meeting of the holders of PaineWebber's common stock at which the holders of PaineWebber's common stock will consider the adoption of the merger agreement, even if the

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       board makes no recommendation with respect to this proposal or recommends that the stockholders reject this proposal.

     - The board of directors of PaineWebber will recommend to its stockholders the adoption of the merger agreement and will use its best reasonable efforts, subject to the terms of the merger agreement and applicable law, to solicit such adoption, subject to the right of the board to withdraw its recommendation under certain circumstances.

     In addition, UBS agreed that it would take all action necessary to convene an extraordinary general meeting of UBS's shareholders at which a resolution would be proposed to consider the approval of an increase in UBS's authorized capital for the UBS ordinary shares to be issued in the merger and pursuant to PaineWebber's stock options and stock-based awards. This meeting was convened, and the UBS shareholders approved the proposal, on 7 September 2000.

  REGULATORY APPLICATIONS; CONSENTS

     - PaineWebber, UBS and their respective subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable.

  DIVIDENDS

     - PaineWebber will coordinate with UBS the declaration and setting of record dates and payment dates of dividends on shares of PaineWebber common stock so that holders of shares of PaineWebber common stock do not:

        - receive dividends on both shares of PaineWebber common stock and UBS ordinary shares received in the merger in respect of any calendar quarter; or

        - fail to receive a dividend on either shares of PaineWebber common stock or UBS ordinary shares received in the merger in respect of any calendar quarter.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

  CONDITIONS TO UBS'S AND PAINEWEBBER'S OBLIGATIONS

     UBS and PaineWebber are obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - The merger agreement must be adopted by the holders of a majority of the shares of PaineWebber common stock entitled to vote at the special meeting, and an increase in the ordinary share capital of UBS must be approved by the affirmative vote of not less than two-thirds of the UBS ordinary shares, and an absolute majority of the par value of the UBS shares, represented at the UBS extraordinary general meeting of shareholders. The necessary approval of the UBS shareholders was obtained on 7 September 2000.

     - All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities required for the consummation of the merger must have been obtained or made and must be in full force and effect and all waiting periods required by law must have expired other than those that, if they were not obtained or made or if they had not expired, would not reasonably be expected to have a detrimental impact on relations with governmental authorities. No governmental or regulatory consent will be deemed obtained or made if it is subject to any condition or restriction the effect of which, together with any other such
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

       conditions or restrictions, would be reasonably likely to have a material adverse effect on the surviving corporation in the merger or UBS after the merger.

     - No governmental authority may have enacted or issued any statute, rule, injunction or other order that restrains or prohibits the consummation of the merger and the related transactions.

     - The Form F-4 registration statement, of which this document is a part, must have become effective prior to the mailing of the PaineWebber proxy statement to its shareholders and there must be no stop order in effect suspending the effectiveness of the Form F-4. The Form F-4 registration statement is currently effective.

     - The SWX Swiss Exchange must have granted permission for the listing of the UBS ordinary shares to be issued in the merger and pursuant to PaineWebber stock options and stock-based awards, and such permission must not have been withdrawn prior to the effective time of the merger.

     - The New York Stock Exchange must have authorized the UBS ordinary shares to be issued in the merger and pursuant to PaineWebber stock options and stock-based awards for listing on the New York Stock Exchange, subject to official notice of issuance.

  CONDITIONS TO OBLIGATIONS OF PAINEWEBBER

     PaineWebber will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - The representations and warranties of UBS must be true and correct as of the date of the merger agreement and as of the date of closing, and PaineWebber must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of UBS.

     - UBS and UBS Americas Inc. must have performed all obligations required by the merger agreement at or prior to the closing date, and PaineWebber must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of UBS.

     - PaineWebber must receive the opinion of Cravath, Swaine & Moore, counsel to PaineWebber, dated the closing date, to the effect that the merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and the related rules and regulations, and that each party to the merger agreement will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and the related rules and regulations, UBS will be treated as a corporation within the meaning of Section 367(a) of the Internal Revenue Code, and the related rules and regulations, as to each eligible PaineWebber stockholder, as defined under "Taxation" above, and an eligible PaineWebber stockholder, as defined under "Taxation" above, will not recognize taxable gain in connection with the receipt of UBS ordinary shares exchanged for PaineWebber common stock pursuant to the merger, except with respect to cash received in lieu of fractional UBS ordinary shares.

  CONDITIONS TO THE OBLIGATION OF UBS

     UBS will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - The representations and warranties of PaineWebber must be true and correct as of the date of the merger agreement and as of the date of closing, and UBS must have received a certificate to that effect, dated the closing date, signed by PaineWebber's Chief Executive Officer and Chief Financial Officer on behalf of PaineWebber.

     - PaineWebber must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and UBS must have received a certificate to that effect, dated the closing date, signed by PaineWebber's Chief Executive Officer and Chief Financial Officer on behalf of PaineWebber.

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     - UBS must receive the opinion of Sullivan & Cromwell, counsel to UBS, dated the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and the related rules and regulations, and that each party to the merger agreement will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and the related rules and regulations.

TERMINATION AND THE EFFECTS OF TERMINATION

     The merger agreement may be terminated under the circumstances described in this section. In some cases this may require PaineWebber to pay a termination fee which is described in the next section.

  TERMINATION BY UBS OR PAINEWEBBER

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

     - by the mutual consent of UBS, UBS Americas Inc. and PaineWebber

     - by UBS or PaineWebber, in the event of:

        - a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; and

        - which breach, individually or in the aggregate with other such breaches, would cause a condition of the merger agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to consummate the merger;

     - by UBS or PaineWebber, if UBS and PaineWebber do not complete the merger on or before 31 December 2000, unless either party elects to extend the termination date to 31 March 2001 if any banking or insurance regulatory approval still needs to be obtained;

     - by UBS or PaineWebber, if the approval of any governmental authority required for consummation of the merger has been denied by final nonappealable action of the governmental authority, as further discussed in the merger agreement; or

     - by UBS or PaineWebber, if

        - PaineWebber's stockholders failed to approve the merger; or

        - UBS's shareholders failed to approve the increase in share capital to provide for the UBS ordinary shares to be issued in the merger and pursuant to PaineWebber's stock options and stock-based awards.

  TERMINATION BY UBS

     UBS may unilaterally terminate the merger agreement at any time prior to the effective time of the merger under the following circumstances:

     - if at any time prior to the special meeting, PaineWebber's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of UBS; or

     - if PaineWebber or its board of directors recommends that the PaineWebber stockholders approve any acquisition proposal other than the merger.

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FEE IF THE MERGER AGREEMENT IS TERMINATED

     PaineWebber must pay to UBS a cash termination fee of $370,000,000 if either company terminates the merger agreement:

     - because the merger has not occurred by 31 December 2000 or because the required vote of the PaineWebber stockholders is not obtained to adopt the merger agreement;

     - prior to the time of the termination or prior to the special meeting, an acquisition proposal other than that contemplated in the merger agreement is made to PaineWebber or its stockholders or is made publicly known; and

     - concurrently with such termination or within fifteen months after such termination, either

        - PaineWebber enters into an agreement to engage in another acquisition transaction or another acquisition transaction occurs; or

        - the board of directors of PaineWebber authorizes, recommends or approves another acquisition transaction or publicly announces an intention to authorize, recommend or approve another acquisition transaction.

     PaineWebber also must pay a cash termination fee of $370,000,000 if UBS terminates the merger agreement because PaineWebber recommends another acquisition proposal to its stockholders.

     If UBS terminates the merger agreement because PaineWebber does not recommend that its stockholders adopt the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of UBS, then

     - PaineWebber must pay UBS $125,000,000; and

     - if, concurrently with such termination or within fifteen months after such termination, PaineWebber or its board of directors acts on another acquisition transaction as described above, then PaineWebber must, in addition to the payment of $125,000,000, pay UBS $245,000,000.

     In no event will the termination fees payable under the merger agreement exceed $370,000,000 in the aggregate.

EXPENSES

     Each party will bear all expenses incurred by it in connection with the merger agreement, except that PaineWebber and UBS will each bear one-half of the costs and expenses of filing, printing and distributing the Form F-4, the PaineWebber proxy statement, the circular to be sent to UBS's shareholders and documents related to that circular.

AMENDMENT AND WAIVER

     Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. However, after the stockholders of PaineWebber adopt the merger agreement, no amendment may be made which under applicable law would require further approval of such stockholders without obtaining such required further approval.

STOCKHOLDER VOTING AGREEMENTS

     On 12 July 2000, as a condition and inducement to UBS's entering into the merger agreement, UBS entered into stockholder voting agreements with the following stockholders of PaineWebber:

     - General Electric Company and its subsidiaries that are stockholders of PaineWebber;

     - The Yasuda Mutual Life Insurance Company;
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     - Donald B. Marron, the Chairman of the Board and Chief Executive Officer
       of Paine Webber Group Inc. and PaineWebber Incorporated; and

     - Joseph J. Grano, Jr., the President of PaineWebber Incorporated.

These stockholders, who together beneficially own and have voting control over approximately 30% of the shares of PaineWebber common stock, have agreed to vote for adoption of the merger agreement at the PaineWebber special meeting.

     The stockholder voting agreements provide, among other things, that each stockholder will vote all of the shares of PaineWebber common stock over which the stockholder has voting power in favor of adoption of the merger agreement and approval of the merger and any other transaction contemplated by the merger agreement. The stockholder voting agreements also provide that each stockholder will not:

     - sell or otherwise dispose of, or enter into a contract to sell or otherwise dispose of, the stockholder's shares of PaineWebber common stock;

     - exchange or convert the stockholder's shares of PaineWebber common stock for or into shares of non-voting common stock of PaineWebber before the PaineWebber stockholders have voted on the merger;

     - grant any proxies with respect to any of the stockholder's shares of PaineWebber common stock;

     - deposit any of the stockholder's shares of PaineWebber common stock into a voting trust or enter into a voting or option agreement with respect to any of those shares;

     - directly or indirectly, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, an acquisition proposal; or

     - take any action that would make any representation or warranty of the stockholder in the stockholder voting agreements untrue or incorrect or prevent, burden or materially delay the consummation of merger.

     The stockholder voting agreements provide that they will terminate upon the earlier of:

     - the effective time of the merger; and

     - the termination of the merger agreement.

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                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the Delaware General Corporation Law, if you do not vote your outstanding shares of PaineWebber common stock in favor of adoption of the merger agreement, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Appendix C to this document. All references in Section 262, and in this summary, to a "stockholder" are to the record holder of the shares of PaineWebber common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of PaineWebber common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as is the case of the special meeting of PaineWebber stockholders described in this document, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders on the record date entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This document is that notice to you, and a copy of Section 262 of the Delaware General Corporation Law is attached to this document as Appendix C. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully
Section 262 and seek advice of legal counsel, as failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

     If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

     - you must deliver to PaineWebber a written demand for appraisal of your shares of PaineWebber common stock before the vote on adoption of the merger agreement at the special meeting. The demand must satisfy the requirements described below;

     - you must not vote in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

     - you must continuously hold your shares from the date of your written demand through the effective time of the merger. If you are the record holder of shares of PaineWebber common stock on the date the written demand for appraisal is made but then transfer these shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

     Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. You must deliver a written demand in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of PaineWebber common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of PaineWebber common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of PaineWebber common stock owned and that the stockholder intends to demand appraisal of the stockholder's shares of PaineWebber common stock.

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     If your shares of PaineWebber common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, then execution of a written demand should be made in that capacity. If your shares of PaineWebber common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

     A record holder such as a broker who holds shares of PaineWebber common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of PaineWebber common stock held for one or more beneficial owners while not exercising those rights with respect to the shares of PaineWebber common stock held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of PaineWebber common stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of PaineWebber common stock held in the name of the record owner. If you hold your shares of PaineWebber common stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     If you elect to exercise appraisal rights under Section 262, you should mail or deliver your written demand to PaineWebber, 1285 Avenue of the Americas, New York, New York 10019, Attention: Corporate Secretary.

     Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former PaineWebber stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the merger agreement. Within 120 days after the completion of the merger, but not thereafter, either PaineWebber or any holder of dissenting shares of PaineWebber common stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of all shares of PaineWebber common stock held by dissenting stockholders. PaineWebber is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that PaineWebber will file a petition or that PaineWebber will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in
Section 262.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from PaineWebber, upon a written request, a statement setting forth the aggregate number of shares of PaineWebber common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. PaineWebber must mail this statement to the stockholder within 10 days of its receipt of the request.

     A stockholder that timely files a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to PaineWebber, which must within 20 days provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of PaineWebber common stock. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the
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accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of PaineWebber common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of PaineWebber common stock entitled to appraisal.

     IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $73.50 PER SHARE CASH PAYMENT OR THE 0.4954 OF A UBS ORDINARY SHARE YOU WOULD BE ENTITLED TO ELECT TO RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

     If any stockholder who demands appraisal of shares of PaineWebber common stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of PaineWebber common stock will be converted into the right to receive $73.50 per share in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to PaineWebber a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of PaineWebber. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery.

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                       DESCRIPTION OF UBS ORDINARY SHARES

     Set forth below is a summary of the material terms of the UBS ordinary shares as specified in UBS's articles of association and the Swiss Code of Obligations relating to UBS ordinary shares. This description is not complete and is qualified in its entirety by reference to Swiss law, including Swiss company law, and to UBS's articles of association, copies of which are available at UBS's offices.

     The ordinary shares are registered shares with a par value of CHF 10 per share. The ordinary shares are fully paid-up and non-assessable.

REGISTRATION

     Two separate registers are maintained for UBS ordinary shares -- a Swiss register, which is maintained by UBS acting as Swiss transfer agent, and a U.S. register, which is maintained by The Bank of New York, as U.S. transfer agent. You are entitled to hold shares registered in your name on either register and transfer shares from one register to the other upon giving proper instruction to the transfer agents. As described below, the manner in which you hold your UBS ordinary shares, i.e., in your own name or through a nominee such as The Depository Trust Company, and the register on which your UBS ordinary shares are held, i.e., the Swiss register or the U.S. register, will affect your dividend payments and voting rights.

DIVIDENDS

     Swiss law requires that at least 5% of the annual net profits of a corporation must be retained as general reserves for as long as these reserves amount to less than 20% of the corporation's nominal share capital. Any net profits remaining may be distributed to the shareholders, except that, if an annual dividend exceeds 5% of the nominal share capital, then 10% of the excess must be retained as general reserves.

     Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous business years, or if the reserves of the corporation are sufficient, to allow distribution of a dividend. Dividends may be paid out only after approval by a shareholders' meeting. UBS's board of directors may propose that a dividend be paid out, but cannot itself set the dividend. UBS's auditors must confirm that the dividend proposal of the board of directors conforms with statutory law. In practice, the shareholders usually approve the dividend proposal of UBS's board of directors at the annual shareholders' meeting.

     Dividends are usually due and payable after the shareholders' resolution relating to the allocation of profits has been passed. Under Swiss law, the statute of limitations in respect of dividend payments is five years. Accordingly, if a dividend payment is not claimed by its owner within five years after the date on which the dividend becomes payable, the owner's right to receive that dividend is extinguished.

     UBS pays dividends in Swiss francs. For UBS ordinary shares held through The Depository Trust Company, any dividend will be converted into U.S. dollars. Holders of UBS ordinary shares registered on the U.S. register will receive dividend payments in U.S. dollars, unless they provide notice to The Bank of New York, UBS's U.S. transfer agent, that they wish to receive dividend payments in Swiss francs. The Bank of New York will be responsible for paying over the U.S. dollars or Swiss francs to registered holders on the U.S. register. Holders of UBS ordinary shares registered on the Swiss register will receive dividend payments in Swiss francs.

VOTING RIGHTS

     Each UBS ordinary share carries one vote at UBS's shareholders' meetings. Natural and legal persons will be entered in the U.S. or Swiss share register as shareholders with voting rights, so long as the holder submits to UBS an application for registration, containing the holder's name, nationality or registered office and address and an explicit declaration that the holder has acquired the registered shares in its own name and for its own account.
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

     Trustees and nominees will be entered as shareholders with voting rights upon application and provided that they have executed an agreement with UBS in which the restrictions on entry in the share register and the trustee or nominee's duty to report to UBS regarding persons who hold shares through the trustee or nominee are defined. No one trustee or nominee may be entered as a shareholder with voting rights in respect of more than 5% of the registered shares issued. Registered shares held through a trustee or nominee that exceed the limit or for which no agreement exists will be registered without voting rights. The 5% limit on voting rights does not apply to securities clearing organizations such as The Depository Trust Company. As such, any shares held through the DTC will be afforded full voting rights.

     The current UBS articles of association provide that resolutions and elections are decided at a shareholders' general meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to the compulsory provisions of Swiss law and certain exceptions pursuant to the UBS articles of association. Resolutions presented at a UBS shareholders' meeting generally require the approval of an absolute majority of the votes cast at a shareholders' meeting. Shareholders' resolutions requiring a vote by absolute majority include:

     - amendments to the articles of association;

     - elections of directors and statutory auditors;

     - approval of the annual report and the annual group accounts;

     - setting the annual dividend;

     - decisions to discharge directors and management from liability for matters disclosed to the shareholders' meeting; and

     - the ordering of an independent investigation into the specific matters proposed to the shareholders' meeting.

     Under the articles of association, a resolution passed at a shareholders' meeting with a supermajority of at least two-thirds of the shares represented at such meeting is required to:

     - change the limits on board size in the articles of association;

     - remove one-fourth or more of the members of the board of directors; and

     - delete or modify the above supermajority voting requirements.

     Under Swiss corporate law, a resolution passed by at least two-thirds of votes represented and an absolute majority of the par value of the shares represented must approve:

     - a change of UBS's stated purpose in the articles of association;

     - the creation of shares with privileged voting rights;

     - the creation of a restriction on transferability of registered shares and removal of such restrictions;

     - an increase in authorized or conditional capital;

     - an increase of capital by way of capitalization of reserves, against contribution in kind or for the purpose of acquisition and the granting of special privileges;

     - the restriction or withdrawal of pre-emptive rights of shareholders;

     - a change of the registered office of UBS AG; and

     - a dissolution of UBS AG other than by liquidation, for example by way of a merger.

LIQUIDATION RIGHTS

     Under Swiss law, UBS may be dissolved at any time by a shareholders' resolution, which must be passed by an absolute majority of the shares represented at the meeting if UBS is to be dissolved by way

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

of liquidation, or by a supermajority of at least two-thirds of the votes represented and an absolute majority of the par value of the shares represented at the meeting in other cases, for example in a merger where UBS is not the surviving entity. UBS will be dissolved if declared bankrupt and may be dissolved by court order in certain other circumstances.

     Under Swiss law, any surplus arising out of a liquidation is distributed, after the settlement of all claims of all creditors, to shareholders in proportion to the paid-up nominal value of shares held.

PREEMPTIVE RIGHTS

     Under Swiss law, any issuance of shares, whether for cash or non-cash consideration or for no consideration, must be approved by a shareholders' meeting. Shareholders of a Swiss corporation have certain preemptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares held. A resolution adopted at a shareholders' meeting with a supermajority may, however, limit or suspend these preemptive rights in limited circumstances.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The term of office for members of the UBS board of directors is four years. The initial term of office for each director is such that about one-fourth of the board must be newly elected or re-elected every year.

SHAREHOLDERS' MEETINGS

     Under Swiss law, annual ordinary shareholders' meetings must be held within six months after the end of each of UBS's fiscal years, which ends 31 December. Shareholders' meetings may be convened by the UBS board of directors or, if necessary, by UBS's statutory auditors, on twenty days' advance notice. The UBS board of directors is required to convene an extraordinary shareholders' meeting if the shareholders at a shareholders' meeting resolve that an extraordinary shareholders' meeting should be called, or if shareholders holding in aggregate at least 10% of UBS's nominal share capital request such a meeting. Shareholders that hold shares with an aggregate par value of at least CHF 1,000,000 have the right to request that a specific proposal be put on the agenda and voted upon at the next shareholders' meeting. An invitation for each shareholders' meeting is sent to all registered shareholders.

     A shareholders' meeting is convened by publishing a notice in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) at least twenty days prior to such meeting.

     The UBS articles of association do not require a minimum number of shareholders to be present in order to hold a shareholders' meeting.

     At shareholders' meetings, shareholders can be represented by proxy, but only by another shareholder eligible to vote, a proxy appointed by UBS, an independent representative nominated by UBS, or a depository institution. Votes are taken on a show of hands unless a written ballot is requested by at least 3% of the votes present at the shareholders' meeting or a ballot is ordered by the chairman of the meeting.

TRANSFER OF UBS ORDINARY SHARES

     UBS ordinary shares are transferred by the making of an entry in the books of a bank or depositary institution after an assignment in writing by the selling shareholder and notification of the assignment to UBS by the bank or depository institution. The purchaser must file the declaration described above in order to be registered in either the Swiss register or the U.S. register as a shareholder with voting rights. Failing such registration, the purchaser may not vote at or participate in shareholders' meetings. See "-- Voting Rights" above.

     A purchaser of shares will be recorded in the Swiss register or the U.S. register with voting rights upon disclosure of its name, citizenship and address and a declaration that it is the beneficial owner of the shares, as described under "-- Voting Rights" above. UBS may decline to make a registration that will

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

give the shareholder voting rights if the shareholder does not make this declaration. In that case, the shareholder will be registered as a shareholder without voting rights.

     There is no limitation under Swiss law or the UBS articles of association on the right of non-Swiss residents or nationals to own or vote UBS ordinary shares.

CERTIFICATES

     The UBS articles of association provide that UBS may elect not to print and deliver certificates in respect of UBS ordinary shares. However, any shareholder may request at any time that UBS print and deliver such certificates free of charge.

NOTICES

     Notices to UBS's shareholders are made by publication in the Swiss Official Commercial Gazette. UBS's board of directors may designate further means of communication for publishing notices to shareholders.

     Notices required under the listing rules of the SWX Swiss Exchange must be published in two Swiss newspapers in German and French. UBS or the SWX Swiss Exchange may also disseminate the relevant information on the online exchange information systems. The New York Stock Exchange listing rules also require that publicity be given to the calling of a shareholders' meeting where any matter affecting the rights or privileges of shareholders or any matter not of a routine nature is to be considered.

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                              COMPARISON OF RIGHTS
                OF PAINEWEBBER STOCKHOLDERS AND UBS SHAREHOLDERS

     In connection with the merger, holders of PaineWebber common stock will have the ability to elect to receive UBS ordinary shares. UBS is organized under the laws of Switzerland, and PaineWebber is incorporated under the laws of Delaware. The following is a summary comparison of material differences between the rights of a PaineWebber stockholder and a UBS shareholder arising from the differences between the corporate laws of Delaware and of Switzerland, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. The following summary, however, is not a complete description of the laws of Delaware or of Switzerland, the other rules or laws referred to in this summary, the PaineWebber certificate of incorporation, the PaineWebber by-laws or the UBS articles of association. You are encouraged to obtain and read these documents in their entirety. See "Where You Can Find More Information" beginning on page 18.

VOTING RIGHTS

     Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by the stockholder unless the certificate of incorporation provides otherwise. The PaineWebber certificate of incorporation does not alter the voting rights of holders of PaineWebber common stock.

     The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at any PaineWebber stockholders meeting constitutes a quorum. Shares that are represented at a shareholders' meeting but are not voted have the same effect as a vote against the proposals raised at the meeting. Most proposals are passed upon a vote of the majority of the shares of PaineWebber common stock represented at a meeting at which a quorum is present, except as set forth below under "-- Amendment of Governing Instruments." In addition, the consummation of business combinations (as defined in the PaineWebber certificate of incorporation) requires the affirmative vote of the holders of at least 80% of the combined voting power of the then-outstanding shares of PaineWebber common stock and the affirmative vote of a majority of the combined voting power of the then-outstanding shares of PaineWebber common stock held by disinterested stockholders (as defined in the PaineWebber certificate of incorporation). However, this higher vote requirement does not apply to some transactions if, as specified in the certificate of incorporation, certain conditions are met, including approval of the transaction by a majority of the disinterested directors or certain fair price provisions. The PaineWebber board has unanimously approved the merger agreement and the transactions that it contemplates. Accordingly, the affirmative vote of a majority, rather than 80%, of the outstanding shares of PaineWebber is required to approve the adoption of the merger agreement.

     Each registered share of UBS stock entitles its holder to one vote, subject to certain registration and declaration requirements and limitations described above under "Description of UBS Ordinary Shares -- Voting Rights." Votes are generally taken on a show of hands unless a written ballot is requested by at least 3% of the votes represented or if the chairman of the meeting so orders. The UBS articles of association do not require a minimum number of shareholders to be present in order to hold a shareholders' meeting.

     Under Swiss law, the shareholders pass resolutions and elect directors upon the vote of an absolute majority of the votes represented, with abstentions from voting by shares represented at the meeting having the effect of votes against the proposal, unless provided otherwise by law or the articles of association. Certain resolutions must be approved by at least 66 2/3% of the votes represented and the absolute majority of the nominal value of the shares represented, as described above under "Description of UBS Ordinary
Shares -- Voting Rights."

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

     Under the PaineWebber by-laws, any stockholder entitled to vote at an annual meeting may bring business before the annual meeting, including nominations of directors, if the stockholder gives timely notice, in writing and in proper form, of the stockholder's intention to bring the business before the
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

meeting. To be timely, a stockholder must have given written notice to the secretary of PaineWebber 90 days in advance of the annual meeting. In addition, SEC rules allow precatory resolutions to be included in management's proxy statement for annual meetings of stockholders if, among other conditions required to be met, advance notice is given to the corporation.

     Under Swiss law and the articles of association of UBS, shareholders holding shares with a nominal value of at least one million Swiss francs have the right to request that a specific proposal be put on the agenda and voted on at the next shareholder meeting. The UBS articles of association specify further that the proposals must be submitted in writing prior to the deadline published by UBS and must include the actual motion(s) to be put forward.

SOURCES AND PAYMENT OF DIVIDENDS

     Under Delaware law, the board of directors, subject to restrictions set forth in the corporation's certificate of incorporation, may declare and pay dividends out of (1) surplus of the corporation, which is defined as net assets less statutory capital, or (2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year. If, however, the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation's net profits until the deficiency in the capital has been repaired.

     The PaineWebber certificate of incorporation contains no provisions restricting dividends on PaineWebber common stock beyond the statutory provisions.

     Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous business years, or if the reserves of the corporation are sufficient to allow distribution of a dividend. In either event, dividends may be paid out only after approval at the shareholders' meeting. The board of directors may propose that a dividend be paid out but cannot set the dividend itself. In practice, the shareholders usually approve the dividend proposal of the board of directors. Dividends are usually due and payable promptly after the shareholders' resolution relating to the allocation of profits has been passed. The statute of limitations with respect to dividend payments is five years; as a result, if the dividend is not claimed within five years of the date on which the dividend becomes payable, the owner's right to receive that dividend is extinguished.

     The UBS articles of association, pursuant to Swiss law, provide that at least 5% of annual profit must be allocated to the general statutory reserve until such time as the reserve amounts to 20% of UBS's share capital. The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Swiss Federal Banking law, available for distribution to the shareholders or to be used to establish free or special reserves.

RIGHTS OF PURCHASE AND REDEMPTION

     Under Delaware law, any corporation may purchase or redeem its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption.

     Swiss law limits the number of shares a Swiss corporation may hold or repurchase. A Swiss corporation and its subsidiaries may repurchase shares only if they have sufficient free reserves to pay the purchase price, and if the aggregate nominal value of such shares does not exceed 10% of the nominal share capital. Shares repurchased by a Swiss corporation and its subsidiaries do not carry any rights to vote at shareholders' meetings. Furthermore, the Swiss corporation must create a blocked reserve on its balance sheet in the amount of the purchase price of the shares held as treasury shares.

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APPRAISAL RIGHTS

     Delaware law generally provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock. Appraisal rights are not available, however, to holders of shares:

     - listed on a national securities exchange;

     - designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

     - held of record by more than 2,000 stockholders;

     unless the holders are required to accept in the merger anything other than any combination of

     - shares of stock or depositary receipts of the surviving corporation in the merger;

     - shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be

        (1) listed on a national securities exchange,

        (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

        (3) held of record by more than 2,000 holders; or

     - cash instead of fractional shares of the stock or depositary receipts received.

     There are no appraisal rights under Swiss law.

PREEMPTIVE RIGHTS

     Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless preemptive rights are specifically granted in the certificate of incorporation. The PaineWebber certificate of incorporation provides for preemptive rights only with respect to shares held by The Yasuda Mutual Life Insurance Company under an Amended Investment Agreement, dated as of 3 November 1992, between Yasuda and PaineWebber. Under the investment agreement, Yasuda is entitled (a) if PaineWebber does not have outstanding public common stock, or if it has outstanding public common stock and the granting of equity purchase rights of the type set forth in this clause (a) are permitted by the rules of any national stock exchange upon which such stock is listed, or over-the-counter market in which such stock is traded if no longer listed, to equity purchase rights that give it the preemptive right to purchase the amount of voting securities or securities convertible into voting securities equal to (i) the quotient of (x) the number of voting securities of PaineWebber owned by Yasuda immediately prior to the issuance of equity purchase shares divided by (y) the aggregate number of outstanding voting securities owned by persons other than Yasuda immediately prior to the issuance of equity purchase shares, multiplied by (ii) the aggregate number of equity purchase shares being issued by PaineWebber to persons other than Yasuda; or (b) if the equity purchase rights set forth in clause (a) above are not available to Yasuda, to equity purchase rights no less favorable than the preemptive or equity purchase rights that might be granted by PaineWebber to any other person.

     Under Swiss law, any share issue, whether for cash, non-cash or no consideration, requires the prior approval of the shareholders' meeting. Shareholders of UBS have certain preemptive rights to subscribe for new issues of shares, option bonds or convertible bonds in proportion to the nominal value of shares they hold. A resolution adopted at the UBS shareholders meeting on 7 September 2000 provides that the existing shareholders will have no preemptive rights to receive new shares in connection with the merger. However, the existing shareholders have two months from 7 September 2000 to take legal action to contest the resolution.

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AMENDMENT OF GOVERNING INSTRUMENTS

     Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

     - the recommendation of the board of directors;

     - the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and

     - the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

     Under the PaineWebber certificate of incorporation, PaineWebber reserves the right to amend, alter, change or repeal any provisions contained in the certificate of incorporation. However, the approval of the holders of shares representing at least 80% of the combined voting power of the then-outstanding shares of PaineWebber common stock is required to amend, alter or repeal, or adopt a provision inconsistent with, the provisions of the certificate of incorporation that:

     - govern classification of the board or directors;

     - govern stockholder meetings;

     - govern liability of directors; and

     - govern the adoption and amendment of PaineWebber's by-laws.

     In addition, the affirmative vote of the holders of at least 80% of the combined voting power of the then-outstanding shares of PaineWebber common stock and the affirmative vote of a majority of the combined voting power of the then-outstanding shares of PaineWebber common stock held by disinterested stockholders (as defined in PaineWebber's certificate of incorporation) is required to amend, alter or repeal, or adopt a provision inconsistent with, the provisions of the certificate of incorporation that govern business combinations (as defined in the certificate of incorporation).

     Under Delaware law, stockholders have the power to adopt, amend or repeal by-laws, but the certificate of incorporation may give those powers to the directors of the corporation as well. The PaineWebber certificate of incorporation and by-laws provide that the board of directors is authorized to make, amend or repeal the by-laws, without any action on the part of the stockholders, but with a vote of a majority of the board. The stockholders may, however, adopt, amend, alter or repeal any provision of PaineWebber's by-laws with the approval of 80% of the combined voting power of the then outstanding shares of PaineWebber common stock. This 80% voting requirement does not apply if two-thirds of the disinterested directors, as defined in the certificate of incorporation, of PaineWebber recommend that the stockholders adopt, amend, alter or repeal the relevant provision or provisions of the by-laws.

     Under Swiss law, provisions of the articles of association may be amended by the affirmative vote of the absolute majority of the votes represented at a shareholders meeting. However, under the articles of association of UBS, these provisions may be amended by the affirmative vote of the absolute majority of the votes cast, except for the following resolutions, which require a vote of at least two-thirds of the votes represented at the meeting:

     - a change in the required number of directors;

     - the removal of one fourth or more of the members of the board of directors;

     - change or modify the above supermajority voting requirements;

     - changes in UBS's business purpose;

     - the creation of shares with privileged voting rights;

     - the creation of restrictions on the transferability of registered shares and the removal of such restrictions;

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

     - an increase in the authorized or conditional share capital;

     - an increase in capital by way of capitalization of reserves, against contribution in kind or for the purpose of acquisition of assets and the granting of special privileges;

     - the restriction or withdrawal of pre-emptive rights of shareholders;

     - a change of the registered office of UBS AG; or

     - a dissolution of UBS AG other than by liquidation, for example, by way of a merger.

PREFERRED STOCK

     The PaineWebber certificate of incorporation authorizes the PaineWebber board of directors to provide for the issuance of one or more series of preferred stock. At the date of this document, no preferred stock was outstanding.

     Under Swiss law, the shareholders may, in accordance with the articles of association, or by way of an amendment of the articles of association, authorize the issuance of preferred shares. UBS's articles of association do not provide for preferred shares.

ANNUAL OR GENERAL MEETINGS

     A Delaware corporation is required to hold an annual meeting of stockholders. The PaineWebber by-laws provide that all meetings of stockholders are to be held at any place designated by the PaineWebber board of directors.

     Under Swiss law and the UBS articles of association, an annual ordinary shareholders' meeting must be held within six months after the end of UBS's financial year. Ordinary shareholders' meetings may be convened by the board of directors or, in exceptional circumstances, by the statutory auditors.

SPECIAL MEETINGS

     Delaware law provides that special meetings of stockholders may be called by:

     - the board of directors; or

     - any person or persons authorized by the corporation's certificate of incorporation or by-laws.

     The PaineWebber by-laws provide that special meetings of stockholders may be called only by the board of directors.

     Under Swiss law, the board of directors is required to convene an extraordinary shareholders meeting if resolved by an ordinary shareholders meeting or if requested by shareholders holding in the aggregate at least 10% of the nominal share capital of UBS.

     The UBS articles of association provide that an extraordinary general meeting may be convened whenever the board of directors or the auditors consider it necessary. Additionally, an extraordinary general meeting must be convened if such a meeting is demanded by a resolution of the shareholders in a general meeting or by a written request from one or more shareholders representing together at least 10% of the share capital.

NOTICES

     The PaineWebber by-laws provide that notice of each meeting of stockholders must be mailed or personally delivered to stockholders entitled to receive notice of an annual or special meeting not less than ten days and not more than 60 days prior to the meeting. The notice must specify the place, date and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called.

     Under Swiss law, a shareholders' meeting is convened by publishing a notice in the Swiss Official Commercial Gazette at least 20 days prior to such meeting.
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     The UBS articles of association provide that a general meeting may be called by publishing a single notice in the publication of record designated by the corporation and sending an invitation to all registered shareholders.

     The notices of UBS's shareholders' meetings must specify the items on the agenda and recommendations put forward. No later than 20 days prior to the ordinary shareholders' meeting, UBS must make available to its shareholders its annual report and the auditors' report. Each shareholder has the right to ask for immediate delivery of these reports.

PROXY STATEMENTS AND REPORTS

     Under the rules of the New York Stock Exchange, both PaineWebber and UBS must publish at least once a year and submit to shareholders an annual report. Both parties are also required to submit their annual financial statements or a summary of the statements to newspapers of general circulation in large cities and national news wire services.

     The rules of the New York Stock Exchange also state that interim earnings statements must be published as soon as available, and that they must be released to newspapers and the national wire services.

     Under the U.S. proxy rules, PaineWebber must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholders' meetings. As a foreign private issuer, UBS is not subject to these rules. However, UBS must comply with the notice and disclosure provisions set forth above in respect of shareholder meetings.

     Under the listing rules of the SWX Swiss Exchange and under the Swiss Banking Act, UBS must publish an interim financial report in addition to the annual report (including the auditors' report). This report must cover a time frame of six months or less.

     Under the listing rules of the SWX Swiss Exchange, UBS has the obligation to disclose price-sensitive facts to its shareholders ("ad hoc publicity"). As a general rule, UBS must inform the market of any price-sensitive facts that have arisen in its sphere of activity and are not public knowledge. Moreover, UBS has certain additional reporting obligations under the rules of the SWX Swiss Exchange as a condition to maintaining its listing.

     As a foreign private issuer, UBS is not required to file with the SEC all of the reports and notices that PaineWebber, as a reporting public company under the Securities Exchange Act of 1934, is required to file. UBS must, however, file an annual report on Form 20-F with the SEC within six months of the end of each fiscal year pursuant to the requirements of the Securities Exchange Act and must also provide certain other information on Form 6-K upon the occurrence of significant corporate events.

SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

     Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, a consolidation, or the sale, lease or exchange of all or substantially all of a corporation's assets or dissolution of the corporation requires:

     - the approval of the board of directors; and

     - the approval by a vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

     Under the rules of the New York Stock Exchange, the issuance of additional shares of common stock of a listed company involving directors, officers, substantial security holders or other affiliates of the company, involving a change in control or totaling 20% or more of the outstanding shares of common stock of the company requires the approval of the holders of a majority of the shares voting on the transaction. Other transactions do not require shareholder approval under the New York Stock Exchange rules.

     Under Swiss law, a resolution passed at a shareholders meeting with a majority of 66 2/3% of the votes represented and the absolute majority of the nominal values of the shares represented is required for the dissolution of UBS other than by liquidation, including by way of a merger.

RIGHTS OF INSPECTION

     Delaware law allows any stockholder the right:

     - to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records; and

     - to make copies or extracts of those materials during normal business hours, provided that the stockholder makes a written request under oath stating the purpose of his inspection, and the inspection is for a purpose reasonably related to the person's interest as a stockholder.

     Under Swiss law, company books and correspondence may be inspected only with the express authorization of the shareholders, given at the shareholders' meeting, or by resolution of the board of directors and subject to the Swiss laws regarding the safeguarding of business secrets. At the shareholders' meeting, any shareholder is entitled to request information from the board of directors concerning the affairs of the corporation and from the corporation's auditors concerning the execution and results of their examination. The information will be given to the extent necessary to exercise shareholders' rights. It may be refused if business secrets or other interests of the corporation are jeopardized.

     In addition, if the shareholders' inspection and information rights prove to be insufficient, each shareholder may petition the general shareholders' meeting to appoint a special commissioner to examine specified facts in a special inspection. If the general meeting approves the request, the corporation or any shareholder may ask a court of competent jurisdiction in the corporation's domicile to appoint a special commissioner within thirty days. If the general meeting denies the request, within three months one or more shareholders who hold at least 10% of the equity capital of the corporation or shares with an aggregate nominal value of at least CHF 2 million may petition a court of competent jurisdiction to order the appointment of a special commissioner. Such a request must be granted and a special commissioner appointed if the court finds prima facie evidence that the board of directors or an officer breached the law or did not act in accordance with the corporation's charter documents and thereby has damaged the company or the shareholders. The costs of the investigation are generally allocated to the corporation and only in exceptional cases to the petitioner(s).

STANDARD OF CONDUCT FOR DIRECTORS

     Neither Delaware law nor the PaineWebber certificate of incorporation and by-laws contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of the PaineWebber board is therefore determined by the courts of the State of Delaware. In general, directors have a duty to act in good faith, considering all material information reasonably available, and with loyalty to the company and the stockholders.

     Under Swiss law, the directors and senior officers of a Swiss corporation are bound, as specified in the Swiss Code of Obligations, to perform their duties with due care, to safeguard the interests of the corporation in good faith, and to extend equal treatment to shareholders in like circumstances. For example, pursuant to the statutory rule that the board of directors must extend equal treatment to its shareholders in like circumstances, selective share repurchases at prices differing from market levels or share issues only to selected shareholders might violate statutory law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Delaware law permits the certificate of incorporation or a stockholder-adopted by-law to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The PaineWebber certificate of incorporation and by-laws provide for a classified board, divided into three classes, as nearly equal in number as possible, with each class elected for a three-year staggered term.

     The UBS articles of association provide that the term of office for each director is four years, with the interval between two annual general meetings being deemed a year for this purpose. The initial term of office for each director is fixed in such a way as to assure that about one fourth of all the members must be newly elected or re-elected every year.

REMOVAL OF DIRECTORS

     Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, or such larger proportion of the voting power as may be provided in the certificate of incorporation, except that:

     - members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - directors may not be removed in certain situations in the case of a corporation having cumulative voting.

     The certificate of incorporation and by-laws of PaineWebber provide that directors may only be removed for cause, and only by the affirmative vote of a majority of the combined voting power of the then-outstanding shares of all stock entitled to vote in the election of directors.

     Under Swiss law, the shareholders appoint the members of the board of directors and the shareholders may remove directors at any time in a shareholders' meeting. Directors may be re-elected by the shareholders. The UBS articles of association do not modify this legal standard.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors resulting from death, resignation, removal or other cause and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office. However, if the holders of a specific class of stock are entitled to elect directors, vacancies and newly created directorships may be filled only by a majority of the directors elected by that class of stock.

     The PaineWebber certificate of incorporation and by-laws provide that, subject to the rights of any class of stock having a preference over the PaineWebber common stock as to dividends and liquidation, vacancies on the PaineWebber board resulting from death, resignation, removal or other causes or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum. The PaineWebber certificate of incorporation and by-laws also provide that any directors so chosen to fill a vacancy or newly created directorship will serve for the remainder of the full term of the relevant directorship and until such director's successor has been elected and qualified.

     The PaineWebber by-laws provide that the PaineWebber board of directors may fix the number of directors from time to time, without decreasing the number to less than three, subject to the right of the holders of any class of stock having preference over the common stock as to dividends and liquidation.

     The UBS articles of association provide that (i) vacancies may be filled only by a majority of the votes cast at a general meeting and (ii) new directors elected by a majority of votes cast at a general meeting to replace members who vacate their office before completion of their term will serve for the remainder of the term of the directors they are replacing. Members whose term of office has expired are immediately eligible for re-election.

LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation's certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

     - any transaction from which the director derives an improper personal benefit.

     Under Swiss law, directors and senior officers who act in violation of their statutory duties -- whether dealing with bona fide third parties or performing any other acts on behalf of the corporation -- may become liable to the corporation, its shareholders and, in bankruptcy, its creditors for damages. The directors' liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation's business purpose.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if:

     - the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

     - in a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful.

     The PaineWebber by-laws provide that, to the fullest extent permitted by Delaware law, PaineWebber will indemnify any person who is or was a director or officer or is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of PaineWebber, or is or was serving at the request of PaineWebber as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with the proceeding. The certificate of incorporation provides that, to the fullest extent permitted by Delaware law, directors will not be liable to PaineWebber or its stockholders for money damages for breach of fiduciary duty as a director.

     PaineWebber maintains directors' and officers' insurance for its directors and officers.

     Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, unless arising from his or her gross negligence or willful misconduct, including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or preceding by reason of having been the representative of or serving at the request of the corporation.

     UBS also maintains directors' and officers' insurance for its directors and officers.

SHAREHOLDERS' SUITS

     Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law, and either allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors, or state the reasons for the plaintiff's failure to obtain the action or for not making the effort.

     As a general principle, the board of directors of a Swiss corporation has the power to institute lawsuits on behalf of the corporation. This authority may also be granted to specific attorneys-in-fact. A shareholder may not, by virtue of his or her interest as shareholder, institute a derivative action on behalf of the corporation except in limited circumstances. However, such shareholders may invoke the personal liability of the directors if an action by the directors damages the corporation.

     Swiss law permits a shareholder to take legal action against resolutions of the shareholders' meeting that violate the law or the articles of association by filing a suit within two months after the shareholders' meeting has taken place. If the suit is dismissed, the judge allocates the costs in his or her own discretion between the corporation and the plaintiff.

LIMITATIONS ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

     UBS is a Swiss company headquartered in Switzerland. Many of the directors and officers of UBS are residents of Switzerland and not the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

     - effect service within the U.S. upon UBS and the directors and officers of UBS located outside the U.S.;

     - enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts;

     - enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S.; and

     - enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

     Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles laid out in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if (1) the foreign court had jurisdiction (pursuant to the Swiss Federal Act on Private International Law), (2) the judgment of such foreign court has become final and non-appealable, (3) the judgment does not contravene Swiss public policy and (4) the court procedures and the service of documents leading to the judgment was in compliance with the principles of due process of law.

"SHORT SWING" PROFITS

     Directors and officers of PaineWebber are subject to rules under the Securities Exchange Act that may require directors and officers to forfeit to PaineWebber any "short swing" profits realized from purchases and sales, as determined under the Securities Exchange Act and the related rules, of PaineWebber securities over short periods.

     Swiss law does not explicitly address "short swing" profits. However, short swing profits realized from purchases and sales by directors and officers of a Swiss company may constitute insider trading, which is a criminal offense under the Swiss penal code.

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

     Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

     - the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

     - after completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by directors who are also officers and (b) shares held by certain employee benefit plans; or

     - after the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

     The merger of UBS and PaineWebber is governed by the limitations set forth in Section 203. In addition, the PaineWebber certificate of incorporation provides that in some circumstances pertaining to certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets or securities, plans for dissolution, or reclassification of securities, the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of voting stock and the affirmative vote of a majority of the combined voting power of the then-outstanding share of voting stock held by disinterested stockholders, as defined in the certificate of incorporation, in each case voting as a single class, is required. However, this higher vote requirement does not apply to some transactions if, as specified in the certificate of incorporation, certain conditions are met, including approval of the transaction by a majority of the disinterested directors or certain fair price provisions.

     The PaineWebber board has unanimously approved the merger agreement and each of the transactions that it contemplates. Accordingly, the affirmative vote of a majority, rather than 80%, of the outstanding shares of PaineWebber is required to approve the adoption of the merger agreement.

     Swiss law does not prohibit business combinations with an interested shareholder. However, in certain circumstances, shareholders and members of the board of directors, as well as persons close to them, must return unjustified benefits they received from the company.

ANTI-TAKEOVER MEASURES

     A Delaware court will generally apply a policy of judicial deference to board of director decisions to adopt anti-takeover measures in the face of a potential takeover if the directors are able to show that:

     - they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

     - the board action taken was reasonable in relation to the threat posed.

     According to the Swiss Stock Exchange Act, from the moment a takeover offer is published until the result is announced, the board of directors of the target company may not enter into legal transactions that would have the effect of altering significantly the assets or liabilities of the company. Decisions taken by the general shareholders' meeting are not subject to this restriction and may be implemented irrespective of whether they were adopted before or after publication of an offer.

DISCLOSURE OF INTERESTS IN SHARES

     Under the applicable provisions of the Swiss Stock Exchange Act, persons who acquire or dispose of shares and thereby reach, exceed or fall below any of the thresholds of 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the voting rights of a Swiss listed corporation must notify the corporation and the SWX Swiss Exchange of such transactions, whether or not the voting rights can be exercised. Following receipt of such notification, the corporation must inform the public of those transactions. An additional disclosure requirement exists under Swiss company law, according to which UBS must disclose the identity of all of its shareholders who hold more than five percent of its voting rights. This disclosure must be made once a year in an annex to the financial statements as published in UBS's annual report.

                                 THE COMPANIES

PAINE WEBBER GROUP INC.

  DESCRIPTION OF BUSINESS

     PaineWebber is one of the largest full-service securities and commodities firms in the United States. Founded in 1879, PaineWebber employs approximately 23,175 people in approximately 385 offices worldwide.

     PaineWebber offers a wide variety of products and services, consisting of those of a full service broker-dealer to primarily a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products, asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services such as securities dealer activities and investment banking.

  DESCRIPTION OF PROPERTY

     The principal executive offices of PaineWebber are located at 1285 Avenue of the Americas, New York, New York, under leases expiring through 31 December 2015. PaineWebber is currently leasing approximately 669,000 square feet at 1285 Avenue of the Americas principally comprising the offices of its investment banking, asset management, capital markets, and corporate headquarters staff, as well as four branch offices for retail financial advisors.

     PaineWebber leases approximately 968,000 square feet of space at Lincoln Harbor in Weehawken, New Jersey under leases expiring through 31 December 2013. The Lincoln Harbor facility principally comprises the offices of the Private Client Group headquarters, systems, operations, administrative services, and finance divisions.

     During 1999, PaineWebber entered into an agreement to lease 267,000 square feet at the Newport Center in Jersey City, New Jersey. PaineWebber began occupying the space during the second quarter of 2000. The Newport Center facility will principally comprise the offices of the operations and information services divisions.

     At 30 June 2000, PaineWebber maintained approximately 385 offices worldwide under leases expiring between 2000 and 2015. In addition, PaineWebber leases various furniture and equipment.

  FURTHER INFORMATION ABOUT PAINEWEBBER

     For further information about PaineWebber, please see the documents incorporated by reference into this document, as described under "Where You Can Find More Information" beginning on page 18.

UBS AG

  DESCRIPTION OF BUSINESS

     Mission

     The UBS mission is to:

     - provide clients with superior value-added investment services;

     - provide above average rewards to shareholders;

     - be an employer of choice; and

     - be a good corporate citizen.

     Overview

     UBS is a global, integrated investment services firm and the leading bank in Switzerland. UBS's business is managed through three main business groups and UBS's Corporate Center. The business groups are:

     - UBS Switzerland;

     - UBS Warburg; and

     - UBS Asset Management.

     The philosophy of UBS's business model is that each of the business groups holds primary responsibility for managing relationships with well-defined client segments, while ensuring appropriate access to the products and services of the entire Group. UBS's clients include international corporations, small- and medium-sized businesses in Switzerland, governments and other public bodies, financial institutions, market participants and individuals. Individuals include high net worth individuals, affluent clients and retail customers. UBS provides its clients with a broad range of products and services. These include:

     - wealth management services;

     - investment funds;

     - corporate advisory (mergers and acquisitions) services;

     - equity and debt underwriting;

     - securities and financial market research;

     - securities and derivatives sales and trading;

     - structured risk management;

     - retail, commercial and transaction banking in Switzerland;

     - asset management; and

     - private equity funds.

     Each of the business groups is one of the leaders in its field. UBS has the world's largest private banking business and is a leading global asset manager, as measured by assets under management. UBS Warburg is among the leading corporate and institutional investment banks, and it is differentiated by its European roots. UBS is the leading retail and commercial bank in Switzerland.

     UBS's Corporate Center encompasses Group level functions that cannot be delegated to the business groups.

     All of UBS's business groups work together in an integrated investment services firm. UBS believes this allows it to provide several types of services to its clients, resulting in additional profits. Examples of inter-group synergies include:

     - UBS Warburg provides research, securities brokerage and foreign exchange execution services to clients of UBS Switzerland.

     - UBS Switzerland and UBS Warburg banking clients also have the opportunity to invest in UBS Capital and UBS Asset Management funds.

     - UBS Asset Management researches and recommends the asset allocation strategies employed by UBS Warburg and UBS Switzerland, in particular with respect to investment funds.

     - Technology and premises infrastructure, operations and other support services are generally shared between all business groups in a given country, especially in Switzerland.

     Set forth below is summary information relating to UBS.

                                                            FOR THE                FOR THE
                                                       SIX MONTHS ENDED           YEAR ENDED
                                                            30 JUNE             31 DECEMBER(1)
                                                     ---------------------    ------------------
                                                        2000       1999(1)     1999       1998
                                                     ----------    -------    -------    -------
                                                      (CHF IN MILLIONS, EXCEPT PER SHARE DATA)
Operating income...................................    18,557      15,102      28,425     22,247
Operating expenses.................................    12,997      10,071      20,532     18,376
                                                      -------      ------     -------    -------
Operating profit before tax and minority
  interests........................................     5,560       5,031       7,893      3,871
                                                      -------      ------     -------    -------
Net profit.........................................     4,268       3,859       6,153      2,972
                                                      =======      ======     =======    =======
Basic earnings per share...........................     10.91        9.38       15.20       7.33
                                                      =======      ======     =======    =======
(at period end)
Total assets.......................................   946,307                 898,888    861,282
Shareholders' equity...............................    31,876                  30,608     28,794
Assets under management (CHF billion)(2)...........     1,711                   1,744      1,572

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

(2) Assets under management is defined as third-party on- and off-balance sheet assets for which UBS has investment responsibility, as well as deposits and current accounts. This includes discretionary assets (deposited with UBS or externally), where UBS has a mandate to invest and manage the assets, as well as advisory assets. The major product categories of assets under management are mutual funds, securities (bonds and equities) and deposit and current accounts.

     UBS's financial stability stems from the fact that it is one of the most well capitalized banks in the world. UBS believes that this financial strength is a key part of the value proposition offered to both clients and investors. The long-term credit ratings assigned to UBS by rating agencies are set out below.

                                              AT 30 JUNE    AT 31 DECEMBER    AT 31 DECEMBER
                                                 2000            1999              1998
                                              ----------    --------------    --------------
Moody's, New York...........................     Aa1             Aa1               Aa1
Fitch/IBCA, London..........................     AAA             AAA               AAA
Standard & Poor's, New York.................     AA+             AA+               AA+
Thomson BankWatch, New York.................      AA              AA                AA

     Each of these ratings reflects only the view of the applicable rating agency at the time the rating was issued, and any explanation of the significance of such rating may be obtained only from such rating agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if in such rating agency's judgment, circumstances so warrant. Moody's announced in April 2000 that it had changed its outlook for its long-term rating of UBS AG from stable to negative.

     Strategy

     UBS seeks to grow the profitability and enhance the efficiency of all of its businesses, while continuously improving the provision of products and services to its clients. UBS will build its franchise either through investments in internal growth or, where appropriate, through selected acquisitions, such as the merger with PaineWebber. UBS believes that its business model and its recent history of embracing and managing change will enable flexible responses to the rapid and unpredictable changes taking place in the financial services industry. In order to maintain an edge in the highly competitive markets in which UBS operates, UBS will continue to make ongoing investments in top quality staff and technology.

     In addition to the delivery of products and services through traditional channels, UBS is strengthening its e-commerce initiatives. UBS's business groups are well advanced in formulating and implementing their e-commerce strategies.

     - UBS Switzerland will invest CHF 90-100 million annually over the next few years to extend its electronic banking and mobile phone banking initiatives. Since April 2000, a single unit has been responsible for handling all the business group's e-banking activities with its primary goal being to bring personalized service to private clients. A further goal is to expand relationships with active online clients, strengthening cross-selling in the process.

     - UBS Warburg has launched its web-based business-to-business solution, Investment Banking On-Line or "IBOL." From the IBOL homepage, corporate and institutional clients can access services and content electronically and link to execution capabilities across all product areas.

     Background

     On 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation merged to form UBS. Union Bank of Switzerland was created by the merger of two Swiss regional banks in 1912; these two Swiss regional banks can trace their history back to 1862 and 1863. Swiss Bank Corporation was incorporated in Basel in 1872 and its history can be traced back to the creation of "Bankverein" from six private banking houses in 1854.

     Prior to the 1998 merger, Union Bank of Switzerland developed primarily through internal growth, although it made certain significant acquisitions such as Phillips & Drew in 1985. Swiss Bank Corporation expanded mainly through acquisitions. These included the acquisitions of:

     - O'Connor & Associates, a group of affiliated firms specializing in the trading of options and other derivative instruments (1992);

     - Brinson Partners, a leading institutional investment management firm in terms of assets under management (1995);

     - the investment banking operating subsidiaries of S.G. Warburg Group p.l.c. (1995); and

     - Dillon Read & Co., Inc., a United States-based investment bank (1997).

     The integration of Union Bank of Switzerland and Swiss Bank Corporation was largely completed within one year, despite the additional challenges presented by preparation for the Year 2000 and the introduction of the euro.

     Merger with PaineWebber

     On 12 July 2000, UBS announced that it had entered into a definitive merger agreement with PaineWebber Group Inc. UBS will offer to purchase all outstanding shares of PaineWebber stock for a combination of cash and stock representing a total purchase price of $10.8 billion (based on the UBS share price on 12 July
2000). The transaction is subject to shareholder and regulatory approvals and other conditions and is expected to be completed in the fourth quarter of 2000.

     PaineWebber is one of the largest full-service securities and commodities firms in the United States. Founded in 1879, PaineWebber employs approximately 23,175 people in 385 offices worldwide.

     PaineWebber offers a wide variety of products and services, consisting of those of a full service broker-dealer to primarily a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products, asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services such as securities dealer activities and investment banking.

     Business and Management Structure

     Prior to the 1998 merger, Union Bank of Switzerland operated four strategic business segments:

     - private banking and institutional asset management;

     - corporate and institutional finance;

     - trading, sales and risk management services; and

     - retail banking.

     Swiss Bank Corporation also operated in four divisions prior to the 1998 merger:

     - SBC Private Banking;

     - SBC Warburg Dillon Read (investment banking);

     - SBC Switzerland (corporate and retail banking); and

     - SBC Brinson (investment management).

     The combined entity following the 1998 merger initially had the following five operating divisions and the Corporate Center:

     - UBS Private Banking;

     - Warburg Dillon Read;

     - UBS Private and Corporate Clients;

     - UBS Brinson, which was renamed UBS Asset Management; and

     - UBS Private Equity.

     On 18 February 2000, UBS regrouped its businesses into the following three main business groups to align itself as closely as possible to client needs.

     - UBS Switzerland, which is now composed of two business units:

        - Private and Corporate Clients: Swiss retail and commercial banking.

        - Private Banking: private banking services offered to all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

     - UBS Asset Management, which now includes:

        - Institutional Asset Management: Brinson Partners and Phillips & Drew business areas, which are now integrated to form a single global investment platform.

        - Investment Funds/GAM: The Investment Funds and Global Asset Management, or GAM, business areas, transferred from UBS Private Banking.

     - UBS Warburg, which is now comprised of four business units:

        - Corporate and Institutional Clients: securities and investment banking products and services for institutional and corporate clients. This includes the Corporate Finance, Equities, Fixed Income and Treasury Products businesses.

        - UBS Capital: investment of UBS and third-party funds in a diverse range of private, and occasionally public, companies on a global basis.

        - Private Clients: UBS's onshore private banking services for high net worth individuals worldwide, outside of Switzerland.

        - e-services: personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure that integrates internet, call centers and investment centers.

     UBS's board of directors, which consists exclusively of non-executive directors in accordance with Swiss Banking Law, has the ultimate responsibility for the strategic direction of UBS's business and the supervision and control of executive management. The Group Executive Board, which is UBS's most senior executive body, assumes overall responsibility for the development of UBS's strategies and its implementation and results.

     The Chief Executive Officer of each business group is a member of the Group Executive Board and is responsible and accountable for the results of the business group as a whole. However, when the new business group structure was introduced, UBS committed to continue to provide summary financial and management information about the business units, in order to maintain transparency in its affairs and allow shareholders to make meaningful comparisons to the performance of the Group under its previous structure. Therefore, the discussion in this section describes the business groups mainly in terms of their constituent business units.

     In the remainder of this section, the discussion will be divided into the three business groups and their constituent business units, as they exist now, not the five divisions as they existed on 31 December 1999.

     UBS Switzerland

     The UBS Switzerland business group is made up of two business units:

     - Private and Corporate Clients -- The leading retail and commercial bank in Switzerland.

     - Private Banking -- Covers all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

     The onshore Private Clients business, formerly part of Private Banking, is now managed within the UBS Warburg business group.

     UBS Switzerland is the leading Swiss bank for individual and corporate clients and a premier Swiss private banking institution. UBS Switzerland offers a continuum of services to all Swiss-based clients. It benefits from an integrated infrastructure and the opportunity for shared distribution via its developing multi-channel architecture.

     To drive forward its e-commerce vision and strategy, UBS Switzerland has created a single business area called "e-Channels and Products" to lead all its e-banking activities. The new business area will be responsible for all electronic channels and products as well as associated service and support centers and will oversee all e-banking functions of UBS Switzerland. Its costs are shared between Private Banking and Private and Corporate Clients, based on service level agreements.

     Private and Corporate Clients. The Private and Corporate Clients business unit of UBS Switzerland is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million as well as business and corporate clients in Switzerland. At 30 June 2000, this business unit had about CHF 439 billion in assets under management and a loan portfolio of approximately

CHF 163 billion. Private and Corporate Clients employs over 22,000 people in its headquarters in Zurich and its offices throughout Switzerland.

     Set forth below is summary information, based on management accounting data, relating to the Private and Corporate Clients business unit, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Unit -- UBS Switzerland -- Private and Corporate Clients."

                                                   FOR THE               FOR THE
                                               SIX MONTHS ENDED         YEAR ENDED
                                                   30 JUNE            31 DECEMBER(1)
                                              ------------------    ------------------
                                               2000      1999(1)     1999       1998
                                              -------    -------    -------    -------
                                                         (CHF IN MILLIONS)
Operating income before credit loss
  expense...................................    3,803      3,599      7,193      7,025
Credit loss expense.........................      412        554      1,050      1,170
Personnel, general and administrative
  expenses..................................    2,154      2,224      4,486      4,263
Depreciation and amortization...............      219        200        386        684
                                              -------    -------    -------    -------
Operating profit before tax.................    1,018        621      1,271        908
                                              =======    =======    =======    =======
Average regulatory equity used..............    8,850      8,400      8,550      8,250
(at period end)
Assets under management (CHF in billions)...      439        443        439        434
Numbers of employees........................   22,270     24,186     24,098     24,043
Total loans.................................  162,752    167,004    164,743    164,840

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Organizational Structure. Private and Corporate Clients operates four main business areas:

     - Individual Clients -- This business area includes over 4,000,000 client accounts, of which over 25% are client accounts that relate to clients with assets over CHF 50,000.

     - Corporate Clients -- This business area focuses on Swiss corporate clients and includes 160 top corporations, over 7,500 large corporate clients and 180,000 small- and medium-sized businesses.

     - Operations -- In addition to providing operational support to the retail banking business and other Swiss-based UBS units, this business area provides payment and custodial services to approximately 1,800 banking institutions throughout the world.

     - Risk Transformation and Capital Management -- This business area has responsibility for clients with impaired or non-performing loans and manages the risk in Private and Corporate Clients' loan portfolio. It is also responsible for optimizing capital utilization.

     Private and Corporate Clients also includes the Resources business area, which provides real estate, marketing, personnel and administrative services to Private and Corporate Clients and the other UBS business units in Switzerland, particularly Private Banking, and the Information Technology business area, which provides information technology services to Private and Corporate Clients and the other Swiss-based UBS offices, again with Private Banking as the main recipient.

     Profit Enhancement Initiatives. The domestic retail banking sector in Switzerland has historically been a high-cost, low-return business. In order to further enhance the profitability of the retail business and to exploit the synergies after the 1998 merger, UBS has developed and commenced a number of initiatives that are intended to reduce the costs and increase the revenues of this business unit. These include:

     - The further development and enhancement of alternative distribution channels, including:

        - UBS e-banking, on-line internet and teletext banking, and telephone banking.

        - UBS Multimat and UBS Bancomat Plus, which together offer a direct electronic link to the customer's account and to a full range of traditional ATM services, including accepting cash deposits, and permits additional functions, such as the set-up and maintenance of payment and standing orders.

     - Increasing revenue principally through improvements in pricing, increased focus on higher yielding investment products and fee-based businesses, and improvements in the distribution of UBS's products, including implementing risk-adjusted pricing in its new and maturing loan business and by expanding its e-banking services.

     - Reducing costs by continuing to close branches. Since the 1998 merger, UBS has closed 200 branches, or 36%, still leaving UBS with more branches than either predecessor institution.

     - Increasing the efficiency and productivity of Private and Corporate Clients' processes by standardizing its products and taking advantage of automation and other technological developments.

     Clients. Private and Corporate Clients has a diverse client base, ranging from individual clients to corporate clients and international banking institutions. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending. UBS believes that clients choose Private and Corporate Clients primarily based on UBS's leading position as a bank and an asset manager in Switzerland, its broad distribution network and its ability to provide a comprehensive range of financial products and services. Based on market surveys, over 96% of the Swiss market readily recognizes the UBS brand, which has a long history and is well established in Switzerland.

     The table below sets forth assets under management attributable to each of Private and Corporate Client's main client areas at 30 June 2000 and 31 December 1999 and 1998.

ASSETS UNDER MANAGEMENT              30 JUNE 2000      31 DECEMBER 1999      31 DECEMBER 1998
-----------------------              ------------      ----------------      ----------------
                                                        (CHF IN BILLIONS)
Individual Clients.................      221                 223                   229
Corporate Clients..................      213                 212                   178
Banks..............................        5                   4                    27
                                         ---                 ---                   ---
  Total............................      439                 439                   434
                                         ===                 ===                   ===

     Client/Product Initiatives. Rapid growth of technology has made available a number of alternative distribution channels. UBS has offered telebanking since 1985 and, based upon its market research, UBS has the leading position in the Swiss telebanking market, initiating in excess of one-half of all telebanking transactions in Switzerland during 1998.

     Since 1997, UBS has expanded its product offerings and taken steps to market additional services to its client base. Key initiatives include:

     - The launch of UBS Tradepac, an expanded all-inclusive internet-based offering aimed at serving the on-line trading needs of UBS's customers and providing access to six international exchanges. As part of UBS Tradepac, UBS has established a partnership with Intuit Inc. that has permitted it to introduce UBS Quicken, a specially adapted version of the Quicken software that includes enhanced financial management functions and adds to the attractiveness of its product offering.

     - The launch of UBS's small- and medium-sized business enterprises initiative, which is intended to respond to the lack of risk capital for small business enterprises.

     Investment Services. UBS's investment services for Private and Corporate Clients are a collaborative effort among:

     - UBS Asset Management, which manages the UBS mutual fund portfolio and determines the investment strategy for, delivers monthly tactical asset allocations to, and manages discretionary mandates of, Private and Corporate Clients' institutional clients.

     - UBS Warburg, which provides research and access to the securities exchanges.

     - UBS Switzerland, which actively markets and distributes investment products to its clients after making the appropriate revisions to take into account the needs of those clients.

     The principal result is a full range of investment options to offer UBS's clients including those of Private and Corporate Clients.

     The following table illustrates Private and Corporate Clients' assets under management by asset class at 30 June 2000 and 31 December 1999 and 1998.

                                         30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                         ------------    ----------------    ----------------
                                                          (CHF IN BILLIONS)
Deposit and current accounts...........      125               129                 153
Securities accounts....................      314               310                 281
                                             ---               ---                 ---
  Total................................      439               439                 434
                                             ===               ===                 ===

     Loan Portfolio. The following table shows the loan portfolio, before all allowances, in Private and Corporate Clients, broken down by Private and Corporate Clients' main business areas at 30 June 2000 and 31 December 1999 and 1998.

                                         30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                         ------------    ----------------    ----------------
                                                          (CHF IN BILLIONS)
Individual Clients.....................       77                76                  90
Corporate Clients......................       68                68                  49
Recovery Portfolio.....................       18                21                  26
                                             ---               ---                 ---
  Total................................      163               165                 165
                                             ===               ===                 ===

     The following table shows the loan portfolio in Private and Corporate Clients, broken down by loan category at 30 June 2000 and 31 December 1999 and 1998.

                                         30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                         ------------    ----------------    ----------------
                                                          (CHF IN BILLIONS)
Fixed rate mortgages...................       79                81                  80
Commercial credits.....................       40                44                  44
Variable rate mortgages................       28                30                  36
Other..................................       16                10                   5
                                             ---               ---                 ---
  Total................................      163               165                 165
                                             ===               ===                 ===

     At 30 June 2000, about CHF 107 billion (or 66%) of the CHF 163 billion loan portfolio in Private and Corporate Clients related to mortgages, of which approximately 81% were secured by residential real estate. A discussion of UBS's loan portfolio classified by industry is included under "-- Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Selected Statistical Information -- Loans."

     Private and Corporate Clients' impaired loans, which include non-performing loans, are transferred to the Risk Transformation and Capital Management business area to be managed by UBS's Recovery Group, which specializes in working-out or otherwise recovering the value of those loans. At 30 June 2000, Private and Corporate Clients' loan portfolio included approximately a CHF 18 billion recovery portfolio. Approximately CHF 16 billion of Private and Corporate Clients' 30 June 2000 recovery portfolio was impaired and related to provisional positions and positions stemming back to weakness in the Swiss commercial real estate markets during the 1990s. A provision of CHF 10.4 billion has been established against the portion of impaired loans not secured by collateral or otherwise deemed uncollectible. Approximately CHF 2 billion of UBS's 30 June 2000 recovery portfolio is performing and unimpaired. The unimpaired loans included in UBS's recovery portfolio are outstanding with counterparties for whom other loans have become impaired. No provisions have been established against these loans. UBS's lending officers actively manage the recovery portfolio, seeking to restructure the lending relationship with a goal of removing the loan from the recovery portfolio. The following table describes the development in UBS's recovery portfolio from 1 January 1998 to 30 June 2000.

                                                                (CHF IN BILLIONS)
                                                                -----------------
Balance, 1 January 1998.....................................            29
Changes in 1998:
  New recovery loans added..................................             7
  Settlements of outstanding recovery loans.................           (10)
                                                                       ---
Balance, 31 December 1998...................................            26
Changes in 1999:
  New recovery loans added..................................             5
  Settlements of outstanding recovery loans.................           (10)
                                                                       ---
Balance, 31 December 1999...................................            21
Changes in 2000:
  New recovery loans added..................................             1
  Settlements of outstanding recovery loans.................            (4)
                                                                       ---
Balance, 30 June 2000.......................................            18
                                                                       ===

     Approximately 60% of the loans that were originally included in UBS's recovery portfolio in 1997 have been worked out and removed. See
"-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Risks -- Credit Risk" for a further description of UBS's process for credit risk management and control and a discussion of impaired and non-performing loans.

     Private and Corporate Clients' continued implementation of "risk-adjusted pricing," which differentiates loan pricing based on risk profiles, has led to improved margins on UBS's lending portfolio and has resulted in more effective use of UBS's capital. For a discussion of UBS's credit approval process and how UBS manages interest rate risk, see "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability
Management -- Interest Rate Management."

     The credit approval activities of Private and Corporate Clients are the responsibility of the business area, coordinated by a separate chief credit officer who is accountable to the Chief Credit Officer, or "CCO." Generally, loans are approved by a credit officer who does not participate in the client relationship, but works with the lending officer to establish a set of lending criteria that are applicable to the risk profile rating of the borrower. The exception is for certain high-risk lending relationships, in which case the credit officer directly corresponds with the borrower. Private and Corporate Clients' chief credit officer reviews the business area's loans on a periodic basis (annually for most loans and at least quarterly for high-risk loans) to confirm the ratings. The CCO further coordinates Private and Corporate Clients' lending activities and credit exposure with the lending activities and credit exposure of UBS Warburg and the remainder of UBS Switzerland.

     Private Banking. UBS is one of the leading international private banks, as measured by assets under management. At 30 June 2000, Private Banking had CHF 683 billion in assets under management. Private Banking serves high net worth individuals with a broad range of comprehensive wealth management services and financial products. Private Banking's approach is to focus on establishing long-term client relationships and emphasizing the life-time value of these relationships.

     The private banking industry is in the process of undergoing some fundamental changes resulting from the changing profile of high net worth individuals, emerging technologies and increased competition. Clients are increasingly taking a more active role in managing their wealth and are demanding more sophisticated products and a broader geographic range of services. They are focused on asset performance and allocation, quality of information and advice and extended availability of services, such as 24-hour, remote and internet access. The private banking industry is also experiencing an increase in the wealth that remains in onshore markets, particularly in the form of equity and equity-linked investments, as domestic capital markets become more developed and generate higher returns.

     To address this changing environment, Private Banking is seeking to further penetrate its existing client base with enhanced wealth management solutions. Private Banking's size provides it with the flexibility to offer its clients customized and expanded service offerings tailored to their particular needs. To further increase its assets under management in its private banking business, UBS will also continue to consider select acquisition opportunities that may arise, as evidenced by the acquisition in 1999 of Bank of America's international private banking activities. Set forth below is summary information, based on management accounting data, relating to the Private Banking business unit of UBS Switzerland, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Unit -- UBS Switzerland -- Private Banking."

                                                                FOR THE            FOR THE
                                                            SIX MONTHS ENDED      YEAR ENDED
                                                                30 JUNE         31 DECEMBER(1)
                                                            ----------------    --------------
                                                            2000       1999     1999     1998
                                                            -----      -----    -----    -----
                                                                    (CHF IN MILLIONS)
Operating income before credit loss expense...............  3,471      2,728    5,568    6,933
Credit loss expense.......................................     11          6       21       16
Personnel, general and administrative expenses............  1,425      1,147    2,513    2,411
Depreciation and amortization.............................     55         38       97       91
                                                            -----      -----    -----    -----
Operating profit before tax...............................  1,980      1,537    2,937    4,415
                                                            =====      =====    =====    =====
(at period end)
Assets under management (CHF in billions).................    683        630      671      579
Number of employees.......................................  7,447      6,697    7,256    6,546

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Marketing and Distribution. Private Banking provides wealth management services to its clients in a number of geographic regions and seeks to tailor its service offerings to meet the specific needs of particular client segments and markets. To better understand the needs of its existing and prospective clients, Private Banking differentiates its clients by geographic location and the amount of assets under management and then based on their product needs and utilization and service requirements. The client advisors who serve Private Banking's clients are principally organized by client market, which allows them a higher level of client focus. Private Banking believes that this approach fosters valued long-term client relationships.

     Private Banking's client advisors retain primary responsibility for introducing products and services to its existing and prospective private banking clients. The business areas that deal directly with clients are generally responsible for their own marketing activities. The client advisors are central to the delivery of services to Private Banking's clients and are responsible for increasing the penetration of Private Banking service offerings within its existing customer base. The client advisors are supported by a separate marketing department, which is responsible for market research and the preparation of standardized marketing materials.

     Products and Services. Private Banking provides a number of asset-based, transaction-based and other services to its clients. Asset-based services include custodial services, deposit accounts, loans and fiduciary services while transaction-based services include trading and brokerage and investment fund services. Private Banking also provides financial planning and consulting and offers financial planning instruments to its clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and personal tax structuring and tax efficient investments. Private Banking has the following three core product and service business areas:

     - Financial Planning and Wealth Management -- Responsible for developing integrated comprehensive wealth management services in the form of tax and estate planning, liquidity and retirement lifestyle planning, insurance products, art and real estate advisory services and a variety of sophisticated capital enhancement and asset protection strategies.

     - Portfolio Management -- Responsible for providing portfolio management services to Private Banking clients and for the investment clients of Private and Corporate Clients.

     - Active Advisory Team -- Provides sales brokerage, investment advisory services and products to key private banking locations worldwide. The Active Advisory Team provides information concerning, and facilitates investments in, primary initial public offerings and secondary placements. This team also provides fiduciary services and the execution of private banking orders outside Switzerland.

     At 30 June 2000, slightly more than one-fifth of Private Banking's assets under management were managed on a discretionary basis. The remaining assets under management related to advisory engagements.

     The following table shows information concerning assets under management by type of engagement and asset class in Private Banking at 30 June 2000 and 31 December 1999 and 1998.

                                         30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                         ------------    ----------------    ----------------
                                                          (CHF IN MILLIONS)
TYPE OF ENGAGEMENT
Advisory...............................    533,000           501,000             437,000
Discretionary..........................    150,000           170,000             142,000
                                           -------           -------             -------
  Total................................    683,000           671,000            579,000]
                                           =======           =======             =======
ASSET CLASS
Deposit and current accounts...........     59,000            59,000              50,000
Equities...............................    199,000           196,000             148,000
Bonds..................................    194,000           187,000             187,000
Investment Funds.......................    106,000           119,000              93,000
Other(1)...............................    125,000           110,000             101,000
                                           -------           -------             -------
  Total................................    683,000           671,000             579,000
                                           =======           =======             =======

---------------
(1) Includes money market instruments, UBS medium-term notes, derivatives, mutual funds not managed by UBS and precious metals.

     UBS Asset Management

     UBS Asset Management brings together UBS's asset management activities. It consists of two business units:

     - Institutional Asset Management -- One of the largest institutional asset managers in the world.

     - Investment Funds/GAM -- Investment Funds is one of the leading funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds.

     UBS Asset Management benefits from an integrated business model and single management team.

     Institutional Asset Management. Based on assets under management, Institutional Asset Management is one of the largest institutional asset managers in the world and among the industry leaders in the United States, the United Kingdom and Switzerland. At 30 June 2000, Institutional Asset Management had over CHF 525 billion in assets under management, including CHF 326 billion of institutional assets and CHF 199 billion of non-institutional assets, including the UBS Investment Funds offered by the Investment Funds business area of the Investment Funds/GAM business unit, which are managed by Institutional Asset Management. Institutional Asset Management is headquartered in Chicago and has offices in Dallas/Houston, Frankfurt, Geneva, Hartford, Hong Kong, London, Melbourne, New York, Paris, Rio de Janeiro, San Francisco, Singapore, Sydney, Tokyo and Zurich.

     Institutional Asset Management markets its services under the UBS Asset Management name, with Brinson Partners and Phillips & Drew serving as sub-brands within the Americas and the United Kingdom, respectively. Institutional Asset Management believes that its broad geographic spread of operations and strong brand names will help it pursue growth opportunities in Continental Europe, Asia-Pacific and Latin America and maintain its strong positions in the mature markets it serves in the United States, the United Kingdom and Switzerland.

     Set forth below is summary information, based on management accounting data, relating to Institutional Asset Management, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Unit -- UBS Asset Management -- Institutional Asset Management."

                                                           FOR THE                 FOR THE
                                                       SIX MONTHS ENDED           YEAR ENDED
                                                           30 JUNE              31 DECEMBER(1)
                                                      ------------------      ------------------
                                                      2000       1999(1)      1999         1998
                                                      -----      -------      -----        -----
                                                                  (CHF IN MILLIONS)
Operating income....................................    638         542       1,099        1,163
Personnel, general and administrative expenses......    402         331         636          619
Depreciation and amortization.......................     98          63         138          107
                                                      -----       -----       -----        -----
Operating profit before tax.........................    138         148         325          437
                                                      =====       =====       =====        =====
(at period end)
Assets under management (CHF in billions)...........    525         563         574          531
Number of employees.................................  1,712       1,507       1,653        1,497

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Organizational Structure. During 1999, Institutional Asset Management implemented a client-centric business model and modified its organizational structure to strengthen local and regional roles. Institutional Asset Management believes that its new organizational structure will improve accountability for results and the business group's effectiveness and efficiency. At 30 June 2000, Institutional Asset Management's organizational structure consisted of the following business areas:

     - Brinson Partners and Phillips & Drew -- These business areas have the mandate to optimize the contribution from the Americas and the United Kingdom, respectively, and to further develop their investment capabilities and to contribute to global business development efforts in Europe and the Asia-Pacific region.

     - Europe, Middle East & Africa and Asia Pacific -- These two business areas have a mandate to capture profitable growth opportunities in their assigned geographic markets and to optimize the contribution from existing businesses in these regions. These mandates strengthen the regional accountability for results and resources. At the same time, both regional business areas continue to contribute to the UBS Asset Management global investment process as well as ensure their adaptation to regional client needs where appropriate.

     - O'Connor -- Launched at the beginning of June 2000, O'Connor is comprised of part of the proprietary equity trading group of UBS Warburg, as well as the Fund of Funds and Currency Funds businesses of UBS Warburg. O'Connor will focus on alternative investments, or investment strategies designed to provide attractive risk-adjusted returns with a low correlation to traditional investments.

     - IT and Operations -- This business area is responsible for implementing and maintaining information technology and delivery platforms for the Institutional Asset Management business unit.

     Clients. Institutional Asset Management has a diverse institutional client base located throughout Europe, the Middle East, Africa, the Asia-Pacific region and the Americas. Its clients consist of:

     - corporate and public pension plans;

     - endowments and private foundations;

     - insurance companies;

     - central banks and supranationals; and

     - financial advisers.

     Externally managed pension assets constitute the majority of worldwide available institutional assets. The pension market is undergoing a shift from traditional defined benefit plans to defined contribution schemes. One of Institutional Asset Management's strategic initiatives is to position itself to take advantage of the opportunities created in this changing environment.

     The following table shows assets under management broken down between institutional assets and non-institutional assets at 30 June 2000 and 31 December 1999 and 1998. Non-institutional assets include the UBS Investment Funds, which are managed by Institutional Asset Management.

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                                  (CHF IN MILLIONS)
Institutional..................................    326,000           376,000             360,000
Non-institutional..............................    199,000           198,000             171,000
                                                   -------           -------             -------
     Total.....................................    525,000           574,000             531,000
                                                   =======           =======             =======

     Institutional Asset Management is well represented in the United States, Europe and Australia, and is one of the largest foreign investment managers in Japan. Institutional Asset Management believes this gives it a strong platform to meet the increasingly complex global investment and servicing needs of its major clients, and to expand its presence in growth markets.

     The following table shows Institutional Asset Management's institutional assets under management by the geographic location of its clients at 30 June 2000 and 31 December 1999 and 1998.

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                                  (CHF IN MILLIONS)
Europe, Middle East & Africa...................    171,000           185,000             202,000
The Americas...................................    110,000           140,000             122,000
Asia-Pacific...................................     45,000            51,000              36,000
                                                   -------           -------             -------
     Total.....................................    326,000           376,000             360,000
                                                   =======           =======             =======

     Marketing and Distribution. Clients differentiate among institutional asset managers based on client service, investment performance, process and philosophy, fees and continuity of staff. Institutional Asset Management seeks to use its long-term track record and strong client franchise to increase the penetration of its services with both new and existing clients. It is a full service institutional asset management firm, offering its clients a comprehensive range of research and investment analysis as part of its overall service and capability package.

     Consultants advise institutional investors based on their expert knowledge of managers' investment performance, process and client service capabilities, as well as other factors. In consultant-driven markets, such as the United States and the United Kingdom, Institutional Asset Management relies on its strong relationships with the major consultants that advise corporate and public pension plans, endowments, foundations, and other institutions. It also dedicates resources to generating new business directly with large clients.

     Institutional Asset Management also seeks to increase its revenues from existing clients. Each of its client-facing business areas has dedicated account management teams that service existing clients and seek to find new ways to address client needs. These account managers are also focused on further developing and solidifying the relationships that Institutional Asset Management has with the major consultants that serve its clients.

     Client Mandates. Institutional Asset Management seeks to deliver sustained value-added investment performance relative to client-mandated benchmarks. Its client mandates range from fully discretionary global asset allocation portfolios to equity or fixed income portfolios with a single country emphasis to other asset classes, including real estate, timber, oil and gas, and private equity. These portfolios are available through separately managed portfolios as well as through a comprehensive range of pooled investment funds.

     The following table sets forth institutional assets under management for Institutional Asset Management by client mandate at 30 June 2000 and 31 December 1999 and 1998.

                                         30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                         ------------    ----------------    ----------------
                                                          (CHF IN MILLIONS)
Equity.................................    100,000           125,000             115,000
Asset Allocation.......................    110,000           130,000             148,000
Fixed Income...........................     79,000            90,000              83,000
Private Markets........................     37,000            31,000              14,000
                                           -------           -------             -------
  Total................................    326,000           376,000             360,000
                                           =======           =======             =======

     Within each of these broad client mandate categories, Institutional Asset Management has a diverse range of particular mandates that it provides to its clients without a high concentration of business in any particular segment. For example, within the equity, asset allocation and fixed income areas, it offers a range of mandates on global, regional, emerging market and sector-specific bases. The private markets category includes such mandates as direct investments, oil and gas, partnership investments, real estate and timber.

     Investment Process and Research. At the beginning of March 2000, Institutional Asset Management announced that Brinson Partners and Phillips & Drew were being combined to establish a common global investment management platform. This decision reflected the shared investment philosophies of Phillips & Drew and Brinson Partners, based on capturing price-value discrepancies identified through fundamental research as well as similar cultures. The initial integration was completed according to schedule at the beginning of May 2000.

     The investment process is based on Institutional Asset Management efforts to determine and quantify investment value. Senior investment professionals set policy and oversee research activity within the units, drawing upon the expertise of investment specialists in each asset class. These specialists consult with external analysts, economists, consultants and academics. They develop research and provide input into Institutional Asset Management's quantitative valuation models. Institutional Asset Management estimates long-term expected returns for asset classes, markets, and securities using proprietary valuation models that consider cash flows discounted at risk-adjusted rates and then evaluates potential strategies in the context of forecasted returns as well as its forecasted risks and correlations.

     Institutional Asset Management creates portfolios and monitors and adjusts them based on relative price/value discrepancies. Its method is to identify periodic discrepancies between market price and investment value and turn them to its clients' advantage. Where no significant discrepancies exist between price and value, Institutional Asset Management continues its research and analysis. Institutional Asset Management believes that its approach allows it to respond to market changes, while providing its clients with the benefit of its knowledge and experience and maintains the flexibility to customize portfolios to meet their requirements.

     Investment Funds/GAM. As part of the re-grouping announced in February 2000, the Global Asset Management, or GAM, and Investment Funds areas of the former Private Banking division were transferred to UBS Asset Management, bringing together all of UBS's asset management activities.

     UBS Asset Management will benefit from an integrated business model and single management team. Within this framework GAM will be distinctly positioned and maintain its brand identity as well as its unique investment styles.

     Set forth below is summary information, based on management accounting data, relating to the Investment Funds/GAM business unit, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- UBS Asset Management -- Investment Funds/GAM."

                                                              FOR THE               FOR THE
                                                          SIX MONTHS ENDED         YEAR ENDED
                                                              30 JUNE            31 DECEMBER(1)
                                                         ------------------      --------------
                                                         2000       1999(1)      1999      1998
                                                         -----      -------      ----      ----
                                                                   (CHF IN MILLIONS)
Operating income.....................................      334        102        270       195
Personnel, general and administrative expenses.......      215         75        151       124
Depreciation and amortization........................       55          3          7         6
                                                         -----        ---        ---       ---
Operating profit before tax..........................       64         24        112        65
                                                         =====        ===        ===       ===
(at period end)
Assets under management (CHF in billions)............      225        190        225       176
Number of employees..................................    1,038        392        923       366

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     The following table sets forth assets under management by business area within the Investment Funds/GAM business unit at 30 June 2000 and 31 December 1999 and 1998.

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                                  (CHF IN MILLIONS)
Investment Funds.............................      202,500           201,000             175,600
GAM..........................................       22,100            23,500                   0
                                                   -------           -------             -------
  Total......................................      224,600           224,500             175,600
                                                   =======           =======             =======

     Investment Funds. As a result of the merger between the Union Bank of Switzerland and Swiss Bank Corporation, Investment Funds became the leading investment fund provider in Europe and Switzerland in terms of investment fund assets under management. By year-end 1999, Investment Funds' assets under management increased 15% with growth primarily attributable to investment performance. UBS has received numerous awards, including being named "Switzerland's Best Overall Management Group" by Standard & Poor's Fund Services in 1999.

     Marketing and Distribution. Investment Funds are distributed primarily through UBS Switzerland and UBS Warburg, with a minority of assets distributed through third-party distribution partners. As of 30 June 2000, Investment Funds had CHF 203 billion in assets under management, including CHF 9.2 billion in assets under management distributed through third-party distribution partners. In addition, Investment Funds has a significant business administering assets for third-parties.

     As part of the Group reorganization, Investment Funds is evolving towards an open, multi-channel distribution architecture. Initiatives include establishing additional third-party distribution partnerships, developing electronic sales channels and combining distribution efforts with Institutional Asset Management in various markets to better capture defined contribution opportunities. Additionally, the Investment Funds business unit is currently developing an e-based investment fund distribution strategy. This channel will offer clients personalized advisory services, investor education content, online decision support tools, and automated trade execution, delivered through intermediaries.

     Client Mandates. Investment Funds has an extensive product range of approximately 163 funds. The following table shows total assets under management in these investment funds by fund category at 30 June 2000 and 31 December 1999 and 1998.

FUND CATEGORY                   30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
-------------                   ------------    ----------------    ----------------
                                                 (CHF IN MILLIONS)
Asset Allocation..............     46,700            44,200              35,000
Money Market..................     44,100            46,200              45,500
Bond..........................     37,100            40,200              42,500
Equity........................     61,900            52,300              35,400
Capital Preservation..........      7,600            12,100              12,400
Real Estate...................      5,100             6,000               4,800
                                  -------           -------             -------
  Total.......................    202,500           201,000             175,600
                                  =======           =======             =======

     The continuing trend toward equity investments helped increase equity funds by 75% since the end of 1998, making Equity Investment Funds' largest asset category, accounting for 31% of total Investment Funds volume. The number of Investment Fund accounts, which make it easy for clients to make regular savings in UBS Investment Funds, has grown by 80% to 90,000, with assets invested through them increasing by 39% to a total of CHF 2.5 billion in 1999.

     Investment Process and Research. The Institutional Asset Management business unit is responsible for managing the investment funds offered by the Investment Funds business unit, other than some real estate funds. However, Investment Funds is responsible for managing its product range, which is tailored to meet the needs of individual investors, and for the development and marketing of individual funds.

     Global Asset Management. Acquired in late 1999, Global Asset Management, or "GAM," is a diversified asset management group with approximately 600 employees and operations in Europe, North America, Asia and the Middle East. It manages assets comprised of private client portfolios and over 170 private client mutual funds, as well as institutional mandates. GAM continues to operate under its established brand name within UBS Asset Management and continues to employ its own distinctive investment style.

     UBS Asset Management will increasingly take advantage of GAM's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

     Marketing and Distribution. Marketing and distribution for GAM is divided into three areas: Private Clients, Mutual Funds and Institutional. Each area markets and services clients within its specific segment.

     - Private Clients -- Offers and manages a broad range of tailored investment strategies for its clients across the risk/return spectrum and from all major reference currency perspectives. Implementation is through a combination of GAM funds, under guidance established by GAM's investment committee.

       The private client area seeks clients from a variety of sources including referrals from its existing client base, intermediaries, and professional advisors. Clients receive a high level of service from a dedicated team of portfolio managers. Communication is ongoing and includes regular formal review meetings.

     - Mutual Funds -- GAM distributes mutual funds on a global basis, including within the United States. GAM's Mutual Funds area seeks clients at the high end of the market. Mutual funds are distributed through multiple channels, including brokerage firms, banks, portfolio and fund managers, financial advisors, family offices, employee pension plans, and directly to major investors.

     - Institutional -- GAM provides a full range of services to its institutional clients through dedicated account managers. Institutions are offered the same products developed to support GAM's private client and fund distributions businesses. This includes traditional equity portfolio management, as well as multi-manager funds and alternative assets classes.

     Investment Process and Research. GAM was founded in 1983 to give private clients "access to great investment talent." As a result, the investment process is based on selecting the world's leading investment talent, whether the manager selected for a particular fund or mandate is internal to GAM or an external manager. Beginning in 1989, GAM extended its investment process to pioneer the development of the multi-manager concept.

     An in-house team of investment professionals is responsible for managing the various internally managed mandates or funds. Members of this team also create multi-manager mandates using a quantitative database of 50,000 funds, and by carefully scrutinizing all aspects of external managers employing a qualitative database of 6,000 investment managers. The investment objective of multi-manager funds or mandates is diversifying risk by employing complementary managers using different strategies.

     The range of funds and mandates extends from traditional equity and bond funds to a comprehensive range of alternative investment funds.

     UBS Warburg

     UBS Warburg is composed of four business units:

     - Corporate and Institutional Clients -- Securities and investment banking products and services for institutional and corporate clients.

     - UBS Capital -- Investment of UBS and third-party funds in a diverse range of private, and occasionally public, companies on a global basis.

     - Private Clients -- Onshore private banking services for high net worth individuals worldwide, outside of Switzerland.

     - e-services -- Personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure that integrates internet, call centers and investment centers.

     Corporate and Institutional Clients. The Corporate and Institutional Clients business unit is one of the leading global investment banks. It provides wholesale financial and investment products and advisory services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading and interest rate risks on behalf of UBS and executes the vast majority of UBS's retail securities, derivatives and foreign currency exchange transactions. Corporate and Institutional Clients's headquarters are in London and, at 30 June 2000, it employed about 13,000 people in over 40 countries throughout the world.

     In the 1998 merger, the investment banking businesses of the two banks came together to form what is now the Corporate and Institutional Clients business unit. Within Union Bank of Switzerland, securities trading began in New York and London in the 1970s and grew in the 1980s with the acquisition of Phillips & Drew in 1985. Within Swiss Bank Corporation, the acquisition of O'Connor & Associates in 1992 and the investment banking businesses of S.G. Warburg Group p.l.c. in 1995 led to the formation of SBC Warburg as a global investment bank, which was further strengthened in the United States with the 1997 acquisition of Dillon Read & Co., Inc.

     Corporate and Institutional Clients has a large corporate client financing and advisory business and is one of the top-ranked investment banking businesses engaged in institutional client business. The business area has achieved industry-wide recognition for its performance in the following areas:

     - equity sales and trading (ranked number two globally in the first quarter of 2000 based on equity commission revenues based on an independent survey);

     - cash and derivative fixed income sales and trading with institutional investors (ranked number four globally in 1999 based on information compiled and classified by the Securities Data Company and other publicly available information);

     - eurobond trading (named Best Foreign Bond Firm in the Eurozone, the United Kingdom and Australia in July 2000 by Euromoney);

     - global foreign exchange (ranked number four in May 2000 by Euromoney FX poll, which ranks investment banks and banks on a global basis by market share);

     - research, with a global research sales team that includes about 630 specialist analysts based in over 30 countries and covering over 4,600 companies (ranked fourth in Institutional Investor Global Research in December 1999 and third in European Research in February 2000 as well as receiving Euromoney's award in October 1999 for best overall Asian research);

     - debt and equity capital markets (1999, ranked number five in international equity; number three in international equity-linked issuances; number two in eurobond origination; and number one in its target franchise segments of international bonds by Bondware. Corporate and Institutional Clients's target franchise markets exclude asset-backed, self-issuance and U.S. agencies); and

     - privatizations (including its role as lead manager in the Swisscom privatization, which was named privatization of the year by Institutional Investor and International Financing Review in 1998).

     Set forth below is summary information, based on management accounting data, relating to Corporate and Institutional Clients, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Unit -- UBS Warburg -- Corporate and Institutional Clients."

                                                               FOR THE             FOR THE
                                                          SIX MONTHS ENDED        YEAR ENDED
                                                               30 JUNE          31 DECEMBER(1)
                                                          -----------------    ----------------
                                                           2000     1999(1)     1999      1998
                                                          ------    -------    ------    ------
                                                                    (CHF IN MILLIONS)
Operating income before credit loss expense.............   9,909     6,966     12,729     6,906
Credit loss expense.....................................     113       171        330       500
Personnel, general and administrative expenses..........   6,601     4,972      9,290     6,816
Depreciation and amortization...........................     330       393        763       692
                                                          ------    ------     ------    ------
Operating profit (loss) before tax......................   2,865     1,430      2,346    (1,102)
                                                          ======    ======     ======    ======
Average regulatory equity used..........................   9,850    10,750     10,050    13,300
(at period end)
Number of employees.....................................  12,730    13,148     12,694    13,794

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Business Areas. At 30 June 2000, Corporate and Institutional Clients operated four main business areas that have been organized by the type of products and services offered and their risk exposure. These four business areas consist of Equities, Fixed Income, Corporate Finance and Treasury Products. The Corporate Finance business area works with the Equities and Fixed Income business areas through the Equity Capital Markets Group, the Debt Capital Markets Group and Leveraged Finance to originate new equities capital markets business, fixed income capital markets business and leveraged finance business. Consequently, operating income from the Equity Capital Markets Group is shared between Equities and Corporate Finance and operating income from the Debt Capital Markets Group and Leveraged Finance is shared between Fixed Income and Corporate Finance. The table below sets forth the operating income before credit loss expense attributable to each of Corporate and Institutional Clients's main business areas for the years ended 31 December 1999 and 1998:

                                                              FOR THE YEAR ENDED
                                                                31 DECEMBER(1)
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                               (CHF IN MILLIONS)
Equities....................................................    5,724      3,253
Fixed Income................................................    2,464       (267)
Corporate Finance...........................................    2,054      1,665
Treasury Products...........................................    1,805      2,351
Non-core business...........................................      682        (96)
                                                               ------      -----
     Total..................................................   12,729      6,906
                                                               ======      =====

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Equities. Equities is a leader in equity, equity-linked and equity derivative products in primary markets and a large cross-border trader in secondary equity markets. Equities' secondary market business represented over 60% of the operating income from Equities in 1999. Equities' primary areas of responsibility include:

     - researching companies, industry sectors, geographic markets and macro and economic trends;

     - sales and trading of cash and derivative equity securities and equity structured products; and

     - structuring, originating, distributing and trading newly issued equity, equity-linked and equity derivative products.

     Through UBS's branches and affiliates, UBS is a member of most major stock exchanges, including New York, London, Tokyo and Zurich. UBS also participates in a number of electronic exchange ventures, including Tradepoint, through its equity investment in TP Group Limited, and NYFIX Millennium L.L.C.

     Fixed Income. Fixed Income structures, originates, trades and distributes a variety of fixed income, banking and structured products. It also is responsible for loan syndication and core-loan portfolio functions. Fixed Income serves a broad client base consisting of investors and borrowers and offers a range of fixed income products and services, including:

     - interest rate based credit products, including loans and government bonds;

     - a variety of banking products, such as structured finance and leveraged finance products;

     - principal finance services, which involves the purchase, origination and securitization of credit products;

     - investment grade, high-yield and emerging market bonds;

     - credit-structured vehicles and credit derivatives, including credit-linked notes and total return swaps;

     - various derivative products; and

     - structured products to meet clients' risk management needs.

     Corporate Finance. Corporate Finance manages the relationships with UBS's large supranational, corporate and sovereign clients. It provides a variety of advisory services in areas such as mergers and acquisitions, strategic advisory and restructuring. Corporate Finance also provides capital markets and leveraged financing services in conjunction with the Equity Capital Markets Group, the Debt Capital Markets Group and Leveraged Finance, as described above. Utilizing UBS's existing resources, Corporate Finance's strategy is to further expand its presence in targeted global sectors in the areas of mergers and acquisitions and primary capital markets activities, including targeted sectors in the United States. Corporate Finance's responsibilities include:

     - mergers and acquisitions;

     - country and global sector coverage;

     - equity and equity-linked capital offerings, initial public offerings and other public and private equity offerings in conjunction with the Equity Capital Markets Group;

     - investment grade and high-yield debt offerings in conjunction with the Debt Capital Markets Group;

     - leveraged debt offerings in conjunction with Leveraged Finance; and

     - structured finance.

     Treasury Products. Treasury Products serves institutional investors, banks, sovereigns, corporate clients, as well as other retail and wholesale clients of UBS's other divisions. Treasury Products' primary areas of responsibility include:

     - sales and trading of foreign exchange (spot and derivatives), precious metals, short-term interest rate cash and derivative products and exchange-traded derivatives;

     - collateral trading, securities lending and repurchase agreements;

     - bank note sales and distribution;

     - foreign currency research; and

     - UBS's alternative asset management business.

     Clients. Corporate and Institutional Clients has a diverse global client base, including institutional investors, corporations, governments and supranational organizations. This diversity has allowed UBS to establish itself as a leading investment bank headquartered in Europe and the leading distributor of non-U.S. investment products to United States investors.

     The table below sets forth the percentage of operating income attributable to each category of clients for 1999 and 1998. The total operating income used to calculate the percentage of operating income by client type includes only operating income generated from or attributed to clients.

                                                              FOR THE YEAR
                                                                 ENDED
                                                              31 DECEMBER
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                              (% OF TOTAL)
Corporations................................................   26%     39%
Institutional investors.....................................   70%     55%
Governments and supranational organizations.................    4%      6%
                                                              ---     ---
          Total.............................................  100%    100%
                                                              ===     ===

     e-commerce/Product Initiatives. The institutional client business worldwide is rapidly moving to an electronic basis. UBS believes Corporate and Institutional Clients is well positioned to capitalize on this trend. Recent e-commerce initiatives include:

     - Investment Banking On-Line (IBOL). IBOL provides extensive client desktop capability from a single home page with direct access to prices, research, trade ideas and analytical tools for Corporate and Institutional Clients' equities, fixed income and treasury products businesses. Corporate and Institutional Clients delivers electronic research to over 5,000 clients and has signed up over 10,000 users. UBS intends to expand IBOL to include wireless and video links.

     - Electronic Transactions for Securities (ETS) and Electronic Transactions for OTC Products (ETOP). ETS and ETOP provide a further rollout of on-line order routing and trading capabilities for all securities, foreign exchange and derivatives products. 30% of all institutional orders are sent via the internet and 90% of all retail orders are executed using straight through processing, or "STP."

     - Corporate Finance On-Line (CFOL). The CFOL initiative is intended to establish a secure connection for the exchange of transactional and pricing information with corporate clients to support the execution and origination of advisory mandates, as well as to create on-line connectivity for capital markets participants.

     - Debtweb. Using Debtweb, about 25% of all new bond issue volume in the first quarter of 2000 volume was delivered on-line.

     - DealKey. Designed for primary equity investors, it uses the web as an additional channel for the distribution of value-added information relating to current equity and equity-linked offerings.

     - Transactional Websites. UBS has established transactional websites for euro commercial paper and euro medium-term notes, including consolidated site information links to euro credit markets, credit indices and bond analytics.

     - New Web Services.  Other new web services include:

        - KeyLink Web, which provides secure international electronic banking for cash, foreign exchange and securities;

        - Adviser Web, which relates to Australian equities; and

        - Global eHelp Service Desk, which provides support for clients 24 hours a day, 6 days a week.

     Providing superior advice and maintaining contacts with clients will be key to Corporate and Institutional Clients' future success. UBS believes its e-commerce initiatives will enhance its ability to add value to clients, as well as allow it to extract value from the processing power and scale of its core business processes and development standards, in order to maximize the benefits it can achieve from technological innovations. Corporate and Institutional Clients already processes 100,000 domestic and cross-border securities trades per day automatically, and has the capacity to increase this amount five-fold within the existing infrastructure.

     Loan Portfolio. In 1998, UBS decided that Corporate and Institutional Clients' loans and commitments that were (1) not part of the loan trading portfolio, (2) not issued in conjunction with leveraged finance transactions or
(3) not directly supporting its core client relationships, would be separated from the core activities of Corporate and Institutional Clients and wound down. As a result of this initiative, Corporate and Institutional Clients' total loans and committed and undrawn lines of credit have been reduced.

     The following table sets forth information regarding the Corporate and Institutional Clients loan portfolio before allowance for loan loss at 31 December 1999 and 1998.

                                                                 AS OF 31 DECEMBER
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                 (CHF IN MILLIONS)
Due from banks..............................................    25,891        62,272
Loans to customers..........................................    56,374        72,425
                                                                ------       -------
  Total loans...............................................    82,265       134,697
                                                                ======       =======

     See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Risks -- Credit Risk" for a more in-depth review of UBS's credit portfolio and business, including a discussion of its impaired and non-performing loans.

     UBS Capital. The UBS Capital business unit of UBS Warburg is the private equity business of UBS.

     UBS Capital has increased the value of its investments substantially in recent years with the book value of its investments increasing from about CHF 400 million at 31 December 1994 to about CHF 3.8 billion at 30 June 2000.

     Until earlier this year, UBS Capital was managed as an independent division within UBS. Following UBS's realignment, UBS Capital now operates within the UBS Warburg business group. This is expected to further strengthen the business synergies between the investment banking and private equity businesses, while maintaining strong links between UBS Capital and UBS Switzerland.

     UBS Capital has a local presence throughout major industrialized regions in Europe, North America, Latin America and the Asia-Pacific region, with about 113 employees as of 30 June 2000. UBS Capital has offices in London, Zurich, New York, Sao Paolo, Buenos Aires, Paris, The Hague, Munich, Milan, Singapore, Hong Kong, Seoul, Sydney and Tokyo.

     As a private equity group, UBS Capital's business involves investing in unlisted companies, managing these investments over a medium-term time horizon to increase their value, and "exiting" the investment in a manner that will maximize the capital gain. UBS Capital seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with UBS's own capital or through sponsored investment funds. Although the main focus of UBS's investments is late-stage financing, such as management buyouts, expansion or replacement capital, a minority of the portfolio targets early stage investments in the technology and telecommunications sectors. UBS Capital generally targets medium-sized businesses with enterprise values in the range of CHF 75 million to CHF 1.5 billion.

     In addition to its international specialization, UBS Capital endeavors to differentiate itself from its competitors by creating and adding value by working together with an investee company's management over a three- to six-year period to develop the business and optimize the company's performance.

     Set forth below is summary information, based on management accounting data, relating to UBS Capital, which is discussed in greater detail under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Unit -- UBS Warburg -- UBS Capital."

                                                         FOR THE            FOR THE
                                                     SIX MONTHS ENDED      YEAR ENDED
                                                         30 JUNE         31 DECEMBER(1)
                                                     ----------------    --------------
                                                     2000     1999(1)    1999     1998
                                                     -----    -------    -----    -----
                                                             (CHF IN MILLIONS)
Operating income...................................    151       120       315      585
Personnel, general and administrative expenses.....     76        60       151      156
Depreciation and amortization......................      4         3         7        1
                                                     -----     -----     -----    -----
Operating profit before tax........................     71        57       157      428
                                                     =====     =====     =====    =====

                                                         FOR THE            FOR THE
                                                     SIX MONTHS ENDED      YEAR ENDED
                                                         30 JUNE         31 DECEMBER(1)
                                                     ----------------    --------------
                                                     2000     1999(1)    1999     1998
                                                     -----    -------    -----    -----
                                                             (CHF IN MILLIONS)
Average regulatory equity used.....................    500       300       340      250
(at period end)
Investments (at book value)........................  3,765     2,422     2,993    1,784
Number of employees................................    113       111       116      122

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Competitive Position. Superior returns and the widespread recognition of private equity as an alternative asset class has led to a substantial growth in the number of private equity funds raised in recent years. The number and amount of private equity funds raised has exceeded the number and amount of attractive and available private equity investments. This has led to increased competition among investment banks, investment funds and insurance companies and decreased returns for private equity investors.

     In spite of the changing environment, UBS believes that opportunities for profitable investment will continue to arise in the private equity business. UBS believes this potential will be enhanced by a number of factors working in combination to produce a favorable business environment for astute market participants. These factors include the introduction of the euro, the worldwide trend of industrial consolidation, a growing awareness of the importance of shareholder value and the increasing need to solve succession issues in family-owned businesses.

     Organizational Structure. UBS Capital is structured on a country and sector approach and, as of 30 June 2000, had fourteen individual teams covering around 30 countries. UBS believes that UBS Capital's established local presence and expertise, coupled with the global reach of its operations, generates the early identification of opportunities and their timely and effective development.

     UBS Capital's teams are divided geographically between Western Europe, Asia and the Americas, which includes Latin America. UBS Capital's presence in the Asia-Pacific region started in Singapore and now includes Australia and its new offices in South Korea and Hong Kong.

     Last year, UBS Capital established two private equity investment funds in the Americas. One of these investment funds makes private equity investments primarily in North America, while the other investment fund makes private equity investments in Latin America. UBS is the largest beneficial investor in each of the North America and Latin America funds.

     In connection with the establishment of the new funds, UBS and the team managing the investments of UBS Capital in the Americas formed two limited liability company advisors, one to advise each fund. Each fund's advisor is jointly owned by the managers and principals of the management team and by UBS. Effective 31 December 1999, the managers and principals of the management team resident in the United States are no longer employed by UBS and are not employed by either advisor. The remaining employees of UBS Capital in the Americas are either members or employees of the respective advisors.

     Investment Portfolio. UBS Capital's investment portfolio had a book value of approximately CHF 3.8 billion and an estimated fair value of approximately CHF 5.2 billion at 30 June 2000. To augment its competitive strengths, UBS Capital plans to gradually increase its annual investment rate, targeting a portfolio book value of CHF 5 billion in committed capital from UBS and CHF 5 billion from third parties.

     UBS Capital has designed its portfolio to reduce UBS's exposure to risk by:

     - geographically diversifying its portfolio and minimizing concentration of investment in specific locations;

     - diversifying by industry sector to obtain a good mix between manufacturing and services sectors;

     - investing a minority of the portfolio in earlier stage growth opportunities, such as technology and telecommunications; and

     - focusing on later-stage investments, such as management buy-outs of existing businesses.

     The following table provides information regarding UBS Capital's investment portfolio by geographic region, by industry sector and by age of investment at 30 June 2000 and 31 December 1999 and 1998.

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                    (CHF IN MILLIONS; ALL AMOUNTS ARE BOOK VALUES)
GEOGRAPHIC REGION (BY HEADQUARTERS OF INVESTEE)
North America..................................     1,538             1,389                 939
Europe.........................................     1,650             1,153                 689
Latin America..................................       238               217                 123
Asia-Pacific...................................       339               234                  33
                                                    -----             -----               -----
                                                    3,765             2,993               1,784
                                                    =====             =====               =====

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                    (CHF IN MILLIONS; ALL AMOUNTS ARE BOOK VALUES)
INDUSTRY SECTOR (BY INDUSTRY CLASSIFICATION
  CODE)
Consumer related...............................       820               610                 400
Diversified industrials........................       638               587                 376
Transportation.................................       768               605                 186
Communications.................................       369               326                 208
Computer related...............................       353               282                 109
Energy.........................................       190               167                 153
Other electronics related......................       127                38                  32
Other manufacturing............................        67                45                  53
Chemicals and materials........................        21                23                  52
Industrial products and services...............        84                48                  60
Others.........................................       328               262                 155
                                                    -----             -----               -----
                                                    3,765             2,993               1,784
                                                    =====             =====               =====

                                                 30 JUNE 2000    31 DECEMBER 1999    31 DECEMBER 1998
                                                 ------------    ----------------    ----------------
                                                    (CHF IN MILLIONS; ALL AMOUNTS ARE BOOK VALUES)
AGING (BY DATE OF INITIAL INVESTMENT)
Pre-1994.......................................        70                89                 112
1994...........................................       220               199                 195
1995...........................................       310               308                 282
1996...........................................       190               204                 183
1997...........................................       492               496                 450
1998...........................................       709               718                 562
1999...........................................     1,071               979                  --
2000...........................................       703                --                  --
                                                    -----             -----               -----
                                                    3,765             2,993               1,784
                                                    =====             =====               =====

     At 30 June 2000, approximately 74% of the investment portfolio was three years old or less. Generally, investments are sold, and operating income recognized, between the third and the sixth year after the initial investment.

     Investment Process. At 30 June 2000, 85% of the book value of UBS Capital's investments were late-stage at the time of its investment. The following table provides information about UBS Capital's investment portfolio by investment stage, at 30 June 2000 and 31 December 1999 and 1998, as determined at the time of UBS Capital's investment.

                                             30 JUNE 2000   31 DECEMBER 1999   31 DECEMBER 1998
                                             ------------   ----------------   ----------------
                                                    (CHF IN MILLIONS)
Early stage................................       582              488                 49
Late stage.................................     3,183            2,505              1,735
                                                -----            -----              -----
                                                3,765            2,993              1,784
                                                =====            =====              =====

     Investment opportunities originate from a variety of sources, including from UBS Switzerland and UBS Warburg. UBS Capital's investment policy concentrates on five "value drivers":

     - negotiate an attractive entry price;

     - increase the company's efficiency;

     - implement a sales growth strategy;

     - repay company debt and reduce leverage; and

     - achieve an exit at a higher multiple than the entry price, or what UBS Capital calls "multiple arbitrage."

     Where appropriate, UBS Capital tries to participate actively with the management of its investee companies in developing their businesses over the medium term (three to six years) in order to optimize their performance. UBS Capital's exit strategies for the businesses include direct sales to strategic buyers, initial public offerings, leveraged recapitalizations and sales to other financial sponsors.

     More recently, given the industry trend toward larger sized transactions, UBS Capital has also begun to concentrate on the formation of four regional funds -- Europe, North America, Latin America and Asia -- including the two investment funds in the Americas referred to above. In late 1999, UBS Capital launched the $1 billion investment fund targeting North America to which it has committed up to $500 million. In late 1999, UBS Capital also launched the $500 million fund targeting Latin America, which UBS has committed to fund fully with the option to permit third-party investors to commit up to 25% of such funds. In addition to these funds, two new funds were launched in Europe during 1999. Phildrew Ventures V, a United Kingdom private equity fund with a fund size of GBP 330 million, and CapVis Equity Partners, which is Switzerland's largest private equity fund with a fund size of CHF 300 million. Phildrew Ventures V is UBS Capital's vehicle for investing in the United Kingdom and Ireland and CapVis Equity Partners is UBS Capital's vehicle for investing in Switzerland and Austria. A European fund and an Asian fund are expected to be launched in the near future.

     Private Clients. UBS Warburg's Private Clients business unit provides onshore private banking services for high net worth individuals in key markets worldwide.

     Private Clients' target markets include Germany, France, Italy, Spain, the United Kingdom, the United States, Japan, Australia and Taiwan.

     Private Clients had CHF 37 billion of assets under management at 30 June 2000 and 1,277 employees. In the first half of 2000, Private Clients earned revenues after credit loss expense of CHF 133 million.

     The business is mainly in the relatively early stages of start-up operations and, with the exception of Germany and Australia, where the businesses are based around an established private bank and an existing domestic brokerage business, Private Clients' franchise is small.

                                                         FOR THE             FOR THE
                                                     SIX MONTHS ENDED      YEAR ENDED
                                                         30 JUNE         31 DECEMBER(1)
                                                     ----------------    ---------------
                                                     2000     1999(1)     1999     1998
                                                     -----    -------    ------    -----
                                                              (CHF IN MILLIONS)
Operating income after credit loss expense.........    133        93       194      190
Personnel, general and administrative expenses.....    365       216       481      294
Depreciation and amortization......................     14        18        40       29
                                                     -----     -----     -----     ----
Operating loss before tax..........................  (246)      (141)     (327)    (133)
                                                     =====     =====     =====     ====
Average regulatory equity used.....................    340       282       289      229
(at period end)
Assets under management (CHF in billions)..........     37        29        36       27
Number of employees................................  1,277     1,167     1,386      722

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Organizational Structure. The offshore Private Clients business was moved to UBS Warburg in February 2000. UBS Warburg aims to take advantage of the considerable growth potential resulting from putting investment banking and investment services activities for private clients under one roof.

     The decision to bring Private Clients and the e-services business, described below, closer together offers many potential synergies including the ability to enrich the private banking offering with a full complement of online investment information and execution capabilities. Significant savings are possible in the medium term from a shared information technology platform as well as shared operations and infrastructure and a coordinated sales and distribution process.

     Products and Services. Private Clients will focus on delivering a sophisticated product offering to its high net worth client base, including the specifically targeted executive and entrepreneur segments. Traditional private banking services will be combined with investment banking innovation. For example, Private Clients will further develop its innovative products allowing clients to release value from own-company shareholdings or options.

     UBS believes that on-line capabilities should be an integrated part of the service offering. As such, the e-services initiative described below, which will target affluent, advice-seeking private investors, is moving towards an integrated product and infrastructure approach with Private Clients in Europe.

     Private Clients also will increasingly collaborate with UBS Warburg's Corporate Finance team for client introductions and support on clients' corporate needs.

     e-services. e-services is a new business initiative started in the third quarter of 1999. e-services intends to offer personalized investment and advisory services targeted at affluent European individuals, and will be launched progressively in Germany and thereafter in the United Kingdom and other European countries, starting in late 2000. e-services plans to implement an integrated multi-channel "clicks and mortar" distribution concept, including online channels, call centers and investment centers. e-services had 226 employees at 30 June 2000.

     e-services intends to deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

     Organizational Structure. e-services continues to build its organizational structure and establish critical elements of its infrastructure, marketing approach and product offering. The infrastructure component has long lead times and e-services has made significant progress. e-services has formed major alliances with major information technology vendors, including Siebel Systems Incorporated, Broadvision Incorporated and Artificial Life Incorporated, which have accelerated time-to-market considerably.

     e-services has completed the full deployment of its technical platform and software infrastructure and has established customer call centers in Edinburgh, Scotland and Maastricht, Holland.

     Total expenditures for e-services were CHF 144 million in the first half of 2000 and are expected to reach CHF 310 million this year, and comparable amounts over the next few years, although future costs will depend on the exact roll-out schedule, and the possibility of partnering to share cost. e-services does not expect to record revenues until 2001.

     Target Clients. e-services will target advice-seeking, affluent investors in major European markets. The value proposition is tailored to investors with a need for quick access, quality advice and flawless execution. The business will use online channels, telephone service centers and investment centers to provide multi-channel client service.

     Products and Services. The e-services product offering will be based around a central cash management account, with capabilities for a broad base of products, services and advice using a sophisticated array of tools covering financial planning, financial analysis, asset allocation and decision support.

     e-services is adopting an open architecture model, integrating and distributing third-party content where this will enrich the service offering.

     Marketing and Distribution. A key focus on acquiring clients will be directed at establishing deeper relationships with intermediaries and aggregators.

     These companies, be they full-service brokers, online discount brokers, online banks, private banks or independent financial advisors, are increasingly faced with greater demands for investment services and products in an intensively competitive environment. UBS is strongly positioned to act as a lead supplier of content, products, platforms and market access to these companies. Through this channel UBS expects to be able to increase its order flow, generate incremental revenues, improve its understanding of the mass market segment, and further brand UBS Warburg as a leading supplier of investment advisory content and investment products.

     Corporate Center

     In the context of a global integrated investment services firm, the role of Corporate Center is to contribute to the long-term maximization of shareholder value by:

     - competitively positioning UBS in growing market places with an optimal business model and adequate resources;

     - maintaining an appropriate balance between risk and profit to provide financial stability on a Group-wide basis; and

     - ensuring that the divisions, while being accountable for their results, operate as a coherent and effective Group with a common set of values and principles.

     To perform its role, Corporate Center establishes standards and principles to be applied by the divisions, thereby permitting UBS to minimize staffing levels within Corporate Center.

     The following functions are part of Corporate Center:

     - Group internal audit, which reports directly to the Chairman of the Board of Directors in order to ensure its operational independence;

     - functions reporting to the Chief Executive Officer, including human resources policies and standards, communications with staff, public and media, marketing and brand management, and the Group's general counsel; and

     - functions reporting to the Chief Financial Officer, including risk control, credit risk management, financial control and management, Group Treasury, Group Strategy and communications with regulators, rating agencies, investors and analysts.

     Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

     Competition

     UBS operates in a highly competitive environment in all of its businesses and markets. Many large financial services groups compete with UBS in the provision of sophisticated banking, investment banking and investment management services to corporate, institutional and individual customers on a global basis, while local banks and other financial services companies, which may be of substantial size, often provide significant competition within national markets. UBS also competes with other banks, money market funds and mutual funds for deposits, investments, and other sources of funds. In some jurisdictions, many of UBS's competitors are not subject to the same regulatory restrictions that apply to UBS.

     Employees

     At 30 June 2000, UBS had 47,744 employees. Set forth below are the number of employees of UBS broken down by its eight business units and Corporate Center at 30 June 2000 and 31 December 1999 and 1998.

                                                               AS OF          AS OF
                                                              30 JUNE      31 DECEMBER
                                                              -------    ----------------
                                                               2000       1999      1998
                                                              -------    ------    ------
Private and Corporate Clients...............................  22,270     24,098    24,043
Private Banking.............................................   7,447      7,256     6,546
Institutional Asset Management..............................   1,712      1,653     1,497
Investment Funds/GAM........................................   1,038        923       366
Corporate and Institutional Clients.........................  12,730     12,694    13,794
UBS Capital.................................................     113        116       122
Private Clients.............................................   1,277      1,386       722
e-services..................................................     226         70         0
Corporate Center............................................     931        862       921
                                                              ------     ------    ------
     Total..................................................  47,744     49,058    48,011
                                                              ======     ======    ======

     The decrease in headcount in the first half of 2000 was mainly attributable to the transfer of the Systor business, an IT services provider, from Private and Corporate Clients to become a venture capital investment of UBS Capital and to 1998 merger-related savings in Private and Corporate Clients. These were partly offset by increases due to the continuing build up of the e-services business, which will launch later this year, and to investment in growth initiatives in the Investment Funds business area.

     The increase in headcount in 1999 was mainly attributable to expansion of UBS Warburg's Private Clients business unit, the onshore private banking business outside Switzerland, and by the acquisitions of Global Asset Management and Allegis Realty Investors LLC in December 1999, partially offset by decreases in UBS Warburg's Corporate and Institutional Clients business unit, relating to the winding down of non-core businesses and 1998 merger-related reductions.

     UBS has not experienced any significant strike, work stoppage or labor dispute in recent years. UBS considers its relations with employees to be good.

     Regulation and Supervision

     UBS's operations throughout the world are regulated and supervised by the relevant central banks and regulatory authorities in each of the jurisdictions in which it has offices, branches and subsidiaries. These authorities impose reserve and reporting requirements and controls on banks, including those relating to capital adequacy, depositor protection and prudential supervision. In addition, a number of countries in which UBS operates impose additional limitations on, or that affect, foreign or foreign-owned or controlled banks and financial institutions, including:

     - restrictions on the opening of local offices, branches or subsidiaries and the types of banking and non-banking activities that may be conducted by those local offices, branches or subsidiaries;

     - restrictions on the acquisition of local banks or requiring a specified percentage of local ownership; and

     - restrictions on investment and other financial flows entering or leaving the country.

     Changes in the supervisory and regulatory regimes of the countries where UBS operates will determine to some degree its ability to expand into new markets, the services and products that it will be able to offer in those markets and how it structures specific operations.

     The most important jurisdictions that regulate and supervise UBS's activities are Switzerland, the United Kingdom and the United States.

     Regulation and Supervision in Switzerland. UBS is regulated in Switzerland under a system established by the Swiss Federal Law Relating to Banks and Savings Banks of 8 November 1934, as amended, and the related Implementing Ordinance of 17 May 1972, as amended, or the "FBL." Under the FBL, banks in Switzerland are permitted to engage in a full range of financial services activities, including commercial banking, investment banking and funds management. Banking groups may also engage in insurance activities, but these must be undertaken through a separate subsidiary.

     The FBL establishes a framework for supervision by the Federal Banking Commission, or "FBC." The FBC implements this framework through the issuance of Ordinances or Circular Letters to the banks that it supervises. In addition, the regulatory framework in Switzerland relies on self-regulation through the Swiss Bankers Association, or "SBA." The SBA issues guidelines to banks on conduct of business issues. Recent examples of such guidelines include:

     - The Due Diligence Convention, which established know your customer standards to protect against money laundering;

     - Risk Management Guidelines for Trading and for the Use of Derivatives, which set out standards based on the recommendations on this subject from the Group of Thirty, The Basel Committee on Banking Supervision and The International Organization of Securities Commissions; and

     - Portfolio Management Guidelines, which set standards for banks when managing customers funds and administering assets on their behalf.

     Mandatory Annual Audits. The approach to supervising banks in Switzerland places a particular emphasis on the role of the external auditor. UBS's auditors, who must be approved by the FBC to perform this role, are required to submit an annual report to the FBC that assesses UBS's financial situation as well as its compliance with the regulations and self-regulatory guidelines that are applicable to its business. If the audit reveals violations or other irregularities, the independent auditors must (1) inform the FBC if a correction is not carried out within a designated time limit or (2) inform the FBC immediately in the case of serious violations or irregularities. The FBC may issue directives as necessary to require a bank to address any issues identified by the auditors and may also appoint an expert to act as an observer of a bank if the claims of the bank's creditors appear to be seriously jeopardized.

     Supervision by the FBC. Since July 1999, the FBC has established a dedicated unit called the Large Banking Groups Department which focuses solely on the supervision of UBS AG and the Credit Suisse

Group. The group, which consists of experts covering all the main business activities in which UBS operates, supervises UBS directly through regular meetings with management as well as on-site visits. The group also coordinates the activities of the FBC with those of UBS's main overseas supervisors as well as with those of the external auditors.

     Capital Requirements. For purposes of complying with Swiss capital requirements, bank capital is divided into three main categories:

     - core (or Tier 1) capital,

     - supplementary (or Tier 2) capital, and

     - additional (or Tier 3) capital.

     Tier 1 capital primarily includes paid-in share capital, reserves (defined to include retained earnings) and capital participations of minority shareholders in fully consolidated subsidiaries, and is reduced by, among other items, the bank's holdings of its own shares. Tier 1 capital is supplemented, for capital adequacy purposes, by Tier 2 capital, which consists of, among other things, two categories of subordinated debt instruments that may be issued by a bank, and by Tier 3 capital, which consists of certain subordinated debt obligations. The use of Tier 2 and Tier 3 capital in complying with capital ratio requirements is, however, subject to limitations.

     Under Swiss law, a bank must maintain a minimum capital ratio of 8%, calculated by dividing adjusted core and supplementary capital by aggregate risk-weighted assets. This standard must be met on both a consolidated and an unconsolidated basis. UBS is required to file a statement of its required and existing capital resources, together with its annual statement of condition and interim balance sheet, with both the FBC and the Swiss National Bank.

     Liquidity Requirements. Under Swiss law, banks are required to maintain specified measures of primary and secondary liquidity. Primary liquidity is measured by comparing Swiss franc-denominated liabilities to liquid assets in Swiss francs. For this purpose, liabilities are defined as balances due to banks, due on demand or due within three months, as well as 20% of deposits in savings and similar accounts. Under current law, UBS's liquid assets must be maintained at the level of at least 2.5% of these kinds of liabilities.

     To measure secondary liquidity, assets maturing within one month which are readily marketable and suitable for offsetting are subtracted from the short-term and suitable for offsetting liabilities due to banks on demand or maturing within one month, time deposits repayable within one month and certain other liabilities maturing within one month (such as debentures, cash bonds and cash certificates). Any excess of such liabilities remaining after this calculation is then added to the sum of 50% of demand deposits and certain other deposit accounts that have no restrictions on withdrawal, and 15% of thrift, deposit and savings book accounts as well as similar accounts that are subject to restrictions on withdrawal. The total of UBS's liquid and readily marketable assets must be at least equal to 33% of the short-term liabilities as calculated above.

     UBS is required to file monthly statements reflecting its primary liquidity position and quarterly statements reflecting its secondary liquidity position.

     Disclosures to the Swiss National Bank. Although the primary responsibility for supervision of banks under the FBL lies with the FBC, UBS also submits an annual statement of condition and detailed monthly interim balance sheets to the Swiss National Bank. The Swiss National Bank may require further disclosures from UBS concerning its financial condition as well as other information relevant to regulatory oversight by the Swiss National Bank.

     Regulation and Supervision in the United States.

     Banking Regulation. UBS's operations in the United States are subject to a variety of regulatory regimes. UBS maintains branches in California, Connecticut, Illinois and New York and agencies in

Florida and Texas. UBS refers to these as its U.S. "banking offices." UBS's California branches are located in Los Angeles and San Francisco and are licensed by the Office of the Comptroller of the Currency. Each of UBS's other U.S. banking offices is licensed by the state banking authority of the state in which it is located. Each U.S. banking office is subject to regulation and examination by its licensing authority. In addition, the Board of Governors of the Federal Reserve System exercises examination and regulatory authority over UBS's state-licensed U.S. banking offices. None of UBS's U.S. banking offices are insured by the Federal Deposit Insurance Corporation. The regulation of UBS's U.S. banking offices imposes restrictions on the activities of those offices, as well as prudential restrictions, such as limits on extensions of credit to a single borrower, including UBS subsidiaries.

     The licensing authority of each U.S. banking office has the authority to take possession of the business and property of the office it licenses in certain circumstances. Such circumstances generally include violations of law, unsafe business practices and insolvency. So long as UBS maintains one or more federal branches, such as its California branches, state insolvency regimes that would otherwise be applicable to its state licensed offices may be preempted by U.S. federal law. As a result, if the Office of the Comptroller of the Currency exercised its authority over UBS's U.S. banking offices pursuant to federal law in the event of a UBS insolvency, all of UBS's U.S. assets would be applied first to satisfy creditors of its U.S. banking offices as a group, and then made available for application pursuant to any Swiss insolvency proceeding.

     In addition to the direct regulation of its U.S. banking offices, operating its U.S. banking offices subjects UBS to regulation by the Board of Governors of the Federal Reserve System under various laws, including the International Banking Act of 1978, as amended, and the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act imposes significant restrictions on UBS's U.S. nonbanking operations and on its worldwide holdings of equity in companies operating in the United States. Historically, UBS's U.S. nonbanking activities were principally limited to activities that the Board of Governors of the Federal Reserve System found to be so "closely related to banking as to be a proper incident thereto." Moreover, prior approval by the Board of Governors of the Federal Reserve System has been required to engage in new activities and to make acquisitions in the United States.

     The Gramm-Leach-Bliley Financial Modernization Act of 1999 was recently enacted, liberalizing the restrictions on the nonbanking activities of banking organizations, including non-U.S. banks operating U.S. Banking Offices. The Gramm-Leach-Bliley Act:

     - allows bank holding companies meeting management, capital and, in the case of companies owning FDIC-insured banks, Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than previously was permissible, including insurance underwriting and making merchant banking investments;

     - allows insurers and other financial services companies to acquire banks;

     - removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

     - revised the overall regulatory structure applicable to bank holding companies, including those that also engage in insurance and securities operations.

     This part of the Gramm-Leach-Bliley Act became effective on 11 March 2000. On 10 April 2000, UBS AG was designated a "financial holding company" under the Gramm-Leach-Bliley Act, which generally permits it to exercise the new powers granted by that act.

     The Gramm-Leach-Bliley Act will also modify other current financial laws, including laws related to the conduct of securities activities by U.S. banks and U.S. banking offices. As a result, UBS may relocate certain activities now conducted by its U.S. banking offices to a UBS subsidiary or elsewhere.

     Other. In the United States, UBS's U.S. registered broker-dealer is regulated by the SEC as a registered broker-dealer. Broker-dealers are subject to regulations that cover all aspects of the securities business, including:

     - sales methods,

     - trade practices among broker-dealers,

     - use and safekeeping of customers' funds and securities,

     - capital structure,

     - record-keeping,

     - the financing of customers' purchases, and

     - the conduct of directors, officers and employees.

     In addition, UBS's U.S. registered broker-dealer is a member of and regulated by the New York Stock Exchange and is regulated by the individual state securities authorities in the states in which it operates.

     These U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. UBS's U.S. commodities-related businesses are subject to similar regulation.

     Regulation and Supervision in the United Kingdom. UBS operates in the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. Through 1999, UBS was regulated by the Securities and Futures Authority Limited in respect of its investment banking, individual asset management, brokerage and principal trading activities, and by the Investment Management Regulatory Organization in respect of its institutional asset management and fund management activities. Commencing in 2000, however, the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization have been taken over by the Financial Services Authority. Some of UBS's subsidiaries and affiliates are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which UBS is a member. The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under applicable U.S. law.

  DESCRIPTION OF PROPERTY

     At 30 June 2000, UBS operated about 1,230 offices and branches worldwide, of which about 82.7% were in Switzerland. Of the remaining 17.3%, 8.6% were in Europe, 5.8% were in the Americas and 2.9% were in Asia. Approximately 43% of the offices and branches in Switzerland are owned directly by UBS with the remainder, along with most of UBS's offices outside Switzerland, being held under commercial leases. The premises are subject to continuous maintenance and upgrading and are considered suitable and adequate for UBS's current and anticipated operations.

  LEGAL PROCEEDINGS

     Except as described below, there are no legal or arbitration proceedings pending or threatened of which UBS is aware involving UBS which may have or have had a significant effect on the financial position of UBS taken as a whole.

     In the United States, several class action lawsuits, in relation to what is known as the Holocaust affair, have been brought against UBS, as legal successor to Swiss Bank Corporation and Union Bank of Switzerland, in the United States District Court for the Eastern District of New York (Brooklyn). These lawsuits were initially filed in October 1996. Credit Suisse Group has been designated as a defendant alongside UBS. On 12 August 1998, a settlement was reached between the parties. This settlement provides for a payment by the defendant banks to the plaintiffs, under certain terms and conditions, of an aggregate amount of $1.25 billion. UBS agreed to contribute up to two-thirds of this amount.

     To the extent that other Swiss companies agreed to participate in this fund, and to the extent of applicable payments to beneficiaries of eligible dormant accounts, UBS's share was to be reduced. For these purposes, dormant accounts are defined as accounts with banks and other financial institutions prior to 9 May 1945 which are part of the settlement agreement. In Switzerland, dormant or abandoned accounts remain on the books of the bank in perpetuity, until claimed or settled. Therefore, if such dormant or abandoned accounts are identified as balances that should be used to fund the settlement, the payment of cash to claimants causes the account to be liquidated from the company's records, thereby reducing cash and reducing the dormant account liability, as well as the remaining settlement amount liability. Accordingly, to the extent that such accounts are identified at institutions other than UBS, UBS's exposure to this matter will be reduced. Based on UBS's estimate of such expected contributions, UBS provided a reserve of $610 million (CHF 842 million) in 1998 and an additional $95 million (CHF 154 million) in 1999.

     During the second quarter of 2000, as part of the continuing review of this matter, UBS recognized that the amounts in dormant accounts attributable to Holocaust victims at UBS as well as at other Swiss banks are vastly below the initially expected level, and that UBS needed to adjust its reserve. In addition, on 26 July 2000, Judge Korman, the presiding judge in this matter, approved the settlement agreement. The final settlement approved by the judge describes a new mechanism to include Holocaust-related insurance claims for insurance companies. As a consequence, contributions by insurance companies will not serve to offset the banks' liabilities, contrary to UBS's previous understanding. As a result, in the second quarter of 2000, UBS provided an additional reserve of $122 million (CHF 200 million), bringing the total provision to $827 million (CHF 1,196 million). The difference between the amount accrued and the maximum potential liability of $833 million represents amounts specifically identified in UBS's customer accounts that are eligible for offset.

  EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     There are no restrictions under UBS's Articles of Association or Swiss law, presently in force, that limit the right of non-resident or foreign owners to hold UBS's securities freely or, when entitled, as described under "Description of UBS Ordinary Shares -- Voting Rights," to vote UBS's securities freely. There are currently no Swiss foreign exchange controls or laws restricting the import or export of capital. In addition, there are currently no restrictions under Swiss law affecting the remittance of dividends, interest or other payments to non-resident holders of UBS securities.

  CONTROL OF UBS

     As far as UBS is aware, UBS is neither directly nor indirectly owned nor controlled by another corporation or any government and there are no arrangements in place the operation of which may result in a change in control.

     As of 31 August 2000, UBS's directors and executive officers as a group beneficially held 2,368,412 of UBS's issued and outstanding ordinary shares. For the purposes of this analysis, UBS's executive officers are the members of the UBS Group Managing Board. The Group Managing Board consists of the seven members of the Group Executive Board, and 26 members who hold senior positions at the top level of UBS's organization in the Business Groups and Corporate Center. See also "-- Options to Purchase Securities from UBS" on page 121 for a discussion of options and warrants issued by UBS.

  NATURE OF TRADING MARKET

     Trading on the Swiss Exchange

     The primary market for the UBS ordinary shares is the SWX Swiss Exchange. The UBS ordinary shares trade on the SWX Swiss Exchange under the symbol "UBSNZn.S." The SWX Swiss Exchange was founded in 1993 as the successor to the local stock exchanges of Zurich, Basel and Geneva. Trading in foreign equities and derivatives began in December 1995. In August 1996, the SWX Swiss Exchange introduced full electronic trading in Swiss equities, derivatives and bonds. The aggregate turnover of the SWX Swiss Exchange, for both equity and debt instruments, was in excess of CHF 1.1 trillion in 1999. As of 31 December 1999, the equity securities of 412 corporations, including 173 foreign corporations, were listed and traded on the SWX Swiss Exchange.

     Trading on the SWX Swiss Exchange occurs through a fully integrated trading system covering the entire process from trade order through settlement. Trading begins each business day at 9:00 a.m. and continues until 5:00 p.m. After close of exchange trading, new orders can be entered or deleted until 10:00 p.m., the system is not available between 10:00 p.m. and 6:00 a.m. From 6:00 a.m., new entries and inquires can be made until 9:00 a.m. For the opening phase, starting at 9:00 a.m., the system closes the order book and starts opening procedures; it establishes the opening prices and determines orders to be executed according to established rules that match bid and asked prices.

     Transactions take place through the automatic matching of orders. Each valid order is entered and listed according to the price limit. In general, market orders, orders placed at best price, are executed first, followed by limit orders, orders placed at a price limit, provided that if several orders are listed at the same price, they are executed according to the time of entry. Transactions in shares effected by or through members of the SWX Swiss Exchange are subject to a stock exchange levy of up to 0.02%, calculated on the settlement price.

     Banks and broker-dealers doing business in Switzerland are required to report all transactions in listed securities traded on the SWX Swiss Exchange. For transactions effected via the exchange system, reporting occurs automatically. Off-exchange transactions must be reported to the SWX Swiss Exchange within 30 minutes. Transaction information is collected, processed and immediately distributed by the SWX Swiss Exchange. Transactions outside trading hours must be reported no later than the next opening. The SWX Swiss Exchange distributes a comprehensive range of information through various publications, including in particular the Swiss Market Feed, or "SMF." The SMF supplies SWX Swiss Exchange data in real time to all subscribers, as well as to other information providers such as Reuters.

     Exchange transactions are usually settled on a "T+3" basis, meaning that delivery and payment of exchange transactions occur three days after the trade date. The SWX Swiss Exchange promotes efficient processing by automatically transmitting transactions to SIS SEGAINTERSETTLE AG (or Intersettle) via the SECOM electronic settlement system.

     A listed security may be suspended by the SWX Swiss Exchange if large price fluctuations are observed, if important, price-sensitive information is about to be disclosed, or in other situations that might endanger fair and orderly trading. Surveillance and monitoring is the responsibility of the SWX Swiss Exchange, as the organizer of the market. The aim of supervision is to ensure fair trading and an orderly market.

     UBS Ordinary Shares

     The principal trading market for the UBS ordinary shares in the SWX Swiss Exchange.

     The following table sets forth, for the calendar quarters indicated, the reported highest and lowest closing price for one UBS ordinary share on the SWX Swiss Exchange, as derived from the SWX Swiss Exchange, and the trading volume for the UBS ordinary shares on the SWX Swiss Exchange.

                                                               UBS ORDINARY SHARES(1)
                                                              -------------------------
                                                              HIGH     LOW    VOLUME(3)
                                                              -----   -----   ---------
                                                                (IN CHF)
1998(2):
Third quarter...............................................  326.5   135.0     165.0
Fourth quarter..............................................  221.0   137.5     134.0
1999:
First quarter...............................................  246.0   207.5     106.2
Second quarter..............................................  264.0   221.5      76.2
Third quarter...............................................  247.0   202.5      78.2
Fourth quarter..............................................  240.0   202.5      95.8
2000:
First quarter...............................................  218.5   191.0     107.4
Second quarter..............................................  250.0   209.5      92.7
Third quarter (through 15 September 2000)...................  261.0   224.0      52.2

---------------
(1) The share prices and volumes in this table have been adjusted for the two-for-one stock split that became effective on 8 May 2000.

(2) As a result of the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation, shares of UBS AG began trading on 29 June 1998. UBS ordinary shares did not trade at any time prior to that date.

(3) In millions of UBS ordinary shares on the SWX Swiss Exchange.

     Official trading of UBS ordinary shares on the New York Stock Exchange began on 16 May 2000, under the symbol "UBS.N." The following table sets forth, for the periods indicated, the reported highest and lowest closing price for one UBS ordinary share on the New York Stock Exchange, as derived from the New York Stock Exchange, and the trading volume for UBS ordinary shares on the New York Stock Exchange.

                                                                 UBS ORDINARY SHARES
                                                              --------------------------
                                                              HIGH     LOW      VOLUME
                                                              ----     ---     ---------
                                                                       (IN US$)
16 May -- 30 June 2000......................................  153      130 7/16   598,900
1 July -- 31 August 2000....................................  153 3/16 135 3/16 5,144,300

     At 30 June 2000, 8,767,209 UBS ordinary shares were held by 1,124 shareholders with registered addresses in the U.S. The combined shareholdings of these shareholders comprise approximately 2.27% of the total number of outstanding UBS ordinary shares, including treasury shares, at 30 June 2000. These figures do not include either the number of UBS ordinary shares held by shareholders with registered addresses outside the U.S. in which U.S. residents have an interest or the number of any such U.S. residents.

  MARKET ACTIVITIES

     During the distribution of UBS ordinary shares in the merger, UBS Warburg, a business group of UBS, intends to engage in various dealing and brokerage activities involving UBS ordinary shares outside the United States. Among other things, UBS Warburg intends to make a market in the UBS ordinary shares by purchasing and selling UBS ordinary shares for its own account. These activities may occur on the SWX Swiss Exchange, in the over-the-counter market in Switzerland or elsewhere outside the United States. UBS Warburg is not obliged to make a market in UBS ordinary shares and any such market making may be discontinued at any time. In addition, UBS may borrow UBS ordinary shares for delivery to PaineWebber stockholders in the merger. If UBS delivers borrowed shares, then, after the merger is completed, UBS or UBS Warburg may also purchase UBS ordinary shares in the market in order to cover any short position created by borrowing UBS ordinary shares for delivery. These activities could have the effect of preventing or retarding a decline in the market price of the UBS ordinary shares.

  DIRECTORS AND OFFICERS OF UBS

     The UBS Board of Directors has ultimate responsibility for the strategic direction of UBS's business and the supervision and control of UBS's executive management. The Board of Directors consists exclusively of non-executive directors in accordance with the Swiss Banking Law. Each member of the Board is elected at the annual general meeting of shareholders for a four-year term. However, at the initial annual general meeting, the terms varied between one and four years to provide for staggered terms for Board members. In order to ensure its independence, the Chief Executive Officer of UBS is not permitted to be a member of the Board of Directors. The UBS Articles of Association and the UBS Organizational Regulations prescribe the presentation of information on UBS's affairs to the members of the Board of Directors.

     The UBS Group Executive Board is UBS's most senior executive body. It assumes overall responsibility for the development of UBS's strategies, and the implementation of the results of these strategies. The UBS Group Executive Board is comprised of seven members, namely the UBS Chief Executive Officer, the Chief Executive Officer of the three Business Groups, the Private Banking business unit and of UBS Capital, and the UBS Chief Financial Officer. The UBS Group Executive Board normally convenes bi-weekly. Information concerning the members of the Board of Directors is set forth in the table below.

                                                                                         EXPIRATION OF
                                                                        YEAR OF INITIAL  CURRENT TERM
            NAME                            POSITION HELD                 APPOINTMENT      OF OFFICE
            ----                            -------------               ---------------  -------------
Alex Krauer                    Chairman
                               Member of the Audit Supervisory Board         1998            2002
Alberto Togni                  Vice Chairman
                               Chairman of the Audit Supervisory Board       1998            2001
Markus Kundig                  Vice Chairman
                               Member of the Audit Supervisory Board         1998            2002
Peter Bockli                   Chairman of the Audit Committee               1998            2003
Rolf A. Meyer                  Member of the Audit Committee                 1998            2003
Hans Peter Ming                Board Member                                  1998            2004
Andreas Reinhart               Member of the Audit Committee                 1998            2004
Eric Honegger                  Board Member                                  1999            2003

     Information concerning the members of the Group Executive Board is set forth below:

                                                                                              YEAR OF INITIAL
                NAME                                       POSITION HELD                        APPOINTMENT
                ----                                       -------------                      ---------------
Marcel Ospel                           President and Group Chief Executive Officer                 1998
Luqman Arnold                          Chief Financial Officer                                     1999
Georges Gagnebin                       Chief Executive Officer of Private Banking Business         2000
                                       Unit
Markus Granziol                        Chairman and Chief Executive of UBS Warburg                 1999
Stephan Haeringer                      Chief Executive Officer of UBS Switzerland and of           1998
                                       Private and Corporate Clients Business Unit
Pierre De Weck                         Chief Executive Officer of UBS Capital                      1998
Peter A. Wuffli                        Chief Executive Officer of UBS Asset Management             1998

  COMPENSATION OF DIRECTORS AND OFFICERS

     The aggregate compensation paid by UBS to its directors and officers as a group in 1998 was approximately CHF 102.8 million, including bonus compensation and approximately CHF 10.3 million in accrued pension benefits. The aggregate compensation paid by UBS to its directors and officers as a group in 1999 was approximately CHF 193.1 million, including bonus compensation and approximately CHF 2.7 million in accrued pension benefits. For the purposes of this analysis, UBS's executive officers are the members of the UBS Group Managing Board, as described above under "-- Control of Registrant."

  OPTIONS TO PURCHASE SECURITIES FROM UBS

     UBS offers employees options on UBS ordinary shares under five plans, as described below:

     Under the UBS Employee Ownership Plan and Senior Management Compensation Program, key personnel are awarded that portion of their performance-related compensation in excess of a predetermined amount in UBS ordinary shares, warrants or options, which are restricted for a specified number of years.

     Under the UBS Employee Investment Plan, employees have the option to invest part or all of their annual bonus in UBS ordinary shares, warrants or other derivatives on UBS ordinary shares. A certain holding period applies during which the instruments cannot be sold or exercised.

     Under the UBS Long Term Incentive and Key Award plans, long-term stock options are granted to key employees. UBS considers the key employee's performance, potential, years of service and the performance of the division in which the employee works in determining the amount of the award. The options are blocked for a certain period of time during which they cannot be exercised. For the 1997 options and certain of the 1998 options, one half of each grant is subject to an acceleration clause after which certain forfeiture provisions lapse. One option gives the right to purchase one registered share at the option's strike price.

     The following table provides information concerning options to purchase UBS ordinary shares at 31 August 2000.

                                         WEIGHTED-AVERAGE         WEIGHTED-AVERAGE
INSTRUMENT TYPE       NUMBER ISSUED   EXERCISE PRICE (IN CHF)   EXPIRATION (IN YEARS)
---------------       -------------   -----------------------   ---------------------
Options..............  14,004,159               199                      4.4
Warrants.............   6,257,804               227                      2.3
     Total...........  21,251,398               208                      3.7

     The total number of UBS ordinary shares subject to issuance under such options and warrants held by officers and directors of UBS as of 31 August 2000 is 3,230,612.

  INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Mortgages receivable from members of the UBS Board of Directors, the UBS Group Executive Board, the UBS Group Managing Board, close family members of these individuals and enterprises controlled by these individuals were as follows:

CHF MILLION                                                    1999
-----------                                                    ----
Mortgages at 1 January......................................    27
Additions...................................................     6
Reductions..................................................     5
Mortgages at 31 December....................................    28

     Members of the UBS Board of Directors, UBS Group Executive Board and UBS Group Managing Board are granted mortgages at the same terms and conditions as other employees. Terms and conditions are based on third party terms, excluding the credit margin. In addition, fully secured personal loans totalling approximately CHF 3.6 million have been extended to members of this group, all of which are due and payable within 24 months.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with UBS's consolidated financial statements and the related notes included elsewhere in this document. UBS's consolidated financial statements have been prepared in accordance with International Accounting Standards, or "IAS," which differ in certain significant respects from U.S. GAAP. Please refer to Note 42 of UBS's consolidated financial statements for a description of the significant differences between IAS and U.S. GAAP and the reconciliation of shareholders' equity and net profit (loss) to U.S. GAAP. Unless otherwise stated, all of UBS's financial information presented in this document is presented on a consolidated basis under IAS.

     All references to 1999, 1998 and 1997 refer to UBS's fiscal years ended 31 December 1999, 1998 and 1997, respectively. The financial statements for each of these periods have been audited by ATAG Ernst & Young, as described in the "Report of Independent Auditors" on page F-1.

     For comparative purposes, 1999 and 1998 figures have been restated to conform to the 2000 presentation, which gives effect to certain accounting changes, including:

     - the removal from net trading income of profit on UBS ordinary shares held for trading purposes;

     - the treatment of these shares as treasury shares, reducing both the number of shares and the shareholders' equity used in ratio calculations;

     - the reclassification of trading-related interest revenues from net trading income to net interest income;

     - the removal of the credit to net interest income and matching debit to net trading income for the cost of funding trading positions; and

     - the capitalization of costs relating to the in-house development of software.

     Note 1(t) of UBS's consolidated financial statements includes a complete explanation of these accounting changes.

     Additional Disclosure

     This section identifies, for easy reference, some of the new information about UBS that is disclosed in this document and that has not previously been disclosed in UBS's reported financial data.

     The information in this section is intended as a guide to the new disclosure items, but is not intended to indicate which items may be most significant to you or to a decision about the merger or an election between cash and UBS ordinary shares. We strongly urge that you read this document in its entirety.

     Financial Statements. Information about the financial performance of UBS has been restated to reflect retroactive changes in accounting policy arising from newly applicable International Accounting Standards and changes in presentation. While some of these restated financial statements have appeared in previous quarterly reports to shareholders, the full year results for 1998 have been restated for the first time. See Note 1 to UBS's consolidated financial statements, beginning on page F-7.

     In addition, the results for UBS's constituent business units are presented according to the new business group structure introduced in 2000. Again, this regrouping has been presented for some periods previously, but results for 1998 have been regrouped for the first time. See "-- Description of Business" and this "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The reconciliation of the financial statements to U.S. GAAP as of 30 June 2000 is provided for the first time, see pages 191 to 212.

     Other Additional Disclosure. In general, the other additional disclosure contained in this document is the same type of information that was disclosed in UBS's Annual Report on Form 20-F for the year ended 31 December 1999, but has been updated to show values at 30 June 2000.

ITEM                                                               PAGES
----                                                          ---------------

Private and Corporate Clients Loan Portfolio, percentage of
  original recovery portfolio worked out at 30 June 2000....  93
Additional breakdown of the Private and Corporate Clients
  Loan Portfolio at 30 June 2000............................  92 - 93
UBS Capital Investment Portfolio -- Investments by Sector at
  30 June 2000 and Investment Portfolio aging at 30 June
  2000......................................................  108 - 109
Additional detail on property at 30 June 2000...............  116
Additional information on country risk exposure at 30 June
  2000......................................................  166 - 167 and
                                                              186 - 188
More detailed information on NPL and credit loss allowance
  and provisions at 30 June 2000............................  167 - 170,
                                                              185 - 186,
                                                              188 - 191

     Introduction

     UBS is a global, integrated investment services firm and operates through three business groups, which are divided into eight operating business units, and its Corporate Center. The business units within each of the three business groups, share senior management, infrastructure and other resources. The three business groups are:

     - UBS Switzerland, which is made up of two business units: Private and Corporate Clients and Private Banking;

     - UBS Asset Management, which consists of two business units: Institutional Asset Management and Investment Funds/GAM; and

     - UBS Warburg, which is composed of four business units: Corporate & Institutional Clients, UBS Capital, Private Clients and e-services.

     The following table sets forth the contributions to operating profit before tax from each of the three business groups, and the eight business units within them, and for the Corporate Center.

                                                          FOR THE
                                                     SIX MONTHS ENDED        FOR THE YEAR ENDED
                                                          30 JUNE              31 DECEMBER(1)
                                                    -------------------      ------------------
                                                    2000        1999(1)      1999         1998
                                                    -----       -------      -----       ------
                                                                 (CHF IN MILLIONS)
UBS SWITZERLAND:
Private and Corporate Clients.....................  1,018          621       1,271          908
Private Banking...................................  1,980        1,537       2,937        4,415
                                                    -----        -----       -----       ------
  UBS Switzerland.................................  2,998        2,158       4,208        5,323
UBS ASSET MANAGEMENT:
Institutional Asset Management....................    138          148         325          437
Investment Funds/GAM..............................     64           24         112           65
                                                    -----        -----       -----       ------
  UBS Asset Management............................    202          172         437          502
UBS WARBURG:
Corporate and Institutional Clients...............  2,865        1,430       2,346       (1,102)
UBS Capital.......................................     71           57         157          428
Private Clients...................................   (246)        (141)       (327)        (133)
e-services........................................   (158)           0         (39)           0
                                                    -----        -----       -----       ------
  UBS Warburg.....................................  2,532        1,346       2,137         (807)
CORPORATE CENTER..................................   (172)       1,355       1,111       (1,147)
                                                    -----        -----       -----       ------
     Total........................................  5,560        5,031       7,893        3,871
                                                    =====        =====       =====       ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     The 1998 merger of Swiss Bank Corporation and Union Bank of Switzerland, which was completed on 29 June 1998, was accounted for under the "pooling-of-interests" method of accounting. Under the pooling-of-interests method, a single uniform set of accounting policies was adopted and applied retrospectively for the restatement of comparative information. After the 1998 merger was effected, UBS began the process of integrating the operations of the two banks. This process involved streamlining operations, eliminating duplicate information technology infrastructure, consolidating banking premises and various other measures to bring the two banks together. At the time of the 1998 merger, UBS established a restructuring provision of CHF 7 billion to cover its expected restructuring costs associated with the 1998 merger. An additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger, representing about 4% of the original CHF 7 billion provision, was recognized in December 1999. The majority of the extra provision was due to revised estimates of the cost of lease breaks and property disposals. UBS has now largely completed the integration and restructuring process relating to the 1998 merger and, at 30 June 2000, has used approximately CHF 6.1 billion of the CHF 7.3 billion restructuring provision.

     In addition, during the last three and a half years, a number of other events occurred that also had a significant effect on UBS's results of operations during these periods. These events included:

     - During 1999, UBS recognized pre-tax gains of CHF 1,490 million on the sale of its 25% stake in Swiss Life/Rentenanstalt; CHF 110 million on Julius Baer registered shares; CHF 200 million on the sale of its international Global Trade Finance business; and CHF 38 million on Long Term Capital Management, L.P.

     - During the first half of 1998, UBS divested Banca della Svizzera Italiana, or "BSI," and Adler & Co. Ltd. to satisfy a condition of the Swiss Competition Commission in connection with the 1998 merger. UBS recognized pre-tax gains of CHF 1,058 million on these sales.

     - During 1998, due to extremely volatile market conditions, UBS incurred losses of CHF 1,160 million relating to the write-down of its trading and investment positions in Long Term Capital Management, L.P. and CHF 762 million relating to its Global Equity Derivatives portfolio.

     - As of 31 December 1998, UBS established a provision of CHF 842 million in connection with the claims relating to the matter known as the Holocaust affair. UBS recognized additional pre-tax provisions of CHF 154 million relating to this claim in 1999 and CHF 200 million in 2000.

     - In the fourth quarter of 1999, UBS recognized a one-time credit of CHF 456 million in connection with excess pension fund employer prepayments, recorded in accordance with IAS.

     As a global financial services firm, UBS's businesses are affected by the external environment in the markets in which it operates. In particular, the results of UBS's business in Switzerland, and notably the results of its credit-related activities, would be adversely affected by any deterioration in the state of the Swiss economy because of the impact this would have on UBS's customers' creditworthiness. More generally, economic and political conditions in different countries can also impact UBS's results of operations and financial position by affecting the demand for UBS's products and services and the credit quality of UBS's borrowers and counterparties. Similarly, any prolonged weakness in international securities markets would affect UBS's business revenues through its effect on UBS's clients' investment decisions and the value of portfolios under management, which would in turn reduce UBS's revenues from its private banking and asset management businesses.

     Competitive Forces. UBS faces intense competition in all aspects of its business. UBS competes with asset management entities, retail and commercial banks, investment banking firms, merchant banks, broker-dealers and other investment services firms. In addition, the trend toward consolidation in the global financial services industry is enhancing the competitive position of some of UBS's competitors by broadening the range of their product and service offerings and increasing their access to capital. These competitive pressures could result in increased pricing pressure on a number of UBS's products and services, particularly as competitors seek to win market share.

     Fluctuations in Currency Exchange Rates and Interest Rates. Because UBS prepares its accounts in Swiss francs, changes in currency exchange rates, particularly between the Swiss franc and the U.S. dollar and the Swiss franc and the British pound, may have an effect on the earnings that it reports. UBS's approach to managing the risk is explained below under " -- Asset and Liability Management -- Currency Management." In addition, changes in exchange rates can affect UBS's business earnings. For example, the establishment of the euro during 1999 has started to have an effect on the foreign exchange markets in Europe by reducing the extent of foreign exchange dealings among member countries and generating more harmonized financial products. Movements in interest rates can also affect UBS's results. As interest rates decline, UBS's interest rate margins generally come under pressure and mortgage borrowers may seek to repay their borrowings early, which can affect UBS's net interest income. Interest rate movements can also affect UBS's fixed income trading portfolio and the investment performance of its asset management businesses.

     Operational Risks. UBS's businesses are dependent on its ability to process a large number of complex transactions across numerous and diverse markets in different currencies and subject to many different legal and regulatory regimes. UBS's systems and processes are designed to ensure that the risks associated with UBS's activities are appropriately controlled, but UBS recognizes that any weaknesses in these systems could have a negative impact on its results of operations during the affected period.

     As a result of these and other factors beyond its control, UBS's revenues and operating profit have been and are likely to continue to be subject to a measure of variability from period to period. Therefore UBS's revenues and operating profit for any particular fiscal period may not be indicative of sustainable results, may vary from year to year and may impact UBS's ability to achieve its strategic objectives. Nevertheless, UBS's risk management and control procedures have been designed to keep the risk of such variability at an acceptably low level. For further discussion of UBS's risk management and control see "-- Analysis of Risks -- Consequential Risks."

     Consolidated Results of Operations

     The following table sets forth UBS's consolidated results of operations for the half years ended 30 June 2000 and 1999 and for the years ended 31 December 1999 and 1998.

                                                           FOR THE                     FOR THE
                                                       SIX MONTHS ENDED               YEAR ENDED
                                                           30 JUNE                  31 DECEMBER(1)
                                                   ------------------------    ------------------------
                                                      2000        1999(1)         1999          1998
                                                   ----------    ----------    ----------    ----------
                                                                    (CHF IN MILLIONS)
OPERATING INCOME:
  Interest income................................    24,079        16,293        35,604        37,442
  Interest expense...............................    19,753        13,540        29,695        32,424
                                                     ------        ------        ------        ------
     Net interest income.........................     4,326         2,753         5,909         5,018
  Credit loss expense............................       (83)          635           956           951
                                                     ------        ------        ------        ------
     Net interest income after credit loss
       expense...................................     4,409         2,118         4,953         4,067
  Net fee and commission income..................     7,835         6,184        12,607        12,626
  Net trading income.............................     5,669         4,460         7,719         3,313
  Other income, including income from disposal of
     associates and subsidiaries.................       644         2,340         3,146         2,241
                                                     ------        ------        ------        ------
     Total operating income......................    18,557        15,102        28,425        22,247
                                                     ------        ------        ------        ------
TOTAL OPERATING EXPENSES:
  Personnel......................................     8,876         6,819        12,577         9,816
  General and administrative.....................     3,174         2,388         6,098         6,735
  Depreciation and amortization..................       947           864         1,857         1,825
                                                     ------        ------        ------        ------
     Total operating expenses....................    12,997        10,071        20,532        18,376
Operating profit before tax and minority
  interests......................................     5,560         5,031         7,893         3,871
  Tax expense....................................     1,257         1,151         1,686           904
                                                     ------        ------        ------        ------
     Net profit before minority interests........     4,303         3,880         6,207         2,967
  Minority interests.............................       (35)          (21)          (54)            5
                                                     ------        ------        ------        ------
       Net profit................................     4,268         3,859         6,153         2,972
                                                     ======        ======        ======        ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Net interest income increased by CHF 1,573 million, or 57.1%, from CHF 2,753 million in the first half of 1999 to CHF 4,326 million in the first half of 2000. This was principally the result of higher coupon income, in line with an increase of interest bearing instruments in the trading portfolio.

     As a result of the significant recovery of the Swiss economy in the first half of 2000 and especially its effect on the real estate and real estate construction markets, UBS was able to write back CHF 237 million of domestic credit loss provisions in the first half of 2000. These writebacks were offset by additional provisions on the international portfolio of CHF 154 million, leading to a net credit of CHF 83 million in the credit loss expense line for the first half of 2000, compared to an expense of CHF 635 million in the first half of 1999.

     Net fee and commission income increased by CHF 1,651 million, or 21.1%, from CHF 6,184 million in the first half of 1999 to CHF 7,835 million in the first half of 2000, as the result of increased client activity, driven by strong markets, especially in the first quarter of 2000. The following table sets forth UBS's net fee and commission income for the first half of 2000 and 1999.

                                                                   FOR THE
                                                               SIX MONTHS ENDED
                                                                   30 JUNE
                                                              ------------------
                                                              2000       1999
                                                              -----    ---------
                                                              (CHF IN MILLIONS)
CREDIT-RELATED FEES AND COMMISSIONS.........................    145        215
SECURITY TRADING AND INVESTMENT ACTIVITY FEES:
  Underwriting and corporate finance fees...................  1,069        826
  Brokerage fees............................................  2,979      1,882
  Fiduciary fees............................................    175        162
  Custodian fees............................................    726        788
  Portfolio and other management and advisory fees..........  1,913      1,476
  Investment fund fees......................................  1,360        925
  Other.....................................................     29         53
                                                              -----      -----
     Total..................................................  8,251      6,112
                                                              -----      -----
COMMISSION INCOME FROM OTHER SERVICES.......................    391        367
                                                              -----      -----
       TOTAL FEE AND COMMISSION INCOME......................  8,787      6,694
                                                              -----      -----
FEE AND COMMISSION EXPENSE:
  Brokerage fees paid.......................................    582        359
  Other.....................................................    370        151
                                                              -----      -----
     Total..................................................    952        510
                                                              -----      -----
NET FEE AND COMMISSION INCOME...............................  7,835      6,184
                                                              =====      =====

     Credit-related fees and commissions decreased in the first half of 2000 as a result of the sale of UBS's International Global Trade Finance business in the second half of 1999. Underwriting and corporate finance fees increased by 29% over the first half of 1999 with strong results in both equity and fixed income underwriting, and continuing increases in corporate finance revenues. Brokerage fees were 58.3% higher in the first half of 2000 than in the first half of 1999 as a result of high levels of client activity in the context of strong market volumes. The increase in investment fund fees from the first half of 1999 to the first half of 2000 resulted from higher volumes and the inclusion in the first half of 2000 of GAM, which was acquired in the fourth quarter of 1999. Portfolio and other management and advisory fees increased CHF 437 million due to higher asset-related fees in the first half of 2000.

     Net trading income increased CHF 1,209, or 27.1%, to CHF 5,669 million for the first half of 2000, compared to CHF 4,460 million for the first half of 1999, driven by strong growth in equity trading income and through increased client activity, particularly in the first quarter of 2000. The following table sets forth UBS's net trading income by major business area for the first half of 2000 and 1999.

                                                                   FOR THE
                                                               SIX MONTHS ENDED
                                                                   30 JUNE
                                                              ------------------
                                                              2000      1999(1)
                                                              -----    ---------
                                                              (CHF IN MILLIONS)
Foreign exchange(2).........................................    680        718
Fixed income................................................    643      1,303
Equities....................................................  4,346      2,439
                                                              -----      -----
          Total.............................................  5,669      4,460
                                                              =====      =====

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

(2) Includes other trading income such as banknotes, precious metals and commodities.

     Net trading income from foreign exchange decreased CHF 38 million, or 5.3%, from the first half of 1999 to the first half of 2000 in difficult trading conditions, with lower levels of market activity and narrowing margins on derivative products.

     Net trading income from fixed income decreased CHF 660 million, or 50.7%, from the first half of 1999 to CHF 643 million in the first half of 2000. The fixed income component of net trading income does not represent the full revenue picture of the Fixed Income business area within the Corporate and Institutional Clients business unit. In particular, coupon income is managed as an integral part of the trading portfolio. The relative revenue contributions of mark-to-market gains, coupon income and other factors are somewhat volatile, because they depend on trading strategies and the instrument composition. In the first half of 2000, while fixed income trading income fell, coupon income, which is reported in net interest income, rose substantially. The sum of the two results suggests significantly more stable revenue development than either component standing alone. In total, in the first half of 2000, revenues in the Fixed Income business area of Corporate and Institutional Clients rose 13.8% over the first half of 1999.

     Net trading income from equities increased CHF 1,907 million, or 78.2%, from the first half of 1999 to the first half of 2000. Positive markets led to an exceptionally good first quarter of 2000, with record client volumes and strong performances in European, U.S., U.K. and Japanese equities. Performance in the second quarter fell slightly in more mixed market conditions, but was still well ahead of second quarter of 1999.

     Other income, including income from disposal of associates and subsidiaries, decreased CHF 1,696 million, or 72.5%, from CHF 2,340 million in the first half of 1999 to CHF 644 million in the first half of 2000. Total disposal-related pre-tax gains were CHF 1,778 million in the first half of 1999 compared to CHF 23 million in the first half of 2000. The first half of 1999 included pre-tax gains of CHF 1,490 from the sale of UBS's stake in Swiss Life/Rentenanstalt, CHF 200 million from the disposal of the Global Trade Finance business and CHF 110 million from the sale of Julius Baer registered shares. Excluding income from disposal of associates and subsidiaries, other income increased CHF 59 million due to increased income from the disposal of private equity investments and the consolidation of Klinik Hirslanden AG's results in the first half of 2000 but not in the first half of 1999, offset by a reduction of income from investments in associates and losses from the revaluation of properties held for resale.

     Personnel expense increased CHF 2,057 million, or 30.2%, from CHF 6,819 million in the first half of 1999 to CHF 8,876 million in the first half of 2000, despite an almost unchanged headcount of 47,744 at 30 June 2000, compared to 48,066 at 30 June 1999. This is primarily attributable to higher performance-related compensation based on the very strong results in the first half of 2000. In addition, CHF 567 million of the increase is the result of adverse currency movements and CHF 182 million is due to the consolidation of Klinik Hirslanden AG's results in the first half of 2000 but not in the first half of 1999 and the inclusion of GAM, acquired in the fourth quarter of 1999.

     General and administrative expenses increased CHF 786 million, or 32.9%, from CHF 2,388 million in the first half of 1999 to CHF 3,174 million in the first half of 2000. General and administrative expenses in the first half of 2000 includes a final provision of CHF 200 million related to the U.S. global settlement of Holocaust-related claims and CHF 110 million from the consolidation of Klinik Hirslanden AG and the inclusion of GAM. Marketing and public relations costs increased by CHF 102 million in the first half of 2000, mainly due to the corporate re-branding program. CHF 146 million of the increase relates to information technology outsourcing charges for work that was previously carried out in-house.

     Depreciation and amortization increased CHF 83 million, or 9.6%, from CHF 864 million in the first half of 1999 to CHF 947 million in the first half of 2000, mainly as a result of the acquisition of GAM and Allegis in the fourth quarter of 1999.

     Tax expense increased CHF 106 million, or 9.2%, from CHF 1,151 million in the first half of 1999 to CHF 1,257 million in the first half of 2000, principally due to increased operating profit. The effective tax rate of 22.6% in the first half of 2000 is very slightly lower than the 22.9% rate in the first half of 1999.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Net interest income increased by CHF 891 million, or 17.8%, from CHF 5,018 million in 1998 to CHF 5,909 million in 1999. Increased trading-related interest income and higher interest margins in the domestic loan portfolio in 1999 from more consistent application of UBS's risk-adjusted pricing model were partially offset by the sale of business activities which had contributed to net interest income in 1998, as well as the impact of lower returns on invested equity and the reduction of the international loan portfolio.

     Credit loss expense had a slight increase of CHF 5 million from CHF 951 million in 1998 to CHF 956 million in 1999. During 1999, UBS experienced general improvements in the economy and in the credit performance of its loan portfolio, and a reduction in impaired loans in the aggregate. Although impaired loans decreased, additional provisions were required for some of the impaired domestic loans remaining in the portfolio.

     Net fee and commission income decreased by CHF 19 million from CHF 12,626 million in 1998 to CHF 12,607 million in 1999. Excluding the effect of divestments in 1998, the decrease was roughly 1%.

     The following table sets forth UBS's net fee and commission income for each of the years ended 31 December 1999 and 1998.

                                                                FOR THE YEAR ENDED
                                                                  31 DECEMBER(1)
                                                                -------------------
                                                                 1999        1998
                                                                -------     -------
                                                                 (CHF IN MILLIONS)
CREDIT-RELATED FEES AND COMMISSIONS.........................       372         559
SECURITY TRADING AND INVESTMENT ACTIVITY FEES:
  Underwriting and corporate finance fees...................     1,831       1,694
  Brokerage fees............................................     3,934       3,670
  Fiduciary fees............................................       317         349
  Custodian fees............................................     1,583       1,386
  Portfolio and other management and advisory fees..........     2,984       3,335
  Investment fund fees......................................     1,915       1,778
  Other.....................................................    57....         110
                                                                ------      ------
     Total..................................................    12,621      12,322
                                                                ------      ------
COMMISSION INCOME FROM OTHER SERVICES.......................       765         776
                                                                ------      ------
     TOTAL FEE AND COMMISSION INCOME........................    13,758      13,657
                                                                ------      ------
FEE AND COMMISSION EXPENSE:
  Brokerage fees paid.......................................       795         704
  Other.....................................................       356         327
                                                                ------      ------
     Total..................................................     1,151       1,031
                                                                ------      ------
NET FEE AND COMMISSION INCOME...............................    12,607      12,626
                                                                ======      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Credit-related fees and commissions decreased in line with reduced emerging market exposures and the sale of UBS's international Global Trade Finance operations. As a result of strong results in mergers and acquisitions in 1999, underwriting and corporate finance fees increased 8% relative to exceptionally strong performance in 1998. Brokerage fees were higher in 1999 than in 1998 mainly due to strong volumes in the U.K., U.S. and Asia. A CHF 137 million increase in investment fund fees was attributable to higher volumes and pricing adjustments from the integration of the two pre-1998 merger product platforms. Strong increases in custodian fees reflected higher custodian assets and a new pricing model.

     Net trading income increased CHF 4,406 million, or 133%, from CHF 3,313 million in 1998 to CHF 7,719 million in 1999. The following table sets forth UBS's net trading income by major business area for each of the years ended 31 December 1999 and 1998.

                                                                     FOR THE
                                                                    YEAR ENDED
                                                                  31 DECEMBER(1)
                                                                ------------------
                                                                 1999       1998
                                                                ------     -------
                                                                (CHF IN MILLIONS)
Foreign exchange(2).........................................    1,108       1,992
Fixed income................................................    2,603         162
Equities....................................................    4,008       1,159
                                                                -----      ------
  Total.....................................................    7,719       3,313
                                                                =====      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

(2) Includes other trading income such as banknotes, precious metals and commodities.

     Net trading income from foreign exchange decreased CHF 884 million, or 44.4%, from 1998 to 1999 mostly as a result of lower volumes in key markets. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in global markets.

     Net trading income from fixed income increased CHF 2,441 million from 1998 to 1999. During 1998, net trading income from fixed income was negatively impacted by the pre-tax CHF 790 million write-down of UBS's trading position in Long Term Capital Management, L.P., or "LTCM," and approximately CHF 690 million in losses in UBS's emerging markets trading portfolios. Excluding those write downs from the 1998 results, net trading income from fixed income increased approximately 58% in 1999 over 1998. Fixed income trading revenues were strong across all major products during 1999, led by swaps and options and investment grade debt.

     Net trading income from equities increased CHF 2,849 million from 1998 to 1999. During 1998, net trading income was negatively impacted by pre-tax CHF 762 million in losses from the Global Equities Derivatives positions. In 1999, net trading income benefited from very strong customer volumes in equity products globally.

     Other income, including income from disposal of associates and subsidiaries, increased CHF 905 million, or 40.4%, from CHF 2,241 million in 1998 to CHF 3,146 million in 1999. Total disposal-related pre-tax gains were CHF 1,821 million in 1999 compared to disposal-related pre-tax gains of CHF 1,119 million in 1998. The first-time consolidation of Klinik Hirslanden in 1999 resulting in other income of CHF 395 million was partially offset by less income from investments in associates as a result of the divestments as well as lower income from other properties. The CHF 370 million portion of the LTCM write-down negatively impacted other income in 1998.

     Personnel expense increased CHF 2,761 million, or 28.1%, from CHF 9,816 million in 1998 to CHF 12,577 million in 1999, despite only a minor increase in headcount from 48,011 at 31 December 1998 to 49,058 at 31 December 1999. At the end of 1997, UBS foresaw the probability of a shortfall in profit in its investment banking business as a result of the then-pending 1998 merger. In order to protect its investment banking franchise, UBS realized it would probably need to make payments to personnel in excess of amounts determined by normal compensation methodologies. An amount of approximately CHF 1 billion was recorded as part of the merger-related restructuring reserve for this purpose. By the end of 1998, this shortfall had materialized, and CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998 as planned. The shortfall in profits noted above was aggravated by losses associated with LTCM and the Global Equity Derivatives, or "GED," portfolio. Adjusting the prior year for the CHF 1,007 million, personnel expenses in 1999 increased by 16%, which was primarily attributable to higher performance-related compensation based on the good investment banking result in 1999. Personnel expense in 1999 was reduced by the recognition of CHF 456 million in pre-paid employer pension contributions.

     General and administrative expenses decreased CHF 637 million, or 9.5%, from CHF 6,735 million in 1998 to CHF 6,098 million in 1999. General and administrative expenses in 1998 includes the provision of CHF 842 million for the settlement related to the Holocaust litigation. In 1999, the following were included:

     - the additional restructuring provision of CHF 300 million;

     - an additional provision of CHF 154 million for the U.S. global settlement of Holocaust-related claims; and

     - CHF 130 million from the first-time consolidation of Klinik Hirslanden.

     Excluding the impact of these items in 1998 and 1999, general and administrative expenses decreased 6.4% year-on-year reflecting stringent cost reduction programs.

     Depreciation and amortization increased CHF 32 million, or 1.8%, from CHF 1,825 million 1998 to CHF 1,857 million in 1999. Excluding the impact of the first-time consolidation of Klinik Hirslanden in 1999, depreciation and amortization remained flat.

     Tax expense increased CHF 782 million, or 86.5%, from CHF 904 million in 1998 to CHF 1,686 million in 1999, principally due to increased operating profit. The effective tax rate of 21.4% is lower than 23.4%, the rate in 1998, primarily due to the utilization of tax loss carry forwards.

     Year Ended 31 December 1998 Compared to Year Ended 31 December 1997. The following figures have not been restated for the changes in accounting policy and restructuring of the UBS business groups that have been introduced during 2000, as such a restatement of the 1997 data was not practicable. As a result of the differences in the reporting by the predecessor banks' accounting and reporting policies, the unavailability of certain data, and the shut down and modification of significant computer systems as a result of the 1998 merger and to address Year 2000 issues, there is insufficient information to permit UBS to restate the 1997 results for the changes in accounting policy.

                                                                 31 DECEMBER
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                              (CHF IN MILLIONS)
OPERATING INCOME:
  Interest income...........................................  22,835     23,669
  Interest expense..........................................  16,173     16,733
                                                              ------     ------
       Net interest income..................................   6,662      6,936
  Credit loss expense.......................................     951      1,278
                                                              ------     ------
       Total................................................   5,711      5,658
  Net fee and commission income.............................  12,626     12,234
  Net trading income........................................   1,750      5,491
  Other income, including income from disposal of associates
     and subsidiaries.......................................   2,241      1,497
                                                              ------     ------
       Operating income.....................................  22,328     24,880
                                                              ------     ------
OPERATING EXPENSES:
  Personnel.................................................   9,816     11,559
  General and administrative................................   6,617      5,315
  Depreciation and amortization.............................   1,825      1,762
                                                              ------     ------
     Operating expenses.....................................  18,258     18,636
                                                              ------     ------
       Operating profit before tax..........................   4,070      6,244

                                                                 31 DECEMBER
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                              (CHF IN MILLIONS)
  Restructuring costs.......................................      --      7,000
  Tax expense (benefit).....................................   1,045       (105)
                                                              ------     ------
       Net profit (loss) before minority interests..........   3,025       (651)
  Minority interests........................................       5        (16)
                                                              ------     ------
       Net profit (loss)....................................   3,030       (667)
                                                              ======     ======

     Net interest income decreased CHF 274 million, or 4.0%, from CHF 6,936 million in 1997 to CHF 6,662 million in 1998. The decrease primarily resulted from lower variable-rate mortgage volumes and the elimination of operations in 1998 that generated interest income during 1997. Lower variable rate mortgage volumes during 1998 more than offset an increase in fixed-rate mortgages. In addition, although lower savings and deposit accounts reduced interest expense in 1998, it also resulted in lower interest income from deposits during the year.

     UBS's credit loss expense decreased CHF 327 million, or 25.6%, from CHF 1,278 million in 1997 to CHF 951 million in 1998. Credit loss expense improved because of positive developments in the overall Swiss economy. This was offset in part by the rapid deterioration of emerging market economies, most notably in Latin America and Southeast Asia. This caused an approximately CHF 275 million net increase in country provisions from 1997 to 1998 and other increases in individual counterparty allowances. The largest provisions in the emerging markets economies were as follows at 31 December 1998 and 1997.

                                                               1998        1997
                                                              ------      ------
                                                              (CHF IN MILLIONS)
Brazil......................................................    276         55
Indonesia...................................................    168         29
South Korea.................................................    186         19

     Net fee and commission income increased CHF 392 million, or 3.2%, from CHF 12,234 million in 1997 to CHF 12,626 million in 1998. Increases in underwriting and corporate finance fees, custodian fees, portfolio and other management and advisory fees, and fees from investment funds resulting from strong markets, growth in assets under management and the acquisition of Dillon Read & Co., Inc. in late 1997 all contributed to this net increase. These increases were partially offset by a decrease in credit-related fees and commissions and brokerage fees.

     Net trading income decreased CHF 3,741 million, or 68.1%, from CHF 5,491 million in 1997 to CHF 1,750 million in 1998. The decrease primarily resulted from the CHF 790 million write-down of UBS's trading position in LTCM, the CHF 762 million loss on UBS's Global Equities Derivatives portfolio and approximately CHF 810 million of losses on UBS's emerging markets trading portfolios. Net trading income from foreign exchange and bank notes decreased by CHF 541 million primarily reflecting losses in foreign exchange trading that were partially offset by unusually strong results in UBS's cash and collateral trading business. In addition, net trading income from precious metals and commodities decreased by CHF 216 million, or 89%, from CHF 244 million in 1997 to CHF 28 million in 1998 due primarily to the wind-down of some of these businesses and difficult trading conditions.

     Other income, including income from disposal of associates and subsidiaries, increased CHF 744 million, or 49.7%, from CHF 1,497 million in 1997 to CHF 2,241 million in 1998. The increase primarily reflected CHF 1,058 million gains on the sales of BSI and Adler and gains in UBS's real estate and private equity activities, partially offset by the CHF 370 million write-down of UBS's investment in LTCM attributable to other income.

     Personnel expense decreased CHF 1,743 million, or 15.1%, from CHF 11,559 million in 1997 to CHF 9,816 million in 1998, reflecting reduced headcount of 13.0% from 55,176 people as of 31 December 1997 to 48,011 people as of 31 December 1998. The headcount reduction primarily resulted from efficiencies gained from the 1998 merger and divestments of specific businesses. As discussed above, CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998. Adjusting 1998 for this amount, personnel expenses decreased 6.4% in 1998 compared to 1997.

     General and administrative expenses increased CHF 1,302 million, or 24.5%, from CHF 5,315 million in 1997 to CHF 6,617 million in 1998. This increase primarily resulted from a CHF 842 million charge taken in 1998 for the settlement of the claim relating to the Holocaust litigation and approximately CHF 397 million in expenses recorded in 1998 associated with preparing for implementation of the euro and for Year 2000 readiness.

     Depreciation and amortization increased CHF 63 million, or 3.6%, from CHF 1,762 million in 1997 to CHF 1,825 million in 1998. Increased amortization of goodwill and other intangible assets primarily resulting from additional goodwill recorded in 1998 on Brinson Partners, the acquisition of Dillon Read & Co., Inc. in September 1997 and the accelerated amortization of goodwill on Russian and Brazilian subsidiaries due to the worsening markets in these countries in 1998 were the primary reasons for the increase from 1997 to 1998. These increases were offset by a decrease in depreciation from the disposal of property and equipment.

     Tax expense increased CHF 1,150 million, from a tax benefit in 1997 of CHF 105 million to a tax expense in 1998 of CHF 1,045 million. In 1997, UBS recognized a total current and deferred tax benefit of approximately CHF 1,600 million related to the CHF 7,000 million restructuring provision. Excluding the restructuring reserve, operating profit before tax would have been CHF 6,244 million in 1997 and UBS would have accrued tax expenses of CHF 1,395 million.

     Operational Reserves. UBS maintains operational reserves to provide for losses associated with existing transaction errors in processing and other operational losses. The reserves cover probable losses that exist in the portfolio as of the balance sheet date, and are subject to senior management review and approval within the specific business unit, functional operations and financial control management and at the Group Executive Board.

     UBS experienced an overall increase in the level of these reserves during 1999, primarily related to UBS's continuing program of integrating the two predecessor banks' domestic operations. As planned, this integration is taking longer than the integration of operations outside Switzerland. There has been no significant change in the level of these reserves in the first half of 2000.

     Restructuring Provision. At the announcement of the 1998 merger in 1997, UBS estimated the costs it believed would result from integrating and restructuring the operations of the two pre-existing banks and recorded a charge of CHF 7 billion. The charge included estimates for personnel-related costs, costs for the elimination of duplicate infrastructures and the merging of bank premises, and other 1998 merger-related restructuring costs. An additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger, representing about 4% of the original CHF 7 billion provision, was recognized in December 1999. The majority of the extra charge was taken to provide for revised estimates of the cost of lease breaks and property disposals. UBS has now largely completed the integration and restructuring process and, at 30 June 2000, has used approximately CHF 6.1 billion of the CHF 7.3 billion restructuring provision.

     During 1998, CHF 4,027 million of the restructuring provision was utilized including:

     - CHF 2 billion for personnel-related expenses,

     - CHF 797 million for information technology integration projects and write-offs of equipment that management had committed to dispose of,

     - CHF 267 million for merging premises, and

     - CHF 939 million for costs associated with the exit of specific businesses, as well as merger administration costs.

     Included in the CHF 2 billion of personnel-related expenses are severance payments and payments required to maintain stability in the workforce during the 1998 merger-related integration period, as well as some performance-related compensation as discussed above.

     During 1999, CHF 1,844 million of the restructuring provision was utilized, bringing the total utilization to CHF 5,871 million at 31 December 1999. The transition to one common technology platform and parallel operation of the systems in UBS Switzerland's Private and Corporate Clients business unit and the merger of bank premises, including related moving, outfitting and vacancy costs, recognized in Corporate Center, were the primary uses of the provision in 1999.

     During the first half of 2000, the main use of the restructuring provision related to premises costs in Corporate Center, including moving, outfitting and vacancy costs that were charged against the provision, and also to costs relating to the early retirement plan in Private and Corporate Clients. The following table analyzes the use of the restructuring provision through the first half of 2000.

                                                         USAGE IN 2000              30 JUNE    31 DECEMBER
                                               ----------------------------------   -------   -------------
                                               PERSONNEL   IT    PREMISES   OTHER    2000     1999    1998
                                               ---------   ---   --------   -----   -------   -----   -----
                                                                    (CHF IN MILLIONS)
Private and Corporate Clients................     53       14        1       20        88       794     717
Private Banking..............................      0        5        0        0         5       122     104
                                                  --       --       --       --       ---     -----   -----
  UBS Switzerland............................     53       19        1       20        93       916     821
Institutional Asset Management...............      1        0        0        0         1         9      18
Investment Funds/GAM.........................      0        0        0        0         0         6       4
                                                  --       --       --       --       ---     -----   -----
  UBS Asset Management.......................      1        0        0        0         1        15      22
Corporate and Institutional Clients..........      0        0        0        0         0       316   2,382
UBS Capital..................................      0        0        0        0         0         3       2
Private Clients..............................      0        0        0        0         0        29      39
e-Services...................................      0        0        0        0         0         0       0
                                                  --       --       --       --       ---     -----   -----
  UBS Warburg................................      0        0        0        0         0       348   2,423
Corporate Center.............................      3        0       91        3        97       565     761
                                                  --       --       --       --       ---     -----   -----
          Total..............................     57       19       92       23       191     1,844   4,027
                                                  ==       ==       ==       ==       ===     =====   =====

     The substantial majority of the remaining restructuring reserve balance is also attributed to employees and real estate located in Switzerland. UBS estimates that the balance of the reserve will be used in the second half of 2000 and in 2001.

     UBS has achieved 1998 merger-related cost savings of CHF 2 billion per year, including savings related to headcount reductions of CHF 1.6 billion and savings for other costs estimated to be around CHF 0.4 billion per year, including approximately CHF 75 million in eliminated depreciation expenses and other costs related to real estate.

     Since the 1998 merger was announced, UBS Warburg has essentially completed its integration including the reduction of personnel and the integration of information technology platforms. As expected, most of the cost savings over the past two years have been attributable to UBS Warburg.

     UBS Asset Management has also essentially completed its integration, while in the Corporate Center UBS expects the write-off or sale of the remaining redundant real estate to proceed in 2000 and 2001.

     Within UBS Switzerland, Private Banking's integration is essentially complete. Private and Corporate Clients, meanwhile, has been rapidly integrating its business in line with a detailed timetable and project schedule. For example, the branch network has been reduced by 36%, or 200 branches. In addition, now that the integration of the technology platforms has been completed and in line with employee association agreements made in 1998, redundancy plans will gain momentum during 2000 and 2001.

     As with any merger, cost savings attributable directly to the 1998 merger are becoming increasingly difficult to track. Across all divisions, normal organic business growth, new investments and initiatives, and at least three acquisitions and six divestitures have clouded underlying developments since the time of the 1998 merger.

     For example, UBS Warburg's Private Clients business unit has invested heavily over the past two years in building up its onshore private banking business outside Switzerland. Additionally, in 1999, UBS formed the e-services business area, which will experience further significant investment. More information on various divisional initiatives can be found in the respective business descriptions.

     UBS is also implementing general cost control initiatives across all divisions, which extend well beyond merger-related savings. These initiatives are already well-structured at UBS Warburg's Corporate and Institutional Clients business unit and UBS Switzerland's Private and Corporate Clients business unit. Corporate and Institutional Clients is continuing to focus on cost management with emphasis on improving overall efficiency such that revenue growth exceeds any growth in non-personnel costs.

     In addition, the Corporate and Institutional Clients Investment Committee has carried out a rigorous review process to ensure that investments in the business unit's infrastructure are fully aligned with the strategy of the business.

     Within the UBS Switzerland Private and Corporate Clients business unit, the Strategic Projects Portfolio is expected to enhance revenues and reduce costs, including the ongoing realization of the remaining merger-related cost savings. This portfolio is well on track and is expected to yield a significant improvement in net profit by 2002.

     In the third quarter of 1998, UBS realized a post-tax loss of CHF 984 million as a result of a write-down of its investment in Long Term Capital Management, L.P., or LTCM, and a post-tax loss of CHF 919 million as a result of unrealized losses in the value of its Global Equity Derivatives, or GED, portfolio.

     Long Term Capital Management. In the case of LTCM, the loss arose from a structured transaction in which UBS sold an option that gave the optionholder the right to purchase shares in LTCM at a predetermined price over a seven-year period. In order to hedge the risk of this option, UBS held $800 million of LTCM shares to create an incrementally risk neutral position. Separate from the structured transaction, UBS also made a further direct equity investment of $266 million in LTCM. In normal market conditions, the structured transaction would have behaved in a controlled manner. However, the structured transaction could not be effectively hedged, particularly in the event of extreme market movements. As a result of the structured transaction, UBS was exposed to a sudden and severe downward movement in the value of LTCM equity, and had very limited scope to hedge this exposure. LTCM's equity was not traded and was valued only periodically based on the underlying instruments held by LTCM. Moreover, LTCM did not provide detailed information about its investment results. Consequently, UBS could not hedge with any precision against adverse moves in the value of LTCM's equity. In particular, when LTCM was faced by a sharp adverse move in market prices relating to certain specific investment strategies, UBS was unable to hedge this risk itself as it had no knowledge of the details of these strategies.

     At the time of the recapitalization of LTCM in 1998, UBS wrote down its initial investment in LTCM and also agreed to provide a further $300 million (out of $3.6 billion provided by a group of financial institutions) of "consortium" equity in order to avoid a forced liquidation of LTCM and to enable LTCM's portfolio to be managed under the oversight of a management board that would oversee the orderly winding down of LTCM's portfolio.

     On 24 November 1999, at the release of its nine month 1999 results, UBS reported that its initial investment, which was written down to $106 million, had been bought back by LTCM, with an immaterial impact on UBS's income statement. That position is now closed. In addition, as part of UBS's "consortium" investment, four cash payments totaling $296 million were received by UBS by 31 December 1999. Of these cash repayments, $271 million were treated as a return of its $300 million investment, to leave a remaining balance of $29 million, and $25 million was recorded as income.

     Global Equity Derivatives (GED) Portfolio. The other major contributory factor to the third-quarter 1998 losses related to the GED portfolio. This portfolio consists of a number of structured equity derivative transactions. This portfolio was analyzed at the time of the merger and it was recognized that it contained a number of positions that possessed the potential for significant short-term variance. Consequently, when equity market volatilities increased significantly as a result of the market turmoil in the third quarter of 1998, an unrealized loss of about CHF 728 million on the value of the portfolio arose. Over the next 12 months, as volatilities fell and positions were reduced, income from the portfolio of approximately CHF 306 million was recognized.

     UBS continues to manage the exposure associated with this portfolio in order to minimize the risk of further adverse effects on earnings. The positions have now been included in UBS's standard equity risk management platform and are subject to its normal risk control and stress loss processes. UBS has been reducing the market risk associated with the portfolio and will continue to do so through specific hedges, close-outs and the passage of time. These positions, including the associated hedges, are all carried at fair value. However, given that the average maturity of the transactions in the portfolio is about two years, it will take some time to wind down this exposure, and during this time the portfolio will continue to be exposed to adverse moves in equity markets.

     Reconciliation of IAS to U.S. GAAP. UBS's consolidated results of operations are prepared in accordance with IAS, which differs in certain respects from U.S. GAAP. A reconciliation of the effects on shareholders' equity and net profit/(loss) to U.S. GAAP for the years ended 31 December 1999 and 1998 is included in Note 42 of UBS's consolidated financial statements.

     Results of Operations by Business Unit

     UBS's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business unit. Internal charges and transfer pricing adjustments have been reflected in the performance of each business unit. The basis of the reporting reflects UBS's current management structure (UBS Warburg, UBS Asset Management, UBS Switzerland and Corporate Center), rather than the management structure that existed during 1999 and during 1998, following the 1998 merger (UBS Asset Management, UBS Private Banking, UBS Capital, UBS Private and Corporate Clients, UBS Warburg and Corporate Center).

     Inter-business unit revenues and expenses include transfers between business units and between geographical locations. Inter-business unit expense charges are recorded as a reduction to expenses in the business unit providing the service. Corporate Center expenses are allocated to the operating business units, to the extent possible, whereby the business unit controlling the process that is driving the expense bears the expense.

     The credit loss expense included in the business unit results is a statistically derived adjusted annual expected loan loss that reflects the inherent counterparty and country risks in the respective portfolios. The expected loss is based on assumptions about developments covering a full economic cycle and on cumulative loss probabilities over the entire life of the loan portfolio. In determining the inherent counterparty and country risk in the portfolio, UBS takes into consideration the statistical probability of default by the customer and the severity of loss.

     As each business unit is ultimately responsible for its credit decisions, the difference between actual credit losses and annual expected loan loss will eventually be charged or credited back to the business unit in order to ensure that the risks and rewards of credit decisions are fully reflected in its results. The difference between the statistically adjusted expected loss that is charged to the management accounts of the business unit and the credit loss expense that is recorded in the financial accounts in accordance with IAS is included in Corporate Center results.

     The following table compares the expected credit loss charged to the management accounts to the credit loss expense calculated in accordance with IAS, broken down by business unit for the half years to 30 June 2000 and 1999 and for the years ended 31 December 1999 and 1998.

                        EXPECTED CREDIT       IAS CREDIT
                             LOSS               EXPENSE          EXPECTED CREDIT LOSS         IAS CREDIT EXPENSE
                       -----------------   -----------------   -------------------------   -------------------------
                       30 JUNE   30 JUNE   30 JUNE   30 JUNE   31 DECEMBER   31 DECEMBER   31 DECEMBER   31 DECEMBER
                        2000      1999      2000      1999        1999          1998          1999          1998
                       -------   -------   -------   -------   -----------   -----------   -----------   -----------
                                 (CHF IN MILLIONS)                               (CHF IN MILLIONS)
UBS Switzerland......    423       560      (237)      617        1,071         1,186          985           445
UBS Asset
  Management.........                                                 0             0            0             0
UBS Warburg..........    115       171       154        14          333           510          (20)          506
Corporate Center.....   (621)      (96)                  4         (448)         (745)          (9)            0
                        ----       ---      ----       ---        -----         -----          ---           ---
Total................    (83)      635       (83)      635          956           951          956           951
                        ====       ===      ====       ===        =====         =====          ===           ===

     Business unit results are presented according to the current management structure and current accounting treatment for the following periods:

     - Six months ended 30 June 2000 compared to six months ended 30 June 1999; and

     - Year ended 31 December 1999 compared to year ended 31 December 1998.

     Results for the year ended 31 December 1998 compared to the year ended 31 December 1997 are presented in terms of the business divisions through which UBS was managed at that time, namely UBS Private Banking, UBS Private and Corporate Clients, UBS Warburg, UBS Capital, UBS Asset Management and Corporate Center. As a result of the differences in the reporting by the predecessor banks' accounting and reporting policies, the unavailability of certain data, and the shut down and modification of significant computer systems as a result of the 1998 merger and to address Year 2000 issues, there is insufficient information to permit UBS to restate these results in terms of the current business group and business unit structure.

     The principal differences between the structure in 1997 and the current structure are that the UBS Asset Management Investment Funds business unit and the UBS Warburg Private Clients business unit were part of the Private Banking Division, and their results are included within that Division. In addition, UBS Warburg's UBS Capital business unit was an autonomous division, and UBS Warburg itself consisted only of what is now the UBS Warburg Corporate and Institutional Clients business unit.

     In addition the comparison of the year ended 31 December 1998 with the year ended 31 December 1997 is based on results which are presented without restatement for new accounting policies introduced in 2000. The principal effect of this is within UBS Warburg. For further details, see Note 1(t) to UBS's consolidated financial statements.

     In considering these results it is important to bear in mind the following representations with regard to the factors that may affect the operating income of each business unit.

     Introduction.

     UBS Switzerland.

     Private and Corporate Clients. Private and Corporate Clients derives its operating income principally from:

     - interest income on its loan portfolio;

     - fees for investment and asset management services;

     - transaction fees; and

     - investment income from deposits.

     As a result, Private and Corporate Clients' operating income is affected by movements in interest rates, fluctuations in assets under management, client activity, investment performance and changes in market conditions.

     Private Banking.  Private Banking derives its operating income from:

     - fees for financial planning and wealth management services;

     - fees for discretionary services; and

     - transaction-related fees.

     Private Banking's fees are based on the market value of assets under management and the level of transaction-related activity. As a result, Private Banking's operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

     UBS Asset Management.

     Prior to the reorganization of UBS in February 2000, UBS Asset Management generated most of its revenue from the asset management services it provides to institutional clients. In 2000 this has become more evenly divided between institutional and non-institutional sources due to the addition of GAM and the Investment Funds business area. Fees charged to institutional clients and on investment funds are based on the market value of assets under management. As a result, UBS Asset Management's revenues are affected by changes in market conditions as well as new and lost business.

     UBS Warburg.

     Corporate and Institutional Clients. Corporate and Institutional Clients generates operating income from:

     - commissions on agency transactions and spreads or markups on principal transactions,

     - fees from debt and equity capital markets transactions, leverage finance and structuring derivatives and complex transactions;

     - mergers and acquisitions advisory fees;

     - interest income on principal transactions and from the loan portfolio;
       and

     - gains and losses on market making, proprietary and arbitrage positions.

     As a result, Corporate and Institutional Clients's operating income is affected by movements in market conditions, interest rate swings, the level of trading activity in primary and secondary markets and the extent of merger and acquisition activity. These and other factors outside the control of Corporate and Institutional Clients have had and may in the future have a significant impact on its results of operations from year to year.

     UBS Capital. UBS Capital's primary source of operating income is capital gains from the disposition or sale of its investments, which are recorded at the time of ultimate divestment. As a result, appreciation in fair market value is recognized as operating income only at the time of sale. The level of annual operating income from UBS Capital is directly affected by the level of investment dispositions that take place during the course of a year. With the formation of regional funds, UBS Capital has begun to receive management fees from funds UBS manages and sponsors, which are recorded as operating income.

     Private Clients.  Private Clients derives its operating income from:

     - fees for financial planning and wealth management services;

     - fees for discretionary services; and

     - transaction-related fees.

     Private Clients' fees are based on the market value of assets under management and the level of transaction-related activity. As a result, Private Clients' operating income is affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds.

     e-services. The e-services business unit has not yet generated revenues, but expects to generate revenues from fees for financial planning and wealth management services, fees for discretionary services and transaction related fees. It is expected that these fees will be based on the market value of assets under management and the level of transaction-related activity. As a result, e-services' operating income will be affected by such factors as fluctuations in assets under management, changes in market conditions, investment performance and inflows and outflows of client funds. In addition, e-services is a new business with no existing clients and an as yet unproven business model. e-services' possible future income will be affected by its ability to attract clients and by the success or failure of its business model.

     UBS Switzerland. The business group UBS Switzerland is made up of two business units:

     - Private and Corporate Clients, the leading retail and commercial bank in Switzerland; and

     - Private Banking, which covers all Swiss and international high net worth clients who bank in Switzerland or offshore centers.

     Private and Corporate Clients. The following table sets forth the results of Private and Corporate Clients for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                        FOR THE                 FOR THE
                                                    SIX MONTHS ENDED           YEAR ENDED
                                                       30 JUNE(1)            31 DECEMBER(2)
                                                  --------------------    --------------------
                                                   2000        1999(2)     1999         1998
                                                  -------      -------    -------      -------
                                                               (CHF IN MILLIONS)
OPERATING INCOME:
Individual clients..............................                            4,553        4,785
Corporate clients...............................                            1,855        1,728
Risk transformation and capital management......                              330           --
Operations......................................                              313          448
Other...........................................                              142           64
                                                  -------      -------    -------      -------
  Total operating income before credit loss
     expense....................................    3,803        3,599      7,193        7,025
Credit loss expense.............................      412          554      1,050        1,170
                                                  -------      -------    -------      -------
  Operating income..............................    3,391        3,045      6,143        5,855
                                                  -------      -------    -------      -------
OPERATING EXPENSES:
Personnel, general and administrative
  expenses......................................    2,154        2,224      4,486        4,263
Depreciation and amortization...................      219          200        386          684
                                                  -------      -------    -------      -------
  Operating expenses............................    2,373        2,424      4,872        4,947
                                                  -------      -------    -------      -------
     Operating profit before tax................    1,018          621      1,271          908
                                                  =======      =======    =======      =======
(at period end)
Assets under management (CHF in billions).......      439          443        439          434
                                                  -------      -------    -------      -------
     Total loans................................  162,752      167,004    164,743      164,840
                                                  =======      =======    =======      =======

---------------
(1) Income by business area is only reported at year end.

(2) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income before credit loss expense increased CHF 204 million, or 5.7%, from CHF 3,599 million in the first half of 1999 to CHF 3,803 million in the first half of 2000. This improvement was primarily due to increased brokerage revenues in the strong market conditions, particularly in the first quarter of 2000. Private and Corporate Clients' results are dependent on interest-related businesses, which contribute almost 60% of operating income.

     Private and Corporate Clients' credit loss expense decreased CHF 142 million, or 26%, from CHF 554 million in the first half of 1999 to CHF 412 million in the second half of 2000 as a result of improved asset quality and increased collateral values.

     Personnel, general and administrative expenses decreased CHF 70 million, or 3.1%, from CHF 2,224 million in the first half of 1999 to CHF 2,154 million in the first half of 2000. This decrease was due primarily to continued reduction in personnel expense, in line with headcount reductions as a result of the 1998 merger. General and administrative expenses increased by 1%, or CHF 6 million, from CHF 501 million in the first half of 1999 to CHF 507 million in the first half of 2000, while personnel expenses fell 4% or CHF 76 million to CHF 1,647 million in the first half of 2000.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income before credit loss expense increased CHF 168 million, or 2.4%, from CHF 7,025 million in 1998 to CHF 7,193 million in 1999. This improvement was primarily due to higher margins on interest-related business, such as mortgages, as well as the first full-year impact of the amalgamation and repricing of products from the two former banks. In conjunction with the creation of the Risk Transformation and Capital Management business area in October 1999, the business areas within Private and Corporate Clients were realigned in 1999. These realignments and the resulting effects on 1999 operating income were as follows:

     - The Business Client segment was transferred from Individual Clients to Corporate Clients resulting in a decrease in operating income from Individual Clients from 1998 to 1999.

     - Operating income from Corporate Clients increased from 1998 to 1999 primarily due to the transfer in of the Business Client segment, the transfer in of the Swiss Global Trade Finance business from UBS Warburg and improving interest margins. The transfer out of the Recovery portfolio to Risk Transformation and Capital Management partially offset these increases.

     - Operating income from Operations decreased compared to 1998. This was the net effect of the transfer of emerging market bank activities from UBS Warburg into UBS Private and Corporate Clients and the transfer of industrialized bank activities to UBS Warburg during 1999.

     UBS's credit loss expense decreased CHF 120 million, or 10.3%, from CHF 1,170 million in 1998 to CHF 1,050 million in 1999 as a result of the accelerated reduction of impaired positions and the movement to higher quality businesses. This was partially offset by increased loss expectations primarily resulting from the transfer of the remainder of the Swiss Global Trade Finance business from UBS Warburg during 1999.

     Personnel, general and administrative expenses increased CHF 223 million, or 5.2%, from CHF 4,263 million in 1998 to CHF 4,486 million in 1999. This increase was due primarily to merger related IT integration work, work relating to the Year 2000 transition and the costs associated with the shift of the Swiss Trade Finance business from UBS Warburg. This business, with approximately 400 professionals, was transferred from UBS Warburg in early 1999. These increases were partially offset by cost savings resulting from the closure of redundant branches.

     Depreciation and amortization expense decreased CHF 298 million, or 43.6%, from CHF 684 million in 1998 to CHF 386 million in 1999, primarily due to reduced assets employed subsequent to the merger.

     Private Banking. The following table sets forth the results of Private Banking for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                    FOR THE                     FOR THE
                                                SIX MONTHS ENDED               YEAR ENDED
                                                    30 JUNE                  31 DECEMBER(1)
                                            ------------------------    ------------------------
                                               2000        1999(1)         1999          1998
                                            ----------    ----------    ----------    ----------
                                                             (CHF IN MILLIONS)
OPERATING INCOME:
Operating income before credit loss
  expense.................................    3,471         2,728         5,568         6,933
Credit loss expense.......................       11             6            21            16
                                              -----         -----         -----         -----
  Operating income........................    3,460         2,722         5,547         6,917
                                              =====         =====         =====         =====

                                                    FOR THE                     FOR THE
                                                SIX MONTHS ENDED               YEAR ENDED
                                                    30 JUNE                  31 DECEMBER(1)
                                            ------------------------    ------------------------
                                               2000        1999(1)         1999          1998
                                            ----------    ----------    ----------    ----------
                                                             (CHF IN MILLIONS)
OPERATING EXPENSES:
Personnel, general and administrative
  expenses................................    1,425         1,147         2,513         2,411
Depreciation and amortization.............       55            38            97            91
                                              -----         -----         -----         -----
  Operating expenses......................    1,480         1,185         2,610         2,502
                                              =====         =====         =====         =====
     Operating profit before tax..........    1,980         1,537         2,937         4,415
                                              =====         =====         =====         =====
(at period end)
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
Advisory..................................      533           470           501           437
Discretionary.............................      150           160           170           142
                                              -----         -----         -----         -----
  Total...................................      683           630           671           579
                                              =====         =====         =====         =====

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income increased CHF 743 million, or 27.2%, from CHF 2,728 million in the first half of 1999 to CHF 3,471 million in the first half of 2000. This increase principally reflected higher transaction-based revenues due to higher levels of client transaction activity and asset growth since 30 June 1999.

     Assets under management increased CHF 53.6 billion, or 8.5%, from 30 June 1999 to 30 June 2000, with most of the increase due to positive performance trends, partially offset by a net decline of CHF 3 billion in new money.

     Operating expenses increased 24.8%, or CHF 295 million, to CHF 1,480 million from the first half of 1999 to the first half of 2000, mainly due to increased general and administrative expense.

     Personnel, general and administrative expenses increased CHF 278 million, or 24.2%, from CHF 1,147 million in the first half of 1999 to CHF 1,425 million in the first half of 2000. Personnel costs increased 16.5%, or CHF 109 million, to CHF 769 million in the first half of 2000, due to increased performance-related compensation in line with strong first half 2000 results and an increase in headcount. Headcount went up by 750 from 6,697 at 30 June 1999 to 7,447 at 30 June 2000 as Private Banking expanded its front line staff and strengthened its logistics. General and administrative expenses increased 34.7%, or CHF 169 million, from the first half of 1999 to the first half of 2000 due to increases in IT and marketing expenses and higher intra-Group cost recoveries, driven by higher transaction levels.

     Goodwill amortization increased CHF 9 million, or 112.5%, to CHF 17 million in the first half of 2000 as a result of the acquisition of Bank of America's international private banking business, which took place in the second quarter of 1999. Depreciation increased CHF 8 million, or 26.6%, from CHF 30 million in the first half of 1999 to CHF 38 million in the first half of 2000.

     Year to 31 December 1999 Compared to Year to 31 December 1998. In March 1999, UBS acquired Bank of America's international private banking operations in Europe and Asia, thereby increasing the assets under management in UBS Private Banking by approximately CHF 5 billion as of 31 December 1999. The remainder of the increase was principally performance related.

     Operating income before credit loss expense decreased CHF 1,365 million, or 19.7%, from CHF 6,933 million in 1998 to CHF 5,568 million in 1999. This significant decrease principally reflected lower transaction-based revenues due to lower levels of client transaction activity. CHF 1,058 million gains from the divestitures of BSI and Adler, as well as CHF 268 million of operating income relating to BSI's operations, are included in operating income for 1998 and did not recur in 1999. Excluding the disposal related income, operating income from UBS Private Banking increased 2.3% from 1998 to 1999.

     Notwithstanding the decrease in operating income, assets under management increased during 1999 by CHF 92 billion, or 15.9%. Strong markets, especially in Europe, the United States and in the technology sector, as well as the stronger U.S. dollar, led to a performance increase of CHF 80 billion for 1999. In addition, the acquisition of the international private banking operations of Bank of America accounted for an additional CHF 5 billion while interdivisional transfers resulted in another CHF 6 billion. This increase was partially offset, however, by decreased volumes from existing clients during the second half of 1999.

     Operating expenses, adjusting for CHF 125 million in divestiture-related operating expenses, increased 4.3%, or CHF 108 million, to CHF 2,610 million in 1999, to a large extent as a result of UBS's expansion in the front-line staff as well as infrastructure related investments.

     Personnel, general and administrative expenses increased CHF 102 million, or 4.2%, from CHF 2,411 million in 1998 to CHF 2,513 million 1999. Personnel costs increased 9.7%, or CHF 118 million, to CHF 1,328 million, in 1999 due to an increase in headcount of 710 from 6,546 at 31 December 1998 to 7,256 at 31 December 1999. Headcount growth resulted from the acquisition in 1999 of Bank of America's international private banking operations, enhancement of UBS's logistics capabilities and support for the introduction of new portfolio monitoring and advisory capabilities. Operating expenses in 1998 also included CHF 125 million related to BSI that did not occur in 1999.

     As a result of the acquisition of the international private banking operations of Bank of America, goodwill amortization increased to CHF 21 million in 1999. Depreciation decreased CHF 15 million, or 16.5%, from CHF 91 million in 1998 to CHF 76 million in 1999.

     UBS Asset Management.

     Institutional Asset Management. The following table sets forth the results of Institutional Asset Management for the half years ended 30 June 2000 and 30 June 1999 and the years ended 31 December 1999 and 1998.

                                                           FOR THE                     FOR THE
                                                     SIX MONTHS ENDED 30              YEAR ENDED
                                                             JUNE                   31 DECEMBER(1)
                                                   ------------------------    ------------------------
                                                      2000        1999(1)         1999          1998
                                                   ----------    ----------    ----------    ----------
                                                                    (CHF IN MILLIONS)
OPERATING INCOME.................................     638           542          1,099         1,163
OPERATING EXPENSES:
Personnel, general and administrative expenses...     402           331            636           619
Depreciation and amortization....................      98            63            138           107
                                                      ---           ---          -----         -----
  Operating expenses.............................     500           394            774           726
                                                      ---           ---          -----         -----
     Operating profit before tax.................     138           148            325           437
                                                      ===           ===          =====         =====
(at period end)
Assets under management (CHF in billions):.......     525           563            574           531

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Assets under management decreased 6.7% or CHF 38 billion, from CHF 563 million at 30 June 1999 to CHF 525 billion at 30 June 2000, with increases in non-institutional assets under management more than offset by losses in institutional assets under management. Non-institutional assets under management increased primarily because of market performance, while institutional assets under management declined mainly due to client losses, as a result of performance issues in equity related mandates, offset by the effect of currency movements and the acquisition of Allegis Realty Investors LLC in December 1999.

     Operating income increased CHF 96 million, or 17.5%, from CHF 542 million in the first half of 1999 to CHF 638 million in the first half of 2000. Despite the decrease in assets under management, operating income increased as a result of the acquisition of Allegis, the addition of the O'Connor alternative asset management business formed in June 2000 and positive currency movements, partially offset by lost revenue from client losses.

     Personnel, general and administrative expenses increased CHF 71 million, or 21.5%, from CHF 331 million in the first half of 1999 to CHF 402 million in the first half of 2000. Headcount increased 13.6% from 1,507 as of 30 June 1999 to 1,712 as of 30 June 2000, primarily as a result of the acquisition of Allegis in December 1999 and the creation of the O'Connor business in June 2000. Personnel expenses increased 18.7% from CHF 252 million in the first half of 1999 to CHF 299 million in the first half of 2000 due to the acquisition of Allegis, the addition of the O'Connor business and currency movements. General and administrative expenses increased 30.4% to CHF 103 million in the period as a result of the acquisition of Allegis and currency movements.

     Depreciation and amortization expense increased CHF 35 million, or 56%, from CHF 63 million in the first half of 1999 to CHF 98 million in the first half of 2000, reflecting the acquisition of Allegis.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income decreased CHF 64 million, or 5.5%, from CHF 1,163 million in 1998 to CHF 1,099 million in 1999. Assets under management increased 8.1%, or CHF 43 billion, to CHF 574 billion at 31 December 1999, with increases in both institutional and non-institutional categories year-on-year. Despite the 4.4% increase in institutional assets under management, which primarily resulted from investment performance, the acquisition of Allegis and growth in private client mandates, institutional revenues decreased. This decrease from CHF 968 million in 1998 to CHF 903 million in 1999 reflects a slight decline in average institutional assets under management from 1998 to 1999, as gains from performance and currency were offset by loss of clients and performance issues in certain mandate types. Average non-institutional assets increased by 18% during 1999; however, non-institutional revenues declined slightly to CHF 193 million as a result of new interdivisional fee arrangements with UBS Private Banking.

     Personnel, general and administrative expenses increased CHF 17 million, or 2.7%, from CHF 619 million in 1998 to CHF 636 million in 1999. Headcount increased from 1,497 as of 31 December 1998 to 1,653 as of 31 December 1999, primarily as a result of the acquisition of Allegis in December 1999. Personnel expenses decreased slightly from CHF 465 million in 1998 to CHF 458 million in 1999 reflecting decreased incentive compensation. General and administrative expenses increased 15.6% to CHF 178 million in 1999 as a result of revisions in cost-sharing arrangements between Institutional Asset Management and other divisions of UBS.

     Depreciation and amortization expense increased CHF 31 million, or 29%, from CHF 107 million in 1998 to CHF 138 million in 1999, reflecting increased goodwill amortization related to the buy-out of UBS's joint venture with the Long-Term Credit Bank of Japan.

     Investment Funds/GAM. The following table sets forth the results of Investment Funds/GAM for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                 FOR THE              FOR THE
                                                             SIX MONTHS ENDED       YEAR ENDED
                                                                 30 JUNE          31 DECEMBER(1)
                                                             ----------------     ---------------
                                                             2000     1999(1)     1999      1998
                                                             ----     -------     -----     -----
                                                                      (CHF IN MILLIONS)
OPERATING INCOME...........................................  334        102        270       195
OPERATING EXPENSES:
Personnel, general and administrative expenses.............  215         75        151       124
Depreciation and amortization..............................   55          3          7         6
                                                             ---        ---        ---       ---
  Operating expenses.......................................  270         78        158       130
                                                             ---        ---        ---       ---
  Operating profit before tax..............................   64         24        112        65
                                                             ===        ===        ===       ===
(at period end)
Assets under management (CHF in billions)..................  225        190        225       175

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Assets under management increased 18.4%, or CHF 35 billion, from CHF 190 million at 30 June 1999 to CHF 225 billion at 30 June 2000, as a result of the acquisition of GAM, which had CHF 23 billion assets under management at 31 December 1999, and positive market performance.

     Operating income increased CHF 232 million, or 227.5%, from CHF 102 million in the first half of 1999 to CHF 334 million in the first half of 2000. This was a result of the GAM acquisition and increases in Investment Fund fees from higher asset levels.

     Personnel, general and administrative expenses increased CHF 140 million, or 187%, from CHF 75 million in the first half of 1999 to CHF 215 million in the first half of 2000. Headcount increased 165% from 392 as of 30 June 1999 to 1,038 as of 30 June 2000, primarily as a result of the acquisition of GAM and an increase of about 100 people to support increased marketing and distribution initiatives in Investment Funds. Personnel expenses increased 321% from CHF 29 million in the first half of 1999 to CHF 122 million in the first half of 2000 due to the acquisition of GAM. General and administrative expenses increased 102.2% from 30 June 1999 to CHF 93 million at 30 June 2000 as a result of the acquisition of GAM and marketing and distribution initiatives in Investment Funds.

     Depreciation and amortization expense increased CHF 52 million, or 1,733% from CHF 3 million in the first half of 1999 to CHF 55 million in the first half of 2000, reflecting goodwill amortization following the acquisition of GAM.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income increased CHF 75 million, or 38.5%, from CHF 195 million in 1998 to CHF 270 million in 1999. This was principally due to higher Investment Funds assets and the transfer from Private Banking of some client responsibility and related income. The acquisition of GAM did not impact income or expenses in 1999.

     Assets under management increased 28.1%, or CHF 50 billion, to CHF 225 billion at 31 December 1999. CHF 24 billion of this increase was due to the acquisition of GAM in December 1999. The remainder was mainly due to positive investment performance.

     Personnel, general and administrative expenses increased CHF 27 million, or 21.7%, from CHF 124 million in 1998 to CHF 151 million in 1999. Headcount increased from 366 as of 31 December 1998 to 923 as of 31 December 1999, primarily as a result of the acquisition of GAM in December 1999. Excluding GAM, headcount increased by 69, as a result of efforts to build the Investment Funds business, including the launching of new funds and expansion of distribution efforts. Personnel expenses increased 16% from CHF 50 million in 1998 to CHF 58 million in 1999 in line with the increase in headcount.

General and administrative expenses increased 25.7% to CHF 93 million in 1999 reflecting increased investment in international distribution and the costs of launching new funds, offset by synergies from the 1998 merger, including reduced fees for market data systems and the combination of fund valuation and management systems.

     Depreciation and amortization expense increased CHF 1 million, or 16.7%, from CHF 6 million in 1998 to CHF 7 million in 1999, as a result of changes in the holding structure of some of the business unit's real estate funds.

     UBS Warburg.

     Corporate and Institutional Clients. The Corporate Finance business area within Corporate and Institutional Clients provides both advisory services and financing services. The financing services include both equity and fixed-income offerings undertaken in cooperation with the Equity Capital Markets, Debt Capital Markets and Leveraged Finance groups. Accordingly, a portion of operating income associated with these equity and fixed-income financing services is allocated to Corporate Finance and the remaining operating income is allocated to the Equities business area or Fixed Income business area as appropriate.

     The following table sets forth the results of Corporate and Institutional Clients for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                            FOR THE                FOR THE
                                                        SIX MONTHS ENDED         YEAR ENDED
                                                            30 JUNE            31 DECEMBER(1)
                                                       ------------------    -------------------
                                                        2000      1999(1)     1999         1998
                                                       ------     -------    ------       ------
                                                                   (CHF IN MILLIONS)
OPERATING INCOME:
Equities(2)..........................................                         5,724        3,253
Fixed Income(2)......................................                         2,464         (267)
Corporate Finance(2).................................                         2,054        1,665
Treasury Products(2).................................                         1,805        2,351
Non-Core Business(2).................................                           682          (96)
                                                                             ------       ------
Total operating income before credit loss expense....   9,909      6,966     12,729        6,906
Credit loss expense..................................     113        171        330          500
                                                       ------     ------     ------       ------
  Operating income...................................   9,796      6,795     12,399        6,406
                                                       ------     ------     ------       ------
OPERATING EXPENSES:
Personnel, general and administrative................   6,601      4,972      9,290        6,816
Depreciation and amortization........................     330        393        763          692
                                                       ------     ------     ------       ------
  Operating expenses.................................   6,931      5,365     10,053        7,508
                                                       ------     ------     ------       ------
     Operating profit (loss) before tax..............   2,865      1,430      2,346       (1,102)
                                                       ======     ======     ======       ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

(2) Income by business area is only reported at year end.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income increased CHF 3,001, or 44.2% from CHF 6,795 in the first half of 1999 to CHF 9,796 in the first half of 2000. Corporate Finance revenues increased in the first half of 2000 with a strong performance in mergers and acquisitions, and both Equities and Fixed Income produced record revenues reflecting active markets and record levels of client commissions, offset by slightly weaker performances by Treasury Products.

     Credit loss expense decreased CHF 58 million, or 33.9%, from CHF 171 million in the first half of 1999 to CHF 113 million in the first half of 2000. This reflected a decrease in expected credit losses due primarily to the continued wind-down of the non-core loan portfolio and the sale of the international Global Trade Finance business in mid-1999.

     Personnel, general and administrative expenses increased CHF 1,629 million, or 32.8%, from CHF 4,972 million in the first half of 1999 to CHF 6,601 million in the first half of 2000. Despite a slight reduction in headcount of 418 from 13,148 at 30 June 1999 to 12,730 at 30 June 2000, personnel expenses increased CHF 1,464 million, or 37.6%, to CHF 5,362 in the first half of 2000, due primarily to performance-related compensation tied directly to the strong results for the half. General and administrative expenses increased by CHF 165 million, or 15.4%, from the first half of 1999 to the first half of 2000, mainly driven by increased investments in e-commerce and technology.

     Depreciation and amortization decreased CHF 63 million, or 16%, from CHF 393 million in the first half of 1999 to CHF 330 million in the first half of 2000, as the depreciation impact of 1998 merger-related IT and premises projects diminished.

     Year to 31 December 1999 Compared to Year to 31 December 1998. In October and November 1998, UBS's Board of Directors mandated and undertook a review of UBS's risk profile and risk management as well as UBS's control processes and procedures. The review placed particular emphasis on the Fixed Income business area, which had experienced losses on credit exposures in certain emerging market assets. Each of the business areas selected for review was assessed as to whether it supported the UBS and UBS Warburg franchises and, if so, whether the expected return as compared to the estimated risk justified a continuation of the business. Corporate and Institutional Clients used the review to define its core and non-core business areas, and decided to wind down over time the identified non-core businesses.

     The businesses identified as non-core in late 1998 are:

     - Lease Finance;

     - Commodities Trading (energy, base metals, electricity);

     - Non-structured Asset-Backed Finance;

     - Distressed Debt Trading;

     - Global Trade Finance, with the exception of the Swiss corporate business;

     - Conduit Finance;

     - Non-core loans -- loans and commitments that are not part of UBS's tradeable asset portfolio, that are not issued in conjunction with UBS's Leveraged Finance business or that are credit exposures UBS wishes to reduce; and

     - Project Finance.

     The identified non-core businesses are being wound down over time and will be disposed of as appropriate. While UBS considers all of its non-core businesses to be held for sale (including those listed above), none of these businesses constitutes a segment to be treated as a discontinued operation, as defined by U.S. GAAP. Businesses designated as non-core businesses remain consolidated for purposes of both IAS and U.S. GAAP unless and until such businesses are actually sold or otherwise disposed of. Most of UBS's international Global Trade Finance business was sold during the first quarter of 1999 and its Conduit Finance business was sold during the third quarter of 1999. UBS's non-core loan portfolio decreased approximately CHF 46 billion, or 54.1%, from approximately CHF 85 billion as of 31 December 1998 to CHF 39 billion as of 31 December 1999.

     Negotiations for the sale of the Project Finance portfolio and residual Global Trade Finance positions were completed in December 1999 for proceeds approximating their carrying values. As a result, no material losses were realized. Certain aspects of UBS's Global Equities Derivatives portfolio previously identified at the time of the 1998 merger as inconsistent with UBS's risk profile were also designated as a non-core business during late 1998 in order to segregate this activity from the rest of its Equities business. UBS accrued CHF 154 million as a restructuring reserve for this portion of the portfolio.

     In 1999, Corporate and Institutional Clients' operating income before credit loss expense from core businesses amounted to CHF 12,047 million and its operating income before credit loss expense from non-core businesses was CHF 682 million.

     Operating income from Equities increased CHF 2,471 million, or 76%, from CHF 3,253 million in 1998 to CHF 5,724 million in 1999. This increase was primarily due to continued strong growth throughout 1999 compared to weaker results and losses in 1998 that did not recur. Equities performed well during the six months ended 30 June 1998, but experienced a more difficult trading environment in the second half of 1998 as a result of higher volatility levels in equity markets. In 1999, Equities performed strongly in all major markets. Continuing strong secondary cash and derivatives business with institutional and corporate clients contributed significantly to the positive results.

     Operating income from Fixed Income increased CHF 2,731 million from CHF
(267) million in 1998 to CHF 2,464 million in 1999. The improvement in Fixed Income largely reflected particularly strong performance in swaps and options and investment grade corporate debt products during 1999. Strong client flows drove both investor and issuer activities, resulting in increased revenues. Weaker than expected results in Fixed Income in 1998 were due primarily to significant losses in the Group's emerging market portfolio, which were largely attributable to Corporate and Institutional Clients and a write-down of CHF 790 million in the division's LTCM trading position.

     Operating income from Corporate Finance increased CHF 389 million, or 23.4%, from CHF 1,665 million in 1998 to CHF 2,054 million in 1999. Strong performance in mergers and acquisitions, resulting in higher advisory fees, and contributions from UBS's Equity and Debt Capital Markets Groups were the primary drivers of the increase.

     Operating income from Treasury Products decreased CHF 546 million, or 23.2%, from CHF 2,351 million in 1998 to CHF 1,805 million in 1999. Foreign exchange trading, while continuing to be profitable, was adversely affected by diminished volumes in key markets in 1999. The reduced levels of activity resulted from the introduction of the euro and narrowing margins from increased competition in the global markets. Corporate and Institutional Clients' precious metals business was adversely impacted by the dramatic volatility in the gold market in the fourth quarter of 1999.

     Operating income from the non-core business as identified above increased CHF 778 million from CHF (96) million in 1998 to CHF 682 million in 1999. In 1998, Equities recognized losses of CHF 762 million from the Global Equity Derivatives portfolio as compared to 1999, during which this portfolio generated CHF 99 million in positive revenues. The losses recognized in 1998 were partially offset by CHF 498 million in revenues generated by Global Trade Finance. In addition, during 1999 the Global Trade Finance business was sold for a CHF 200 gain after generating approximately CHF 160 million in revenues in 1999.

     Credit loss expense decreased CHF 170 million, or 34.0%, from CHF 500 million in 1998 to CHF 330 million in 1999. This reflected a decrease in expected credit losses due primarily to the continued wind-down of the non-core loan portfolio and the sale of the international Global Trade Finance business in mid-1999. See "-- UBS Switzerland -- Private and Corporate Clients" for a discussion of the impact of the transfer of UBS's Swiss Global Trade Finance business to Private and Corporate Clients. The non-core loan portfolio will continue to be wound-down.

     Personnel, general and administrative expenses increased CHF 2,474 million, or 36.3%, from CHF 6,816 million in 1998 to CHF 9,290 million in 1999. Despite a reduction in headcount of 1,100, or 8%, from 13,794 at 31 December 1998 to 12,694 at 31 December 1999, personnel expenses increased CHF 2,528 million, or 58.3%, to CHF 6,861 in 1999, due primarily to performance-related compensation tied directly to the strong divisional results for the year. In addition, in 1998, CHF 1,007 million of accrued payments to personnel was charged against the restructuring reserve. At the end of 1997, UBS foresaw the probability of a shortfall in profit in its investment banking business as a result of the merger. In order to protect its investment banking franchise, UBS realized it would probably need to make payments to personnel in excess of amounts determined by normal compensation methodologies. An amount of approximately CHF 1 billion was recorded as part of the merger-related restructuring reserve for this purpose. By the third quarter of 1998, this shortfall had materialized, and the CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve as planned. The shortfall in profits noted above was aggravated by losses associated with LTCM and the Global Equity Derivatives portfolio. After adjusting 1998 for the amount charged to the restructuring reserve, personnel expenses in 1999 increased 28.5% against the comparative prior period.

     General and administrative expenses remained relatively flat from 1998 to 1999.

     Depreciation and amortization increased CHF 71 million, or 10.3%, from CHF 692 million in 1998 to CHF 763 million in 1999, primarily reflecting accelerated amortization of the goodwill on a Latin American subsidiary.

     UBS Capital. The following table sets forth the results of UBS Capital for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                          FOR THE            FOR THE
                                                      SIX MONTHS ENDED      YEAR ENDED
                                                          30 JUNE         31 DECEMBER(1)
                                                      ----------------    --------------
                                                      2000     1999(1)    1999      1998
                                                      ----     -------    ----      ----
                                                              (CHF IN MILLIONS)
OPERATING INCOME....................................  151        120      315       585
OPERATING EXPENSES:
Personnel, general and administrative...............   76         60      151       156
Depreciation and amortization.......................    4          3        7         1
                                                      ---        ---      ---       ---
Operating expenses..................................   80         63      158       157
                                                      ---        ---      ---       ---
Operating profit before tax.........................   71         57      157       428
                                                      ===        ===      ===       ===

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income increased CHF 31 million, or 25.8% from CHF 120 million in the first half of 1999 to CHF 151 million in the first half of 2000. This reflects an increase in realized gains resulting from an increased number of sales of investments in the first half of 2000 as compared to 1999, partially offset by write-downs of the value of some under-performing companies in the portfolio.

     Personnel, general and administrative expenses increased by CHF 16 million, or 26.7%, from CHF 60 million in the first half of 1999 to CHF 76 million in the first half of 2000. This was mainly driven by bonus expenses. Bonuses are accrued when an investment is successfully exited, so personnel expenses increase when divestments occur.

     UBS Capital made approximately CHF 0.8 billion of new investments and add-ons between 31 December 1999 and 30 June 2000, compared to CHF 0.6 billion in the equivalent period in 1999. UBS Capital is gradually increasing its annual investment rate, as demonstrated by the higher investment rate in the first half of 2000 as compared to the first half of 1999. UBS Capital has a target portfolio book value of approximately CHF 5 billion from its own investments and CHF 5 billion from third-party funds.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income decreased CHF 270 million, or 46.2%, from CHF 585 million in 1998 to CHF 315 million in 1999. This reflects a decrease in realized gains resulting from a reduced number of sales of investments in 1999 as compared to 1998. In 1999, operating income included CHF 13 million of management fees paid by funds that UBS manages and sponsors.

     Personnel, general and administrative expenses decreased slightly by CHF 5 million, or 3.2%, from CHF 156 million in 1998 to CHF 151 million 1999. These expenses remained stable despite the business unit's expansion into new regions and sectors, the recruitment of new professionals, the high level of investment activity during 1999 and the associated investment costs. As part of the restructuring related to the 1998 merger, one team from UBS Capital moved to another business unit effective 1 January 1999. This resulted in a lower headcount during most of 1999 when compared to 1998, and therefore personnel costs decreased 13.2% from CHF 121 million in 1998 to CHF 105 million in 1999. General and administrative expenses increased CHF 11 million, or 31.4%, to CHF 46 million in 1999 mainly due to deal-related expenses.

     UBS Capital made approximately CHF 1.4 billion of new investments and add-ons during 1999.

     Private Clients. The following table sets forth the results of Private Clients for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                                   FOR THE            FOR THE
                                                              SIX MONTHS ENDED       YEAR ENDED
                                                                   30 JUNE         31 DECEMBER(1)
                                                              -----------------    --------------
                                                              2000     1999(1)     1999     1998
                                                              -----    --------    -----    -----
                                                                       (CHF IN MILLIONS)
OPERATING INCOME............................................   133         93       194      190
OPERATING EXPENSES:
Personnel, general and administrative.......................   365        216       481      294
Depreciation and amortization...............................    14         18        40       29
                                                              ----       ----      ----     ----
  Operating expenses........................................   379        234       521      323
                                                              ----       ----      ----     ----
     Operating loss before tax..............................  (246)      (141)     (327)    (133)
                                                              ====       ====      ====     ====
(at period end)
Assets under management (CHF in billions)...................    37         29        36       27

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 compared to Half Year to 30 June 1999. Operating income increased CHF 40 million, or 43%, from CHF 93 million in the first half of 1999 to CHF 133 million in the first half of 2000. Revenues have increased as assets under management have grown and a wider range of products and services has been offered to clients. With the exception of its business activities in Germany and Australia, UBS Warburg's Private Clients business is in the relatively early stages of development and its client relationships have not yet delivered their full revenue potential. Private Clients opened new offices in Rome, Madrid, Barcelona and Marbella in January 1999 and in Stuttgart and Paris in June 1999.

     Assets under management increased by CHF 8 billion, or 27.6%, from 30 June 1999 to 30 June 2000, driven primarily by market performance.

     Operating expenses increased 62%, or CHF 145 million, from CHF 234 million in the first half of 1999 to CHF 379 million in the first half of 2000, mainly due to the expansion of Private Clients' offices during the year. This included a restructuring charge of CHF 93 million taken as a result of scaling back operations in certain markets, subsequent to integration of Private Clients into UBS Warburg in February 2000. CHF 60 million of the charge relates to personnel costs, the remainder to general and administrative expenses.

     Personnel, general and administrative expenses increased CHF 149 million, or 69.0%, from CHF 216 million in the first half of 1999 to CHF 365 million in the first half of 2000. Personnel costs increased 86.6%, or CHF 116 million, to CHF 250 million in the first half of 2000, versus the first half of 1999, including the restructuring charge of CHF 60 million as explained above. Excluding this restructuring charge, personnel expenses increased 41.8% in line with increases in headcount, and bonus accruals increased in line with improved revenue performance. General and administrative expenses increased CHF 33 million, or 40%, from the first half of 1999 to the first half of 2000, due to the restructuring provision explained above. Excluding this provision, general and administrative expenses were unchanged, reflecting continued close management of non-personnel costs in the context of a growing business.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Results for the year ended 31 December 1998 are driven by a business consisting primarily of the private banking operations of Schroder Munchmeyer Hengst, a German private bank acquired by the former Union Bank of Switzerland in August 1997, domestic private banking activities in Australia, and limited onshore private banking activities conducted in the United States and Italy, established by the former Union Bank of Switzerland.

     Operating income increased CHF 4 million, or 2%, from CHF 190 million in 1998 to CHF 194 million in 1999.

     Assets under management increased during 1999 by CHF 9 billion, or 33%.

     Operating expenses increased 61%, or CHF 198 million, to CHF 521 million in 1999, as a result of expansion in front-line and support staff, office locations, and infrastructure related investments.

     Personnel, general and administrative expenses increased CHF 187 million, or 64%, from CHF 294 million in 1998 to CHF 481 million in 1999. Personnel costs increased 57%, or CHF 107 million, to CHF 294 million in 1999 due to an increase in headcount of 664, or 92%, from 722 at 31 December 1998 to 1,386 at 31 December 1999. General and administrative expenses increased CHF 80 million, or 75%, from 1998 to CHF 187 million in 1999, due to increases in information technology, property and other infrastructure costs to support the new offices and increased headcount.

     e-services. UBS Group established the e-services project in the third quarter of 1999.

     The following table sets forth the results of e-services for the half year ended 30 June 2000 and the year ended 31 December 1999.

                                                              FOR THE                 FOR THE
                                                          SIX MONTHS ENDED          YEAR ENDED
                                                            30 JUNE 2000        31 DECEMBER 1999(1)
                                                          ----------------      -------------------
                                                                      (CHF IN MILLIONS)
OPERATING INCOME........................................           0                      0
OPERATING EXPENSES:
Personnel, general and administrative...................         144                     36
Depreciation and amortization...........................          14                      3
                                                                ----                    ---
  Operating expenses....................................         158                     39
                                                                ----                    ---
     Operating loss before tax..........................        (158)                   (39)
                                                                ====                    ===

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     e-services has yet to be launched to the public. Accordingly, there have been no revenues.

     Operating expenses were CHF 158 million in the first half of 2000, mainly related to the hiring of front-line staff as well as infrastructure-related investments in core technologies. Personnel, general and administrative expenses were CHF 144 million in the first half of 2000 and CHF 36 million in 1999, of which CHF 84 million and CHF 18 million were personnel costs. These expenses are primarily related to

     - the hiring of the management team across a broad range of functions,

     - the establishment of the operations infrastructure, including new call centers in Maastricht and Edinburgh,

     - the installation and testing of systems platforms, and

     - the testing of the marketing concept.

     Corporate Center. The following table sets forth the results of Corporate Center for the half years ended 30 June 2000 and 1999 and the years ended 31 December 1999 and 1998.

                                                            FOR THE                FOR THE
                                                       SIX MONTHS ENDED          YEAR ENDED
                                                            30 JUNE            31 DECEMBER(1)
                                                       -----------------      -----------------
                                                       2000        1999       1999        1998
                                                       -----      ------      -----      ------
                                                                  (CHF IN MILLIONS)
OPERATING INCOME:
Operating income before credit loss expense..........    33       1,587       2,010         191
Credit loss expense..................................  (621)        (96)       (448)       (745)
                                                       ----       -----       -----      ------
  Operating income...................................   654       1,683       2,458         936
                                                       ----       -----       -----      ------
OPERATING EXPENSES:
Personnel general and administrative expenses........   668         182         931       1,868
Depreciation and amortization........................   158         146         416         215
                                                       ----       -----       -----      ------
  Operating expenses.................................   826         328       1,347       2,083
                                                       ----       -----       -----      ------
     Operating profit (loss) before tax..............  (172)      1,355       1,111      (1,147)
                                                       ====       =====       =====      ======

---------------
(1) Certain amounts have been restated to conform to the 2000 presentation.

     Half Year to 30 June 2000 Compared to Half Year to 30 June 1999. Operating income before credit loss expense decreased CHF 1,554 million from CHF 1,587 million in the first half of 1999 to CHF 33 million in the first half of 2000, primarily due to one-time gains on the divestitures of the stake in Swiss Life/Rentenanstalt of CHF 1,490 million and of Julius Baer registered shares of CHF 110 million included in the first half of 1999. Operating income before credit loss expense included CHF 214 million in the first half of 2000, due to the consolidation of Klinik Hirslanden AG. Other gains and losses attributable to Corporate Center arise from funding, capital and balance sheet management, the management of corporate real estate and the management of foreign currency earnings activities undertaken by Group Treasury.

     Credit loss expense in Corporate Center reconciles the difference between management accounting and financial accounting, that is between the adjusted expected losses charged to the divisions and the actual credit loss expense recognized in the Group financial accounts. The Swiss economy has been strong in the first half of 2000 and has led to lower than expected credit losses, and a write back of credit loss provisions of CHF 208 million, resulting in a credit of CHF 621 million in this line.

     Personnel, general and administrative expenses increased CHF 486 million, or 267%, from CHF 182 million in the first half of 1999 to CHF 668 million in the first half of 2000.

     Personnel costs increased CHF 208 million, or 254%, in the first half of 2000 from CHF 82 million in the first half of 1999 to CHF 290 in the first half of 2000. This increase is largely attributable to the first-time consolidation of Klinik Hirslanden AG beginning in the second half of 1999.

     General and administrative expenses increased 278%, or CHF 278 million, to CHF 378 million in the first half of 2000 from CHF 100 million in the first half of 1999, primarily as a result of the following items, which were included in general and administrative expenses for the first half of 2000:

     - an additional charge of CHF 200 million for the U.S. global settlement of Holocaust-related claims; and

     - expenses of Klinik Hirslanden AG as a result of the consolidation of this entity in the first half of 2000, but not in the first half of 1999.

     Depreciation and amortization increased CHF 12 million, or 8.2%, from CHF 146 million in the first half of 1999 to CHF 158 million in 1999, principally reflecting the inclusion of Klinik Hirslanden AG in the first half of 2000. The remaining portion of depreciation and amortization includes depreciation of workstations and information technology equipment, goodwill and other intangible assets as well as depreciation of other fixed assets.

     Year to 31 December 1999 Compared to Year to 31 December 1998. Operating income before credit loss expense increased CHF 1,819 million, or 952%, from CHF 191 million in 1998 to CHF 2,010 million in 1999, primarily due to the following:

     - gains on the divestments of Swiss Life/Rentenanstalt of CHF 1,490 million and of UBS's interest in Julius Baer registered shares of CHF 110 million included in 1999;

     - approximately CHF 380 million due to the first time consolidation of Klinik Hirslanden AG included in 1999; and

     - negative impact on 1998 operating income due to the loss of CHF 370 million from LTCM.

     In addition, revenues attributable to Corporate Center arise from the funding, capital and balance sheet management, and the management of foreign currency earnings activities undertaken by Group Treasury.

     Personnel, general and administrative expenses decreased CHF 937 million, or 50.2%, from CHF 1,868 million in 1998 to CHF 931 million in 1999.

     Personnel costs decreased 56.6% to CHF 92 million in 1999 from CHF 212 million in 1998 primarily as a result of the recognition in 1999 of pre-paid employer pension contributions of CHF 456 million. This represents the difference between previously recorded and actuarially determined pension expenses and was recognized in 1999 after the resolution of certain legal and regulatory issues. Excluding the recognition of this benefit, personnel expenses increased from 1998 to 1999 despite a slight decrease in headcount from 921 in 1998 to 862 in 1999. This increase year-on-year is largely attributable to the first-time consolidation of Klinik Hirslanden AG in 1999.

     General and administrative expenses decreased CHF 817 million, or 50.7%, to CHF 839 million in 1999 from CHF 1,656 million in 1998, primarily as a result of a charge for the U.S. global settlement of Holocaust-related claims of CHF 842 million in 1998. In addition, the following items were included in general and administrative expenses for 1999:

     - an additional charge of CHF 154 million related to the settlement of Holocaust-related claims in the United States;

     - an additional pre-tax restructuring charge of CHF 300 million in respect of the 1998 merger; and

     - expenses of Klinik Hirslanden AG as a result of the first-time consolidation of this entity in 1999.

     In addition, total operating expenses in Corporate Center were reduced from 1998 to 1999 mainly due to a further refinement of service level agreements with the business groups.

     Depreciation and amortization increased CHF 201 million, or 93.5%, from CHF 215 million in 1998 to CHF 416 million in 1999, principally as a result of a reclassification of certain items which appeared in general and administrative expenses in 1998.

     Divisional Results for Year Ended 31 December 1998 Compared to Year Ended 31 December 1997

     Results for the year ended 31 December 1998 compared to year ended 31 December 1997 are shown in terms of the old divisional structure which existed at that time, and without taking account of the accounting changes implemented during 2000.

     The principal differences from the current structure were that the UBS Asset Management Investment Funds business unit and the UBS Warburg Private Clients business unit were part of the Private Banking Division, and their results are included within that division. In addition, UBS Warburg's UBS Capital business unit was an autonomous division, and UBS Warburg itself consisted only of what is now the UBS Warburg Corporate and Institutional Clients business unit. The e-services business did not exist in 1998 or 1997.

     Private and Corporate Clients. The following table sets forth the results of Private and Corporate Clients for the years ended 31 December 1998 and 1997.

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 31 DECEMBER
                                                              ------------------
                                                               1998      1997(1)
                                                              -------    -------
                                                              (CHF IN MILLIONS)
OPERATING INCOME:
  Individual clients........................................    4,785
  Corporate clients.........................................    1,728
  Operations................................................      448
  Other.....................................................       64
                                                              -------    -------
          Total operating income............................    7,025      7,005
  Credit loss expense.......................................    1,170      1,092
                                                              -------    -------
          Operating income..................................    5,855      5,913
                                                              -------    -------
OPERATING EXPENSES:
  Personnel, general and administrative expenses............    4,263      4,497
  Depreciation and amortization.............................      684        660
                                                              -------    -------
     Operating expenses.....................................    4,947      5,157
                                                              -------    -------
          Operating profit before tax.......................      908        756
                                                              =======    =======
(at year end)
Assets under management (CHF in billions)...................      434        398
Total loans.................................................  164,840        N/A(2)
                                                              =======    =======

---------------
(1) Prior to the 1998 merger, the businesses were reported under different management reporting structures. A breakdown of 1997 operating income in accordance with UBS's current management reporting structure is, therefore, not possible.

(2) Total loans are not available for dates prior to the 1998 merger.

     Total operating income before credit loss expense increased slightly from CHF 7,005 million in 1997 to CHF 7,025 million in 1998. Included in operating income in 1997 was a CHF 97 million pre-tax gain on the sale of Bank Aufina AG. Included in operating income in 1998 were total gains from the sales of Boss Lab SA, a technology company, and Bank Prokredit AG, a leasing and consumer credit company, of CHF 50 million. The small increase in operating income before credit loss expense from 1997 to 1998 excluding the gains from the divestitures was primarily attributable to improved margins resulting from risk-adjusted pricing.

     Private and Corporate Clients' credit loss expenses increased CHF 78 million, or 7.1%, from CHF 1,092 million in 1997 to CHF 1,170 million in 1998, reflecting increased loss expectations.

     Personnel, general and administrative expense decreased CHF 234 million, or 5.2%, from CHF 4,497 million in 1997 to CHF 4,263 million in 1998. This decrease primarily reflected reduced costs due to a reduction in headcount from 25,641 in 1997 to 24,043 in 1998 resulting from the sales of Boss Lab SA and Bank Prokredit AG and additional reductions from the closing of redundant branches.

     Private Banking. The following table sets forth the results of Private Banking for the years ended 31 December 1998 and 1997.

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                    31 DECEMBER
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                                 (CHF IN MILLIONS)
OPERATING INCOME:
  Operating income before credit loss expense...............     7,223         6,215
  Credit loss expense.......................................        26            59
                                                               -------       -------
          Operating income..................................     7,197         6,156
                                                               =======       =======
OPERATING EXPENSES:
  Personnel, general and administrative expenses............     2,735         2,869
  Depreciation and amortization.............................       126           122
                                                               -------       -------
          Operating expenses................................     2,861         2,991
                                                               =======       =======
Operating profit before tax.................................     4,336         3,165
                                                               =======       =======
  (at period end)
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
  Advisory..................................................       458           470
  Discretionary.............................................       149           140
                                                               -------       -------
          Total.............................................       607           610
                                                               =======       =======

     Operating income increased CHF 1,041 million, or 16.9%, from CHF 6,156 million in 1997 to CHF 7,197 million in 1998. This increase primarily reflected non-recurring gains of CHF 1,058 million realized on the sales of BSI and Adler. Excluding these gains from 1998 operating income, operating income decreased marginally from 1997 to 1998. The decrease primarily reflected adverse market conditions in the second half of 1998. Despite this difficult environment and the occurrence of the 1998 merger on 29 June 1998, Private Banking was able to maintain relatively stable performance, with assets under management decreasing only slightly from CHF 610 billion at 31 December 1997 to CHF 607 billion at 31 December 1998.

     Personnel, general and administrative expenses decreased CHF 134 million, or 4.7%, from CHF 2,869 million in 1997 to CHF 2,735 million in 1998. Headcount decreased 2.9% from 7,862 at 31 December 1997 to 7,634 at 31 December 1998. Headcount in Switzerland, along with related personnel costs, decreased primarily from the sales of BSI and Adler. This decrease was partially offset by an increase in headcount outside of Switzerland due to the development of UBS's private banking business outside of Switzerland.

     Depreciation and amortization increased slightly, from CHF 122 million in 1997 to CHF 126 million in 1998.

     UBS Asset Management. The following table sets forth the results of UBS Asset Management for the years ended 31 December 1998 and 1997:

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                    31 DECEMBER
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                                 (CHF IN MILLIONS)
OPERATING INCOME............................................     1,163         1,040
OPERATING EXPENSES:
  Personnel, general and administrative expense.............       608           542
  Depreciation and amortization.............................       107            95
                                                               -------       -------
     Operating expenses.....................................       715           637
                                                               -------       -------
          Operating profit before tax.......................       448           403
                                                               =======       =======


(at period end)
ASSETS UNDER MANAGEMENT (CHF IN BILLIONS):
  Institutional.............................................      360        373
  Non-institutional.........................................      171        131
                                                              -------    -------
          Total.............................................      531        504
                                                              =======    =======

     Operating income increased CHF 123 million, or 11.8%, from CHF 1,040 million in 1997 to CHF 1,163 million in 1998, reflecting growth in assets under management from UBS Asset Management's acquisition in Japan and positive market performance. Non-institutional assets under management, including assets from Private Banking, increased CHF 40 billion, or 30.5%, from 1997 to 1998. These positive developments were partially offset by a decline in the U.K. business's operating income and assets under management due to short-term performance issues and a very competitive U.K. marketplace.

     Personnel, general and administrative expenses increased CHF 66 million, or 12.2%, from CHF 542 million in 1997 to CHF 608 million in 1998. This increase reflects the expansion in Europe and the acquisition of Long-Term Credit Bank of Japan's asset management business during 1998. Principally as a result of these expansions, headcount increased 9.8% from 1,364 at 31 December 1997 to 1,497 at 31 December 1998.

     Depreciation and amortization increased CHF 12 million, or 12.6%, from CHF 95 million in 1997 to CHF 107 million in 1998. This increase reflects an increase in goodwill amortization due to additional goodwill recorded in 1998 upon the payment of the remaining obligation to the previous owners of Brinson Partners.

  UBS Warburg, The following table sets forth the results of UBS Warburg for the years ended 31 December 1998 and 1997:

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 31 DECEMBER
                                                              ------------------
                                                               1998      1997(1)
                                                              -------    -------
                                                              (CHF IN MILLIONS)
OPERATING INCOME:
  Equities..................................................   3,334
  Fixed income..............................................    (267)
  Corporate Finance.........................................   1,665
  Treasury Products.........................................   2,351
  Non-core Business.........................................     (96)
                                                              ------     ------
          Total operating income before credit loss
            expense.........................................   6,987     10,888
  Credit loss expense.......................................     500        300
                                                              ------     ------
          Operating income..................................   6,487     10,588
                                                              ======     ======

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 31 DECEMBER
                                                              ------------------
                                                               1998      1997(1)
                                                              -------    -------
                                                              (CHF IN MILLIONS)
OPERATING EXPENSES:
  Personnel, general and administrative.....................   6,816      8,641
  Depreciation and amortization.............................     692        668
                                                              ------     ------
          Operating expenses................................   7,508      9,309
                                                              ======     ======
            Operating profit (loss) before restructuring
                costs and tax...............................  (1,021)     1,279
                                                              ======     ======

---------------
(1) Prior to the 1998 merger, these businesses were reported under different management reporting structures. A breakdown of 1997 operating income in accordance with UBS's current management reporting structure in effect for 1998 was, therefore, not possible.

     Total operating income before credit loss expense decreased CHF 3,901 million, or 35.8%, from CHF 10,888 million in 1997 to CHF 6,987 million in 1998, with decreases recognized across all business areas. Equities experienced a difficult trading environment in the second half of 1998 in addition to recognizing net losses on the Global Equity Derivatives portfolio of CHF 762 million, although this was offset somewhat by high commission levels and income from new issues. Fixed Income's operating income decreased from 1997 to 1998 due to the writedown in 1998 of UBS's holdings in LTCM by CHF 790 million and CHF 725 million in emerging markets. This emerging markets loss consisted of CHF 455 million in losses in Russia, CHF 215 million in Latin America and CHF 55 million in Asia and other Eastern European countries. These losses were somewhat offset by strong primary and secondary bond activity.

     Corporate Finance exceeded expectations in 1998 resulting from strong mergers and acquisitions activity and improved results from equity and equity-linked issues. In 1997 and 1998, Treasury Products performed well in cash and collateral trading, as well as in foreign exchange.

     Credit loss expense increased CHF 200 million, or 66.7%, from CHF 300 million in 1997 to CHF 500 million in 1998. This increase resulted from increased exposures from the start-up of the leveraged finance business in early 1998 and an increase in over-the-counter derivatives exposures due primarily to counterparty and country rating downgrades resulting from the Asian and Russian crises.

     Personnel, general and administrative expenses decreased CHF 1,825 million, or 21.1%, from CHF 8,641 million in 1997 to CHF 6,816 million in 1998. This primarily reflected a reduction in personnel related costs resulting from a reduction in headcount by 25.9% from 18,620 at 31 December 1997 to 13,794 at 31 December 1998 as a result of the merger. Merger integration for UBS Warburg in connection with the 1998 merger was substantially completed during 1998. As discussed above, CHF 1,007 million of accrued payments to personnel were charged against the restructuring reserve in 1998. Adjusting 1998 for this amount, personnel expenses decreased from 1997 by 6.4%.

     Depreciation and amortization increased CHF 24 million, or 3.6%, from CHF 668 million in 1997 to CHF 692 million in 1998. This reflected increased goodwill amortization in 1998 due to the acquisition of Dillon Read & Co., Inc. in September 1997 and the accelerated amortization of goodwill on Russian and Brazilian subsidiaries of CHF 35 million due to weak market conditions in these countries in 1998.

     UBS Capital. The following table sets forth the results of UBS Capital for the years ended 31 December 1998 and 1997:

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                    31 DECEMBER
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
                                                                 (CHF IN MILLIONS)
OPERATING INCOME............................................      585           492
                                                                -----         -----
OPERATING EXPENSES:
  Personnel, general and administrative expense.............      156           110
  Depreciation and amortization.............................        1             1
                                                                -----         -----
     Operating expenses.....................................      157           111
                                                                -----         -----
       Operating profit before tax..........................      428           381
                                                                =====         =====
(at period end)
Investments (at book value).................................    1,748         1,080

     Operating income increased CHF 93 million, or 18.9%, from CHF 492 million in 1997 to CHF 585 million in 1998, reflecting generally favorable conditions in Western markets allowing for the disposals of investments in Switzerland, the United States, and the Benelux and Nordic region. UBS Capital's portfolio in 1998 was, and it continued to be during 1999, primarily focused on the United States and Western Europe with minor exposure to Latin America and Asia. Therefore, the emerging markets crises which took place during 1998 had little impact on the division's performance.

     Personnel, general and administrative expenses increased CHF 46 million, or 41.8%, from CHF 110 million in 1997 to CHF 156 million in 1998. Higher performance-related compensation in 1998 than in 1997 primarily resulted from the stronger performance in 1998. Staff losses due to the merger were minimal.

     UBS Capital made investments totaling approximately CHF 800 million during 1998 compared to approximately CHF 600 million during 1997, further demonstrating steady growth in its investment rate.

     Corporate Center. The following table sets forth the results of Corporate Center for the years ended 31 December 1998 and 1997.

                                                                    FOR THE
                                                                   YEAR ENDED
                                                                  31 DECEMBER
                                                               ------------------
                                                                1998        1997
                                                               -------      -----
                                                               (CHF IN MILLIONS)
OPERATING INCOME:
  Operating income before credit loss expense...............      296        518
                                                               ------       ----
  Credit loss expense.......................................     (745)      (173)
                                                               ------       ----
     Operating income.......................................    1,041        691
                                                               ------       ----
OPERATING EXPENSES:
  Personnel, general and administrative expenses............    1,855        215
  Depreciation and amortization.............................      215        216
                                                               ------       ----
     Operating expenses.....................................    2,070        431
                                                               ------       ----
       Operating profit (loss) before restructuring costs
        and tax.............................................   (1,029)       260
                                                               ======       ====

     Operating income before credit loss expense from Corporate Center activities decreased CHF 222 million, or 42.9%, from CHF 518 million in 1997 to CHF 296 million in 1998, reflecting a CHF 370 million charge resulting from the write-down in 1998 of UBS's investment in LTCM. In addition, revenues attributable to Corporate Center arise from the funding, capital and balance sheet management, and the management of foreign currency earnings activities undertaken by Group Treasury.

     Personnel, general and administrative expenses increased CHF 1,640 million, or 763%, from CHF 215 million in 1997 to CHF 1,855 million in 1998, primarily resulting from a CHF 842 million provision taken in 1998, for the settlement in the United States of the Holocaust-related litigation, additional provisions for litigation and adjustments to the pricing of interdivisional allocations on the basis of service level agreements.

     Depreciation and amortization decreased CHF 1 million, or 0.5%, from CHF 216 million in 1997 to CHF 215 million in 1998. This represented the charge for depreciation on goodwill and intangibles, information technology infrastructure, real estate and other fixed assets.

     UBS Financial Targets

     UBS focuses on four key financial targets. These targets are to achieve:

     - A pre-goodwill return on equity, or "RoE," averaging between 15% and 20%, across periods of varying market conditions.

     - Double-digit average annual growth in pre-goodwill earnings per share, across periods of varying market conditions.

     - Focus and downward pressure on UBS's cost/income ratio.

     - Strong growth in net new money in UBS's private client businesses.

     Adjusted for the final provision of CHF 200 million relating to the U.S. global settlement, UBS's annualized pre-goodwill return on equity for the first six months of 2000 was 31.9%. Pre-goodwill earnings per share grew 98% over the first six months of 1999, adjusted for divestments and one-off provisions, reaching UBS's target of double-digit growth. UBS's cost/income ratio is well below that of the first half of 1999. After a positive start to the year, net new money in the private client businesses was slightly negative in the second quarter of 2000, against a more muted market background for asset growth than the first quarter.

     UBS's performance against its performance targets for the six months ended 30 June 2000 and the year ended 31 December 1999.

                        UBS PERFORMANCE AGAINST TARGETS

                                                                  FOR THE             FOR THE
                                                              SIX MONTHS ENDED       YEAR ENDED
                                                                30 JUNE 2000      31 DECEMBER 1999
                                                              ----------------    ----------------
ROE (%, ANNUALIZED)
As reported.................................................        29.5                22.4
Before goodwill amortization and adjusted for significant
  financial events (1,2)....................................        31.9                18.2
BASIC EPS (CHF) (3)
As reported.................................................       10.91               15.20
Before goodwill amortization and adjusted for significant
  financial events (1,2)....................................       12.01               12.37
COST/INCOME RATIO (%)
As reported.................................................        70.4                69.9
Before goodwill amortization and adjusted for significant
  financial events (1,2)....................................        67.8                73.3
NET NEW MONEY FOR PRIVATE CLIENT BUSINESSES (4).............           4                   5

---------------
(1) The amortization of goodwill and other purchased intangible assets are excluded from the calculation.

(2) Significant financial events are excluded from the calculation. In 1999, these events included the disposal of the registered shares of Julius Baer, the sale of UBS's 25% stake in Swiss Life/Rentenanstalt, the sale of UBS's international Global Trade Finance business, and the pre-tax gains on Long Term Capital Management, L.P., the one-time credit recognized during the fourth quarter of 1999 in connection with excess pension fund employer prepayments, the additional provisions recognized in 1999 in connection with the U.S. global settlement and the utilization of the restructuring provision relating to the 1998 merger. In the first six months of 2000, these events included the further provision recognized in relation to the U.S. global settlement.

(3) The 1999 figures are restated for the two-for-one stock split relating to the UBS ordinary shares, which became effective on 8 May 2000.

(4) For this purpose, Private Client Businesses consist of the UBS Warburg Private Clients business unit and the UBS Switzerland Private Banking business unit. Excludes interest and dividend income.

     THERE CAN BE NO ASSURANCE THAT UBS WILL BE ABLE TO ACHIEVE ITS FINANCIAL TARGETS, AND THESE TARGETS ARE SUBJECT TO CHANGE AT THE DISCRETION OF UBS'S MANAGEMENT. A VARIETY OF FACTORS COULD PREVENT UBS FROM ACHIEVING THESE TARGETS, INCLUDING THE FACTORS REFERRED TO UNDER "CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION."

     Liquidity and Capital Resources

     Group liquidity and capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. For a detailed discussion of UBS's asset and liability management, see "-- Asset and Liability Management" and for a detailed discussion of UBS's liquidity risk management, see "-- Asset and Liability Management -- Liquidity and Funding Management."

     Consolidated Cash Flows. In the half year to 30 June 2000, cash equivalents decreased CHF 13,788 million, principally as a result of operating activities. UBS's net profit of CHF 4,268 million was more than offset by a high net cash outflow for repurchase and reverse repurchase agreements, cash collateral on securities borrowed and lent and for investments in trading positions. Negative cash flow of CHF 2,293 million from investing activities was principally due to the purchase of financial investments. Net cash inflow from financing activities of CHF 14,507 million was principally generated by the issuance of CHF 20,754 million in money market paper and CHF 7,452 million in long-term debt, offset by the repayment of CHF 10,794 million of long-term debt, dividend payments of CHF 2,164 million and treasury share transactions.

     UBS generated significant positive cash flow during the year ended 31 December 1999 resulting in a net increase in cash equivalents of CHF 18,599 million. Operating activities provided a net cash flow of CHF 3,338 million during the year ended 31 December 1999. The strong positive results and reduction in UBS's customers' loan exposures at UBS Warburg during the year, offset in part by a net cash outflow from trading-related balances, generated the net positive cash flow from operating activities. Net cash from investing activities included cash outflows due to the purchase of property and equipment and investments in subsidiaries and associates, which were more than offset by positive cash flows generated from the sale of subsidiaries and associates, property and equipment and financial investments. The net cash inflow from financing activities was principally due to the issuance of CHF 13,128 million in money market paper and CHF 12,661 million in long-term debt which was partially offset by the payment of dividends, treasury share transactions, the repayment of CHF 7,801 million in long-term debt and minority interests.

     During the year ended 31 December 1998, UBS's net cash outflows from operating and financing activities more than offset its net cash inflow from investing activities resulting in a decrease in UBS's cash equivalents of CHF 8,675 million. The main contributor to the net decrease in cash equivalents was the negative cash flow from financing activities of CHF 12,335 million. This negative cash flow was primarily due to the repayment of long-term debt, the reduction in money market paper outstanding, the payment of dividends and treasury share transactions, partially offset by the issuance of long-term debt. Positive net cash flow from investing activities resulted primarily from the sale and maturity of financial investments.

     During the year ended 31 December 1997, UBS's net cash outflows of CHF 35,895 million from operating and investing activities more than offset UBS's net cash inflow from financing activities of CHF 29,015 million resulting in a decrease in cash equivalents of CHF 7,451 million. UBS's operating activities generated negative net cash flow principally due to a net increase in its trading related balances which was only partially offset by strong operating results before the restructuring reserve. Investing activities generated a net cash outflow of CHF 1,671 million during the period primarily due to the purchase of property and equipment and financial investments. Net cash inflow from financing activities resulted principally from the issuance of long-term debt and money market paper.

     Capital Resources. Capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. UBS does not have any material commitments for capital expenditures as of 30 June 2000. UBS's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated needs of the divisions as well as the regulatory capital requirements. See "-- Asset and Liability Management."

     The Bank for International Settlements, or "BIS," is an international organization fostering the cooperation of central banks and international financial institutions. Among other activities, it provides guideline formulas for evaluating capital adequacy.

     As the following table shows, UBS's BIS Tier 1 Ratio increased from 9.3% at 31 December 1998 to 10.6% at 31 December 1999 primarily resulting from a significant increase in retained earnings coupled with a reduction in risk weighted assets. The decrease in risk weighted assets is principally a result of reduced positive replacement values, off balance sheet contingent liabilities and the reduction in the size of the international loan book.

     UBS's BIS Tier 1 Ratio has continued to increase, from 10.6% at 31 December 1999 to 12.1% at 30 June 2000. The effect of UBS's share buy back program was more than offset by a significant increase in UBS's retained earnings as well as a further reduction in risk weighted assets.

                                                       PRO
                                                      FORMA          31 DECEMBER
                                                     30 JUNE   -----------------------
                                                      2000     30 JUNE 2000     1999       1998
                                                     -------   ------------    -------    -------
                                                           (CHF IN MILLIONS EXCEPT RATIOS)
BIS Tier 1 Capital.................................   24,982      31,904        28,952     28,220
BIS Tier 1 and Tier 2 Capital......................   35,921      42,173        39,682     40,306

BIS Tier 1 Capital Ratio...........................     8.51%       12.1%         10.6%       9.3%
BIS Tier 1 and Tier 2 Capital Ratio................    12.24%       15.9%         14.5%      13.2%

Balance sheet risk-weighted assets.................  239,359     210,538       214,011    237,042
Off balance sheet and other positions..............   41,718      41,718        48,282     50,659
Market risk options................................   12,450      12,450        10,813     16,018
                                                     -------     -------       -------    -------
Total BIS risk-weighted assets.....................  293,527     264,706       273,106    303,719
                                                     =======     =======       =======    =======

     The ratios measure capital adequacy by comparing UBS's eligible capital with the risk-weighted asset positions, which include balance sheet assets, the net positions in securities not held in the trading portfolio, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk. See Note 33c in UBS's consolidated financial statements for additional information on capital adequacy.

     The calculation of capital requirements applicable to UBS under the Swiss Federal Banking Commission's regulations differs in certain respects from the calculation under the BIS guidelines. Most importantly:

     - where the BIS currently does not apply risk weightings above 100% to any asset category, the Swiss Federal Banking Commission applies risk weightings of greater than 100% to certain kinds of assets (for example, real estate, bank premises, other fixed assets, equity securities and unconsolidated participations); and

     - where the BIS guidelines apply a 20% risk weighting to obligations of OECD banks, the Swiss Federal Banking Commission's regulations apply risk weightings of 25% to 75% (depending upon maturities) to obligations of OECD banks.

     As a result of these differences, UBS's risk-adjusted assets are higher, and its ratios of total capital and Tier 1 capital are lower, when calculated pursuant to the Swiss Federal Banking Commission's regulations as compared to the BIS guidelines. However, since the BIS and Swiss Federal Banking Commission first implemented their risk-based capital guidelines and regulations in 1987, UBS and its predecessor banks have always had total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission. For the years ended 31 December 1998 and 31 December 1999 and the six-months ended 30 June 2000, UBS has maintained significant levels of total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission. Although no assurance can be given that UBS will continue to have total capital and Tier 1 capital in excess of the minimum requirements of both the BIS and the Swiss Federal Banking Commission, UBS does not expect that credit losses, risk-weighted asset growth and similar events will eliminate UBS's excess total capital or Tier 1 capital.

     UBS is committed to maintaining a strong capitalization and rating as a distinguishing characteristic of UBS for both clients and shareholders. On 12 March 1999, UBS introduced a treasury stock buy-back program, which was intended to run for a period of two years. At 31 December 1998, UBS held 8,300,300 shares, as adjusted for the two-for-one stock split that became effective on 8 May 2000, or 2% of its outstanding shares, as treasury stock. As of 31 December 1999, a total of 15,660,220 shares, as adjusted for the two-for-one stock split, or 3.6%, had been acquired as treasury stock. This amount includes 1,053,082 shares that are at the disposal of UBS's Board of Directors. The objective of the buy-back program was to utilize the shares for acquisitions and the employee stock ownership program. UBS has subsequently concluded that this program was too limited for its purposes because of the continuous increase in capital that was projected to arise from on-going retained earnings, the selective reduction in the risk profile and increasing capital efficiency.

     For this reason, UBS announced in December 1999 that it would replace the treasury stock buy-back program with a Swiss-specific program targeted at Swiss institutional shareholders, which is the only tax-efficient means that has been identified to achieve cancellation. This is called a "second trading line" program. At UBS's annual shareholders' meeting on 18 April 2000, shareholders approved the repurchase of shares up to a maximum amount of CHF 4 billion, through the second trading line program. The second trading line program was implemented in January 2000 and concluded on 28 June 2000. During this time UBS repurchased 18,421,783 shares, representing 4.3% of its share capital, at an average price of CHF 217.00. The final cancellation of the shares bought back through the second trading line requires shareholders' approval which the board of directors will seek at the annual general meeting scheduled for April 2001.

     Balance Sheet. UBS maintains a significant percentage of liquid assets, including collateralized receivables and trading portfolios that can be converted into cash on relatively short notice and with a limited impact on UBS's results in order to meet short-term funding needs. Collateralized receivables include reverse repurchase agreements and cash collateral on securities borrowed which are secured by U.S. government and agency securities, and marketable corporate debt and equity securities and a portion of UBS's loans and due from banks which are secured primarily by real estate. The value of UBS's collateralized receivables and trading portfolio will fluctuate depending on market conditions and client business. The individual components of UBS's total assets may vary significantly from period to period due to changing client needs, economic and market conditions and trading strategies.

     Total assets increased CHF 47,419 million, or 5.3%, at 30 June 2000 compared to total assets at 31 December 1999. This was principally a result of an increase in cash collateral on securities borrowed, reverse repurchase and trading portfolio assets, which was partially offset by significant decreases in cash and balances with central banks and money market paper as liquidity levels were adjusted following Y2K, a reduction in positive replacement values resulting from decreases in derivative products, and decreases in amounts due from banks.

     Total liabilities increased CHF 46,151 million, or 5.3%, at 30 June 2000, compared to total liabilities at 31 December 1999, principally due to a significant increase in amounts due under repurchase agreements, cash collateral on securities lent and trading portfolio liabilities and an increase in money market paper issued, offset in part by a decrease in negative replacement values resulting from decreases in derivative products.

     In the course of the first half of 2000, UBS's long-term debt portfolio decreased from CHF 56.3 billion at 31 December 1999 to CHF 53.0 billion at 30 June 2000. During this half year CHF 7,452 billion of long-term securities were issued while CHF 10,794 billion matured. UBS believes the maturity profile of the long-term debt portfolio is well balanced with slight bias towards shorter-term maturities to match the maturity profile of UBS's assets.

     The following table sets forth information regarding total shareholders' equity at 30 June 2000 and 31 December 1999 and 1998.

                                                                            31 DECEMBER
                                                            30 JUNE     --------------------
                                                             2000         1999        1998
                                                           ---------    --------    --------
                                                           (CHF IN MILLIONS, EXCEPT RATIOS)
Total shareholders' equity...............................    31,876      30,608      28,794
Total shareholders' equity to total assets...............      3.4%        3.4%        3.3%

     Shareholders' equity increased CHF 1,268 million, or 4.1%, from 31 December 1999 to 30 June 2000. The increase in treasury shares was more than offset by the increase in net income, resulting in a steady increase in total shareholders' equity.

     Credit Ratings. UBS uses the debt capital markets to fund a significant portion of its operations. The cost and availability of debt financing is influenced by UBS's credit ratings. Credit ratings are also important in certain markets and in entering into certain transactions, such as derivative transactions. A reduction in UBS's credit ratings could increase its borrowing costs and limit its access to the capital markets. UBS has been able to maintain strong credit ratings over the past few years, even during periods of a difficult trading environment.

     The following table sets forth UBS's credit ratings on its long-term debt as of 30 June 2000 and 31 December 1999 and 1998.

                                                                        31 DECEMBER
                                                             30 JUNE    ------------
                                                              2000      1999    1998
                                                             -------    ----    ----
Moody's, New York..........................................   Aa1       Aa1     Aa1
Fitch/IBCA, London.........................................   AAA       AAA     AAA
Standard & Poor's, New York................................   AA+       AA+     AA+
Thomson BankWatch, New York................................   AA        AA      AA

     Each of these ratings reflects only the view of the applicable rating agency at the time the rating was issued, and any explanation of the significance of such rating may be obtained only from such rating agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if in such rating agency's judgment, circumstances so warrant. Moody's announced in April 2000 that it had changed its outlook for its long-term rating of UBS from stable to negative.

     Recent Accounting Developments

     For a discussion of recent accounting developments, including those that have not yet been adopted, see Note 1 to UBS's consolidated financial statements, which are included elsewhere in this document.

     Risk Management

     The risk management process is an integral part of UBS's commitment to providing consistent high quality returns for its shareholders. UBS believes that the delivery of superior shareholder returns depends on achieving an appropriate balance between risk and return. This requires a management process that gives appropriate focus to risk as well as returns and which integrates this approach with the management of UBS's balance sheet and capital. For this reason, UBS restructured the Corporate Center in the course of 1999 to establish an integrated group-wide function under the Chief Financial Officer, or "CFO," to address all aspects of finance, strategic planning, risk control and balance sheet and capital management.

     The approach to risk management and control at UBS recognizes that risk is integral to its business. UBS's risk processes, which have evolved over a number of years, seek to limit the scope for adverse variations in UBS's earnings and in particular to protect UBS from the risk of loss in the event of unlikely, but possible, stress scenarios arising from any of the material risks which it faces. UBS's Risk Policy Framework focuses on the procedures for managing and controlling the risks that can affect the volatility of earnings from period to period, and distinguishes between the following three types of risk:

     - Primary risks: risks inherent in the businesses that UBS undertakes. The principal primary risks are credit risk and market risk.

     - Group risks: risks that UBS faces at the Group level in managing its business and balance sheet. Principal group risks are tax risk, liquidity and funding risk and residual balance sheet related interest rate risk.

     - Consequential risks: risks that UBS faces as a consequence of the operational activities it undertakes to provide services to customers. This is sometimes referred to as "operational risk." Principal consequential risks are transaction processing risk, legal risk, compliance risk, liability risk and security risk.

     UBS's risk framework recognizes that an effective risk management and control process depends on sound processes to identify risks, and to establish and maintain limits and procedures to control these risks. UBS's Chief Risk Officer, or "CRO," has overall responsibility for ensuring that the limits and procedures are appropriate and are adhered to for risks other than credit risk. The Chief Credit Officer, or "CCO," has overall responsibility for ensuring that the limits and procedures are appropriate and are adhered to for credit risk. Credit risk remains the single largest risk that UBS faces. The limits and procedures are designed to keep UBS's risk exposures within the parameters determined by the UBS Board of Directors. These limits and procedures take into account not only the external environment that UBS faces, but also UBS's internal capabilities to manage the risk, including issues such as the availability of appropriate information processing systems and the availability of suitably qualified staff to manage and control the risk.

     The Board of Directors establishes the risk parameters within which UBS operates and reviews a report on UBS's risk profile from the CCO and the CRO on at least a quarterly basis. The Board of Directors establishes two limits: normal earnings volatility and potential losses under a stress scenario. UBS's risk appetite defines the amount of earnings volatility that the Board of Directors deems to be acceptable in normal market conditions in order to achieve divisional growth targets. This potential volatility is measured by the risk control organization using measures that estimate statistically possible losses. Value at risk, or "VaR," methodology is the principal quantitative measure UBS uses for evaluating risk.

     UBS's risk bearing capacity seeks to establish a limit to the potential scale of the loss that UBS might face in unlikely but possible stress situations. Stress loss limits are set by the Board of Directors taking into account UBS's overall earnings capacity. They are set in order to protect UBS from unacceptable damage to annual earnings, dividend paying capability, business viability and reputation. UBS currently adopts this approach to risk limits in the context of its trading activities and its country risk credit exposure. In addition, the Board of Directors approves UBS's key risk policies and the Chairman's office maintains an ongoing oversight of the integrity of the risk management and control processes through UBS's internal audit function.

     The responsibility for implementing the risk framework on a day to day basis is delegated by the Board of Directors to the Group Executive Board, which allocates risk limits to the divisions and monitors UBS's aggregate risk profile on an ongoing basis. The Group Executive Board, together with the CRO and CCO, constitutes itself as UBS's Risk Council and usually meets twice a month to review outstanding risk issues, large exposures and significant transactions. In addition, the Group Executive Board has established a Group Risk Committee and a Group Governance Committee. These committees, which meet quarterly, consist of representatives of the risk control organization at the Corporate Center and from the business groups and consider issues relating to the implementation and development of the risk framework.

     Each business group also has a risk management and control structure in place which is appropriate to its particular business profile. The CRO and CCO have risk control staff who are located in each business group and who are responsible for ensuring that the business group implements the Group-wide risk policies and procedures appropriately. They ensure that all risks are adequately taken into account in assessing the risk profile of the business groups' business activities. The focus is on identifying those infrequent events with a potentially severe impact. In addition, each business group has its own structure of risk management and governance committees. This is designed to ensure that there is an ongoing review of the risk profile that the business group faces in new business initiatives and in large and complex transactions and that any requirement for amendments to risk policies or limits is identified and, where appropriate, is escalated in a timely manner to the Group Executive Board.

     Analysis of Risks

     Within UBS's risk framework, UBS has identified a number of risk factors as being of particular importance to its business. The following section summarizes the main trends and developments in the key risks that UBS faces.

     Credit Risk. Credit risk is the risk of loss resulting from the default of an obligor or counterparty. UBS's definition of credit risk includes counterparty and country transfer risk, as well as settlement risk. Credit risk is inherent in traditional banking products, such as loans and commitments to lend money in the future or contracts to support clients' obligations to third parties, such as letters of credit. Credit risk is also inherent in derivative contracts and other traded products, such as bonds and equity investments. In view of the significance of credit risk for UBS, the approval and monitoring of new transactions giving rise to credit risk plays a central part in UBS's risk control process. Credit approval authorities are exercised independently from the business units. Credit authority is dependent on the amount involved, quality, security and tenor of the transaction as well as on the experience and competence of the credit professionals entrusted with this function.

     In order to manage UBS's exposure to credit risk effectively, and in particular to encourage appropriate pricing of transactions involving credit, UBS measures its exposure to credit risk using a forward looking statistical estimate of the expected loss based on the estimated probability of default of UBS's counterparties. Such estimates are based on the volume and type of exposure, the value of potential collateral or support, and the quality of each counterparty. The quality of the counterparty is expressed in a rating with a specific default probability. For this purpose, UBS classifies all counterparties into a 14 point rating scale and the transfer risk into a 15 point country rating scale.

     Composition of Credit Risk. Credit risk is assumed, as an integral part of their business, by UBS Warburg and UBS Switzerland.

     The composition of UBS's credit exposure differs appreciably between these two business groups. At 30 June 2000, a substantial majority of UBS Warburg's counterparties fell into the internal counterparty rating categories C1-C5 both with respect to banking products (83%) and the traded products portfolio (97%). UBS's internal rating classes C1-C5 compare to Moody's Investor Services ratings Aaa to Baa3 and are considered investment grade. UBS Warburg's counterparties are primarily sovereigns, insurance companies, financial institutions, multi-national corporate clients and investment funds. UBS Warburg's exposure to lower rated customers is generally collateralized or otherwise structurally supported. UBS's aggregate, unsecured exposure to hedge funds measured in terms of net replacement value amounted to USD 5 million at 30 June 2000 compared to USD 55 million at 31 December 1999 and USD 81 million at 31 December 1998.

     By contrast, the largest single component of the loan portfolio within UBS Switzerland consists of residential mortgage lending in Switzerland, over half of which is classified within UBS's lowest internal investment grade rating class of C5. The rating of the remainder of the Swiss portfolio, excluding mortgages, is fairly widely spread with the largest concentration being in rating classes C3-C5 comparable to Moody's rating of A2 to Baa3. Credits to Private Clients are predominately extended against the pledge of marketable securities and against single-family real estate property.

     The continued improvement in the Swiss economy and property markets has aided in the overall improvement in the quality of this portfolio. UBS Switzerland's largest exposure at 30 June 2000 was to private households in Switzerland.

     Loan Portfolio. The UBS Warburg loan portfolio remained unchanged during the first half of 2000. In 1999 this portfolio had been significantly reduced. This was a continuation of the strategy that began immediately after the 1998 merger with the objective of improving the risk/reward profile of the international lending business. This initiative included the shift in focus away from Emerging Markets and into high quality credits in the major OECD (Organization for Economic Cooperation and Development) countries and the sale of the non-Swiss portion of the Global Trade Finance business.

     The overall impact of this shift has been a reduction in UBS Warburg's international banking portfolio (consisting of loans and unfunded commitments to corporates and institutional clients, excluding banks) from over CHF 250 billion at June 1998 to CHF 96 billion by 30 June 2000 (CHF 99 billion by 31 December
1999).

     The following table shows UBS's loan portfolio and related allowances and provisions by business groups at 30 June 2000 and 31 December 1999.

                                                              UBS ASSET
                                         UBS SWITZERLAND      MANAGEMENT       UBS WARBURG     CORPORATE CENTER       TOTAL
                                         ----------------  ----------------  ----------------  ----------------  ----------------
      ALL AMOUNTS IN CHF MILLIONS        JUNE 00   DEC 99  JUNE 00   DEC 99  JUNE 00   DEC 99  JUNE 00   DEC 99  JUNE 00   DEC 99
---------------------------------------  --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
Loans to Banks (Gross).................    11,673   8,780       352     181    14,442  21,481        93     343    26,560  30,785
Loans to Customers (Gross).............   188,579  191,180       59      32    54,758  55,670     1,022     347   244,418  247,229
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
 Loans, Gross..........................   200,252  199,960      411     213    69,200  77,151     1,115     690   270,978  278,014
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
Counterparty Allowance.................     9,267  10,447        --      --     1,764   1,550         6       6    11,037  12,003
Country Allowance......................        --      --        --      --     1,166   1,246        --      --     1,166   1,246
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
 Allowances for Loan Losses(1).........     9,267  10,447        --      --     2,930   2,796         6       6    12,203  13,249
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
   Loans, Net of Allowances............   190,985  189,513      411     213    66,270  74,355     1,109     684   258,775  264,765
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
Counterparty Provision for Contingent
 Claims................................        12      --        --      --        24      19        --      --        36      19
Country Provision for Contingent
 Claims................................        --      --        --      --       151     130        --      --       151     130
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
 Total Provisions(2)...................        12      --        --      --       175     149        --      --       187     149
                                         ========  ======  ========  ======  ========  ======  ========  ======  ========  ======
Summary:
Allowances & Provisions for
 Counterparty Risk.....................     9,279  10,447        --      --     1,788   1,569         6       6    11,073  12,022
Allowances & Provisions for Country
 Risk..................................        --      --        --      --     1,317   1,376        --      --     1,317   1,376
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------
 Total Allowances & Provisions.........     9,279  10,447        --      --     3,105   2,945         6       6    12,390  13,398
                                         --------  ------  --------  ------  --------  ------  --------  ------  --------  ------

---------------
(1) Deducted from assets.
(2) Booked as liabilities.

     See "-- Selected Statistical Information -- Loans" for a breakdown of the loan exposure by type of borrower.

     Over-the-Counter Derivative Contracts. A significant proportion of UBS Warburg's credit risk arises from its trading activities, including its trading of derivative products. The provision of risk management solutions that involve the use of derivative products is a core service that UBS offers to its clients. Derivative products by their nature are particularly sensitive to changes in market prices and consequently UBS pays close attention to the management and control of these risks. UBS's credit standards for entering into unsecured derivative contracts are very high and particular emphasis is placed on the maturity profile. Ninety-seven percent of UBS Warburg's credit risk on derivative products falls within UBS's internal rating classes C1-C5. Transactions with counterparties of lower quality are generally conducted only on a secured basis. A new system has been introduced in February 2000 to monitor credit risk exposure to derivative contracts on the basis of a statistically calculated potential exposure, or Potential Credit Exposure or "PLE," which will allow an even more precise valuation of the credit equivalents.

     Settlement Risk. Due to UBS's international business, UBS is also exposed to settlement risk. Settlement risk arises in transactions involving the exchange of values where a counterparty fails to honor its obligation to deliver cash or securities. This risk is particularly significant in relation to foreign exchange and precious metals transactions. UBS limits its exposure to settlement risk by tolerance levels assigned to each counterparty in relation to its rating. In addition, UBS monitors this risk on a permanent basis and seeks to shorten, as much as practicable, the period during which UBS is exposed. UBS has also been an active participant in an industry initiative to establish a new organization, called CLS Bank, which is being established in order to substantially reduce settlement risk between major international financial institutions. Participation in regulated payment and securities clearing systems also reduces settlement exposure.

     Country Risk Exposure. UBS's definition of country risk comprises all cross-border exposures from loans, derivative products and trading products. This definition includes its own intracompany cross-border positions, which amounted to CHF 419 billion at 30 June 2000, about 49% of the total non-emerging market country risk exposure of CHF 851 billion. At 30 June 2000, 98.0% of UBS's country risk exposure was included in its three highest internal ratings classes. This portion of UBS's country risk exposure was with OECD countries where the risk of default is judged to be negligible. The following table summarizes UBS's country transfer risk exposure grouped by rating classes as of 30 June 2000 compared to 31 December 1999 and 31 December 1999 compared to 31 December 1998.

                                                    BANKING       TRADED       TRADABLE
COUNTRY CATEGORIES                                  PRODUCTS    PRODUCTS(1)    ASSETS(2)     TOTAL
------------------                                  --------    -----------    ---------    -------
Industrialized Countries
COUNTRIES RATED S0 - S2...........................  496,212       183,839       170,784     850,835
  Change from December 1999.......................   -8,512        27,738       -48,711     -29,485
  Change December 1999/December 1998..............   28,270       -23,380        26,207      31,097

Emerging Markets
COUNTRIES RATED S3 - S14..........................   11,020         3,478         2,941      17,439
  Change from December 1999.......................   -5,610        -1,967           414      -7,163
  Change December 1999/December 1998..............   -7,533        -1,794         1,500      -7,827

TOTAL.............................................  507,232       187,317       173,725     868,274
  Change from December 1999.......................  -14,122        25,771       -48,297     -36,648
  Change December 1999/December 1998..............   20,737       -25,174        27,707      23,270

---------------
(1) Traded products consists of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

     The remaining 2.0%, or CHF 17.4 billion, of UBS's country risk exposure is to emerging markets that are classified in rating classes S3 to S14. This exposure has decreased as a result of the restructuring of the international loan portfolio and the exit from the non-Swiss Global Trade Finance business in 1999. Total exposure to the emerging markets group of countries fell by CHF 7.2 billion between 31 December 1999 and 30 June 2000 -- a reduction of 29% -- and by CHF 15.0 billion between 31 December 1998 and 30 June 2000 -- a reduction of 46%. In view of the higher risk associated with emerging markets, UBS closely monitors this exposure on an ongoing basis within the country limits approved by the Board of Directors. All significant new transactions in emerging and distressed markets require approval from the respective country risk manager in addition to the standard counterparty credit approval. The country risk limit operates as the primary limit for such transactions and extension of credit may be denied on the basis of a country risk limit even though adequate counterparty limits may be available for the customer concerned.

     The following table analyzes the emerging markets exposures by the major geographical areas as of 30 June 2000 compared to 31 December 1999 and 31 December 1999 compared to December 1998.

                                                      BANKING       TRADED       TRADABLE
                       REGION                         PRODUCTS    PRODUCTS(1)    ASSETS(2)    TOTAL
                       ------                         --------    -----------    ---------    ------
                                                               (CHF IN MILLIONS)
EMERGING EUROPE.....................................      711          210           351       1,272
  Change from December 1999.........................     -208          -38           -68        -314
  Change from December 1999/December 1998...........     -402           -6           239        -169

EMERGING ASIA.......................................    5,152        1,657         1,257       8,066
  Change from December 1999.........................      149       -2,216            78      -1,989
  Change from December 1999/December 1998...........   -4,230         -971           850      -4,351

LATIN AMERICA.......................................    3,168          998         1,267       5,433
  Change from December 1999.........................   -5,001          333           454      -4,214
  Change from December 1999/December 1998...........   -1,649         -603           371      -1,881

AFRICA/MIDDLE EAST..................................    1,989          613            66       2,668
  Change from December 1999.........................     -550          -46           -50        -646
  Change from December 1999/December 1998...........   -1,252         -214            40      -1,426

TOTAL...............................................   11,020        3,478         2,941      17,439
  Change from December 1999.........................   -5,610       -1,967           414      -7,163
  Change from December 1999/December 1998...........   -7,533       -1,794         1,500      -7,827

---------------
(1) Traded products consists of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

     Impaired loans were reduced from 31 December 1998 to 31 December 1999 by approximately CHF 1.4 billion and non-performing loans by about CHF 1 billion.

     See "-- Selected Statistical Information -- Cross-Border Outstandings" for additional details on UBS's country risk exposures.

     Impaired and Non-Performing Loans. UBS classifies a loan as impaired when it determines that there is a high probability that UBS will suffer a partial or full loss. A provision is then made with respect to the probable loss to be incurred for the loan in question. Within this category, non-performing loans are defined as loans where payment of interest, principal or fees is overdue for 90 days.

     The following table provides a breakdown by business groups of the impaired and non-performing loans as of 30 June 2000 and 31 December 1999. UBS Asset Management did not have any impaired loans or non-performing loans in any of the periods presented.

                                       UBS SWITZERLAND           UBS WARBURG          CORPORATE CENTER            UBS GROUP
                                    ---------------------   ---------------------   ---------------------   ---------------------
                                    30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER   30 JUNE   31 DECEMBER
                                     2000        1999        2000        1999        2000        1999        2000        1999
                                    -------   -----------   -------   -----------   -------   -----------   -------   -----------
                                                                          (CHF IN MILLIONS)
IMPAIRED LOANS:
Total impaired loans..............  16,658      19,166       4,310       3,226        43          64        21,011      22,456
Allocated allowances..............   9,267      10,447       2,279       2,018         6           6        11,552      12,471
                                    ------      ------       -----       -----        --          --        ------      ------
Impaired loans, net of
  allowances......................   7,391       8,719       2,031       1,208        37          58         9,459       9,985
                                    ------      ------       -----       -----        --          --        ------      ------
NON-PERFORMING LOANS:
Total non-performing loans........  10,270      11,416       1,772       1,594        43          63        12,085      13,073
Allocated allowances..............   6,486       7,315       1,383       1,341         5           5         7,874       8,661
                                    ------      ------       -----       -----        --          --        ------      ------
Non-performing loans, net of
  allowances......................   3,784       4,101         389         253        38          58         4,211       4,412
                                    ------      ------       -----       -----        --          --        ------      ------

     Non-performing loans have decreased to CHF 12,085 million at 30 June 2000 from CHF 13,073 million at 31 December 1999. This positive result was principally due to the unexpectedly strong performance of the economy in Switzerland, especially in the second quarter. Previous provisions were established against a background of several years of relatively low growth in the Swiss economy and relatively high credit losses. Since the beginning of this year, the Swiss economy started improving, and accelerated further during the last quarter, with the Swiss National Bank recently raising its 2000 growth forecast from 1.8% to 3.0%. In particular, this turnaround has affected real estate values and the real estate construction market, which has led to recoveries of provisions against loans in these portfolios. UBS expects to recognize additional recoveries if current economic trends continue. Non-performing loans decreased to CHF 13,073 million at 31 December 1999 from CHF 16,113 million at 31 December 1998. The reduction reflects an accelerated writedown in the Swiss domestic portfolio, a substantial reduction in UBS's emerging markets exposure, a significant improvement in the macroeconomic situation in Switzerland and a faster than expected recovery in key Asian economies.

     The following table provides a breakdown of impaired loans by type at 30 June 2000 and 31 December 1999 and 1998.

                                                                             31 DECEMBER
                                                           30 JUNE    --------------------------
                                                            2000         1999           1998
                                                           -------    -----------    -----------
                                                                     (CHF IN MILLIONS)
Loans (Gross)............................................  270,978      278,014        330,964
                                                           =======      =======        =======
Impaired Loans:
Counterparties:
  Non-performing loans...................................   11,625       12,649         15,717
  Other impaired loans...................................    8,677        9,096          9,884
                                                           -------      -------        -------
     Sub-total...........................................   20,302       21,745         25,601
Country:
  Non-performing loans...................................      460          424            397
  Other impaired loans...................................      249          287            449
                                                           -------      -------        -------
     Sub-total...........................................      709          711            846
                                                           -------      -------        -------
  Total impaired loans...................................   21,011       22,456         26,447
                                                           =======      =======        =======
Ratios:
Impaired loans as a percentage of gross loans............      7.8%         8.1%           8.0%
Non-performing loans as a percentage of gross loans......      4.5%         4.7%           4.9%

     See "-- Selected Statistical Information -- Impaired, Non-Performing and Restructured Loans" for further information on impaired and non-performing loans.

     Allowances and Provisions. The adequacy of the allowances and provisions that UBS makes for impaired loans is assessed by the Credit Risk Management and Control function which is independent from the business units. Allowances and provisions are determined based upon an individual assessment of counterparties and countries and their creditworthiness as well as the amount of collateral available to UBS to offset against the probable loss. UBS believes that the probable losses in its portfolio are adequately covered by its allowances and provisions.

     The following table provides a breakdown of allowances and provisions by type at 30 June 2000 and 31 December 1999 and 1998.

                                                                             31 DECEMBER
                                                           30 JUNE    --------------------------
                                                            2000         1999           1998
                                                           -------    -----------    -----------
                                                                     (CHF IN MILLIONS)
Counterparties:
  Allowances for non-performing loans....................    7,435        8,243          9,609
  Allowances for other impaired loans....................    3,602        3,760          3,484
                                                           -------      -------        -------
     Subtotal allowances and provisions for counterparty
       risk..............................................   11,037       12,003         13,093
Country:
  Allowances for non-performing loans....................      439          418            397
  Allowances for other impaired loans....................       76           50             92
                                                           -------      -------        -------
     Subtotal allowances and provisions for
       country risk......................................      515          468            489
Allowances and provisions for country risk...............      802          908            961
Allowances for contingent liabilities....................       36           19            435
                                                           -------      -------        -------
Total allowances and provisions for credit losses........   12,390       13,398         14,978
                                                           =======      =======        =======
Allowances and provisions for credit losses as a
  percentage of gross loans..............................      4.6%         4.8%           4.5%
Allowances and provisions for credit losses as a
  percentage of impaired loans...........................     58.9%        59.7%          56.6%

     The following analysis provides an overview of UBS's credit loss experience for 30 June 2000 and 31 December 1999 and 1998:

                                                                                    FOR THE
                                                                FOR THE            YEAR ENDED
                                                            SIX MONTHS ENDED      31 DECEMBER
                                                                30 JUNE         ----------------
                                                                  2000           1999      1998
                                                            ----------------    ------    ------
                                                                     (CHF IN MILLIONS)
Balance at beginning of period............................       13,398         14,978    16,213
  Net write-offs..........................................       (1,142)        (3,210)   (2,265)
  Increase (Decrease) in credit loss allowances...........          (83)           956       951
  Other Adjustments (primarily net foreign exchange and
     provisions for doubtful interest)....................          217            674        79
                                                                 ------         ------    ------
Balance at end of period..................................       12,390         13,398    14,978
                                                                 ======         ======    ======

     The allowances and provisions for credit losses decreased CHF 1,008 million, or 7.5%, from CHF 13,398 million at 31 December 1999 to CHF 12,389 million at 30 June 2000. During the first half of 2000, UBS realized a decrease in credit loss allowances of CHF 83 million compared to an increase of CHF 956 million for 1999. This positive result was essentially due to the continuous strong economy in Switzerland, where recoveries and write-backs of previously established provisions by far exceeded new provisioning requirements. The Swiss economy is expanding at the fastest rate in a decade and accelerated further during the quarter. The growth is broadly supported, especially in the domestic sector, and was markedly higher than what could have been expected in 1999.

     The development of the total credit loss expense in 1998 and 1999 includes the effect of allocations from the special reserve pools that had been established in 1996, prior to the 1998 merger, by both Union Bank of Switzerland and Swiss Bank Corporation totaling some CHF 5.5 billion. These reserves were established in recognition of the fact that there might be a further deterioration in the quality of their loan portfolios as a result of adverse economic conditions particularly in Switzerland. These reserves totaled CHF 3.6 billion at the beginning of 1998. CHF 3.3 billion was applied against specific loan exposures during 1998 and the balance of CHF 300 million was used or reversed in 1999. Following these allocations, the credit loss expense incurred in 1998 amounted to CHF 951 million and in 1999 to CHF 956 million. UBS does not believe there is a current need for such allowances. See "-- Selected Statistical Information -- Summary of Movements in Allowances and Provisions for Credit Losses" for a further analysis of credit losses.

     The allowance and provisions for credit losses include a component for country risk. UBS's approach to country risk provisioning follows the guidelines of the Swiss Bankers' Association, which allows banks to establish provisions based on their own portfolio scenarios. UBS establishes country-specific scenarios, which are reviewed and used on an ongoing basis to evaluate the current and future probability of default due to country risk incidents or country-specific systemic risks. The appropriate allowances and provisions are then determined by evaluating the type of credit exposure and the loss severities that have been attributed to each exposure type. Total provisions and allowances for emerging market-related exposures stood at CHF 1,317 million at 30 June 2000, CHF 1,376 million at 31 December 1999 and CHF 1,450 million at 31 December 1998, reflecting both the reduction in the overall size of UBS's emerging market exposure and reallocation of provisions from Asia to Latin America during 1999.

     See "-- Selected Statistical Information -- Summary of Movements in Allowances and Provisions for Credit Losses" and "-- Selected Statistical Information -- Allocation of the Allowances and Provisions for Credit Losses" for further analyses of the allowances and provisions for credit risk and related credit losses.

  Market Risk. Market risk is the risk UBS faces as a result of adverse movements in the value of foreign exchange, commodities, equity market and interest rates positions. UBS incurs market risk mainly through its trading activities, which are centered in UBS Warburg, although market risk also arises -- to a substantially lesser extent -- in relation to other activities, notably in the context of balance sheet management activities. UBS Warburg's primary market risk exposure relates to its business activities in equities, fixed income products and foreign exchange. The risk that UBS Warburg assumes is primarily related to the need to facilitate its customers' activities in the major OECD markets.

     UBS measures its exposure to market risk using the framework of expected loss, statistical loss and stress loss, as follows:

     - In the context of market risk, expected losses are the value adjustments made to the portfolio to adjust for price uncertainties resulting from a lack of market liquidity or the absence of a reliable market price for a particular instrument.

     - One-day loss is measured based on a value at risk, or "VaR," methodology. VaR is a forward-looking estimate of potential loss. One-day VaR looks forward one trading day, while 10-day VaR looks forward ten days. UBS calculates VaR using a 99% confidence level. In other words, under normal market conditions, UBS would expect over the course of a day a loss of more than its 1-day VaR to occur 1 in 100 times.

     - Stress scenario loss is defined as the risk of an extreme market move affecting particular predefined market variables.

     In order to keep its exposure to market risk within acceptable boundaries, the UBS Board of Directors has set limits on UBS's exposure to both statistical loss by reference to the VaR exposures as well as to stress scenario loss by placing limits in relation to particular stress scenarios.

     UBS calculates the VaR associated with its exposure to market risk and consequently also its regulatory market risk capital requirement using the historical simulation technique, based on five years of data. VaR is calculated both on a 1-day 99% confidence interval and a 10-day 99% confidence interval, and the latter is used both for internal limits setting and for calculating regulatory market risk capital. The calculation incorporates both the risk from general market moves, such as moves in foreign exchange rates, equity indices and market interest rates, as well as the risk from price movements that are specific to an individual issuer. During 1999 and in the first six months of 2000, UBS Warburg operated within a CHF 450 million 10-day VaR limit.

     The Swiss Federal Banking Commission, or "FBC," approved the use of UBS's VaR model to compute regulatory capital requirements for market risks in 1999.

     While a VaR measure is the principal measure of UBS's exposure to day-to-day movements in market prices, UBS's risk control process is specifically focused on tail risks (or the risk of a loss on UBS's portfolios significantly larger than the VaR number as a result of large movements in the risk factors, such as equity indices, foreign exchange rates and interest rates). UBS has a consistent set of predefined large price movements, or shocks, and risk limits, which apply to all the major risk factors to which UBS is exposed as a basis to prevent risk concentration. This is the primary protection against any extreme event. In addition to this first level protection, a stress loss limit has been introduced as a portfolio control for all the trading activities that are concentrated within UBS Warburg. The potential stress loss is calculated with respect to eight base scenarios which are supplemented by ad hoc analyses depending on external developments or specific portfolio concentrations such as Year 2000, which UBS added to its stress test analysis in the third quarter of 1999. This ensures that both historical crises as well as forward-looking extreme scenarios are incorporated in the analysis. Implementing this stress loss limit is a way of protecting UBS's earnings during periods of extreme market stress.

     UBS Warburg Market Risk Developments. Market risk exposure as measured by the 10-day 99% confidence VaR was generally higher over 1999 and the first half of 2000. However, utilization remained well within the limits. The main market risk drivers continued to be Equity and Interest Rate risk.

        SUMMARY OF 10-DAY 99% CONFIDENCE VAR UTILIZATION FOR UBS WARBURG

                              SIX MONTHS ENDED 30 JUNE 2000                YEAR ENDED 31 DECEMBER 1999
                         ---------------------------------------   -------------------------------------------
                                                      30 JUNE                                   31 DECEMBER
CHF MILLIONS             MIN.     MAX.    AVERAGE       2000       MIN.     MAX.    AVERAGE         1999
------------             -----   ------   -------   ------------   -----   ------   -------   ----------------
RISK TYPE
Equities...............  169.5    245.9    210.2        189.6      121.8    207.6    162.5          172.8
Interest Rates.........  127.0    181.2    152.5        133.7       87.7    187.6    140.2          140.1
Foreign Exchange.......    8.7     97.5     41.0          9.5        9.5    144.7     57.5           76.1
Precious Metals........    4.3     27.4     12.2         12.1        5.3     35.8     21.0           27.8
Diversification
  Effect...............     --       --   (159.8)      (113.6)        --       --   (168.2)        (193.2)
                         -----   ------   ------       ------      -----   ------   ------         ------
UBS Warburg............  214.6    296.1    256.1        231.3      176.6    275.7    213.1          223.6
                         -----   ------   ------       ------      -----   ------   ------         ------

     All VaR models, while forward-looking, are based on past events and are dependent upon the quality of available market data. In order to evaluate the VaR model, actual revenues are compared with the 1-day VaR on a daily basis, a process known as "backtesting," with losses greater than the VaR estimate being known as "exceptions." As the chart below shows, UBS Warburg's backtesting results showed no exceptions over the last 12 months. In addition, there were no exceptions during 1999.

                    [UBS Warburg Backtesting Results Graph]

     Market Risk in the Other Business Groups. Although UBS assumes almost all of its active market risk in UBS Warburg, the Group-wide VaR utilization includes all sources of market risk. This includes a small amount of risk that is assumed in order to facilitate customer business by UBS Private Banking in Switzerland as well as the risk associated with the structural foreign exchange and interest rate hedge positions managed by Corporate Center, which are discussed below under "-- Asset and Liability Management." However, market risk exposure at the UBS group level continues to be dominated by the UBS Warburg positions.

         SUMMARY OF 10-DAY 99% CONFIDENCE VAR UTILIZATION FOR UBS GROUP

                                                      SIX MONTHS ENDED      YEAR ENDED
                                                          30 JUNE          31 DECEMBER
                                                      ----------------    --------------
CHF MILLION                                                 2000          1999     1998
-----------                                           ----------------    -----    -----
DIVISION:
UBS Warburg.........................................       231.3          223.6    259.9
UBS Switzerland.....................................         3.8            4.3      5.4
Corporate Center....................................        62.8           59.8     79.2
Diversification Effect..............................       (69.2)         (55.5)   (62.0)
                                                           -----          -----    -----
UBS Group...........................................       228.7          232.2    282.5
                                                           =====          =====    =====

     Consequential Risks. In addition to credit and market risks that UBS assumes as an integral part of its business activities, UBS also assumes a number of consequential risks -- often referred to as "operational risk" -- which arise as a consequence of its business activities. These risks include:

     - operations or transactions processing risk;

     - legal risk;

     - compliance risk;

     - liability risk; and

     - security risk.

     UBS is addressing the measurement of its consequential risks through the introduction of a generic operational risk-modeling framework. This framework groups risks into predetermined risk categories and identifies the factors behind the risk exposure. Operational risk scenarios are developed to stress UBS's processes and procedures underlying the exposure. This helps UBS to measure the risk of loss from the identified exposure in a similar manner to the statistical loss measurements of its credit and/or market risk exposures. This framework is relatively new and is periodically reviewed and enhanced so that risks are accurately assessed and are in accordance with UBS's risk appetite and risk-bearing capacity.

     Year 2000 Issue. An important element of UBS's operational risks over the past two years has been the need to address the Year 2000 issue. UBS recognized early the potential problems that could arise from computer systems failing to properly recognize the change of date from 1999 to 2000. To combat this problem, starting in 1996, UBS and each of its operating divisions established and implemented a program responsible for addressing the Year 2000 issue.

     UBS has not experienced any material problems related to the Year 2000 date change. The total cost to UBS of the Year 2000 program was CHF 493 million in 1998 and CHF 279 million in 1999.

     Asset and Liability Management

     UBS's asset and liability management processes are designed to manage all balance sheet related risks on a coordinated Group-wide basis. The procedures and policies cover Group liquidity, Group funding and capital management, and the management of non-trading foreign exchange and interest rate risk.

     UBS recognizes that the market and credit risk framework that is set out above cannot be fully applied to its asset and liability management activities. Consequently, specific processes and policies have been established for managing these risks. UBS's asset and liability management function is undertaken at the Corporate Center by the Group Treasury department, which reports directly to the CFO. Group Treasury is responsible for establishing and effectively managing the processes in relation to these risks in accordance with policies that have been approved by the Board of Directors.

     The overriding goals of all processes within the asset and liability management activities are:

     - efficient management of the bank's non-trading interest rate and foreign exchange exposures;

     - sustainable and cost-efficient funding of the bank's balance sheet;

     - optimal liquidity management in order to generate cash when required; and

     - compliance with legal and regulatory requirements.

     Interest Rate Management. Interest rate risk is inherent to most of UBS's businesses. Interest rate risks arise from a variety of factors, including differences in the timing between the contractual maturity or repricing of assets, liabilities and derivative instruments. Net interest income is affected by changes in market interest rates, given that the repricing characteristics of loans and other interest earning assets do not necessarily match those of deposits, other borrowings and capital. In the case of floating rate assets and liabilities, UBS is also exposed to basis risk, which is the difference in repricing characteristics of two floating rate indices, such as the savings rate and six-month LIBOR. In addition, certain products have embedded options that affect their pricing and principal.

     UBS adopts a comprehensive Group-wide approach to managing interest rate risk, and allocates the responsibility for managing this risk to a limited number of business areas. Under this approach, interest rate risk is clearly segregated into trading and non-trading risk. All interest rate risks arising from non-trading business activities are captured at the point of business origination and transferred either to UBS Warburg's Cash and Collateral Trading book -- or "CCT" -- or to the Corporate Center's Bank Book through a Group-wide transfer pricing mechanism. The risk is then managed centrally in accordance with the relevant risk policy.

     In the case of transactions with a fixed maturity, the interest rate risk is transferred from the relevant business area to CCT on a transaction by transaction basis. This means that products with fixed maturities immediately become part of the trading book in UBS Warburg and the business locks in an interest-rate-risk-free margin on such products, thereby relieving them of any residual interest rate risk. As a result of this process, UBS benefits fully from the netting potential between its balance sheet and trading products.

     In the case of client business, such as savings accounts or current accounts, which have no contractual maturity date or directly market-linked customer rate, the interest rate risk is transferred from the business areas by pooled transactions to the Bank Book. Since these products effectively contain various embedded options in respect of withdrawal/prepayment and rate-setting, they cannot be hedged by single back-to-back transactions. Consequently, Group Treasury manages the inherent interest rate risk in these products in the Bank Book through the establishment of replicating portfolios of revolving fixed-rate transactions of predefined maturities, which approximate the average cash flow behavior of these positions. Group Treasury then hedges the overall risk in the Bank Book by means of internal transactions with CCT. As a result of this process, all interest rate risks arising from client business are transferred either directly or indirectly via the Bank Book to CCT.

     In addition to the interest rate risk associated with client business, a significant amount of interest rate risk arises in relation to non-business balance sheet items, such as in the refinancing of the bank's real estate portfolio, equity investments in associated companies and the investment of UBS's own equity. The refinancing of real estate and equity investments and the investment of equity are all strategic decisions that implicitly create non-trading interest rate exposures. The interest rate risks inherent in these balance sheet items are managed in the Bank Book by representing them as replicating portfolios, on the basis of decisions taken by the Group Executive Board as to the appropriate effective maturities. Here, too, the risk is hedged by means of internal transactions with CCT.

     All the replicating portfolios that are contained in the Bank Book are updated monthly by replacing maturing tranches with new aggregate tranches that reflect the changes in the balance sheet over the period. By their nature, the staggered tranches that constitute each replicating portfolio reduce the volume that must be hedged by the Bank Book at each monthly rollover. However, due to the extent of the underlying portfolio volumes, the new aggregate tranches are nevertheless of such a size that they cannot be hedged instantly. The Bank Book therefore assumes intramonth interest rate exposure until it can execute all the necessary offsetting hedges with CCT. The exposure of the Bank Book, which thus tends to fluctuate between monthly rollovers and the profits or losses arising out of the Bank Book, are reported on an accrual basis in the financial statements and constitute an integral part of the Group's net interest income.

     The Board of Directors has approved risk management policies, risk limits and the control framework for the entire interest rate risk management process including the establishment of a VaR limit for the interest rate exposure of the Bank Book. Market Risk Control monitors the risk in both CCT and in the Bank Book on a daily basis as part of the Group's overall market risk in order to ensure the integrity of the interest rate risk management process and UBS's compliance with the defined risk limits.

     UBS's approach to managing the interest rate risks inherent in the Bank Book complies with the regulatory framework recently introduced by the FBC. In the course of the year 2000, it will become mandatory for all Swiss banks to report to the Swiss National Bank the interest rate sensitivity of the Bank Book on a quarterly basis. Additionally, the specific composition of the underlying replicating portfolios used to manage individual balance sheet items must also be disclosed in order to assist the regulators to identify 'outliers' in terms of their interest rate risk profiles.

     The following table shows the interest rate sensitivity of the Bank Book as at 30 June 2000 measured in terms of the potential impact of a one basis point (0.01%) parallel rise in interest rates on the market value of each balance sheet item.

                                          WITHIN 1   1 TO 3   3 TO 12   1 TO 5   OVER 5
     CHF THOUSANDS PER BASIS POINT         MONTH     MONTHS   MONTHS    YEARS    YEARS    TOTAL
     -----------------------------        --------   ------   -------   ------   ------   ------
CHF.....................................      6        (5)       55        212     (627)    (359)
USD.....................................      8       (34)      (29)      (119)     505      331
EUR.....................................      0        (3)        3        106      192      298
GBP.....................................      0         0       (47)       288      531      772
JPY.....................................      0         0         0          1       (6)      (5)
Others..................................      0         0         0          0        0        0
                                             --       ---      ----     ------   ------   ------

TOTAL...................................     14       (42)      (18)       488      595    1,037
Of which Replicated Equity:
CHF.....................................     16        23       237      6,990    1,710    8,976
Bank Book without Replicated Equity:
TOTAL...................................     (2)      (65)     (255)    (6,502)  (1,115)  (7,939)

     The most significant component of the Bank Book sensitivity stems from the investment of UBS's equity. At 30 June 2000, this was invested in a portfolio of fixed-rate CHF deposits with an average duration of 2.5 years and a sensitivity of CHF (9.0) million per basis point, in line with the strategic investment targets set by the Group Executive Board. In order to ensure that these Group Executive Board targets are met, UBS's equity is represented as a liability position by a replication portfolio reflecting this target benchmark. UBS's equity becomes then automatically invested according to the Group Executive Board's strategic targets so as to offset the interest rate risk associated with this equity replication portfolio. The interest rate sensitivity of these investments indicates the extent to which their marked-to-market value would be affected by an upward move in interest rates. This in turn is directly related to the investment duration chosen by the Group Executive Board. However, when measured against the equity replication portfolio itself, the residual interest rate risk is negligible. Moreover, any reduction in this measure of the interest rate sensitivity relating to the investment of UBS's equity would inevitably require investing at significantly shorter maturities, which would lead to a higher volatility of UBS's interest earnings.

     In addition to the above standard sensitivity to a one basis point rise in rates, UBS uses the following two measures to help to monitor the risk inherent in the Bank Book:

     - Net interest income at risk, which is defined as the exposure of the net interest income arising in the Bank Book to an adverse movement in interest rates over the next twelve months. Given the fact that all client business with fixed maturities is "match funded" with UBS Warburg, these transactions are not affected by changes in interest rates. Therefore only net interest income positions resulting from replicating portfolios may be exposed to market changes. This measure estimates the impact of different changes in the level of interest rates using shock scenarios as well as gradual changes in interest rates over a period of time. All of the scenarios are compared with a scenario in which current market rates are held constant for the next twelve months.

     - The economic value sensitivity, which is defined as the potential change in market value of the Bank Book resulting from changes in interest rates. This estimates the effect of an immediate interest rate shock on the net position in the Bank Book.

     The net interest income at risk measure on the Bank Book considers such variables as:

     - repricing characteristics of assets and liabilities;

     - rate barrier effects, such as caps and floors, on assets and liabilities;

     - maturity effects of replicating portfolios; and

     - behavior of competitors.

     Both measures are based on the Bank Book's interest rate position excluding the liability position relating to the "equity replication portfolio." The methodology is designed to highlight the effects of market changes in interest rates on existing balance sheet positions; it ignores future changes in the asset and liability mix and therefore it is not by itself a measure of future net interest income.

     The two methodologies provide different measures of the level of interest rate risk. The economic value sensitivity measure provides a longer term view, since this considers the present value of all future cash flows generated from the existing balance sheet positions. The net interest income at risk measure provides a shorter term view, as it considers the repricing effect of all maturing positions over the next twelve months. The table below shows the change in risk under both measures at 30 June 2000, 31 December 1999 and 1998.

                                                                         31 DECEMBER
                                                              30 JUNE    ------------
                                                               2000      1999    1998
                                                              -------    ----    ----
                                                                 (CHF IN MILLIONS)
Net interest income at risk.................................   (188)     (355)   (265)
Economic value sensitivity..................................   (787)     (555)   (493)

     Among various scenarios that have been analyzed the net interest income at risk figure shown is the worst case and relates to an interest rate shock (parallel shift) of -200 basis points. At 31 December 1998, the difference to the constant market rate scenario represents -4.07% of UBS's 1998 total net interest income, -5.6% at 31 December 1999 and -3.0% at 30 June 2000. In this extreme scenario the largest part of the decrease would occur due to lower margins on deposit accounts and lower returns on the investment of UBS's equity.

     The economic value sensitivity shows the effect of a 100 basis point adverse interest rate shock, implying that the bank had an exposure of CHF (493) million to rising interest rates at 31 December 1998, CHF (555) million at 31 December 1999 and CHF (787) million at 30 June 2000.

     Liquidity and Funding Management. UBS's approach to liquidity management seeks to ensure that UBS will always have sufficient liquidity to meet its liabilities in a timely manner while preserving the option of exploiting potential strategic market opportunities. UBS's centralized approach to liquidity management encompasses the entire network of branches and all subsidiaries and ensures that the liquidity position is more than adequate to cover short-term liabilities at all times. UBS's liquidity management is based on an integrated framework that incorporates an assessment of all known cash flows within UBS as well as the availability of high grade collateral that could be used to secure additional funding if required. The liquidity position is prudently managed under different potential scenarios taking stress factors into due consideration.

     UBS's Board of Directors has approved a policy that establishes the core principles for liquidity management and has defined an appropriate contingency plan. A first set of principles relates to the establishment of liquidity risk limits, such as a net overnight funding limit. The risk limits are set by the Group Executive Board and monitored by the Group Treasury Committee, or "GTC," which is chaired by the Group Treasurer and meets on a monthly basis in order to assess the bank's liquidity exposure. A second set of principles concentrates on liquidity crisis management for which detailed contingency plans have been worked out. Regional committees constantly monitor the markets in which UBS operates for potential threats and regularly report their findings to the GTC. If a liquidity crisis occurs, regional crisis task forces will perform all necessary contingency actions under the command of senior management.

     The liquidity management process is undertaken jointly by Group Treasury and CCT. Group Treasury's function is to establish a comprehensive framework of directives and risk limits, while CCT undertakes the operational cash and collateral management transactions within the established parameters. UBS's centralized cash and collateral business management structure facilitates a tight control on both the global cash position and the stock of highly liquid and rediscountable securities.

     UBS's funding strategy seeks to ensure that business activities are funded at the lowest possible costs. With a broad diversification (by market, product and currency) of funding sources UBS maintains a well balanced portfolio of liabilities which generate a stable flow of financing and additionally provides protection in the event of market disruptions. In this context UBS's strong domestic retail business is a very valuable, cost efficient and reliable source of funding. Through the establishment of short-, medium-and long-term funding programs in Europe, in the US and in Asia, UBS can raise funds globally in a very efficient manner and minimize its dependence on any particular source of funding.

     See "-- Liquidity and Capital Resources" for additional information.

     Currency Management. UBS's corporate currency management activities are designed to protect UBS's equity and the expected future foreign currency cash-flows from adverse currency movements against the Swiss franc while preserving the option of exploiting any market opportunities which may arise.

     The following principles guide the approach to managing this risk:

     - UBS's equity must be invested in Swiss francs (translation risk management); and

     - Recognized foreign currency exposures must be hedged proactively for the whole financial year, which represents the cycle of financial accounting (transaction risk management).

     Translation (Balance Sheet) Currency Risk. UBS aims to maintain the flexibility to allow foreign assets (a business unit or a non-financial asset) to be divested at any time without adverse currency impacts. To limit these undesired foreign exchange impacts on investments and divestments of these assets, foreign currency assets are match funded in the relevant currency. The match-funding principle is also applied to the financing of foreign investments, including foreign equity investments. This strategy, together with the repatriation into Swiss francs of foreign currency dividends and capital, ensures that UBS's equity is always fully invested in Swiss francs.

     Transaction (Revenues/Costs) Currency Risk. UBS's transaction risk currency management process is designed to protect the budgeted annual foreign currency net profits against adverse currency movements during the relevant reporting period. Foreign currency net profits are actively managed by Group Treasury on behalf of UBS in accordance with the instructions of the Group Executive Board and subject to the VaR limit that has been established for this risk. The budgeted net profits are treated as long forward foreign exchange exposures in the local reporting currency against the Swiss franc.

     The non-trading foreign currency exposures are hedged mainly with foreign exchange forward contracts, although foreign exchange options are also used particularly where there is a measure of uncertainty about the magnitude of the underlying income. The net position of the budgeted net profits and the corresponding hedges is the basis for the VaR calculation on Group Treasury's non-trading currency position. During the year, actual results are continuously monitored. Major budget deviations must be communicated to Group Treasury for potential additional hedge transactions. The VaR analysis, which is performed daily, is based on the same 10-day 99% confidence level as applies in UBS Warburg. The validity of the VaR measurement is evaluated by conducting backtests, which compare the estimated VaR amount with the actual shift of the positions' profit or loss due to exchange rate movements.

     The following table summarizes the VaR usage during the second half of 1998, 1999 and the first half of 2000.

VAR (CHF IN MILLIONS)                          MINIMUM    MAXIMUM    AVERAGE    LAST VALUE OF PERIOD
---------------------                          -------    -------    -------    --------------------
1 JULY -- 31 DECEMBER 1998...................   37.2       133.7      77.5              79.2
1999.........................................    1.4        77.8      37.1              59.7
1 JANUARY -- 30 JUNE 2000....................   11.7       113.4      52.2              12.2

     The principal contributors to UBS's non-trading currency exposure are the operations in the UK and the US. In general, the VaR position is highest at the beginning of the year when the budgeted net profits are transferred to Group Treasury and is gradually reduced during the year depending on the exact hedge strategy being used. The underlying policy is to keep the VaR of the non-trading currency position as low as practicable.

     Capital Management. Capital management is undertaken at UBS by Group Treasury as an integral asset and liability management function. UBS's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated needs of the divisions as well as regulatory capital requirements. See "-- Liquidity and Capital
Resources -- Capital Resources" for further details.

     Performance Measurement. UBS is in the process of implementing a comprehensive value based management approach intended to support management in key tasks like planning, investments, capital allocation, performance appraisal and compensation, strategic risk management and communication to investors and analysts.

     Divisional business plans, planned acquisitions, investments and divestments are evaluated and approved on the basis of their expected contribution to shareholder value. Actual performance is appraised using division specific hurdle rates and according to the contribution to value creation. The implicit costs of risk tolerance as well as the consumption of regulatory equity and risk control efforts are therefore considered in an appropriate way.

     Selected Statistical Information

     The tables below set forth selected statistical information regarding UBS's banking operations. Unless otherwise indicated, average balances for the year ended 31 December 1999 are calculated from monthly data and averages for the years ended 31 December 1998 and 1997 are calculated from quarterly data. The distinction between domestic and foreign generally is based on the domicile of the booking location. For loans, this method is not significantly different from an analysis based on domicile of the borrower. Disclosures for the years ended 31 December 1996 and 1995, where applicable, are presented for Union Bank of Switzerland and Swiss Bank Corporation individually. Combined data is not presented for these periods because differences between accounting policies of the predecessor banks were significant or could not be quantified, or because significant inter-company balances could not be identified and eliminated. For purposes of this selected statistical information, "UBS" refers to Union Bank of Switzerland and "SBC" refers to Swiss Bank Corporation.

     Average Balances and Interest Rates. The following table sets forth average interest-earning assets and average interest-bearing liabilities, along with the average rates, for the years ended 31 December 1999, 1998 and 1997.

                                      1999                             1998                             1997
                          -----------------------------   -------------------------------   -----------------------------
                          AVERAGE              AVERAGE     AVERAGE               AVERAGE    AVERAGE              AVERAGE
                          BALANCE   INTEREST   RATE (%)    BALANCE    INTEREST   RATE (%)   BALANCE   INTEREST   RATE (%)
                          -------   --------   --------   ---------   --------   --------   -------   --------   --------
                                                       (CHF IN MILLIONS, EXCEPT PERCENTAGES)
ASSETS
Money market paper
  Domestic..............    2,798        27      1.0%         4,002        70      1.7%       6,768       181      2.7%
  Foreign...............   48,179     1,144      2.4%        20,679       763      3.7%      27,416     1,133      4.1%
Due from banks
  Domestic..............   19,451       705      3.6%        22,703       916      4.0%      22,823       926      4.1%
  Foreign...............   28,999     1,269      4.4%        43,705     2,852      6.5%      33,003     2,278      6.9%
Securities borrowed and
  reverse repurchase
  agreements
  Domestic..............    3,265       117      3.6%         7,751        89      1.2%          --        --       --
  Foreign...............  223,962    11,305      5.0%       275,549    10,290      3.7%     257,090    11,328      4.4%
Trading portfolio
  Domestic..............   36,269        72      0.2%        78,211        78      0.1%      19,915       139      0.7%
  Foreign...............  124,564     4,460      3.6%       119,629     3,802      3.2%     153,211     4,059      2.6%
Loans
  Domestic..............  200,111     7,733      3.9%       207,937     8,839      4.3%     216,114    10,646      4.9%
  Foreign...............   58,634     3,326      5.7%        72,445     5,440      7.5%      61,110     5,400      8.8%
Financial investments
  Domestic..............    2,066        74      3.6%         3,481       104      3.0%       3,819       119      3.1%
  Foreign...............    3,737        85      2.3%         7,105       268      3.8%       9,491       379      4.0%
Net interest on swaps...       --     2,132       --             --     1,701       --           --       725       --
                          -------    ------               ---------    ------               -------    ------
Total interest-earning
  assets................  752,035    32,449      4.3%       863,197    35,212      4.1%     810,760    37,313      4.6%
Non-interest-earning
  assets
  Positive replacement
    values..............  146,036                           164,708                         124,224
  Fixed assets..........    8,824                            11,316                          12,628
  Other.................   34,957                            33,897                          32,846
                          -------                         ---------                         -------
TOTAL AVERAGE ASSETS....  941,852                         1,073,118                         980,458
                          =======                         =========                         =======
LIABILITIES AND EQUITY
Money market paper
  issued
  Domestic..............      146         1      0.7%           255         2      0.8%         625        12      1.9%
  Foreign...............   57,956     2,394      4.1%        51,435     2,557      5.0%      42,565     1,920      4.5%
Due to banks
  Domestic..............   37,581     1,303      3.5%        69,140     2,772      4.0%      76,269     1,749      2.3%
  Foreign...............   41,583     1,704      4.1%        51,209     3,205      6.3%      63,498     4,155      6.5%
Securities loaned and
  repurchase agreements
  Domestic..............   12,830       106      0.8%        12,261        71      0.6%          --        --       --
  Foreign...............  144,837     8,340      5.8%       186,819     7,472      4.0%     177,128     9,660      5.5%
Trading portfolio
  Domestic..............       --        --       --             --        --       --           --        --       --
  Foreign...............   48,560     2,070      4.3%        65,677     1,741      2.7%      40,541     1,492      3.7%

                                      1999                             1998                             1997
                          -----------------------------   -------------------------------   -----------------------------
                          AVERAGE              AVERAGE     AVERAGE               AVERAGE    AVERAGE              AVERAGE
                          BALANCE   INTEREST   RATE (%)    BALANCE    INTEREST   RATE (%)   BALANCE   INTEREST   RATE (%)
                          -------   --------   --------   ---------   --------   --------   -------   --------   --------
                                                       (CHF IN MILLIONS, EXCEPT PERCENTAGES)
Due to customers
  Domestic..............  155,887     1,920      1.2%       161,688     2,613      1.6%     169,514     3,030      1.8%
  Foreign...............  122,411     5,593      4.6%       132,338     7,275      5.5%     121,305     6,505      5.4%
Long-term debt
  Domestic..............   16,241       979      6.0%        21,267     1,138      5.4%      29,010     1,481      5.1%
  Foreign...............   37,963     2,130      5.6%        31,024     1,348      4.3%      23,788     1,055      4.4%
                          -------    ------               ---------    ------               -------    ------
Total interest-bearing
  liabilities...........  675,995    26,540      3.9%       783,113    30,194      3.9%     744,243    31,059      4.2%
Non-interest-bearing
  liabilities
  Negative replacement
    values..............  171,800                           187,934                         136,151
  Other.................   60,946                            69,184                          66,755
                          -------                         ---------                         -------
Total liabilities.......  908,741                         1,040,231                         947,149
Shareholders' equity....   33,111                            32,887                          33,309
                          -------                         ---------                         -------
TOTAL AVERAGE
  LIABILITIES AND
  SHAREHOLDERS'
  EQUITY................  941,852                         1,073,118                         980,458
                          =======                         =========                         =======
NET INTEREST INCOME.....              5,909                             5,018                           6,254
NET YIELD ON INTEREST-
  EARNING ASSETS........                         0.8%                              0.6%                            0.8%

     All assets and liabilities are translated into Swiss francs at uniform month-end rates. Income and expenses are translated at monthly average rates.

     Average rates earned and paid on assets and liabilities can change from period to period based on the changes in interest rates in general, but also are affected by changes in the currency mix included in the assets and liabilities. This is especially true for foreign assets and liabilities. Tax exempt income is not recorded on a tax-equivalent basis. For all three years presented, it is considered to be insignificant and therefore the impact from such income is negligible.

     Interest income and expense on certain accounts are reported as trading income in UBS's 1997 consolidated financial statements, but are reported against those accounts in the table. These accounts include: money market paper, securities borrowed and lent, reverse repurchase and repurchase agreements, and trading assets and liabilities. Also, the interest expense in UBS's 1997 consolidated financial statements is reduced by an amount for funding costs for trading positions, which is not reflected in the preceding table. The following table reconciles net interest on interest-earnings assets as shown in the table above to net interest income in UBS's 1997 consolidated financial statements.

                                                                    1997
                                                              -----------------
                                                              (CHF IN MILLIONS)
Net interest on interest-earning assets.....................         6,254
  Money market paper........................................            --
  Securities borrowed and reverse repurchase agreements.....       (11,328)
  Trading portfolio assets..................................        (4,198)
  Securities loaned and repurchase agreements...............         9,660
  Trading portfolio liabilities.............................         1,492
  Funding costs for trading positions.......................         5,056
                                                                   -------
NET INTEREST PER FINANCIAL STATEMENTS.......................         6,936
                                                                   =======

     Analysis of Changes in Interest Income and Expense. The following tables allocate, by categories of interest-earning assets and interest-bearing liabilities, the changes in interest income and expense due to changes in volume and interest rates for the year ended 31 December 1999 compared to the year ended 31 December 1998, and for the year ended 31 December 1998 compared to the year ended 31 December 1997. Volume and rate variances have been calculated on movements in average balances and changes in interest rates. Changes due to a combination of volume and rate have been allocated proportionally.

                                              1999 OVER 1998                        1998 OVER 1997
                                    -----------------------------------   -----------------------------------
                                        INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                                CHANGES IN                            CHANGES IN
                                    -----------------------------------   -----------------------------------
                                    AVERAGE                               AVERAGE
                                    VOLUME    AVERAGE RATE   NET CHANGE   VOLUME    AVERAGE RATE   NET CHANGE
                                    -------   ------------   ----------   -------   ------------   ----------
                                                                (CHF IN MILLIONS)
INTEREST-EARNING ASSETS
Money market paper
  Domestic........................     (21)         (22)          (43)       (74)         (37)         (111)
  Foreign.........................   1,014         (633)          381       (278)         (92)         (370)
Due from banks
  Domestic........................    (131)         (80)         (211)        (5)          (4)           (9)
  Foreign.........................    (960)        (623)       (1,583)       739         (165)          574
Securities borrowed and reverse
  repurchase agreements
  Domestic........................     (52)          79            27         89           --            89
  Foreign.........................  (1,926)       2,941         1,015        813       (1,851)       (1,038)
Trading portfolio
  Domestic........................     (42)          36            (6)       407         (468)          (61)
  Foreign.........................     157          501           658       (890)         633          (257)
Loans
  Domestic........................    (333)        (773)       (1,106)      (403)      (1,404)       (1,807)
  Foreign.........................  (1,037)      (1,077)       (2,114)     1,002         (962)           40
Financial investments
  Domestic........................     (13)         (17)          (30)       (11)          (4)          (15)
  Foreign.........................    (126)         (57)         (183)       (95)         (16)         (111)
                                    ------       ------        ------      -----       ------        ------
Interest income
  Domestic........................    (592)        (777)       (1,369)         3       (1,917)       (1,914)
  Foreign.........................  (2,878)      (1,053)       (1,825)     1,291       (2,453)       (1,162)
                                    ------       ------        ------      -----       ------        ------
Total interest-earning assets.....  (3,470)         276        (3,194)     1,294       (4,370)       (3,076)
                                    ------       ------        ------      -----       ------        ------
Net interest on swaps.............                                431                                   976
                                                               ------                                ------
Total interest income.............                             (2,763)                               (2,100)
                                                               ======                                ======

                                              1999 OVER 1998                        1998 OVER 1997
                                    -----------------------------------   -----------------------------------
                                        INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                                CHANGES IN                            CHANGES IN
                                    -----------------------------------   -----------------------------------
                                    AVERAGE                               AVERAGE
                                    VOLUME    AVERAGE RATE   NET CHANGE   VOLUME    AVERAGE RATE   NET CHANGE
                                    -------   ------------   ----------   -------   ------------   ----------
                                                                (CHF IN MILLIONS)
INTEREST-BEARING LIABILITIES
Money market paper issued
  Domestic........................      (1)          (0)           (1)        (7)          (3)          (10)
  Foreign.........................     324         (487)         (163)       400          237           637
Due to banks
  Domestic........................  (1,265)        (204)       (1,469)      (164)       1,187         1,023
  Foreign.........................    (602)        (899)       (1,501)      (804)        (146)         (950)
Securities loaned and repurchase
  agreements
  Domestic........................       3           32            35         71           --            71
  Foreign.........................  (1,679)       2,547           868        529       (2,717)       (2,188)
Trading portfolio
  Domestic........................      --           --            --         --           --            --
  Foreign.........................    (454)         783           329        926         (677)          249
Due to customers
  Domestic........................     (94)        (599)         (693)      (140)        (277)         (417)
  Foreign.........................    (546)      (1,136)       (1,682)       592          178           770
Long-term debt
  Domestic........................    (269)         110          (159)      (395)          52          (343)
  Foreign.........................     302          480           782        321          (28)          293
                                    ------       ------        ------      -----       ------        ------
Interest expense
  Domestic........................  (1,626)        (661)       (2,287)      (635)         959           324
  Foreign.........................  (2,655)       1,288        (1,367)     1,964       (3,153)       (1,189)
                                    ------       ------        ------      -----       ------        ------
Total interest-bearing
  liabilities.....................  (4,281)         627        (3,654)     1,329       (2,194)         (865)
                                    ======       ======        ======      =====       ======        ======

     Deposits. The following table analyzes average deposits and the average rates on each deposit category listed below at and for the years ended 31 December 1999, 1998 and 1997. The geographic allocation is based on the location of the office or branch where the deposit is made.

                                        1999                   1998                   1997
                                 -------------------    -------------------    -------------------
                                 AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE
                                 DEPOSIT    RATE (%)    DEPOSIT    RATE (%)    DEPOSIT    RATE (%)
                                 -------    --------    -------    --------    -------    --------
                                               (CHF IN MILLIONS EXCEPT PERCENTAGES)
BANKS
  Domestic offices:
     Demand deposits...........   12,736      0.9%       11,890      0.6%        9,856      0.8%
     Time deposits.............    6,715      4.8%       10,813      4.7%       12,967      2.5%
                                 -------                -------                -------
     Total domestic offices....   19,451      2.2%       22,703      2.6%       22,823      1.8%
                                 -------                -------                -------
  Foreign offices:
     Interest-bearing
       deposits(1).............   28,999      4.1%       43,705      6.3%       33,003      6.5%
                                 -------                -------                -------
TOTAL DUE TO BANKS.............   48,450      3.4%       66,408      5.0%       55,826      4.6%
                                 =======                =======                =======
CUSTOMER ACCOUNTS
  Domestic offices:
     Demand deposits...........   49,261      0.6%       44,569      0.7%       41,411      0.8%
     Savings deposits..........   80,543      1.1%       82,561      1.6%       85,027      1.8%
     Time deposits.............   26,083      2.8%       34,558      2.9%       43,076      2.7%
                                 -------                -------                -------
     Total domestic offices....  155,887      1.2%      161,688      1.6%      169,514      1.8%
                                 -------                -------                -------
  Foreign offices:
     Demand deposits...........  122,411      4.6%      132,338      5.5%      121,305      5.4%
                                 -------                -------                -------
TOTAL DUE TO CUSTOMERS.........  278,298      2.7%      294,026      3.4%      290,819      3.3%
                                 =======                =======                =======

---------------
(1) Includes mostly time deposits.

     At 31 December 1999, the maturity of time deposits exceeding CHF 150,000, or an equivalent amount in other currencies, was as follows.

                                                              AT 31 DECEMBER 1999
                                                              -------------------
                                                              DOMESTIC    FOREIGN
                                                              --------    -------
                                                               (CHF IN MILLIONS)
Within 3 months.............................................   32,466     117,260
3 to 12 months..............................................    4,620       7,784
1 to 5 years................................................    1,027         978
Over 5 years................................................      429       2,333
                                                               ------     -------
TOTAL TIME DEPOSITS.........................................   38,542     128,355
                                                               ======     =======

     Short-Term Borrowings. The following table presents UBS's period-end, average and maximum month-end outstanding amounts for short-term borrowings, along with the average rates and period-end rates at and for the years ended 31 December 1999, 1998 and 1997.

                                 MONEY MARKET PAPER ISSUED          DUE TO BANKS             REPURCHASE AGREEMENTS
                                ---------------------------   -------------------------   ---------------------------
                                 1999      1998      1997      1999     1998     1997      1999      1998      1997
                                -------   -------   -------   ------   ------   -------   -------   -------   -------
                                                                  (CHF IN MILLIONS)
Period-end balance............  64,655    51,527    55,600    40,580   10,361    84,952   217,736   137,617   191,792
Average balance...............  58,103    51,690    43,190    30,714   53,941    83,941   149,071   177,298   153,028
Maximum month-end balance.....  76,368    53,710    55,600    64,562   89,072   105,332   217,736   202,062   191,792
Average interest rate during
  the period..................     4.1%      5.0%      4.5%      4.5%     4.9%      4.0%      4.8%      3.6%      5.3%
Average interest rate at
  period-end..................     4.6%      4.6%      4.5%      4.8%     4.4%      4.2%      3.9%      4.9%      4.5%

     Loans. UBS's loans are widely dispersed over customer categories both within and outside of Switzerland. No one concentration of loans, with the exceptions of private households in Switzerland and foreign commercial and manufacturing, accounted for more than 10% of the total loan portfolio. For further discussion of UBS's loan portfolio, see "-- Analysis of Risks -- Credit Risk." The following table illustrates the diversification of the loan portfolio among customer categories at 31 December 1999, 1998, 1997, 1996 and 1995. The industry categories presented are consistent with the classification of loans for reporting to the Swiss Federal Banking Commission and Swiss National Bank.

                                                                        1996                  1995
                                                                 ------------------    ------------------
                                 1999       1998       1997        UBS        SBC        UBS        SBC
                                -------    -------    -------    -------    -------    -------    -------
                                                            (CHF IN MILLIONS)
Domestic:
  Banks.......................    5,802      4,543     17,751     15,039      2,532      2,700      2,467
  Financial institutions......    9,387     10,240     11,371     14,465      6,752     12,865      6,673
  Construction................    6,577      7,897      9,627      6,022      4,556      3,737      4,644
  Services (1)................   14,862     11,582     13,083      7,841      6,383      6,011      6,401
  Retail and wholesale........   10,904      8,912     10,512      7,220      6,602      6,772      6,323
  Hotels and restaurants......    4,259      4,129      4,668      4,815      2,200      4,311      2,219
  Real estate and rentals
    (2).......................   19,835     21,231     22,915        N/A        N/A        N/A        N/A
  Manufacturing...............   11,377     13,505     16,440      9,650      9,019     10,113      9,788
  Public authorities..........    5,277      5,858      6,354      3,271      4,972      2,727      4,484
  Private households..........   93,846     97,664    109,044     55,088     59,098     48,935     56,732
  Other.......................    1,818      1,662      1,862      1,156        694      1,629        747
                                -------    -------    -------    -------    -------    -------    -------
Total domestic................  183,944    187,223    223,627    124,567    102,808     99,800    100,478
Foreign:
  Banks.......................   24,983     65,000     49,559     25,048     70,758     88,586     42,689
  Other loans (3).............   69,087     78,741     80,054     33,412     34,758     55,188     29,814
                                -------    -------    -------    -------    -------    -------    -------
Total foreign.................   94,070    143,741    129,613     58,460    105,516    143,774     72,503
                                -------    -------    -------    -------    -------    -------    -------
TOTAL GROSS LOANS.............  278,014    330,964    353,240    183,027    208,324    243,574    172,981
                                =======    =======    =======    =======    =======    =======    =======

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management. The Swiss National Bank introduced this category in 1997; prior years' balances cannot be restated.

(3) Includes commercial and manufacturing (52%), financial institutions (25%), commodities (8%) and other (15%) at 31 December 1999.

     The following table analyzes UBS's mortgage portfolio by geographic origin of the customer and type of mortgage at 31 December 1999, 1998, 1997, 1996 and 1995. Mortgages are included in the aforementioned industry categories.

                                                                                   1996              1995
                                                                              ---------------   ---------------
                                                 1999      1998      1997      UBS      SBC      UBS      SBC
                                                -------   -------   -------   ------   ------   ------   ------
                                                                       (CHF IN MILLIONS)
Mortgages:
  Domestic....................................  126,677   138,306   142,919   68,534   70,966   67,200   67,098
  Foreign.....................................    1,310     2,479     3,883    1,657    2,266    1,306    2,372
                                                -------   -------   -------   ------   ------   ------   ------
Total gross mortgages.........................  127,987   140,785   146,802   70,191   73,232   68,506   69,470
                                                =======   =======   =======   ======   ======   ======   ======
Mortgages:
  Residential.................................   91,408   106,093   105,926   48,508   49,794   48,711   46,083
  Commercial..................................   36,579    34,692    40,876   21,683   23,438   19,795   23,387
                                                -------   -------   -------   ------   ------   ------   ------
Total gross mortgages.........................  127,987   140,785   146,802   70,191   73,232   68,506   69,470
                                                =======   =======   =======   ======   ======   ======   ======

     Loan Maturities. The following table discloses loans by maturity at 31 December 1999. The determination of maturities is based on contract terms. Information on interest rate sensitivities can be found in Note 33 of UBS's consolidated financial statements.

                                              WITHIN 1 YEAR    1 TO 5 YEARS    OVER 5 YEARS     TOTAL
                                              -------------    ------------    ------------    -------
                                                                 (CHF IN MILLIONS)
Domestic:
  Banks.....................................       5,756              21             25          5,802
  Mortgages.................................      66,787          57,582          2,308        126,677
  Other loans...............................      39,665           9,304          2,496         51,465
                                                 -------          ------          -----        -------
Total domestic..............................     112,208          66,907          4,829        183,944
                                                 -------          ------          -----        -------
Foreign:
  Banks.....................................      24,286             453            244         24,983
  Mortgages.................................         802             287            221          1,310
  Other loans...............................      62,140           4,124          1,513         67,777
                                                 -------          ------          -----        -------
Total foreign...............................      87,228           4,864          1,978         94,070
                                                 -------          ------          -----        -------
Total gross loans...........................     199,436          71,771          6,807        278,014
                                                 =======          ======          =====        =======

     Impaired, Non-Performing and Restructured Loans. UBS classifies a loan as impaired when it is determined that there is a high probability that the bank will suffer a partial or full loss. A provision is then made with respect to the probable loss to be incurred for the loan in question. Within the category are non-performing loans, for which the contractual payments of principal and/or interest are in arrears for 90 days or more. After the 90-day period, UBS no longer recognizes interest income on the loan and takes a charge for the unpaid and accrued interest receivable. Unrecognized interest related to non-performing loans amounted to CHF 409 million, CHF 423 million and CHF 450 million for the years ended 31 December 1999, 1998 and 1997, respectively. The table below provides an analysis of the Group's non-performing and restructured loans at 31 December 1999, 1998, 1997, 1996 and 1995. For further discussion of impaired and non-performing loans, see "-- Analysis of Risks -- Credit Risk."

                                                                            1996               1995
                                                                       ---------------    ---------------
                                          1999      1998      1997      UBS      SBC       UBS      SBC
                                         ------    ------    ------    -----    ------    -----    ------
                                                                (CHF IN MILLIONS)
Non-performing loans:
  Domestic.............................  11,435    14,023    15,238    7,171     9,587    7,787    10,582
  Foreign..............................   1,638     2,091     1,426      414     1,446      424     1,703
                                         ------    ------    ------    -----    ------    -----    ------
TOTAL NON-PERFORMING LOANS.............  13,073    16,114    16,664    7,585    11,033    8,211    12,285
                                         ======    ======    ======    =====    ======    =====    ======
FOREIGN RESTRUCTURED LOANS(1)..........     287       449       638      473       289      439       301
                                         ======    ======    ======    =====    ======    =====    ======

---------------
(1) Amounts presented for 1999 and 1998 include only performing foreign restructured loans. Amounts presented for prior years include both performing and non-performing foreign restructured loans. UBS does not, as a matter of policy, typically restructure loans to accrue interest at rates different from the original contractual terms or reduce the principal amount of loans. Instead, specific loan allowances are established as necessary. Unrecognized interest related to the foreign restructured loans was not material to the results of operations during these periods.

     In addition to the data above analyzing non-performing loans, at 31 December 1999 UBS had CHF 9,383 million in "other impaired loans." These are loans that are current, or less than 90 days in arrears, with respect to payment of principal or interest; however, UBS's credit officers have expressed doubts as to the ability of the borrowers to repay the loans, and specific allowances of CHF 3,810 million have been established against them. These loans are primarily domestic.

     Cross-Border Outstandings. Cross-border outstandings consist of general banking products such as loans and deposits with third parties, credit equivalents of over-the-counter derivatives and repurchase agreements, and the market value of the inventory of securities. The outstandings are monitored and reported on an ongoing basis by the credit risk management organization with a dedicated country risk information system. With the exception of the 27 most developed economies, the exposures are rigorously limited.

     Claims that are secured by third-party guarantees are recorded against the guarantor's country of domicile. Outstandings that are secured by collateral are recorded against the country where the asset could be liquidated. This follows the "Guidelines for the Management of Country Risk," which are applicable to all banks that report to the Swiss Federal Banking Commission as their supervisory body.

     The following tables list those countries for which UBS's cross-border outstandings exceeded 0.75% of total assets at 31 December 1999, 1998 and 1997. At 31 December 1999, there were no outstandings that exceeded 0.75% of total assets in any country currently facing liquidity problems that the bank expects would materially affect the country's ability to service its obligations.

     For more information on cross-border outstandings, see "-- Analysis of Risks -- Credit Risk -- Country Risk Exposure."

                                                        AT 31 DECEMBER 1999
                               ----------------------------------------------------------------------
                                BANKING PRODUCTS
                               ------------------      TRADED       TRADEABLE              % OF TOTAL
                               BANKS    NON-BANKS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                               -----    ---------    -----------    ---------    ------    ----------
                                                         (CHF IN MILLIONS)
United States................  3,202      2,508        41,970        48,012      95,692       9.7%
Japan........................  1,117        965         7,153        69,194      78,429       8.0%
United Kingdom...............  3,417      3,193        11,273        58,300      76,183       7.8%
Germany......................  4,455      3,174        41,422         8,181      57,232       5.8%
Italy........................  2,462        762         6,803         8,708      18,735       1.9%
Netherlands..................  1,932      1,149         6,648         4,993      14,722       1.5%
France.......................  1,200      1,395         7,324         4,379      14,298       1.5%
Australia....................  2,688        409         6,342         3,735      13,174       1.3%
Canada.......................    866        492         5,233           807       7,398       0.8%

                                                       AT 31 DECEMBER 1998
                             ------------------------------------------------------------------------
                              BANKING PRODUCTS
                             -------------------      TRADED       TRADEABLE               % OF TOTAL
                             BANKS     NON-BANKS    PRODUCTS(1)    ASSETS(2)     TOTAL       ASSETS
                             ------    ---------    -----------    ---------    -------    ----------
                                                        (CHF IN MILLIONS)
United States..............  13,882      2,292        27,922        65,543      109,639       11.6%
United Kingdom.............   4,006      2,583        10,912        32,348       49,849        5.3%
Japan......................   1,633        768         7,879        38,133       48,413        5.1%
Germany....................   7,850      2,500        20,666        15,903       46,919        5.0%
France.....................   2,490      1,420        10,037         8,521       22,468        2.4%
Italy......................   2,174      1,201         8,236         9,394       21,005        2.2%
Australia..................   6,749        543         3,097         4,760       15,149        1.6%
Netherlands................   1,221      1,086         6,134         6,363       14,804        1.6%
Sweden.....................     449        812         3,710         8,091       13,062        1.4%
Canada.....................     755        549         5,162         3,479        9,945        1.1%
Austria....................     769         82         1,513         5,436        7,800        0.8%
Spain......................     913        350         2,495         3,701        7,459        0.8%
Belgium....................   1,248        162         2,393         3,599        7,402        0.8%
Luxembourg.................   1,212      2,130         1,723         2,195        7,260        0.8%

---------------
(1) Traded products consist of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

                                                                     UBS
                                                             AT 31 DECEMBER 1997
                                         ------------------------------------------------------------
                                         BANKING       TRADED       TRADEABLE              % OF TOTAL
                                         PRODUCTS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                                         --------    -----------    ---------    ------    ----------
                                                              (CHF IN MILLIONS)
United States..........................   8,306        10,063          --        18,369       3.2%
France.................................   7,338         3,450          --        10,788       1.9%
Germany................................   5,074         4,704          --         9,778       1.7%
United Kingdom.........................   2,741         6,963          --         9,704       1.7%
Italy..................................   6,088         1,748          --         7,836       1.4%
Singapore..............................   5,930           739          --         6,669       1.2%
Luxembourg.............................   4,832         1,123          --         5,955       1.0%
Japan..................................   1,641         4,101          --         5,742       1.0%
Netherlands............................   3,524         1,114          --         4,638       0.8%

                                                                     SBC
                                                             AT 31 DECEMBER 1997
                                         ------------------------------------------------------------
                                         BANKING       TRADED       TRADEABLE              % OF TOTAL
                                         PRODUCTS    PRODUCTS(1)    ASSETS(2)    TOTAL       ASSETS
                                         --------    -----------    ---------    ------    ----------
                                                              (CHF IN MILLIONS)
United States..........................   23,084       11,432        26,170      60,686       13.8%
Germany................................    4,790       10,404         8,768      23,962        5.5%
Japan..................................    2,022        6,555        11,870      20,447        4.7%
France.................................    1,271        5,150         2,900       9,321        2.1%
Netherlands............................    2,621        4,009         2,379       9,009        2.1%
Italy..................................    2,419        2,541         3,988       8,948        2.0%
Sweden.................................    1,144        2,096         1,254       4,494        1.0%
Belgium................................      365        1,664         2,035       4,064        0.9%
Canada.................................      655        2,531           818       4,004        0.9%
Australia..............................       73        1,982         1,671       3,726        0.8%
Cayman Islands.........................      771        1,443         1,328       3,542        0.8%

---------------
(1) Traded products consist of derivative instruments and repurchase agreements.

(2) Tradeable assets consist of equity and fixed income financial instruments held for trading purposes, which are marked to market on a daily basis.

     Summary of Movements in Allowances and Provisions for Credit Losses. The following table provides an analysis of movements in allowances and provisions for credit losses for the years ended 31 December 1999, 1998, 1997, 1996 and 1995.

     As a result of Swiss bankruptcy laws, banks write off loans against allowances only upon final settlement of bankruptcy proceedings, the sale of the underlying asset and/or in case of the forgiveness of debt. Under Swiss law, a creditor can continue to collect from a debtor who has emerged from bankruptcy, unless the debt has been forgiven through a formal agreement.

                                                                                   1996              1995
                                                                              ---------------   ---------------
                                                    1999     1998     1997     UBS      SBC      UBS      SBC
                                                   ------   ------   ------   ------   ------   ------   ------
                                                                        (CHF IN MILLIONS)
Balance at beginning of year.....................  14,978   16,213   18,135    6,413    6,700    6,412    7,403
Writeoffs:
  Domestic:
    Banks........................................      (4)      (2)      (5)      --       --       (3)      --
    Financial institutions.......................     (92)     (66)    (226)     (32)    (284)     (57)     (88)
    Construction.................................    (296)    (228)    (408)    (103)    (140)    (447)    (166)
    Services(1)..................................    (315)    (116)    (229)    (220)     (54)    (283)    (100)
    Retail and wholesale.........................    (210)    (178)    (227)    (108)     (46)    (192)     (68)
    Hotels and restaurants.......................    (137)     (98)    (138)     (28)     (37)     (46)     (35)
    Real estate and rentals(2)...................    (823)    (610)    (871)    (561)    (263)    (386)    (278)
    Manufacturing................................    (242)    (214)    (514)    (179)    (111)    (197)    (171)
    Public authorities...........................      --       (2)     (19)      --       (3)      --       (2)
    Private households...........................    (598)    (534)  (1,214)    (306)    (389)    (220)    (867)
    Other........................................     (41)     (15)     (29)     (85)     (35)    (155)     (28)
                                                   ------   ------   ------   ------   ------   ------   ------
  Total domestic.................................  (2,758)  (2,063)  (3,880)  (1,622)  (1,362)  (1,986)  (1,803)
  Foreign........................................    (517)    (261)    (240)     (49)    (350)     (73)    (339)
                                                   ------   ------   ------   ------   ------   ------   ------
Total writeoffs..................................  (3,275)  (2,324)  (4,120)  (1,671)  (1,712)  (2,059)  (2,142)
Recoveries:
  Domestic.......................................      54       59      406      438       71      354       78
  Foreign........................................      11       --       36       25       20        8       --
                                                   ------   ------   ------   ------   ------   ------   ------
Total recoveries.................................      65       59      442      463       91      362       78
                                                   ------   ------   ------   ------   ------   ------   ------
Net writeoffs....................................  (3,210)  (2,265)  (3,678)  (1,208)  (1,621)  (1,697)  (2,064)
Increase in credit loss allowances...............     956      951    1,432    1,272    1,018    1,084      874
Special provisions(3)............................      --       --       --    2,289    2,480      711       --
Other adjustments(4).............................     674       79      324      140      652      (97)     487
                                                   ------   ------   ------   ------   ------   ------   ------
Balance at end of year...........................  13,398   14,978   16,213    8,906    9,229    6,413    6,700
                                                   ======   ======   ======   ======   ======   ======   ======

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management.

(3) The 1996 UBS amount includes a special provision of CHF 3,000 million for credit risks and the release of a CHF 711 million provision for general banking risks from the prior year.

(4) Includes the following for 1999, 1998 and 1997:

                                                        1999    1998    1997
                                                        ----    ----    ----
                                                         (CHF IN MILLIONS)
Doubtful interest.....................................  409      423     450
Net foreign exchange..................................  351      (98)     91
Subsidiaries sold and other...........................  (86)    (246)   (217)
                                                        ---     ----    ----
Total adjustments.....................................  674       79     324
                                                        ===     ====    ====

     Allocation of the Allowances and Provisions for Credit Losses. The following tables provide an analysis of the allocation of the allowances and provisions for credit losses by customer categories and geographic location at 31 December 1999, 1998, 1997, 1996 and 1995. For a description of the bank's procedures with respect to allowances and provisions for credit losses, see "-- Analysis of Risks -- Credit Risk."

                                                                                      1996            1995
                                                                                  -------------   -------------
                                                        1999     1998     1997     UBS     SBC     UBS     SBC
                                                       ------   ------   ------   -----   -----   -----   -----
                                                                          (CHF IN MILLIONS)
Domestic:
  Banks..............................................      41       49       34       9      39      43      32
  Financial institutions.............................     342      668      510     152     403     132     370
  Construction.......................................   1,247    1,671    1,449     716     539     602     471
  Services(1)........................................     934      766      661     429     160     440     157
  Retail and wholesale...............................     779      825      723     371     263     318     212
  Hotels and restaurants.............................     690      657      512     172     135     113     112
  Real estate and rentals(2).........................   2,696    3,333    2,591   1,286   1,335   1,314   1,163
  Manufacturing......................................   1,223    1,331    1,036     603     438     547     385
  Public authorities.................................      40      107       59       1      66       1      47
  Private households.................................   2,350    2,741    2,264     970   1,459     976   1,396
  Other..............................................     141       71       52      40      19      19      34
                                                       ------   ------   ------   -----   -----   -----   -----
Total domestic.......................................  10,483   12,219    9,891   4,749   4,856   4,505   4,379
                                                       ------   ------   ------   -----   -----   -----   -----
  Foreign............................................   1,539    1,309    1,399     353   1,286     340   1,539
  Country provisions.................................   1,376    1,450    1,175     804     404     857     559
                                                       ------   ------   ------   -----   -----   -----   -----
Total foreign(3).....................................   2,915    2,759    2,574   1,157   1,690   1,197   2,098
                                                       ------   ------   ------   -----   -----   -----   -----
  Unallocated allowances(4)..........................      --       --    3,748   3,000   2,683     711     223
                                                       ------   ------   ------   -----   -----   -----   -----
TOTAL ALLOWANCES AND PROVISIONS FOR CREDIT LOSSES....  13,398   14,978   16,213   8,906   9,229   6,413   6,700
                                                       ======   ======   ======   =====   =====   =====   =====

---------------
(1) Includes transportation, communication, health and social work, education and other social and personal service activities.

(2) Includes real estate development, buying, selling and leasing of real estate, agency activities and real estate management.

(3) The 1999 and 1998 amounts include CHF 149 million and CHF 435 million of provisions and commitments for contingent liabilities, respectively.

(4) The 1997 amount includes a provision for commitments and contingent liabilities of CHF 472 million. In addition, the 1996 SBC amount includes CHF 603 million of provisions for commitments and contingent liabilities. The 1995 UBS and SBC amounts represent provisions for general banking risks and commitments and contingent liabilities, respectively.

     The following table presents the percentage of loans in each category to total loans at 31 December 1999, 1998, 1997, 1996 and 1995. This table can be read in conjunction with the preceding table showing the breakdown of the allowances and provisions for credit losses by loan categories to evaluate the credit risks in each of the categories.

                                                                              1996              1995
                                                                         --------------    --------------
                                              1999     1998     1997      UBS      SBC      UBS      SBC
                                              -----    -----    -----    -----    -----    -----    -----
Domestic:
  Banks.....................................    2.1%     1.4%     5.0%     8.2%     1.2%     1.1%     1.4%
  Financial institutions....................    3.4%     3.1%     3.2%     7.9%     3.2%     5.3%     3.9%
  Construction..............................    2.4%     2.4%     2.7%     3.3%     2.2%     1.5%     2.7%
  Services..................................    5.3%     3.5%     3.7%     4.3%     3.1%     2.5%     3.7%
  Retail and wholesale......................    3.9%     2.7%     3.0%     3.9%     3.2%     2.8%     3.6%

                                                                              1996              1995
                                                                         --------------    --------------
                                              1999     1998     1997      UBS      SBC      UBS      SBC
                                              -----    -----    -----    -----    -----    -----    -----
  Hotels and restaurants....................    1.5%     1.2%     1.3%     2.6%     1.0%     1.8%     1.3%
  Real estate and rentals...................    7.1%     6.4%     6.5%     0.0%     0.0%     0.0%     0.0%
  Manufacturing.............................    4.1%     4.1%     4.7%     5.3%     4.3%     4.1%     5.7%
  Public authorities........................    1.9%     1.8%     1.8%     1.8%     2.4%     1.1%     2.6%
  Private households........................   33.8%    29.5%    30.9%    30.1%    28.4%    20.1%    32.8%
  Other.....................................    0.7%     0.5%     0.5%     0.6%     0.3%     0.7%     0.4%
                                              -----    -----    -----    -----    -----    -----    -----
Total domestic..............................   66.2%    56.6%    63.3%    68.0%    49.3%    41.0%    58.1%
                                              -----    -----    -----    -----    -----    -----    -----
Foreign:
  Banks.....................................    9.0%    19.6%    14.0%    13.7%    34.0%    36.4%    24.7%
  Other loans...............................   24.8%    23.8%    22.7%    18.3%    16.7%    22.6%    17.2%
                                              -----    -----    -----    -----    -----    -----    -----
Total foreign...............................   33.8%    43.4%    36.7%    32.0%    50.7%    59.0%    41.9%
                                              -----    -----    -----    -----    -----    -----    -----
TOTAL GROSS LOANS...........................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
                                              =====    =====    =====    =====    =====    =====    =====

     Loss History Statistics. The following is a summary of UBS's loan loss history at 30 June 2000 and 31 December 1999, 1998, 1997, 1996 and 1995.

                                                                                   1996                1995
                                                                             -----------------   -----------------
                                30 JUNE 2000    1999      1998      1997       UBS       SBC       UBS       SBC
                                ------------   -------   -------   -------   -------   -------   -------   -------
                                                       (CHF IN MILLIONS EXCEPT PERCENTAGES)
Gross loans...................    270,978      278,014   330,964   353,240   183,027   208,324   243,574   172,981
Impaired loans................     21,011       22,456    26,447       N/A       N/A       N/A       N/A       N/A
Non-performing loans..........     11,552       13,073    16,114    16,664     7,585    11,033     8,211    12,285
Allowances and provisions for
  credit losses...............     12,390       13,398    14,978    16,213     8,906     9,229     6,413     6,700
Net writeoffs.................      1,442        3,210     2,265     3,678     1,208     1,621     1,697     2,064
Credit loss expense...........        (83)         956       951     1,432     1,272     1,018     1,084       874
RATIOS:
Impaired loans/Gross loans....        7.8%         8.1%      8.0%      N/A       N/A       N/A       N/A       N/A
Non-performing loans/ Gross
  loans.......................        4.3%         4.7%      4.9%      4.7%      4.1%      5.3%      3.4%      7.1%
Allowance and provisions for
  credit losses as a
  percentage of:
  Gross loans.................        4.6%         4.8%      4.5%      4.6%      4.9%      4.4%      2.6%      3.9%
  Impaired loans..............       58.9%        59.7%     56.6%      N/A       N/A       N/A       N/A       N/A
  Non-performing loans........      107.3%       102.5%     93.0%     97.3%    117.4%     83.6%     78.1%     54.5%
Net writeoffs as a percentage
  of:
  Gross loans.................        0.5%         1.2%      0.7%      1.0%      0.7%      0.8%      0.7%      1.2%
  Allowance and provisions for
    credit losses.............       11.6%        24.0%     15.1%     22.7%     13.6%     17.6%     26.5%     30.8%
Allowance and provisions for
  credit losses as a multiple
  of net writeoffs............       8.60         4.17      6.61      4.41      7.37      5.69      3.78      3.25

---------------
N/A = Not Available

  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Risks -- Market Risk."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma financial statements on pages 192 to 214 present the condensed consolidated balance sheet of UBS and PaineWebber as of 30 June 2000 and the related condensed consolidated income statements for the six-month period ended 30 June 2000 and the year ended 31 December 1999, as if the merger had occurred on 1 January 1999. The presentation is made both on the basis of IAS and U.S. GAAP. In order to present this information and show the reader the source of the information, several schedules are required.

     The first set of schedules included present the unaudited pro forma financial statements on the basis of IAS, in Swiss francs (CHF). This is achieved by presenting in the first two columns the financial statements of PaineWebber in accordance with IAS in U.S. Dollars (USD), and then showing the translation into CHF. The third column presents the IAS financial statements of UBS in CHF. We then present accounting entries to reflect the results of the merger, each of which is explained in a footnote, and the final resulting column presents the unaudited pro forma condensed consolidated financial statements. Since IAS will be the primary accounting framework of the consolidated company, we present this information first.

     PaineWebber presents its financial statements on the basis of U.S. GAAP rather than IAS. The second set of schedules shows the restatement of the U.S. GAAP financial statements of PaineWebber into IAS. The first column presents the U.S. GAAP financial statements of PaineWebber, after reflecting certain reclassification entries required to conform to the UBS presentation. These reclassification entries do not affect net income or shareholders' equity, and are therefore not presented separately in this document. The next column presents the accounting entries required to restate the financial statements on the basis of IAS, and each entry is explained in a footnote. The final resulting column presents the PaineWebber financial statements in accordance with IAS, and is the same as the first column in the first set of schedules described in the preceding paragraph.

     The third set of schedules presents the unaudited pro forma condensed consolidated financial statements in accordance with U.S. GAAP. In much the same way that UBS is required to present a reconciliation of its primary financial statements from IAS to U.S. GAAP, we have also presented this reconciliation. The first column presents the IAS unaudited pro forma condensed consolidated financial statements and is the same as the next to last column in the first set of schedules described two paragraphs above. The next two columns present the accounting entries required to restate the unaudited pro forma financial statements for UBS and PaineWebber, respectively, in accordance with U.S. GAAP. Each of the entries is described in a footnote. The final column presents the unaudited pro forma condensed consolidated financial statements in accordance with U.S. GAAP.

         UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       BALANCE SHEET AND INCOME STATEMENT
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

    The following unaudited pro forma condensed consolidated balance sheet and income statement as of and for the six months ended 30 June 2000 is derived from the unaudited consolidated financial statements of UBS as of and for the six month period then ended and PaineWebber's unaudited condensed consolidated financial statements as of and for the same period, as adjusted to IAS and translated into Swiss francs, after giving effect to the pro forma adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement below. These adjustments have been made as if the merger took place on 1 January 1999, the first day of the earliest period presented in the UBS and PaineWebber unaudited pro forma condensed consolidated financial information. This information has been prepared from, and should be read together with, the respective unaudited consolidated financial statements and related notes of UBS and the unaudited condensed consolidated financial statements of PaineWebber, which are included in and incorporated by reference into, respectively, this document. These statements have been prepared in accordance with IAS.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                                                                     CONVENIENCE
                                                                                                                     TRANSLATION
                                                                                                        UBS AND        UBS AND
                                                           UBS AND                                    PAINEWEBBER    PAINEWEBBER
                                                         PAINEWEBBER     PRO FORMA                    CONSOLIDATED   CONSOLIDATED
                               PAINEWEBBER       UBS      COMBINED     ADJUSTMENT(2)                   PRO FORMA      PRO FORMA
                              --------------   -------   -----------   -------------                  ------------   ------------
                               US$    CHF(1)     CHF         CHF            CHF        REFERENCE(2)       CHF           US$(3)
(IN MILLIONS)                 -----   ------   -------   -----------   -------------   ------------   ------------   ------------
OPERATING INCOME
Interest income.............  2,056   3,410     24,079     27,489                                        27,489         16,820
Interest expense............  1,729   2,868     19,753     22,621           299              e,g         22,920         14,024
                              -----   -----    -------     ------          ----                          ------         ------
Net interest income.........    327     542      4,326      4,868          (299)                          4,569          2,796
Credit loss expense.........     --      --        (83)       (83)                                          (83)           (51)
                              -----   -----    -------     ------          ----                          ------         ------
Net interest income after
  credit loss expense.......    327     542      4,409      4,951          (299)                          4,652          2,847
Net fee and commission
  income....................  2,025   3,359      7,835     11,194                                        11,194          6,850
Net trading income..........    473     784      5,669      6,453                                         6,453          3,948
Other income, including
  income from disposal of
  associates and
  subsidiaries..............     81     134        644        778                                           778            475
                              -----   -----    -------     ------          ----                          ------         ------
Total operating income......  2,906   4,819     18,557     23,376          (299)                         23,077         14,120
                              -----   -----    -------     ------          ----                          ------         ------
OPERATING EXPENSES
Personnel...................  1,781   2,955      8,876     11,831           166                h         11,997          7,340
General and
  administrative............    605   1,003      3,174      4,177                                         4,177          2,556
Depreciation and
  amortization..............     63     104        947      1,051           372              d,k          1,423            871
                              -----   -----    -------     ------          ----                          ------         ------
Total operating expense.....  2,449   4,062     12,997     17,059           538                          17,597         10,767
                              -----   -----    -------     ------          ----                          ------         ------
OPERATING PROFIT BEFORE TAX
  AND MINORITY INTERESTS....    457     757      5,560      6,317          (837)                          5,480          3,353
                              -----   -----    -------     ------          ----                          ------         ------
Tax expense.................    166     274      1,257      1,531          (169)               l          1,362            834
                              -----   -----    -------     ------          ----                          ------         ------
NET PROFIT BEFORE MINORITY
  INTERESTS.................    291     483      4,303      4,786          (668)                          4,118          2,519
                              -----   -----    -------     ------          ----                          ------         ------
Minority interests..........      0       0         35         35           111                f            146             89
                              -----   -----    -------     ------          ----                          ------         ------
NET PROFIT..................    291     483      4,268      4,751          (779)                          3,972          2,430
                              -----   -----    -------     ------          ----                          ------         ------
Basic earnings per share....           3.32      10.91                                                     9.15           5.60
                                      -----    -------                                                   ------         ------
Diluted earnings per
  share.....................           3.15      10.79                                                     9.03           5.52
                                      -----    -------                                                   ------         ------

    The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this pro forma information.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                               AS OF 30 JUNE 2000

                                                                                                                     CONVENIENCE
                                                                                                                     TRANSLATION
                                                                                                        UBS AND        UBS AND
                                                           UBS AND                                    PAINEWEBBER    PAINEWEBBER
                                                         PAINEWEBBER     PRO FORMA                    CONSOLIDATED   CONSOLIDATED
                              PAINEWEBBER        UBS      COMBINED     ADJUSTMENT(2)                   PRO FORMA      PRO FORMA
                            ----------------   -------   -----------   -------------                  ------------   ------------
                             US$     CHF(1)      CHF         CHF            CHF        REFERENCE(2)       CHF           US$(3)
      (IN MILLIONS)         ------   -------   -------   -----------   -------------   ------------   ------------   ------------
ASSETS
Cash and balances with
  central banks...........      --        --     3,457        3,457                                        3,457         2,115
Money market paper........   4,284     7,002    61,504       68,506                                       68,506        41,918
Due from banks............   1,682     2,749    25,761       28,510                                       28,510        17,445
Cash collateral on
  securities borrowed.....  10,517    17,188   146,199      163,387                                      163,387        99,974
Reverse repurchase
  agreements..............  17,622    28,800   164,866      193,666                                      193,666       118,501
Trading portfolio
  assets..................  15,939    26,048   215,649      241,697                                      241,697       147,891
Positive replacement
  values..................     190       310    57,758       58,068                                       58,068        35,531
Loans, net of allowance
  for credit losses.......  11,108    18,152   233,015      251,167                                      251,167       153,685
Financial investments.....     862     1,408     9,504       10,912           50                 b        10,962         6,708
Accrued income and prepaid
  expenses................     575       940     5,817        6,757          776                 h         7,533         4,610
Investments in
  associates..............      --        --       818          818                                          818           501
Property and equipment....     723     1,182     8,216        9,398                                        9,398         5,750
Intangible assets and
  goodwill................     676     1,105     3,545        4,650       12,669           b,c,d,k        17,319        10,597
Other assets..............   1,408     2,301    10,198       12,499        1,601               b,l        14,100         8,628
                            ------   -------   -------    ---------       ------                       ---------       -------
TOTAL ASSETS..............  65,586   107,185   946,307    1,053,492       15,096                       1,068,588       653,854
                            ------   -------   -------    ---------       ------                       ---------       -------
LIABILITIES
Money market paper
  issued..................   1,157     1,890    85,409       87,299                                       87,299        53,417
Due to banks..............   1,496     2,445    75,172       77,617        7,724                 a        85,341        52,219
Cash collateral on
  securities lent.........   7,249    11,847    15,334       27,181                                       27,181        16,632
Repurchase agreements.....  28,825    47,109   230,565      277,674                                      277,674       169,904
Trading portfolio
  liabilities.............   4,239     6,928    60,279       67,207                                       67,207        41,123
Negative replacement
  values..................     320       523    77,926       78,449                                       78,449        48,002
Due to customers..........  10,228    16,716   279,915      296,631                                      296,631       181,503
Accrued expenses and
  deferred income.........   2,197     3,591    14,492       18,083          802                 e        18,885        11,555
Long-term debt............   5,603     9,157    52,990       62,147         (307)              b,g        61,840        37,839
Other liabilities.........   1,121     1,829    21,950       23,779          303             b,f,l        24,082        14,736
                            ------   -------   -------    ---------       ------                       ---------       -------
TOTAL LIABILITIES.........  62,435   102,045   914,032    1,016,067        8,522                       1,024,589       626,930
                            ------   -------   -------    ---------       ------                       ---------       -------
MINORITY INTERESTS........      --        --       399          399        2,478                 a         2,877         1,761
                            ------   -------   -------    ---------       ------                       ---------       -------
TOTAL SHAREHOLDERS'
  EQUITY..................   3,151     5,150    31,876       37,026        4,096       a,b,c,f,h,j        41,122        25,163
                            ------   -------   -------    ---------       ------                       ---------       -------
TOTAL LIABILITIES,
  MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY....  65,586   107,185   946,307    1,053,492       15,096                       1,068,588       653,854
                            ======   =======   =======    =========       ======                       =========       =======

     The notes to the UBS AG and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this pro forma information.

         UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                      FOR THE YEAR ENDED 31 DECEMBER 1999

     The following unaudited pro forma condensed consolidated income statement for the year ended 31 December 1999 is derived from the audited consolidated financial statements of UBS for the year then ended and from the audited consolidated financial statements of PaineWebber for the year then ended as adjusted to IAS and translated into Swiss francs, after giving effect to the pro forma adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement. These adjustments have been determined as if the merger took place on 1 January 1999, the first day of the earliest financial period presented in the UBS and PaineWebber unaudited pro forma condensed consolidated financial information. This information has been prepared from, and should be read together with, the respective historical consolidated financial statements of UBS and PaineWebber, which are included in and incorporated by reference into, respectively, this document. These statements have been prepared in accordance with IAS.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                                                                   CONVENIENCE
                                                                                                                   TRANSLATION
                                                                                                      UBS AND        UBS AND
                                                               UBS AND                              PAINEWEBBER    PAINEWEBBER
                                                             PAINEWEBBER     PRO FORMA              CONSOLIDATED   CONSOLIDATED
                                    PAINEWEBBER     UBS AG    COMBINED     ADJUSTMENT(2)             PRO FORMA      PRO FORMA
                                  ---------------   ------   -----------   -------------            ------------   ------------
                                   US$     CHF(1)    CHF         CHF            CHF        REF(2)       CHF           US$(3)
         (IN MILLIONS)            ------   ------   ------   -----------   -------------   ------   ------------   ------------
OPERATING INCOME
Interest income.................  3,123    4,694    35,604     40,298                                  40,298         24,658
Interest expense................  2,647    3,979    29,695     33,674            545       e,g         34,219         20,938
                                  -----    -----    ------     ------         ------                   ------         ------
Net interest income.............    476      715    5,909       6,624           (545)                   6,079          3,720
Credit loss expense.............     --       --      956         956                                     956            585
                                  -----    -----    ------     ------         ------                   ------         ------
Net interest income after credit
  loss expense..................    476      715    4,953       5,668           (545)                   5,123          3,135
Net fee and commission income...  3,343    5,024    12,607     17,631                                  17,631         10,788
Net trading income..............  1,090    1,638    7,719       9,357                                   9,357          5,726
Other income, including income
  from disposal of associates
  and subsidiaries..............    171      257    3,146       3,403                                   3,403          2,082
                                  -----    -----    ------     ------         ------                   ------         ------
Total operating income..........  5,080    7,634    28,425     36,059           (545)                  35,514         21,731
                                  -----    -----    ------     ------         ------                   ------         ------
OPERATING EXPENSES
Personnel.......................  3,069    4,613    12,577     17,190            331         h         17,521         10,721
General and administrative......  1,016    1,526    6,098       7,624                                   7,624          4,665
Depreciation and amortization...     98      147    1,857       2,004            746       d,k          2,750          1,683
                                  -----    -----    ------     ------         ------                   ------         ------
Total operating expenses........  4,183    6,286    20,532     26,818          1,077                   27,895         17,069
                                  -----    -----    ------     ------         ------                   ------         ------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS............    897    1,348    7,893       9,241         (1,622)                   7,619          4,662
                                  -----    -----    ------     ------         ------                   ------         ------
Tax expense.....................    366      550    1,686       2,236           (306)        l          1,930          1,181
                                  -----    -----    ------     ------         ------                   ------         ------
NET PROFIT BEFORE MINORITY
  INTERESTS.....................    531      798    6,207       7,005         (1,316)                   5,689          3,481
                                  -----    -----    ------     ------         ------                   ------         ------
Minority interests..............     --       --       54          54            223         f            277            169
                                  -----    -----    ------     ------         ------                   ------         ------
NET PROFIT......................    531      798    6,153       6,951         (1,539)                   5,412          3,312
                                  -----    -----    ------     ------         ------                   ------         ------
Basic earnings per share........            5.51    15.20                                               12.10           7.40
                                           -----    ------                                             ------         ------
Diluted earnings per share......            5.21    15.07                                               11.97           7.32
                                           -----    ------                                             ------         ------

     The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement are an integral part of this information.

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT

   AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND FOR THE YEAR ENDED 31
                                 DECEMBER 1999

1. TRANSLATION OF PAINEWEBBER FINANCIAL STATEMENTS

     PaineWebber presents its financial statements on a U.S. GAAP basis and in U.S. dollars. These financial statements have been restated into IAS. The restated income statement of PaineWebber has been translated into Swiss francs at the average rate of CHF 1.66 per U.S. $1.00 for the six months ended 30 June 2000 and CHF 1.50 per U.S. $1.00 for the year ended 31 December 1999.

     The restated PaineWebber balance sheet has been translated into Swiss francs at the spot rate of CHF 1.63 per U.S. $1.00 at 30 June 2000 and CHF 1.59 per U.S. $1.00 at 31 December 1999.

     These translations should not be taken as assurances that the CHF amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

2. PRO FORMA ACQUISITION ADJUSTMENTS

     The unaudited pro forma condensed consolidated financial information records the merger as being accounted for as an acquisition with the excess of the fair value of the consideration over the fair value of net assets acquired being allocated to goodwill. See the discussion below for information related to recording the issuance of UBS ordinary shares, trust preferred securities and debt to effect the purchase, the related retirement of shares of PaineWebber common stock, the adjustment of PaineWebber's assets and liabilities to fair value, and the recording of the resulting goodwill.

  Issuance of UBS Securities and the Retirement of PaineWebber Securities

     The unaudited pro forma condensed consolidated financial information assumes a total purchase price of $12,696 million (CHF 20,970 million). Pursuant to the terms of the merger agreement, UBS will issue approximately 42.7 million UBS ordinary shares, equivalent to $6,348 million (CHF 10,485 million), and pay $6,348 million (CHF 10,485 million) in cash in exchange for 172.8 million shares of PaineWebber common stock at an exchange ratio of 0.4954. The total purchase price assumed is based on the closing price of UBS ordinary shares on the New York Stock Exchange on 11 July 2000, which was $148.75 (CHF 245.70). Additional costs relevant to the merger include estimated professional fees of $90 million (CHF 149 million) (primarily legal, investment bankers' and accountants' fees) to be accounted for as acquisition costs.

     For purposes of determining the number of PaineWebber shares to be canceled, it is assumed that, in addition to the 146.8 million shares outstanding as of 11 July 2000, PaineWebber employee stock options and convertible debt representing approximately 33.6 million shares will be exercised or converted at an aggregate strike price of $908 million (CHF 1,500 million), at a range of $6.69 to $48.56, or CHF 11.05 to CHF 80.21, per share, and reduced by approximately 7.6 million shares of PaineWebber common stock that may be repurchased from employees at $73.50 (CHF 121.42) per share for a total price of $562 million (CHF 928 million) to satisfy their individual tax withholding requirements.

     a. This entry records the cash consideration of $6,348 million (CHF 10,485 million) to be paid in the merger, on the basis of the assumptions noted in this footnote. We have assumed, for purposes of these pro forma financial statements, that UBS will issue, directly or indirectly through subsidiaries, $1,500 million (CHF 2,478 million) in trust preferred securities during the third and fourth quarters of 2000. Although it has not yet been determined how the proceeds of these trust preferred securities will be applied, we have assumed, solely for the purposes of these pro forma financial statements, that the cash consideration in the merger will be financed from the proceeds of those trust preferred securities and through the issuance of short-term debt instruments. UBS will also enter into certain interest rate swap transactions in order to produce the effect of issuing medium- to long-term debt.

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

The pro forma net cash requirement relating to the merger, including additional cost considerations and sources of funding, are shown below.

                                                                   US$              CHF
                                                              (IN MILLIONS)    (IN MILLIONS)
                                                              -------------    -------------
Cash consideration..........................................      6,348           10,485
Professional fees...........................................         90              149
                                                                  -----           ------
Purchase price net cash requirement.........................      6,438           10,634
Additional funding:
  1. Purchase of PaineWebber shares for tax withholding (see
     b).....................................................        562              928
  2. Employee retention program (see h).....................         19               31
  3. Proceeds from PaineWebber employee stock options (see
     i).....................................................       (908)          (1,500)
  4. Swiss assessment for issuance of UBS ordinary shares
     (see j)................................................         66              109
                                                                  -----           ------
Total cash required to fund the merger......................      6,177           10,202
                                                                  =====           ======
Sources of funding:
  Short-term debt...........................................      4,677            7,724
  Issuance of trust preferred securities....................      1,500            2,478
                                                                  -----           ------
                                                                  6,177           10,202
                                                                  =====           ======

     Fair Value and Book Value Adjustments

     b. This entry records the adjustments to state the net assets of PaineWebber at their fair market values and additional book value adjustments as of 30 June 2000. A preliminary allocation of the purchase price has been performed for purposes of the unaudited pro forma condensed consolidated financial information based on initial appraisal estimates and other valuation studies which are in process and on certain assumptions that UBS believes are reasonable. The final allocation is subject to completion of these studies, which is expected to be within the next twelve months. However, UBS does not expect the differences between the preliminary and final allocations to have a material impact on shareholders' equity or net profit for the periods. A summary, in accordance with IAS, is shown on the following page.

     Certain financial and non-financial assets, long-term debt and corresponding hedging derivatives, and pension obligations have been adjusted to reflect their estimated fair values. All remaining assets and liabilities are reported in the historical accounts at approximately their respective fair values. The fair value adjustments have been shown pre-tax, with an aggregate tax effect, based on a 35% effective tax rate, disclosed.

     PaineWebber vested and non-vested options and convertible debt outstanding as of 11 July 2000 are assumed to be fully exercised or converted prior to the merger. The resulting proceeds, related tax benefit and redemption of shares of PaineWebber common stock in satisfaction of employees' tax withholding requirements have been reflected in the adjustments.

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

                                                                   US$              CHF
                                                              (IN MILLIONS)    (IN MILLIONS)
                                                              -------------    -------------
Book value of PaineWebber net assets in accordance with
  IAS.......................................................      3,151            5,205
Proceeds upon exercise of existing PaineWebber stock
  options...................................................        908            1,500
Tax benefit upon exercise/conversion of existing PaineWebber stock options/convertible debt and net tax benefit upon
  vesting of (restricted) shares............................        714            1,179
Redemption of shares in satisfaction of employees'
  individual tax withholding requirements...................       (562)            (928)
Fair value adjustments:
  1. Elimination of existing goodwill.......................       (660)          (1,090)
  2. Revaluation of financial assets........................         30               50
  3. Revaluation of non-financial assets....................         39               64
  4. Recognition of fair value of lease obligations.........        145              240
  5. Revaluation of long-term debt and associated hedging
     derivatives............................................         85              141
  6. Revaluation of pension obligations.....................        (21)             (35)
Tax effect of fair value adjustments........................        134              221
                                                                  =====           ======
Fair value of net assets acquired...........................      3,962            6,545
                                                                  =====           ======

     Determination of Goodwill

     c. This entry records payment of the total purchase consideration, the elimination of PaineWebber's equity accounts, and the recognition of the resulting goodwill.

                                                                   US$              CHF
                                                              (IN MILLIONS)    (IN MILLIONS)
                                                              -------------    -------------
Share consideration
  Share capital.............................................        635            1,049
  Share premium.............................................      5,713            9,436
                                                                 ------           ------
Total share consideration...................................      6,348           10,485
Cash consideration..........................................      6,348           10,485
Acquisition costs...........................................         90              149
                                                                 ------           ------
Total purchase consideration................................     12,786           21,119
Less: Fair value of net assets acquired (see above).........      3,962            6,545
                                                                 ------           ------
Goodwill....................................................      8,824           14,574
                                                                 ======           ======

     The purchase consideration and pro forma adjustments shown above are based in part on the assumption that all of the 33.6 million PaineWebber employee stock options and convertible debt are exercised/converted and the resulting shares (net of shares repurchased by PaineWebber) are tendered as part of the share exchange. UBS stock options will be issued to replace PaineWebber options and convertible debt that are not exercised/converted. If none of the PaineWebber stock options/convertible debt were exercised/converted, 16.7 million UBS options would be issued, with a fair value of $1,845

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

million (CHF 3,048 million). This would change the pro forma information presented in this document as follows:

                                                                 US$             CHF
                                                             (IN MILLIONS    (IN MILLIONS
                                                              EXCEPT FOR      EXCEPT FOR
                                                             EARNINGS PER    EARNINGS PER      %
                                                                SHARE)          SHARE)       CHANGE
                                                             ------------    ------------    ------
Decrease in purchase price.................................       (184)           (305)       (1.5%)
Decrease in cash consideration.............................     (1,014)         (1,675)      (16.0%)
Decrease in net assets acquired............................     (1,096)         (1,810)      (27.7%)
Increase in goodwill.......................................        911           1,505        10.3%
Change in pro forma net profit and EPS:
  6 months ended 30 June 2000
     Net profit............................................      (9.56)         (15.67)       (0.4%)
     Basic EPS.............................................       0.07            0.11         1.2%
     Diluted EPS...........................................      (0.08)          (0.14)       (1.5%)
  Year ended 31 December 1999
     Net profit............................................     (19.12)         (35.48)       (0.7%)
     Basic EPS.............................................       0.08            0.11         0.9%
     Diluted EPS...........................................      (0.21)          (0.33)       (2.8%)

     d. This entry records the amortization of goodwill of $221 million (CHF 364 million) in the six months ended 30 June 2000, and $441 million (CHF 729 million) in the year ended 31 December 1999.

  Other Merger-Related Adjustments

     e. This entry records interest expense accrued on $4,677 million (CHF 7,724 million) of merger-related short-term debt. The interest expense assumes a weighted average rate of 6.85% on the short-term debt and a 0.50% rate on swaps used to hedge the short-term debt, for a total interest rate of 7.35%. The resulting adjustment to interest expense is $172 million (CHF 285 million) for the six months ended 30 June 2000, and $344 million (CHF 517 million) for the year ended 31 December 1999. The effect of a 1/8% increase in interest rates would be to increase interest expense by $3 million (CHF 5 million) for the six months ended 30 June 2000 and by $6 million (CHF 9 million) for the year ended 31 December 1999.

     f. This entry records the distributions accrued on $1,500 million (CHF 2,478 million) of trust preferred securities issued, assuming a distribution rate of 9%. The distributions accrued are $68 million (CHF 111 million) for the six months ended 30 June 2000, and $135 million (CHF 223 million) for the year ended 31 December 1999. The effect of a 1/8% increase in rates would be to increase distributions by $1 million (CHF 2 million) for the six months ended 30 June 2000 and by $2 million (CHF 3 million) for the year ended 31 December 1999.

     g. This entry records amortization of net discount resulting from fair market valuation of PaineWebber long-term debt and associated hedging swaps. The amortization period is a straight line period of 5 years (the average maturity of the long-term debt). The amounts amortized are $9 million (CHF 14 million) for the six months ended 30 June 2000 and $17 million (CHF 28 million) for the year ended 31 December 1999.

     h. This entry records the establishment of an employee retention bonus program. For purposes of this pro forma presentation, it is assumed that approximately 5 million restricted UBS ordinary shares, 2 million UBS stock options and $37.5 million (CHF 62 million) cash, with an aggregate value of $875

        NOTES TO THE UBS AND PAINE WEBBER UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT -- (CONTINUED)

million (CHF 1,446 million), subject to vesting restrictions of 2 to 4 years, will be awarded to certain employees of PaineWebber. It is further assumed that the options will be issued with strike prices equivalent to the current market value of UBS ordinary shares. No compensation expense is recorded for the options. The assumed issuance of restricted UBS ordinary shares results in incremental compensation expense of $94 million (CHF 156 million) for the six months ended 30 June 2000 and $188 million (CHF 310 million) for the year ended 31 December 1999. The related deferred compensation expense at the end of such periods is $470 million (CHF 776 million) and $564 million (CHF 931 million), respectively. The cash component of the award results in compensation expense of $6 million (CHF 10 million) for the six months ended 30 June 2000 and $13 million (CHF 21 million) for the year ended 31 December 1999. For purposes of computing the cash requirements in a. above, initial funding of the cash awards includes the total amount expensed through the periods ending 30 June 2000, $19 million (CHF 31 million).

     i. This entry records PaineWebber's recognition of $908 million (CHF 1,500 million) in proceeds from the exercise of existing PaineWebber employee stock options as a reduction in short term borrowings used to fund the merger.

     j. This entry records the payment of $66 million (CHF 109 million) in Swiss assessments required upon the issuance of new UBS ordinary shares in the merger. For purposes of this entry, we have assumed the entire stock component of the purchase consideration will be newly issued shares. The actual amount of newly issued shares may differ if UBS issues shares from treasury stock or enters into stock borrow transactions as a funding source.

     k. This entry records the amortization of the fair market valuation of lease obligations. The amortization period is a straight line period of 14 years (the average economic life of existing lease obligations, to be fair valued). The amortization expense is $5 million (CHF 8 million) for the six months ended 30 June 2000 and $10 million (CHF 17 million) for 31 December 1999.

     l. This entry records the tax effects of the relevant pro forma adjustments arising from the acquisition at the assumed effective rate of 35%, for both balance sheet and income statement purposes, resulting in a net tax benefit of $102 million (CHF 169 million) for the six months ended 30 June 2000 and $203 million (CHF 306 million) for the year ended 31 December 1999.

3. CONVENIENCE TRANSLATION

     30 June 2000 and 31 December 1999 CHF amounts have been translated into U.S. dollars at the exchange rate of one US$=CHF 1.63, the exchange rate on 30 June 2000.

4. PAINEWEBBER EARNINGS PER SHARE

     The EPS amounts presented for PaineWebber reflect pro forma IAS adjustments to income and effects of currency translation and will thus differ from those presented in PaineWebber's historical audited and unaudited consolidated financial statements.

5. PROPOSED DIVIDEND

     At the extraordinary general meeting of UBS AG, held on 7 September 2000, the UBS shareholders approved the UBS Board of Directors proposal that a partial dividend be paid to UBS shareholders on record as of 2 October 2000. The payment, which is to be made on 5 October 2000, relates to the first nine months of the year 2000. The payment of $2.75 (CHF 4.50) per share will total approximately $1.1 billion (CHF 1.8 billion). This proposed dividend has not been reflected in the assumptions made for purposes of presenting pro forma financial information.

                        PAINEWEBBER UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

     The following unaudited condensed consolidated statement of financial condition and income statement as of and for the six months ended 30 June 2000 is derived from the historical unaudited condensed consolidated statement of financial condition and income statement of PaineWebber as of and for the six months then ended, after giving effect to the unaudited IAS adjustments described in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS. This information has been prepared from, and should be read together with, the unaudited condensed consolidated financial statements and related notes from PaineWebber's 10-Q for the six months ended 30 June 2000, which are incorporated by reference into this document.

                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                PAINE WEBBER
                                         -----------------------------------------------------------
                                         U.S. GAAP(1)    IAS ADJUSTMENT(2)    REFERENCE(2)     IAS
(IN US$ MILLIONS)                        ------------    -----------------    ------------    ------
OPERATING INCOME
Interest income........................      2,056                                             2,056
Interest expense.......................      1,713               16                i           1,729
                                            ------             ----                           ------
Net interest income....................        343              (16)                             327
Credit loss expense....................         --                                                --
                                            ------             ----                           ------
     Net interest income after credit
       loss expense....................        343              (16)                             327
Net fee and commission income..........      2,093              (68)              j,k          2,025
Net trading income.....................        491              (18)              f,j            473
Other income, including income from
  disposal of associates and
  subsidiaries.........................         81                                                81
                                            ------             ----                           ------
Total operating income.................      3,008             (102)                           2,906
                                            ------             ----                           ------
OPERATING EXPENSES
Personnel..............................      1,789               (8)               f           1,781
General and administrative.............        653              (48)               j             605
Depreciation and amortization..........         64               (1)              a,d             63
                                            ------             ----                           ------
Total operating expenses...............      2,506              (57)                           2,449
                                            ------             ----                           ------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS...................        502              (45)                             457
                                            ------             ----                           ------
Tax expense............................        182              (16)               g             166
                                            ------             ----                           ------
NET PROFIT BEFORE MINORITY INTERESTS...        320              (29)                             291
                                            ------             ----                           ------
Minority interests.....................         16              (16)               i               0
                                            ------             ----                           ------
NET PROFIT.............................        304              (13)                             291
                                            ------             ----                           ------
Basic earnings per share...............       2.09                                              2.00
                                            ------                                            ------
Diluted earnings per share.............       1.98                                              1.90
                                            ------                                            ------

     The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement conversion from U.S. GAAP to IAS are an integral part of this pro forma information.

                        STATEMENT OF FINANCIAL CONDITION
                               AS OF 30 JUNE 2000

                                                    US GAAP(1)    IAS ADJ(2)    REF(2)     IAS
(IN USD MILLIONS)                                   ----------    ----------    ------    ------
ASSETS
Cash and balances with central banks..............        --                                  --
Money market paper................................     4,302           (18)         f      4,284
Due from banks....................................     1,682                               1,682
Securities received as collateral.................       907          (907)         c         --
Cash collateral on securities borrowed............    10,517                              10,517
Reverse repurchase agreements.....................    15,313         2,309          c     17,622
Trading portfolio assets..........................    18,194        (2,255)     c,e,f     15,939
Positive replacement values.......................       190                                 190
Loans, net of allowance for credit losses.........    11,108                              11,108
Financial investments.............................       892           (30)         k        862
Accrued income and prepaid expenses...............       575                                 575
Investments in associates.........................        --                                  --
Property and equipment............................       748           (25)         a        723
Intangible assets and goodwill....................       693           (17)         d        676
Other assets......................................     1,282           126          b      1,408
                                                      ------        ------                ------
TOTAL ASSETS......................................    66,403          (817)               65,586
                                                      ------        ------                ------
LIABILITIES
Money market paper issued.........................     1,157                               1,157
Due to banks......................................     2,393          (897)         e      1,496
Cash collateral on securities lent................     7,249                               7,249
Obligation to return securities received as
  collateral......................................       907          (907)         c         --
Repurchase agreements.............................    27,918           907          c     28,825
Trading portfolio liabilities.....................     4,081           158        c,e      4,239
Negative replacement values.......................       194           126          b        320
Due to customers..................................    10,228                              10,228
Accrued expenses and deferred income..............     2,197                               2,197
Long-term debt....................................     5,209           394          i      5,603
Other liabilities.................................     1,285          (164)       f,g      1,121
                                                      ------        ------                ------
TOTAL LIABILITIES.................................    62,818          (383)               62,435
                                                      ------        ------                ------
MINORITY INTERESTS................................       394          (394)         i         --
                                                      ------        ------                ------
TOTAL SHAREHOLDERS' EQUITY........................     3,191           (40)     a,d,g      3,151
                                                      ------        ------                ------
TOTAL LIABILITIES, MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY............................    66,403          (817)               65,586
                                                      ------        ------                ------

     The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from US GAAP to IAS are an integral part of this pro forma information.

                        PAINEWEBBER UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
                      FOR THE YEAR ENDED 31 DECEMBER 1999

     The following unaudited condensed consolidated income statement for the year ended 31 December 1999 is derived from the historical audited consolidated income statement of PaineWebber for the year then ended, after giving effect to the unaudited IAS adjustments described in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS. This information has been prepared from, and should be read together with, the historical consolidated financial statements and related notes of PaineWebber, which are incorporated by reference from PaineWebber's 10-K for the year ended 31 December 1999 into this document.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                U.S. GAAP(1)   IAS ADJUSTMENT(2)   REFERENCE(2)    IAS
(IN US$ MILLIONS)                               ------------   -----------------   ------------   -----
OPERATING INCOME
Interest income...............................     3,123                                          3,123
Interest expense..............................     2,532              115              h,i        2,647
                                                   -----             ----                         -----
Net interest income...........................       591             (115)                          476
Credit loss expense...........................        --                                             --
                                                   -----             ----                         -----
Net interest income after credit loss
  expense.....................................       591             (115)                          476
Net fee and commission income.................     3,418              (75)               j        3,343
Net trading income............................     1,110              (20)               j        1,090
Other income, including income from disposal
  of associates and subsidiaries..............       171                                            171
                                                   -----             ----                         -----
Total operating income........................     5,290             (210)                        5,080
                                                   -----             ----                         -----
OPERATING EXPENSES
Personnel.....................................     3,050               19                a        3,069
General and administrative....................     1,105              (89)             a,j        1,016
Depreciation and amortization.................       100               (2)             a,d           98
                                                   -----             ----                         -----
Total operating expense.......................     4,255              (72)                        4,183
                                                   -----             ----                         -----
OPERATING PROFIT BEFORE TAX AND MINORITY
  INTERESTS...................................     1,035             (138)                          897
                                                   -----             ----                         -----
Tax expense...................................       374               (8)               g          366
                                                   -----             ----                         -----
NET PROFIT BEFORE MINORITY INTERESTS..........       661             (130)                          531
                                                   -----             ----                         -----
Minority interests............................        32              (32)               i           --
                                                   -----             ----                         -----
NET PROFIT....................................       629              (98)                          531
                                                   -----             ----                         -----
Dividends and amortization of discount on
  preferred stock.............................        83              (83)               h           --
                                                   -----             ----                         -----
NET PROFIT APPLICABLE TO COMMON SHARES........       546              (15)                          531
                                                   -----             ----                         -----
Basic earnings per share......................      3.77                                           3.67
                                                   -----                                          -----
Diluted earnings per share....................      3.56                                           3.47
                                                   -----                                          -----

     The notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS are an integral part of this pro forma information.

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                        CONVERSION FROM U.S. GAAP TO IAS
              AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND
                        THE YEAR ENDED 31 DECEMBER 1999

1. RECLASSIFICATION TO CONFORM PAINEWEBBER ACCOUNTS WITH UBS FINANCIAL PRESENTATION

     Reclassifications have been made to the PaineWebber historical financial information presented under U.S. GAAP to conform to UBS's presentation under IAS.

     The principal income statement reclassifications relate to:

      1. Commission revenue, Asset management revenue, and Investment banking revenue have been reclassified as Net fees and commission revenue.

      2. Compensation and benefits expense has been reclassified into the Personnel balance.

      3. Office and equipment expense, Communication expense, Business development expense, Professional services expense, and Other expenses have been reclassified into the General and administrative and Depreciation and Amortization expense balances.

     The principal balance sheet reclassifications relate to:

      1. Cash and cash equivalents, Cash and securities segregated and on deposit for federal and other regulations, and Receivables from broker dealers have been reclassified into Due from banks.

      2. Treasury bills and money market securities have been removed from Financial instruments owned and moved into Money market paper.

      3. Positive and negative replacement values on derivatives have been separated from Financial instruments owned or sold, not yet purchased into their own respective line items.

      4. Receivables from clients have been reclassified to Loans, net of allowances for credit losses.

      5. Dividend and interest receivables and Fees and other receivables have been reclassified into Accrued income and prepaid expenses.

      6. Intangible assets and goodwill have been removed from Other assets and classified into their own line item.

      7. Commercial and money market paper issued by PaineWebber have been removed from Short term borrowings and reclassified into Money market paper issued.

      8. Short term borrowings, excluding those removed above, and Payables to broker dealers have been reclassified into Due to banks.

      9. Dividends and interest payable and Other liabilities and accrued expenses have been reclassified into Accrued expenses and deferred income.

     10. Accrued compensation and benefits have been reclassified into Other liabilities.

     11. Company-obligated mandatorily redeemable preferred securities of subsidiary trusts have been reclassified into Minority interest.

     12. Certain investments were reclassified from Financial instruments owned to Financial investments and all other Financial instruments owned have been reclassified into Trading portfolio assets.

     None of these reclassification adjustments has an impact on net income or shareholders' equity.

2. U.S. GAAP TO IAS ADJUSTMENTS

     Accounting principles generally accepted in the United States differ in material respects from IAS. The differences that are material to restating the historical consolidated financial statements of PaineWebber to comply with IAS are described below.

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                CONVERSION FROM U.S. GAAP TO IAS -- (CONTINUED)

  Adjustments to Historical PaineWebber Financial Statements:

     a. Software Capitalization

     IAS 38, Intangible Assets, became effective 1 January 2000 for entities reporting on a calendar year basis. This standard requires that companies capitalize certain costs of acquiring or developing internal use software. Prior to 1 January 2000, these costs were expensed. Under U.S. GAAP, PaineWebber early adopted SOP 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use, and capitalized such costs beginning in 1998. For purposes of the pro forma presentation, the effects of capitalization and related amortization prior to 1 January 2000 are reversed and costs are instead recognized in expense as incurred.

     b. Hedge Accounting

     Under U.S. GAAP, unrealized gains and losses on derivatives that qualify for hedge accounting are not recognized on the face of the balance sheet. Under IAS, the replacement value of all derivative products, including those qualifying for hedge accounting, are recognized on the balance sheet. For purposes of the pro forma presentation, positive and negative replacement values for derivatives qualifying for hedge accounting are reported on the face of the balance sheet, with the net offset reported as other assets.

     c. Repurchase, Resale, and Securities Lending Transactions

     Under IAS, repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

     Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. The accounting for these transactions has been reversed for purposes of the IAS presentation.

     Additionally, under U.S. GAAP, when specific control conditions exist, securities collateral controlled is recognized as an asset with an offsetting obligation to return such securities collateral. For purposes of IAS presentation, such controlled securities collateral has been de-recognized.

     d. Goodwill and Other Intangibles

     Under IAS, amortization of goodwill and other intangible assets is generally limited to a maximum period of 20 years. U.S. GAAP provides that goodwill and other intangibles are amortizable over their useful economic life with a maximum life of 40 years. For purposes of the pro forma presentation, the amortization of PaineWebber's goodwill and other intangibles has been restated using the maximum 20 year period.

     e. Trade Date v. Settlement Date

     UBS follows a settlement date convention of accounting for inventory in its trading portfolio, for balance sheet presentation purposes. PaineWebber recognizes purchases and sales of inventory on its statement of financial condition at their trade date. For purpose of pro forma presentation PaineWebber's statement of financial condition has been restated as if it followed settlement date accounting.

             NOTES TO THE PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AND INCOME STATEMENT
                CONVERSION FROM U.S. GAAP TO IAS -- (CONTINUED)

     f. Rabbi Trusts

     PaineWebber has transferred certain compensation related assets into "Rabbi Trusts." U.S. GAAP requires consolidation of the assets and liabilities of a Rabbi Trust. IAS, however, applies a "controls" approach in determining whether an entity should be consolidated. Under this approach the Rabbi Trusts would not be consolidated and therefore, for purposes of the pro forma presentation, such assets and liabilities and their related income and expenses have been eliminated from the statement of financial condition and income statement, respectively.

     g. Income Taxes

     Records the tax effect pertaining to the conversion from U.S. GAAP to IAS on the unaudited consolidated statement of financial condition and income statement of PaineWebber, assuming an effective tax rate of 37.3%.

     h. Redemption of Mandatorily Redeemable Preferred Stock

     Under IAS, preferred shares having mandatory redemption features are classified as debt with associated dividends recognized in interest expense. For purposes of pro forma presentation, the Unamortized discount charged to equity on redemption of preferred stock and Dividends and amortization of discount on preferred stock, thereon, have been reclassified as Interest expense.

     i. Trust Preferred Securities

     Under IAS, trust preferred securities having mandatory redemption features are classified as debt with associated dividends recognized in interest expense. For purposes of pro forma presentation, Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts have been reclassified to Long-term debt and the related Minority interest expense to Interest expense.

     j. Brokerage, Clearing and Exchange Fees

     PaineWebber records certain brokerage, clearing and exchange fees as separate components of expense for purposes of its U.S. GAAP financial statements. Under IAS, expenses directly connected with a transaction are charged against revenues.

     k. Private Equity Investments

     PaineWebber carries private equity related investments for which there exist trading restrictions at estimated net realizable value under U.S. GAAP. UBS records similar investments at cost, less writedowns for impairments in value. This adjustment reverses unrealized gains on such investments reflected in the PaineWebber accounts.

               UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000

     The following unaudited pro forma condensed consolidated balance sheet and income statement as of and for the six months ended 30 June 2000 is derived from the unaudited consolidated balance sheet and income statements of UBS and PaineWebber as of and for the six months then ended, after giving effect to the U.S. GAAP adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP and the pro forma adjustments presented in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement. This information has been prepared from, and should be read together with, the respective unaudited consolidated financial statements and related notes of UBS and of PaineWebber, which are included in and incorporated by reference into, respectively, this document.

                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED 30 JUNE 2000

                                                                                                                 CONVENIENCE
                                                                                                                 TRANSLATION
                                        UBS AND                                                                    UBS AND
                                      PAINEWEBBER                                                   UBS AND      PAINEWEBBER
                                      CONSOLIDATED        UBS                       PAINEWEBBER   PAINEWEBBER    CONSOLIDATED
                                       PRO FORMA       U.S. GAAP                     U.S. GAAP    CONSOLIDATED    PRO FORMA
                                          IAS        ADJUSTMENT(1)   REFERENCE(1)   ADJUSTMENT     U.S. GAAP      U.S. GAAP
(IN MILLIONS)                         ------------   -------------   ------------   -----------   ------------   ------------
                                          CHF             CHF                           CHF           CHF           US$(2)
                                      ------------   -------------                  -----------   ------------   ------------
OPERATING INCOME
Interest income.....................     27,489            (91)           a                          27,398         16,764
Interest expense....................     22,920            (15)           a             (27)         22,878         13,999
                                         ------         ------                          ---          ------         ------
Net interest income.................      4,569            (76)                          27           4,520          2,765
Credit loss expense.................        (83)                                                        (83)           (51)
                                         ------         ------                          ---          ------         ------
Net interest income after credit
  loss expense......................      4,652            (76)                          27           4,603          2,816
Net fee and commission income.......     11,194                                         112          11,306          6,918
Net trading income..................      6,453         (1,270)           c              30           5,213          3,190
Other income, including income from
  disposal of associates and
  subsidiaries......................        778             25            d                             803            493
                                         ------         ------                          ---          ------         ------
Total operating income..............     23,077         (1,321)                         169          21,925         13,417
                                         ------         ------                          ---          ------         ------
OPERATING EXPENSES
Personnel...........................     11,997             (7)         e,f,g            13          12,003          7,344
General and administrative..........      4,177             27            b              79           4,283          2,621
Depreciation and amortization.......      1,423            839           a,h              3           2,265          1,386
                                         ------         ------                          ---          ------         ------
Restructuring costs.................         --            130            b                             130             80
Total operating expenses............     17,597            989                           95          18,681         11,431
                                         ------         ------                          ---          ------         ------
                                         ------         ------                          ---          ------         ------
OPERATING PROFIT BEFORE TAX AND
  MINORITY INTERESTS................      5,480         (2,310)                          74           3,244          1,986
                                         ------         ------                          ---          ------         ------
Tax expense.........................      1,362            (71)           a              26           1,317            807
                                         ------         ------                          ---          ------         ------
NET PROFIT BEFORE MINORITY
  INTERESTS.........................      4,118         (2,239)                          48           1,927          1,179
                                         ------         ------                          ---          ------         ------
Minority interests..................        146                                          27             173            106
                                         ------         ------                          ---          ------         ------
NET PROFIT..........................      3,972         (2,239)                          21           1,754          1,073
                                         ------         ------                          ---          ------         ------
Other comprehensive income..........         --             34            o                              34             21
                                         ------         ------                          ---          ------         ------
COMPREHENSIVE INCOME................      3,972         (2,205)                          21           1,788          1,094
                                         ------         ------                          ---          ------         ------
Basic earnings per share............       9.15                                                        4.04
                                         ------                                                      ------
Diluted earnings per share..........       9.03                                                        3.99
                                         ------                                                      ------

     The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

                                 BALANCE SHEET
                               AS OF 30 JUNE 2000

                                          UBS AND
                                        PAINEWEBBER                                                                      UBS AND
                                        CONSOLIDATED             UBS                                PAINEWEBBER        PAINEWEBBER
                                         PRO FORMA            U.S. GAAP                              U.S. GAAP         CONSOLIDATED
                                            IAS             ADJUSTMENT(1)                            ADJUSTMENT         U.S. GAAP
                                        ------------   -----------------------                  --------------------   ------------
(IN MILLIONS)                               CHF                  CHF             REFERENCE(1)           CHF                CHF
--------------------------------------  ------------   -----------------------   -------------  --------------------   ------------
ASSETS
Cash and balances with central
  banks...............................       3,457                                                                          3,457
Money market paper....................      68,506                                                         30              68,536
Due from banks........................      28,510              18,866                a,j                 741              48,117
Cash collateral on securities
  borrowed............................     163,387                                                                        163,387
Reverse repurchase agreements.........     193,666                                                     (3,773)            189,893
Trading portfolio assets..............     241,697             (10,307)              g,i,j              3,685             235,075
Positive replacement values...........      58,068                (380)                i                                   57,688
Loans, net of allowance for credit
  losses..............................     251,167               8,787                a,j                 741              60,695
Financial investments.................      10,962              (5,880)                d               (1,458)              3,624
Accrued income and prepaid expenses...       7,533                                                                          7,533
Investments in associates.............         818                                                                            818
Property and equipment................       9,398                 878                a,h                  41              10,317
Intangible assets and goodwill........      17,319              16,965                a,h                  59              34,343
Other assets..........................      14,100              15,025              c,d,e,f             1,253              30,378
                                         ---------             -------                                 ------           ---------
TOTAL ASSETS..........................   1,068,588              43,954                                  1,319           1,113,861
                                         ---------             -------                                 ------           ---------
LIABILITIES
Money market paper issued.............      87,299                                                                         87,299
Due to banks..........................      85,341              18,104                 j                2,206             105,651
Cash collateral on securities lent....      27,181                                                                         27,181
Repurchase agreements.................     277,674             (15,703)                j               (1,482)            260,489
Trading portfolio liabilities.........      67,207                                                       (259)             66,948
Negative replacement values...........      78,449                (378)                i                 (205)             77,866
Due to customers......................     296,631              18,519                a,j                 741             315,891
Accrued expenses and deferred
  income..............................      18,885                                                                         18,885
Long-term debt........................      61,840                 130                a,g                (644)             61,326
Other liabilities.....................      24,082               4,212           a,b,c,d,g,i,j            250              28,544
                                         ---------             -------                                 ------           ---------
TOTAL LIABILITIES.....................   1,024,589              24,884                                    607           1,050,080
                                         ---------             -------                                 ------           ---------
MINORITY INTERESTS....................       2,877                                                        644               3,521
                                         ---------             -------                                 ------           ---------
TOTAL SHAREHOLDERS' EQUITY............       1,122              19,070                                     68              60,260
                                         ---------             -------                                 ------           ---------
TOTAL LIABILITIES, MINORITY INTERESTS
  AND SHAREHOLDERS' EQUITY............   1,068,588              43,954                                  1,319           1,113,861
                                         ---------             -------                                 ------           ---------

                                        CONVENIENCE
                                        TRANSLATION
                                          UBS AND
                                        PAINEWEBBER
                                        CONSOLIDATED
                                         PRO FORMA
                                         U.S. GAAP
                                        ------------
(IN MILLIONS)                              US$(2)
--------------------------------------  ------------
ASSETS
Cash and balances with central
  banks...............................      2,115
Money market paper....................     41,936
Due from banks........................      9,442
Cash collateral on securities
  borrowed............................     99,974
Reverse repurchase agreements.........    116,192
Trading portfolio assets..............    143,839
Positive replacement values...........     35,298
Loans, net of allowance for credit
  losses..............................    159,515
Financial investments.................      2,217
Accrued income and prepaid expenses...      4,609
Investments in associates.............        501
Property and equipment................      6,313
Intangible assets and goodwill........     21,014
Other assets..........................     18,588
                                          -------
TOTAL ASSETS..........................    681,553
                                          -------
LIABILITIES
Money market paper issued.............     53,417
Due to banks..........................     64,649
Cash collateral on securities lent....     16,632
Repurchase agreements.................    159,389
Trading portfolio liabilities.........     40,964
Negative replacement values...........     47,645
Due to customers......................    193,288
Accrued expenses and deferred
  income..............................     11,555
Long-term debt........................     37,524
Other liabilities.....................     17,466
                                          -------
TOTAL LIABILITIES.....................    642,526
                                          -------
MINORITY INTERESTS....................      2,154
                                          -------
TOTAL SHAREHOLDERS' EQUITY............     36,873
                                          -------
TOTAL LIABILITIES, MINORITY INTERESTS
  AND SHAREHOLDERS' EQUITY............    681,553
                                          -------

    The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

               UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                         CONSOLIDATED INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                      FOR THE YEAR ENDED 31 DECEMBER 1999

     The following unaudited pro forma condensed consolidated income statement for the year ended 31 December 1999 is derived from the audited consolidated income statement of UBS for the year then ended and from the unaudited pro forma condensed consolidated income statement of PaineWebber for the year then ended, after giving effect to the U.S. GAAP adjustments described in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP and the pro forma adjustments presented in the notes to the UBS and PaineWebber unaudited pro forma condensed consolidated income statement. This information has been prepared from, and should be read together with, the respective consolidated financial statements and related notes of UBS and PaineWebber, which are included in and incorporated by reference into, respectively, this document.

                      FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                                                                     CONVENIENCE
                                                                                                                     TRANSLATION
                                             UBS AND                                                                   UBS AND
                                           PAINEWEBBER                                                  UBS AND      PAINEWEBBER
                                           CONSOLIDATED        UBS                      PAINEWEBBER   PAINEWEBBER    CONSOLIDATED
                                            PRO FORMA       U.S. GAAP                    U.S. GAAP    CONSOLIDATED    PRO FORMA
                                               IAS        ADJUSTMENT(1)                 ADJUSTMENT     U.S. GAAP      U.S. GAAP
                                           ------------   -------------                 -----------   ------------   ------------
                                               CHF             CHF         REFERENCE        CHF           CHF           US$(2)
              (IN MILLIONS)                ------------   -------------   -----------   -----------   ------------   ------------
OPERATING INCOME
Interest income..........................     40,298           (200)      a                              40,098         24,536
Interest expense.........................     34,219            (35)      a                (173)         34,011         20,811
                                              ------         ------                        ----          ------         ------
Net interest income......................      6,079           (165)                        173           6,087          3,725
Credit loss expense......................        956                                                        956            585
                                              ------         ------                        ----          ------         ------
Net interest income after credit loss
  expense................................      5,123           (165)                        173           5,131          3,140
Net fee and commission income............     17,631                                        113          17,744         10,857
Net trading income.......................      9,357           (545)      a,b,c              30           8,842          5,411
Other income, including income from
  disposal of associates and
  subsidiaries...........................      3,403             36       a,d                             3,439          2,104
                                              ------         ------                        ----          ------         ------
Total operating income...................     35,514           (674)                        316          35,156         21,512
                                              ------         ------                        ----          ------         ------
OPERATING EXPENSES
Personnel................................     17,521            (94)      a,b,e,f,g,h       (29)         17,398         10,646
General and administrative...............      7,624            566       a,b,h             134           8,324          5,093
Depreciation and amortization............      2,750          1,597       a,h                 3           4,350          2,662
                                              ------         ------                        ----          ------         ------
Restructuring costs......................         --            750       b                                 750            459
Total operating expenses.................     27,895          2,819                         108          30,822         18,860
                                              ------         ------                        ----          ------         ------
OPERATING PROFIT BEFORE TAX AND MINORITY
  INTERESTS..............................      7,619         (3,493)                        208           4,334          2,652
                                              ------         ------                        ----          ------         ------
Tax expense..............................      1,930           (177)      a                  12           1,765          1,080
                                              ------         ------                        ----          ------         ------
NET PROFIT BEFORE MINORITY INTERESTS.....      5,689         (3,316)                        196           2,569          1,572
                                              ------         ------                        ----          ------         ------
Minority interests.......................        277                                         48             325            199
                                              ------         ------                        ----          ------         ------
NET PROFIT...............................      5,412         (3,316)                        148           2,244          1,373
                                              ------         ------                        ----          ------         ------
Dividends and amortization of discount on
  preferred stock........................                                                   125             125             76
                                              ------         ------                        ----          ------         ------
NET PROFIT/(LOSS) APPLICABLE TO COMMON
  SHARES.................................      5,412         (3,316)                         23           2,119          1,297
                                              ------         ------                        ----          ------         ------
Basic earnings per share.................      12.10                                                       4.74
                                              ------                                                     ------
Diluted earnings per share...............      11.97                                                       4.69
                                              ------                                                     ------

     The notes to the UBS and PaineWebber unaudited pro forma condensed consolidated balance sheet and income statement: conversion from IAS to U.S. GAAP are an integral part of this pro forma information.

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                        CONVERSION FROM IAS TO U.S. GAAP
                AS OF AND FOR THE SIX MONTHS ENDED 30 JUNE 2000
                    AND FOR THE YEAR ENDED 31 DECEMBER 1999

1. IAS TO U.S. GAAP ADJUSTMENTS

     IAS accounting principles differ in material respects from accounting principles generally accepted in the U.S. The differences which are material to restating the historical consolidated financial statements of UBS and PaineWebber to comply with U.S. GAAP are described below.

ADJUSTMENTS TO UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AND INCOME STATEMENTS

     The differences which are material to restating the UBS unaudited pro forma consolidated balance sheets and income statements to U.S. GAAP relate to purchase accounting, restructuring provisions, derivatives held for non-trading purposes, financial investments, retirement and benefit plans, other employee benefits, equity participation plans, software capitalization, settlement date vs. trade date accounting and repurchase, resale and securities lending transactions as described in notes (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j), respectively. PaineWebber's IAS to U.S. GAAP adjustments have been documented in the notes to the PaineWebber unaudited pro forma condensed consolidated statement of financial condition and income statement: conversion from U.S. GAAP to IAS, note #2: U.S. GAAP to IAS adjustments. In addition, for purposes of conforming PaineWebber's accounts to UBS's presentation under U.S. GAAP, certain investments have been reclassified from financial investments to Other Assets.

  a. Purchase Accounting

     General

     Under IAS, UBS accounted for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation under the pooling of interests method. The balance sheets and income statements of the banks were combined and no adjustments to the carrying values of the assets and liabilities were made.

     Under U.S. GAAP, the business combination creating UBS is accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. Under the purchase method, the cost of acquisition is measured at fair value and the acquirer's interests in identifiable tangible assets and liabilities of the acquiree are restated to fair values at the date of acquisition. Any excess consideration paid over the fair value of net tangible assets acquired is allocated, first to identifiable intangible assets based on their fair values, if determinable, with the remainder allocated to goodwill.

     Goodwill

     Under U.S. GAAP, goodwill and other intangible assets acquired are capitalized and amortized over the expected periods to be benefited with adjustments, if any, for impairment.

     For purposes of the U.S. GAAP reconciliation, the excess of the consideration paid for Swiss Bank Corporation over the fair value of the net tangible assets received has been recorded as Goodwill and is being amortized on a straight line basis over a weighted average life of 13 years beginning 29 June 1998.

     Other Purchase Accounting Adjustments

     For purposes of the U.S. GAAP reconciliation, the restatement of Swiss Bank Corporation's net assets to fair value resulted in decreasing net tangible assets by CHF 1,077 million. This amount will be amortized over a period ranging from 2 years to 20 years depending upon the nature of the restatement.

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

  b. Restructuring Provision

     Under IAS, restructuring provisions are recognized when a legal or constructive obligation has been incurred. In 1997, UBS recognized a CHF 7,000 million restructuring provision to cover personnel, information technology ("IT"), premises and other costs associated with combining and restructuring the merged Group. An additional CHF 300 million provision was recognized in the fourth quarter of 1999, reflecting the impact of increased precision in the estimation of certain leased and owned property costs.

     Under U.S. GAAP, restructuring provisions for business combinations are not recognized prior to the consummation date of the business combination. Also, the criteria for establishing liabilities of this nature are more stringent than under IAS. Established restructuring provisions are required to be periodically reviewed for appropriateness and revised if necessary.

     For purposes of the U.S. GAAP reconciliation, the aggregate CHF 7,300 million restructuring provision was reversed. As a result of the business combination with Swiss Bank Corporation, the decision to combine and streamline certain activities of the banks for the purpose of reducing costs and improving efficiencies, Union Bank of Switzerland recognized a restructuring provision of CHF 1,575 million during 1998 for purposes of the U.S. GAAP reconciliation. CHF 759 million of this provision related to estimated costs for restructuring the operations and activities of Swiss Bank Corporation and such amount was recorded as a liability of the acquired business. The remaining CHF 816 million of estimated costs were charged to restructuring expense during 1998. Adjustments of CHF 130 million and 600 million to the restructuring provision were recognized in the six months ended 30 June 2000 and in the year ended 31 December 1999, respectively, for purposes of the U.S. GAAP reconciliation. The reserve is expected to be substantially exhausted by the end of 2001.

     The restructuring provision initially included CHF 756 million for employee termination benefits, CHF 332 million for the closure and write downs of owned and leased premises, and CHF 487 million for professional fees, IT costs, miscellaneous transfer taxes and statutory fees.

     The usage of the U.S. GAAP restructuring provision was as follows:

                          BALANCE                            BALANCE      JAN-JUN    JAN-JUN
                         1 JANUARY    1999       1999      31 DECEMBER     2000        2000        BALANCE
                           1999       USAGE    REVISION       1999         USAGE     REVISION    30 JUNE 2000
(CHF MILLIONS)           ---------    -----    --------    -----------    -------    --------    ------------
Personnel............        382      (254)       553           681          57         70            694
Premises.............        305      (244)       179           240          98         45            187
IT...................         25        (5)         7            27           3         --             24
Other................        313       (45)      (139)          129           6         15            138
                          ------      ----       ----         -----         ---        ---          -----
     Total...........      1,025      (548)       600         1,077         164        130          1,043
                          ======      ====       ====         =====         ===        ===          =====

     Additionally, for purposes of the U.S. GAAP reconciliation, nil and CHF 150 million of restructuring costs were expensed as incurred in the six months ended 30 June 2000 and the year ended 31 December 1999, respectively.

  c. Derivatives Instruments Held or Issued for Non-Trading Purposes

     Under IAS, UBS recognizes transactions in derivative instruments hedging non-trading positions in the income statement using the accrual or deferral method, which is generally the same accounting as the underlying item being hedged.

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

     U.S. GAAP requires that derivatives be reported at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment (accrual or deferral method).

     UBS is not required to comply with all of the criteria necessary to obtain hedge accounting treatment under U.S. GAAP. Accordingly, for purposes of the U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that did not meet U.S. GAAP hedging criteria have been carried at fair value with changes in fair value recognized as adjustments to net trading income.

  d. Financial Investments

     Under IAS, financial investments are classified as either current investments or long-term investments. UBS considers current financial investments to be held for sale and carried at lower of cost or market value. UBS accounts for long-term financial investments at cost, less any permanent impairment.

     Under U.S. GAAP, investments are classified as either held to maturity (essentially debt securities), which are carried at amortized cost, or available for sale (debt and marketable equity securities), which are carried at fair value with changes in fair value recorded as a separate component of shareholders' equity. Realized gains and losses are recognized in net profit in the period sold.

     For purposes of the U.S. GAAP reconciliation, amounts reflected in Other income for the changes in market values of held for sale investments are reclassified as a component of Shareholders' equity. Held to maturity investments that do not meet U.S. GAAP criteria are reclassified to the available for sale category. Unrealized gains or unrealized losses relating to these investments are recorded as a component of Shareholders' equity.

  e. Retirement Benefit Plans

     Under IAS, UBS has recorded pension expense based on a specific method of actuarial valuation of projected plan liabilities for accrued service including future expected salary increases and expected return on plan assets. Plan assets are held in a separate trust to satisfy plan liabilities. Plan assets are recorded at fair value. The recognition of a prepaid asset on the books of UBS is subject to certain limitations. These limitations generally cause amounts recognized as expense to equal amounts funded in the same period. Any amount not recognized as a prepaid asset and the corresponding impact on pension expense has been disclosed in the financial statements.

     Under U.S. GAAP, pension expense, generally, is based on the same method of valuation of liabilities and assets as under IAS. Differences in the levels of expense and liabilities (or prepaid assets) exist due to the different transition date rules and the stricter provisions of IAS as well as industry practice under IAS for recognition of a prepaid asset.

     As a result of the merger of the retirement benefit plans of Union Bank of Switzerland and Swiss Bank Corporation after the 1998 merger, there was a one time increase of the vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,020 million. Under IAS this resulted in a one-time charge to income which was offset by the recognition of assets (previously unrecognized due to certain limitations under IAS).

     Under U.S. GAAP, in a business combination that is accounted for under the purchase method, the assignment of the purchase price to individual assets acquired and liabilities assumed must include a liability for the projected plan liabilities in excess of plan assets or an asset for plan assets in excess of the projected plan liabilities, thereby recognizing any previously existing unrecognized net gains or losses, unrecognized prior service cost, or unrecognized net liabilities or assets.

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

     For purposes of the U.S. GAAP reconciliation, UBS recorded a prepaid asset for the Union Bank of Switzerland plans as of 1 January 1998. Swiss Bank Corporation recorded a purchase price adjustment to recognize its prepaid asset at 29 June 1998. The recognition of these assets impacts the pension expense recorded under U.S. GAAP versus IAS. The pension expense for the year ended 31 December 1999 is also impacted by the different treatment of the merger of the plans under IAS versus U.S. GAAP. The assets recognized under IAS (which had been previously unrecognized due to certain limitations under IAS) were already recognized under U.S. GAAP due to the absence of such limitations under U.S. GAAP.

  f. Other Employee Benefits

     Under IAS, UBS has recorded expenses and liabilities for post-retirement benefits determined under a methodology similar to that described above under retirement benefit plans.

     Under U.S. GAAP, expenses and liabilities for post-retirement benefits would be determined under a similar methodology as under IAS. Differences in the levels of expenses and liabilities have occurred due to different transition date rules and the treatment of the merger of Union Bank of Switzerland and Swiss Bank Corporation under the purchase method.

  g. Equity participation plans

     IAS does not specifically address the recognition and measurement requirements for equity participation plans.

     U.S. GAAP permits the recognition of compensation cost on the grant date for the estimated fair value of equity instruments issued (Statement of Financial Accounting Standards No. 123) or based on the intrinsic value of equity instruments issued (Accounting Principles Board Opinion No. 25), with the disclosure of the pro forma effects of equity participation plans on net profit and earnings per share, as if the fair value had been recorded on the grant date. UBS recognized only intrinsic values at the grant date with subsequent changes in value not recognized.

     For purposes of the U.S. GAAP reconciliation, certain of UBS's option awards have been determined to be variable, primarily because they may be settled in cash or UBS has offered to hedge their value. Additional compensation expense from these options awards for the six months ended 30 June and the year ended 31 December 1999, is CHF 44 million and CHF 41 million, respectively. In addition, certain of UBS's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on UBS's balance sheet for U.S. GAAP presentation, the effect of which is to increase assets by CHF 1,070 million and CHF 655 million, liabilities by CHF 1,162 million and CHF 717 million, and decrease shareholders' equity by CHF 92 million and CHF 62 million (for UBS shares held by the trusts, which are treated as treasury shares) at 30 June 2000 and 31 December 1999, respectively.

  h. Software capitalization

     Under IAS, effective 1 January 2000, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the income statement over estimated lives. Under U.S. GAAP, the same principal applies; however this standard was effective beginning 1 January 1999. For purposes of the U.S. GAAP reconciliation, the costs associated with the acquisition or development of internal use software that met the U.S. GAAP software capitalization criteria in 1999 have been reversed from Operating expenses and amortized over a life of 2 years. From 1 January 2000, the only remaining reconciliation item is the amortization of software capitalized in 1999 for U.S. GAAP purposes.

         NOTES TO THE UBS AND PAINEWEBBER UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEET AND INCOME STATEMENT
                CONVERSION FROM IAS TO U.S. GAAP -- (CONTINUED)

  i. Settlement Date vs. Trade Date Accounting

     UBS's transactions from securities activities are recorded on the settlement date for balance sheet and on the trade date for income statement purposes. This results in recording an off-balance sheet forward transaction during the period between the trade date and the settlement date. Forward positions relating to trading activities are revalued to fair value and any unrealized profits and losses are recognized in Net profit.

     Under U.S. GAAP, trade date accounting is required for purchases and sales of securities. For purposes of U.S. GAAP presentation, all purchases and sales of securities previously recorded on settlement date have been recorded as of trade date for balance sheet purposes. Trade date accounting has resulted in receivables and payables to broker-dealers and clearing organizations recorded in Other assets and Other liabilities.

  j. Repurchase, Resale and Securities Lending Transactions

     Under IAS, UBS's repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

     Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. Additionally, under U.S. GAAP, UBS is required to recognize securities collateral controlled and an offsetting obligation to return such securities collateral on certain financing transactions, when specific control conditions exist.

     For purposes of U.S. GAAP presentation, securities collateral recognized under financing transactions is reflected in Due from banks or loans, net of allowance for credit losses, depending on the counterparty. The related obligation to return the securities collateral is reflected in the balance sheet in Due to banks or Due to customers, as appropriate.

2. CONVENIENCE TRANSACTION

     30 June 2000 and 31 December 1999 CHF amounts have been translated into U.S. dollars at the exchange rate of one US$ = CHF 1.63, the exchange rate on 30 June 2000.

3. PROPOSED DIVIDEND

     At the extraordinary general meeting of UBS AG, held on 7 September 2000, the UBS shareholders approved the UBS Board of Directors proposal that a partial dividend be paid to UBS shareholders on record as of 2 October 2000. The payment, which is to be made on 5 October 2000, relates to the first nine months of the year 2000. The payment of $2.75 (CHF 4.50) per share will total approximately $1.1 billion (CHF 1.8 billion). This proposed dividend has not been reflected in the assumptions made for purposes of presenting pro forma financial information.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

     This document contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. In this document, forward-looking statements include, without limitation, statements relating to:

     - the implementation of strategic initiatives,

     - the development of revenues overall and within specific business areas,

     - the development of operating expenses, particularly personnel expenses,

     - the development of other operating expenses,

     - the anticipated level of capital expenditures and associated depreciation expense,

     - the expected impact of the risks that affect UBS's and PaineWebber's businesses, including the risk of loss resulting from the default of an obligor or counterparty,

     - expected credit losses,

     - the expected timing and outcome of the merger, and

     - other statements relating to UBS's and PaineWebber's future business development and economic performance.

     Many factors may influence UBS's and PaineWebber's actual results and cause them to differ materially from expected results as described in the forward-looking statements. These factors include:

     - general economic trends, including prevailing interest rates and performance of financial markets, which may affect UBS's ability to sell its products,

     - the market of UBS's investments,

     - UBS's and PaineWebber's ability to consummate their merger on the anticipated schedule, including their ability to obtain required stockholder and regulatory approvals, to achieve anticipated cost savings and efficiencies, to integrate their sales and distribution channels in a timely manner and to retain their key employees,

     - changes in federal tax laws, which could adversely affect the tax advantages of certain of UBS's products and subject UBS to increased taxation,

     - changes in UBS's and PaineWebber's expenses associated with acquisitions and dispositions, including the merger,

     - UBS's and PaineWebber's ability to attract and retain skilled personnel, including the ability to retain personnel after the merger,

     - the credit ratings and the financial position of UBS's and PaineWebber's obligors and counterparties,

     - UBS's and PaineWebber's ability to control risk in their businesses, including their ability to improve their overall risk profiles,

     - changes affecting the banking industry generally and UBS AG's banking operations specifically, including asset quality,

     - increasing levels of competition in emerging markets and general competitive factors, locally, nationally, regionally and globally,

     - macroeconomic trends and government and regulatory policies affecting business in Switzerland, the United States and around the world, including changes in the level of interest or tax rates and movements in foreign currency exchange rates including the exchange rate for the Swiss franc into U.S. dollars, and

     - current, pending and future legislation and regulations.

     All of these factors are difficult to predict, and many are beyond the control of the companies. Accordingly, although UBS believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurance that those assumptions will approximate actual experience.

     You should also consider other risks and uncertainties discussed in documents filed by UBS and PaineWebber with the SEC, including UBS's most recent Annual Report on Form 20-F for the fiscal year ended 31 December 1999 and PaineWebber's most recent Annual Report on Form 10-K, which is incorporated by reference into this document. Neither UBS nor PaineWebber has any obligation to update forward-looking information.

                                    EXPERTS

     The consolidated financial statements of UBS at 31 December 1999 and 1998 and for each of the three years in the period ended 31 December 1999 appearing in this document have been audited by ATAG Ernst & Young Ltd., independent auditors as set forth in their report on such financial statements appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of PaineWebber incorporated in this document by reference from PaineWebber's Annual Report on Form 10-K for the year ended 31 December 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report on such financial statements incorporated by reference into such Annual Report and incorporated in this document by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                        VALIDITY OF UBS ORDINARY SHARES

     The validity of the shares of UBS common stock will be passed upon on behalf of UBS by Baer & Karrer, Swiss counsel for UBS.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     PaineWebber will hold an annual meeting of its stockholders in 2001 only if the merger is not completed. If the annual meeting is to be held, proposals of stockholders intended for inclusion pursuant to Securities Exchange Act Rule 14a-8 in proxy materials to be distributed by PaineWebber in connection with PaineWebber's 2001 Annual Meeting of Stockholders must be received by the office of the Secretary of Paine Webber Group Inc. no later than 26 November 2000.

     In addition, pursuant to PaineWebber's by-laws, for business to be properly brought before PaineWebber's 2001 Annual Meeting of Stockholders (other than stockholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 referred to above), stockholders must give notice of the proposed business to the office of the Secretary of Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, no later than 90 days in advance of the date of the meeting.

     A putative class action seeking to direct Mr. Marron to relinquish control of the fund referred to under "Interests of Certain Persons in the Merger-Employment Agreements -- The Private Equity Investment Fund" was filed on 24 July 2000, in Delaware Chancery Court against PaineWebber and its board of directors.

                               TABLE OF CONTENTS

                          FINANCIAL STATEMENTS OF UBS

              AUDITED YEAR-END FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-1
UBS Group Income Statement..................................   F-3
UBS Group Balance Sheet.....................................   F-4
UBS Group Statement of Changes in Equity....................   F-5
UBS Group Statement of Cash Flows...........................   F-6
UBS Group Notes to the Financial Statements.................   F-7
              UNAUDITED INTERIM FINANCIAL STATEMENTS
UBS Group Income Statement..................................  F-84
UBS Group Balance Sheet.....................................  F-85
UBS Group Statement of Changes in Equity....................  F-86
UBS Group Statement of Cash Flows...........................  F-87
UBS Group Notes to the Financial Statements.................  F-88

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Group Executive Board UBS AG:

     We have audited the accompanying consolidated balance sheets of UBS AG and subsidiaries as of 31 December 1999 and 1998, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended 31 December 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UBS AG as of 31 December 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended 31 December 1999, in conformity with International Accounting Standards ("IAS") and comply with Swiss Law.

     IAS vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected shareholders' equity as of 31 December 1999 and 1998 and the results of operations for the two years then ended to the extent summarized in Note 42 of the Notes to the Financial Statements.

Basel, 8 March 2000, except for Note 38, as to which the date is 18 April 2000 and Note 1(t) as to which the date is 17 August 2000

                                          ATAG Ernst & Young Ltd.


/s/ Roger K. Perkin                   /s/ Peter Heckendorn
---------------------------------     ---------------------------------
      Roger K. Perkin                 Peter Heckendorn
      Chartered Accountant            lic. oec.
      in charge of the audit          in charge of the audit

                       CONSOLIDATED FINANCIAL STATEMENTS

                                   UBS GROUP

                  YEARS ENDED 31 DECEMBER 1999, 1998 AND 1997

                                   UBS GROUP

                                INCOME STATEMENT

FOR THE YEAR ENDED                                   NOTE    31.12.1999(1)     31.12.1998(1)     31.12.1997
------------------                                   ----    -------------     -------------     ----------
CHF MILLION, EXCEPT PER SHARE DATA
OPERATING INCOME
Interest income....................................    4         35,604            37,442          23,669
Interest expense...................................    4        (29,695)          (32,424)        (16,733)
                                                                -------           -------         -------
Net interest income................................               5,909             5,018           6,936
Credit loss expense................................  12b           (956)             (951)         (1,278)
                                                                -------           -------         -------
Net interest income after credit loss expense......               4,953             4,067           5,658
                                                                -------           -------         -------
Net fee and commission income......................    5         12,607            12,626          12,234
Net trading income.................................    6          7,719             3,313           5,491
Income from disposal of associates and
  subsidiaries.....................................    7          1,821             1,119             198
Other income.......................................    8          1,325             1,122           1,299
                                                                -------           -------         -------
Total operating income.............................              28,425            22,247          24,880
OPERATING EXPENSES
Personnel..........................................    9         12,577             9,816          11,559
General and administrative.........................    9          6,098             6,735           5,315
Depreciation and amortization......................    9          1,857             1,825           1,762
                                                                -------           -------         -------
Total operating expenses...........................              20,532            18,376          18,636
                                                                -------           -------         -------
OPERATING PROFIT BEFORE RESTRUCTURING COSTS, TAX
  AND MINORITY INTERESTS...........................               7,893             3,871           6,244
                                                                -------           -------         -------
Restructuring costs................................                                                 7,000
                                                                                                  -------
OPERATING PROFIT/(LOSS) BEFORE TAX AND MINORITY
  INTERESTS........................................               7,893             3,871            (756)
                                                                -------           -------         -------
Tax expense/(benefit)..............................   25          1,686               904            (105)
                                                                -------           -------         -------
NET PROFIT/(LOSS) BEFORE MINORITY INTERESTS........               6,207             2,967            (651)
                                                                -------           -------         -------
Minority interests.................................   26            (54)                5             (16)
                                                                -------           -------         -------
NET PROFIT/(LOSS)..................................               6,153             2,972            (667)
                                                                =======           =======         =======
Basic earnings per share (CHF).....................   10          15.20              7.33           (1.59)
Diluted earnings per share (CHF)...................   10          15.07              7.20           (1.59)
                                                                -------           -------         -------

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                                 BALANCE SHEET

                                                                         31.12.1999(1)     31.12.1998(1)
                                                               NOTE      -------------     -------------
CHF MILLION
ASSETS
Cash and balances with central banks.......................                   5,073             3,267
Money market paper.........................................     11           69,717            18,390
Due from banks.............................................    12a           29,907            68,495
Cash collateral on securities borrowed.....................     13          113,162            91,695
Reverse repurchase agreements..............................     14          132,474           141,285
Trading portfolio assets...................................     15          212,440           159,179
Positive replacement values................................     27           64,698            90,511
Loans, net of allowance for credit losses..................    12a          234,858           247,926
Financial investments......................................     16            7,039             6,914
Accrued income and prepaid expenses........................                   5,167             6,627
Investments in associates..................................     17            1,102             2,805
Property and equipment.....................................     18            8,701             9,886
Intangible assets and goodwill.............................     19            3,543             2,210
Other assets...............................................     20           11,007            12,092
                                                                            -------           -------
TOTAL ASSETS...............................................                 898,888           861,282
                                                                            =======           =======
Total subordinated assets..................................                     600               496
                                                                            -------           -------
LIABILITIES
Money market paper issued..................................                  64,655            51,527
Due to banks...............................................     21           76,365            85,716
Cash collateral on securities lent.........................     13           12,832            19,171
Repurchase agreements......................................     14          196,914           137,617
Trading portfolio liabilities..............................     15           54,586            47,033
Negative replacement values................................     27           95,786           125,847
Due to customers...........................................     21          279,960           274,850
Accrued expenses and deferred income.......................                  12,040            11,232
Long-term debt.............................................     22           56,332            50,783
Other liabilities..........................................  23,24,25        18,376            27,722
                                                                            -------           -------
TOTAL LIABILITIES..........................................                 867,846           831,498
                                                                            -------           -------
MINORITY INTERESTS.........................................     26              434               990
                                                                            -------           -------
SHAREHOLDERS' EQUITY
Share capital..............................................                   4,309             4,300
Share premium account......................................                  14,437            13,617
Foreign currency translation...............................                    (442)             (456)
Retained earnings..........................................                  20,327            16,224
Treasury shares............................................                  (8,023)           (4,891)
                                                                            -------           -------
TOTAL SHAREHOLDERS' EQUITY.................................                  30,608            28,794
                                                                            -------           -------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY...................................................                 898,888           861,282
                                                                            =======           =======
Total subordinated liabilities.............................                  14,801            13,652
                                                                            -------           -------

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                         STATEMENT OF CHANGES IN EQUITY

                                                            31.12.1999(1)     31.12.1998(1)     31.12.1997
FOR THE YEAR ENDED                                          -------------     -------------     ----------
CHF MILLION
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the year......................      4,300             4,296            4,255
Issue of share capital....................................          9                 4               41
                                                               ------            ------           ------
BALANCE AT THE END OF THE YEAR(2).........................      4,309             4,300            4,296
                                                               ======            ======           ======
SHARE PREMIUM
Balance at the beginning of the year as previously
  reported................................................     13,740            13,260           13,001
Change in accounting policy...............................       (123)             1406(4)             0
Balance at the beginning of the year (restated)...........     13,617            14,666           13,001
Premium on shares issued, and warrants exercised..........         45               111              130
Own equity derivatives....................................        526            (1,598)               0
Net premium on treasury share and own equity derivative
  activity................................................        249               438              129
                                                               ------            ------           ------
BALANCE AT THE END OF THE YEAR............................     14,437            13,617           13,260
                                                               ======            ======           ======
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the year......................       (456)             (111)            (155)
Movements during the year.................................         14              (345)              44
                                                               ------            ------           ------
BALANCE AT THE END OF THE YEAR............................       (442)             (456)            (111)
                                                               ======            ======           ======
RETAINED EARNINGS
Balance at the beginning of the year as previously
  reported................................................     16,293            15,464           16,931
Change in accounting policy...............................        (69)                0                0
Balance at the beginning of the year (restated)...........     16,224            15,464           16,931
Net profit/(loss) for the year restated...................      6,153             2,972             (667)
Dividends paid restated...................................     (2,050)           (2,212)            (800)
                                                               ------            ------           ------
BALANCE AT THE END OF THE YEAR............................     20,327            16,224           15,464
                                                               ======            ======           ======
TREASURY SHARES, AT COST
Balance at the beginning of the year as previously
  reported................................................     (1,482)           (1,982)            (702)
Change in accounting policy...............................     (3,409)           (2,345)(4)            0
Balance at the beginning of the year (restated)...........     (4,891)           (4,327)            (702)
Acquisitions restated.....................................     (6,595)           (3,860)          (3,172)
Disposals restated........................................      3,463             3,296            1,892
                                                               ------            ------           ------
BALANCE AT THE END OF THE YEAR(3).........................     (8,023)           (4,891)          (1,982)
                                                               ======            ======           ======
TOTAL SHAREHOLDERS' EQUITY................................     30,608            28,794           30,927
                                                               ======            ======           ======

---------------
(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).
(2) Comprising 430,893,162 ordinary shares at 31 December 1999; 429,952,612 ordinary shares at 31 December 1998; and 428,724,700 ordinary shares at 31 December 1997 (as restated for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation), at CHF 10 each, fully paid.

(3) Comprising 36,873,714 shares at 31 December 1999; 24,456,698 shares at 31 December 1998; and 11,692,326 shares at 31 December 1997.

(4) Opening balance sheet adjustment to 1 January 1998, with no restatement to 1997.

     In addition to the Treasury shares, a maximum of 1,057,908 unissued shares (conditional capital) (1,998,458 at 31 December 1998 and 2,884,672 at 31 December 1997) can be issued without the approval of the shareholders. This amount consists of unissued and reserved shares for the former Swiss Bank Corporation employee share ownership plan and optional dividend warrants. The optional dividend warrants were the warrants granted in lieu of a cash dividend by the former Swiss Bank Corporation in February 1996 (at the option of the shareholder).

                                   UBS GROUP

                            STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED                                            31.12.1999(1)     31.12.1998(1)     31.12.1997
CHF MILLION                                                   -------------     -------------     ----------
CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES
Net profit/(loss)...........................................       6,153             2,972            (667)
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM/(USED IN)
  OPERATING ACTIVITIES
Non cash items included in net profit/(loss) and other
  adjustments:
  Depreciation and amortization.............................       1,857             1,825           1,762
  Provision for credit losses...............................         956               951           1,278
  Income from associates....................................        (211)             (377)           (231)
  Deferred tax expense/(benefit)............................         479               491          (1,035)
  Restructuring provision...................................           0                 0           7,000
  Net gain from investing activities........................      (2,282)           (1,803)           (967)
Net increase/(decrease) in operating assets:
  Net due from/to banks.....................................      (5,298)          (65,172)         22,503
  Reverse repurchase agreements, cash collateral on
    securities borrowed.....................................     (12,656)           66,031         (52,440)
  Trading portfolio including net replacement values........     (49,956)           45,089         (38,388)
  Loans due to/from customers...............................      17,222            (5,626)          2,865
  Accrued income, prepaid expenses and other assets.........       2,545             2,107            (350)
Net increase/(decrease) in operating liabilities:
  Repurchase agreements, cash collateral on securities
    lent....................................................      52,958           (49,145)         24,594
  Accrued expenses and other liabilities....................      (7,366)            1,686           1,037
  Income taxes paid.........................................      (1,063)             (733)         (1,185)
                                                                 -------           -------         -------
NET CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES...........       3,338            (1,704)        (34,224)
                                                                 =======           =======         =======
CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES
Investments in subsidiaries and associates..................      (1,720)           (1,563)         (1,550)
Disposal of subsidiaries and associates.....................       3,782             1,858           1,294
Purchase of property and equipment..........................      (2,820)           (1,813)         (1,785)
Disposal of property and equipment..........................       1,880             1,134           1,101
Net (investment)/divestment in financial investments........         356             6,134            (731)
                                                                 -------           -------         -------
NET CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES...........       1,478             5,750          (1,671)
                                                                 =======           =======         =======
CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES
Money market paper issued...................................      13,128            (4,073)         23,303
Net movements in treasury shares and treasury share contract
  activity..................................................      (2,312)           (2,552)         (1,151)
Capital issuance............................................           9                 4             408
Capital repayment...........................................           0                 0            (795)
Dividends paid..............................................      (2,050)           (2,212)           (800)
Issuance of long term debt..................................      12,661             5,566          17,155
Repayment of long term debt.................................      (7,112)           (9,068)         (9,105)
Repayment of minority interests.............................        (689)                0               0
                                                                 -------           -------         -------
NET CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES...........      13,635           (12,335)         29,015
Effects of exchange rate differences........................         148              (386)           (571)
                                                                 =======           =======         =======
NET INCREASE/(DECREASE) IN CASH EQUIVALENTS.................      18,599            (8,675)         (7,451)
Cash and cash equivalents, beginning of year................      83,678            92,353          99,805
                                                                 -------           -------         -------
Cash and cash equivalents, end of year......................     102,277            83,678          92,354
                                                                 =======           =======         =======
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and cash balances with central banks...................       5,073             3,267           4,638
Money market paper..........................................      69,717            18,390          36,353
Bank deposits maturing in less than 3 months................      27,487            62,021          51,363
                                                                 -------           -------         -------
TOTAL.......................................................     102,277            83,678          92,354
                                                                 =======           =======         =======

---------------

(1) The 1999 and 1998 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Basis of accounting

     UBS AG and subsidiaries ("UBS" or the "Group") provides a broad range of financial services such as advisory, underwriting, financing, market making, asset management, brokerage, and retail banking on a global level. The Group was formed on 29 June 1998 when Swiss Bank Corporation and Union Bank of Switzerland merged. The merger was accounted for using the pooling of interests method of accounting. Due to the merger, the Group harmonized its accounting policies, which have been retrospectively applied for the presentation of comparative information.

     The Group adopted new International Accounting Standards ("IAS") and changed the presentation of certain financial information effective 1 January 2000. The consolidated financial statements have been restated, where practicable, to give retroactive effect to these changes -- see t) below.

     The consolidated financial statements are stated in Swiss francs, the currency of the country in which UBS AG is incorporated. They are prepared in accordance with International Accounting Standards. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported. Actual results could differ from such estimates and the differences may be material to the consolidated financial statements.

  b) Consolidation

     The consolidated financial statements comprise those of the parent company (UBS AG), its subsidiaries and its special purpose entities, presented as a single economic entity. Subsidiaries and special purpose entities which are directly or indirectly controlled by the Group are consolidated. Subsidiaries acquired are consolidated from the date control passes. Companies which are acquired and held with a view to their subsequent disposal are recorded as financial investments.

     The effects of intra-group transactions are eliminated in preparing the Group financial statements, except for certain intercompany derivatives for which hedge accounting is used.

     Equity and net income attributable to minority interests are shown separately in the balance sheet and income statement respectively.

  c) Offsetting

     Assets and liabilities are offset only when the Group has a legal right to offset amounts with the same counterparty and transactions are expected to be settled on a net basis.

  d) Trade date/settlement date accounting

     When the Group becomes party to a contract in its trading activities it recognizes from that date ("trade date") any unrealized profits and losses arising from revaluing that contract to fair value. These unrealized profits and losses are recognized in the income statement.

     On a date subsequent to the trade date, the terms of spot and forward trading transactions are fulfilled ("settlement date") and a resulting financial asset or liability is recognized on the balance sheet at the fair value of the consideration given or received.

  e) Foreign currency translation

     Foreign currency transactions are recorded at the rate of exchange on the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are reported using the closing exchange rate. Exchange differences arising on the settlement of transactions at rates different

                                   UBS GROUP
from those at the date of the transaction, and unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the income statement.

     Assets and liabilities of foreign entities are translated at the exchange rates at the balance sheet date, while income statement items and cash flows are translated at average rates over the year. Differences resulting from the use of these different exchange rates are recognized directly in foreign currency translation within shareholders' equity.

  f) Business and geographical segments

     The Group is organized on a worldwide basis into five major operating divisions and Corporate Center. These divisions are the basis upon which the Group reports its primary segment information.

     Segment revenue, segment expenses and segment performance include transfers between business segments and between geographical segments. Such transfers are accounted for at competitive prices charged to unaffiliated customers for similar services.

  g) Securities borrowing and lending

     Securities borrowed and lent that are collateralized by cash are included in the balance sheet at amounts equal to the collateral advanced or received.

     Income arising from the securities lending and borrowing business is recognized in the income statement on an accrual basis.

  h) Repurchase and reverse repurchase transactions

     The Group enters into purchases of securities under agreements to resell and sales of securities under agreements to repurchase substantially identical securities. Securities which have been sold subject to repurchase agreements continue to be recognized in the balance sheet and are measured in accordance with the accounting policy for trading balances or financial assets as appropriate. The proceeds from sale of these securities are treated as liabilities and included in repurchase agreements.

     Securities purchased subject to commitments to resell at a future date are treated as loans collateralized by the security and are included in reverse repurchase agreements.

     Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income and interest expense respectively over the life of each agreement.

  i) Trading portfolio

     The trading portfolio consists of debt and equity securities as well as of precious metals held to meet the financial needs of our customers and to take advantage of market opportunities. The trading portfolio is carried at fair value. Short positions in securities are reported as trading portfolio liabilities. Realized and unrealized gains and losses, net of related transaction expenses, are recognized as net trading income. Net trading income also includes interest and dividend income on trading assets as well as the funding costs for holding these positions.

  j) Loans and allowance for credit losses

     Loans are initially recorded at cost. For loans originated by the Group, the cost is the amount lent to the borrower. For loans acquired from a third party the cost is the fair value at the time of acquisition.

                                   UBS GROUP

     Interest income on an unimpaired loan is recognized on an accrual basis. Interest includes the amount of amortization of any discount or premium between the cost of a loan and its amount at maturity and the amortization of any loan fees and costs.

     The allowance for credit losses provides for risks of losses inherent in the credit extension process, including loans and lending-related commitments. Such commitments include letters of credit, guarantees and commitments to extend credit. Counterparties are individually rated and periodically reviewed and analyzed. The allowance is adjusted for impairments identified on a loan-by-loan basis. If there are indications that there are significant probable losses in the portfolio that have not specifically been identified, allowances would also be provided for on a portfolio basis.

     Impairments in loans are recognized when it becomes probable that the Group will not be able to collect all amounts due according to the contractual terms of the loans. The carrying amounts of the loans are reduced to their estimated realizable value through a specific allowance. The impairment is recognized as an expense for the period. Loans are stated at their principal amount net of any allowance for credit losses.

     This management process has resulted in the following components of the overall allowance:

          Counterparty-specific: Probable losses from individual credit exposures are evaluated based upon the borrower's character, overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Impairment is measured and allowances are established based on discounted expected cash flows.

          Country-specific: Probable losses resulting from exposures in countries experiencing political and transfer risk, countrywide economic distress, or problems regarding the legal enforceability of contracts are assessed using country specific scenarios and taking into consideration the nature of the individual exposures and their importance for the economy. Specific country allowances exclude exposures addressed in counterparty-specific allowances.

          Specific reserve pools: Specific risk reserve pools were established in 1996 to absorb probable losses not specifically identified at that time, but which experience indicated were present in the portfolio. These pools subsequently have been applied to specific loans based on the analysis of individual credit exposures. The Group does not believe there is a current need for such allowances.

     A loan is classified as non-performing when the contractual payments of principal and/or interest are in arrears for 90 days or more. After the 90 day period the recognition of interest income ceases and a charge is recognized for the unpaid and accrued interest receivable.

     A write-off is made when all or part of a loan is deemed uncollectible or in the case of debt forgiveness. Write-offs are charged against previously established allowances and reduce the principal amount of a loan.

  k) Financial investments

     Financial investments are debt and equity securities held for the accretion of wealth through distributions, such as interest and dividends, and for capital appreciation. Financial investments also include real estate held for sale.

     Debt securities held to maturity are carried at amortized cost. If necessary, the carrying amount is reduced to its estimated realizable value. Interest income on debt securities, including amortization of premiums and discounts, is recognized on an accrual basis and reported as net interest income.

                                   UBS GROUP

     Financial investments held for sale are carried at the lower of cost or market value. Reductions to market value and reversals of such reductions as well as gains and losses on disposal are included in other income. Interest earned and dividends received are included in net interest income.

     Private equity investments are carried at cost less write-downs for impairments in value. Reductions of the carrying amount and reversals of such reductions as well as gains and losses on disposal are included in other income.

  l) Investments in associates

     Investments in associates in which the Group has a significant influence are accounted for by the equity method. Investments in which the Group has a significant influence, but which are acquired and held with a view to their subsequent disposal are included in financial investments (see the reference to private equity investments in the paragraph above).

     Investments in companies where the parent company does not hold a significant influence are recorded at cost less value adjustments for less than temporary declines in value.

  m) Property and equipment

     Property and equipment includes land, buildings, furnishings, fixtures, leasehold improvements, computer, telecommunications and other equipment. Property and equipment is carried at cost less accumulated depreciation and is periodically reviewed for impairment.

     Property and equipment is depreciated on a straight-line basis over their estimated useful lives as follows:

-    Buildings                 Not exceeding 50 years
-    Furnishings and           Not exceeding 10 years
     fixtures
-    Leasehold improvements    Not exceeding 10 years
-    Equipment                 Not exceeding 5 years

  n) Goodwill

     Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary or associate at the date of acquisition. Goodwill and intangibles resulting from the acquisition of client franchises are recognized as an asset and are amortized using the straight-line basis over their estimated useful economic life, not exceeding 20 years. At each balance sheet date, goodwill is reviewed for indications of impairment. If such indications exist an analysis is performed including an assessment of future cash flows to determine if a write-down is necessary.

     Goodwill and fair value adjustments arising on the acquisition of foreign subsidiaries are treated as local currency balances and are translated into Swiss francs at the closing rate at subsequent balance sheet dates.

  o) Income taxes

     Income tax payable on profits, based on the applicable tax laws in each jurisdiction, is recognized as an expense in the period in which profits arise. The tax effects on income tax losses available for carry-forward are recognized as an asset when it is probable that future taxable profit will be available against which those losses can be utilized.

     Deferred tax liabilities are recognized for temporary differences between the carrying amounts of assets and liabilities in the Group balance sheet and their amounts as measured for tax purposes, which

                                   UBS GROUP
will result in taxable amounts in future periods. Deferred tax assets are recognized for temporary differences which will result in deductible amounts in future periods, but only to the extent it is probable that sufficient taxable profits will be available against which these differences can be utilized.

     Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period in which the asset will be realized or the liability will be settled.

     Current and deferred tax assets and liabilities are offset when they arise from the same tax reporting group and relate to the same tax authority and when the legal right to offset exists.

  p) Own shares, own bonds and derivatives on own shares

     In the normal course of its trading and market making activities, the Group buys and sells own shares, own bonds and derivatives on own shares. In 1997, these instruments were held in the trading portfolio similar to other trading instruments, and carried at fair value. Changes in fair value and dividends received on UBS AG shares and interest on own bonds in the trading portfolio were recognized as net trading income (See Note t).

     The Group also holds its own shares for non-trading purposes for instance employee compensation schemes and other strategic purposes. These shares are recorded within treasury shares and are deducted from shareholders' equity. The difference between the proceeds of the sale of treasury shares and their cost basis is recognized in share premium. Dividends relating to treasury shares are not recognized.

  q) Retirement benefits

     The Group sponsors a number of retirement benefit plans for its employees worldwide. These plans include both defined benefit and defined contribution plans and various other retirement benefits such as post-employment medical benefit. As of 1 January 1999, the Group adopted IAS 19, Employee Benefits (revised 1998) ("IAS 19") to account for such plans. Under IAS 19, Group contributions to defined contribution plans are expensed when employees have rendered services in exchange for such contributions, generally in the year of contribution.

     In accordance with IAS 19, the Group uses the projected unit credit actuarial method to determine the present value of its defined benefit obligations and the related current service cost and, where applicable, past service cost.

     The principal actuarial assumptions made by the actuary are set out in Note 35.

     The Group recognizes a portion of its actuarial gains and losses as income or expenses if the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period exceeded the greater of:

          a) 10% of the present value of the defined benefit obligation at that date (before deducting plan assets); and

          b) 10% of the fair value of any plan assets at that date.

     The unrecognized actuarial gains and losses exceeding the greater of the two values are recognized in the income statement over the expected average remaining working lives of the employees participating in the plans.

  r) Derivative instruments

     Derivative instruments are carried at fair value. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate. The fair values of derivative

                                   UBS GROUP
instruments are shown in the balance sheet as positive and negative replacement values. Realized and unrealized gains and losses are recognized in net trading income. Valuation adjustments to cover credit and market liquidity risks have been made.

     Transactions in derivative instruments entered into for hedging of non-trading positions are recognized in the income statement on the same basis as to the underlying item being hedged.

  s) Comparability

     Certain amounts have been reclassified from previous years to conform to the 1999 presentation.

     The prior year financial statements reflect the requirements of the following revised or new International Accounting Standards, which the Group implemented in 1999:

-    IAS 1     Presentation of Financial Statements
-    IAS 14    Segment Reporting
-    IAS 17    Accounting for Leases
-    IAS 19    Employee Benefits
-    IAS 36    Impairment of Assets.

     The implementation of the above standards had no material impact for the Group.

  t) Retroactive application of accounting changes adopted 1 January 2000

     The consolidated financial statements as of and for the years ended 31 December 1999 and 1998 have been restated to reflect retroactively changes in accounting policy arising from newly applicable IAS and changes in presentation adopted 1 January 2000, as discussed below. 1997 financial information has not been restated due to unavailability of certain pre-merger data and different organizational structures.

     The following notes to the financial statements also have been revised to reflect the changes referred to in this Note: Notes 2, 3, 4, 6, 10, 14, 15, 25, 27, 33, 34, 41, 42 and 43.

     Standing Interpretations Committee ("SIC") 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)

     In May 1999, the International Accounting Standards Committee ("IASC") issued Interpretation SIC 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares) which the Group adopted as of 1 January 2000. The Interpretation provides guidance for the recognition, presentation, and disclosure of Treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as Treasury shares and deducted from Shareholders' equity. Gains and losses relating to the sale of own shares and derivatives on own shares are not recognized in the income statement but rather as a change in Shareholders' equity.

     As a result of the retroactive application of Interpretation SIC 16, net trading income was reduced by CHF 196 million and CHF 81 million, and income tax expense was reduced by CHF 49 million and CHF 23 million for the years ended 31 December 1999 and 1998, respectively; these amounts were recorded in shareholders' equity. Shareholders' equity and total assets were reduced by CHF 4,227 million and CHF 3,601 million as of 31 December 1999 and 1998, respectively, to reflect the reclassification of own shares and derivatives on own shares held at those dates. Of the CHF 4,227 million for 31 December 1999, CHF 4,561 million was a reduction in trading portfolio assets and the remaining CHF 334 million was an increase in positive replacement values. Of the CHF 3,601 million for 31 December 1998, CHF 3,409 million was a reduction to trading portfolio assets and the remaining CHF 192 million was a

                                   UBS GROUP
reduction to positive replacement values. In addition, shareholders' equity was adjusted as of 1 January 1998.

     Offsetting of Amounts Related to Certain Contracts

     In order to improve comparability with its main competitors, the Group has offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counter-party for transactions covered by legally enforceable master netting agreements. Positive and negative replacement values have been reduced by CHF 66,136 million and CHF 79,233 million as of 31 December 1999 and 1998, respectively. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million as of 31 December 1999.

     Interest and Dividend Income and Expense on Trading Assets and Liabilities

     In prior periods, interest and dividend income and expense on trading assets and liabilities were included in net trading income. In order to improve comparability with its main competitors, the Group has included interest and dividend income on trading assets and interest expense on trading liabilities in interest income and interest expense, respectively, and has discontinued the allocation of funding costs to net trading income.

     Interest income was increased by CHF 17,281 million and CHF 14,607 million for the years ended 31 December 1999 and 1998, respectively. Interest expense was increased by CHF 17,728 million and CHF 16,251 million for the years ended 31 December 1999 and 1998, respectively. Net trading income was increased by CHF 447 million and CHF 1,644 million for the years ended 31 December 1999 and 1998, respectively.

     Tax Expense

     Capital taxes were included in tax expense. The Group has reclassified CHF 80 million and CHF 118 million in Capital taxes from tax expense to General and administrative expenses for the years ended 31 December 1999 and 1998, respectively.

     Segment Information

     In the first half of 2000, the Group reorganized its business divisions. The segment reporting for the year ended 31 December 1999 and 1998 has been restated to reflect the new Group structure.

     The following IAS were adopted as of 1 January 2000, but this adoption had no material impact on the prior periods presented herein.

     IAS 37, Provisions, Contingent Liabilities and Contingent Assets

     In July 1998, the IASC issued IAS 37, Provisions, Contingent Liabilities and Contingent Assets, which is required to be adopted for the Group's financial statements as of 1 January 2000. The Standard provides accounting and disclosure requirements for contingent liabilities and contingent assets. IAS 37 also provides recognition and measurement requirements for provisions.

     IAS 38, Intangible Assets

     In July 1998, the IASC issued IAS 38, Intangible Assets, which is required to be adopted prospectively for the Group's financial statements as of 1 January 2000. The Standard requires the capitalization and amortization of intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost of the asset can be measured reliably.

                                   UBS GROUP

The amortization period for recognized intangible assets should not exceed 20 years. If adopted in 1999 this standard would have increased operating profit by approximately CHF 300 million.

     IAS 10 (revised), Events After the Balance Sheet Date

     In May 1999, the IASC issued IAS 10 (revised), Events After the Balance Sheet Date, which is required to be adopted for the Group's financial statements as of 1 January 2000. IAS 10 (revised) establishes requirements for the recognition and disclosure of events after the balance sheet date.

  u) Recent accounting standards not yet adopted

     IAS 39, Recognition and Measurement of Financial Instruments

     In December 1998, the IASC issued IAS 39, Recognition and Measurement of Financial Instruments, which is required to be adopted for the Group's financial statements as of 1 January 2001 on a prospective basis. The Standard provides comprehensive guidance on accounting for financial instruments. Financial instruments include conventional financial assets and liabilities and derivatives. IAS 39 requires that all financial instruments should be recognized on the balance sheet. Most financial instruments should be carried at fair value. IAS 39 also establishes hedge accounting criteria and guidelines. While the specific impact on earnings and financial position of IAS 39 has not been determined, the activities that will be most affected by the new Standard have been identified. Specifically, the use of derivatives to hedge loans, deposits, and issuance of debt, primarily hedge of interest rate risk, will be affected by IAS 39. Management is currently evaluating the impact of IAS 39. The actual assessment of the impact of IAS 39 on the Group's earnings and financial position will be based on the 1 January 2001 financial position, among other things, in accordance with the Standard.

                                   UBS GROUP

NOTE 2 SEGMENT REPORTING BY BUSINESS GROUP

     The business group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Total revenue includes income which is directly attributable to a business group whether from sales to external customers or from transactions with other segments. Revenue sharing agreements are used to allocate external customer revenues to a business group on a reasonable basis. Transactions between business groups are conducted at arms length.

                                                               UBS
                                                  UBS         ASSET        UBS     CORPORATE     UBS
FOR THE YEAR ENDED 31 DECEMBER 1999(2)        SWITZERLAND   MANAGEMENT   WARBURG    CENTER      GROUP
--------------------------------------------  -----------   ----------   -------   ---------   -------
CHF MILLION
Revenues....................................     12,761        1,369      13,241      2,010     29,381
Credit loss expense(1)......................     (1,071)           0        (333)       448       (956)
                                                -------       ------     -------   --------    -------
Total operating income......................     11,690        1,369      12,908      2,458     28,425
                                                -------       ------     -------   --------    -------
Personnel expenses..........................      4,691          516       7,278         92     12,577
General and administrative expenses.........      2,308          271       2,680        839      6,098
Depreciation................................        460           32         659        366      1,517
Amortization of goodwill and other
  intangible assets.........................         23          113         154         50        340
                                                -------       ------     -------   --------    -------
Total operating expenses....................      7,482          932      10,771      1,347     20,532
                                                -------       ------     -------   --------    -------
SEGMENT PERFORMANCE BEFORE TAX..............      4,208          437       2,137      1,111      7,893
Tax expense.................................                                                     1,686
                                                                                               -------
NET PROFIT BEFORE MINORITY INTERESTS........                                                     6,207
Minority interests..........................                                                       (54)
                                                                                               -------
NET PROFIT..................................                                                     6,153
                                                                                               =======
OTHER INFORMATION AS OF 31.12.1999

Total assets(3).............................    254,577       10,451     721,900    (88,040)   898,888
Total liabilities(3)........................    270,137        4,614     695,965   (102,436)   868,280

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expense for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 956 million for the year ended 31 December 1999 is as follows: UBS Switzerland CHF 985 million, UBS Warburg CHF (20) million, Corporate Center CHF (9) million.

(2) The 1999 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy and changes in presentation (see
    Note 1: Basis of Accounting).

(3) The funding surplus/requirement is reflected in each business group and adjusted in Corporate Center.

                                   UBS GROUP

                                                                UBS
                                                   UBS         ASSET        UBS     CORPORATE     UBS
FOR THE YEAR ENDED 31 DECEMBER 1998(2)         SWITZERLAND   MANAGEMENT   WARBURG    CENTER      GROUP
--------------------------------------         -----------   ----------   -------   ---------   -------
CHF MILLION
-----------
Revenues.....................................     13,958       1,358        7,691        191     23,198
Credit loss expense(1).......................     (1,186)          0         (510)       745       (951)
                                                 -------       -----      -------    -------    -------
Total operating income.......................     12,772       1,358        7,181        936     22,247
                                                 -------       -----      -------    -------    -------
Personnel expenses...........................      4,448         515        4,641        212      9,816
General and administrative expenses..........      2,226         228        2,625      1,656      6,735
Depreciation.................................        771          35          549        128      1,483
Amortization of goodwill and other intangible
  assets.....................................          4          78          173         87        342
                                                 -------       -----      -------    -------    -------
Total operating expenses.....................      7,449         856        7,988      2,083     18,376
                                                 -------       -----      -------    -------    -------
SEGMENT PERFORMANCE BEFORE TAX...............      5,323         502         (807)    (1,147)     3,871
Tax expense..................................                                                       904
                                                                                                -------
NET PROFIT BEFORE MINORITY INTERESTS.........                                                     2,967
Minority interests...........................                                                         5
                                                                                                -------
NET PROFIT...................................                                                     2,972
                                                                                                =======

OTHER INFORMATION AS OF 31.12.1998
Total assets(3)..............................    217,215       7,266      662,006    (25,205)   861,282
Total liabilities(3).........................    228,583       2,848      637,676    (36,619)   832,488

---------------
(1) In order to show the relevant divisional performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business divisions. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures and the net credit loss expense for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 951 million as of 31 December 1998 is as follows: UBS Private Banking CHF 48 million, UBS Warburg CHF 506 million, UBS Private & Corporate Clients CHF 397 million.

(2) The 1998 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy and changes in presentation (see
    Note 1: Basis of Accounting).

(3) The funding surplus/requirement is reflected in each division and adjusted in Corporate Center.

                                   UBS GROUP

                                         UBS               UBS PRIVATE
                                       PRIVATE     UBS     & CORPORATE    UBS ASSET      UBS     CORPORATE    UBS
FOR THE YEAR ENDED 31 DECEMBER 1997    BANKING   WARBURG     CLIENTS      MANAGEMENT   CAPITAL    CENTER     GROUP
-----------------------------------    -------   -------   -----------    ----------   -------   ---------   -----
CHF MILLION
Revenues.............................   6,215    10,888        7,005        1,040        492        518      26,158
Credit loss expense(1)...............     (59)     (300)      (1,092)           0          0        173      (1,278)
                                        -----    ------       ------        -----        ---        ---      ------
Total operating income...............   6,156    10,588        5,913        1,040        492        691      24,880
                                        -----    ------       ------        -----        ---        ---      ------
Personnel, general and administrative
  expenses...........................   2,869     8,641        4,497          542        110        215      16,874
Depreciation and amortization........     122       668          660           95          1        216       1,762
                                        -----    ------       ------        -----        ---        ---      ------
Total operating expenses.............   2,991     9,309        5,157          637        111        431      18,636
                                        -----    ------       ------        -----        ---        ---      ------
SEGMENT PERFORMANCE BEFORE TAX.......   3,165     1,279          756          403        381        260       6,244
Tax expense..........................                                                                         1,395
                                                                                                             ------
NET PROFIT BEFORE MINORITY
  INTERESTS..........................                                                                         4,849
Minority interests...................                                                                            16
                                                                                                             ------
NET PROFIT BEFORE RESTRUCTURING
  COSTS..............................                                                                         4,833
                                                                                                             ======

---------------
(1) Basically the same methodology as for the year 1998 segment reporting is applied. Due to the unavailability of certain pre-1998 merger data and different organizational structures, the divisional breakdown of the financially booked net credit loss expense is not available.

     The 1997 results do not take into account the 1998 merger provision and the impact of the 1998 merger on taxes. The net loss for the Group including these items was CHF (667) million. Due to the unavailability of certain pre-merger (1998 merger) data, 1997 assets and liabilities by business group are not presented.

                                   UBS GROUP

NOTE 3 SEGMENT REPORTING BY GEOGRAPHICAL LOCATION

     The geographical analysis of total assets is based on customer domicile whereas operating income and capital investment is based on the location of the office in which the transactions and assets are recorded. Because of the global nature of financial markets the Group's business is managed on an integrated basis world-wide, with a view to profitability by product line. The geographical analysis of operating income, total assets, and capital investment is provided in order to comply with International Accounting Standards, and does not reflect the way the Group is managed. Management believes that analysis by business division, as shown in Note 2 to these financial statements, is a more meaningful representation of the way in which the Group is managed.

FOR THE YEAR ENDED                                                  31 DECEMBER 1999
------------------                          ----------------------------------------------------------------
                                            TOTAL OPERATING INCOME     TOTAL ASSETS      CAPITAL INVESTMENT
                                            ----------------------   -----------------   -------------------
                                             CHF M        SHARE %     CHF M    SHARE %    CHF M     SHARE %
                                            --------     ---------   -------   -------   -------   ---------
Switzerland...............................   14,976          52      227,821      25      1,990        70
Europe....................................    7,626          27      243,427      27        356        13
Americas..................................    3,861          14      316,363      35        386        14
Asia/Pacific..............................    1,945           7      103,703      12         87         3
Africa/Middle East........................       17           0        7,574       1          1         0
                                             ------         ---      -------     ---       ----       ---
TOTAL.....................................   28,425         100      898,888     100      2,820       100
                                             ======         ===      =======     ===       ====       ===

FOR THE YEAR ENDED                                                  31 DECEMBER 1998
------------------                          ----------------------------------------------------------------
                                            TOTAL OPERATING INCOME     TOTAL ASSETS      CAPITAL INVESTMENT
                                            ----------------------   -----------------   -------------------
                                             CHF M        SHARE %     CHF M    SHARE %    CHF M     SHARE %
                                            --------     ---------   -------   -------   -------   ---------
Switzerland...............................   16,757          75      221,945      26        234        13
Europe....................................    1,655           8      322,841      38        765        42
Americas..................................    2,548          11      216,989      25        513        28
Asia/Pacific..............................    1,251           6       95,402      11        304        17
Africa/Middle East........................       36           0        4,105       0          2         0
                                             ------         ---      -------     ---      -----       ---
Total.....................................   22,247         100      861,282     100      1,818       100
                                             ======         ===      =======     ===      =====       ===

NOTE 4 NET INTEREST INCOME

                    FOR THE YEAR ENDED                      31.12.1999    31.12.1998    31.12.1997(1)
                    ------------------                      ----------    ----------    -------------
CHF MILLION
INTEREST INCOME
Interest earned on loans and advances to banks............     6,105         7,687          4,031
Interest earned on loans and advances to customers........    12,077        14,111         17,565
Interest from finance leasing.............................        49            60             90
Interest earned on securities borrowed and reverse
  repurchase agreements...................................    11,422        10,380              0
Interest and dividend income from financial investments...       160           372            498
Interest and dividend income from trading portfolio.......     5,598         3,901              0
Other.....................................................       193           931          1,485
                                                              ------        ------         ------
Total.....................................................    35,604        37,442         23,669
                                                              ------        ------         ------

                                   UBS GROUP

                    FOR THE YEAR ENDED                      31.12.1999    31.12.1998    31.12.1997(1)
                    ------------------                      ----------    ----------    -------------
CHF MILLION
INTEREST EXPENSE
Interest on amounts due to banks..........................     5,515         8,205          7,247
Interest on amounts due to customers......................     8,330         9,890         10,074
Interest on securities lent and repurchase agreements.....     8,446         7,543              0
Interest on medium and long term debt.....................     5,334         5,045          4,468
Interest and dividend expense from trading portfolio......     2,070         1,741              0
Funding costs for trading positions.......................         0             0         (5,056)
                                                              ------        ------         ------
Total.....................................................    29,695        32,424         16,733
                                                              ------        ------         ------
NET INTEREST INCOME.......................................     5,909         5,018          6,936
                                                              ======        ======         ======

---------------
(1) Interest and dividends derived from the securities and derivative product portfolios held for trading are included within net trading income. The funding costs of holding these assets are charged to net trading income and credited to interest expense.

NOTE 5 NET FEE AND COMMISSION INCOME

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
------------------                                            ----------    ----------    ----------
CHF MILLION
CREDIT-RELATED FEES AND COMMISSIONS.........................       372           559           793
                                                                ------        ------        ------
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting and corporate finance fees.....................     1,831         1,694         1,645
Brokerage fees..............................................     3,934         3,670         4,145
Investment fund fees........................................     1,915         1,778         1,457
Fiduciary fees..............................................       317           349           375
Custodian fees..............................................     1,583         1,386         1,188
Portfolio and other management and advisory fees............     2,984         3,335         2,549
Other.......................................................        57           110           233
                                                                ------        ------        ------
Total.......................................................    12,621        12,322        11,592
                                                                ------        ------        ------
COMMISSION INCOME FROM OTHER SERVICES.......................       765           776           784
     TOTAL FEE AND COMMISSION INCOME........................    13,758        13,657        13,169
                                                                ------        ------        ------
FEE AND COMMISSION EXPENSE
Brokerage fees paid.........................................       795           704           694
Other.......................................................       356           327           241
                                                                ------        ------        ------
Total.......................................................     1,151         1,031           935
                                                                ------        ------        ------
NET FEE AND COMMISSION INCOME...............................    12,607        12,626        12,234
                                                                ======        ======        ======

                                   UBS GROUP

NOTE 6 NET TRADING INCOME

FOR THE YEAR ENDED                                          31.12.1999    31.12.1998    31.12.1997(2)
------------------                                          ----------    ----------    -------------
CHF MILLION
Foreign exchange(1).......................................     1,108        1,992           2,550
Fixed income..............................................     2,603          162           1,843
Equities..................................................     4,008        1,159           1,098
                                                              ------        -----           -----
NET TRADING INCOME........................................     7,719        3,313           5,491
                                                              ======        =====           =====

---------------
(1) Includes other trading income such as banknotes, precious metals and commodities.

(2) Interest and dividends derived from the securities and derivative product portfolios held for trading are included within net trading income. The funding costs of holding these assets are charged to net trading income and credited to interest expense.

NOTE 7 NET GAINS/(LOSSES) FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
------------------                                            ----------    ----------    ----------
CHF MILLION
Net income from disposal of consolidated subsidiaries.......        8         1,149           154
Net gains/(losses) from disposal of investments in
  associates................................................    1,813           (30)           44
                                                                -----         -----         -----
NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES......    1,821         1,119           198
                                                                =====         =====         =====

     While the 1999 figure represents mainly the disposal gains from our investments in Swiss Life/ Rentenanstalt and Julius Baer registered shares, the 1998 number is mainly attributable to the disposal of the BSI - Banca della Svizzera Italiana.

NOTE 8 OTHER INCOME

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
------------------                                            ----------    ----------    ----------
CHF MILLION
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net income from disposal of private equity investments......      374           587           418
Net income from disposal of other financial assets..........      180           398           338
Net gains/(losses) from revaluation of financial assets.....     (102)         (556)          (16)
                                                                -----         -----         -----
Total.......................................................      452           429           740
                                                                -----         -----         -----
INVESTMENTS IN PROPERTY
Net income from disposal of properties held for resale......       78            33            20
Net gains/(losses) from revaluation of properties held for
  resale....................................................      (49)         (106)          (90)
Net income from other properties............................      (20)          328            99
                                                                -----         -----         -----
Total.......................................................        9           255            29
                                                                -----         -----         -----
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES................      211           377           231
                                                                -----         -----         -----
OTHER.......................................................      653            61           299
                                                                -----         -----         -----
TOTAL OTHER INCOME..........................................    1,325         1,122         1,299
                                                                =====         =====         =====

                                   UBS GROUP

NOTE 9 OPERATING EXPENSES

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
------------------                                            ----------    ----------    ----------
CHF MILLION
PERSONNEL EXPENSES
Salaries and bonuses........................................     9,872         7,082(1)      8,932
Contractors.................................................       886           535           365
Insurance and social contributions..........................       717           542(1)        536
Contributions to retirement benefit plans...................         8(2)        614           580
Employee share plans........................................       151           201           143
Other personnel expenses....................................       943           842         1,003
                                                                ------        ------        ------
TOTAL.......................................................    12,577         9,816        11,559
                                                                ======        ======        ======
GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy...................................................       847           822           830
Rent and maintenance of machines and equipment..............       410           390           460
Telecommunications and postage..............................       756           820           819
Administration..............................................       784           759           794
Marketing and public relations..............................       335           262           306
Travel and entertainment....................................       552           537           528
Professional fees, including IT outsourcing.................     1,815         1,792         1,464
Other.......................................................       599         1,353           114
                                                                ------        ------        ------
TOTAL.......................................................     6,098         6,735         5,315
                                                                ======        ======        ======
DEPRECIATION AND AMORTIZATION
Property and equipment......................................     1,517         1,483         1,623
Goodwill and other intangible assets........................       340           342           139
                                                                ------        ------        ------
TOTAL.......................................................     1,857         1,825         1,762
                                                                ======        ======        ======
TOTAL OPERATING EXPENSES....................................    20,532        18,376        18,636
                                                                ======        ======        ======

---------------
(1) CHF 121 million of bonus related social contribution costs have been reclassified from Salaries and bonuses to Insurance and social contributions.

(2) Includes CHF 456 million prepaid employer contributions.

                                   UBS GROUP

NOTE 10 EARNINGS PER SHARE

FOR THE YEAR ENDED                                    31.12.1999     31.12.1998     31.12.1997
------------------                                    -----------    -----------    -----------
BASIC EARNINGS/(LOSS) PER SHARE CALCULATION
Net profit/(loss) for the year (CHF million)........        6,153          2,972           (667)
Weighted average shares outstanding:
Registered ordinary shares..........................  430,497,026    429,710,128    426,994,240
Treasury shares.....................................  (25,754,544)   (24,487,833)    (7,724,236)
                                                      -----------    -----------    -----------
WEIGHTED AVERAGE SHARES FOR BASIC EARNINGS PER
  SHARE.............................................  404,742,482    405,222,295    419,270,004
                                                      -----------    -----------    -----------
BASIC EARNINGS/(LOSS) PER SHARE (CHF)...............        15.20           7.33          (1.59)
                                                      ===========    ===========    ===========
DILUTED EARNINGS/(LOSS) PER SHARE CALCULATION
Net profit/(loss) for the period (CHF million)......        6,153          2,972           (667)
Weighted average shares for basic earnings per
  share.............................................  404,742,482    405,222,295    419,270,004
Potential dilutive ordinary shares resulting from
  outstanding options, warrants and convertible debt
  securities........................................    3,632,670      7,658,746        576,290
                                                      -----------    -----------    -----------
WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER
  SHARE.............................................  408,375,152    412,881,041    419,846,294
                                                      -----------    -----------    -----------
DILUTED EARNINGS/(LOSS) PER SHARE (CHF).............        15.07           7.20          (1.59)
                                                      ===========    ===========    ===========

     The weighted average number of shares is calculated based upon the average outstanding shares at the end of each month. 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

NOTE 11 MONEY MARKET PAPER

                        CHF MILLION                           31.12.1999    31.12.1998
                        -----------                           ----------    ----------
Government treasury notes and bills.........................    32,724         9,568
Money market placements.....................................    36,540         8,262
Other bills and cheques.....................................       453           560
                                                                ------        ------
TOTAL MONEY MARKET PAPER....................................    69,717        18,390
                                                                ======        ======
thereof eligible for discount at central banks..............    64,671        16,512

                                   UBS GROUP

NOTE 12A DUE FROM BANKS AND LOANS TO CUSTOMERS

     The composition of due from banks, the loan portfolio and the allowances for credit losses by type of exposure at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Banks.......................................................    30,785        69,543
Allowance for credit losses.................................      (878)       (1,048)
                                                               -------       -------
Net due from banks..........................................    29,907        68,495
                                                               -------       -------
Loans to customers:
  Mortgages.................................................   127,987       140,785
  Other loans...............................................   119,242       120,636
                                                               -------       -------
Subtotal....................................................   247,229       261,421
Allowance for credit losses.................................   (12,371)      (13,495)
                                                               -------       -------
Net loans to customers......................................   234,858       247,926
                                                               -------       -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765       316,421
                                                               =======       =======
thereof subordinated........................................        86           133
                                                               -------       -------

     The composition of due from banks and loans to customers by geographical region based on the location of the borrower at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Switzerland.................................................   183,944        187,223
Europe......................................................    44,796         53,013
Americas....................................................    31,285         44,556
Asia/Pacific................................................    13,451         43,142
Africa/Middle East..........................................     4,538          3,030
                                                               -------        -------
Subtotal....................................................   278,014        330,964
Allowance for credit losses.................................   (13,249)       (14,543)
                                                               -------        -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765        316,421
                                                               =======        =======

     The composition of due from banks and loans to customers by type of collateral at the end of the year was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Secured by mortgages........................................   130,835        145,247
Collateralized by securities................................    19,061         13,185
Guarantees and other collateral.............................    28,725         27,953
Unsecured...................................................    99,393        144,579
                                                               -------        -------
Subtotal....................................................   278,014        330,964
Allowance for credit losses.................................   (13,249)       (14,543)
                                                               -------        -------
NET DUE FROM BANKS AND LOANS TO CUSTOMERS...................   264,765        316,421
                                                               =======        =======

                                   UBS GROUP

NOTE 12B ALLOWANCE AND PROVISION FOR CREDIT LOSSES

     The allowance and provision for credit losses developed as follows:

                                                                                        TOTAL
                                                  SPECIFIC     COUNTRY RISK    ------------------------
CHF MILLION                                       ALLOWANCE     PROVISION      31.12.1999    31.12.1998
-----------                                       ---------    ------------    ----------    ----------
Balance at the beginning of the year............   13,528         1,450          14,978        16,213
Write-offs......................................   (3,271)           (4)         (3,275)       (2,324)
Recoveries......................................       65             0              65            59
Increase/(decrease) in credit loss allowance and
  provision.....................................    1,122          (166)            956           951
Net foreign exchange and other adjustments(1)...      578            96             674            79
                                                   ------         -----          ------        ------
BALANCE AT THE END OF THE YEAR..................   12,022         1,376          13,398        14,978
                                                   ======         =====          ======        ======

---------------
(1) Includes allowance for doubtful interest of CHF 409 million at 31 December 1999 and CHF 423 million at 31 December 1998.

     At the end of the year the aggregate allowances and provisions were apportioned and displayed as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
As a reduction of due from banks............................       878         1,048
As a reduction of loans to customers........................    12,371        13,495
                                                                ------        ------
Subtotal....................................................    13,249        14,543
Included in other liabilities related to commitments and
  contingent liabilities....................................       149           435
                                                                ------        ------
TOTAL ALLOWANCE AND PROVISION FOR CREDIT LOSSES.............    13,398        14,978
                                                                ======        ======

NOTE 12C NON-PERFORMING LOANS

     An analysis of changes in non-performing loans is presented in the following table:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Non-performing loans at beginning of year...................    16,113        16,664
Net additions...............................................      (638)        2,258
Write-offs and disposals....................................    (2,402)       (2,809)
                                                                ------        ------
NON-PERFORMING LOANS AT THE END OF THE YEAR.................    13,073        16,113
                                                                ======        ======

     The non-performing loans by type of exposure at the end of the year, were as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Banks.......................................................       499           477
                                                                ------        ------
Loans to customers:
  Mortgages.................................................     7,105         9,280
  Other.....................................................     5,469         6,356
                                                                ------        ------
Subtotal....................................................    12,574        15,636
                                                                ------        ------
TOTAL NON-PERFORMING LOANS..................................    13,073        16,113
                                                                ======        ======

                                   UBS GROUP

     The non-performing loans by geographical region based on the location of the borrower were as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Switzerland.................................................    11,435        14,022
Europe......................................................       223           405
Americas....................................................       697         1,156
Asia/Pacific................................................       373           281
Africa/Middle East..........................................       345           249
                                                                ------        ------
TOTAL NON-PERFORMING LOANS..................................    13,073        16,113
                                                                ======        ======

     When principal and interest are overdue by 90 days, loans are classified as non-performing, the recognition of interest income ceases and a charge is recognized against income for the unpaid interest receivable. Allowances are provided for non-performing loans to reflect their net estimated recoverable amount. Unrecognized interest related to such loans totaled CHF 409 million for the year ended 31 December 1999 and CHF 423 million for the year ended 31 December 1998.

NOTE 13 CASH COLLATERAL ON SECURITIES BORROWED AND LENT

                                                            31.12.1999                  31.12.1998
                                                     ------------------------    ------------------------
                                                     SECURITIES    SECURITIES    SECURITIES    SECURITIES
CHF MILLION                                           BORROWED        LENT        BORROWED        LENT
-----------                                          ----------    ----------    ----------    ----------
CASH COLLATERAL BY COUNTERPARTIES
Banks..............................................    99,810         8,926        68,186         5,337
Customers..........................................    13,352         3,906        23,509        13,834
                                                      -------        ------        ------        ------
TOTAL CASH COLLATERAL ON SECURITIES BORROWED AND
  LENT.............................................   113,162        12,832        91,695        19,171
                                                      =======        ======        ======        ======

NOTE 14 REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

                                                       31.12.1999                  31.12.1998
                                                ------------------------    ------------------------
                                                 REVERSE                     REVERSE
                                                REPURCHASE    REPURCHASE    REPURCHASE    REPURCHASE
CHF MILLION                                     AGREEMENTS    AGREEMENTS    AGREEMENTS    AGREEMENTS
-----------                                     ----------    ----------    ----------    ----------
AGREEMENTS BY COUNTERPARTIES
Banks.........................................    93,161       125,054       107,565        77,942
Customers.....................................    39,313        71,860        33,720        59,675
                                                 -------       -------       -------       -------
TOTAL REPURCHASE AND REVERSE REPURCHASE
  AGREEMENTS..................................   132,474       196,914       141,285       137,617
                                                 =======       =======       =======       =======

NOTE 15 TRADING PORTFOLIO

     Trading assets and liabilities are carried at fair value. The following table presents the carrying value of trading assets and liabilities at the end of the year.

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
TRADING PORTFOLIO ASSETS
DEBT INSTRUMENTS
Swiss government and government agencies....................     7,391        13,448
U.S. Treasury and government agency.........................    21,821         9,969
Other government............................................    65,821        62,639

                                   UBS GROUP

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Corporate listed instruments................................    13,646         8,519
Other unlisted instruments..................................     8,439         8,100
                                                               -------       -------
TOTAL.......................................................   117,118       102,675
                                                               -------       -------
EQUITY INSTRUMENTS
Listed instruments (excluding own shares)...................    87,227        49,848
Unlisted instruments........................................     2,968           841
                                                               -------       -------
TOTAL.......................................................    90,195        50,689
                                                               -------       -------
PRECIOUS METALS.............................................     5,127         5,815
                                                               -------       -------
TOTAL TRADING PORTFOLIO ASSETS..............................   212,440       159,179
                                                               =======       =======
TRADING PORTFOLIO LIABILITIES
DEBT INSTRUMENTS
Swiss government and government agencies....................         0            96
U.S. Treasury and government agency.........................    24,535         4,455
Other government............................................    11,917        34,979
Corporate listed instruments................................     6,459         3,154
                                                               -------       -------
TOTAL.......................................................    42,911        42,684
                                                               -------       -------
LISTED EQUITY INSTRUMENTS...................................    11,675         4,349
                                                               -------       -------
TOTAL TRADING PORTFOLIO LIABILITIES.........................    54,586        47,033
                                                               =======       =======

     The Group trades debt, equity, precious metals, foreign currency and derivatives to meet the financial needs of its customers and to generate revenue through its trading activities. Note 27 provides a description of the various classes of derivatives together with the related volumes used in the Group's trading activities, whereas Notes 13 and 14 provide further details about cash collateral on securities borrowed and lent and repurchase and reverse repurchase agreements.

NOTE 16 FINANCIAL INVESTMENTS

CHF MILLION                                                   31.12.1999    12.31.1998
-----------                                                   ----------    ----------
DEBT INSTRUMENTS
Listed......................................................    1,357         1,880
Unlisted....................................................      609           547
                                                                -----         -----
Total.......................................................    1,966         2,427
                                                                -----         -----
EQUITY INVESTMENTS
Listed......................................................      356           400
Unlisted....................................................      557         1,048
                                                                -----         -----
Total.......................................................      913         1,448
                                                                -----         -----
PRIVATE EQUITY INVESTMENTS..................................    3,001         1,759
PROPERTIES HELD FOR RESALE..................................    1,159         1,280
                                                                -----         -----
TOTAL FINANCIAL INVESTMENTS.................................    7,039         6,914
                                                                =====         =====
thereof eligible for discount at central banks..............      563           544

                                   UBS GROUP

     The following table gives additional disclosure in respect of the valuation methods used.

                                                          31.12.1999                  31.12.1998
                                                   ------------------------    ------------------------
CHF MILLION                                        BOOK VALUE    FAIR VALUE    BOOK VALUE    FAIR VALUE
-----------                                        ----------    ----------    ----------    ----------
VALUED AT AMORTIZED COST
Debt instruments.................................      677           687         1,530         1,551
                                                     -----         -----         -----         -----
VALUED AT THE LOWER OF COST OR MARKET VALUE
Debt instruments.................................    1,289         1,314           897           907
Equity instruments...............................      913           939         1,448         1,552
Properties held for resale.......................    1,159         1,194         1,280         1,369
                                                     -----         -----         -----         -----
Total............................................    3,361         3,447         3,625         3,828
                                                     -----         -----         -----         -----
VALUED AT COST LESS ADJUSTMENTS FOR IMPAIRMENTS
Private equity investments.......................    3,001         4,146         1,759         2,574
                                                     -----         -----         -----         -----
TOTAL FINANCIAL INVESTMENTS......................    7,039         8,280         6,914         7,953
                                                     =====         =====         =====         =====

NOTE 17 INVESTMENTS IN ASSOCIATES

                                         CARRYING                                            CARRYING
                                       AMOUNT AS OF                                        AMOUNT AS OF
CHF MILLION                             31.12.1998     INCOME    ADDITIONS    DISPOSALS     31.12.1999
-----------                            ------------    ------    ---------    ---------    ------------
Total investments in associates......     2,805         211         47         (1,961)        1,102
                                          =====         ===         ==         ======         =====

     The figure of CHF 1,961 million for disposals for the year ended 31 December 1999 primarily consists of the sale of Swiss Life/Rentenanstalt.

NOTE 18 PROPERTY AND EQUIPMENT

                                         ACCUMULATED     CARRYING                                             CARRYING
                                         AMORTIZATION     AMOUNT                                               AMOUNT
                            HISTORICAL      AS OF         AS OF                              DEPRECIATION,     AS OF
CHF MILLION                    COST       31.12.1998    31.12.1998   ADDITIONS   DISPOSALS    WRITE-OFFS     31.12.1999
-----------                 ----------   ------------   ----------   ---------   ---------   -------------   ----------
Bank premises.............    10,668        (4,096)       6,572          292      (1,050)         (354)        5,460
Other properties..........     1,802          (656)       1,146          705        (325)          (59)        1,467
Equipment and furniture...     6,035        (3,867)       2,168        1,823        (525)       (1,692)        1,774
                              ------        ------        -----        -----      ------        ------         -----
TOTAL PROPERTY AND
  EQUIPMENT(1)............    18,505        (8,619)       9,886        2,820      (1,900)       (2,105)(2)     8,701
                              ======        ======        =====        =====      ======        ======         =====

                             ACCUMULATED
                            DEPRECIATION
                                AS OF
CHF MILLION                 31.12.1999(3)
-----------                 -------------
Bank premises.............     (3,625)
Other properties..........       (539)
Equipment and furniture...     (4,345)
                               ------
TOTAL PROPERTY AND
  EQUIPMENT(1)............     (8,509)
                               ======

---------------
(1) Fire insurance value of property and equipment is CHF 15,004 million (1998:
    CHF 14,941 million).

(2) Depreciation, write-offs of CHF 2,105 million include a charge of CHF 588 million that was charged against the restructuring provision.

(3) After elimination of CHF 2,215 million accumulated depreciation relating to disposals.

                                   UBS GROUP

NOTE 19 INTANGIBLE ASSETS AND GOODWILL

                                            ACCUMULATED     CARRYING                                    CARRYING     ACCUMULATED
                                            AMORTIZATION     AMOUNT                                      AMOUNT     AMORTIZATION
                               HISTORICAL      AS OF         AS OF                     AMORTIZATION,     AS OF          AS OF
CHF MILLION                       COST       31.12.1998    31.12.1998   ADDITIONS(1)    WRITE-OFFS     31.12.1999   31.12.1999(2)
-----------                    ----------   ------------   ----------   ------------   -------------   ----------   -------------
Intangible assets............      553          (301)          252            55            (42)           265           (40)
Goodwill.....................    2,447          (489)        1,958         1,618           (298)         3,278          (951)
                                 -----          ----         -----         -----           ----          -----          ----
TOTAL INTANGIBLE ASSETS AND
  GOODWILL...................    3,000          (790)        2,210         1,673           (340)         3,543          (991)
                                 =====          ====         =====         =====           ====          =====          ====

---------------
(1) Including currency translation differences.

(2) After elimination of CHF 139 million accumulated amortization relating to intangible assets fully written off and no longer used.

NOTE 20 OTHER ASSETS

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Deferred tax assets(1)......................................       742         1,205
Settlement and clearing accounts............................     4,911         5,543
VAT and other tax receivables...............................       702           839
Other receivables...........................................     4,652         4,505
                                                                ------        ------
TOTAL OTHER ASSETS..........................................    11,007        12,092
                                                                ======        ======

---------------
(1) Additional tax information is provided in Note 25.

NOTE 21 DUE TO BANKS AND CUSTOMERS

                                                              31.12.1999    31.12.1998
CHF MILLION                                                   ----------    ----------
Due to banks................................................    76,365        85,716
Due to customers in savings and investment accounts.........    78,640        79,723
Amounts due to customers on demand and time.................   201,320       195,127
                                                               -------       -------
Total due to customers......................................   279,960       274,850
                                                               -------       -------
TOTAL DUE TO BANKS AND CUSTOMERS............................   356,325       360,566
                                                               =======       =======

NOTE 22 LONG-TERM DEBT

                                                              31.12.1999
CHF MILLION                                                   -----------
Total bond issues...........................................    48,305
Shares in bond issues of the Swiss Regional or Cantonal
  Banks' Central Bond Institutions..........................     2,055
Medium term notes...........................................     5,972
                                                                ------
TOTAL LONG-TERM DEBT........................................    56,332
                                                                ======

                                   UBS GROUP

                                         -----------------------------------------------------------------------
                                            UBS AG (PARENT)          SUBSIDIARIES
                                         ---------------------   ---------------------
                                                      FLOATING                FLOATING     TOTAL        TOTAL
                                         FIXED RATE     RATE     FIXED RATE     RATE     31.12.1999   31.12.1998
CHF MILLION                              ----------   --------   ----------   --------   ----------   ----------
CONTRACTUAL MATURITY DATE
2000...................................    13,395        524         818           0       14,737        8,208
2001...................................     7,866        121       1,354           0        9,341        7,803
2002...................................     5,313        270       2,158         399        8,140        8,368
2003...................................     3,093        147         129           0        3,369        6,534
2004...................................     2,316         47         286       1,705        4,354        3,772
2005-2009..............................     9,795        208         581       1,378       11,962       12,562
Thereafter.............................     3,476         32         921           0        4,429        3,536
                                           ------      -----       -----       -----       ------       ------
TOTAL..................................    45,254      1,349       6,247       3,482       56,332       50,783
                                           ======      =====       =====       =====       ======       ======

     The Group issues both CHF and non-CHF denominated fixed and floating rate debt. Publicly placed fixed rate debt pays interest at rates up to 16%. Floating rate debt pays interest based on the three-month or six-month London Interbank Offered Rate ("LIBOR").

     Subordinated debt securities are unsecured obligations of the Group and are subordinated in right of payment to all present and future senior indebtedness and certain other obligations of the Group. At 31 December 1999 and 31 December 1998, the Group had CHF 13,106 million and CHF 12,071 million, respectively, in subordinated debt excluding convertible and exchangeable debt and notes with warrants which have been included in the following paragraph. Subordinated debt usually pays interest annually and provides for single principal payments upon maturity. At 31 December 1999 and 31 December 1998, the Group had CHF 41,093 million and CHF 36,379 million, respectively, in unsubordinated debt.

     The Group issues convertible obligations that can be exchanged for ordinary shares of UBS AG and notes with warrants attached on UBS AG shares. Furthermore, the Group issues notes exchangeable into common stock or preferred stock of other companies, or repaid based on the performance of an index or group of securities. At 31 December 1999 and 31 December 1998, the Group had CHF 2,133 million and CHF 2,333 million, respectively, in convertible and exchangeable debt and notes with warrants attached outstanding.

     The Group, as part of its interest-rate risk management process, utilizes derivative instruments to modify the repricing and maturity characteristics of the notes/bonds issued. The Group also utilizes other derivative instruments to manage the foreign exchange impact of certain long-term debt obligations. Interest rate swaps are utilized to convert the economic characteristics of fixed rate debt to those of floating rate debt.

     The Group issues credit-linked notes generally through private placements. The credit-linked notes are usually senior unsecured obligations of UBS AG, acting through one of its branches, and can be subject to early redemption at the option of the Group or in the event of a defined credit event. Payment of interest and/or principal is dependent upon the performance of a reference entity or security. The rate of interest on each credit-linked note is either floating and determined by reference to LIBOR plus a spread or fixed. Medium-term and credit-linked notes have been included in the amounts disclosed above as unsubordinated debt.

                                   UBS GROUP

NOTE 23 OTHER LIABILITIES

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Provision, including restructuring provision(1).............     5,995         7,094
Provision for commitments and contingent liabilities........       149           435
Current tax liabilities.....................................     1,747           875
Deferred tax liabilities....................................       994         1,012
VAT and other tax payables(2)...............................       888         1,010
Settlement and clearing accounts............................     4,789         9,502
Other payables..............................................     3,814         7,794
                                                                ------        ------
TOTAL OTHER LIABILITIES.....................................    18,376        27,722
                                                                ======        ======

---------------
(1) Further details to business risk and restructuring provisions are provided in Note 24.

(2) Additional information regarding income tax is provided in Note 25.

NOTE 24 PROVISIONS, INCLUDING RESTRUCTURING PROVISION

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
BUSINESS RISK PROVISION
Balance at the beginning of the year........................     4,121         1,142
New provisions charged to income............................       539         3,133
Provisions applied..........................................      (705)         (484)
Recoveries and adjustments..................................       611           330
                                                                ------        ------
BALANCE AT THE END OF THE YEAR..............................     4,566         4,121
                                                                ------        ------
RESTRUCTURING PROVISION
Balance at the beginning of the year........................     2,973         7,000
Addition....................................................       300             0
Applied(1)
  Personnel.................................................      (378)       (2,024)
  IT........................................................      (642)         (797)
  Premises..................................................      (673)         (267)
  Other.....................................................      (151)         (939)
                                                                ------        ------
Total utilized during the year..............................    (1,844)       (4,027)
                                                                ------        ------
BALANCE AT THE END OF THE YEAR..............................     1,429         2,973
                                                                ------        ------
TOTAL PROVISIONS, INCLUDING RESTRUCTURING PROVISION.........     5,995         7,094
                                                                ======        ======

---------------
(1) The expense categories refer to the nature of the expense rather than the income statement expense line.

     PROVISION FOR RESTRUCTURING COSTS: At the time of the 1998 merger, it was announced that the merged banks' operations in various locations would be combined, resulting in vacant properties, reductions in personnel, elimination of redundancies in the information technology platforms, exit costs and other costs. As a result, the individual banks estimated that the cost of the post-merger (1998 merger) restructuring would be approximately CHF 7 billion, to be expended over a period of four years. By the end of December 1999, the Group had utilized CHF 6 billion of the provision.

                                   UBS GROUP

     As of today, many of the actions under these plans are completed or near completion. As a result of the real estate lease breaks or disposals which have been identified, the Group recognized an additional restructuring provision of CHF 300 million in 1999.

NOTE 25 INCOME TAXES

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                   ----------    ----------    ----------
FEDERAL AND CANTONAL
  Current payable...........................................      849           213           511
  Deferred..................................................      511           463          (191)
FOREIGN
  Current payable...........................................      359           200           419
  Deferred..................................................      (33)           28          (844)
                                                                -----         -----          ----
TOTAL INCOME TAX EXPENSE (BENEFIT)..........................    1,686           904          (105)
                                                                =====         =====          ====

     The Group made net tax payments, including domestic federal, cantonal and foreign taxes, of CHF 1,063 million and CHF 733 million for the full year of 1999 and 1998, respectively.

     The components of operating profit/(loss) before tax, and the differences between income tax expense/(benefit) reflected in the financial statements and the amounts calculated at the statutory rate of 25% are as follows:

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                   ----------    ----------    ----------
Operating profit/(loss) before tax..........................    7,893          3,871          (756)
  Domestic..................................................    6,957         10,287         1,202
  Foreign...................................................      936         (6,416)       (1,958)
                                                                -----         ------        ------
Income taxes at statutory rate of 25%.......................    1,973            968          (189)
Increase/(decrease) resulting from:
Applicable tax rates differing from statutory rate..........       55             88            (3)
Tax losses not recognized...................................       39          1,436           310
Previously unrecorded tax losses now recognized.............     (215)          (142)         (201)
Lower taxed income..........................................     (278)        (1,849)         (333)
Non-deductible expenses.....................................      132            172           171
Adjustments related to prior years..........................     (112)             7           (27)
Capital taxes...............................................        0              0            96
Change in deferred tax valuation allowance..................       92            224            71
                                                                -----         ------        ------
Income tax expense (benefit)................................    1,686            904          (105)
                                                                =====         ======        ======

     As of 31 December 1999 the Group had accumulated unremitted earnings from foreign subsidiaries on which deferred taxes had not been provided as the undistributed earnings of these foreign subsidiaries are indefinitely reinvested. In the event these earnings were distributed it is estimated that Swiss taxes of approximately CHF 35 million would be due.

                                   UBS GROUP

     Significant components of the Group's deferred income tax assets and liabilities (gross) are as follows:

CHF MILLION                                                   31.12.1999    31.12.1998    31.12.1997
-----------                                                   ----------    ----------    ----------
DEFERRED TAX ASSETS
Compensation and benefits...................................       316           114          106
Restructuring provision.....................................       316           718        1,100
Allowance for credit losses.................................       138           370          573
Net operating loss carryforwards............................     2,194         1,610          672
Others......................................................       237           170          270
                                                                ------        ------        -----
Total.......................................................     3,201         2,982        2,721
Valuation allowance.........................................    (2,459)       (1,777)        (647)
                                                                ------        ------        -----
NET DEFERRED TAX ASSETS.....................................       742         1,205        2,074
                                                                ======        ======        =====
DEFERRED TAX LIABILITIES
Property and equipment......................................       342           484          602
Investments in associates...................................       153           299          287
Other provisions............................................       142           109          501
Unrealized gains on investment securities...................        93           103           69
Others......................................................       264            17           36
                                                                ------        ------        -----
TOTAL.......................................................       994         1,012        1,495
                                                                ======        ======        =====

     The change in the balance of the net deferred tax asset (liability) at 31 December 1999, 31 December 1998 and 31 December 1997 does not equal the deferred tax expense (benefit) in those years. This is due to the effect of foreign currency rate changes on tax assets and liabilities denominated in currencies other than CHF.

     Certain foreign branches and subsidiaries of the Group have deferred tax assets related to net operating loss carryforwards and other items. Because recognition of these assets is uncertain, the Group has established valuation allowances of CHF 2,459 million, CHF 1,777 million and CHF 647 million at 31 December 1999, 1998 and 1997, respectively.

     Net operating loss carryforwards totaling CHF 9,149 million at 31 December 1999 are available to reduce future taxable income of certain branches and subsidiaries.

     The carryforwards have lives as follows:

                                                              31.12.1999
                                                              ----------
One year....................................................       15
2 to 4 years................................................      215
More than 4 years...........................................    8,919
                                                                -----
Total.......................................................    9,149
                                                                =====

                                   UBS GROUP

NOTE 26 MINORITY INTERESTS

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Minority interests in profit/(loss).........................      54            (5)
Preferred stock(1)..........................................       0           689
Minority interests in equity................................     380           306
                                                                 ---           ---
TOTAL MINORITY INTERESTS....................................     434           990
                                                                 ===           ===

---------------
(1) Represents Auction Market Preferred Stock, issued by UBS Inc., New York, a subsidiary whose ordinary share capital is completely owned by UBS AG.

NOTE 27 DERIVATIVE INSTRUMENTS

  Derivatives held or issued for trading purposes

     Most of the Group's derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to customers at competitive prices to enable them to transfer, modify or reduce current or expected risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenues based on spread and volume. Positioning involves managing market risk positions with the expectation of profiting from favorable movements in prices, rates or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and products.

  Derivatives held or issued for non-trading purposes

     The Group also uses derivatives as part of its asset/liability management activities.

     The majority of derivative positions used in UBS's asset and liability management activities are established via intercompany transactions with independently managed UBS dealer units within the Group. When the Group purchases assets and issues liabilities at fixed interest rates it subjects itself to fair value fluctuations as market interest rates change. These fluctuations in fair value are managed by entering into interest rate contracts, mainly interest rate swaps which change fixed rate instruments into variable rate instruments.

     When the Group purchases foreign currency denominated assets, issues foreign currency denominated debt or has foreign net investments, it subjects itself to changes in value as exchange rates move. These fluctuations are managed by entering into currency swaps and forwards.

  Type of derivatives

     The Group uses the following derivative financial instruments for both trading and non-trading purposes:

     Swaps

     Swaps are transactions in which two parties exchange cash flows on a specified notional amount for a predetermined period.

     Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency, based on a notional amount and an interest reference rate.

     Cross currency interest rate swaps generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency principal

                                   UBS GROUP
balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date. Interest rate swaps subject the Group to market risks associated with changes in interest rates and possibly foreign exchange rates. Exposure to the credit risk associated with counterparty default also exists.

     Forwards and futures

     Forwards and futures are contractual obligations to buy or sell a financial instrument on a future date at a specified price. Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market (OTC), whereas futures are standardized contracts that are transacted on regulated exchanges. Varying levels of credit risk and market risk exist with respect to these instruments. For futures contracts closed prior to settlement, the cash receipt or payment is limited to the change in value of the underlying instrument. Futures contracts allow for daily cash settlement, therefore the credit risk is generally limited to one day's variation margin. Forward contracts are settled at maturity by the exchange of notional amounts specified under the contracts. Forwards generally have a greater degree of credit risk since daily cash settlements are not required.

     Options

     Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option) by or at a set date, a specified amount of a financial instrument at a predetermined price. The seller receives a premium from the purchaser for this right. For options purchased, the Group is subject to credit and market risk to the extent of the carrying value of the options. For options sold, the Group is subject to market risk in excess of the carrying values but is not subject to credit risk, except that for put options sold, credit risk may arise from the underlying instrument that the Group may be obligated to buy.

  Notional amounts and replacement values

     The table below provides the notional amounts and the positive and negative replacement values of the Group's derivative transactions. The notional amount is the amount of a derivative's underlying asset, reference rate or index and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the volume of business transacted by the Group but does not provide any measure of risk.

     Some derivatives are standardized in terms of their nominal amounts and settlement dates, and these are designed to be bought and sold in active markets (exchange traded). Others are packaged specifically for individual customers and are not exchange traded although they may be bought and sold between counterparties at negotiated prices (over-the-counter or OTC instruments).

     Positive replacement value represents the cost to the Group of replacing all transactions with a receivable amount if all the Group's counterparties were to default. This measure is the industry standard for the calculation of current credit exposure. Positive replacement values represent current credit risk without giving effect to any possible reductions due to master netting agreements, collateral, or other security. Negative replacement value is the cost to the Group's counterparties of replacing all the Group's transactions with a commitment if the Group were to default. The total positive and negative replacement values are reported separately on the balance sheet on a net by counterparty basis.

                                   UBS GROUP

                                                                FOR THE YEAR ENDED 31.12.1999
                             ----------------------------------------------------------------------------------------------------
                                                                       TERM TO MATURITY
                             ----------------------------------------------------------------------------------------------------
                                                                                                                          TOTAL
                                 WITHIN                                                                                  NOTIONAL
                                3 MONTHS         3-12 MONTHS        1-5 YEARS       OVER 5 YEARS      TOTAL     TOTAL     AMOUNT
                             ---------------   ---------------   ---------------   ---------------   -------   -------   --------
                             PRV(1)   NRV(2)    PRV      NRV      PRV      NRV      PRV      NRV     PRV(4)    NRV(4)     CHF BN
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   --------
                                                                         CHF MILLION
INTEREST RATE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     34       55        68       19        6        1        0        0       108        75     554.0
  Swaps....................  5,386    2,100     3,163    2,871   22,843   24,168   35,942   30,301    67,334    59,440   2,650.9
  Options..................    108       27        47      742      268       12        4    2,018       427     2,799   1,877.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      0        0         0        0        0        0        0        0         0         0     774.1
  Options..................      0        0         0        0        0        0        0        0         0         0      54.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................  5,528    2,182     3,278    3,632   23,117   24,181   35,946   32,319    67,869    62,314   5,910.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........  9,669    14,264    3,661    7,008      445      851       25       37    13,800    22,160   1,077.1
  Interest and currency
    swaps..................    622      520     2,036    1,826      529    6,076    2,567    1,518     5,754     9,940     252.3
  Options..................  3,344    2,708     3,934    3,138    8,883      411       30       10    16,191     6,267     813.5
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      0        1         0        0        0        0        0        0         0         1       3.5
  Options..................      0        1         4        1        0        0        0        0         4         2       3.7
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................  13,635   17,494    9,635   11,973    9,857    7,338    2,622    1,565    35,749    38,370   2,150.1
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........  1,112    1,047        53       62       80       60        0        0     1,245     1,169      30.0
  Options..................    277      215       594      466    1,168    1,059      117      130     2,156     1,870      82.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      0        0         0        0        0        0        0        0         0         0       0.8
  Options..................      0        5         5        8        0       10        0        0         5        23       4.9
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................  1,389    1,267       652      536    1,248    1,129      117      130     3,406     3,062     118.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
EQUITY/INDEX CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........    526    1,721     1,148    2,044      503    5,325    1,762    2,787     3,939    11,877     149.4
  Options..................  1,941    1,611     4,013   10,021   10,146   27,182      439    2,985    16,539    41,799     264.7
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................     74       46         0        0        0        0        0        0        74        46      25.1
  Options..................  1,395      304     1,744    4,047       72       63        0        0     3,211     4,414      79.8
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................  3,936    3,682     6,905   16,112   10,721   32,570    2,201    5,772    23,763    58,136     519.0
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
COMMODITY CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     32       25         0        0        0        0        0        0        32        25     167.9
  Options..................     15       15         0        0        0        0        0        0        15        15      79.7
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL......................     47       40         0        0        0        0        0        0        47        40     247.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL DERIVATIVE
  INSTRUMENTS 31.12.1999...  24,535   24,665   20,470   32,253   44,943   65,218   40,886   39,786   130,834   161,922        --
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======

---------------

(1) PRV Positive replacement value.

(2) NRV Negative replacement value.

(3) Exchange-traded products include proprietary trades only.

(4) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

                                   UBS GROUP

                                                                FOR THE YEAR ENDED 31.12.1998
                             ----------------------------------------------------------------------------------------------------
                                                                       TERM TO MATURITY
                             ----------------------------------------------------------------------------------------------------
                                                                                                                          TOTAL
                                 WITHIN                                                                                  NOTIONAL
                                3 MONTHS         3-12 MONTHS        1-5 YEARS       OVER 5 YEARS      TOTAL     TOTAL     AMOUNT
                             ---------------   ---------------   ---------------   ---------------   -------   -------   --------
                             PRV(1)   NRV(2)    PRV      NRV      PRV      NRV      PRV      NRV     PRV(4)    NRV(4)     CHF BN
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   --------
                                                                         CHF MILLION
INTEREST RATE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     783      932      309      271       45       29       42       23     1,179     1,255     217.7
  Swaps....................   3,488    4,502    6,657    6,024   36,464   35,799   38,056   34,758    84,665    81,084   3,722.5
  Options..................     233      327      465      615    2,947    4,476    3,207    4,427     6,852     9,845   2,519.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................      12        7        0        1        2        0        0        0        14         7     732.3
  Options..................       0        0        0        0        0        0        0        0         0         0      77.8
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   4,516    5,768    7,431    6,911   39,458   40,304   41,305   39,208    92,710    92,191   7,269.5
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
FOREIGN EXCHANGE CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   3,439      498    6,493    9,455      278      261      164      237    10,375    10,451     888.4
  Interest and currency
    swaps..................   2,456    3,009    1,718    2,683    4,626    5,202    4,974    5,097    13,775    15,991     235.4
  Options..................   4,718   17,168   10,123      218    1,945      619      604      604    17,390    18,610     921.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0       2.5
  Options..................     156      120      193        0        0        5        0        0       348       124       5.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................  10,769   20,795   18,527   12,356    6,849    6,087    5,742    5,938    41,888    45,176   2,053.4
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
PRECIOUS METALS CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........   4,539    4,633      216      295       75       60       10        0     4,840     4,988      47.7
  Options..................   2,840    2,915       24        6       41        0        0        0     2,905     2,921      56.2
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0        0        0        0        0        0        0         0         0       1.2
  Options..................       4        0       15        0        2        0        0        0        21         0       5.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   7,383    7,548      255      301      118       60       10        0     7,766     7,909     110.1
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
EQUITY/INDEX CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     279      383      325      608      791    2,421      159      446     1,554     3,858      57.3
  Options..................   8,220   15,347    4,619    8,480    8,700   25,726    1,687    4,598    23,227    54,151     939.6
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       3       15        0        0        0        0        0        0         3        15      17.7
  Options..................     128      242      703      392      754      305       75        9     1,659       948      62.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................   8,630   15,987    5,647    9,480   10,245   28,452    1,921    5,053    26,443    58,972   1,076.6
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
COMMODITY CONTRACTS
Over the counter (OTC)
  contracts
  Forward contracts........     114       52      244      214      325      359       65       66       749       691       8.9
  Options..................       8        0       62       70       24        0        5        0        99        70       3.0
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
Exchange-traded
  contracts(3)
  Futures..................       0        0       85       65        0        0        0        0        85        65       2.2
  Options..................       0        0        0        7        2        0        0        0         2         7       0.9
                             ------   ------   ------   ------   ------   ------   ------   ------   -------   -------   -------
TOTAL......................     122       52      391      356      351      359       70       66       935       823      15.0
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======
TOTAL DERIVATIVE
  INSTRUMENTS 31.12.1998...  31,420   50,150   32,251   29,404   57,022   75,262   49,048   50,265   169,742   205,081        --
                             ======   ======   ======   ======   ======   ======   ======   ======   =======   =======   =======

---------------

(1) PRV Positive replacement value.

(2) NRV Negative replacement value.

(3) Exchange-traded products include proprietary trades only.

(4) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

                                   UBS GROUP

NOTE 28 PLEDGED ASSETS

ASSETS PLEDGED OR ASSIGNED AS SECURITY FOR LIABILITIES AND ASSETS SUBJECT TO RESERVATION OF TITLE

                                                              31.12.1999               31.12.1998
                                                         ---------------------    ---------------------
                                                         CARRYING     RELATED     CARRYING     RELATED
                                                          AMOUNT     LIABILITY     AMOUNT     LIABILITY
CHF MILLION                                              --------    ---------    --------    ---------
Money market paper.....................................   35,578         707        6,981           5
Mortgage loans.........................................    2,536       1,736        2,955       2,047
Securities(1)..........................................   23,837         585       13,902       5,636
Property and equipment.................................      170          91          147          71
Other..................................................    2,110           0            0           0
                                                          ------       -----       ------       -----
TOTAL PLEDGED ASSETS...................................   64,231       3,119       23,985       7,759
                                                          ======       =====       ======       =====

---------------
(1) Excluding securities pledged in respect of securities borrowing and repurchase agreements.

     Assets are pledged as collateral for collateralized credit lines with central banks, loans from central mortgage institutions, deposit guarantees for savings banks, security deposits relating to stock exchange membership and mortgages on the Group's property. These assets are also segregated pursuant to certain regulatory requirements.

NOTE 29 FIDUCIARY TRANSACTIONS

                                                              31.12.1999    31.12.1998
CHF MILLION                                                   ----------    ----------
Placements with third parties...............................    60,221        60,612
Fiduciary credits and other fiduciary financial
  transactions..............................................     1,438           652
                                                                ------        ------
TOTAL FIDUCIARY TRANSACTIONS................................    61,659        61,264
                                                                ======        ======

     Fiduciary placements represents funds which customers have instructed the Group to place in foreign banks. The Group is not liable to the customer for any default by the foreign bank nor do creditors of the Group have a claim on the assets placed.

NOTE 30 COMMITMENTS AND CONTINGENT LIABILITIES

     Commitments and contingencies represent potential future liabilities of the Group resulting from credit facilities available to clients, but not yet drawn upon by them. They are subject to expiration at fixed dates. The Group engages in providing open credit facilities to allow clients quick access to funds required to meet their short-term obligations as well as their long-term financing needs. The credit facilities can take the form of guarantees, whereby the Group might guarantee repayment of a loan taken out by a client with a third party; standby letters of credit, which are credit enhancement facilities enabling the client to engage in trade finance at lower cost; documentary letters of credit, which are trade finance-related payments made on behalf of a client; commitments to enter into repurchase agreements; note issuance facilities and revolving underwriting facilities, which allow clients to issue money market paper or medium term notes when needed without engaging in the normal underwriting process each time.

     The figures disclosed in the accompanying tables represent the amounts at risk should clients draw fully on all facilities and then default, and there is no collateral. Determination of the creditworthiness of

                                   UBS GROUP
the clients is part of the normal credit risk management process, and the fees charged for maintenance of the facilities reflect the various credit risks.

                                                              31.12.1999    31.12.1998
                                                              ----------    ----------
CHF MILLION
CONTINGENT LIABILITIES
Credit guarantees and similar instruments(1)................    18,822        22,697
Sub-participations..........................................    (3,665)       (5,217)
                                                                ------       -------
Total.......................................................    15,157        17,480
                                                                ======       =======
Performance guarantees and similar instruments(2)...........     6,782        12,092
Sub-participations..........................................       (42)         (216)
                                                                ------       -------
Total.......................................................     6,740        11,876
                                                                ======       =======
Irrevocable commitments under documentary credits...........     2,704         2,942
Sub-participations..........................................         0           (39)
                                                                ------       -------
Total.......................................................     2,704         2,903
                                                                ======       =======
GROSS CONTINGENT LIABILITIES................................    28,308        37,731
SUB-PARTICIPATIONS..........................................    (3,707)       (5,472)
                                                                ------       -------
NET CONTINGENT LIABILITIES..................................    24,601        32,259
                                                                ======       =======
IRREVOCABLE COMMITMENTS
Undrawn irrevocable credit facilities.......................    65,693        82,337
Sub-participations..........................................    (1,836)          (26)
                                                                ------       -------
Total.......................................................    63,857        82,311
                                                                ======       =======
Liabilities for calls on shares and other equities..........        57           109
                                                                ------       -------
GROSS IRREVOCABLE COMMITMENTS...............................    65,750        82,446
SUB-PARTICIPATIONS..........................................    (1,836)          (26)
                                                                ------       -------
NET IRREVOCABLE COMMITMENTS.................................    63,914        82,420
                                                                ======       =======
GROSS COMMITMENTS AND CONTINGENT LIABILITIES................    94,058       120,177
SUB-PARTICIPATIONS..........................................    (5,543)       (5,498)
NET COMMITMENTS AND CONTINGENT LIABILITIES..................    88,515       114,679
                                                                ======       =======

---------------
(1) Credit guarantees in the form of bill of exchange and other guarantees, including guarantees in the form of irrevocable letters of credit, endorsement liabilities from bills rediscounted, advance payment guarantees and similar facilities.

(2) Bid bonds, performance bonds, builders' guarantees, letters of indemnity, other performance guarantees in the form of irrevocable letters of credit and similar facilities.

                                   UBS GROUP

                                                      MORTGAGE       OTHER
                    CHF MILLION                      COLLATERAL    COLLATERAL    UNSECURED     TOTAL
                    -----------                      ----------    ----------    ---------    -------
OVERVIEW OF COLLATERAL
Gross contingent liabilities.......................      191         11,356       16,761       28,308
Gross irrevocable committments.....................      386          8,774       56,533       65,693
Liabilities for calls on shares and other
  equities.........................................        0              0           57           57
                                                         ---         ------       ------      -------
TOTAL 31.12.1999...................................      577         20,130       73,351       94,058
                                                         ===         ======       ======      =======
TOTAL 31.12.1998...................................      389         33,363       86,425      120,177
                                                         ===         ======       ======      =======

NOTE 31 OPERATING LEASE COMMITMENTS

     Our minimum commitments for non-cancellable leases of premises and equipment are presented as follows:

                        CHF MILLION                             31.12.1999
                        -----------                             -----------
OPERATING LEASES DUE:
2000........................................................         247
2001........................................................         202
2002........................................................         184
2003........................................................         187
2004........................................................         153
2005 and thereafter.........................................       1,919
                                                                   -----
TOTAL COMMITMENTS FOR MINIMUM PAYMENTS UNDER OPERATING
  LEASES....................................................       2,892
                                                                   =====

     Operating expenses include CHF 742 million and CHF 797 million in respect of operating lease rentals for the year ended 31 December 1999 and for the year ended 31 December 1998 respectively.

NOTE 32 LITIGATION

     In the United States, several class actions, in relation to what is known as the Holocaust affair, have been brought against UBS AG (as legal successor to Swiss Bank Corporation and Union Bank of Switzerland) in the United States District Court for the Eastern District of New York (Brooklyn). These lawsuits were initially filed in October 1996. Another Swiss bank has been designated as a defendant alongside us. On 12 August 1998, however, a settlement was reached between the parties. This settlement provides for a payment by the defendant banks to the plaintiffs, under certain terms and conditions, of an aggregate amount of USD 1.25 billion. UBS agreed to contribute up to two-thirds of this amount. To the extent that other Swiss companies agreed to participate in this fund, and to the extent of applicable payments to beneficiaries of eligible dormant accounts, our share was to be reduced. Based on our estimate of such expected contributions, we provided a reserve of USD 610 million in 1998 and an additional USD 95 million in 1999. A number of persons have elected to opt out of the settlement and not participate in the class action. It is expected that a decision approving the settlement will be issued in 2000, which will be followed by hearings on the allocation of the settlement amount. We will continue to monitor the contributions of other Swiss companies, in order to determine whether we will need an adjustment to the reserve.

     In addition, UBS AG and other companies within the Group are subject to various claims, disputes and legal proceedings, as part of the normal course of business. The Group makes provision for such matters when, in the opinion of management and its professional advisors, it is probable that a payment

                                   UBS GROUP
will be made by the Group, and the amount can be reasonably estimated. All litigation provisions are included under Business risk provision within Other liabilities in the accompanying Group Balance Sheet.

     In respect of the further claims asserted against the Group of which management is aware (which, according to the principles outlined above, have not been provided for), it is the opinion of management that such claims are either without merit, can be successfully defended or will result in exposure to the Group which is immaterial to both financial position and results of operations.

                               OTHER INFORMATION

NOTE 33 FINANCIAL INSTRUMENTS RISK POSITION

OVERALL RISK POSITION

     The Group manages risk in a number of ways, including the use of a value at risk model combined with a system of trading limits.

     This section presents information about the results of the Group's management of the risks associated with the use of financial instruments.

  (a) Interest Rate Risk

     Interest rate risk is the potential impact of changes in market interest rates on the fair values of assets and liabilities on the balance sheet and on the annual interest income and expense in the income statement.

     Interest rate sensitivity

     One commonly used method to present the potential impact of market movements is to show the effect of a one basis point (0.01%) change in interest rates on the fair values of assets and liabilities, analyzed by time bands within which the Group is committed. This type of presentation, described as a sensitivity analysis, is set out below. Interest rate sensitivity is one of the inputs to the value at risk model used by the Group to manage its overall market risk, of which interest rate risk is a part.

     The following sets out the extent to which the Group was exposed to interest rate risk at 31 December 1999 and 31 December 1998. The tables show the potential impact of a one basis point (0.01%) increase in market interest rates which would influence the fair values of both assets and liabilities that are subject to fixed interest rates. The impact of such an increase in rates depends on the net asset or net liability position of the Group in each category, currency and time band in the table. A negative amount in the table reflects a potential loss to the Group due to the changes in fair values as a result of an increase in interest rates. A positive amount reflects a potential gain as a result of an increase in interest rates. Both primary and derivative instruments in trading and non-trading activities, as well as off-balance-sheet commitments, are included in the table.

                                   UBS GROUP

     Interest rate sensitivity position

                                           INTEREST SENSITIVITY BY TIME BANDS AS AT 31.12.1999
                                       -----------------------------------------------------------
                                       WITHIN 1    1 TO 3    3 TO 12    1 TO 5    OVER 5
                                        MONTH      MONTHS    MONTHS     YEARS     YEARS     TOTAL
                                       --------    ------    -------    ------    ------    ------
                                                      CHF THOUSAND PER BASIS POINT
CHF     Trading......................     171        (902)     466         506      (417)     (176)
        Non-trading..................     (30)         (8)    (398)     (6,204)   (1,220)   (7,860)
                                         ----      ------     ----      ------    ------    ------
USD     Trading......................    (411)      1,018      386        (109)     (908)      (24)
        Non-trading..................       3         (33)     (10)         83     1,207     1,250
                                         ----      ------     ----      ------    ------    ------
EUR     Trading......................     (39)       (239)     113         600    (1,406)     (971)
        Non-trading..................       0          (3)       3          30       210       240
                                         ----      ------     ----      ------    ------    ------
GBP     Trading......................       1          43       10         (34)      (77)      (57)
        Non-trading..................       0           5      (39)         77       815       858
                                         ----      ------     ----      ------    ------    ------
JPY     Trading......................     484      (1,708)     927        (101)      135      (263)
        Non-trading..................       0           0        0          (1)       (4)       (5)
                                         ----      ------     ----      ------    ------    ------
OTHERS  Trading......................     (34)         46       50        (195)       24      (109)
        Non-trading..................       0           0        0           0         0         0
                                         ====      ======     ====      ======    ======    ======

                                             INTEREST SENSITIVITY BY TIME BANDS AS AT 31.12.1998
                                         -----------------------------------------------------------
                                         WITHIN 1    1 TO 3    3 TO 12    1 TO 5    OVER 5
                                          MONTH      MONTHS    MONTHS     YEARS     YEARS     TOTAL
                                         --------    ------    -------    ------    ------    ------
                                                        CHF THOUSAND PER BASIS POINT
CHF     Trading........................    189        (672)      450        (322)    (464)      (819)
        Non-trading....................    (23)          6      (350)     (7,522)    (546)    (8,435)
                                           ---        ----      ----      ------    -----     ------
USD     Trading........................    (28)         93         8        (575)   1,254        752
        Non-trading....................      1         (21)        7          72    1,502      1,561
                                           ---        ----      ----      ------    -----     ------
EUR     Trading........................    (34)        (22)     (158)       (559)     339       (434)
        Non-trading....................      0          (8)        0          48      256        296
                                           ---        ----      ----      ------    -----     ------
GBP     Trading........................     10        (214)      560        (919)     491        (72)
        Non-trading....................      0           2       (18)        130      876        990
                                           ---        ----      ----      ------    -----     ------
JPY     Trading........................    (32)       (698)     (402)      1,002      263        133
        Non-trading....................      0           3        (5)          6      146        150
                                           ---        ----      ----      ------    -----     ------
OTHERS  Trading........................     11         (98)       47        (158)    (152)      (350)
        Non-trading....................      0           0         0           0        0          0
                                           ===        ====      ====      ======    =====     ======

     Trading

     The major part of the trading related interest rate risk is generated in fixed income securities trading, fixed income derivatives trading, trading in currency forward contracts and money market trading and is being managed within the Value at Risk model. Interest rate sensitivity arising from trading activities is quite sizeable in USD and Euro as these are still the predominantly traded currencies in the global interest rate markets. It should be noted that it is management's view that an interest rate sensitivity analysis at a particular point in time has limited relevance with respect to trading positions, which can vary significantly on a daily basis.

                                   UBS GROUP

     Non-trading

     The interest rate risk related to client business with undefined maturities and non-interest bearing business including the strategic management of overall balance sheet interest rate exposure is managed by the Corporate Center. Significant contributors to the overall USD and GBP interest rate sensitivity were strategic long-term subordinated note issues which are intentionally unswapped since they are regarded as constituting a part of the Group's equity for asset and liability management purposes. At 31 December 1999, the Group's equity was invested in a portfolio of fixed rate CHF deposits with an average duration of 2.16 years. As this equity investment is the most significant component of the CHF book, this results in the entire book having an interest rate sensitivity of CHF (7.9) million, which is reflected in the table above. This is in line with the duration and sensitivity targets set by the Group Executive Board. Investing in shorter-term or variable rate instruments would mean exposing the earnings stream (interest income) to higher fluctuations.

  (b) Credit Risk

     Credit risk is the risk of loss from the default by an obligor or counterparty. This risk is managed primarily based on reviews of the financial status of each specific counterparty. Credit risk is greater when counterparties are concentrated in a single industry or geographical region. This is because a group of otherwise unrelated counterparties could be adversely affected in their ability to repay their obligations because of economic developments affecting their common industry or region.

     Concentrations of credit risk exist if a number of clients are engaged in similar activities, or are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions. Concentrations of credit risk indicate the relative sensitivity of the bank's performance to developments affecting a particular industry or geographic location.

  (b)(i) On-balance sheet assets

     As of 31 December 1999, due from banks and loans to customers amounted to CHF 278 billion (as of 31 December 1998 CHF 331 billion). 66.2% (56.6%) of the loans were with clients domiciled in Switzerland. Please refer to Note 12 for a breakdown by region.

  (b)(ii) Off-balance sheet financial instruments

     Credit commitments and contingent liabilities

     Of the CHF 94 billion in credit commitment and contingent liabilities as of 31 December 1999 (as of 31 December 1998 CHF 120 billion), 11% (11%) relate to clients domiciled in Switzerland, 36% (21%) in Europe (excluding Switzerland) and 42% (55%) in North America.

     Derivatives

     Credit risk represents the current replacement value of all outstanding derivative contracts in a gain position without factoring in the impact of master netting agreements or the value of any collateral. Positive replacement values amounted to CHF 130 billion as at 31 December 1999 (CHF 169 billion as at 31 December 1998), before applying any master netting agreements. Based on the location of the ultimate counterparty, 4% (8%) of this credit risk amount relates to Switzerland, 49% (47%) to Europe (excluding Switzerland) and 37% (33%) to North America. 71% (76%) of the positive replacement values are with other banks.

                                   UBS GROUP

  (b)(iii) Credit risk mitigation techniques

     Credit risk associated with derivative instruments is mitigated by the use of master netting agreements. A further method of reducing credit exposure arising from derivatives transactions is to use collateralization arrangements.

     Master netting agreements eliminate risk to the extent that only the net claim is due to be settled in the case of a default of the counterparty. The impact of master netting agreements as at 31 December 1999 is to mitigate credit risk on derivative instruments by approximately CHF 66 billion (as of 31 December 1998 CHF 79 billion). The impact can change substantially over short periods of time, because the exposure is affected by each transaction subject to the arrangement.

     The Group subjects its derivative-related credit risks to the same credit approval, limit and monitoring standards that it uses for managing other transactions that create credit exposure. This includes evaluation of counterparties as to creditworthiness, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared with established limits on a continual basis and is subject to a standard exception reporting process.

  (c) Currency Risk

     The Group views itself as a Swiss entity, with the Swiss franc as its reporting currency. Hedging transactions are used to manage risks in other currencies.

     Breakdown of assets and liabilities by currencies

                                                         31.12.1999                     31.12.1998
                                               -------------------------------    -----------------------
                                                CHF      USD     EUR     OTHER     CHF      USD     OTHER
CHF BILLION                                    -----    -----    ----    -----    -----    -----    -----
ASSETS
Cash and balances with central banks.......      3.4      0.2     0.5      1.0      2.4      0.3      0.6
Money market paper.........................      1.5     38.6     0.7     28.9      2.2     10.3      5.9
Due from banks.............................      7.5      7.7     5.3      9.4     12.7     13.3     42.5
Cash collateral on securities borrowed.....      0.1    106.4     1.1      5.6      0.2     74.5     17.0
Reverse repurchase agreements..............      2.0     42.5    37.9     50.1      0.2     38.3    102.8
Trading portfolio assets...................     29.5     77.4    26.9     78.6     21.4     40.0     97.8
Positive replacement values................      8.3      5.7     0.6     50.1      9.5     11.1     69.9
Loans, net of allowance for credit
  losses...................................    166.4     35.0     5.3     28.2    173.5     40.0     34.4
Financial investments......................      2.5      2.9     0.7      0.9      2.6      2.5      1.8
Accrued income and prepaid expenses........      1.7      1.8     0.5      1.2      1.2      1.8      3.6
Investments in associates..................      0.9      0.1     0.0      0.1      2.6      0.0      0.2
Property and equipment.....................      7.4      0.5     0.1      0.7      8.5      0.6      0.8
Intangible assets and goodwill.............      1.2      2.2     0.0      0.1      0.3      1.7      0.2
Other assets...............................      3.1      1.9     2.5      3.5      4.9      3.1      4.1
                                               -----    -----    ----    -----    -----    -----    -----
TOTAL ASSETS...............................    235.5    322.9    82.1    258.4    242.2    237.5    381.6
                                               =====    =====    ====    =====    =====    =====    =====
LIABILITIES
Money market paper issued..................      1.0     55.7     0.3      7.7      1.0     38.5     12.0
Due to banks...............................      8.1     36.3    14.5     17.5     25.4     33.6     26.7
Cash collateral on securities lent.........      0.1      6.5     1.0      5.2      0.1      5.9     13.2
Repurchase agreements......................     16.5     91.3    27.8     61.3     10.7     74.3     52.6
Trading portfolio liabilities..............      0.0     38.2     5.4     11.0      0.2      8.1     38.7
Negative replacement values................     12.8      6.9     2.0     74.0     16.8     12.1     97.0
Due to customers...........................    127.5     93.8    23.7     35.0    138.0     80.2     56.7

                                   UBS GROUP

                                                         31.12.1999                     31.12.1998
                                               -------------------------------    -----------------------
                                                CHF      USD     EUR     OTHER     CHF      USD     OTHER
CHF BILLION                                    -----    -----    ----    -----    -----    -----    -----
Accrued expenses and deferred income.......      3.1      4.9     0.5      3.6      3.3      2.6      5.3
Long-term debt.............................     23.7     17.6     3.1     11.9     23.4     16.9     10.5
Other liabilities..........................      9.1      4.0     0.8      4.5     14.6      6.1      7.0
Minority interests.........................      0.3      0.0     0.0      0.1      1.0      0.0      0.0
Shareholders' equity.......................     30.6      0.0     0.0      0.0     28.8      0.0      0.0
                                               -----    -----    ----    -----    -----    -----    -----
TOTAL LIABILITIES, MINORITY INTERESTS AND
  SHAREHOLDERS' EQUITY.....................    232.8    355.2    79.1    231.8    263.3    278.3    319.7
                                               =====    =====    ====    =====    =====    =====    =====

  (d) Liquidity Risk

     Maturity analysis of assets and liabilities

                                                                                 DUE           DUE
                                            ON     SUBJECT TO   DUE WITHIN    BETWEEN 3     BETWEEN 1    DUE AFTER 5
                                          DEMAND   NOTICE(1)      3 MTHS     AND 12 MTHS   AND 5 YEARS      YEARS      TOTAL
CHF BILLION                               ------   ----------   ----------   -----------   -----------   -----------   -----
ASSETS
Cash and balances with central banks....    5.1         --           --           --            --            --         5.1
Money market paper......................     --         --         67.8          1.9            --            --        69.7
Due from banks..........................    8.4         --         19.1          1.6           0.5           0.3        29.9
Cash collateral on securities
  borrowed..............................     --         --        112.7           --           0.5            --       113.2
Reverse repurchase agreements...........     --         --        130.6          1.9            --            --       132.5
Trading portfolio assets................  212.4         --           --           --            --            --       212.4
Positive replacement values.............   64.7         --           --           --            --            --        64.7
Loans, net of allowance for credit
  losses................................     --       53.4         64.9         39.2          70.8           6.6       234.9
Financial investments...................    5.0         --          0.1          0.2           0.9           0.8         7.0
Accrued income and prepaid expenses.....    5.2         --           --           --            --            --         5.2
Investments in associates...............     --         --           --           --            --           1.1         1.1
Property and equipment..................     --         --           --           --            --           8.7         8.7
Intangible assets and goodwill..........     --         --           --           --            --           3.5         3.5
Other assets............................   11.0         --           --           --            --            --        11.0
                                          -----       ----        -----         ----          ----          ----       -----
TOTAL 31.12.1999........................  311.8       53.4        395.2         44.8          72.7          21.0       898.9
                                          =====       ====        =====         ====          ====          ====       =====
TOTAL 31.12.1998........................  293.8       59.9        375.8         43.5          66.0          22.3       861.3
                                          =====       ====        =====         ====          ====          ====       =====
LIABILITIES
Money market paper issued...............     --         --         24.3         40.4            --            --        64.7
Due to banks............................   10.1        1.1         60.2          4.4           0.3           0.3        76.4
Cash collateral on securities lent......     --         --         12.8           --            --            --        12.8
Repurchase agreements...................     --         --        185.6         11.3            --            --       196.9
Trading portfolio liabilities...........   54.6         --           --           --            --            --        54.6
Negative replacement values.............   95.7         --           --           --            --            --        95.7
Due to customers........................   58.6       82.1        127.0          8.1           1.7           2.5       280.0

                                   UBS GROUP

                                                                                 DUE           DUE
                                            ON     SUBJECT TO   DUE WITHIN    BETWEEN 3     BETWEEN 1    DUE AFTER 5
                                          DEMAND   NOTICE(1)      3 MTHS     AND 12 MTHS   AND 5 YEARS      YEARS      TOTAL
CHF BILLION                               ------   ----------   ----------   -----------   -----------   -----------   -----
Accrued expenses and deferred income....   12.0         --           --           --            --            --        12.0
Long-term debt..........................     --        0.4          6.3          8.4          28.0          13.2        56.3
Other liabilities.......................   18.4         --           --           --            --            --        18.4
                                          -----       ----        -----         ----          ----          ----       -----
TOTAL 31.12.1999........................  249.4       83.6        416.2         72.6          30.0          16.0       867.8
                                          =====       ====        =====         ====          ====          ====       =====
Total 31.12.1998........................  288.7       83.5        371.1         42.2          29.7          16.3       831.5
                                          =====       ====        =====         ====          ====          ====       =====

---------------
(1) Deposits without a fixed term, on which notice of withdrawal or termination has not been given. (Such funds may be withdrawn by the depositor or repaid by the borrower subject to an agreed period of notice.)

  (e) Capital adequacy

     Risk-weighted assets (BIS)

                                                        31.12.1999               31.12.1998
                                                   ---------------------    ---------------------
                                                    BALANCE                  BALANCE
                                                    SHEET/       RISK-       SHEET/       RISK-
                                                   NOTIONAL     WEIGHTED    NOTIONAL     WEIGHTED
                                                    AMOUNT       AMOUNT      AMOUNT       AMOUNT
CHF MILLION                                        ---------    --------    ---------    --------
BALANCE SHEET ASSETS
Due from banks and other collateralized
  lendings.......................................    229,794      9,486       244,246     13,845
Net positions in securities(1)...................     77,858      5,805        28,109      7,334
Positive replacement values......................     64,698     18,175        90,511     29,494
Loans, net of allowances for credit losses and
  other collateralized lendings..................    292,928    159,835       305,155    164,113
Accrued income and prepaid expenses..............      5,167      3,164         6,627      3,190
Property and equipment(2)........................      8,701      9,860         9,886     11,166
Other assets.....................................     11,007      7,686        12,092      7,900
                                                   ---------    -------     ---------    -------
OFF-BALANCE SHEET AND OTHER POSITIONS
Contingent liabilities...........................     28,308     14,459        37,731     19,471
Irrevocable commitments..........................     65,693     17,787        82,337     18,197
Forward and swap contracts(3)....................  4,881,483     13,213     5,177,912      7,130
Purchased options(3).............................    406,208      2,823       489,005      5,861
                                                   ---------    -------     ---------    -------
MARKET RISK POSITIONS(4).........................         --     10,813            --     16,018
                                                   ---------    -------     ---------    -------
TOTAL RISK-WEIGHTED ASSETS.......................         --    273,106            --    303,719
                                                   =========    =======     =========    =======

---------------
(1) Excluding positions in the trading book, these are included in market risk positions.

(2) Including CHF 1,159 million (1998: CHF 1,280 million) foreclosed properties and properties held for disposal, which are recorded in the balance sheet under financial investments.

(3) The risk-weighted amount corresponds to the security margin (add-on) of the contracts.

(4) Value at risk according to the internal model multiplied by a factor of 12.5 to create the risk-weighted amount of the market risk positions in the trading book.

                                   UBS GROUP

     BIS Capital ratios

                                                               31.12.1999          31.12.1998
                                                            ----------------    ----------------
                                                            CAPITAL    BIS %    CAPITAL    BIS %
                                                            -------    -----    -------    -----
Tier 1....................................................  28,952     10.6%    28,220      9.3%
Tier 2....................................................  10,730       --     12,086       --
                                                            ------     ----     ------     ----
Total BIS.................................................  39,682     14.5%    40,306     13.2%
                                                            ======     ====     ======     ====

     Among other measures UBS monitors the adequacy of its capital using ratios established by the Bank for International Settlements (BIS). The Group has maintained all BIS and Swiss capital adequacy rules for all periods presented. These ratios measure capital adequacy by comparing the Group's eligible capital with its risk-weighted positions which include balance sheet assets, net positions in securities not held in the trading book, off-balance sheet transactions converted into their credit equivalents and market risk positions at a weighted amount to reflect their relative risk.

     The capital adequacy rules require a minimum amount of capital to cover credit and market risk exposures. For the calculation of the capital required for credit risk the balance sheet assets are weighted according to broad categories of notional credit risk, being assigned a risk weighting according to the amount of capital deemed to be necessary to support them. Four categories of risk weights (0%, 20%, 50%, 100%) are applied; for example cash, claims collateralized by cash or claims collateralized by OECD central-government securities have a zero risk weighting, which means that no capital is required to be held in respect of these assets. Uncollateralized loans granted to corporate or private customers carry a 100% risk weighting, meaning that they must be supported by capital equal to 8% of the carrying amount. Other asset categories have weightings of 20% or 50%, which require 1.6% or 4% capital.

     The net positions in securities not held in the trading book reflect the Group's exposure to an issuer of securities arising from its physical holdings and other related transactions in that security.

     For contingent liabilities and irrevocable facilities granted, the credit equivalent is calculated by multiplying the nominal value of each transaction by its corresponding credit conversion factor. The resulting amounts are then weighted for credit risk using the same percentage as for balance sheet assets. In the case of OTC forward contracts and purchased options, the credit equivalent is computed on the basis of the current replacement value of the respective contract plus a security margin (add-on) to cover the future potential credit risk during the remaining duration of the contract.

     UBS calculates its capital requirement for market risk positions, which includes interest-rate instruments and equity securities in the trading book as well as positions in foreign exchange and commodities throughout the Group, using an internal Value at Risk (VaR) model. This approach was introduced in the BIS 1996 market risk amendment to the Basel Accord of July 1988 and incorporated in the Swiss capital adequacy rules of the Banking Ordinance.

     The BIS proposal requires that the regulators perform tests of the bank internal models before giving permission for these models to be used to calculate the market risk capital. Based on extensive checks, the use of the Group internal models was accepted by the Swiss Federal Banking Commission (FBC) in July 1999.

     Tier 1 capital consists of permanent shareholders' equity and retained earnings less goodwill and investments in unconsolidated subsidiaries. Tier 2 capital includes the Group's subordinated long-term debt.

                                   UBS GROUP

NOTE 34 FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the fair value of on- and off-balance sheet financial instruments based on the following valuation methods and assumptions. It is presented because not all financial instruments are reflected in the financial statements at fair value.

     Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's-length transaction. A market price, where an active market (such as a recognized stock exchange) exists, is the best evidence of the fair value of a financial instrument. However, market prices are not available for a significant number of the financial assets and liabilities held and issued by the Group. Therefore, for financial instruments where no market price is available, the fair values presented in the following table have been estimated using present value or other estimation and valuation techniques based on market conditions existing at balance sheet date.

     The values derived using these techniques are significantly affected by underlying assumptions concerning both the amounts and timing of future cash flows and the discount rates used. The following methods and assumptions have been used:

          (a) trading assets, derivatives and other transactions undertaken for trading purposes are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or discounted cash flows. Fair value is equal to the carrying amount for these items;

          (b) the fair value of liquid assets and other assets maturing within 12 months is assumed to approximate their carrying amount. This assumption is applied to liquid assets and the short-term elements of all other financial assets and financial liabilities;

          (c) the fair value of demand deposits and savings accounts with no specific maturity is assumed to be the amount payable on demand at the balance sheet date;

          (d) the fair value of variable rate financial instruments is assumed to approximate their carrying amounts; and

          (e) the fair value of fixed rate loans and mortgages is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values as the impact of credit risk is recognized separately by deducting the amount of the allowance for credit losses from both book and fair values.

     The assumptions and techniques have been developed to provide a consistent measurement of fair value for the Group's assets and liabilities. However, because other institutions may use different methods and assumptions, such fair value disclosures cannot necessarily be compared from one financial institution to another.

                                   UBS GROUP

     Fair Value of Financial Instruments

                                           31.12.1999                              31.12.1998
                              ------------------------------------    ------------------------------------
                                                        UNREALIZED                              UNREALIZED
                              CARRYING                    GAIN/       CARRYING                    GAIN/
                               VALUE      FAIR VALUE      (LOSS)       VALUE      FAIR VALUE      (LOSS)
CHF BILLION                   --------    ----------    ----------    --------    ----------    ----------
ASSETS
Cash and balances with
  central banks.............     5.0          5.0           0.0          3.3          3.3           0.0
Money market paper..........    69.7         69.7           0.0         18.4         18.4           0.0
Due from banks..............    30.0         30.0           0.0         68.6         68.7           0.1
Cash collateral on
  securities borrowed.......   113.2        113.2           0.0         91.7         91.7           0.0
Reverse repurchase
  agreements................   132.5        132.5           0.0        141.3        141.3           0.0
Trading portfolio assets....   212.4        212.4           0.0        159.2        159.2           0.0
Positive replacement
  values....................    64.7         64.7           0.0         90.5         90.5           0.0
Loans, net of allowance for
  credit losses.............   235.1        235.3           0.2        248.3        250.7           2.4
Financial investments.......     5.9          7.1           1.2          5.7          6.5           0.8
                               -----        -----          ----        -----        -----          ----
LIABILITIES
Money market paper issued...    64.7         64.7           0.0         51.5         51.5           0.0
Due to banks................    76.9         76.9           0.0         86.1         86.1           0.0
Cash collateral on
  securities lent...........    12.8         12.8           0.0         19.2         19.2           0.0
Repurchase agreements.......   196.9        196.9           0.0        137.6        137.6           0.0
Trading portfolio
  liabilities...............    54.6         54.6           0.0         47.0         47.0           0.0
Negative replacement
  values....................    95.8         95.8           0.0        125.8        125.8           0.0
Due to customers............   280.1        280.1           0.0        275.3        275.6          (0.3)
Long-term debt..............    56.4         57.6          (1.2)        51.0         53.3          (2.3)
Fair value effect on income
  of hedging derivatives
  recorded on the accrual
  basis.....................                                0.5                                     1.0
                                                           ----                                    ----
Net difference between
  carrying value and fair
  value.....................                                0.7                                     1.7
                                                           ====                                    ====

     The table does not reflect the fair values of non-financial assets and liabilities such as property (including those properties carried as financial investments), equipment, prepayments and non-interest accruals. The interest amounts accrued to date for respective financial instruments are included, for purposes of the above fair value disclosure, in the carrying value of the financial instruments.

     Substantially all of the Group's commitments to extend credit are at variable rates. Accordingly, the Group has no significant exposure to fair value fluctuations related to these commitments.

     Changes in the fair value of the Group's fixed rate loans, long and medium term notes and bonds issued are hedged by derivative instruments, mainly interest rate swaps. The interest rate risk inherent in the balance sheet positions with no specific maturity is also hedged with derivative instruments based on the management view on the economic maturity of the products.

     The hedging derivative instruments are carried at fair value on the balance sheet and are part of the replacement values in the above table. The difference between the total amount of valuation gains and

                                   UBS GROUP
losses and the amortized amount is deferred and shown net in the table as fair value effect on income of hedging derivatives recorded on accruals basis.

     During 1999, the interest rate level of leading economies increased substantially. The biggest move in rates was noted in Switzerland, where in particular mid- and long-term rates increased. These moves in rates had a direct impact on the fair value calculation of fixed term transactions.

     As the bank has an excess volume of fixed rate long-term assets over fixed rate long-term liabilities, the net fair value unrealized gain is reduced substantially. In addition to fixed rate balance sheet positions, the bank has a number of retail products traditionally offered in Switzerland such as variable mortgage loans and customer savings and deposits. These instruments have no maturity or have a contractual repricing maturity of less than one year. Based on the assumptions and the guidance under IAS, they are excluded from the fair value calculations of the table above.

     The exclusion of the above traditional banking products from the fair value calculation leads to certain fair value swings. By calculating the fair value differences based on the economic maturity of the non-maturity liabilities, such as savings and deposits, in an environment of raising interest rates, they would generate fair value gains which may offset most of the fair value loss reported for fixed term transactions.

NOTE 35 RETIREMENT BENEFIT PLANS AND OTHER EMPLOYEE BENEFITS

     The Group has established various pension plans inside and outside of Switzerland. The major plans are located in Switzerland, the UK, the U.S. and Germany. Independent actuarial valuations are performed for the plans in those locations.

  Swiss Pension Plans until 30 June 1999

     The pension funds of the Group are set up as trusts, domiciled in Basel and Zurich. All domestic employees are covered. The pension funds are defined benefit plans. The pension plan benefits exceed the minimum benefits required under the Swiss law.

     Contributions are paid for by the Group and the employees. The employee contributions are calculated as a percentage of the insured annual salary and are deducted monthly. The percentages deducted from the salary depend on age and vary between 8% and 12%. The Group contributions are variable and amount from 125% to 250% of the employees contributions depending on the financial situation of the pension fund.

     The pension plan formula is based on years of contributions and final covered salary. The benefits covered include retirement benefits, disability, death and survivor pension.

  Swiss Pension Plans starting 1 July 1999

     The pension plans of both former banks in Switzerland are in the process of being liquidated and a new foundation with domicile in Zurich was created as of 21 January 1999. The new pension scheme became operational as of 1 July 1999.

     As a result of the merger of the plans of the former banks in Switzerland, on 1 July 1999 there was a one-time increase of vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,525 million. In accordance with IAS 19 (revised 1998) this resulted in a one-time charge to income which was offset by the recognition of assets (previously unrecognized due to the paragraph 58(b) limitation of IAS 19 (revised 1998)) used to fund this increase in benefits.

                                   UBS GROUP

     The pension plan covers practically all employees in Switzerland and exceeds the minimum benefits requirements under the Swiss law.

     Contributions for the pension plan are paid for by the employees and the Group. The employee contributions are calculated as a percentage of the insured annual salary and are deducted monthly. The percentages deducted from the salary for the full benefit coverage (including risk benefits) depend on age and vary between 7% and 10%. The Group pays a variable contribution that ranges between 150% and 220% of the sum of the employees' contributions.

     The pension plan formula is based on years of contributions and final covered salary. The benefits covered include retirement benefits, disability, death and survivor pension.

     The Group booked an amount of CHF 456 million in 1999 related to the recognition of "Excess Employer Contributions." These assets were recognized in the fourth quarter as certain legal and regulatory issues related to the Group's ability to utilize these assets for future funding purposes were resolved.

                                                              31.12.1999    31.12.1998    31.12.1997
CHF MILLION                                                   ----------    ----------    ----------
SWISS PENSION PLANS
Defined benefit obligation..................................   (17,011)      (14,944)      (14,431)
Plan assets at fair value...................................    18,565        17,885        17,224
                                                               -------       -------       -------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION.................     1,554         2,941         2,793
Unrecognized net actuarial (gains)/losses...................      (724)         (385)         (385)
Unrecognized assets.........................................      (374)       (2,556)       (2,408)
                                                               -------       -------       -------
Prepaid pension cost........................................       456             0             0
                                                               =======       =======       =======
ADDITIONAL DETAILS TO FAIR VALUE OF PLAN ASSETS
Own financial instruments and securities lent to UBS
  included in plan assets...................................     6,785         2,761         2,202
Any assets used by the bank included in plan assets.........       187           176           176
                                                               -------       -------       -------
RETIREMENT BENEFITS EXPENSE
Current service cost........................................       464           535           524
Interest cost...............................................       636           726           705
Expected return on plan assets..............................      (883)         (856)         (756)
Adjustment to limit prepaid pension cost....................      (150)          148            22
Amortization of unrecognized prior service costs............       172             6            (8)
Employee contributions......................................      (180)         (185)         (194)
                                                               -------       -------       -------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST............        59           374           293
                                                               =======       =======       =======
Actual return on plan assets................................      11.9%          6.7%         15.5%
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (%)
Discount rate...............................................       4.0           5.0           5.0
Expected rate of return on assets p.a.......................       5.0           5.0           5.0
Expected rate of salary increase............................   2.0-3.0       3.5-5.5       3.5-5.5
Rate of pension increase....................................       1.5           2.0           2.0
                                                               =======       =======       =======

                                   UBS GROUP

  Foreign Pension Plans

     The foreign locations of UBS operate various pension schemes in accordance with local regulations and practices. Among these schemes are defined contribution plans as well as defined benefit plans. The locations with defined benefit plans of a material nature are in the UK, the U.S. and Germany. These locations, together with Switzerland, cover nearly 90% of the active workforce. Certain of these schemes permit employees to make contributions and earn matching or other contributions from the Group.

     The retirement plans provide benefits in the event of retirement, death, disability or employment termination. The plans' retirement benefits depend on age, contributions and level of compensation. The principal plans are financed in full by the Group. The funding policy for these plans is consistent with local government and tax requirements.

     The assumptions used in foreign plans take into account local economic conditions.

     The amounts shown for foreign plans reflect the net funded positions of the major foreign plans.

  Postretirement Medical and Life Plans

     The Group in the U.S. and the UK offers retiree medical benefits that contribute to the health care coverage of the employees and beneficiaries after retirement. In addition to retiree medical, the U.S. also provides retiree life insurance benefits.

     The benefit obligation in excess of plan assets for those plans amounts to CHF 113 million as of 31 December 1999 (1998 CHF 93 million, 1997 CHF 100 million) and the total unfunded accrued postretirement liabilities to CHF 83 million (1998 CHF 62 million, 1997 CHF 50 million). The actuarially determined net postretirement cost amounts to CHF 17 million for 1999 (1998 CHF 17 million, 1997 CHF 14 million).

CHF MILLION                                                 31.12.1999    31.12.1998    31.12.1997
-----------                                                 ----------    ----------    ----------
PENSION PLANS ABROAD
Defined benefit obligation................................     (2,444)       (2,009)       (1,950)
Plan assets at fair value.................................      2,880         2,173         2,187
                                                            ---------     ---------     ---------
PLAN ASSETS IN EXCESS OF BENEFIT OBLIGATION...............        436           164           237
Unrecognized net actuarial (gains)/losses.................       (474)          (63)         (160)
Unrecognized transition amount............................          1             2           (17)
Unrecognized past service cost............................          2             0             0
Unrecognized assets.......................................        (28)          (60)          (24)
                                                            ---------     ---------     ---------
(Unfunded accrued)/Prepaid pension cost...................        (63)           43            36
                                                            =========     =========     =========
MOVEMENT OF NET (LIABILITY)/ASSET
Prepaid pension cost/(benefit) at the beginning of the
  year....................................................         43            36           (12)
Net periodic pension cost.................................       (123)          (33)            9
Employer contributions....................................         22            43            39
Currency adjustment                                                (5)           (3)
                                                            ---------     ---------     ---------
(Unfunded accrued)/Prepaid pension cost at the end of the
  year....................................................        (63)           43            36
                                                            =========     =========     =========

                                   UBS GROUP

CHF MILLION                                                 31.12.1999    31.12.1998    31.12.1997
-----------                                                 ----------    ----------    ----------
RETIREMENT BENEFITS EXPENSE
Current service cost......................................        118           116           114
Interest cost.............................................        123           140           115
Expected return on plan assets............................       (195)         (191)         (147)
Amortization of net transition (assets)/liability.........          0             2           (85)
Adjustment to limit prepaid pension cost..................         21             2             0
Immediate recognition of transition assets under IAS 8....          0           (23)            0
Amortization of unrecognized prior service costs..........         77             7             0
Amortization of unrecognized net (gain)/losses............         (6)           (3)            0
Effect of any curtailment or settlement...................          0            (8)            0
Employee contributions....................................        (15)           (9)           (6)
                                                            ---------     ---------     ---------
ACTUARIALLY DETERMINED NET PERIODIC PENSION COST..........        123            33            (9)
                                                            =========     =========     =========
Actual return on plan assets..............................       15.3%          5.2%         21.4%
PRINCIPAL ACTUARIAL ASSUMPTIONS USED (%)
Discount rate.............................................  5.75-7.50     6.50-7.50     6.50-7.50
Expected rates of return on assets p.a....................  8.00-8.50     8.50-8.75     8.50-8.75
Expected rate of salary increase..........................  3.50-5.60     3.50-9.00     3.50-9.00
Rate of pension increase..................................  0.00-2.50     0.00-3.75     0.00-3.75
                                                            =========     =========     =========

NOTE 36 EQUITY PARTICIPATION PLANS

     UBS AG has established various equity participation plans in the form of stock plans and stock option plans to further align the long-term interests of managers, staff and shareholders.

     Key personnel are awarded a portion of their performance-related compensation in UBS AG shares or options, which are restricted for a specified number of years. Long-term stock options are granted to key employees under another plan. A number of awards under these plans are made in notional shares or options, which generally are settled in cash and are treated as liabilities. Participation in both plans is mandatory. Long-term stock options are blocked for three or five years, during which they cannot be exercised. For the 1997 options and certain of the 1998 options, one half of each award is subject to an acceleration clause after which certain forfeiture provisions lapse. One option gives the right to purchase one registered UBS AG share at the option's strike price. Neither the fair value nor the intrinsic value of the options granted is recognized as an expense in the financial statements.

     Other employees have the choice to invest part of their annual bonus in UBS AG shares or in options or derivatives on UBS AG shares, which may be exercised or settled in cash. A number of awards under these plans are made in notional shares or instruments, which generally are settled in cash. A holding period, generally three years, applies during which the instruments cannot be sold or exercised. In addition, participants in the plan receive a restricted matching contribution of additional UBS AG shares or derivatives. Shares awarded under the plan are purchased or hedged in the market. Under another plan, employees in Switzerland are entitled to purchase a specified number of UBS AG shares at a predetermined discounted price each year (the discount is recorded as compensation expense). The number of shares that can be purchased depends primarily on years of service and rank. Any such shares purchased must be held for a specified period of time. Information on shares available for issuance under these plans is included in the Group Statement of Changes in Equity.

                                   UBS GROUP

     The Group's policy is to recognize expense as of the date of grant for equity participation instruments (stock, warrants, options and other derivatives for which the underlying is the Group's own shares). The amount of expense recognized is equal to the intrinsic value of the instrument at such date.

  Options in UBS AG Shares

                                        WEIGHTED-                       WEIGHTED-                       WEIGHTED-
                        NUMBER OF    AVERAGE EXERCISE   NUMBER OF    AVERAGE EXERCISE   NUMBER OF    AVERAGE EXERCISE
                         OPTIONS      PRICE (IN CHF)     OPTIONS      PRICE (IN CHF)     OPTIONS      PRICE (IN CHF)
                        31.12.1999      31.12.1999      31.12.1998      31.12.1998      31.12.1997      31.12.1997
                        ----------   ----------------   ----------   ----------------   ----------   ----------------
Outstanding, at the
  beginning of the
  year................   7,202,786         177          1,899,924          186                  0           --
Granted during the
  year................   3,439,142         237          5,811,778          182          1,899,924          186
Exercised during the
  year................     (71,766)        179            (22,970)         178                  0           --
Forfeited during the
  year................    (431,700)        190           (485,946)         268                  0           --
                        ----------         ---          ---------          ---          ---------          ---
Outstanding, at the
  end of the year.....  10,138,462         197          7,202,786          177          1,899,924          186
                        ----------         ---          ---------          ---          ---------          ---
Exercisable, at the
  end of the year.....     650,640         186                  0            0                  0           --
                        ==========         ===          =========          ===          =========          ===

     Of the total options outstanding at 31 December 1999: 9,974,770 options (650,640 of which were exercisable) had exercise prices ranging from CHF 170 to CHF 237, or CHF 196 on average, and had a weighted-average remaining contractual life of 4.58 years; and 163,692 options (none of which were exercisable) had exercise prices ranging from CHF 255 to CHF 270, or CHF 261 on average, and had a weighted-average remaining contractual life of 4.45 years.

NOTE 37 RELATED PARTIES

     Related parties include the Board of Directors, the Group Executive Board, the Group Managing Board, close family members and enterprises which are controlled by these individuals.

     Total remuneration of related parties recognized in the income statement during the year amounted to CHF 193.1 million and CHF 102.8 million for the year ended 1998. The number of long-term stock options outstanding from equity plans was 274,616 at 31 December 1999 and 255,000 at 31 December 1998. This scheme is further explained in Note 36.

     Total amount of shares and warrants held by members of the Board of Directors, Group Executive Board and Group Managing Board were 2,456,092 and 22,849,028 as of 31 December 1999 and 4,635,804 and 6,178,748 as of 31 December
1998.

     Total loans and advances receivable (mortgages only) from related parties were as follows:

CHF MILLION                                                   31.12.1999
-----------                                                   -----------
Mortgages at the beginning of the year......................      27
Additions...................................................       6
Reductions..................................................      (5)
                                                                  --
MORTGAGES AT THE END OF THE YEAR............................      28
                                                                  ==

                                   UBS GROUP

     Members of the Board of Directors, Group Executive Board and Group Managing Board are granted mortgages at the same terms and conditions as other employees. Terms and conditions are based on third party conditions excluding credit margin.

     Loans and advances to significant associated companies were as follows:

CHF MILLION                                                   31.12.1999
-----------                                                   -----------
Loans and advances at the beginning of the year.............      165
Additions...................................................       42
Reductions..................................................     (145)
                                                                 ----
LOANS AND ADVANCES AT THE END OF THE YEAR...................       62
                                                                 ====

     Note 39 provides a list of significant associates.

NOTE 38 POST BALANCE SHEET EVENTS

     There have been no material post-balance sheet events which would require disclosure or adjustment to the December 1999 financial statements except as follows: at the annual general meeting of shareholders held on 18 April 2000, a two-for-one stock split was approved to be effective 8 May 2000. Accordingly, the share, per share, stock options and exercise price information have been adjusted to retroactively reflect the stock split.

NOTE 39 SIGNIFICANT SUBSIDIARIES AND ASSOCIATES

    Significant Subsidiaries

                                                                                       EQUITY
                                                                        SHARE         INTEREST
                                          REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                     OFFICE       DIVISION    IN MILLIONS        IN %
-------                                  ------------    --------    ------------    -----------
Armand von Ernst & Cie AG                Bern               PB(1)         CHF 5.0        100.0
Aventic AG                               Zurich            PCC(2)        CHF 30.0        100.0
Bank Ehinger & Cie AG                    Basel              PB            CHF 6.0        100.0
BDL Banco di Lugano                      Lugano             PB           CHF 50.0        100.0
Brinson Partners Inc.                    Chicago            AM(3)          USD --        100.0
Brunswick Warburg Limited                Georgetown         WA(4)        USD 50.0         50.0
Cantrade Privatbank AG                   Zurich             PB           CHF 10.0        100.0
Cantrade Private Bank Switzerland (CI)
  Ltd                                    St Helier          PB            GBP 0.7        100.0
Credit Industriel SA                     Zurich            CAP(5)        CHF 10.0        100.0
EIBA "Eidgenossische Bank"               Zurich            CAP           CHF 14.0        100.0
Factors AG                               Zurich            PCC            CHF 5.0        100.0
Ferrier Lullin & Cie SA                  Geneva             PB           CHF 30.0        100.0
Global Asset Management Ltd              Hamilton           AM            USD 2.0        100.0
HYPOSWISS, Schweizerische Hypotheken-
  und Handelsbank                        Zurich             PB           CHF 26.0        100.0
IL Immobilien-Leasing AG                 Opfikon           PCC            CHF 5.0        100.0
Indelec Holding AG                       Basel             CAP           CHF 10.0        100.0

                                   UBS GROUP

                                                                                       EQUITY
                                                                        SHARE         INTEREST
                                          REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                     OFFICE       DIVISION    IN MILLIONS        IN %
-------                                  ------------    --------    ------------    -----------
Intrag                                   Zurich             PB           CHF 10.0        100.0
Klinik Hirslanden AG                     Zurich             CC(6)        CHF 22.5         91.2
NYRE Holding Corp                        Wilmington         WA          USD 102.9(7)     100.0
Phillips & Drew Fund Management Limited  London             AM             GBP --        100.0
Phillips & Drew Limited                  London             AM            GBP 8.0        100.0
PT Warburg Dillon Read Indonesia         Jakarta            WA        IDR 11000.0         85.0
SBC Equity Partners AG                   Opfikon           CAP           CHF 71.7        100.0
Schroder Munchmeyer Hengst AG            Hamburg            PB          DEM 100.0        100.0
SG Warburg & Co International BV         Amsterdam          WA          GBP 148.0(7)     100.0
SG Warburg Securities SA                 Geneva             WA           CHF 14.5        100.0
Solothurner Bank SoBa                    Solothurn         PCC           CHF 50.0        100.0
Systor AG                                Zurich            PCC            CHF 5.0        100.0
Thesaurus Continentale
  Effekten-Gesellschaft Zurich           Zurich            CAP           CHF 30.0        100.0
UBS Investment Management Pte Ltd        Singapore          WA            SGD 0.5         90.0
UBS (Bahamas) Ltd                        Nassau             PB            USD 4.0        100.0
UBS (Cayman Islands) Ltd                 Georgetown         PB            USD 5.6        100.0
UBS (France) SA                          Paris              WA           EUR 10.0        100.0
UBS (Italia) SpA                         Milan              PB        ITL 43000.0        100.0
UBS (Luxembourg) SA                      Luxembourg         PB          CHF 150.0        100.0
UBS (Monaco) SA                          Monte Carlo        PB            EUR 9.2        100.0
UBS (Panama) SA                          Panama             PB            USD 6.0        100.0
UBS (Sydney) Limited                     Sydney             WA           AUD 12.7        100.0
UBS (Trust and Banking) Ltd              Tokyo              PB        JPY 10500.0        100.0
UBS (USA), Inc.                          Delaware           WA          USD 763.3(7)     100.0
UBS Australia Holdings Ltd               Sydney             WA           AUD 11.7        100.0
UBS Australia Ltd                        Sydney             WA           AUD 15.0        100.0
UBS Bank (Canada)                        Toronto            PB           CAD 90.4(7)     100.0
UBS Beteiligungs-GmbH & Co KG            Frankfurt          WA          EUR 398.8        100.0
UBS Brinson Asset Management Co. Ltd     Tokyo              AM          JPY 800.0        100.0
UBS Brinson Inc.                         New York           AM           USD 72.7(7)     100.0
UBS Brinson Investment GmbH              Frankfurt          AM           DEM 10.0        100.0
UBS Brinson Limited                      London             AM            GBP 8.8        100.0
UBS Brinson Ltd                          Sydney             AM            AUD 8.0        100.0
UBS Brinson Pte Ltd                      Singapore          AM            SGD 4.0        100.0
UBS Brinson SA                           Paris              AM            EUR 0.8        100.0
UBS Capital AG                           Zurich            CAP            CHF 0.5        100.0

                                   UBS GROUP

                                                                                       EQUITY
                                                                        SHARE         INTEREST
                                          REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                     OFFICE       DIVISION    IN MILLIONS        IN %
-------                                  ------------    --------    ------------    -----------
UBS Capital Asia Pacific Ltd             Georgetown        CAP            USD 5.0        100.0
UBS Capital BV                           The Hague         CAP          EUR 104.1(7)     100.0
UBS Capital GmbH                         Frankfurt         CAP             EUR --        100.0
UBS Capital II LLC                       Delaware          CAP            USD 2.7        100.0
UBS Capital LLC                          New York          CAP           USD 18.6(7)     100.0
UBS Capital Partners Ltd                 London            CAP            GBP 6.7        100.0
UBS Capital S.p.A                        Milan             CAP        ITL 50000.0        100.0
UBS Card Center AG                       Glattbrugg        PCC           CHF 40.0        100.0
UBS Espana SA                            Madrid             PB           EUR 35.3        100.0
UBS Finance (Cayman Islands) Limited     Georgetown         CC            USD 0.5        100.0
UBS Finance (Curacao) NV                 Curacao            CC            USD 0.1        100.0
UBS Finance (Delaware) LLC               Wilmington         WA           USD 37.3(7)     100.0
UBS Finanzholding AG                     Zurich             CC           CHF 10.0        100.0
UBS Fund Holding (Luxembourg) SA         Luxembourg         PB           CHF 42.0        100.0
UBS Fund Holding (Switzerland) AG        Basel              PB           CHF 18.0        100.0
UBS Fund Management (Japan) Co. Ltd      Tokyo              PB         JPY 1000.0        100.0
UBS Fund Management (Switzerland) AG     Basel              PB            CHF 1.0        100.0
UBS Fund Services (Luxembourg) S.A.      Luxembourg         PB            CHF 2.5        100.0
UBS Futures & Options Limited            London             WA            GBP 2.0        100.0
UBS Immoleasing AG                       Zurich            PCC            CHF 3.0        100.0
UBS Inc.                                 New York           WA          USD 308.7(7)     100.0
UBS International Holdings BV            Amsterdam          CC            CHF 5.5        100.0
UBS Invest Kapitalanlagegesellschaft
  mbH                                    Frankfurt          PB            DEM 5.0         64.0
UBS Lease Finance LLC                    New York           WA           USD 16.7        100.0
UBS Leasing AG                           Brugg             PCC           CHF 10.0        100.0
UBS Limited                              London             WA           GBP 10.0        100.0
UBS Overseas Holding BV                  Amsterdam         CAP           EUR 18.1(7)     100.0
UBS Securities (Hong Kong) Ltd           Hong Kong          WA           HKD 20.0        100.0
UBS Securities Limited                   London             WA           GBP 10.0        100.0
UBS International Limited                London             WA           GBP 10.0        100.0
UBS Services (Japan) Ltd                 London             WA       JPY 41,358.5        100.0
UBS Services Limited                     London             WA             GBP --        100.0
UBS Trust (Canada)                       Toronto            PB           CAD 10.0        100.0
UBS UK Holding Ltd                       London             WA            GBP 5.0        100.0
UBS UK Limited                           London             WA          GBP 609.0        100.0
Warburg Dillon Read (Asia) Ltd           Hong Kong          WA           HKD 20.0        100.0

                                   UBS GROUP

                                                                                       EQUITY
                                                                        SHARE         INTEREST
                                          REGISTERED                   CAPITAL       ACCUMULATED
COMPANY                                     OFFICE       DIVISION    IN MILLIONS        IN %
-------                                  ------------    --------    ------------    -----------
Warburg Dillon Read (Australia)
  Corporation Pty Limited                Sydney             WA           AUD 50.4(7)     100.0
Warburg Dillon Read (Espana) SA          Madrid             WA            EUR 1.2        100.0
Warburg Dillon Read (France) SA          Paris              WA           EUR 22.9        100.0
Warburg Dillon Read (Hong Kong) Ltd      Hong Kong          WA           HKD 30.0        100.0
Warburg Dillon Read (Italia) S.I.M. SpA  Milan              WA            EUR 1.8        100.0
Warburg Dillon Read (Japan) Ltd          Georgetown         WA        JPY 30000.0         50.0
Warburg Dillon Read (Malaysia) Sdn. Bhd  Kuala Lumpur       WA            MYR 0.5        100.0
Warburg Dillon Read (Nederland) BV       Amsterdam          WA           EUR 10.9        100.0
Warburg Dillon Read AG                   Frankfurt          WA          EUR 155.7        100.0
Warburg Dillon Read Australia Ltd        Sydney             WA          AUD 571.5(7)     100.0
Warburg Dillon Read Derivatives Ltd      Hong Kong          WA           HKD 20.0        100.0
Warburg Dillon Read Futures Inc.         Chicago            WA           USD 14.3(7)     100.0
Warburg Dillon Read International
  Limited                                London             WA           GBP 18.0        100.0
Warburg Dillon Read LLC                  New York           WA          USD 535.0(7)     100.0
Warburg Dillon Read Pte. Ltd             Singapore          WA            SGD 3.0        100.0
Warburg Dillon Read Securities (Espana)
  SVB SA                                 Madrid             WA           EUR 13.4        100.0
Warburg Dillon Read Securities (India)
  Private Ltd                            Mumbai             WA            INR 0.4         75.0
Warburg Dillon Read Securities
  (Philippines) Inc                      Makati             WA          PHP 120.0        100.0
Warburg Dillon Read Securities (South
  Africa) (Pty) Ltd                      Sandton            WA           ZAR 22.0        100.0
Warburg Dillon Read Securities Co. Ltd   Bangkok            WA          THB 400.0        100.0
Warburg Dillon Read Securities Ltd       London             WA          GBP 140.0        100.0

---------------
(1) PB: UBS Private Banking.

(2) PCC: UBS Private and Corporate Clients.

(3) AM: UBS Asset Management.

(4) WA: UBS Warburg.

(5) CAP: UBS Capital.

(6) CC: Corporate Center.

(7) Share Capital + share premium.

                                   UBS GROUP

SIGNIFICANT ASSOCIATES

                                                               EQUITY     SHARE CAPITAL
COMPANY                                                       INTEREST     IN MILLIONS
-------                                                       --------    -------------
Giubergia Warburg SIM SpA, Milan............................    50.0%     ITL 29,000
Motor Columbus AG, Baden....................................    35.6%     CHF 253
National Versicherung AG, Basel.............................    28.4%     CHF 35
Telekurs Holding AG, Zurich.................................    33.3%     CHF 45
Swiss Financial Services Group AG, Zurich...................    30.7%     CHF 26

     None of the above investments carry voting rights that are significantly different from the proportion of shares held.

  Consolidated Companies: Changes in 1999

     New companies


          Global Asset Management Ltd., Hamilton
          Klinik Hirslanden AG, Zurich
          UBS Brinson Realty Investors LLC, Hartford
          (formerly Allegis Realty Investors LLC)
          UBS Capital AG, Zurich
          UBS Espana SA. Madrid
          UBS (France) SA, Paris
          UBS Trustees (Channel Island) Ltd., Jersey
          (formerly Bankamerica Trust Company)

     Deconsolidated companies

NAME                                                     REASON FOR DECONSOLIDATION
----                                                     --------------------------
UBS (East Asia) Ltd., Singapore                                 Deregistered
UBS Securities (Singapore) Pte Ltd., Singapore                  Deregistered

NOTE 40 SIGNIFICANT FOREIGN CURRENCY TRANSLATION RATES

     The following table shows the significant rates used to translate the financial statements of foreign entities into Swiss francs.

                                          SPOT RATE                                AVERAGE RATE
                            --------------------------------------    --------------------------------------
                            31.12.1999    31.12.1998    31.12.1997    31.12.1999    31.12.1998    31.12.1997
                            ----------    ----------    ----------    ----------    ----------    ----------
1 EUR.....................     1.61            --            --          1.60            --            --
1 GBP.....................     2.58          2.29          2.41          2.43          2.41          2.37
1 USD.....................     1.59          1.38          1.46          1.50          1.45          1.45
100 DEM...................    82.07         82.19         81.24         81.88         82.38         83.89
100 JPY...................     1.56          1.22          1.12          1.33          1.11          1.19

                                   UBS GROUP

NOTE 41 SWISS BANKING LAW REQUIREMENT

     The significant differences between International Accounting Standards
(IAS), which are the principles followed by the Group, and the accounting for banks under Swiss laws and regulations, are as follows:

  Securities borrowing and lending

     Under IAS, only the cash collateral delivered or received is recognized in the balance sheet. There is no recognition or derecognition for the securities received or delivered. The Swiss requirement is to recognize the securities received or delivered in the balance sheet along with any collateral in respect of those securities for which control is transferred.

  Treasury shares

     Treasury shares is the term used to describe the holding by an enterprise of its own equity instruments. In accordance with IAS, treasury shares are presented in the balance sheet as a deduction from equity. No gain or loss is recognized in the income statement on the sale, issuance, or cancellation of those shares. Consideration received is presented in the financial statement as a change in equity.

     Under Swiss requirements, treasury shares and derivatives on treasury shares would be carried in the balance sheet as financial investments with gains and losses on the sale, issuance, or cancellation of treasury shares reflected in the income statement.

  Extraordinary income and expense

     Under IAS, most items of income and expense arise in the course of ordinary business, and extraordinary items are expected to be rare. Under the Swiss requirements, income and expense not directly related with the core business activities of the enterprise (e.g., sale of fixed assets or bank premises) are recorded as extraordinary income or expense.

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
DIFFERENCES IN THE BALANCE SHEET
Securities borrowing and lending
  Assets
     Trading portfolio assets/Money market paper............    47,401        97,907
     Due from banks/customers...............................   273,093        40,915
  Liabilities
     Due to banks/customers.................................   375,080       185,855
     Trading portfolio liabilities..........................   (54,586)      (47,033)
Treasury shares
  Assets....................................................
     Trading portfolio assets...............................     4,561         3,409
     Positive replacement values............................       334           192
     Financial investments..................................     3,136         1,482

                                   UBS GROUP

FOR THE YEAR ENDED                                            31.12.1999    31.12.1998    31.12.1997
------------------                                            ----------    ----------    ----------
CHF MILLION
DIFFERENCES IN THE INCOME STATEMENT
Treasury shares.............................................       (36)          427          129
RECLASSIFICATION OF EXTRAORDINARY INCOME AND EXPENSE
Other income, including income from associates..............    (1,726)       (1,350)        (162)
General and administrative expenses.........................      (519)       (1,235)        (114)
DIFFERENCES IN THE SHAREHOLDERS' EQUITY
Treasury shares.............................................     7,543         5,025        1,982

NOTE 42 DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

42.1 VALUATION AND INCOME RECOGNITION DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements of the Group have been prepared in accordance with IAS. The principles of IAS differ in certain respects from United States Generally Accepted Accounting Principles ("U.S. GAAP").

     The following is a summary of the significant accounting and valuation differences between IAS and U.S. GAAP.

  a. Purchase accounting

     Under IAS, the Group accounted for the 1998 merger of Union Bank of Switzerland and Swiss Bank Corporation under the pooling of interests method. The balance sheets and income statements of the banks were combined and no adjustments to the carrying values of the assets and liabilities were made.

     Under U.S. GAAP, the business combination creating UBS AG is being accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. Under the purchase method, the cost of acquisition is measured at fair value and the acquirer's interests in identifiable tangible assets and liabilities of the acquiree are restated to fair values at the date of acquisition. Any excess consideration paid over the fair value of net tangible assets acquired is allocated, first to identifiable intangible assets based on their fair values, if determinable, with the remainder allocated to goodwill.

     Goodwill

     Under U.S. GAAP, goodwill and other intangible assets acquired are capitalized and amortized over the expected periods to be benefited with adjustments, if any, for impairment.

     For purposes of the U.S. GAAP reconciliation, the excess of the consideration paid for Swiss Bank Corporation over the fair value of the net tangible assets received has been recorded as goodwill and is being amortized on a straight line basis over a weighted average life of 13 years beginning 29 June 1998.

     In 1999, goodwill was reduced by CHF 118 million due to the recognition of deferred tax assets of Swiss Bank Corporation which had previously been subject to valuation reserves..

     Other purchase accounting adjustments

     Under U.S. GAAP, the results of operations of Swiss Bank Corporation would have been included in the Group's consolidated financial statements beginning 29 June 1998. For purposes of the U.S. GAAP reconciliation, Swiss Bank Corporation's Net profit for the six-month period ended 29 June 1998 has been

                                   UBS GROUP
excluded from the Group's Net profit. For purposes of the U.S. GAAP reconciliation, the restatement of Swiss Bank Corporation's net assets to fair value resulted in decreasing net tangible assets by CHF 1,077 million. This amount will be amortized over a period ranging from 2 years to 20 years depending upon the nature of the restatement.

  b. Harmonization of accounting policies

     The business combination noted above was accounted for under the pooling of interests method under IAS. Under the pooling of interests method of accounting, a single uniform set of accounting policies was adopted and applied to all periods presented. This resulted in a restatement of 1997 Shareholders' equity and Net loss.

     U.S. GAAP requires that accounting changes be accounted for in the income statement in the period the change is made. For purposes of the U.S. GAAP reconciliation the accounting policy harmonization recorded in 1997 was reversed because the business contribution noted above is being accounted for under the purchase method and the impact of the accounting changes was recorded in 1998.

     The income statement effects of this conforming adjustment was as follows:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Depreciation policies.......................................     (20)          (338)
Credit risk adjustments on derivatives......................       0           (193)
Policies for other real estate owned........................       0           (140)
Retirement benefit and equity participation plans...........       0            (47)
Settlement-risk adjustments on derivatives..................       0            (33)
                                                                 ---           ----
Total.......................................................     (20)          (751)
                                                                 ===           ====

  c. Restructuring provision

     Under IAS, restructuring provisions are recognized when a legal or constructive obligation has been incurred. In 1997, the Group recognized a CHF 7,000 million restructuring provision to cover personnel, information technology ("IT"), premises and other costs associated with combining and restructuring the merged Group. An additional CHF 300 million provision was recognized in the fourth quarter of 1999, reflecting the impact of increased precision in the estimation of certain leased and owned property costs.

     Under U.S. GAAP, restructuring provisions for business combinations are not recognized prior to the consummation date of the business combination. Also, the criteria for establishing liabilities of this nature are more stringent than under IAS. Established restructuring provisions are required to be periodically reviewed for appropriateness and revised if necessary.

     For purposes of the U.S. GAAP reconciliation, the aggregate CHF 7,300 million restructuring provision was reversed. As a result of the business combination with Swiss Bank Corporation, and the decision to combine and streamline certain activities of the banks for the purpose of reducing costs and improving efficiencies, Union Bank of Switzerland recognized a restructuring provision of CHF 1,575 million during 1998 for purposes of the U.S. GAAP reconciliation. CHF 759 million of this provision related to estimated costs for restructuring the operations and activities of Swiss Bank Corporation and such amount was recorded as a liability of the acquired business. The remaining CHF 816 million of estimated costs were charged to restructuring expense during 1998. A CHF 600 million adjustment to the restructuring provision was recognized in 1999 for purposes of the U.S. GAAP reconciliation. The reserve is expected to be substantially exhausted by the end of 2001.

                                   UBS GROUP

     The restructuring provision initially included CHF 756 million for employee termination benefits, CHF 332 million for the closure and write downs of owned and leased premises, and CHF 487 million for professional fees, IT costs, miscellaneous transfer taxes and statutory fees.

     The usage of the U.S. GAAP restructuring provision was as follows:

                                      1998       1998      BALANCE      1999       1999        BALANCE
                                    PROVISION    USAGE    31.12.1998    USAGE    PROVISION    31.12.1999
CHF MILLION                         ---------    -----    ----------    -----    ---------    ----------
Personnel.........................     756       (374)        382       (254)       553           681
Premises..........................     332        (27)        305       (244)       179           240
IT................................      93        (68)         25         (5)         7            27
Other.............................     394        (81)        313        (45)      (139)          129
                                      ----       ----       -----       ----       ----         -----
Total.............................   1,575       (550)      1,025       (548)       600         1,077
                                      ====       ====       =====       ====       ====         =====

     Additionally, for purposes of the U.S. GAAP reconciliation, CHF 150 million and CHF 273 million of restructuring costs were expensed as incurred in 1999 and 1998, respectively.

  d. Derivatives instruments held or issued for non-trading purposes

     Under IAS, the Group recognizes transactions in derivative instruments hedging non-trading positions in the income statement using the accrual or deferral method, which is generally the same accounting as the underlying item being hedged.

     U.S. GAAP requires that derivatives be reported at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment (accrual or deferral method).

     The Group is not required to comply with all of the criteria necessary to obtain hedge accounting treatment under U.S. GAAP. Accordingly, for purposes of the U.S. GAAP reconciliation, derivative instruments held or issued for non-trading purposes that did not meet U.S. GAAP hedging criteria have been carried at fair value with changes in fair value recognized as adjustments to net trading income.

  e. Own shares and derivatives on own shares -- trading

     As of 1 January 2000, upon adoption of SIC 16 "Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)" for IAS, all own shares are treated as treasury shares and reduce total shareholders' equity. This applies also to the number of shares outstanding. Derivatives on own shares are classified as assets, liabilities or in shareholders' equity depending upon the manner of settlement. As a result of this adoption, there is no difference between IAS and U.S. GAAP. For 1999 and 1998, figures have been retroactively restated (see Note 1(t)).

  f. Financial investments

     Under IAS, financial investments are classified as either current investments or long-term investments. The Group considers current financial investments to be held for sale and carried at lower of cost or market value. The Group accounts for long-term financial investments at cost, less any permanent impairments.

     Under U.S. GAAP, investments are classified as either held to maturity (essentially debt securities) which are carried at amortized cost or available for sale (debt and marketable equity securities), which are carried at fair value with changes in fair value recorded as a separate component of shareholders' equity. Realized gains and losses are recognized in net profit in the period sold.

                                   UBS GROUP

     For purposes of the U.S. GAAP reconciliation, amounts reflected in Other income for the changes in market values of held for sale investments are reclassified as a component of Shareholders' equity. Held to maturity investments that do not meet U.S. GAAP criteria are reclassified to the available for sale category. Unrealized gains or unrealized losses relating to these investments are recorded as a component of Shareholders' equity.

  g. Retirement benefit plans

     Under IAS, the Group has recorded pension expense based on a specific method of actuarial valuation of projected plan liabilities for accrued service including future expected salary increases and expected return on plan assets. Plan assets are held in a separate trust to satisfy plan liabilities. Plan assets are recorded at fair value. The recognition of a prepaid asset on the books of the Group is subject to certain limitations. These limitations generally cause amounts recognized as expense to equal amounts funded in the same period. Any amount not recognized as a prepaid asset and the corresponding impact on pension expense has been disclosed in the financial statements.

     Under U.S. GAAP, pension expense, generally, is based on the same method of valuation of liabilities and assets as under IAS. Differences in the levels of expense and liabilities (or prepaid assets) exist due to the different transition date rules and the stricter provisions as well as industry practice under IAS for recognition of a prepaid asset.

     As a result of the merger of the benefit plans of Union Bank of Switzerland and Swiss Bank Corporation, there was a one time increase of the vested plan benefits for the beneficiaries of such plans. This had the effect of increasing the defined benefit obligation at this date by CHF 3,020 million. Under IAS this resulted in a one time charge to income which was offset by the recognition of assets (previously unrecognized due to certain limitations under IAS).

     Under U.S. GAAP, in a business combination that is accounted for under the purchase method, the assignment of the purchase price to individual assets acquired and liabilities assumed must include a liability for the projected plan liabilities in excess of plan assets or an asset for plan assets in excess of the projected plan liabilities, thereby recognizing any previously existing unrecognized net gains or losses, unrecognized prior service cost, or unrecognized net liabilities or assets.

     For purposes of the U.S. GAAP reconciliation, the Group recorded a prepaid asset for the Union Bank of Switzerland plans as of 1 January 1998. Swiss Bank Corporation recorded a purchase price adjustment to recognize its prepaid asset at 29 June 1998. The recognition of these assets impacts the pension expense recorded under U.S. GAAP versus IAS. The pension expense for the year ended 31 December 1999 is also impacted by the different treatment of the merger of the plans under IAS versus U.S. GAAP. The assets recognized under IAS (which had been previously unrecognized due to certain limitations under IAS) were already recognized under U.S. GAAP due to the absence of such limitations under U.S. GAAP.

  h. Other employee benefits

     Under IAS, the Group has recorded expenses and liabilities for post-retirement benefits determined under a methodology similar to that described above under retirement benefit plans.

     Under U.S. GAAP, expenses and liabilities for post-retirement benefits would be determined under a similar methodology as under IAS. Differences in the levels of expenses and liabilities have occurred due to different transition date rules and the treatment of the merger of Union Bank of Switzerland and Swiss Bank Corporation under the purchase method.

                                   UBS GROUP

  i. Equity participation plans

     IAS does not specifically address the recognition and measurement requirements for equity participation plans.

     U.S. GAAP permits the recognition of compensation cost on the grant date for the estimated fair value of equity instruments issued (Statement of Financial Accounting Standard ("SFAS") No. 123) or based on the intrinsic value of equity instruments issued (APB No. 25), with the disclosure of the pro forma effects of equity participation plans on net profit and earnings per share, as if the fair value had been recorded on the grant date. The Group recognized only intrinsic values at the grant date with subsequent changes in value not recognized.

     For purposes of the U.S. GAAP reconciliation, certain of the Group's option awards have been determined to be variable, primarily because they may be settled in cash or the Group has offered to hedge their value. Additional compensation expense from these options awards for the years ended 31 December 1999 and 31 December 1998 is CHF 41 million and CHF 1 million, respectively. In addition, certain of the Group's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation. The effect of recording these asset and liabilities is a debit to expense of CHF 8 million and CHF nil for the years ended 31 December 1999 and 31 December 1998, respectively.

  j. Software capitalization

     Costs associated with the acquisition or development of internal use software are recorded as Operating expenses as incurred by the Group.

     Under U.S. GAAP, effective 1 January 1999, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the Income statement over estimated lives.

     For purposes of the U.S. GAAP reconciliation, costs associated with the acquisition or development of internal use software that meet U.S. GAAP software capitalization criteria have been reversed from Operating expenses and amortized over a period of 2 years.

  k. Credit loss expense

     The allowance for credit losses provides for risks of losses inherent in the credit extension process. Counterparties are individually rated and continuously reviewed and analyzed. The allowance is adjusted for impairments identified on a loan-by-loan basis. If there are indications that there are significant probable losses in the portfolio that have not specifically been identified allowances would also be provided for on a portfolio basis. As described in Note 1(j), "Loans and allowance for credit losses," the allowance for credit losses has three components: counterparty-specific, country-specific, and specific reserve pools.

     Specific reserve pools were established in 1996 to absorb losses not specifically identified at that time but which experience indicated were present in the portfolio. These pools have been applied to specific loans based on the analysis of individual credit exposures. The utilization of the unallocated specific reserve pools was periodically reviewed by the Group. At 31 December 1999 there were no specific reserve pools and none were required.

     Under U.S. GAAP, the allowance for loan losses also is an accounting estimate of credit losses inherent in a company's loan portfolio that have been incurred as of the balance-sheet date. The practice of using a procedural discipline in determining all components of the allowance for loan losses to be reported is followed under U.S. GAAP. The Group's evaluation of the specific reserve pools at

                                   UBS GROUP

30 September 1999 did not follow a procedural discipline and therefore is not in full compliance with U.S. GAAP. An adjustment to the U.S. GAAP reconciliation was made at 30 September 1999 but not required at 31 December 1999.

  l. Recently issued US accounting standards

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the US Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended, is required to be adopted for financial statements as of 1 January 2001. The standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. While the specific impact on earnings and financial position of SFAS No. 133 has not been determined, the activities that will be most affected by the new Standard have been identified. Specifically, UBS Warburg and Corporate Center use derivatives to hedge loans, deposits, and issuance of debt, primarily to hedge interest rate risk. The Group's lending activities use credit derivatives to hedge credit risk, and to a lesser extent, use other derivatives to hedge interest rate risk. Management is currently evaluating the impact of SFAS No. 133 on the Group's hedging strategies. The actual assessment of the impact on the Group's earnings and financial position will be based on the 1 January 2001 positions in accordance with the Standard.

42.2 RECONCILIATION OF IAS SHAREHOLDERS' EQUITY AND NET PROFIT/(LOSS) TO U.S.
GAAP

                                                      SHAREHOLDERS' EQUITY        NET PROFIT/(LOSS)}
                                                     -----------------------   ------------------------
                                                     31.12.1999   31.12.1998   31.12.1999    31.12.1998
CHF MILLION                                          ----------   ----------   ----------    ----------
AMOUNTS DETERMINED IN ACCORDANCE WITH IAS:.........    30,608       28,794        6,153         2,972
Adjustments in respect of:
  a. SBC purchase accounting:
     Goodwill......................................    19,765       21,612       (1,729)         (864)
     Other purchase accounting adjustments.........      (858)        (895)          37        (2,415)
  b. Harmonization of accounting policies..........         0           20          (20)         (751)
  c. Restructuring provision.......................       350        1,948       (1,598)       (3,982)
  d. Derivative instruments held or issued for
     non-trading purposes..........................       507        1,052         (545)         (405)
  f. Financial investments.........................        52          108           36            23
  g. Retirement benefit plans......................     1,839        1,858          (19)           88
  h. Other employee benefits.......................       (24)         (26)           2           (20)
  i. Equity participation plans....................      (113)         (40)         (47)           (1)
  j. Software capitalization.......................       389            0          389             0
  k. Credit loss expense...........................         0            0            0             0
  l. Tax adjustments...............................      (682)         330          178         1,690
                                                       ------       ------       ------        ------
Total adjustments..................................    21,225       25,967       (3,316)       (6,637)
                                                       ------       ------       ------        ------
AMOUNTS DETERMINED IN ACCORDANCE WITH U.S. GAAP:...    51,833       54,761        2,837        (3,665)
                                                       ======       ======       ======        ======

                                   UBS GROUP

42.3 EARNINGS PER SHARE

     Under IAS and U.S. GAAP, basic earnings per share ("EPS") is computed by dividing income available to common shareholders' by the weighted average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

     The computation of basic and diluted EPS for the years ended 31 December 1999 and 31 December 1998 are presented in the following table:

                                                              31.12.1999      31.12.1998
                                                              -----------    ------------
Net profit/(loss) available for ordinary shares (CHF
  million):
  IAS.......................................................        6,153           2,972
  U.S. GAAP.................................................        2,837          (3,665)
Weighted average shares outstanding:
  IAS.......................................................  404,742,482     405,222,295
  U.S. GAAP.................................................  404,742,482     414,609,886
Diluted weighted average shares outstanding:
  IAS.......................................................  408,375,152     412,881,041
  U.S. GAAP.................................................  408,375,152     414,609,886
Basic earnings/(loss) per share (CHF):
  IAS.......................................................        15.20            7.33
  U.S. GAAP.................................................         7.01           (8.84)
Diluted earnings/(loss) per share (CHF):
  IAS.......................................................        15.07            7.20
  U.S. GAAP.................................................         6.95          (8.84)

     The following are adjustments to the calculation of weighted average outstanding common shares which result from valuation and presentation differences between IAS and U.S. GAAP:

WEIGHTED AVERAGE SHARES OUTSTANDING:                          31.12.1999     31.12.1998
------------------------------------                          -----------    -----------
Basic weighted-average ordinary shares (IAS)................  404,742,482    405,222,295
  add: Treasury shares adjustments..........................            0      9,387,591(2)
                                                              -----------    -----------
Basic weighted-average ordinary shares (U.S. GAAP)..........  404,742,482    414,609,886
                                                              -----------    -----------
Diluted weighted-average ordinary shares (IAS)..............  408,375,152              0(1)
                                                              -----------    -----------
Diluted weighted-average ordinary shares (U.S. GAAP)........  408,375,152    414,609,886
                                                              -----------    -----------

---------------
(1) No potential ordinary shares may be included in the computation of any diluted per-share amount when a loss from continuing operations exists.

(2) This adjustment is due to the difference in weighted average shares calculated under purchase accounting for U.S. GAAP versus the pooling method under IAS for the Union Bank of Switzerland merger with Swiss Bank Corporation on 29 June 1998. There is otherwise no difference between IAS and U.S. GAAP for the calculation of weighted average shares for EPS.

                                   UBS GROUP

42.4 PRESENTATION DIFFERENCES BETWEEN IAS AND U.S. GAAP

     In addition to the differences in valuation and income recognition, other differences, essentially related to presentation, exist between IAS and U.S. GAAP. Although these differences do not cause differences between IAS and U.S. GAAP reported shareholders' equity and net profit, it may be useful to understand them to interpret the financial statements presented in accordance with U.S. GAAP. The following is a summary of presentation differences that relate to the basic IAS financial statements.

  1. Purchase accounting

     As described in Note 42.1, under U.S. GAAP the business combination creating UBS AG was accounted for under the purchase method with Union Bank of Switzerland being considered the accounting acquirer. In the U.S. GAAP Condensed Consolidated Balance Sheet, the assets and liabilities of Swiss Bank Corporation have been restated to fair value at the date of acquisition (29 June 1998). In addition, the following table presents summarized financial results of SBC for the period from 1 January to 29 June 1998 which, under U.S. GAAP, would be excluded from the U.S. GAAP condensed consolidated Income statement for the year ended 31 December 1998:

OPERATING INCOME
Interest income.............................................  8,205
Less: interest expense......................................  6,630
                                                              -----
Net interest income.........................................  1,575
Less: Credit loss expense...................................    164
                                                              -----
Total.......................................................  1,411
                                                              -----
Net fee and commission income...............................  3,701
Net trading income..........................................  2,135
Income from disposal of associates and subsidiaries.........  1,035
Other income................................................    364
                                                              -----
Total.......................................................  8,646
                                                              -----
OPERATING EXPENSES
Personnel...................................................  3,128
General and administrative..................................  1,842
Depreciation and amortization...............................    511
                                                              -----
Total.......................................................  5,481
                                                              -----
OPERATING PROFIT BEFORE TAXES AND MINORITY INTERESTS........  3,165
                                                              -----
Tax expense.................................................    552
                                                              -----
PROFIT......................................................  2,613
                                                              -----
Less: Minority interests....................................     (1)
                                                              -----
NET PROFIT..................................................  2,614
                                                              =====

  2. Settlement date vs. trade date accounting

     The Group's transactions from securities activities are recorded on the settlement date for balance sheet and on the trade date for income statement purposes. This results in recording an off-balance sheet forward transaction during the period between the trade date and the settlement date. Forward positions

                                   UBS GROUP
relating to trading activities are revalued to fair value and any unrealized profits and losses are recognized in Net profit.

     Under U.S. GAAP, trade date accounting is required for purchases and sales of securities. For purposes of U.S. GAAP presentation, all purchases and sales of securities previously recorded on settlement date have been recorded as of trade date for balance sheet purposes. Trade date accounting has resulted in receivables and payables to broker-dealers and clearing organizations recorded in Other assets and Other liabilities.

  3. Repurchase, resale and securities lending transactions

     Under IAS, the Group's repurchase agreements and securities borrowed are accounted for as collateralized borrowings. Reverse repurchase agreements and securities lending are accounted for as collateralized lending transactions. Cash collateral is reported on the balance sheet at amounts equal to the collateral advanced or received.

     Under U.S. GAAP, securities lending and repurchase transactions are also generally accounted for as collateralized borrowing and lending transactions. However, certain such transactions may be deemed sale or purchase transactions under specific circumstances. Additionally, under U.S. GAAP, the Group is required to recognize securities collateral controlled and an offsetting obligation to return such securities collateral on certain financing transactions, when specific control conditions exist.

     For purposes of U.S. GAAP presentation, securities collateral recognized under financing transactions is reflected in Due from banks or Due from customers, depending on the counterparty. The related obligation to return the securities collateral is reflected in the Balance sheet in Due to banks or Due to customers, as appropriate.

  4. Financial investments

     Under IAS, the Group's private equity investments, real estate held for sale and non-marketable equity financial investments have been included in Financial investments.

     Under U.S. GAAP, private equity investments, real estate held for sale and non-marketable financial investments generally are reported in Other assets or reported as a separate caption in the Balance sheet.

     For purposes of U.S. GAAP presentation, private equity investments are reported as a separate caption in the Balance sheet and real estate held for sale and non-marketable equity financial investments are reported in Other assets.

  5. Net trading income

     The Group has implemented a change in accounting policy for interest and dividend income and expenses on trading related assets and liabilities (see Note 1(t)). For the years ended 31 December 1999 and 31 December 1998, figures have been retroactively restated. As a result of this change, there is no longer a difference between IAS and U.S. GAAP.

  6. Equity participation plans

     Certain of the Group's equity participation plans provide for deferral of the awards, and the instruments are held in trusts for the participants. Certain of these trusts are recorded on the Group's balance sheet for U.S. GAAP presentation, the effect of which is to increase assets by CHF 655 million and CHF 197 million, liabilities by CHF 717 million and CHF 236 million, and decrease shareholders' equity by CHF 62 million and CHF 39 million (for UBS AG shares held by the trusts which are treated as treasury shares) at 31 December 1999 and 31 December 1998, respectively.

                                   UBS GROUP

  7. Own bonds -- trading

     Under IAS, the Group's own bonds held for trading are carried at fair value similar to other trading assets and liabilities. Changes in fair value and interest on own bonds held for trading are recognized as Net trading income

     Under U.S. GAAP, all own bonds are treated as Long-term debt and a reduction to the amount of own bonds outstanding.

     For purposes of U.S. GAAP presentation, own bond positions included in the Trading portfolio and Trading portfolio liabilities have been reclassified to Long-term debt.

42.5 CONSOLIDATED INCOME STATEMENT

     The following is a Consolidated Income Statement of the Group, for the years ended 31 December 1999 and 31 December 1998, restated to reflect the impact of valuation and income recognition differences and presentation differences between IAS and U.S. GAAP.

                                                               31.12.1999           31.12.1998
                                                            -----------------    -----------------
CHF MILLION                                                 US GAAP     IAS      US GAAP     IAS
-----------                               REFERENCE         -------    ------    -------    ------
OPERATING INCOME
Interest income....................                 a, 1    35,404     35,604    29,136     37,442
Less: interest expense.............                 a, 1    29,660     29,695    25,773     32,424
                                                            ------     ------    ------     ------
Net interest income................                          5,744      5,909     3,363      5,018
Less: Credit loss expense..........                    1       956        956       787        951
                                                            ------     ------    ------     ------
Total..............................                          4,788      4,953     2,576      4,067
                                                            ------     ------    ------     ------
Net fee and commission income......                    1    12,607     12,607     8,925     12,626
Net trading income.................           b, c, d, 1     7,174      7,719       455      3,313
Net gains from disposal of
  associates and subsidiaries......                    1     1,821      1,821        84      1,119
Other income.......................              b, f, 1     1,361      1,325       641      1,122
                                                            ------     ------    ------     ------
Total..............................                         27,751     28,425    12,681     22,247
                                                            ------     ------    ------     ------
OPERATING EXPENSES
Personnel..........................  b, c, g, h, i, j, 1    12,483     12,577     7,938      9,816
General and administrative.........           a, c, j, 1     6,664      6,098     6,259      6,735
Depreciation and amortization......           a, b, j, 1     3,454      1,857     2,403      1,825
Restructuring costs................                    c       750          0     1,089          0
                                                            ------     ------    ------     ------
Total..............................                         23,351     20,532    17,689     18,376
                                                            ------     ------    ------     ------
OPERATING PROFIT/(LOSS) BEFORE TAX
  AND MINORITY INTERESTS...........                          4,400      7,893    (5,008)     3,871
                                                            ------     ------    ------     ------
Tax expense/(benefit)..............                    1     1,509      1,686    (1,339)       904
                                                            ------     ------    ------     ------
NET PROFIT/(LOSS) BEFORE MINORITY
  INTERESTS........................                          2,891      6,207    (3,669)     2,967
                                                            ------     ------    ------     ------
Minority interests.................                    1       (54)       (54)        4          5
                                                            ------     ------    ------     ------
NET PROFIT/(LOSS)..................                          2,837      6,153    (3,665)     2,972
                                                            ======     ======    ======     ======

---------------
NOTE: References above coincide with the discussions in Note 42.1 and Note 42.4.
      These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

                                   UBS GROUP

42.6 CONDENSED CONSOLIDATED BALANCE SHEET

     The following is a Condensed Consolidated Balance Sheet of the Group, as of 31 December 1999 and 31 December 1998, restated to reflect the impact of valuation and income recognition principles and presentation differences between IAS and U.S. GAAP.

                                                                    31.12.1999            31.12.1998
                                                                -------------------   -------------------
CHF MILLION                                                     U.S. GAAP     IAS     U.S. GAAP     IAS
-----------                                  REFERENCE          ---------   -------   ---------   -------
ASSETS
Cash and balances with central
  banks..............................                              5,073      5,073      3,267      3,267
Money market paper...................                             69,717     69,717     18,390     18,390
Due from banks.......................                    3, a     50,103     29,907    103,158     68,495
Cash collateral on securities
  borrowed...........................                            113,162    113,162     91,695     91,695
Reverse repurchase agreements........                            132,474    132,474    141,285    141,285
Trading portfolio assets.............              b, 2, 3, 7    189,504    212,440    161,440    159,179
Positive replacement values..........                       2     64,035     64,698     90,520     90,511
Loans, net of allowance for credit
  losses.............................                    3, a    235,714    234,858    254,750    247,926
Financial investments................                 b, f, 4      2,378      7,039      2,962      6,914
Accrued income and prepaid
  expenses...........................                              5,167      5,167      6,627      6,627
Investments in associates............                              1,102      1,102      2,805      2,805
Property and equipment...............                 a, b, j      9,655      8,701     10,523      9,886
Intangible assets and goodwill.......                       a     21,428      3,543     21,707      2,210
Private equity investments...........                       4      3,001          0      1,759          0
Other assets.........................        b, d, g, h, 4, 6     18,717     11,007     29,398     12,092
                                                                 -------    -------   ---------   -------
TOTAL ASSETS.........................                            921,230    898,888    940,286    861,282
                                                                 =======    =======   =========   =======
LIABILITIES
Money market paper issued............                             64,655     64,655     51,528     51,527
Due to banks.........................                       3     90,112     76,365    114,903     85,716
Cash collateral on securities lent...                       3     12,832     12,832     19,127     19,171
Repurchase agreements................                       3    173,840    196,914    136,824    137,617
Trading portfolio liabilities........                   2,3,7     52,606     54,586     51,600     47,033
Negative replacement values..........                       2     95,004     95,786    125,857    125,847
Due to customers.....................                     3,a    291,595    279,960    282,543    274,850
Accrued expenses and deferred
  income.............................                             12,040     12,040     11,232     11,232
Long-term debt.......................                    a, 7     56,049     56,332     50,445     50,783
Other liabilities....................  a, b, c, d, f, i, 2, 3     20,230     18,376     40,476     27,722
                                                                 -------    -------   ---------   -------
TOTAL LIABILITIES....................                            868,963    867,846    884,535    831,498
                                                                 -------    -------   ---------   -------
MINORITY INTERESTS...................                                434        434        990        990
                                                                 -------    -------   ---------   -------
TOTAL SHAREHOLDERS' EQUITY...........                             51,833     30,608     54,761     28,794
                                                                 -------    -------   ---------   -------
TOTAL LIABILITIES, MINORITY INTERESTS
  AND SHAREHOLDERS' EQUITY...........                            921,230    898,888    940,286    861,282
                                                                 =======    =======   =========   =======

---------------
NOTE: References above coincide with the discussions in Note 42.1 and Note 42.4.
      These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

                                   UBS GROUP

42.7 COMPREHENSIVE INCOME

     Comprehensive income is defined as the change in Shareholders' equity excluding transactions with shareholders. Comprehensive income has two major components: Net profit, as reported in the income statement, and Other comprehensive income. Other comprehensive income includes such items as foreign currency translation and unrealized gains in available-for-sale securities. The components and accumulated other comprehensive income amounts for the years ended 31 December 1999 and 31 December 1998 are as follows:

                                                            UNREALIZED         ACCUMULATED
                                           FOREIGN           GAINS IN             OTHER
                                          CURRENCY      AVAILABLE-FOR-SALE    COMPREHENSIVE    COMPREHENSIVE
CHF MILLION                              TRANSLATION        SECURITIES           INCOME           INCOME
-----------                              -----------    ------------------    -------------    -------------
Balance, 1 January 1998................     (111)                47                (64)
Net loss...............................                                                           (3,665)
Other comprehensive income
  Foreign currency translation.........     (345)                                 (345)
  Unrealized gains, arising during the
     year, net of CHF 89 million tax...                         267                267
  Less: Reclassification adjustment for
        gains realized in net profit,
        net of CHF 76 million tax......                        (229)              (229)             (307)
                                                                                                  ------
Comprehensive loss.....................                                                           (3,972)
                                            ----               ----               ----            ------
Balance, 31 December 1998..............     (456)                85               (371)
                                            ----               ----               ----
NET PROFIT.............................                                                            2,837
OTHER COMPREHENSIVE INCOME
  FOREIGN CURRENCY TRANSLATION.........       14                                    14
  UNREALIZED GAINS, ARISING DURING THE
     YEAR, NET OF CHF 18 MILLION TAX...                          74                 74
  LESS: RECLASSIFICATION ADJUSTMENT FOR
        GAINS REALIZED IN NET PROFIT,
        NET OF CHF 40 MILLION TAX......                        (143)              (143)              (55)
                                                                                                  ------
COMPREHENSIVE INCOME...................                                                            2,782
                                            ----               ----               ----            ------
BALANCE, 31 DECEMBER 1999..............     (442)                16               (426)
                                            ----               ----               ----

NOTE 43 ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

     In addition to the differences in valuation and income recognition and presentation, disclosure differences exist between IAS and U.S. GAAP. The following are additional U.S. GAAP disclosures that relate to the basic financial statements.

43.1 BUSINESS COMBINATIONS

     On 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation consummated a merger of the banks, resulting in the formation of UBS. New shares totaling 428,746,982 were issued exclusively for the exchange of the existing shares of Union Bank of Switzerland and Swiss Bank Corporation. Under the terms of the merger agreement, Union Bank of Switzerland shareholders received 5 registered shares for each bearer share held and 1 registered share for each registered share held, totaling 257,500,000 shares of UBS AG. Swiss Bank Corporation shareholders received 1 1/13 registered shares of the Group for each Swiss Bank Corporation registered share held, totaling 171,246,982 shares. The combined share capital

                                   UBS GROUP
amounted to CHF 5,754 million. As a result of the exchange of shares, CHF 1,467 million were transferred from share capital to the share premium account. The merger was accounted under the pooling of interests method and, accordingly, the information included in the financial statements presents the combined results of Union Bank of Switzerland and Swiss Bank Corporation as if the merger had been in effect for all periods presented.

     Summarized results of operations of the separate companies for the period from 1 January 1998 through 29 June 1998, the date of combination, are as follows:

CHF MILLION                                 UNION BANK OF SWITZERLAND    SWISS BANK CORPORATION
-----------                                 -------------------------    ----------------------
Total operating income....................            5,702                      8,646
Net profit................................              739                      2,614

     As a result of the merger, the Group harmonized its accounting policies that have then been retrospectively applied for the restatement of comparative information and opening retained earnings at 1 January 1997. As a result, adjustments were required for the accounting for treasury shares, netting of balance sheet items, repurchase agreements, depreciation, and employee share plans.

     Summarized results of operations of the separate companies for the year ended 31 December 1997 are as follows:

CHF MILLION                                               TOTAL OPERATING INCOME    NET LOSS
-----------                                               ----------------------    --------
Union Bank of Switzerland...............................          13,114              (129)
Swiss Bank Corporation..................................          13,026              (248)
                                                                  ------              ----
Total as previously reported............................          26,140              (377)
Impact of accounting policy harmonization...............          (1,260)             (290)
                                                                  ------              ----
Consolidated............................................          24,880              (667)

     Prior to 29 June 1998, Union Bank of Switzerland and Swiss Bank Corporation entered into certain transactions with each other in the normal course of business. These intercompany transactions have been eliminated in the accompanying financial statements.

43.2 RESTRUCTURING PROVISION

     See Note 24 for information on the restructuring provision.

     At the time of the merger announcement in December 1997, it was announced that the merged bank's operations in various locations would be combined, resulting in vacant properties, reductions in personnel, elimination of redundancies in the IT platforms, exit costs and other costs. As a result, restructuring provisions of CHF 7,300 million (of which CHF 7,000 million was recognized as a restructuring expense in 1997 and CHF 300 million was recognized as a component of general and administrative expense in the fourth quarter of
1999) were established, to be used over a period of four years. At 31 December 1999, the Group had utilized CHF 5,871 million of the provisions.

     The restructuring provisions, included CHF 3,000 million for employee termination benefits, CHF 1,500 million for sale and lease breakage costs associated with the closure of premises, CHF 1,650 for IT integration projects and write-offs of equipment which management had committed to dispose of; and CHF 1,150 million for other costs, including professional fees, miscellaneous transfer taxes and statutory fees. For income statement purposes, these costs would normally be classified as personnel expense, general and administrative expense or other income.

                                   UBS GROUP

                                                       UTILIZATION THROUGH 31 DECEMBER 1999
                                                 ------------------------------------------------
                  CHF MILLION                    PERSONNEL     IT      PREMISES    OTHER    TOTAL
                  -----------                    ---------    -----    --------    -----    -----
UBS Switzerland................................      300      1,054      180         203    1,737
  Private and Corporate Clients................      205        929      176         201    1,511
  Private Banking..............................       95        125        4           2      226
UBS Asset Management...........................       25          9        0           3       37
UBS Warburg....................................    1,983        373        1         414    2,771
Corporate Center...............................       94          3      759         470    1,326
                                                   -----      -----      ---       -----    -----
GROUP TOTAL....................................    2,402      1,439      940       1,090    5,871
                                                   =====      =====      ===       =====    =====

                                                                                          31.12.99
                                                                                          --------
Restructuring provision as of 31.12.1997.....                                                7,000
Additional provision in 1999.................                                                  300
Used in 1998.................................                                                4,027
Used in 1999.................................                                                1,844
                                                                                          --------
Total used through 31.12.1999................                                                5,871
                                                                                          --------
RESTRUCTURING PROVISION REMAINING............                                                1,429
                                                                                          ========

     The employee terminations affected all functional levels and all operating divisions within the Group. The CHF 2,000 million portion of the provision related to employee severance and early retirement costs reflects the costs of eliminating approximately 7,800 positions, after considering attrition and redeployment within the Company. CHF 1,000 million of the provision relates to payments to maintain stability in the workforce during the integration period. As of 31 December 1999, approximately 5,700 employees had been severed or early retired and the remaining personnel restructuring reserve balance was CHF 598 million.

43.3 Segment Reporting

     See Note 2 and Note 3 for segment reporting information.

     UBS is organized into three business groups: UBS Switzerland, UBS Warburg and UBS Asset Management, and our Corporate Center.

     UBS Switzerland encompasses Private Banking and Private and Corporate Clients.

     Private Banking offers a broad portfolio of financial products and services to offshore and Swiss high net worth clients who bank in Switzerland or other offshore centers, and to the financial intermediaries advising them. The business unit's products and services are aimed at encompassing the complete life cycle of the client, including succession planning and the generational change. Private Banking provides a number of asset-based, transaction-based and other services. Asset-based services include custodial services, deposit accounts, loans and fiduciary services while transaction-based services include trading and brokerage and investment fund services. The business unit also provides financial planning and consulting and offers financial planning instruments to clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and tax structuring and tax efficient investments.

     Private and Corporate Clients is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million and business and corporate clients in Switzerland. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending.

                                   UBS GROUP

     UBS Warburg is made up of four business units, Corporate and Institutional Clients, UBS Capital, Private Clients and e-services.

     Corporate and Institutional Clients is one of the leading global investment banks and is headquartered in London. It provides wholesale financial and investment products and services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading on behalf of the Group and executes the vast majority of the Group's retail securities, derivatives and foreign currency exchange transactions.

     UBS Capital is the Group's global private equity business. UBS Capital invests in unlisted companies, managing these investments over a medium term time horizon to increase their value and "exiting" the investment in a manner that will maximize the capital gain. The business unit seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with the Group's own capital or through sponsored investment funds. UBS Capital endeavors to create investment value by working together with management to develop the businesses it invests in over the medium term in order to optimize their performance.

     Private Clients provides onshore private banking services for high net worth individuals in key markets world-wide, providing a similar range of services to Private Banking, but specializing in combining traditional private banking services with investment banking innovation. For example, Private Clients offers innovative products allowing clients to release value from own-company shareholdings or options.

     e-services is a new business, currently working towards a client launch in Germany in the Autumn of 2000. e-services will provide personalized investments and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure which integrates internet, call centers and investment centers. e-services will deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

     UBS Asset Management is made up of two business units: Institutional Asset Management and Investment Funds/GAM.

     Institutional Asset Management is responsible for the Group's institutional asset management business, and for the investment management of the Groups mutual funds. Its diverse institutional client base located throughout the world consists of corporate and public pension plans, endowments and private foundations, insurance companies, central banks and supranationals, quasi-institutions, and financial advisers.

     Investment Funds/GAM is the mutual funds business of UBS. Investment Funds is one of the leading mutual funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds. Global Asset Management operates under its established brand name within UBS Asset Management and employs its own distinctive investment style. UBS Asset Management will increasingly leverage Global Asset Management's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

     The Corporate Center encompasses Group level functions which cannot be devolved to the operating divisions. Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

                                   UBS GROUP

43.4 NET TRADING INCOME

     See Note 6 for information on net trading income. Foreign exchange net trading income include gains and losses from spot and forward contracts, options, futures, and translation of foreign currency assets and liabilities, bank notes, precious metals, and commodities. Fixed income net trading income includes the results of making markets in both developed and emerging countries in government securities, corporate debt securities, money market instruments, interest rate and currency swaps, options, and other derivatives. Equities net trading income includes the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

43.5 LOANS

     See Note 12 for information on loans. The following table summarizes the Group's impaired loans at and for the years ended 31 December 1999 and 31 December 1998:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Impaired loans(1),(2).......................................    22,456        26,447
Amount of allowance for credit losses related to impaired
  loans.....................................................    12,471        13,582
Average impaired loans(3)...................................    24,467        25,939

     Included in the impaired loans information above are non-performing loans, which are as set forth below. Unrecognized interest on non-performing loans was CHF 409 million and CHF 423 million for the years ended 31 December 1999 and year ended 31 December 1998, respectively.

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Non-performing loans........................................    13,073        16,113
Amount of allowance for credit losses related to
  non-performing loans......................................     8,661        10,006
Average non-performing loans(2).............................    14,615        16,587

---------------
(1) All impaired loans have a specific allowance for credit losses.

(2) Interest income on impaired loans recognized in the years ended 31 December 1999 and 31 December 1998 is immaterial.

(3) Average balances for the year ended 31 December 1999 are calculated from quarterly data. Average balances for the year ended 31 December 1998 are calculated from year-end balances.

                                   UBS GROUP

43.6 FINANCIAL INVESTMENTS

     See Note 16 for information on financial investments. The following table summarizes the Group's financial investments as of 31 December 1999 and 31 December 1998:

                                                                      GROSS         GROSS
                                              BOOK     AMORTIZED    UNREALIZED    UNREALIZED    FAIR
CHF MILLION                                   VALUE      COST         GAINS         LOSSES      VALUE
-----------                                   -----    ---------    ----------    ----------    -----
31 DECEMBER 1999
  EQUITY SECURITIES.........................    356        388           3            14          377
  DEBT SECURITIES ISSUED BY THE SWISS
     NATIONAL GOVERNMENT AND AGENCIES.......     78         78           3             0           81
  DEBT SECURITIES ISSUED BY SWISS LOCAL
     GOVERNMENTS............................     81         81           3             1           83
  DEBT SECURITIES ISSUED BY THE U.S.
     TREASURY AND AGENCIES..................    410        410           0             0          410
  DEBT SECURITIES ISSUED BY FOREIGN
     GOVERNMENTS AND OFFICIAL
     INSTITUTIONS...........................    321        321           6             1          326
  CORPORATE DEBT SECURITIES.................    847        851          24             6          869
  MORTGAGE-BACKED SECURITIES................    109        109           1             1          109
  OTHER DEBT SECURITIES.....................    120        120           3             0          123
                                              -----      -----         ---            --        -----
     TOTAL..................................  2,322      2,358          43            23        2,378
                                              =====      =====         ===            ==        =====
31 December 1998
  Equity Securities.........................    400        423          82             0          505
  Debt Securities Issued by the Swiss
     National Government and Agencies.......     85         85           8             0           93
  Debt Securities Issued by Swiss Local
     Governments............................     89         89           7             0           96
  Debt Securities Issued by the U.S.
     Treasury and Agencies..................    373        373           4             0          377
  Debt Securities Issued by Foreign
     Governments and Official
     Institutions...........................    426        426           9             0          435
  Corporate Debt Securities.................  1,044      1,044           4             9        1,039
  Mortgage-Backed Securities................     26         26           3             0           29
  Other Debt Securities.....................    384        384           5             1          388
                                              -----      -----         ---            --        -----
     Total..................................  2,827      2,850         122            10        2,962
                                              =====      =====         ===            ==        =====

                                   UBS GROUP

     The following presents an analysis of the contractual maturities of the investments in debt securities as of 31 December 1999:

                                   WITHIN 1 YEAR         1-5 YEARS          5-10 YEARS         OVER 10 YEARS
                                 -----------------   -----------------   -----------------   -----------------
CHF MILLION, EXCEPT PERCENTAGES  AMOUNT   YIELD(%)   AMOUNT   YIELD(%)   AMOUNT   YIELD(%)   AMOUNT   YIELD(%)
-------------------------------  ------   --------   ------   --------   ------   --------   ------   --------
SWISS NATIONAL GOVERNMENT AND
  AGENCIES...................      22       5.49%      42       4.91%       9       5.32%       5       3.59%
SWISS LOCAL GOVERNMENTS......       6       5.79%      46       5.31%      29       4.18%       0
U.S. TREASURY AND AGENCIES...       0                   4       4.93%       0                 406       5.11%
FOREIGN GOVERNMENTS AND
  OFFICIAL INSTITUTIONS......      87       5.60%     199       3.09%      22       3.61%      13       5.56%
CORPORATE DEBT SECURITIES....     107       5.14%     469       5.60%     275       2.11%       0
MORTGAGE-BACKED SECURITIES...       0                 107       5.96%       2       2.46%       0
OTHER DEBT SECURITIES........      37       6.59%      71       5.81%      12       8.16%       0
                                  ---                 ---                 ---                 ---
TOTAL AMORTIZED COST.........     259                 938                 349                 424
                                  ===                 ===                 ===                 ===
TOTAL MARKET VALUE...........     260                 966                 351                 424
                                  ===                 ===                 ===                 ===

     Proceeds from sales and maturities of investment securities available for sale during the year ended 31 December 1999 and the year ended 31 December 1998 were CHF 1,482 million and CHF 1,002 million, respectively. Gross gains of CHF 180 million and gross losses of CHF 3 million were realized in 1999 on those sales, and gross gains of CHF 398 million and gross losses of CHF 92 million were realized in 1998.

43.7 DERIVATIVE INSTRUMENTS

     The Group uses derivative instruments for trading and non-trading purposes. All derivatives instruments held or issued for trading or used to hedge another financial instrument carried at fair value are accounted at fair value with changes in fair value recorded in Net trading income. The Group uses interest rate swaps in its asset/liability management. These interest rate swaps are accounted for on the accrual basis of accounting as an adjustment of Net interest income. No specific criteria is required for interest rate swaps to be classified on the accrual basis. Gains and losses on terminations of non-trading interest rate swaps are deferred and amortized to Net interest income over the remaining original maturity of the contract. All other derivatives used in asset/liability management are accounted for on a fair value basis of accounting due to the short term nature of these derivatives.

                                   UBS GROUP

     The following table presents the fair value, average fair value and notional amounts for each class of derivative financial instrument for the years ended 31 December 1999 and 31 December 1998 distinguished between held or issued for trading purposes and held or issued for non-trading purposes. See Note 27 for information on derivative instruments including a discussion of the distinction between trading and non-trading. Positive replacement values ("PRV") and negative replacement values ("NRV") represent the fair values of derivative instruments. Average balances for the years ended 31 December 1999 and 31 December 1998 are calculated from quarterly data.

                                          31.12.1999                                         31.12.1998
                       ------------------------------------------------   ------------------------------------------------
                                                                TOTAL                                              TOTAL
                        TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL    TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL
                         PRV       PRV       NRV       NRV      CHF BN      PRV       PRV       NRV       NRV      CHF BN
                       -------   -------   -------   -------   --------   -------   -------   -------   -------   --------
CHF MILLIONS, EXCEPT WHERE STATED
TRADING
Interest rate
  contracts..........   67,857    80,880    62,311    79,260     5,909     92,627    75,741    92,036    73,835    12,081
Foreign exchange
  contracts..........   35,649    36,407    38,239    37,634     2,136     41,857    49,358    45,169    45,101     2,048
Precious metals
  contracts..........    3,407     4,630     3,063     4,501       119      7,766     5,659     7,909     5,511       110
Equity/Index
  contracts..........   23,558    18,217    58,011    42,788       517     26,134    30,242    58,467    59,936     1,061
Commodity
  contracts..........       47       383        40       213       248        936       420       832       389        15
                       -------   -------   -------   -------              -------   -------   -------   -------
Total trading........  130,518   140,517   161,664   164,396              169,320   161,420   204,413   184,772
                       =======   =======   =======   =======              =======   =======   =======   =======

                                          31.12.1999                                         31.12.1998
                       ------------------------------------------------   ------------------------------------------------
                                                                TOTAL                                              TOTAL
                        TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL    TOTAL    AVERAGE    TOTAL    AVERAGE   NOTIONAL
                         PRV       PRV       NRV       NRV      CHF BN      PRV       PRV       NRV       NRV      CHF BN
                       -------   -------   -------   -------   --------   -------   -------   -------   -------   --------
CHF MILLIONS, EXCEPT WHERE STATED
NON-TRADING
Interest rate
  contracts..........       12        57         4        81         1         84        80       156       229        10
Foreign exchange
  contracts..........      100       105       131        63        14         32       200         5       157         6
Equity/Index
  contracts..........      204       149       123       196         2        308      1141       506      1310        15
                       -------   -------   -------   -------              -------   -------   -------   -------
Total non-trading....      316       311       258       340                  424      1421       667      1696
                       =======   =======   =======   =======              =======   =======   =======   =======
TOTAL................  130,834   140,828   161,922   164,736              169,744   162,841   205,080   186,468
                       =======   =======   =======   =======              =======   =======   =======   =======

---------------
(1) The figures above are presented on a gross by counterparty basis for disclosure purposes, but shown net in the balance sheet (see Note 1: Basis of Accounting).

                                   UBS GROUP

43.8 RETIREMENT BENEFIT PLANS AND OTHER EMPLOYEE BENEFITS

     See Note 35 for information on retirement benefit plans and other employee benefits. Under U.S. GAAP, a reconciliation of beginning and ending balances of the plan benefit obligation is required. The following is the reconciliation of the plan benefit obligation for the Swiss and foreign pension plans:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
SWISS PENSION PLANS
Defined benefit obligation at beginning of year.............    14,944        14,431
  Service cost..............................................       464           535
  Interest cost.............................................       636           726
  Plan amendments...........................................     3,517           119
  Special termination benefits..............................    (1,000)            0
  Actuarial gain (loss).....................................      (571)            6
  Benefits paid.............................................      (979)         (873)
                                                                ------        ------
Defined benefit obligation at end of year...................    17,011        14,944

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
FOREIGN PENSION PLANS
Defined benefit obligation at beginning of year.............    2,009           1,950
  Service cost..............................................      118             116
  Interest cost.............................................      123             140
  Plan amendments...........................................        2               7
  Special termination benefits..............................        0             (40)
  Actuarial gain (loss).....................................       (2)            (32)
  Benefits paid.............................................     (133)            (60)
  Other.....................................................      327             (72)
                                                                -----        --------
Defined benefit obligation at end of year...................    2,444           2,009

     Under U.S. GAAP, a reconciliation of beginning and ending balances of the fair value of plan assets is required. The following is the reconciliation of the fair value of plan assets for the Swiss and foreign pension plans:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
SWISS PENSION PLANS
Fair value of plan assets at beginning of year..............    17,885       17,224
  Actual return of plan assets..............................     2,136          856
  Employer contributions....................................       515          493
  Plan participant contributions............................       180          185
  Benefits paid.............................................      (979)        (873)
  Special termination benefits..............................    (1,172)           0
                                                                ------        -----
Fair value of plan assets at end of year....................    18,565       17,885

                                   UBS GROUP

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
FOREIGN PENSION PLANS
Fair value of plan assets at beginning of year..............    2,173         2,188
  Actual return of plan assets..............................      352           267
  Employer contributions....................................       21            41
  Plan participant contributions............................       14             9
  Benefits paid.............................................     (133)          (60)
  Other.....................................................      452          (272)
                                                                -----         -----
Fair value of plan assets at end of year....................    2,879         2,173

43.9 OTHER EMPLOYEE BENEFITS

     The United Kingdom and the United States of America offer postretirement health care benefits that contribute to the health care coverage of the employees after retirement. U.S. GAAP presentation requires that a reconciliation of beginning and ending balances of the postretirement health care benefits be disclosed. The following is the reconciliation of the postretirement health care benefits obligation:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Postretirement benefit obligation at beginning of year......      96           103
  Service cost..............................................       2             7
  Interest cost.............................................       6             8
  Plan amendments...........................................       0             5
  Actuarial gain (loss).....................................       0             9
  Benefits paid.............................................      (4)           (4)
  Other.....................................................      17           (32)
                                                                 ---           ---
Postretirement benefit obligation at end of year............     117            96

     Under U.S. GAAP, a reconciliation of beginning and ending balances of the postretirement plan assets is required. The following is the reconciliation of the postretirement care plan assets:

CHF MILLION                                                   31.12.1999    31.12.1998
-----------                                                   ----------    ----------
Fair value of plan assets at beginning of year..............       3             3
  Actual return of plan assets..............................       1             1
  Company contributions.....................................       4             3
  Benefits paid.............................................      (4)           (4)
                                                                 ---           ---
Fair value of plan assets at end of year....................       4             3

     The assumed health care cost trend rate used in determining benefit expense for December 1999 is 4.6%. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would change the U.S. postretirement benefit obligation and the service and interest cost components of net periodic postretirement benefit costs by CHF 7.8 million.

43.10 EQUITY PARTICIPATION PLANS

     See Note 36 for information on equity participation plans. Additional disclosure for the equity participation plans required by U.S. GAAP follows. The accrued expense for the years ended 31 December 1999 and 31 December 1998 was CHF 2,045 million and CHF 996 million, respectively. The accruals include awards earned currently but issued in the following year.

                                   UBS GROUP

  Stock award and stock purchase plans

     The following table shows the shares awarded and the weighted-average fair-market value per share for these plans. The fair values for the stock purchase awards reflect the purchase price paid. For 1999, in addition to the 1998 plan-year awards, the stock bonus awards include 1,405,000 shares issued in an exchange for previously issued non-share awards and for special bonuses and the stock purchase awards include 666,000 shares issued for the current year.

STOCK BONUS PLANS                                             31.12.1999    31.12.1998
-----------------                                             ----------    ----------
Shares awarded..............................................  3,469,000     2,524,000
Weighted-average fair market value per share (in CHF).......        220           210

STOCK PURCHASE PLANS
--------------------
Shares awarded..............................................  1,802,000     1,338,000
Weighted-average fair market value per share (in CHF).......        148           155

     Shares awarded in 1998 under both types of plans included Swiss Bank Corporation shares issued to employees prior to the merger. For the above table, the number of these shares and their fair market value have been adjusted for the 1 1/13 Swiss Bank Corporation to UBS AG share conversion rate of the merger.

  Stock Option Plans

     During 1998, options that had been issued to Swiss Bank Corporation employees were revised to reflect the 1 1/13 SBC to UBS AG share conversion rate of the merger. Also, during 1998, because of a significant drop in UBS AG share price in the third quarter, employees were given the opportunity to convert options received earlier in the year with a strike price of CHF 270 to a reduced number ( 2/3) of options with a strike price of CHF 170. The stock option award information in Note 36 reflects both these changes.

     Companies that apply APB 25 in determining compensation costs for stock-based compensation awards are required to disclose the effects of the application of the "fair value method" determined under the guidance provided in SFAS No. 123. Under SFAS No. 123, the fair value of compensation cost is recognized, using option pricing models intended to estimate the fair value of the awards at the grant date. The table below illustrates the pro forma effects of applying the fair value method.

CHF MILLION, EXCEPT PER SHARE DATA  31.12.99    31.12.98
----------------------------------  --------    --------
Net income        As reported        6,153       2,972
                  Pro forma          6,027       2,893
Basic EPS         As reported        15.20        7.33
                  Pro forma          14.89        7.14
Diluted EPS       As reported        15.07        7.20
                  Pro forma          14.76        7.01

     The pro forma amounts in the table above reflect the vesting periods of all options granted. The effects of applying the guidance contained in SFAS 123 for recognizing compensation expense and providing pro forma disclosures are not likely to be representative of the effects on reported Net profit for future years.

                                   UBS GROUP

     The weighted-average fair-value of options granted in 1999 and 1998 was CHF 59 and CHF 54 per share, respectively. The fair value of options granted was determined as of the date of issuance using a proprietary option pricing model, substantially similar to the Black-Scholes, with the following assumptions:

                                                         31.12.1999    31.12.1998
                                                         ----------    ----------
Expected volatility....................................        33%           40%
Risk free interest rate................................      2.07%         2.56%
Expected dividends.....................................       6.2           6.9
Expected life..........................................   6 YEARS       6 years

43.11 REGULATORY CAPITAL

     See Note 33 for information on regulatory capital. Internationally, it has been agreed that the Bank for International Settlements (BIS) ratio must be at least 8%. At 31 December 1999, the Group's BIS ratio and Tier 1 ratios were 14.5% and 10.6%, respectively, as compared to 13.2% and 9.3%, respectively, as of 31 December 1998. At 31 December 1999 and 1998, the Group was adequately capitalized under the regulatory provisions outlined under BIS.

                   CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                   UBS GROUP

                 SIX-MONTH PERIODS ENDED 30 JUNE 2000 AND 1999

                                  (UNAUDITED)

                                   UBS GROUP

                                INCOME STATEMENT
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED
CHF MILLION, EXCEPT PER SHARE DATA                            NOTE    30.6.00    30.6.99(1)
----------------------------------                            ----    -------    ----------
OPERATING INCOME
Interest income.............................................    3      24,079      16,293
Interest expense............................................    3     (19,753)    (13,540)
                                                                      -------     -------
Net interest income.........................................            4,326       2,753
Credit loss recovery/expense................................               83        (635)
                                                                      -------     -------
Net interest income after credit loss recovery/expense......            4,409       2,118
                                                                      -------     -------
Net fee and commission income...............................    4       7,835       6,184
Net trading income..........................................    5       5,669       4,460
Net gains from disposal of associates and subsidiaries......    6          23       1,778
Other income................................................    7         621         562
                                                                      -------     -------
Total operating income......................................           18,557      15,102
                                                                      -------     -------
OPERATING EXPENSES
Personnel...................................................    8       8,876       6,819
General and administrative..................................    8       3,174       2,388
Depreciation and amortization...............................    8         947         864
                                                                      -------     -------
Total operating expenses....................................           12,997      10,071
OPERATING PROFIT BEFORE TAX AND MINORITY INTERESTS..........            5,560       5,031
                                                                      -------     -------
Tax expense.................................................            1,257       1,151
                                                                      -------     -------
NET PROFIT BEFORE MINORITY INTERESTS........................            4,303       3,880
                                                                      -------     -------
Minority interests..........................................              (35)        (21)
                                                                      -------     -------
NET PROFIT..................................................            4,268       3,859
                                                                      =======     =======
Basic earnings per share (CHF)(3)...........................    9       10.91        9.38
Basic earnings per share before goodwill (CHF)(2)(3)........    9       11.61        9.79
Diluted earnings per share (CHF)(3).........................    9       10.79        9.30
Diluted earnings per share before goodwill (CHF)(2)(3)......    9       11.49        9.71
                                                                      -------     -------

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

(3) 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

                                   UBS GROUP

                                 BALANCE SHEET

CHF MILLION                                                     30.6.00      31.12.99(1)
-----------                                                   -----------    -----------
                                                              (UNAUDITED)
ASSETS
Cash and balances with central banks........................      3,457          5,073
Money market paper..........................................     61,504         69,717
Due from banks..............................................     25,761         29,907
Cash collateral on securities borrowed......................    146,199        113,162
Reverse repurchase agreements...............................    164,866        132,474
Trading portfolio assets....................................    215,649        212,440
Positive replacement values.................................     57,758         64,698
Loans, net of allowance for credit losses...................    233,015        234,858
Financial investments.......................................      9,504          7,039
Accrued income and prepaid expenses.........................      5,817          5,167
Investments in associates...................................        818          1,102
Property and equipment......................................      8,216          8,701
Intangible assets and goodwill..............................      3,545          3,543
Other assets................................................     10,198         11,007
                                                                -------        -------
TOTAL ASSETS................................................    946,307        898,888
                                                                =======        =======
Total subordinated assets...................................        330            600
                                                                -------        -------
LIABILITIES
Money market paper issued...................................     85,409         64,655
Due to banks................................................     75,172         76,365
Cash collateral on securities lent..........................     15,334         12,832
Repurchase agreements.......................................    230,565        196,914
Trading portfolio liabilities...............................     60,279         54,586
Negative replacement values.................................     77,926         95,786
Due to customers............................................    279,915        279,960
Accrued expenses and deferred income........................     14,492         12,040
Long term debt..............................................     52,990         56,332
Other liabilities...........................................     21,950         18,376
                                                                -------        -------
TOTAL LIABILITIES...........................................    914,032        867,846
                                                                -------        -------
MINORITY INTERESTS..........................................        399            434
                                                                -------        -------
SHAREHOLDERS' EQUITY
Share capital...............................................      4,317          4,309
Share premium account.......................................     14,554         14,437
Foreign currency translation................................       (557)          (442)
Retained earnings...........................................     22,431         20,327
Treasury shares.............................................     (8,869)        (8,023)
                                                                -------        -------
TOTAL SHAREHOLDERS' EQUITY..................................     31,876         30,608
                                                                -------        -------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY....................................................    946,307        898,888
                                                                =======        =======
Total subordinated liabilities..............................     14,089         14,801
                                                                =======        =======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                         STATEMENT OF CHANGES IN EQUITY
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
ISSUED AND PAID UP SHARE CAPITAL
Balance at the beginning of the period......................   4,309        4,300
Issue of share capital......................................       8            6
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD(2).........................   4,317        4,306
                                                              ======       ======
SHARE PREMIUM
Balance at the beginning of the period as previously
  reported..................................................  13,929       13,740
Change in accounting policy.................................     508         (123)
Balance at the beginning of the period (restated)...........  14,437       13,617
Premium on shares issued, and warrants exercised............      74            9
Own equity derivatives......................................    (181)         467
Net premium on treasury share and own equity derivative
  activity..................................................     224          179
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................  14,554       14,272
                                                              ======       ======
FOREIGN CURRENCY TRANSLATION
Balance at the beginning of the period......................    (442)        (456)
Movements during the period.................................    (115)         (81)
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................    (557)        (537)
                                                              ======       ======
RETAINED EARNINGS
Balance at the beginning of the period as previously
  reported..................................................  20,501       16,293
Changes in accounting policy................................    (174)         (69)
Balance at the beginning of the period (restated)...........  20,327       16,224
Net profit for the period...................................   4,268        3,859
Dividends paid..............................................  (2,164)      (2,051)
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD............................  22,431       18,032
                                                              ======       ======
TREASURY SHARES, AT COST
Balance at the beginning of the period as previously
  reported..................................................  (3,462)      (1,482)
Change in accounting policy.................................  (4,561)      (3,409)
Balance at the beginning of the period (restated)...........  (8,023)      (4,891)
Acquisitions................................................  (6,591)      (2,983)
Disposals...................................................   5,745        3,002
                                                              ------       ------
BALANCE AT THE END OF THE PERIOD(3).........................  (8,869)      (4,872)
                                                              ======       ======
TOTAL SHAREHOLDERS' EQUITY..................................  31,876       31,201
                                                              ======       ======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) Comprising 431,696,624 ordinary shares as of 30 June 2000 and 430,577,614 ordinary shares as of 30 June 1999, at CHF 10 each, fully paid.

(3) Comprising 40,269,350 ordinary shares as of 30 June 2000 and 22,395,766 ordinary shares as of 30 June 1999.

     In addition to treasury shares, a maximum of 254,446 unissued shares (conditional capital) (1,373,456 as of 30 June 1999) can be issued without the approval of the shareholders. This amount consists of unissued and reserved shares for the former Swiss Bank Corporation employee share ownership plan and optional dividend warrants. The optional dividend warrants were granted in lieu of a cash dividend by the former Swiss Bank Corporation in February 1996 (at the option of the shareholder).

                                   UBS GROUP

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
-----------
CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES
Net profit..................................................    4,268       3,859
ADJUSTMENTS TO RECONCILE TO CASH FLOW FROM/(USED IN)
  OPERATING ACTIVITIES
Non cash items included in net profit and other adjustments:
  Depreciation and amortization.............................      947         864
  Provision for credit losses...............................      (83)        635
  Income from associates....................................      (59)       (102)
  Deferred tax expense......................................      213         193
  Net gain from investing activities........................     (299)     (1,997)
Net increase/(decrease) in operating assets:................
  Net due from/to banks.....................................   (1,005)     (2,091)
  Reverse repurchase agreements, cash collateral on
     securities borrowed....................................  (65,429)     13,509
  Trading portfolio including net replacement values........   (8,436)      1,257
  Loans due to/from customers...............................    1,881      14,486
  Accrued income, prepaid expenses and other assets.........      159         306
Net increase/(decrease) in operating liabilities:...........
  Repurchase agreements, cash collateral on securities
     lent...................................................   36,153      (2,637)
  Accrued expenses and other liabilities....................    6,354      (6,647)
  Income taxes paid.........................................     (535)       (591)
                                                              -------     -------
NET CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES...........  (25,871)     21,044
                                                              =======     =======
CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES
Investments in subsidiaries and associates..................     (282)       (339)
Disposal of subsidiaries and associates.....................      370       3,350
Purchase of property and equipment..........................     (928)     (1,096)
Disposal of property and equipment..........................      763         279
Net (investment)/divestment in financial investments........   (2,216)        293
                                                              -------     -------
NET CASH FLOW FROM/(USED IN) INVESTING ACTIVITIES...........   (2,293)      2,487
                                                              =======     =======
CASH FLOW FROM FINANCING ACTIVITIES
Money market paper issued...................................   20,754       4,463
Net movements in treasury shares and treasury share contract
  activity..................................................     (729)        674
Capital issuance............................................        8           6
Dividends paid..............................................   (2,164)     (2,051)
Issuance of long term debt..................................    7,452       5,225
Repayment of long term debt.................................  (10,794)     (1,081)
Repayment of minority interests.............................      (20)       (689)
                                                              -------     -------
NET CASH FLOW FROM FINANCING ACTIVITIES.....................   14,507       6,547
Effects of exchange rate differences........................     (131)        (46)
                                                              =======     =======
NET INCREASE/(DECREASE) IN CASH EQUIVALENTS.................  (13,788)     30,032
Cash and cash equivalents, beginning of period..............  102,277      83,678
                                                              -------     -------
Cash and cash equivalents, end of period....................   88,489     113,710
                                                              =======     =======
CASH AND CASH EQUIVALENTS COMPRISE:
Cash and balances with central banks........................    3,457       3,135
Money market paper..........................................   61,504      65,688
Bank deposits maturing in less than 3 months................   23,528      44,887
                                                              -------     -------
TOTAL.......................................................   88,489     113,710
                                                              =======     =======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                       NOTES TO THE FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1  BASIS OF ACCOUNTING

     The consolidated interim financial statements have been prepared in accordance with and comply with International Accounting Standard ("IAS") 34, "Interim Financial Reporting."

     In the first half of 2000, the Group reorganized its business divisions. The segment reporting for the six-month period ended 30 June 2000, as well as the comparative segment reporting for the first six-month period ended 30 June 1999, have been restated to reflect the new Group structure.

     At the Annual General Meeting of shareholders held on 18 April 2000, a two-for-one stock split was approved to be effective 8 May 2000. Share and per share information have been adjusted to retroactively reflect the stock split.

     In preparing the consolidated interim financial statements, the same accounting policies and methods of computation are followed as in the consolidated financial statements as of 31 December 1999 and for the year then ended, with the exception of the following changes in accounting policies:

  IAS 37 Provisions, Contingent Liabilities and Contingent Assets

     In July 1998, the IASC issued IAS 37, Provisions, Contingent Liabilities and Contingent Assets, which has been adopted for the Group's financial statements as of 1 January 2000. The Standard provides recognition and measurement requirements for provisions. IAS 37 also provides accounting and disclosure requirements for contingent liabilities and contingent assets.

  IAS 38 Intangible Assets

     In July 1998, the IASC issued IAS 38 Intangible Assets, which the Group adopted prospectively as of 1 January 2000. The standard requires the capitalization and amortization of certain intangible assets, if it is probable that the future economic benefits that are attributable to the assets will flow to the enterprise and the cost can be measured reliably.

  IAS 10 (revised), Events after the Balance Sheet Date

     In May 1999, the IASC issued IAS 10 (revised), Events after the Balance Sheet Date, which has been adopted for the Group's financial statements as of 1 January 2000. IAS 10 (revised) establishes requirements for the recognition and disclosure of events after the balance sheet date. The adoption of IAS 10 (revised) had no impact on any comparative financial information.

  Interpretation SIC 16, Share Capital -- Reacquired Own Equity Instruments (Treasury Shares)

     In May 1999, the IASC issued Interpretation SIC 16, Share
Capital -- Reacquired Own Equity Instruments (Treasury Shares), which the Group adopted as of 1 January 2000. The interpretation provides guidance for the recognition, presentation and disclosure of treasury shares. SIC 16 applies to own shares and derivatives on own shares held for trading and non-trading purposes. SIC 16 requires own shares and derivatives on own shares to be presented as treasury shares and deducted from shareholders' equity. Gains and losses relating to the sale of own shares and derivatives on own shares are recognized as a change in shareholders' equity.

     As a result of the adoption of Interpretation SIC 16, prior periods presented have been retroactively restated. Net trading income and income tax expense were reduced by CHF 138 million and CHF 35 million, respectively, for the six-month period ended 30 June 1999. Shareholders' equity and total assets were reduced by CHF 4,277 million for 31 December 1999. Of the CHF 4,227 million reduction to total assets, CHF 4,561 million was a reduction in trading portfolio assets and the remaining CHF 334 million

                                   UBS GROUP

                                  (UNAUDITED)

was a reduction to negative replacement values. In addition, the opening balance in shareholders' equity was adjusted as of 1 January 1998.

  Offsetting of Amounts Related to Certain Contracts

     In order to improve comparability with its main competitors, the Group has offset positive and negative replacement values and reverse repurchase agreements and repurchase agreements with the same counter-party for transactions covered by legally enforceable master netting agreements. This change became effective as of 1 January 2000 and all prior periods presented have been restated. Positive and negative replacement values have been reduced by CHF 66,136 million as of 31 December 1999. Reverse repurchase and repurchase agreements have been reduced by CHF 12,322 million as of 31 December 1999.

  Interest and Dividend Income and Expenses on Trading Assets and Liabilities

     In prior periods, interest and dividend income and expense on trading assets and liabilities were included in net trading income. In order to improve comparability with its main competitors, the Group has included interest and dividend income on trading assets and interest expense on trading liabilities in interest income and interest expense, respectively, and has discontinued the allocation of funding costs to net trading income. This change in presentation became effective as of 1 January 2000. The comparative financial information for 1999 has been restated to comply with this change.

     Interest income and interest expense was increased by CHF 8,144 million and CHF 8,756 million, respectively, for the six-month period ended 30 June 1999. In addition, net trading income was increased by CHF 612 million for the six-month period ended 30 June 1999.

  Tax Expense

     In prior periods, capital taxes were included in tax expense. The Group has reclassified capital taxes from tax expense to general and administrative expenses for the six-month period ended 30 June 1999.

NOTE 2  REPORTING BY BUSINESS GROUP

     The business group results have been presented on a management reporting basis. Consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business. The basis of the reporting reflects the management of the business within the Group. Total revenue includes income, which is directly attributable to a business group whether from sales to external customers or from transactions with other segments. Revenue sharing agreements are used to allocate external customer revenues to a business group on a reasonable basis. Transactions between business groups are conducted at arms length.

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 2000

                                                          UBS
                                            UBS          ASSET         UBS      CORPORATE     UBS
                                        SWITZERLAND    MANAGEMENT    WARBURG     CENTER      GROUP
CHF MILLION                             -----------    ----------    -------    ---------    ------
Revenues..............................     7,274          972        10,195         33       18,474
Credit loss recovery(1)...............      (423)           0          (115)       621           83
                                           -----          ---        ------       ----       ------
Total operating income................     6,851          972        10,080        654       18,557
                                           -----          ---        ------       ----       ------
Personnel expenses....................     2,416          421         5,749        290        8,876
General and administrative expenses...     1,163          196         1,437        378        3,174
Depreciation..........................       230           22           285        135          672
Amortization of goodwill and other
  intangible assets...................        44          131            77         23          275
                                           -----          ---        ------       ----       ------
Total operating expenses..............     3,853          770         7,548        826       12,997
                                           -----          ---        ------       ----       ------
SEGMENT PERFORMANCE BEFORE TAX........     2,998          202         2,532       (172)       5,560
Tax expense...........................                                                        1,257
                                           -----          ---        ------       ----       ------
NET PROFIT BEFORE MINORITY
  INTERESTS...........................                                                        4,303
Minority interests....................                                                          (35)
                                           -----          ---        ------       ----       ------
NET PROFIT............................                                                        4,268
                                           =====          ===        ======       ====       ======

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit recovery are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures to the net credit loss expenses for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit recovery/(expense) for financial reporting purposes of CHF 83 million for the six month period ended 30 June 2000 is as follows: UBS Switzerland CHF 237 million, UBS Warburg CHF (154) million.

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 1999(2)

                                                          UBS
                                            UBS          ASSET         UBS      CORPORATE     UBS
                                        SWITZERLAND    MANAGEMENT    WARBURG     CENTER      GROUP
CHF MILLION                             -----------    ----------    -------    ---------    ------
Revenues..............................     6,327          644         7,179       1,587      15,737
Credit loss expense(1)................      (560)           0          (171)         96        (635)
                                           -----          ---         -----       -----      ------
Total operating income................     5,767          644         7,008       1,683      15,102
                                           -----          ---         -----       -----      ------
Personnel expenses....................     2,383          281         4,073          82       6,819
General and administrative expenses...       988          125         1,175         100       2,388
Depreciation..........................       229            9           332         123         693
Amortization of goodwill and other
  intangible assets...................         9           57            82          23         171
                                           -----          ---         -----       -----      ------
Total operating expenses..............     3,609          472         5,662         328      10,071
                                           -----          ---         -----       -----      ------
SEGMENT PERFORMANCE BEFORE TAX........     2,158          172         1,346       1,355       5,031
Tax expense...........................                                                        1,151
                                           -----          ---         -----       -----      ------
NET PROFIT BEFORE MINORITY
  INTERESTS...........................                                                        3,880
Minority interests....................                                                          (21)
                                           -----          ---         -----       -----      ------
NET PROFIT............................                                                        3,859
                                           =====          ===         =====       =====      ======

---------------
(1) In order to show the relevant business group performance over time, adjusted expected loss figures rather than the net credit loss expense are reported for all business groups. The statistically derived adjusted expected losses reflect the inherent counterparty and country risks in the respective portfolios. The difference between the statistically derived adjusted expected loss figures to the net credit loss expenses for financial reporting purposes is reported in the Corporate Center. The divisional breakdown of the net credit loss expense for financial reporting purposes of CHF 635 million for the six-month period ended 30 June 1999 is as follows:
    UBS Switzerland CHF 617 million, UBS Warburg CHF 14 million, Corporate Center CHF 4 million.

(2) The 1999 figures have been restated to reflect the new Group structure and retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                                  (UNAUDITED)

INCOME STATEMENT

NOTE 3  NET INTEREST INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.06.00    30.06.99(1)
------------------------------                                --------    -----------
CHF MILLION
INTEREST INCOME
Interest earned on loans and advances to banks..............    2,079        2,467
Interest earned on loans and advances to customers..........    7,153        5,639
Interest from finance leasing...............................       19           23
Interest earned on securities borrowed and reverse
  repurchase agreements.....................................    9,019        5,392
Interest and dividend income from financial investments.....      100           66
Interest and dividend income from trading portfolio.........    5,576        2,622
Other.......................................................      133           84
                                                               ------       ------
TOTAL.......................................................   24,079       16,293
                                                               ======       ======
INTEREST EXPENSE
Interest on amounts due to banks............................    2,230        1,695
Interest on amounts due to customers........................    4,453        4,060
Interest on securities lent and repurchase agreements.......    6,707        4,218
Interest and dividend expense from trading portfolio........    2,724        1,078
Interest on medium and long term debt.......................    3,639        2,489
                                                               ------       ------
TOTAL.......................................................   19,753       13,540
                                                               ======       ======
NET INTEREST INCOME.........................................    4,326        2,753
                                                               ======       ======

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 4  NET FEE AND COMMISSION INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00         30.6.99
------------------------------                                -------         -------
CHF MILLION
CREDIT-RELATED FEES AND COMMISSIONS.........................     145             215
                                                               -----           -----
SECURITY TRADING AND INVESTMENT ACTIVITY FEES
Underwriting and corporate finance fees.....................   1,069             826
Brokerage fees..............................................   2,979           1,882
Investment fund fees........................................   1,360             925
Fiduciary fees..............................................     175             162
Custodian fees..............................................     726             788
Portfolio and other management and advisory fees............   1,913           1,476
Other.......................................................      29              53
                                                               -----           -----
TOTAL.......................................................   8,251           6,112
                                                               -----           -----
COMMISSION INCOME FROM OTHER SERVICES.......................     391             367
                                                               -----           -----
TOTAL FEE AND COMMISSION INCOME.............................   8,787           6,694
                                                               -----           -----
FEE AND COMMISSION EXPENSE
Brokerage fees paid.........................................     582             359
Other.......................................................     370             151
                                                               -----           -----
TOTAL.......................................................     952             510
                                                               -----           -----
NET FEE AND COMMISSION INCOME...............................   7,835           6,184
                                                               =====           =====

NOTE 5  NET TRADING INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99(1)
------------------------------                                -------    ----------
CHF MILLION
FOREIGN EXCHANGE(2).........................................     680         718
Fixed income................................................     643       1,303
Equities....................................................   4,346       2,439
                                                              ------       -----
NET TRADING INCOME..........................................   5,669       4,460
                                                              ======       =====

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) Includes other trading income such as bank notes, precious metals and commodities.

NOTE 6  NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
Net income from disposal of consolidated subsidiaries.......     0            1
Net gains from the disposal of investments in associates....    23        1,777
                                                                --        -----
NET GAINS FROM DISPOSAL OF ASSOCIATES AND SUBSIDIARIES......    23        1,778
                                                                ==        =====

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 7  OTHER INCOME

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
INVESTMENTS IN FINANCIAL ASSETS (DEBT AND EQUITY)
Net income from disposal of private equity investments......    411        150
Net income from disposal of other financial assets..........     84         30
Net losses from revaluation of financial assets.............   (218)       (20)
                                                               ----        ---
TOTAL.......................................................    277        160
                                                               ----        ---
INVESTMENTS IN PROPERTY
Net income from disposal of properties held for resale......     37         36
Net losses from revaluation of properties held for resale...    (66)        (9)
Net income from other properties............................     28         33
                                                               ----        ---
TOTAL.......................................................     (1)        60
                                                               ----        ---
EQUITY INCOME FROM INVESTMENTS IN ASSOCIATES................     59        102
                                                               ----        ---
OTHER.......................................................    286        240
                                                               ----        ---
TOTAL OTHER INCOME..........................................    621        562
                                                               ====        ===

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 8  OPERATING EXPENSES

FOR THE SIX-MONTH PERIOD ENDED                                30.6.00    30.6.99
------------------------------                                -------    -------
CHF MILLION
PERSONNEL EXPENSES
Salaries and bonuses........................................   7,270      5,372(1)
Contractors.................................................     335        386
Insurance and social contributions..........................     490        372(1)
Contributions to retirement benefit plans...................     238        242
Employee share plans........................................      41        109
Other personnel expenses....................................     502        338
                                                              ------     ------
TOTAL.......................................................   8,876      6,819
                                                              ======     ======
GENERAL AND ADMINISTRATIVE EXPENSES
Occupancy...................................................     474        400
Rent and maintenance of machines and equipment..............     256        123
Telecommunications and postage..............................     412        371
Administration..............................................     358        337
Marketing and public relations..............................     209        107
Travel and entertainment....................................     292        247
Professional fees...........................................     278        297
IT and other outsourcing....................................     564        399
Other.......................................................     331        107
                                                              ------     ------
TOTAL.......................................................   3,174      2,388
                                                              ======     ======
DEPRECIATION AND AMORTIZATION
Property, equipment and software............................     672        693
Goodwill and other intangible assets........................     275        171
                                                              ------     ------
TOTAL.......................................................     947        864
                                                              ======     ======
TOTAL OPERATING EXPENSES....................................  12,997     10,071
                                                              ======     ======

---------------
(1) Bonus related social contribution costs of CHF 125 million for the six months ended 30 June 1999 have been reclassified from Salaries and bonuses to Insurance and social contributions.

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 9  EARNINGS PER SHARE

FOR THE SIX-MONTH PERIOD ENDED                                  30.6.00      30.6.99(1)
------------------------------                                -----------    -----------
BASIC EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million).....................        4,268          3,859
Net profit for the period before goodwill amortization (CHF
  million)(2)...............................................        4,543          4,030
Weighted average shares outstanding:
Registered ordinary shares..................................  431,147,206    430,232,988
Treasury shares.............................................  (39,936,372)   (18,746,327)(3)
                                                              -----------    -----------
WEIGHTED AVERAGE SHARES FOR BASIC EARNINGS PER SHARE........  391,210,834    411,486,661
                                                              ===========    ===========
BASIC EARNINGS PER SHARE (CHF)..............................        10.91           9.38
BASIC EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
  (CHF)(2)..................................................        11.61           9.79
                                                              ===========    ===========
DILUTED EARNINGS PER SHARE CALCULATION
Net profit for the period (CHF million).....................        4,268          3,859
Net profit for the period before goodwill amortization (CHF
  million)(2)...............................................        4,543          4,030
Weighted average shares for basic earnings per share........  391,210,834    411,486,661
Potential dilutive ordinary shares resulting from
  outstanding options, warrants and convertible debt
  securities................................................    4,201,494      3,673,968(4)
                                                              ===========    ===========
WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER SHARE......  395,412,328    415,160,629
                                                              ===========    ===========
DILUTED EARNINGS PER SHARE (CHF)............................        10.79           9.30
DILUTED EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION
  (CHF)(2)..................................................        11.49           9.71
                                                              ===========    ===========

---------------
(1) The 1999 figures have been restated to reflect retroactive changes in accounting policy arising from newly applicable IAS and changes in presentation (see Note 1: Basis of Accounting).

(2) The amortization of goodwill and other purchased intangible assets is excluded from this calculation.

(3) Treasury shares have increased by 6,679,451 for the six-month period ended 30 June 1999, due to a change in accounting policy (see Note 1: Basis of Accounting).

(4) Share amount has been adjusted by 1,247,968, representing other potential dilutive instruments for the six-month period ended 30 June 1999, due to a change in accounting policy (see Note 1: Basis of Accounting).

     The 1999 share figures are restated for the two-for-one stock split, approved at the shareholder meeting of 18 April 2000.

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 10 DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements of the Group have been prepared in accordance with IAS. The principles of IAS differ in certain respects from U.S. GAAP. A summary of the significant accounting valuation and presentation differences between IAS and U.S. GAAP can be found at Notes 42.1 and 42.4 of the 31 December 1999 financial statements. The following is provided to supplement those discussions for the six month period ended 30 June 2000.

  10.1 Valuation, income recognition and presentation differences between International Accounting Standards and United States Generally Accepted Accounting Principles

     10.1.1 Goodwill

     For the six month period ended 30 June 2000, goodwill was reduced by CHF 178 million due to the recognition of deferred tax assets of Swiss Bank Corporation which had previously been subject to valuation reserves.

     10.1.2 Restructuring provision

     For the six-month period ended 30 June 2000, a CHF 130 million additional restructuring expense was recognized for U.S. GAAP. The usage of the U.S. GAAP restructuring provision was as follows:

                                                                           JAN-JUNE    JAN-JUNE
                                                               BALANCE       2000        2000       BALANCE
                                                                1.1.00      USAGE      REVISION     30.6.00
CHF MILLION                                                    --------    --------    --------    ---------
PERSONNEL..................................................       681          57          70          694
PREMISES...................................................       240          98          45          187
IT.........................................................        27           3           0           24
OTHER......................................................       129           6          15          138
                                                                 ----       -----       -----        -----
         TOTAL.............................................     1,077         164         130        1,043
                                                                 ----       -----       -----        -----

     10.1.3 Software capitalization

     Under IAS, effective 1 January 2000, certain costs associated with the acquisition or development of internal use software are required to be capitalized. Once the software is ready for its intended use, the costs capitalized are amortized to the Income statement over estimated lives. Under U.S. GAAP, the same principle applies, however this standard was effective 1 January 1999. For purposes of the U.S. GAAP reconciliation, the costs associated with the acquisition or development of internal use software that met the U.S. GAAP software capitalization criteria in 1999 have been reversed from Operating expenses and amortized over a life of 2 years. From 1 January 2000, the only remaining reconciliation item is the amortization of software capitalized in 1999 for U.S. GAAP purposes.

                                   UBS GROUP

                                  (UNAUDITED)

  10.2 Reconciliation of IAS Shareholders' equity and Net profit to U.S. GAAP

                                                                        30.06.00
                                                              -----------------------------
                                                                                NET PROFIT
                                                                                SIX-MONTH
                                                              SHAREHOLDERS'       PERIOD
                                                                 EQUITY           ENDED
                                                              -------------    ------------
CHF MILLION

AMOUNTS DETERMINED IN ACCORDANCE WITH IAS...................     31,876            4,268
                                                                 ------           ------
ADJUSTMENTS IN RESPECT OF:
A. SBC PURCHASE ACCOUNTING:
  GOODWILL..................................................     18,728             (860)
  OTHER PURCHASE ACCOUNTING ADJUSTMENTS.....................       (833)              25
C. RESTRUCTURING PROVISION..................................        193             (157)
D. DERIVATIVE INSTRUMENTS HELD OR ISSUED FOR NON-TRADING
  PURPOSES..................................................       (763)          (1,270)
F. FINANCIAL INVESTMENTS....................................        190               25
G. PENSION LIABILITIES AND PENSION COSTS....................      1,886               47
H. POSTRETIREMENT BENEFITS..................................        (20)               4
I. EQUITY PARTICIPATION PLANS...............................       (187)             (44)
J. SOFTWARE CAPITALIZATION..................................        309              (80)
  TAX ADJUSTMENTS...........................................       (433)              71
                                                                 ------           ------
          TOTAL ADJUSTMENTS.................................     19,070           (2,239)
                                                                 ------           ------
AMOUNTS DETERMINED IN ACCORDANCE WITH U.S. GAAP:............     50,946            2,029
                                                                 ======           ======
OTHER COMPREHENSIVE INCOME..................................                          34
COMPREHENSIVE INCOME........................................                       2,063
                                                                                  ======

     Note: References above refer to the discussions in Note 42.1 of the restated 31 December 1999 financial statements.

                                   UBS GROUP

                                  (UNAUDITED)

  10.3 Earnings per share

     Under IAS and U.S. GAAP, basic earnings per share ("EPS") is computed by dividing income available to common shareholders' by the weighted-average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

     The computation of basic and diluted EPS for the six-month period ended 30 June 2000 is presented in the following table:

FOR THE SIX-MONTH PERIOD ENDED                                  30.6.00
------------------------------                                ------------
Net profit available for ordinary shares (CHF million):
  IAS.......................................................        4,268
  U.S. GAAP.................................................        2,029
Weighted average shares outstanding:........................  391,210,834
Diluted weighted average shares outstanding:................  395,412,328
Basic earnings per share (CHF):
  IAS.......................................................        10.91
  U.S. GAAP.................................................         5.19
Diluted earnings per share (CHF):
  IAS.......................................................        10.79
  U.S. GAAP.................................................         5.13

  10.4 Consolidated Income Statement

     The following is a Consolidated Income Statement of the Group, for the six month period ended 30 June 2000, restated to reflect the impact of valuation and income recognition differences and presentation differences between IAS and U.S. GAAP.

FOR THE SIX-MONTH PERIOD ENDED                                                     30.6.00
------------------------------                                               -------------------
CHF MILLION                                                                  U.S. GAAP     IAS
-----------                                                                  ---------    ------
OPERATING INCOME
Interest income.............................................  a               23,988      24,079
Less: interest expense......................................  a               19,738      19,753
                                                                              ------      ------
Net interest income.........................................                   4 250       4,326
Credit loss recovery........................................                      83          83
                                                                              ------      ------
Total.......................................................                   4,333       4,409
Net fee and commission income...............................                   7,835       7,835
Net trading income..........................................  d                4,399       5,669
Other income, including income from associates..............  f                  669         644
                                                                              ------      ------
Total.......................................................                  17,236      18,557
                                                                              ------      ------

                                   UBS GROUP

                                  (UNAUDITED)

FOR THE SIX-MONTH PERIOD ENDED                                                     30.6.00
------------------------------                                               -------------------
CHF MILLION                                                                  U.S. GAAP     IAS
-----------                                                                  ---------    ------
OPERATING EXPENSES
Personnel...................................................  g,h,i            8,869       8,876
General and administrative..................................  c                3,201       3,174
Depreciation and amortization...............................  a,j              1,786         947
Restructuring costs.........................................  c                  130           0
                                                                              ------      ------
Total.......................................................                  13,986      12,997
                                                                              ------      ------
OPERATING PROFIT BEFORE TAX AND MINORITY INTERESTS..........                   3,250       5,560
                                                                              ------      ------
Tax expense.................................................                   1,186       1,257
NET PROFIT BEFORE MINORITY INTERESTS........................                   2,064       4,303
                                                                              ------      ------
Less: Minority interests....................................                      35          35
                                                                              ------      ------
NET PROFIT..................................................                   2,029       4,268
                                                                              ======      ======
Other comprehensive income..................................                      34
COMPREHENSIVE INCOME........................................                   2,063
                                                                              ======

---------------
Note: References above refer to the discussions in Note 42.1 and Note 42.4 of the restated 31 December 1999 financial statements. These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

                                   UBS GROUP

                                  (UNAUDITED)

  10.5 Condensed Consolidated Balance Sheet

     The following is a Condensed Consolidated Balance Sheet of the Group, as of 30 June 2000, restated to reflect the impact of valuation and income recognition principles and presentation differences between IAS and U.S. GAAP.

                                                                                   30.06.00
                                                                              ------------------
                                                                               U.S.
                                                                               GAAP        IAS
CHF MILLION                                                                   -------    -------
ASSETS
Cash and balances with central banks.......................                     3,457      3,457
Money market paper.........................................                    61,504     61,504
Due from banks.............................................            3,a     44,627     25,761
Cash collateral on securities borrowed.....................                   146,199    146,199
Reverse repurchase agreements..............................                   164,866    164,866
Trading portfolio..........................................            2,3    205,342    215,649
Positive replacement values................................              2     57,378     57,758
Loans, net of allowance for credit losses..................            3,a    241,802    233,015
Financial investments......................................            f,4      3,624      9,504
Accrued income and prepaid expenses........................                     5,817      5,817
Investments in associates..................................                       818        818
Property and equipment.....................................            a,j      9,094      8,216
Intangible assets and goodwill.............................              a     20,510      3,545
Private equity investments.................................              4      3,881          0
Other assets...............................................  d,g,h,i,2,3,4     21,342     10,198
                                                                              -------    -------
TOTAL ASSETS...............................................                   990,261    946,307
                                                                              -------    -------
LIABILITIES
Money market paper issued..................................                    85,409     85,409
Due to banks...............................................              3     93,276     75,172
Cash collateral on securities lent.........................                    15,334     15,334
Repurchase agreements......................................              3    214,862    230,565
Trading portfolio liabilities..............................                    60,279     60,279
Negative replacement values................................              2     77,548     77,926
Due to customers...........................................            3,a    298,434    279,915
Accrued expenses and deferred income.......................                    14,492     14,492
Long-term debt.............................................              a     53,120     52,990
Other liabilities..........................................  a,c,d,f,i,2,6     26,162     21,950
                                                                              -------    -------
TOTAL LIABILITIES..........................................                   938,916    914,032
                                                                              -------    -------
MINORITY INTERESTS.........................................                       399        399
                                                                              -------    -------
TOTAL SHAREHOLDERS' EQUITY.................................                    50,946     31,876
                                                                              -------    -------
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
  EQUITY...................................................                   990,261    946,307
                                                                              =======    =======

---------------
Note: References above refer to the discussions in Note 42.1 and Note 42.4 of the restated 31 December 1999 financial statements. These references indicate which IAS to U.S. GAAP adjustments affect an individual financial statement caption.

                                   UBS GROUP

                                  (UNAUDITED)

NOTE 11  ADDITIONAL DISCLOSURES REQUIRED UNDER U.S. GAAP

     In addition to the differences in valuation and income recognition and presentation, disclosure differences exist between IAS and U.S. GAAP. The following are additional U.S. GAAP disclosures that relate to the basic financial statements.

  11.1 IAS Restructuring Provision Usage

                                                                                           SIX-MONTH
                                                                                            PERIOD
                                                                                             ENDED
CHF MILLION                                       PERSONNEL    IT     PREMISES    OTHER     30.6.00
-----------                                       ---------    ---    --------    -----    ---------
UBS Switzerland.................................     53         19        1        20            93
  Private and Corporate Clients.................     53         14        1        20            88
  Private Banking...............................      0          5        0         0             5
UBS Asset Management............................      1          0        0         0             1
UBS Warburg.....................................      0          0        0         0             0
Corporate Center................................      3          0       91         3            97
                                                     --        ---       --        --       -------
GROUP TOTAL.....................................     57         19       92        23           191
                                                     --        ---       --        --       -------

                                                                                            30.6.00
                                                                                           ---------
Restructuring provision as of 31.12.1997........                                              7,000
Additional provision in 1999....................                                                300
Used in 1998....................................                                             (4,027)
Used in 1999....................................                                             (1,844)
Used in 2000....................................                                               (191)
                                                                                            -------
Total used through 30.06.2000...................                                              6,062
                                                                                            -------
RESTRUCTURING PROVISION REMAINING...............                                              1,238
                                                                                            -------

  11.2 Segment Reporting

     UBS is organized into three business groups: UBS Switzerland, UBS Warburg and UBS Asset Management, and our Corporate Center.

     UBS Switzerland encompasses Private Banking and Private and Corporate Clients.

     Private Banking offers a broad portfolio of financial products and services to offshore and Swiss high net worth clients who bank in Switzerland or other offshore centers, and to the financial intermediaries advising them. The business unit's products and services are aimed at encompassing the complete life cycle of the client, including succession planning and the generational change. Private Banking provides a number of asset-based, transaction-based and other services. Asset-based services include custodial services, deposit accounts, loans and fiduciary services while transaction-based services include trading and brokerage and investment fund services. The division also provides financial planning and consulting and offers financial planning instruments to clients. These services include establishing proprietary trusts and foundations, the execution of wills, corporate and tax structuring and tax efficient investments.

     Private and Corporate Clients is the leading retail bank in Switzerland and targets individual clients with assets of up to approximately CHF 1 million and business and corporate clients in Switzerland. Private and Corporate Clients provides a broad range of products and services to these clients, including retail banking, investment services and lending.

                                   UBS GROUP

                                  (UNAUDITED)

     UBS Warburg is made up of four business units; Corporate and Institutional Clients, UBS Capital, Private Clients and e-services.

     Corporate and Institutional Clients is one of the leading global investment banks and is headquartered in London. It provides wholesale financial and investment products and services globally to a diversified client base, which includes institutional investors (including institutional asset managers and broker-dealers), corporations, sovereign governments and supranational organizations. Corporate and Institutional Clients also manages cash and collateral trading on behalf of the Group and executes the vast majority of the Group's retail securities, derivatives and foreign currency exchange transactions.

     UBS Capital is the Group's global private equity business. UBS Capital invests in unlisted companies, managing these investments over a medium-term time horizon to increase their value and "exiting" the investment in a manner that will maximize the capital gain. The business unit seeks to make both majority and minority equity investments in established and emerging unlisted companies, either with the Group's own capital or through sponsored investment funds. UBS Capital endeavors to create investment value by working together with management to develop the businesses it invests in over the medium term in order to optimize their performance.

     Private Clients provides onshore private banking services for high net worth individuals in key markets world-wide, providing a similar range of services to Private Banking, but specializing in combining traditional private banking services with investment banking innovation. For example, Private Clients offers innovative products allowing clients to release value from own-company shareholdings or options.

     e-services is a new business, currently working towards a client launch in Germany in the Autumn of 2000. e-services will provide personalized investment and advisory services at competitive fees for affluent clients in Europe, delivered via a multi-channel structure which integrates internet, call centers and investment centers. e-services will deliver a distinctive set of services, including advanced financial planning and asset allocation, and investment products such as UBS and third-party funds, securities and pension products.

     UBS Asset Management is made up of two business units: Institutional Asset Management and Investment Funds/GAM.

     Institutional Asset Management is responsible for the Group's institutional asset management business, and for the investment management of the Groups mutual funds. Its diverse institutional client base located throughout the world consists of corporate and public pension plans, endowments and private foundations, insurance companies, central banks and supranationals, quasi-institutions, and financial advisers.

     Investment Funds/GAM is the mutual funds business of UBS. Investment Funds is one of the leading mutual funds providers in Europe and the seventh largest in the world. GAM is a diversified asset management group with assets composed primarily of private client accounts, institutional and mutual funds. Global Asset Management operates under its established brand name within UBS Asset Management and employs its own distinctive investment style. UBS Asset Management will increasingly leverage Global Asset Management's range of mutual funds and its multi-manager selection process, in which it selects the top 90 out of about 6,000 third-party fund providers, to enhance the range of its investment styles and products.

     The Corporate Center encompasses Group level functions which cannot be devolved to the operating divisions. Additionally, the Corporate Center plays an active role with regard to funding, capital and balance sheet management and management of foreign currency earnings.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 12, 2000

                                  BY AND AMONG

                            PAINE WEBBER GROUP INC.,

                                     UBS AG

                                      AND

                        NEPTUNE MERGER SUBSIDIARY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                    RECITALS
                                   ARTICLE I

                      CERTAIN DEFINITIONS; INTERPRETATION

SECTION                                                       PAGE
-------                                                       ----
1.01  Certain Definitions...................................   A-1
ARTICLE II
THE MERGER
2.01  The Merger............................................   A-8
2.02  Effective Time........................................   A-8
2.03  Closing...............................................   A-8
2.04  Reservation of Right to Revise Structure..............   A-8
ARTICLE III
CONSIDERATION; EXCHANGE
3.01  Merger Consideration..................................   A-9
3.02  Rights as Stockholders; Stock Transfers...............  A-11
3.03  Fractional Shares.....................................  A-11
3.04  Exchange Procedures...................................  A-11
3.05  Anti-Dilution Adjustments.............................  A-12
3.06  Options; Other Equity-Based Awards....................  A-13
3.07  Dissenting Stockholders...............................  A-14
ARTICLE IV
ACTIONS PENDING THE EFFECTIVE TIME
4.01  Forbearances of the Company...........................  A-14
4.02  Forbearances of Parent................................  A-16
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01  Disclosure Schedules..................................  A-16
5.02  Standard..............................................  A-17
5.03  Representations and Warranties of the Company.........  A-17
5.04  Representations and Warranties of Parent and the
  Merger Subsidiary.........................................  A-25
ARTICLE VI
COVENANTS
6.01  Reasonable Best Efforts...............................  A-28
6.02  Registration Statement................................  A-28
6.03  Parent Documents......................................  A-29
6.04  Stockholder Meetings..................................  A-30
6.05  Publicity.............................................  A-30
6.06  Access; Information...................................  A-30
6.07  Acquisition Proposals.................................  A-31
6.08  Regulatory Applications; Consents.....................  A-32
6.09  Employee Matters......................................  A-32
6.10  Notification of Certain Matters.......................  A-34
6.11  Indemnification; Directors' and Officers' Insurance...  A-34

SECTION                                                       PAGE
-------                                                       ----
6.12  Stock Exchange Approvals..............................  A-35
6.13  Dividends.............................................  A-35
6.14  Section 15 of the Investment Company Act..............  A-35
6.15  Affiliates............................................  A-36
6.16  Letters of Accountants................................  A-36
6.17  GE Stockholders Agreement.............................  A-36
6.18  ERISA Clients.........................................  A-36
6.19  GE Amendment and Yasuda Amendment.....................  A-37
6.20  Tax Matters...........................................  A-37
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
7.01  Conditions to Each Party's Obligation to Effect the
  Merger....................................................  A-37
7.02  Conditions to Obligation of the Company...............  A-38
7.03  Conditions to Obligation of Parent....................  A-38
ARTICLE VIII
TERMINATION
8.01  Termination...........................................  A-39
8.02  Effect of Termination and Abandonment.................  A-39
8.03  Termination Fee.......................................  A-40
ARTICLE IX
MISCELLANEOUS
9.01  Survival..............................................  A-40
9.02  Waiver; Amendment.....................................  A-40
9.03  Counterparts..........................................  A-41
9.04  Governing Law and Venue...............................  A-41
9.05  Expenses..............................................  A-41
9.06  Notices...............................................  A-41
9.07  Entire Understanding; No Third-Party Beneficiaries....  A-42
9.08  Severability..........................................  A-42
9.09  Assignment............................................  A-42
9.10  Enforcement...........................................  A-42
9.11  Interpretation........................................  A-42

     AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2000 (this "Agreement"), by and among Paine Webber Group Inc. (the "Company"), UBS AG ("Parent") and Neptune Merger Subsidiary, Inc. (the "Merger Subsidiary").

                                    RECITALS

     A. The Company. The Company is a Delaware corporation, having its principal place of business in New York, New York.

     B. Parent. Parent is an Aktiengesellschaft organized under the laws of Switzerland, having its principal places of business in Zurich and Basel, Switzerland.

     C. The Merger Subsidiary. The Merger Subsidiary is a Delaware corporation and a wholly owned subsidiary of Parent that has been organized for the purpose of effecting the Merger (as defined herein) in accordance with this Agreement.

     D. The Merger. Subject to the terms and conditions contained in this Agreement, the parties intend to effect the merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary being the corporation surviving such merger.

     E. Voting Agreements. As further conditions and inducements to the willingness of Parent to enter into this Agreement, (1) General Electric Company ("GE"), Subsidiaries of which hold not less than 21.0% of the presently outstanding shares of the Company Common Stock, has entered into an agreement with Parent, in the form of Exhibit A hereto, (2) The Yasuda Mutual Life Insurance Company ("Yasuda"), which holds not less than 7.0% of the presently outstanding shares of the Company Common Stock, has entered into an agreement with Parent, in the form of Exhibit B hereto, and (3) each of Donald B. Marron and Joseph J. Grano, Jr. (each such person, a "Management Stockholder" and, together with GE and Yasuda, the "Voting Agreement Parties"), stockholders of the Company collectively holding the power to vote not less than 1.0% of the outstanding shares of Company Common Stock, have entered into an agreement with Parent, in the form of Exhibit C hereto (each of the foregoing agreements with GE, Yasuda and the Management Stockholders, a "Voting Agreement", and collectively, the "Voting Agreements"), pursuant to each of which Voting Agreements, among other things, each Voting Agreement Party has agreed to vote or cause to be voted certain shares of Company Common Stock in favor of adoption of this Agreement.

     F. Tax-Free Treatment. The parties intend that, for U.S. federal income tax purposes, the transactions contemplated by this Agreement will qualify for the Tax Treatment.

     G. Board Action. The respective Boards of Directors of each of the Company, Parent and the Merger Subsidiary have each adopted resolutions approving this Agreement and the Merger and, in the case of each of the Boards of Directors of the Company and the Merger Subsidiary, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law, as amended (the "DGCL").

     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      CERTAIN DEFINITIONS; INTERPRETATION

     1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means any offer or other proposal which, if consummated, would result in an Acquisition Transaction, provided that solely for purposes of the definition of Acquisition Proposal, all references to 35% in the definition of Acquisition Transaction shall be deemed references to 20%.

          "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of (A) assets or businesses that constitute or represent 35% or more of the total revenue, operating income, assets or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, or (B) 35% or more of the outstanding shares of any class of capital stock of the Company or capital stock of, or other equity or voting interests in, any Subsidiary or Subsidiaries of the Company which, taken together, directly or indirectly hold at least the share of assets or businesses referred to in clause (A) above, whether by means of (a) a merger, share exchange or consolidation, or any similar transaction, (b) a purchase, lease or other sale, transfer or disposition, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) by a person (including a group of persons that would qualify as a "group" within the meaning of Section 13(d) of the Exchange Act) of such assets, businesses or shares of capital stock, or otherwise.

          "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall GE or any person in which it directly or indirectly holds securities be deemed to be an affiliate of the Company or its Subsidiaries; provided further, however, that (x) any investment account advised or managed by such person or one of its Subsidiaries or affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments for which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an affiliate of such person; and the terms "controlling" and "controlled" have correlative meanings.

          "Affiliate's Letter" has the meaning assigned in Section 6.15.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Average Closing Price" means the average of the closing sales prices for a Parent Share on the NYSE Composite Tape, as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by Parent, on the last trading day immediately preceding the Closing Date.

          "Bankruptcy and Equity Exception" has the meaning assigned in Section 5.03(e)(i).

          "Business Day" means any day other than Saturday, Sunday and any day on which banks in the State of New York are required or authorized by law or regulation to be closed.

          "Bylaws" has the meaning assigned in Section 2.01(c).

          "Cash Election Shares" has the meaning assigned in Section 3.01(b).

          "Certificate of Incorporation" has the meaning assigned in Section 2.01(b).

          "CFTC" means the United States Commodities Futures Trading Commission.

          "Client" means any person to whom the Company or any of its Subsidiaries provides investment advisory services under any Contract.

          "Closing" and "Closing Date" have the meanings assigned in Section
     2.03.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning assigned in the preamble to this Agreement.

          "Company Affiliate" has the meaning assigned in Section 6.15.

          "Company Common Stock" means the common stock, par value $1.00 per share, of the Company.

          "Company Financial Statements" has the meaning assigned in Section 5.03(h)(ii).

          "Company Options" means, collectively, outstanding options to purchase shares of Company Common Stock under the Company Stock Plans.

          "Company Proxy Statement" has the meaning assigned in Section 6.02(a).

          "Company Requisite Vote" has the meaning assigned in Section
     5.03(e)(i).

          "Company SEC Documents" has the meaning assigned in Section
     5.03(h)(i).

          "Company Stockholders Meeting" has the meaning assigned in Section
     6.04.

          "Company Stock-Based Award" has the meaning assigned in Section
     3.06(b).

          "Company Stock Plans" has the meaning assigned in Section 5.03(b).

          "Compensation and Benefit Plans" has, with respect to any person, the meaning assigned in Section 5.03(p)(i).

          "Confidentiality Agreement" has the meaning assigned in Section
     6.06(c).

          "Consideration" has the meaning assigned in Section 3.01(a)(i)(B).

          "Constitutive Documents" means, with respect to any juridical person, such person's articles or certificate of incorporation and bylaws or similar organizational documents.

          "Contract" means, with respect to any person, any agreement, indenture, debt instrument, contract, lease or legally binding commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

          "Converted Cash Election Share" has the meaning assigned in Section 3.01(c)(i)(C).

          "Converted Stock Election Share" has the meaning assigned in Section 3.01(c)(ii)(B).

          "Costs" has the meaning assigned in Section 6.11(a).

          "DGCL" has the meaning assigned in the Recitals.

          "Disclosure Schedule" has the meaning assigned in Section 5.01.

          "Dissenters' Shares" means shares of Company Common Stock the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL.

          "DOL" means the United States Department of Labor.

          "Effective Time" means the time at which the Merger becomes effective in accordance with Section 2.02.

          "Election" has the meaning assigned in Section 3.01(b).

          "Election Deadline" has the meaning assigned in Section 3.04(a).

          "Election Form" has the meaning assigned in Section 3.01(b).

          "Eligible Company Stockholders" are holders of shares of Company Common Stock who will not be "five percent transferee shareholders" as defined in United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or who enter into five-year gain recognition agreements in the form provided in United States Treasury Regulation Section 1.367(a)-8(b).

          "Employees" has the meaning assigned in Section 5.03(p)(i).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(p)(iii).

          "ERISA Client" has the meaning assigned in Section 6.18.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning assigned in Section 3.01(b).

          "Exchange Fund" has the meaning assigned in Section 3.04(b).

          "Exchange Offer" has the meaning assigned in Section 2.04.

          "Exchange Ratio" has the meaning assigned in Section 3.01(a)(i)(A).

          "Federal Reserve System" means the Board of Governors of the United States Federal Reserve System and the United States Federal Reserve Banks.

          "Fee Trigger Event" has the meaning assigned in Section 8.03(a)(ii).

          "Form F-4" has the meaning assigned in Section 6.02(a).

          "Fund Board" or "Fund Boards" has the meaning assigned in Section 5.03(t)(i).

          "GAAP" means generally accepted accounting principles in the United States.

          "GE" has the meaning assigned in the Recitals.

          "GE Amendment" has the meaning assigned in Section 5.03(e)(iii).

          "GE Stockholders Agreement" means the Amended and Restated Stockholders Agreement, dated August 6, 1997, between the Company, GE, General Electric Capital Corporation, General Electric Capital Holdings, Inc., and Kidder Peabody Group Inc., and joined in by GECS Holdings, Inc., in the form previously furnished to Parent, as further amended by the GE Amendment.

          "Governmental Authority" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States or any foreign government or any state or other political subdivision thereof or any state insurance or banking authority, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation and any court, tribunal or arbitrator(s) of competent jurisdiction.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnified Parties" has the meaning assigned in Section 6.11(a).

          "Insurance Amount" has the meaning assigned in Section 6.11(c).

          "IAS" means International Accounting Standards.

          "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

          "Investment Company" means any investment company within the meaning of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised, managed or distributed by the Company or one of its Subsidiaries (including the Registered Funds).

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

          "Involuntarily Terminated" means the termination of an employee's employment with Parent and its Subsidiaries by the employer of such employee following the Effective Time other than termination (i) owing to death or permanent disability or (ii) by Parent or any of its Subsidiaries for cause (as customarily defined by the Company prior to the Effective
     Time).

          "IRS" means the United States Internal Revenue Service.

          "Liens" means a charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under Securities Laws or a restriction arising under laws relating to the regulation of brokers, dealers, investment advisors, investment companies, banks, insurance companies and other regulated business or negative pledge or negative covenant provisions of agreements relating to indebtedness), claim, lien, or encumbrance of any nature whatsoever.

          "Litigation" has the meaning assigned in Section 5.03(l).

          "Management Stockholder" has the meaning assigned in the Recitals.

          "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, respectively, an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the respective financial condition, results of operations, assets or business of Parent and its Subsidiaries, the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole; provided, that "Material Adverse Effect" shall not be deemed to include effects or changes arising from: (1) changes in the economy of the United States or the global economy or securities markets in general, (2) changes in GAAP or IAS, (3) this Agreement or the transactions contemplated hereby or the announcement thereof (including the resignation of officers or employees of Parent or the Company or their respective Subsidiaries as a result thereof) and (4) changes in the financial services industry in general, provided that nothing in clauses (1), (2) and (4) shall include any change which materially disproportionately affects the applicable party and its Subsidiaries. The terms "Material" and "Materially", when capitalized herein, have correlative meanings.

          "Merger" has the meaning assigned in Section 2.01(a).

          "Merger Subsidiary" has the meaning assigned in the preamble to this Agreement.

          "MSRB" means the United States Municipal Securities Rulemaking Board.

          "Multiemployer Plans" has the meaning assigned in Section 5.03(p)(ii).

          "NASD" means the National Association of Securities Dealers, Inc.

          "New Certificates" has the meaning assigned in Section 3.04(b).

          "No-Election Shares" has the meaning assigned in Section 3.01(b).

          "NYSE" means the New York Stock Exchange, Inc.

          "Old Certificates" has the meaning assigned in Section 3.04(a).

          "Parent" has the meaning assigned in the preamble to this Agreement.

          "Parent Circular" has the meaning assigned in Section 6.03(a).

          "Parent Documents" has the meaning assigned in Section 6.03(a).

          "Parent Financial Statements" has the meaning assigned in Section 5.04(f)(ii).

          "Parent Requisite Vote" has the meaning assigned in Section 5.04(c).

          "Parent SEC Documents" has the meaning assigned in Section 5.04(f)(i).

          "Parent Severance Plan" has the meaning assigned in Section 6.09(d).

          "Parent Shareholders Meeting" has the meaning assigned in Section
     6.04.

          "Parent Shares" means the Ordinary Shares, par value CHF 10 per share, of Parent.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" has, with respect to any person, the meaning assigned in Section 5.03(p)(ii).

          "Per Share Cash Consideration" has the meaning assigned in Section 3.01(a)(i)(B).

          "Per Share Stock Consideration" has the meaning assigned in Section 3.01(a)(i)(A).

          "person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization or other entity.

          "Plans" has the meaning assigned in Section 5.03(p)(ii).

          "Previously Disclosed" has the meaning assigned in Section 5.01.

          "Registered Fund" has the meaning assigned in Section 5.03(t)(i).

          "Reports" has the meaning assigned in Section 5.03(g).

          "Representatives" means, with respect to any person, such person's directors, officers, employees, legal and financial advisors or any representatives of such legal and financial advisors.

          "Restraints" has the meaning assigned in Section 7.01(c).

          "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any preemptive or other right to subscribe for or acquire, or any options (including, in the case of the Company, the Company Options and the Company Stock-Based Awards), calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the United States Securities and Exchange Commission.

          "Second-Step Merger" has the meaning assigned in Section 2.04.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and all state securities laws and the rules and regulations thereunder.

          "Self-Regulatory Organization" means, with respect to any person, any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including any of the NYSE, the NASD, the National Futures Association, or any securities or other exchange or board of trade of which such person or any Subsidiary of such person is a member or to the supervision or regulation of which such person or any Subsidiary of such person is subject.

          "Stock Election Shares" has the meaning assigned in Section 3.01(b).

          "Stock Number" has the meaning assigned in Section 3.01(b).

          "Stock-Selected No-Election Share" has the meaning assigned in Section 3.01(c)(i)(B).

          "Stub Period" has the meaning assigned in Section 6.09(f).

          "Stub Period Bonuses" has the meaning assigned in Section 6.09(f).

          "Subsidiary" and "Significant Subsidiary" have the meanings assigned in Rule 1-02 of Regulation S-X of the SEC; provided, however, that (x) any investment account advised or managed by such person or one of its Subsidiaries or affiliates on behalf of a third party and (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the

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     business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed a Subsidiary of such person.

          "Subsidiary Common Stock" has the meaning assigned in Section 3.01(a)(iii).

          "Superior Proposal" has the meaning assigned in Section 6.07(a).

          "Surviving Corporation" has the meaning assigned in Section 2.01(a).

          "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

          "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

          "Tax Treatment" is the intention of the parties to this Agreement that
     (i) the Merger shall qualify as a "reorganization" within the meaning of
     Section 368(a) of the Code and the rules and regulations thereunder, (ii) Parent, the Merger Subsidiary and the Company will each be a "party" to such reorganization within the meaning of Section 368(b) of the Code and the rules and regulations thereunder, (iii) Parent will be treated as a corporation under Section 367(a) of the Code as to each Eligible Company Stockholder with respect to the Merger and (iv) Eligible Company Stockholders will not recognize taxable gain in connection with the receipt of Parent Shares exchanged for Company Common Stock pursuant to the Merger under Section 367(a) of the Code, except with respect to cash received in lieu of fractional share interests.

          "Treasury Shares" means shares of Company Common Stock, if any, owned by the Company or any of its Subsidiaries other than shares (i) held by the Company or any of its Subsidiaries in connection with any market-making or proprietary trading activity or for the account of another person, (ii) as to which the Company is or may be required to act in a fiduciary or similar capacity, (iii) held in satisfaction of a debt previously contracted or
     (iv) the cancellation of which would violate any legal duties or obligations of the Company or any of its Subsidiaries.

          "Two-Step Restructuring" has the meaning assigned in Section 2.04.

          "Voting Agreement" has the meaning assigned in the Recitals.

          "Voting Agreement Parties" has the meaning assigned in the Recitals.

          "Yasuda" has the meaning assigned in the Recitals.

          "Yasuda Amendment" has the meaning assigned in Section 5.03(e)(iii).

          "Yasuda Stockholders Agreement" means the Amended and Restated Investment Agreement by and between the Company and Yasuda, dated as of November 5, 1992.

          "Year 2000 Bonuses" has the meaning assigned in Section 6.09(f).

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                                   ARTICLE II

                                   THE MERGER

     2.01  The Merger.  At the Effective Time:

     (a) Structure and Effects of the Merger. Subject to Section 2.04, the Company will merge with and into the Merger Subsidiary in accordance with the terms set forth in this Agreement (the "Merger"), and the separate corporate existence of the Company will thereupon cease. The Merger Subsidiary will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Merger Subsidiary, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger except as set forth in this Article II. The Merger will have the effects specified in the DGCL.

     (b) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation") shall be the certificate of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the DGCL.

     (c) Bylaws. The bylaws of the Surviving Corporation (the "Bylaws") will be the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

     (d) Directors. The directors of the Surviving Corporation will be the directors of the Merger Subsidiary immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, will hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

     2.02 Effective Time. The Merger will become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties will cause the Merger to become effective (a) on a date that is not later than three Business Days after the last of the conditions set forth in Article VII (other than conditions that by their terms cannot be satisfied until the time of Closing) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) on such other date as the parties may agree in writing.

     2.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other place as the parties shall agree, on the date (the "Closing Date") when the Effective Time is to occur.

     2.04 Reservation of Right to Revise Structure. At Parent's election, the Merger may alternatively be structured (a) so that the Company is merged into a wholly owned subsidiary of Parent other than the Merger Subsidiary or (b) following the making of any Acquisition Proposal, to provide for an exchange offer (the "Exchange Offer") for the Company Common Stock, in each case to be followed by an unconditional merger (the "Second-Step Merger") upon consummation of the Exchange Offer (the "Two-Step Restructuring"); provided, that (i) in the case of clause (b) of this Section 2.04, (x) 50% of the shares of Company Common Stock exchanged in the Exchange Offer shall be exchanged for 0.4954 of a Parent Share and 50% of the shares of Company Common Stock exchanged in the Exchange Offer shall be exchanged for $73.50 per share in cash; (y) 50% of the shares of Company Common Stock converted in the Second-Step Merger shall be converted into
0.4954 of a Parent Share and 50% of the shares of Company Common Stock converted in the Second-Step Merger shall be converted into $73.50 per share in cash; and
(z) the Board of Directors of the Company determines in good faith that the Two-Step Restructuring would not adversely affect the Company or its stockholders in a way in which they would not have been adversely affected if the Two-Step Restructuring were not effected (it being understood that

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accelerating the date of the Closing would not adversely affect the Company or its stockholders for this purpose); (ii) no such alternative described in clause
(a) or (b) of this Section 2.04 shall (x) alter or change adversely the treatment of the holders of Company Options or (y) impede receipt of any approval or consent referred to in Section 7.01(b) or the consummation of the transactions contemplated by this Agreement; and (iii) no such alternative described in clause (a) or (b) of this Section 2.04 shall in the view of counsel to the Company or counsel to Parent adversely affect such counsel's ability to provide the tax opinion described in Sections 7.02(c) and 7.03(c), respectively, of this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                  ARTICLE III

                            CONSIDERATION; EXCHANGE

     3.01 Merger Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Subsidiary or any holder of shares of capital stock of the Company:

          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters' Shares, Treasury Shares and shares held directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 3.01(b) and (c), the other provisions of this Section 3.01 and possible adjustment as set forth in Section 3.05, either:

             (A) 0.4954 (the "Exchange Ratio") of a Parent Share (the "Per Share Stock Consideration"), or

             (B) $73.50 in cash (the "Per Share Cash Consideration" and, together with the "Per Share Stock Consideration," the "Consideration").

          (ii) Each share of Company Common Stock that, immediately prior to the Effective Time, is a Treasury Share or is owned directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

          (iii) At the Effective Time, each share of Common Stock, par value $0.01 per share ("Subsidiary Common Stock"), of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Subsidiary Common Stock of the Surviving Corporation.

          (iv) Notwithstanding clause (i)(A) of this Section 3.01(a), Parent may at its option, but shall not be obliged to, increase the fraction of a Parent Share into which each share of Company Common Stock may be converted pursuant to Section 3.01(a)(i)(A) to the extent that, in the reasonable judgment of Parent, such increase is necessary to enable the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of Company Common Stock will be entitled (i) to elect to receive Parent Shares for all of the shares of Company Common Stock ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all of the shares of Company Common Stock ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all of the shares of Company Common Stock ("No-Election Shares") held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will equal as nearly as practicable fifty percent (50%) of the total number of shares of Company Common Stock outstanding

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immediately prior to the Effective Time. All such elections (each, an
"Election") shall be made on a form designed for that purpose by Parent and reasonably acceptable to the Company (an "Election Form"). Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") will be a bank or trust company in the United States selected by Parent and reasonably acceptable to the Company.

     (c) The allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

          (i) Number of Stock Elections Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

             (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

             (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Number, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Number, all No-Election Shares will be Stock-Selected No-Election Shares,

             (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

             (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

          (ii) Number of Stock Elections Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then

             (A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

             (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Cash Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

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             (C) each Stock Election Share that is not a Converted Stock
        Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock will cease to be, and will have no rights as, stockholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time, (b) any cash in lieu of any fractional Parent Share and (c) the Consideration provided under this Article III. After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

     3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional Parent Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent will pay to each holder of Company Common Stock who otherwise would be entitled to a fractional Parent Share (after taking into account all Old Certificates delivered to the Exchange Agent or held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Average Closing Price.

     3.04 Exchange Procedures. (a) At the time of mailing of the Company Proxy Statement to holders of record of Company Common Stock entitled to vote at the Company Stockholders Meeting, Parent will mail, or cause the Exchange Agent to mail, therewith an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the Business Day that is two trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and accompanied by the certificates representing all the shares of Company Common Stock ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an eligible organization) in the case of shares that are not held in book entry form. For shares that are held in book entry form, Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company. Parent shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 3.01 hereof, and, after consultation with the Company, all such computations will be conclusive and binding on the former holders of Company Common Stock absent manifest error. Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. Any Election Form may be revoked, by the stockholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 3.04 for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. Prior to the Effective Time, Parent and the Merger Subsidiary will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.04, the provisions of which agreement may vary the provisions of such Sections in any respect not material and adverse to the stockholders of the Company.

     (b) Immediately prior to the Effective Time, the Merger Subsidiary will issue and deliver to the Exchange Agent, acting as nominee for Parent, a number of shares of Subsidiary Common Stock equal to

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the number of shares of Company Common Stock to be converted in the Merger, in consideration for the agreement of Parent contained herein to issue and deliver Parent Shares in the Merger. At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with the Exchange Agent certificates representing Parent Shares ("New Certificates") and an amount of cash (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) and any cash in lieu of any fractional Parent Share, being hereinafter referred to as the "Exchange Fund") sufficient to deliver to the holders of Company Common Stock the aggregate Consideration to which such holders are entitled pursuant to Section 3.01, together with all cash and other property to which such holders may be entitled pursuant to Sections 3.02 and 3.03 in respect of dividends and distributions or cash in lieu of fractional share interests. At the time of such deposit, Parent will irrevocably instruct the Exchange Agent to deliver such Consideration to such holders after the Effective Time in accordance with the procedures of the Exchange Agent referred to in Section 3.04(a). The shares of Subsidiary Common Stock issued by the Merger Subsidiary and delivered to the Exchange Agent at the Effective Time shall be deliverable to, or registered in the name or names of, Parent or such other person or persons as Parent shall instruct.

     (c) The Surviving Corporation will cause the New Certificates into which shares of a holder's Company Common Stock are converted on the Effective Date and/or any cash in respect of any Per Share Cash Consideration, cash in lieu of fractional share interests or dividends or distributions which such person is entitled to receive to be delivered to such stockholder upon delivery (if not previously delivered) to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such Old Certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any Consideration, or any cash in respect of fractional share interests or dividends or distributions, that any such person is entitled to receive pursuant to this
Article III upon such delivery to the Exchange Agent of Old Certificates.

     (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) No dividends or other distributions on Parent Shares with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive such Parent Shares until the holder thereof is entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of Company Common Stock will be eligible to be voted at any meeting of holders of Parent Shares until the holder of the related Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder also will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Parent Shares such holder had the right to receive upon surrender of such Old Certificates.

     (f) Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for six months after the Effective Time will be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Article III thereafter shall look only to Parent for, and, subject to
Section 3.04(d), Parent shall remain liable for, payment of their claim for Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Shares deliverable in respect of each share of Company Common Stock represented by such Old Certificates such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

     3.05 Anti-Dilution Adjustments. Should Parent change (or establish a record date for changing) the number of Parent Shares issued and outstanding prior to the Effective Date by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Parent Shares having a record date preceding the Effective Time, the Exchange Ratio will be adjusted

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appropriately to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction.

     3.06 Options; Other Equity-Based Awards. (a) At the Effective Time, each then outstanding Company Option, whether vested or unvested, will be converted into the right to acquire a number of Parent Shares equal to the product, rounded to the nearest whole share, of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the Exchange Ratio, at a per share exercise price, rounded down to the nearest whole cent, equal to (x) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Option divided by (y) the number of Parent Shares deemed purchasable under such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option which is an "incentive stock option," as defined under Section 422 of the Code, the adjustments provided by this Section shall be effected in a manner consistent with Section 424(a) of the Code. Prior to the Effective Time, the Company and Parent will make all necessary arrangements with respect to the Company Stock Plans and the stock plans of Parent to permit the assumption of such Company Options by Parent pursuant to this Section 3.06.

     (b) At the Effective Time, each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive shares of Company Common Stock or to receive benefits measured by the value of a number of shares of Company Common Stock, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Company Stock Plans and any other Company Compensation and Benefit Plan, except for Company Options converted in accordance with Section 3.06(a) above (each, a "Company Stock-Based Award"), shall be deemed to be converted into a right to acquire or receive, or to receive benefits measured by, as the case may be, the number of Parent Shares equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, and such rights with respect to the Parent Shares shall otherwise be subject to the same terms, conditions and restrictions, if any, as were applicable to the Company Stock-Based Awards. At or prior to the Effective Time, the Company shall take all actions (if any) as may be required to effect the provisions of this Section 3.06(b).

     (c) At the Effective Time, Parent will assume each then outstanding Company Option and Company Stock-Based Award, as converted pursuant to this Section 3.06, in accordance with the terms of the Company Stock Plan under which such Company Option and Company Stock-Based Award was granted and the agreement, if any, by which it is evidenced. At or prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Company Options and Company Stock-Based Award assumed by it in accordance with this Section 3.06. Not later than the Closing Date, Parent will file a registration statement on Form S-8, or another appropriate form with respect to the Parent Shares subject to such Company Options and Company Stock-Based Awards, and will use its reasonable best efforts to maintain the effectiveness of that registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options and Company Stock-Based Awards remain outstanding. Except as otherwise specifically provided by this Section 3.06, the terms of the Company Options and Company Stock-Based Awards, and the relevant Company Stock Plans and Company Compensation and Benefit Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Company Options and Company Stock-Based Awards after giving effect to the Merger and the assumptions by Parent as set forth above.

     (d) As soon as practicable following the Effective Time, Parent shall deliver to the holders of Company Options and Company Stock-Based Awards appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and Company Compensation and Benefit Plans and the agreements evidencing the grants of such Company Options and Company Stock-Based Awards, and that such Company Options and Company Stock-Based Awards and such agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.06(a) and (b)).

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     3.07  Dissenting Stockholders.  Dissenters' Shares will be paid for by
Parent in accordance with Section 262 of the DGCL. The Company shall give Parent
(a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

                                   ARTICLE IV

                       ACTIONS PENDING THE EFFECTIVE TIME

     4.01 Forbearances of the Company. Except as set forth in the Company's Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates.

          (b) Capital Stock. Other than pursuant to Rights that are set forth in Section 5.03(b), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any of its Subsidiaries (other than issuances or sales by a Subsidiary to the Company or a wholly owned Subsidiary of the Company) or any Rights in respect thereof (including any rights issued under any stockholders rights plan or similar plan), (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, other than pursuant to the Company's Equity Plus Program, or new grants of options, Rights or similar stock-based employee rights to employees (other than officers or directors) or newly hired employees, in the ordinary course of business consistent with past practice (provided that any vesting provisions of such new grants (other than pursuant to the Company's Equity Plus Program) shall not accelerate as a result of the transactions contemplated by this Agreement).

          (c) Dividends, Etc. (i) Declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or property) on or in respect of, or declare or make any distribution on, any shares of capital stock of the Company or any of its Subsidiaries, other than (x) dividends and distributions from direct or indirect wholly owned Subsidiaries of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company, (y) regular quarterly cash dividends on the Company Common Stock at a rate not exceeding $0.12 per share per calendar quarter and (z) fixed-rate dividends paid pursuant to the existing terms of the outstanding preferred trust securities of the Company's Subsidiaries, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, severance or similar contract with any director, officer or employee of the Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations that are existing as of the date hereof, (iv) for employment arrangements for, or grants of awards to, newly hired employees or employees other than officers or directors in the ordinary course of business

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     consistent with past practice, (v) new employment contracts Previously
     Disclosed and (vi) for arrangements specifically contemplated by this Agreement.

          (e) Benefit Plans. Enter into, establish, adopt or amend in any material respect (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations that are existing as of the date hereof and
     (iii) as specifically contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of its Subsidiaries.

          (f) Dispositions. Except for sales, transfers, mortgages, encumbrances or other dispositions of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, businesses or properties having a value in excess of $15,000,000 individually or $50,000,000 in the aggregate.

          (g) Acquisitions. Except for the acquisition of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire any assets, businesses, or properties having a value in excess of $15,000,000 individually or $50,000,000 in the aggregate, it being understood that the Company will not, nor will it cause any of its Subsidiaries to, make any acquisition of assets or businesses not precluded by this clause (g) if, to the knowledge of the Company, such acquisition would be prohibited by Section 4.01(m)(ii).

          (h) Constitutive Documents. Amend the Constitutive Documents of the Company or any of its Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles or material accounting practices, other than as may be required by GAAP.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Contract that is or would be required to be publicly filed with the SEC pursuant Item 601(b)(10) of Regulation S-K under the Securities Act (other than any Contract required to be filed under clause (iii) of such Item 601(b)(10)), or amend or modify in any material respect any such Contract.

          (k) Claims. Settle any material claim, action or proceeding, except for any such claim, action or proceeding involving solely money damages where, if the relevant litigation has been the subject of a reserve, the amount paid or to be paid in settlement or compromise does not exceed such reserve, and, in any case, the relevant litigation is not reasonably likely to establish an adverse precedent that would be material to the Company's business or require material changes in the Company's business practices.

          (l) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (m) Adverse Actions.

             (i) Knowingly take any action that is reasonably likely to result in any of the Company's representations or warranties set forth in this Agreement being or becoming untrue such that the conditions to the Merger set forth in Article VII would not be satisfied, except as may be expressly required by applicable law or regulation; or

             (ii) Knowingly engage in any new line of business or knowingly make any acquisition of assets of a type not currently held by the Company or any of its Subsidiaries that would not be permissible for a United States financial holding company (as defined in 12 U.S.C. sec. 1841(p)) or would subject Parent, the Company or any Subsidiary of either to regulation by a

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        Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

          (n) Tax Treatment. Take or fail to take any action that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Tax Treatment or that would prevent the tax opinions described in Sections 7.02(c) and 7.03(c) from being provided.

          (o) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01 (a) through (n).

     4.02 Forbearances of Parent. Except as set forth in Parent's Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Parent and its Subsidiaries other than in the ordinary and usual course, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its material business organizations and assets and maintain its material rights, franchises and material existing relations with clients, customers, suppliers, employees and business associates.

          (b) Dividends. Declare, set aside for payment or pay any dividend or other distribution on, or in respect of, any Parent Shares other than regular periodic cash dividends and distributions; it being understood that Parent may in 2000 declare and pay a cash dividend with respect to a nine-month period, and, after the Closing Date, declare and pay a dividend with respect to the remaining three-month period.

          (c) Constitutive Documents. Amend the Constitutive Documents of Parent or the Merger Subsidiary in any manner that would impede or delay the Merger and the other transactions contemplated hereby or would adversely affect the rights of a holder of Parent Shares.

          (d) Acquisitions. Enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless, to the knowledge of Parent, such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger.

          (e) Adverse Actions. Knowingly take any action reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue such that the conditions to the Merger set forth in Article VII would not be satisfied, except as may be expressly required by applicable law or regulation.

          (f) Tax Treatment. Subject to Section 3.01(a)(iv), take or fail to take any action that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Tax Treatment or that would prevent the tax opinions described in Sections 7.02(c) and 7.03(c) from being provided.

          (g) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.02(a) through (f).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, the Company delivered to Parent, and Parent delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its

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covenants contained in Article VI; provided that (i) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established in Section 5.02 and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or Parent, respectively. Information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or one or more covenants, in each case that is contained (or expressly incorporated by reference) in a correspondingly enumerated portion of such Disclosure Schedule, is described herein as "Previously Disclosed". Any matter disclosed in any section of either Disclosure Schedule shall be deemed disclosed for all purposes and sections thereof.

     5.02 Standard. No representation or warranty of the Company or Parent contained in Section 5.03 (other than Sections 5.03(b), 5.03(c)(the first sentence thereof), 5.03(i) and 5.03(j)(i)) or 5.04 (other than 5.04(g) and 5.04(h)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a particular representation or warranty, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to a particular representation or warranty, unless such fact, event or circumstance, whether individually or taken together with all other facts, events or circumstances that should have been so disclosed (whether or not as exceptions) with respect to such particular representation or warranty contained in Section 5.03 or 5.04, results or would be reasonably likely to result in a Material Adverse Effect with respect to the Company, in the case of Section 5.03, or Parent, in the case of Section 5.04, or would materially impair or delay the ability of the parties to consummate the Merger or the other transactions contemplated hereby.

     5.03  Representations and Warranties of the Company.  Subject to Sections
5.01 and 5.02 and except as specifically disclosed in the Company SEC Documents or as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

          (a) Organization, Standing and Authority. The Company is duly incorporated and an existing corporation in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the States of the United States and each foreign jurisdiction (with respect to jurisdictions which recognize such concept) where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (b) Capital Stock.  As of the date of this Agreement, the Company has
     (i) 400,000,000 authorized shares of Company Common Stock, of which 146,748,399 shares were outstanding as of July 7, 2000, and (ii) 20,000,000 authorized shares of Company Preferred Stock, of which no shares are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Set forth on the Company's Disclosure Schedule is a list of each Compensation and Benefit Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued ("Company Stock Plans"). As of July 7, 2000, the Company has outstanding Company Options representing the right to acquire 33,614,900 shares of Company Common Stock. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans, except that, as of July 7, 2000, there were 15,014,217 shares of Company Common Stock authorized for issuance pursuant to the Company Stock Plans. Except as set forth above, there are no existing Rights of any kind with respect to the Company, and no securities or obligations evidencing such Rights are authorized, issued or outstanding. Except for the Convertible Debentures of the Company previously issued to certain key employees of the Company and its Subsidiaries in 2000 prior to the date hereof, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

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          (c) Subsidiaries.  Exhibit 21 to the Company's Annual Report on Form
     10-K for the fiscal year ended December 31, 1999 includes all the Subsidiaries of the Company which as of the date hereof are Significant Subsidiaries. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company"s Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Significant Subsidiaries are validly issued, fully paid and nonassessable and subject to no Rights and are owned by the Company or a Subsidiary of the Company free and clear of any Liens. Each of the Company's Significant Subsidiaries is in good standing under the laws of the jurisdiction in which it is organized, and is duly qualified to do business and in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets.

          (e) Corporate Authority and Action.

             (i) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under this Agreement and, subject only to obtaining the requisite adoption of this Agreement by the holders of a majority of the shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the "Company Requisite Vote"), to consummate the Merger. This Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors" rights and to general equity principles (the "Bankruptcy and Equity Exception").

             (ii) The Company has taken all action necessary in order to exempt this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby are exempt from, (i) the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, and of any other State and (ii) the provisions of Article XIII of the Company's certificate of incorporation with respect to "Business Combinations".

             (iii) The Company has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, and has entered into, amendments to each of the GE Stockholders Agreement and the Yasuda Stockholders Agreement (the "GE Amendment" and the "Yasuda Amendment", respectively). Each of the GE Amendment and the Yasuda Amendment is a valid and legally binding agreement of the Company and, assuming the due authorization, execution and delivery of such agreement by each other party thereto, is enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (f) Governmental Filings; No Violations. Other than those (i) pursuant to Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) pursuant to the European Community Merger Control Regulation, (iv) required to be made with Self-Regulatory Organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies, (v) required to be made pursuant to state insurance or banking and trust company regulations and (vi) such other filings and/or notices set forth in the

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     Company's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. Subject, in the case of clause (A) below, to obtaining the Company Requisite Vote, and the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby, (A) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and
     (B) the execution and delivery of the GE Amendment and the Yasuda Amendment, and the performance by the Company of its obligations thereunder, do not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its Subsidiaries or to which the Company or any of the Company's Subsidiaries or its or their properties is subject or bound or
     (2) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such Contract.

          (g) Reports. The Company and its Subsidiaries have filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (i) the SEC or the CFTC or (ii) any other applicable Governmental Authorities (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Reports"), including all Reports required under the Securities Laws. Each of the Reports, when filed, complied as to form with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

          (h) Company SEC Documents and Financial Statements.

             (i) Since January 1, 1998, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC ("Company SEC Documents"). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Company SEC Documents, including the financial statements, exhibits and schedules thereto, filed and publicly available with the SEC prior to the date hereof complied (and each of the Company SEC Documents filed after the date of this Agreement, will comply) as to form with applicable Securities Laws and did not (or in the case of statements, circulars or reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

             (ii) Each of the Company's consolidated statements of financial condition or balance sheets included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules, fairly presented in all material respects (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet and each of the Company's consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into Company SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Company Financial Statements"), fairly presented in all material respects (or, in the case of Company SEC

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        Documents filed after the date of this Agreement, will fairly present in all material respects) the consolidated results of operations, cash flows and changes in stockholders" equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except, in the case of unaudited statements, for the absence of notes).

          (i) Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements or the Company SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

          (j) Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or the transactions contemplated hereby and except as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any Material Adverse Effect on the Company or, to the knowledge of the Company, any development or combination of developments reasonably likely to have a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends of $0.12 per share on the Company's Common Stock, (iii) any split, dividend, combination, recapitalization or similar transaction with respect to any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options awarded prior to the date hereof in accordance with their terms, (iv) prior to the date hereof (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business and in accordance with past practice or as was required under any employment agreements in effect as of December 31, 1999,
     (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business and consistent with past practice, or (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Compensation and Benefit Plan, other than in the ordinary course of business and consistent with past practice, (v) except as required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (vi) any tax election that would be Material to the Company or any of its tax attributes or any settlement or compromise of any Material income tax liability (other than any such liability that was the subject of a dispute disclosed on Section 5.03(r) of the Company's Disclosure Schedule).

          (k) Intentionally Omitted.

          (l) Litigation; Regulatory Action. Except as disclosed in the Company SEC Documents filed before the date of this Agreement, no litigation, proceeding, investigation or controversy ("Litigation") before any court, arbitrator, mediator, or Governmental Authority is pending against or involves the Company or any of its Subsidiaries, and, to the Company's knowledge, no such Litigation has been threatened; neither the Company nor any of its Subsidiaries is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisors or insurance agents and brokers or the supervision or regulation of the Company or any of its Subsidiaries or any of the other businesses they conduct; and neither the Company nor any of its Subsidiaries has been notified in writing by or received any written communication from any such Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness

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     of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (m) Compliance with Laws.  Each of the Company and its Subsidiaries:

             (i) in the conduct of business, including its sales and marketing practices, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, suitability requirements, orders or decrees applicable thereto or to the employees conducting such businesses, and with the applicable rules of all Self-Regulatory Organizations to which it is subject;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made or obtained all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit it to own and operate its businesses as presently conducted; and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

             (iii) has received no written notification or written communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, rules, regulations, or ordinances which such Governmental Authority enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange or governmental authorization, (C) requiring it (including any of its directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers, dealers, investment advisors or banking organizations generally);

             (iv) is not, nor is any Affiliate of it, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary of the Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15,
        Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for, or proceeding or investigation, whether formal or informal or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation;

             (v) is not required to be registered as an investment company; and

             (vi) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA ("ERISA Plans"), it has not
        (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA, (B) engaged in a "prohibited transaction" within the meaning of
        Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or
        Section 4975(a) of the Code or (C) engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude such person from providing services to any ERISA Plan.

          (n) Registrations. The Company and each of its Subsidiaries which are required to be registered as a broker-dealer, an investment advisor, a commodity pool operator, futures commission merchant, introducing broker, commodity trading advisor or insurance agent with the SEC, the CFTC, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization are duly registered as such and such registrations are in full force and effect. All United States Federal, state and foreign registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be

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     filed with respect thereto, are accurate and complete. Since January 1,
     1998, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries on any Form G-37/G-38 or recorded by the Company or any such Subsidiary pursuant to Rule G-8(a)(xvi) of the MSRB.

          (o) No Brokers. None of the Company or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the transactions contemplated hereby, except that the Company has engaged The Blackstone Group L.P. and Goldman, Sachs & Co. as its financial advisors, the arrangements with which have been provided to Parent.

          (p) Compensation and Benefit Plans.

             (i) The Company has Previously Disclosed a complete list of all material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, bonus, deferred compensation, profit-sharing, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, and all material employment or severance contracts, contract or arrangement (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been provided or made available to Parent.

             (ii) All Compensation and Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
        Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period ending on the date hereof.

             (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its

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        Subsidiaries has provided, or is required to provide, security to any
        Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v) Under each Pension Plan which is a single-employer plan, as of the most recently completed actuarial valuation prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan"s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and to the knowledge of the Company there has been no adverse change in the financial condition of such Pension Plan since such valuation date.

             (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan other than obligations required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA.

             (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any Employee under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan, (C) result in any acceleration of the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any such benefit, or (D) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (q) Labor Relations. Each of the Company and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers" compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or its Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, is negotiating or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving the Company"s or any of its Subsidiaries" employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (r) Taxes. (i) The Company and its Subsidiaries have filed completely and correctly in all material respects all Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all material Taxes, including material withholding Taxes, owed by the Company or its Subsidiaries; (ii) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper taxing authorities to the extent due and payable; (iii) the Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any of its Subsidiaries for the fiscal years prior to and including the most recent fiscal year;
     (iv) the Company or its predecessor has been

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     a member of the Company"s existing U.S. federal consolidated group for at least the past 20 years; (v) the Company is not a party to any tax sharing agreement or arrangement, other than with its Subsidiaries; (vi) no liens for Taxes exist with respect to any of the assets or properties of the Company, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; (vii) all of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs; (viii) all Taxes due with respect to any completed and settled audit, examination or deficiency Litigation with any taxing authority have been paid in full; (ix) there is no audit, examination, deficiency, or refund Litigation pending with respect to any Taxes and during the past three years no taxing authority has given written notice of the commencement of any audit, examination or deficiency Litigation, with respect to any Taxes; (x) neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, arrangement, plan or intention to take any action that is reasonably likely to prevent the (A) transactions contemplated by this Agreement from qualifying for the Tax Treatment or (B) tax opinions described in Sections 7.02(c) and 7.03(c) from being provided.

          (s) Proprietary Rights. The Company and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property necessary to carry on their business substantially as currently conducted and, to the knowledge of the Company, there are no infringements of or conflicts with the rights of others with respect to the use of such names, service-marks, trademarks, or other intellectual property in any state of the United States.

          (t) Investment Advisory Activities.

             (i) Each of the Investment Companies (or the trust of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act (each, a "Registered Fund") is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act) of the Registered Funds or the Company. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act, to the extent applicable.

             (ii) Each of the Investment Companies is in compliance with all applicable United States federal, state and foreign laws, rules and regulations of the SEC, the CFTC, the IRS, and any Self-Regulatory Organization having jurisdiction over such Investment Company.

             (iii) Each Investment Company has been operated or managed in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for that Investment Company. The Company and its Subsidiaries have operated their investment accounts in accordance with the investment objectives and guidelines in effect for such investment accounts.

             (iv) Neither the Company, nor, to the knowledge of the Company, any "affiliated person" (as defined in the Investment Company Act) of the Company, is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to a Registered Fund; neither the Company, nor, to the knowledge of the Company, any "associated person" (as defined in the Investment Advisers Act) of the Company is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as an associated person to a registered investment advisor.

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          (u) Financial Opinion.  The Company has received the oral opinion (to be subsequently confirmed in writing) of Goldman, Sachs & Co., on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Consideration is fair from a financial point of view to holders of shares of Company Common Stock (other than Parent and its affiliates).

          (v) Certain Contracts. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or its Subsidiaries is or would be conducted.

          (w) Derivatives. All swap, forward, future, option, or any other similar agreement or arrangement executed or arranged by the Company, whether entered into for the Company's account, or for the account of one or more of the Company's Subsidiaries or their customers, to the Company's knowledge, were entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

     5.04 Representations and Warranties of Parent and the Merger Subsidiary. Except as Previously Disclosed, Parent and the Merger Subsidiary hereby represent and warrant to the Company as follows:

          (a) Organization, Standing and Authority. Parent has been duly organized and is an existing Aktiengesellschaft under the laws of Switzerland and is in good standing under the laws of Switzerland. The Merger Subsidiary has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware. Each of Parent and the Merger Subsidiary is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdiction (with respect to jurisdictions which recognize such concept) where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Parent and its Subsidiaries has in effect all United States Federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Capital Stock. At May 31, 2000, Parent had issued and paid up share capital of 431,192,263 shares of capital stock, of which 1,053,082 shares were at the disposal of the Parent Board of Directors. In addition to the issued and paid up share capital, 758,807 shares of capital stock are unissued and are reserved for the Parent employee share ownership plan and optional dividend warrants. In the aggregate, these 431,951,070 shares represent the maximum amount of shares of capital stock that may be issued in the future without further approval from the stockholders of Parent.

          (c) Corporate Authority and Action. Parent and the Merger Subsidiary each has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and, subject only to obtaining the requisite authorization of an increase in the ordinary share capital of Parent by the affirmative vote of not less than two-thirds of all the Parent Shares represented at the Parent Shareholders Meeting (the "Parent Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding agreement of Parent and the Merger Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (d) Parent Shares. Subject only to obtaining the Parent Requisite Vote, the Parent Shares to be issued in the Merger, when issued in accordance with Section 3.01, will be duly and validly issued and fully paid up and subject to no preemptive rights.

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

          (e) Governmental Filings; No Violations. Other than the filings and/or notices (i) pursuant to Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) pursuant to the European Community Merger Control Regulation, (iv) required to be made pursuant to state insurance or banking regulations or with the Board of Governors of the Federal Reserve System, (v) required to be made with the NYSE, the Swiss Exchange and other Self-Regulatory Organizations and (vi) such other filings and/or notices set forth in Parent's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of this Agreement by Parent and by the Merger Subsidiary and the consummation by Parent and the Merger Subsidiary of the Merger and the other transactions contemplated hereby. Subject to obtaining the Parent Requisite Vote, and the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the consummation of the Merger and other transactions contemplated hereby, does not and will not (A) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its Subsidiaries or to which Parent or any of Parent's Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of Parent or any of its Subsidiaries, or
     (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such Contract.

             (f) Parent SEC Documents and Financial Statements.

             (i) Parent has timely filed or furnished all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the federal Securities Laws required to be filed or furnished by it or any of its Subsidiaries with respect to periods since December 31, 1998 through the date of this Agreement (collectively, the "Parent SEC Documents") and will promptly provide each such registration statement, offering circular, report, definitive proxy statement or information statement filed, furnished or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated). As of their respective dates (and without giving effect to any amendments or modifications filed or furnished after the date of this Agreement), each of the SEC Documents, including the financial statements, exhibits and schedules thereto, filed, furnished or circulated prior to the date hereof complied (and each of the Parent SEC Documents filed, furnished or circulated after the date of this Agreement, will comply) as to form with applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed, furnished or circulated after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

             (ii) Each of Parent's consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents, including the related notes and schedules, fairly presented (or, in the case of Parent SEC Documents filed or furnished after the date of this Agreement, will fairly present) the consolidated financial position of Parent and its Subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and changes in equity included in or incorporated by reference into Parent SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Parent Financial Statements"), fairly presented (or, in the case of Parent SEC Documents filed or furnished after the date of this Agreement, will fairly present)

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        the consolidated results of operations, cash flows and changes in equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with IAS consistently applied during the periods involved and, in the case of notes 42 and 43 to the consolidated financial statements of Parent included in the Annual Report on Form 20-F of Parent filed with the SEC on June 30, 2000, the information included presents fairly a reconciliation of the consolidated financial position and consolidated results of operations between IAS and GAAP consistently applied during the periods involved (except, in each case, as may be noted therein and except, in the case of unaudited statements, for the absence of notes).

          (g) Absence of Undisclosed Liabilities. Except as disclosed in the Parent Financial Statements or the Parent SEC Documents filed prior to the date hereof, none of Parent or its Subsidiaries has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent.

          (h) Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or the transactions contemplated hereby and except as disclosed in the Parent SEC Documents filed prior to the date hereof, since December 31, 1999, Parent and its Subsidiaries have conducted their business only in the ordinary course, and there has not been any Material Adverse Effect on Parent or, to the knowledge of Parent, any development or combination of developments reasonably likely to have a Material Adverse Effect.

          (i) Litigation; Regulatory Action. Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, no Litigation before any court, arbitrator, mediator or Governmental Authority is pending against or involves Parent or any of its Subsidiaries, and, to Parent"s knowledge, no such Litigation has been threatened.

          (j) Compliance with Laws.  Each of Parent and its Subsidiaries:

             (i) in the conduct of business, including its sales and marketing practices, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, suitability requirements, orders or decrees applicable thereto or to the employees conducting such businesses (in their capacity as employees), and with the applicable rules of all Self-Regulatory Organizations to which it is subject;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made or obtained all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all Governmental Authorities that are required in order to permit it to own and operate its businesses as presently conducted; and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

             (iii) has received no written notification or written communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, rules, regulations, or ordinances which such Governmental Authority enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange or governmental authorization, (C) requiring it (including any of its directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of Parent or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers, dealers or investment advisors generally);

             (iv) is not, nor is any Affiliate of it, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the

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        registration of any broker-dealer Subsidiary of Parent as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act; and

             (v) is not required to be registered as an investment company.

          (k) Investment Companies. Neither Parent nor, to the knowledge of Parent, any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to a Registered Fund; and neither Parent nor, to the knowledge of Parent, any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to
     Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor.

          (l) Funds. At the Effective Time, Parent will have the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

          (m) Interim Operations of the Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. The Merger Subsidiary is a wholly owned subsidiary of Parent.

          (n) Taxes. Parent and its Subsidiaries have paid, or made adequate provision for the payment of, all material Taxes, including material withholding Taxes, owed by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, arrangement, plan or intention to take any action that is reasonably likely to prevent the (x) transactions contemplated by this Agreement from qualifying for the Tax Treatment or (y) tax opinions described in Sections 7.02(c) and 7.03(c) from being provided.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and the Merger Subsidiary will use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and will cooperate fully with the other parties hereto to that end; and, in furtherance of the foregoing, the parties agree to use their respective reasonable best efforts to prevent the entry of any Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

     (b) Without limiting the generality of Section 6.01(a), the Company will use its reasonable best efforts to obtain (i) any consents of Clients (including in the case of Registered Funds, the boards of directors or trustees and the stockholders of such Registered Funds) necessary under any Advisory Agreement or the Investment Company Act in connection with the deemed assignment of any such Advisory Agreement upon consummation of the Merger, and (ii) the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract; provided, that in no event shall the Company be deemed to have failed to satisfy the conditions set forth in Section 7.03(b) solely on the basis that any such consents or approvals have not been obtained as of the Closing Date. Nothing in this Section 6.01(b) shall be deemed to require the Company to waive any material rights or agree to any material limitation on its operations.

     6.02 Registration Statement. (a) Each of the Company and Parent will cooperate with respect to and as promptly as practicable prepare, and Parent will file with the SEC as soon as practicable, a

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Registration Statement on Form F-4 (the "Form F-4") under the Securities Act with respect to the issuance pursuant to this Agreement of Parent Shares, which Registration Statement will include the proxy statement/prospectus to be sent to the Company's Stockholders (the "Company Proxy Statement"). Parent and the Company will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent will use its respective reasonable best efforts to have the Form F-4 declared effective by the SEC as promptly as practicable after such filing. Parent will use its reasonable best efforts to obtain, prior to the effective date of the Form F-4, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Company Proxy Statement to be mailed to the Company"s stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Each of the Company and Parent shall furnish all information concerning it to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form F-4 or the Company Proxy Statement and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to submitting the Form F-4 (or any amendment or supplement thereto) or filing or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent, as the case may be, (i) shall provide the other party an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by such other party.

     (b) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form F-4, including the Company Proxy Statement and any amendment or supplement thereto will, at the time the Form F-4 becomes effective under the Securities Act, at the date of mailing to stockholders and at the time or times of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers, or directors, should be discovered by the Company or Parent which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     6.03 Parent Documents. (a) Parent will, with the reasonable assistance of the Company, as promptly as practicable following the date of this Agreement prepare a circular to be sent to Parent"s shareholders in connection with the Parent Shareholders Meeting (the "Parent Circular") and any document required by applicable law to be included therein or furnished therewith (together, the "Parent Documents"). Parent agrees, as to itself and its Subsidiaries, that the Parent Documents and any supplements thereto and any circulars or documents issued to shareholders of Parent, will contain all particulars relating to Parent required to comply in all material respects with any applicable statutory and other legal provisions. Each of the Company and Parent shall furnish all information concerning it to the other as may be reasonably requested in connection with any such action and the preparation and distribution of the Parent Documents. Notwithstanding the foregoing, prior to mailing the Parent Documents (or any amendment or supplement thereto), each of the Company and Parent, as the case

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

may be, (i) shall provide the other party an opportunity to review and comment on such document and (ii) shall include in such document all comments reasonably proposed by such other party.

     (b) Parent will use its reasonable best efforts to cause the definitive Parent Documents to be mailed to its shareholders as promptly as practicable after the preparation thereof and any applicable review or approval by any applicable Governmental Authority.

     6.04 Stockholder Meetings. The Company will take all action necessary to convene a special meeting of the holders of the Company's Common Stock at which the holders of the Company's Common Stock will consider the adoption of this Agreement (including any adjournments or postponements thereof, the "Company Stockholders Meeting") as promptly as practicable after the Form F-4 has been declared effective by the SEC; provided, however, that, within the 10-day period immediately preceding the Company Stockholders Meeting, the Company may, in the event that an Acquisition Proposal is made within such 10-day period, postpone the Company Stockholders Meeting for a period not to exceed 14 days following the date on which such Acquisition Proposal was made. Parent will take all action necessary to convene an extraordinary general meeting of Parent"s shareholders at which a resolution will be proposed to consider the approval of the authorization of Parent Shares to be issued in the Merger and pursuant to Company Options and the Company Stock-Based Awards to be assumed in the Merger (the "Parent Shareholders Meeting") as promptly as practicable after the date hereof. Subject to the terms of this Agreement and subject to its fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend to its stockholders, the adoption of this Agreement and shall use best reasonable efforts to solicit such authorization or adoption, as the case may be. In the event that subsequent to the date hereof, the Board of Directors of the Company determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement, the Company shall nevertheless submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. The Board of Directors of Parent agrees to recommend to its stockholders the authorization of the Parent Shares to be issued in the Merger; it being expressly understood that nothing contained in this Agreement shall prevent Parent's Board of Directors from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its disclosure or other obligations under applicable law.

     6.05 Publicity. The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to by the parties and thereafter the Company and Parent each shall consult with the other and provide each other the opportunity to review, comment upon and use reasonable best efforts to agree on, any press release or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and neither party shall issue any press release or otherwise make any public announcements with respect thereto without the other's prior consent, except as may be required by law or court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

     6.06  Access; Information.

     (a) The Company will, upon reasonable notice and subject to applicable laws relating to the exchange of information, afford Parent and its authorized Representatives, reasonable access during normal business hours throughout the period prior to the Effective Time or the termination of this Agreement to the books, records (including tax returns and work papers of independent auditors), properties, personnel and such other information as Parent may reasonably request and, during such period, it shall furnish promptly to such other party
(i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Securities Laws, and (ii) all other information concerning the business, properties and personnel of it as the other party may reasonably request.

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

     (b) Parent will, upon reasonable notice and subject to applicable laws relating to the exchange of information, afford the Company and its authorized Representatives, reasonable access during normal business hours throughout the period prior to the Effective Time or the termination of this Agreement to the books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as the Company may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of Securities Laws, and (ii) all other information concerning the business, properties and personnel of it as the other party may reasonably request.

     (c) Each of Parent and the Company confirm that any information obtained pursuant to this Section 6.06 will be subject to the terms of the letter agreement, dated June 30, 2000 (as it may be amended from time to time, the "Confidentiality Agreement"), between Parent and the Company.

     (d) No investigation by a party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation of the Merger contained in Article VII.

     (e) As soon as practicable after the date of this Agreement, Parent will deliver to the Company an information request list requesting information regarding the Subsidiaries of the Company reasonably necessary in connection with seeking regulatory notice and approvals required in connection with the transactions contemplated by this Agreement and the Company shall use its reasonable best efforts to provide within 20 days of such delivery the requested information based on information within the Company"s possession.

     6.07 Acquisition Proposals. (a) The Company will not, and will cause its officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, other than the transactions contemplated by this Agreement; provided, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.07; (iii) recommending such an Acquisition Proposal to its stockholders (and in connection therewith withdrawing its favorable recommendation to stockholders of this Agreement), if and only to the extent that, (x) in the case of actions referred to in clause (ii), the Company's Board of Directors determines in good faith that such Acquisition Proposal has a reasonable probability of resulting in a Superior Proposal or, in the case of actions referred to in clause (iii), is a Superior Proposal, (y) in the case of actions referred to in each of clauses (ii) and (iii), the Company's Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation, is required in order to discharge the directors' fiduciary duties in accordance with Delaware law and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement (which shall not preclude the making of any Acquisition Proposal); or
(iv) withdrawing its favorable recommendation to stockholders of this Agreement or the Merger if, in the good faith judgment of its Board of Directors, such action would be required in order to discharge its obligations under applicable law. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms which the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable to stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving Parent at least five Business Days to respond to such third-party Superior Proposal once the Board has notified Parent that in the absence of any further action by

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Parent it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Parent. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise Parent following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Parent of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof.

     (b) Nothing contained in this Section 6.07 or any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.07.

     6.08  Regulatory Applications; Consents.

     (a) The Company, Parent, and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to, or of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent agrees to act reasonably and as promptly as practicable. Each of the Company and Parent agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Subject to applicable laws governing the exchange of information, each of the Company and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     (c) The Company will cooperate with Parent to ensure that, to the extent reasonably practicable, on the Closing Date the activities and assets of the Company and its Subsidiaries are permitted to be conducted or held by Parent (as a foreign bank qualified as a financial holding company) and its Subsidiaries under the Bank Holding Company Act of 1956, as amended. Nothing in this Section 6.08(c) shall be deemed to require the Company to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to the Closing Date.

     6.09 Employee Matters. (a) Parent will honor and will cause the Surviving Corporation to honor, in accordance with their respective terms the Company Compensation and Benefit Plans and all of the Company's other employee benefit, compensation, employment, severance and termination plans, programs, policies, and arrangements, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

     (b) Parent agrees that during the period commencing at the Effective Time and ending on the later of December 31, 2001 and the first anniversary of the Effective Time, the Employees will continue to be provided with benefits under employee benefit plans, programs, policies or arrangements (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are no less favorable than those provided by the Company to such Employees immediately prior to the Effective Time.

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

     (c) For all purposes (including, without limitation, eligibility, vesting, and benefit accrual) under the employee benefit plans of Parent and its Subsidiaries (including the Surviving Corporation) providing benefits to any Employees after the Effective Time, each Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Company Compensation and Benefit Plan, except for purposes of benefit accrual under defined benefit pension plans. Following the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Employees and their eligible dependents participate (except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plans immediately prior to the Effective Time), and (ii) provide each Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new welfare benefits plans) for the calendar year in which the Effective Time (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Employees participate in after the Effective Time.

     (d) Notwithstanding anything to the contrary contained herein, Parent and its Subsidiaries (including the Surviving Corporation) shall provide severance compensation benefits to Employees who are Involuntarily Terminated during the six-month period following the Effective Time in amounts determined in accordance with the terms set forth on Section 6.09(d) of the Company"s Disclosure Schedule, and otherwise payable in accordance with Parent's severance plan as in effect as of the date of this Agreement as Previously Disclosed to the Company (the "Parent Severance Plan"). For the avoidance of doubt, Employees who are Involuntarily Terminated during the six-month period following the Effective Time shall be deemed to meet all eligibility requirements to receive severance benefits pursuant to the Parent Severance Plan.

     (e) As soon as practicable following the date of this Agreement, the Company shall offer to enter into retention bonus and pay guarantee agreements with key employees of the Company, as determined and approved by Parent in consultation with the Company. In no event shall any amount be payable under any such agreement prior to the Effective Time. Parent hereby agrees that the aggregate amount of retention bonuses subject to such agreements (including retention award payments paid consistent with the terms of the employment agreements to be entered into promptly following the date of this Agreement as contemplated by Section 6.09(g)) will be $875 million.

     (f) Notwithstanding anything in this Agreement to the contrary, until the Effective Time, the Company shall be permitted to continue to accrue its annual bonuses for Employees in respect of the portion of the Company's 2000 fiscal year elapsed through the Effective Time (the "Year 2000 Bonuses") in accordance with past practice, and shall be permitted to allocate such Year 2000 Bonuses to Employees consistent with past practice. All determinations and allocations in respect of the Year 2000 Bonuses shall be made in accordance with the foregoing by Company management as constituted prior to the Effective Time. The Company may make such determinations at an earlier time in the calendar year (after the date of this Agreement) than is the usual practice of the Company, and may communicate information in respect of the Year 2000 Bonuses to Employees at any time through the Effective Time as it may determine advisable or appropriate in its sole discretion after consultation with Parent. The Year 2000 Bonuses as determined in accordance with the foregoing shall be paid in cash to Employees no later than February 9, 2001. An Employee must be employed with the Company and its Subsidiaries on the payment date to be eligible to receive his or her Year 2000 Bonus; provided, that any Employee who is Involuntarily Terminated prior to the date on which he or she would have received the Year 2000 Bonus shall receive his or her Year 2000 Bonus on the date that the Year 2000 Bonuses are paid generally by the Company and its Subsidiaries to Employees. Parent shall cause the Year 2000 Bonuses to be paid in accordance with the foregoing. In addition, during the period from the Effective Time through December 31, 2000 (the "Stub Period"), Parent shall cause the Surviving Corporation to accrue bonuses for Employees in respect of the Stub Period (the "Stub Period Bonuses") consistent with the Company's past practice and allocate and communicate such Stub Period Bonuses to Employees consistent with the

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Company's past practice. Parent shall cause the Stub Period Bonuses to be paid in accordance with the foregoing no later than February 9, 2001.

     (g) Promptly following the date of this Agreement, Parent and the Company shall prepare and enter into employment agreements with certain key executives of the Company consistent with the term sheets attached as Section 6.09(g) of the Company's Disclosure Schedule.

     (h) The Company shall be permitted to establish a leveraged employee partnership in respect of calendar year 2000 in addition to any such partnership established on or prior to the date of this Agreement consistent with past employee partnership investment opportunities made available by the Company to key employees.

     (i) Prior to the Effective Time, Parent and the Company shall take all such reasonable steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     6.10 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent or the Merger Subsidiary shall give prompt notice to the Company, of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a breach of any of its representations, warranties, covenants or agreements contained herein such that any of the conditions set forth in Article VII would not be satisfied.

     (b) The Company will promptly notify Parent, and Parent will promptly notify the Company, of:

          (i) any notice or other communication from any person alleging that any material consent of such person is or may be required as a condition to consummation of the Merger; or

          (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

     6.11 Indemnification; Directors' and Officers' Insurance. From and after the Effective Time, Parent will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, determined as of immediately prior to the Effective Time (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable law; provided that Parent shall not be required to indemnify any Indemnified Party pursuant to this Section 6.11 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company. Parent shall, and shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), after the Effective Time (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if

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Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this
Section 6.11 to pay for only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) For a period of six years from the Effective Time, Parent will provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of the Company's Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous in any material respect, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend per annum more than 200 percent of the current aggregate annual amount expended by the Company (such amount, the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Company Subsidiary may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

     (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity, then and in each case, proper provision shall be made so that successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

     (e) The provisions of this Section 6.11 are intended to be for the benefit of, and enforceable in accordance with their terms by, the Indemnified Parties.

     6.12 Stock Exchange Approvals. Parent shall promptly prepare and submit to the NYSE a listing application and to the Swiss Exchange a prospectus, in each case with respect to the Parent Shares issuable in the Merger and pursuant to Company Options and the Company Stock-Based Awards to be assumed in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listings of such Parent Shares, in the case of the NYSE, subject to official notice of issuance.

     6.13 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and Parent Shares received in the Merger in respect of any calendar quarter or fail to receive a dividend on either shares of Company Common Stock or Parent Shares received in the Merger in respect of any calendar quarter.

     6.14 Section 15 of the Investment Company Act. The Company will use its reasonable best efforts to obtain as promptly as practicable, (a) if required by the terms of the advisory agreement with any Registered Fund, the approval of the stockholders of each such Registered Fund, pursuant to the provisions of
Section 15 of the Investment Company Act applicable thereto, of a new investment company advisory agreement for such Registered Fund with the applicable Subsidiary of the Company no less favorable to the Company or its Subsidiaries to that in effect immediately prior to the Closing, and (b) a consent to assignment from each other Client to whom it or any of its Subsidiaries is providing investment advisory services; provided that in no event shall the Company be deemed to have failed to satisfy the condition set forth in Section 7.03(b) solely on the basis that any such approvals or consents have not been obtained as of the Closing Date.

     6.15 Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by either the Company or Parent as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid) (a "Company Affiliate") who makes or proposes to make an Election to receive Parent Shares, a letter dated as of the Closing Date substantially in the form attached as Exhibit D (an "Affiliate's Letter"). Parent shall not be required to maintain the effectiveness of the Form F-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Shares by such Company Affiliates received in the Merger and the certificates representing Parent Shares received by such Company Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this
Section 6.15.

     6.16  Letters of Accountants.

     (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent two "comfort" letters of Ernst & Young, LLP, the Company's independent public accountants, one dated a date within two Business Days before the effective date of the Form F-4 and one dated a date within two Business Days before the Closing Date, respectively, and addressed to Parent and its directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     (b) Parent shall use its best reasonable efforts to cause to be delivered to the Company two "comfort" letters of ATAG Ernst & Young Ltd., Parent's independent public accountants, one dated a date within two Business Days before the effective date of the Form F-4 and one dated a date within two Business Days before the Closing Date, respectively, and addressed to the Company and its directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     6.17 GE Stockholders Agreement. The parties hereto agree that as of the Effective Time the GE Stockholders Agreement shall forthwith become void and have no effect.

     6.18 ERISA Clients. As soon as reasonably practicable after the date hereof, but in no event later than 60 days thereafter, the Company shall deliver to Parent a schedule identifying each Client that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA;
(ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"); and listing each contract or agreement, if any, and all amendments thereto, in effect on the date hereof, entered into by the Company or any of its Subsidiaries with respect to or on behalf of any ERISA Client, pursuant to which any of the entities identified in Exhibit E (including any entity that, to the knowledge of the Company, is an affiliate of any of the entities identified in Exhibit E) has agreed to (x) execute securities transactions; (y) provide any other goods or services; or (z) purchase, sell, exchange or swap securities or any other economic interest therein or derivative thereof, including rights to receive or obligations to pay interest or principal under any debt obligation, or rights to receive or obligations to pay interest or principal denominated in a particular currency.

     6.19 GE Amendment and Yasuda Amendment. The Company agrees not to amend, modify or waive any provision of the GE Amendment or the Yasuda Amendment and to comply in all respects with the terms thereof.

     6.20 Tax Matters. Parent shall timely satisfy, or cause to be timely satisfied, all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated hereby including, without limitation, the reporting requirements of United States Treasury Regulation
Section 1.367(a)-3(c)(6) with respect to the Company.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of Parent, the Merger Subsidiary and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Closing of each of the following conditions:

     (a) Stockholder Approvals. (i) This Agreement shall have been duly adopted by the stockholders of the Company by the Requisite Company Vote. (ii) The shareholders of Parent shall have approved the authorization of the Parent Shares to be issued in the Merger and pursuant to Company Options and the Company Stock-Based Awards to be assumed in the Merger by the Parent Requisite Vote.

     (b) Governmental and Regulatory Consents. All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all Governmental Authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired other than those the failure of which to have been obtained or made or to have expired would not reasonably be expected to have a detrimental impact on relations with Governmental Authorities; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, "Restraints") which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

     (d) Effectiveness of Form F-4. The Form F-4 shall have become effective under the Securities Act prior to the mailing of the Company Proxy Statement to its stockholders; no stop order suspending the effectiveness of the Form F-4 shall then be in effect; and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

     (e) Exchange Listings. The Swiss Exchange shall have granted permission for the listing of the Parent Shares to be issued in the Merger and pursuant to the Company Options and the Company Stock-Based Awards to be assumed in the Merger, and such permission shall not have been withdrawn prior to the Effective Time, and the NYSE shall have authorized the Parent Shares to be issued in the Merger and pursuant to the Company Options and the Company Stock-Based Awards to be assumed in the Merger for listing on the NYSE, subject to official notice of issuance.

     7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

          (b) Performance of Obligations of Parent. Parent and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

          (c) Tax Opinion. The Company shall have received the opinion of Cravath, Swaine & Moore, counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the transactions contemplated by this Agreement will qualify for the Tax Treatment. In connection with such opinion, Cravath, Swaine & Moore may request and rely upon representations contained in certificates of officers of the Company and Parent substantially in the form set forth in Exhibits F and G.

     7.03 Conditions to Obligation of Parent. The obligation of each of Parent and the Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the rules and regulations thereunder and (ii) Parent, the Merger Subsidiary and the Company will each be a "party" to such reorganization within the meaning of Section 368(b) of the Code and the rules and regulations thereunder. In connection with such opinion, Sullivan & Cromwell may request and rely upon representations contained in certificates of officers of the Company and Parent substantially in the form set forth in Exhibits F and G.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time:

          (a) Mutual Consent. By the mutual consent of Parent, the Merger Subsidiary and the Company.

          (b) Breach. By Parent and the Merger Subsidiary, on the one hand, or the Company, on the other hand, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in each case (i) and (ii), which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach by the Company, and Section 7.02(a) or (b), in the case of a breach by Parent or the Merger Subsidiary, not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the Company, the Merger Subsidiary or Parent to consummate the Merger and the other transactions contemplated by this Agreement.

          (c) Delay. By Parent or the Company in the event that the Effective Time has failed to occur on or before December 31, 2000, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c) and provided, further that either party may elect to extend the term of the Agreement until not later than March 31, 2001 if any applicable banking or insurance regulatory approvals required to be obtained to satisfy the condition set forth in Section 7.01(b) shall not have been obtained by December 31, 2000.

          (d) No Regulatory Approval. By Parent or the Company, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction described in the proviso to Section 7.01(b).

          (e) No Stockholder Approval. By Parent or the Company, if (i) the Requisite Company Vote is not obtained upon a vote at a duly held meeting to obtain the Requisite Company Vote, or (ii) the Parent Requisite Vote is not obtained upon a vote at a duly held meeting to obtain the Parent Requisite Vote.

          (f) Failure to Recommend, Etc. By Parent, if at any time prior to the Company Stockholders Meeting, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent.

          (g) Acquisition Proposal. By Parent, if the Company or its Board of Directors shall take any of the actions described in clause (iii) of the proviso to Section 6.07(a).

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any knowing breach of this Agreement.

     8.03 Termination Fee. The Company agrees to pay to Parent a cash fee of $370,000,000:

          (i) if this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(c) or 8.01(e)(i) and, prior to the time of such termination, in the case of Section 8.01(c), or prior to the time of the vote at a duly held meeting to obtain the Requisite Company Vote, in the case of Section 8.01(e)(i), an Acquisition Proposal shall have been made to the Company or its stockholders or shall have been made publicly known, and concurrently with such termination or within fifteen months after such termination, either

             (x) the Company shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction shall have occurred, or

             (y) the Board of Directors of the Company shall have authorized, recommended or approved an Acquisition Transaction or shall have publicly announced an intention to authorize, recommend or approve an Acquisition Transaction; or

          (ii) if this Agreement is terminated by Parent pursuant to Section 8.01(g) (any of the events set forth in clause (i) or (ii) above of this Section 8.03(a), a "Fee Trigger Event").

     (b) If this Agreement is terminated by Parent pursuant to Section 8.01(f), then (i) the Company shall pay to Parent $125,000,000 and (ii) if concurrently with such termination or within fifteen months after such termination any of the events referred to in clause (x) or (y) of Section 8.03(a)(i) occurs, then the Company shall, in addition to the payment under clause (i) above, pay to Parent $245,000,000.

     (c) Any payment required to be made under paragraphs (a) or (b) above shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent not later than (i) in the case of a payment as a result of any event referred to in Section 8.03(a)(i)(x) or (y) or 8.03(b)(ii), upon the first to occur of such events or (ii) in the case of a termination for any event referred to in Section 8.03(a)(ii) or 8.03(b)(i), within three Business Days following such termination. Notwithstanding anything in this Agreement to the contrary, in no event shall the amounts payable under this
Section 8.03 exceed $370,000,000 in the aggregate.

     (d) The Company acknowledges that the agreements contained in this Section
8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount became payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement; provided, however, that (a) the agreements of the parties contained in Article III, Section 6.06(c) and in this Article IX shall survive the Effective Time and (b) the agreements of the parties contained in Sections
8.02 and 8.03 and in this Article IX shall survive the termination of this Agreement.

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision in a writing signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement, except that, after adoption of this Agreement by the stockholders of the

Company, no amendment may be made which under applicable law would require further approval of such stockholders without obtaining such required further approval.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts of the State of Delaware, in each case located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

     9.05 Expenses. Whether or not the Merger is consummated, each party hereto will bear all expenses incurred by it in connection with this Agreement, and the transactions contemplated hereby, except that each of the Company and Parent shall each bear one-half of the costs and expenses of filing, printing and distributing the Form F-4, the Company Proxy Statement, the Parent Documents and related documents.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

     If to the Company, to:

        Paine Webber Group Inc.
        1285 Avenue of the Americas
        New York, NY 10019
        Attention: Regina A. Dolan
                   Senior Vice President and
                   Chief Administrative Officer
        Facsimile: (212) 713-6048

        With a copy to:

        Peter S. Wilson, Esq.
        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, New York 10019
        Facsimile: (212) 474-3700

        If to Parent or the Merger Subsidiary, to:

        UBS AG
        Bahnhofstrasse 45
        Zurich, Switzerland
        Attention: Luqman Arnold
        Facsimile: 41-1-234-3700

        With a copy to:

        H. Rodgin Cohen, Esq.
        James C. Morphy, Esq.
        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Facsimile: (212) 558-3588

     9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement and the documents referred to herein and therein represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and such agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.11, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Parent and the Merger Subsidiary may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any, direct or indirect, wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder, and proviso (ii) and (iii) of Section 2.04 shall apply to such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Interpretation. When a reference is made in this Agreement to a Recital, Section, Exhibit or Schedule, such reference shall be to a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation".

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          PAINE WEBBER GROUP INC.

                                          By: /s/ DONALD B. MARRON
                                            ------------------------------------
                                              Name: Donald B. Marron
                                              Title:  Chairman and Chief
                                              Executive Officer

                                          UBS AG

                                          By: /s/ MARCEL OSPEL
                                            ------------------------------------
                                              Name: Marcel Ospel
                                              Title:  Chairman and Chief
                                              Executive Officer

                                          By: /s/ LUQMAN ARNOLD
                                            ------------------------------------
                                              Name: Luqman Arnold
                                              Title:  Chief Financial Officer

                                          NEPTUNE MERGER SUBSIDIARY, INC.

                                          By: /s/ JOHN COSTAS
                                            ------------------------------------
                                              Name: John Costas
                                              Title:  President

                                                                      APPENDIX B

                                                                   July 12, 2000

PERSONAL AND CONFIDENTIAL

Board of Directors
Paine Webber Group Inc.
1285 Avenue of the Americas
New York, NY 10019

Lady and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (other than UBS AG ("Buyer") or any of its subsidiaries) of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Paine Webber Group Inc. (the "Company") of the Consideration (as defined below) to be received for Shares, in the aggregate, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of July 12, 2000, among Buyer, Neptune Merger Subsidiary, Inc., a wholly-owned subsidiary of Buyer, and the Company. Pursuant to the Agreement, the Company will merge with (the "Merger") and into Neptune Merger Subsidiary, Inc., a wholly-owned subsidiary of Buyer, and will become a wholly owned subsidiary of Buyer and each Share (other than those Shares held in treasury by the Company or any of its subsidiaries and those Shares owned by Buyer or any of its subsidiaries) will be exchanged, subject to election by each holder of the Shares, for either $73.50 in cash or
0.4954 shares of Buyer, par value 10 CHF per share ("Buyer Common Stock"), at the closing of the Merger (together, the "Consideration"); provided that the allocation will be adjusted as set forth in the Agreement so that the aggregate number of Shares to be exchanged for Buyer Common Stock will be equal as nearly as practicable to 50% of the total number of Shares outstanding immediately prior to the closing of the Merger, as to which adjustments (and the related procedures and limitations) we are expressing no opinion.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other banking services to the Company from time to time, including having acted as co-manager in Paine Webber Group Capital Trust's $175 million offering of 8.30% Trust Preferred Securities in December 1995, having acted as co-manager in Paine Webber Group Capital Trust's $175 million offering of 8.08% Trust Preferred Securities in March 1997, having acted as co-manager in the Company's offering of $525 million of 6.38% Notes due 2004 in May 1999, having acted as the Company's financial advisor in connection with its acquisition of J.C. Bradford & Co., LLC in June 2000, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Buyer from time to time and may provide investment banking services to Buyer in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, does from time to time effect transactions and hold securities including derivative securities of the Company and/or Buyer for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders of the Company on Form 10-K of the Company and Annual Reports to Stockholders of the Buyer for the five years ended December 31, 1999; the Registration Statement of the Buyer filed on May 9, 2000 on Form 20-F; certain interim reports to stockholders of the Buyer and certain interim reports to stockholders of the Company; Quarterly Reports on Form 10-Q of the Company; and certain internal financial analyses and forecasts for the Company and the Buyer prepared by their

Paine Webber Group Inc.
July 12, 2000
Page  Two

respective managements, including certain cost savings and operating synergies projected by the management of the Buyer to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Buyer regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Buyer Common Stock, compared certain financial and stock market information for the Company and the Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broker/dealer industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or any of their subsidiaries (including any derivative or off balance sheet assets or liabilities of the Company or Buyer or any of their subsidiaries) and we have not been furnished with any such evaluation or appraisal. We are not experts in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that these allowances for the Buyer are adequate to cover all such losses. In addition, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company, Buyer or on the contemplated benefits of the transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction or the form of consideration any holder of Shares should request to receive in such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of Shares, in the aggregate, is fair from a financial point of view to the holders of Shares (other than Buyer or any of its subsidiaries) receiving such Consideration.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                          (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[UBS AG LOGO]
                                                                            LOGO

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Neither the UBS articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

     According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee's gross negligence or willful misconduct.

     UBS maintains directors' and officers' insurance for its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2        Agreement and Plan of Merger, dated as of July 12, 2000, by and among Paine Webber Group Inc., UBS AG and Neptune Merger
          Subsidiary, Inc. (included as Appendix A to the Proxy
          Statement/ Prospectus which is part of this Registration
          Statement).
 3.1      Articles of Association of UBS AG.
 3.2      By-Laws of UBS AG.
 5        Opinion of Baer & Karrer, Swiss counsel of UBS AG, regarding validity of the securities of UBS AG being registered under this Registration Statement.
 8.1      Opinion of Sullivan & Cromwell regarding United States
          federal tax consequences of the merger.
 8.2      Opinion of Cravath, Swaine & Moore regarding United States federal tax consequences of the merger.
21        Subsidiaries of UBS AG.
23.1      Consent of ATAG Ernst & Young Ltd.
23.2      Consent of Ernst & Young LLP.
23.3      Consent of Baer & Karrer (included in Exhibit 5 to this
          Registration Statement).
23.4      Consent of Sullivan & Cromwell (included in Exhibit 8.1 to this Registration Statement).
23.5      Consent of Cravath, Swaine & Moore (included in Exhibit 8.2 to this Registration Statement).
24        Powers of Attorney.
99.1      Consent of Goldman, Sachs & Co.
99.2      Form of Proxy Card of Paine Webber Group Inc.

  (b) Financial Statement Schedules. Schedule I is hereby incorporated by reference; other schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

  (c)     Reports, Opinions and Appraisals. The opinion of Goldman,
          Sachs & Co. is included as Appendix B to the Proxy
          Statement/Prospectus which is part of this Registration
          Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Zurich, Switzerland, on 21 September 2000.

                                          UBS AG

                                          By:       /s/ LUQMAN ARNOLD
                                            ------------------------------------
                                              Name: Luqman Arnold
                                              Title:  Group Chief Financial
                                                      Officer and Member of the
                                                      Group Executive Board

                                          By:        /s/ HUGO SCHAUB
                                            ------------------------------------
                                              Name: Hugo Schaub
                                              Title:  Group Controller and
                                                      Member of the Group
                                                      Managing Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                       NAME                                     TITLE                       DATE
                       ----                                     -----                       ----
                         *                            President and Group Chief      September 21, 2000
---------------------------------------------------       Executive Officer
                   Marcel Ospel

                         *                             Chief Financial Officer       September 21, 2000
---------------------------------------------------
                   Luqman Arnold

                         *                           Group Controller and Member     September 21, 2000
---------------------------------------------------    of Group Managing Board
                    Hugo Schaub

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                    Alex Krauer

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                   Alberto Togni

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                   Markus Kundig

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                   Peter Bockli

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                   Rolf A. Meyer

                       NAME                                     TITLE                       DATE
                       ----                                     -----                       ----
                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                  Hans Peter Ming

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                 Andreas Reinhart

                         *                           Member of Board of Directors    September 21, 2000
---------------------------------------------------
                   Eric Honegger

*By Power of Attorney                                Attorney-in-Fact
/s/ LUQMAN ARNOLD
---------------------------------------------------
Name: Luqman Arnold

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of UBS AG in the United States, in The City of New York, State of New York, on the 21st day of September, 2000.

                                          By:      /s/ ROBERT B. MILLS
                                            ------------------------------------
                                              Name: Robert B. Mills
                                              Title: Managing Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2        --   Agreement and Plan of Merger, dated as of July 12, 2000, by and among Paine Webber Group Inc., UBS AG and Neptune Merger
               Subsidiary, Inc. (included as Appendix A to the Proxy
               Statement/Prospectus which is part of this Registration
               Statement).
 3.1      --   Articles of Association of UBS AG.
 3.2      --   By-Laws of UBS AG.
 5        --   Opinion of Baer & Karrer, Swiss counsel of UBS AG, regarding validity of the securities of UBS AG being registered under this Registration Statement.
 8.1      --   Opinion of Sullivan & Cromwell regarding United States
               federal tax consequences of the merger.
 8.2      --   Opinion of Cravath, Swaine & Moore regarding United States federal tax consequences of the merger.
21        --   Subsidiaries of UBS AG
23.1      --   Consent of ATAG Ernst & Young Ltd.
23.2      --   Consent of Ernst & Young LLP.
23.3      --   Consent of Baer & Karrer (included in Exhibit 5 to this
               Registration Statement).
23.4      --   Consent of Sullivan & Cromwell (included in Exhibit 8.1 to this Registration Statement).
23.5      --   Consent of Cravath, Swaine & Moore (included in Exhibit 8.2 to this Registration Statement).
24        --   Powers of Attorney.
99.1      --   Consent of Goldman, Sachs & Co.
99.2      --   Form of Proxy Card of Paine Webber Group Inc.
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